As filed with the U.S. Securities and Exchange Commission on November 19, 2024.

Registration No. 333-281332

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

AMENDMENT NO. 4

TO
FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

________________

SCAGE FUTURE
Co-registrant is listed on the following page
(Exact name of registrant as specified in its charter)

________________

Cayman Islands	3713	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2F, Building 6, No. 6 Fengxin Road
Yuhuatai District, Nanjing City
Jiangsu Province, 210012
People’s Republic of China
(86) 25-5240-9912
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

________________

With copies to:

Dan Ouyang, Esq.
K. Ronnie Li, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
Unit 2901, 29F, Tower C, Beijing
Yintai Centre
No. 2 Jianguomenwai Avenue
Chaoyang District, Beijing 100022
People’s Republic of China
(86) 10-6529-8300

Barry I. Grossman, Esq. Jessica Yuan, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300

________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and on completion of the business combination described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

____________

†          The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant and Co-registrant hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant and Co-registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANT

Exact Name of Co-registrant as Specified in Its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Scage International Limited(1)	Cayman Islands	3713	Not Applicable

____________

(1)      The Co-registrant has the following principal executive offices:

2F, Building 6, No. 6 Fengxin Road
Yuhuatai District, Nanjing City
Jiangsu Province, 210012
People’s Republic of China
(86) 25-5240-9912

(2)      The agent for service for the Co-registrant is:

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(800) 221-0102

The information in this proxy statement/prospectus is not complete and may be changed. The registrant may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. The proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY, SUBJECT TO COMPLETION, DATED November 19, 2024

PROXY STATEMENT
FOR EXTRAORDINARY GENERAL MEETING OF
FINNOVATE ACQUISITION CORP.
(A CAYMAN ISLANDS EXEMPTED COMPANY)

PROSPECTUS FOR
UP TO 72,810,209 ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES,
AND
21,737,500 WARRANTS
AND
21,737,500 ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES
ISSUABLE UPON EXERCISE OF WARRANTS
OF
SCAGE FUTURE
(AFTER THE MERGERS DESCRIBED HEREIN)

The board of directors of Finnovate Acquisition Corp., a Cayman Islands exempted company (“Finnovate”), has unanimously approved the Business Combination Agreement, dated as of August 21, 2023, as amended on June 18, 2024 and on October 31, 2024 (the “Business Combination Agreement”), by and among Finnovate, Scage International Limited, a Cayman Islands exempted company (“Scage International”), Scage Future, a Cayman Islands exempted company (“PubCo”), Hero 1, a Cayman Islands exempted company and a direct wholly owned subsidiary of PubCo (“Merger Sub I”), and Hero 2, a Cayman Islands exempted company and a direct wholly owned subsidiary of PubCo (“Merger Sub II”), a copy of which are attached to this proxy statement/prospectus as Annex A-1, Annex A-2 and Annex A-3.

Pursuant to the Business Combination Agreement, the Business Combination (as defined below) will be effected in two steps. Subject to the approval and adoption of the Business Combination Agreement by the shareholders of Finnovate, on the date of the consummation of the Business Combination (the “Closing Date”): (1) Merger Sub I will merge with and into Scage International (the “First Merger”), with Scage International surviving the First Merger as a wholly-owned subsidiary of PubCo (the time at which the First Merger becomes effective is sometimes referred to herein as the “First Merger Effective Time”) (Scage International, in its capacity as the surviving corporation of the First Merger, is sometimes referred to herein as the “Surviving Company”); and (2) immediately following the First Merger, Merger Sub II will merge with and into Finnovate (the “Second Merger” and, together with the First Merger, the “Mergers,” and together with all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Finnovate surviving the Second Merger as a wholly owned subsidiary of PubCo (Finnovate, in its capacity as the surviving corporation of the Second Merger, is sometimes referred to herein as the “Surviving Entity”) (the time at which the Second Merger becomes effective is referred to herein as the “Effective Time”).

Prior to the First Merger Effective Time, Scage International shall cause a sponsored American depositary share facility for the PubCo Ordinary Shares (the “ADS Facility”) to be established with a reputable depositary bank reasonably acceptable to SPAC (such bank or any successor depositary bank, the “Depositary Bank”) for the purpose of issuing and distributing the American depositary shares of PubCo, each representing one PubCo Ordinary Share (“PubCo ADSs”).

On the Closing Date and immediately prior to the First Merger Effective Time, each preferred share of Scage International, par value US$0.00001 per share (“Company Preferred Share”), that is issued and outstanding immediately prior to the First Merger Effective Time shall be canceled in exchange for the right to receive a number of the ordinary share of Scage International, par value US$0.00001 per share (“Company Ordinary Share”), at the then-effective conversion rate in accordance with Scage International’s amended and restated articles of association (the “Conversion”). At the First Merger Effective Time, pursuant to the First Merger, (1) each Company Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time and after the Conversion shall, as of the First Merger Effective Time, be canceled and converted into the right to receive a number of PubCo Ordinary Shares at the Exchange Ratio (as defined in the Business Combination Agreement) in the form of PubCo ADSs; (2) any Company Convertible Securities (as defined in the Business Combination Agreement), to the extent then outstanding and unexercised immediately prior to the First Merger Effective Time, shall automatically be assumed by PubCo and converted into a convertible security of PubCo, subject to the same terms and conditions as were applicable to the corresponding former Company Convertible Securities immediately prior to the First Merger Effective Time; (3) every issued and outstanding share of PubCo owned by One Strength Brother Limited, being the only issued and outstanding share in PubCo immediately prior to the First Merger Effective Time, shall be canceled; and (4) each then issued and outstanding ordinary share of Merger Sub I, par value US$0.0001 per share, shall be converted into and exchanged for one ordinary share of the Surviving Company.

At the Effective Time, pursuant to the Second Merger: (1) each issued and outstanding Finnovate Public Unit shall be automatically detached and the holder thereof shall be deemed to hold one Finnovate Class A Ordinary Share and three-quarters of one Finnovate Public Warrant (“Unit Separation”), (2) immediately following the Unit Separation, every issued and outstanding Finnovate Ordinary Share (other than treasury shares held by Finnovate and those shares held by Insiders and Dissenting Finnovate Shares) immediately prior to the Effective Time shall be canceled and converted automatically into the right to receive one PubCo ADS; (3) every issued and outstanding Finnovate Ordinary Share held by the Insiders immediately prior to the Effective Time shall be canceled and converted automatically into the right to receive one PubCo Ordinary Share; (4) pursuant to certain Assignment, Assumption and Amendment to Warrant Agreement, at the Effective Time, each Finnovate Public Warrant shall be converted into one PubCo Public Warrant, and each outstanding Finnovate Private Warrant shall be converted into one PubCo Private Warrant, and each of the PubCo Public Warrants and PubCo Private Warrants (together with PubCo Public Warrants, “Assumed Warrants”) shall have and be subject to substantially the same terms and conditions set forth in the respective Finnovate Public Warrants and Finnovate Private Warrants, except that they shall represent the right to acquire PubCo ADS or PubCo Ordinary Shares in lieu of Finnovate Ordinary Shares; (4) each Finnovate Ordinary Share for which a holder has validly exercised its right of redemption shall be surrendered and cancelled and shall cease to exist; and (5) each then issued and outstanding ordinary share of Merger Sub II, par value US$0.0001 per share, shall be converted into and exchanged for one ordinary share of the Surviving Entity.

This proxy statement/prospectus covers (1) 72,810,209 PubCo Ordinary Shares, represented by PubCo ADSs (including Company Ordinary Shares and Finnovate Ordinary Shares that will convert into PubCo ADSs and PubCo Ordinary Shares in connection with the First Merger and the Second Merger, respectively, assuming no conversion of outstanding convertible bonds of Scage International and no redemption of Finnovate Public Shares), (2) 21,737,500 Assumed Warrants and (3) 21,737,500 PubCo Ordinary Shares, represented by PubCo ADSs, issuable pursuant to the exercise of Assumed Warrants. The number of PubCo Ordinary Shares, represented by PubCo ADSs, covered in this proxy statement/prospectus represents the maximum number of PubCo Ordinary Shares that may be issued to holders of Company Ordinary Shares in connection with the First Merger (as more fully described in this proxy statement/prospectus), together with the shares issued or issuable to the existing holders of Finnovate Class A Ordinary Shares, Finnovate Class B Ordinary Shares, Finnovate Warrants, and Finnovate Units in connection with the Second Merger.

The Finnovate Board obtained a fairness opinion from ValueScope, Inc. (“ValueScope”), dated June 17, 2024, which provided that, as of that date and based on and subject to the assumptions, limitations, qualifications and other conditions set forth therein, Scage International’s enterprise value in the Business Combination of US$800,000,000 was fair, from a financial point of view, to the shareholders of Finnovate. Finnovate obtained such fairness opinion to (1) inform themselves with respect to all material information reasonably available to them and (2) act with appropriate care in considering the Business Combination. See the section of this proxy statement/prospectus entitled “Proposal No. 2: The Business Combination Proposal—Opinion of ValueScope, the Finnovate Board’s Financial Advisor” for additional information.

The Finnovate Units, Finnovate Class A Ordinary Shares, and Finnovate Public Warrants are currently listed on the Nasdaq Stock Market (“Nasdaq”) under the symbols “FNVTU,” “FNVT” and “FNVTW,” respectively. Immediately prior to the Second Merger, each issued and outstanding Finnovate Unit will be automatically separated and the holder thereof will be deemed to hold one Finnovate Class A Ordinary Share and three-quarters of one Finnovate Public Warrant. Accordingly, there will be no Finnovate Units nor any Nasdaq listing of Finnovate Units following the consummation of the Business Combination. The parties anticipate that, following the Business Combination, the PubCo ADSs and Assumed Warrants will be listed on the Nasdaq Stock Market (“Nasdaq”) under the symbols “SCAG” and “SCAGW,” respectively, and the Finnovate Units, Finnovate Class A Ordinary Shares, and Finnovate Public Warrants will cease trading on the Nasdaq and will be deregistered under the Securities Exchange Act of 1934, as amended, upon the consummation of the Business Combination.

Scage International is an exempted company with limited liability incorporated under the laws of the Cayman Islands with no substantive operations. Scage International carries out its business in China through its PRC subsidiaries, including Nanjing Scage Auto Technology Co., Ltd., a company incorporated under the laws of the PRC with limited liability (“Nanjing Scage”). Scage International faces various legal and operational risks and uncertainties related to doing business in China. Scage International is subject to complex and evolving laws and regulations in China. The PRC government has indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, and initiated various regulatory actions and made various public statements, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. For example, Scage International may face risks associated with regulatory approvals on overseas offerings and oversight on cybersecurity and data privacy, which may impact Scage International’s ability to conduct certain business, accept foreign investments, or list and conduct offerings on a U.S. or other foreign stock exchanges. These risks could result in a material adverse change in Scage International’s operations, and following the completion of the Business Combination, significantly limit or completely hinder PubCo’s ability to offer or continue to offer securities to investors, or cause the value of such securities to significantly decline or be worthless. See “Risk Factors—Risks Related to Doing Business in China.”

Scage International is, and following the completion of the Business Combination, PubCo will be, subject to a number of prohibitions, restrictions and potential delisting risks under the Holding Foreign Companies Accountable Act, as amended (the “HFCAA”). Pursuant to the HFCAA and related regulations, if PubCo has filed an audit report issued by a registered public accounting firm that the Public Company Accounting Oversight Board (the “PCAOB”) has determined that it is unable to inspect and investigate completely, the Securities and Exchange Commission (the “SEC”) will identify PubCo as a “Commission-identified Issuer.” Following the completion of the Business Combination, if PubCo is identified as a Commission-identified Issuer for two consecutive years, the trading of PubCo’s securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the United States, will be prohibited. Scage International’s auditor, Marcum Asia CPAs LLP, is an independent registered public accounting firm headquartered in Manhattan, New York. In August 2022, the PCAOB, the China Securities Regulatory Commission (the “CSRC”) and the Ministry of Finance of the PRC signed a Statement of Protocol (the “Statement of Protocol”), which establishes a specific and accountable framework for the PCAOB to conduct inspections and investigations of PCAOB-governed accounting firms in mainland China and Hong Kong. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB vacated its previous 2021 determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of PubCo and its auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and will continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. See “Risk Factors—Risks Related to PubCo’s Securities—Trading in PubCo’s securities on any U.S. stock exchange or the U.S. over-the-counter market may be prohibited under the HFCAA if the PCAOB is unable to inspect or investigate completely auditors located in China for two consecutive years. The delisting of PubCo’s securities, or the threat of being delisted, may materially and adversely affect the value of your investment.”

On February 17, 2023, the CSRC promulgated Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and circulated five supporting guidelines, which became effective on March 31, 2023. The Overseas Listing Trial Measures regulate both direct and indirect overseas offering and listing of PRC domestic companies’ securities by adopting a filing-based regulatory regime. Based on the Overseas Listing Trial Measures and the clarification issued by at a press conference held by CSRC, Scage International shall complete the filing procedures with the CSRC in connection with this Business Combination as required by the Overseas Listing Trial Measures for the listing of PubCo’s securities on Nasdaq. As of the date of this proxy statement/prospectus, Scage International has not completed the filing procedures with the CSRC. Neither PubCo nor Scage International can assure you that Scage International and its subsidiaries can complete the filing procedures in a timely manner or at all. If Scage International fails to complete required filing procedures for the Business Combination and the listing of PubCo’s securities on Nasdaq, Finnovate has the right to terminate the Business Combination Agreement in accordance with its terms, and the Business Combination may not be consummated. If Scage International violates or is deemed to have violated any current or future rules or regulations, regulatory agencies in China may impose fines and penalties on Scage International’s operations in China, limit its operating privileges in China, delay or restrict the repatriation of the proceeds from offshore fund-raising activities into the PRC or take other actions that could materially adversely affect Scage International’s business, financial condition and results of operations, as well as the trading price of PubCo ADSs following the consummation of the Business Combination. See “Risk Factors—Risks Related to Doing Business in China—The filing with the CSRC may be required in connection with the Business Combination, and Scage International cannot predict whether it will be able to obtain such approval or complete such filing.”

Cash is transferred among Scage International, its offshore subsidiaries and its PRC subsidiaries, in the following manner: (1) funds are transferred to its PRC subsidiaries from Scage International as needed through Scage International’s subsidiaries outside China in the form of capital contributions or shareholder loans, as the case may be; and (2) dividends or other distributions may be paid by its PRC subsidiaries to Scage International through its subsidiaries outside China. Nanjing Scage and its subsidiaries generate and retain cash generated from operating activities and re-invest it in its business. None of Scage International’s subsidiaries outside China has made distribution to its shareholders. In the future, following the completion of the Business Combination, PubCo’s ability to pay dividends, if any, to its shareholders and warrant holders and to service any debt it may incur will depend upon dividends paid by Scage International and its subsidiaries. As of the date of this proxy statement/prospectus, no cash generated from Nanjing Scage and its PRC subsidiaries has been used to fund operations of Scage International or its non-PRC subsidiaries. In the future, cash proceeds raised from overseas financing activities may be transferred by PubCo through its subsidiaries outside China to its PRC subsidiaries via capital contribution and shareholder loans, as the case may be. Its PRC subsidiaries will pay dividends to their offshore shareholder to meet the capital needs of PubCo’s business operations out of the PRC. For details about the applicable PRC regulations and rules relating to such cash transfers through PubCo, Scage International and their respective subsidiaries and the associated risks, see “Risk Factors—Risks Related to Doing Business in China.”

PubCo is and, following the Business Combination, will be an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, as amended, and, as such, may elect to comply with certain reduced public company reporting requirements in future reports after the consummation of the Business Combination.

PubCo is also a “foreign private issuer” as defined in the Exchange Act, and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. PubCo’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, PubCo will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. In addition, as a company incorporated in the Cayman Islands, PubCo is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the corporate governance standards of the Nasdaq Stock Market. PubCo currently intends to follow Cayman Islands corporate governance practices in lieu of the corporate governance standards of the Nasdaq Stock Market that listed companies must, among others: (1) have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors, and (2) have regularly scheduled executive sessions with only independent directors each year. As a result, PubCo’s shareholders may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to Nasdaq corporate governance requirements.

Mr. Chao Gao (by himself and by virtue of an acting-in-concert agreement) will beneficially own 45,441,182 PubCo Ordinary Shares and will be able to exercise 62.4% of the total voting power of the total issued and outstanding share capital of PubCo immediately following the completion of the Business Combination pursuant to certain acting-in-concert agreement entered into among Upward Stars Group Limited, Two Courage Brothers Limited, Three Action Brothers Limited, Victorious Lights Holding Limited, Five Epic Brother Limited and Four Genuine Brothers Limited, assuming no conversion of Scage International’s convertible bonds and no redemption of Finnovate Public Shares. For further information about PubCo Ordinary Shares, see “Description of PubCo’s Share Capital.” As a result, PubCo will qualify as a “controlled company” within the meaning of the corporate governance standards of the Nasdaq Stock Market. For so long as PubCo qualifies as a “controlled company,” it will have the option not to comply with certain requirements to which companies that are not controlled companies are subject. See “Risk Factors—Risks Related to PubCo’s Securities—PubCo will be a “controlled company” under the Corporate Governance Rules of Nasdaq and can rely on exemptions from certain corporate governance requirements that could adversely affect PubCo’s public shareholders.”

Scage International entered into subscription agreements with an investor on August 23, 2024 and October 20, 2024, respectively, and pursuant to the subscription agreements, the investor subscribed for 3,442,342 ordinary shares of Scage International in a private placement transaction at a per share price of US$5.81, which represented the per share price of the ordinary shares of Scage International based on a post-investment valuation of Scage International of US$800 million in line with evaluation of Scage International in connection with the Business Combination. Such shares subscribed by the investor will be canceled and converted into the right to receive a number of PubCo Ordinary Shares at the Exchange Ratio (as defined in the Business Combination Agreement) in the form of PubCo ADSs at the First Merger Effective Time pursuant to the Business Combination Agreement. Such conversion will not have dilutive impact on the shareholders of Finnovate prior to the Closing, as the subscriber will initially receive ordinary shares of Scage International and only upon the Closing will they receive PubCo Ordinary Shares, which shares will be included in the PubCo Ordinary Shares issued upon the Closing to Scage International shareholders. Upon the Closing, the approximate dilution from the Business Combination (including the shares issued to the subscriber) will be approximately $0.28 per share. See “Summary—Questions and Answers about the Business Combination and the Extraordinary General Meeting—What equity stake will current Finnovate Public Shareholders, the Sponsor and the Scage International shareholders and their affiliates hold in PubCo immediately after the completion of the Business Combination?” for more information. Scage International closed the two investments on November 19, 2024. Scage International intends to use the proceeds from such financing transactions for operating and working capital purposes. The private placement transactions pursuant to the subscription agreements will satisfy the closing condition of the Business Combination Agreement that the cash proceeds from the PIPE Investment shall not be less than an aggregate of US$15 million.

After careful consideration, the Finnovate Board has determined that each of the NTA Proposal, the Business Combination Proposal, the Merger Proposal, the PubCo Memorandum and Articles Proposal, each of the separate Organizational Documents Advisory Proposals, each of the director nominees set forth in the PubCo Director Election Proposal and, if presented at the Meeting, the Adjournment Proposal are advisable.

When Finnovate shareholders consider the proposals presented in the accompanying proxy statement/prospectus, they should keep in mind that our Sponsor and Finnovate’s directors and officers have interests in the Business Combination that are different from or in addition to, or may conflict with, interests of unaffiliated holders of Finnovate ordinary shares. For instance, Sponsor will benefit from the completion of a business combination and may be incentivized to complete a business combination that is less favorable to stockholders rather than liquidating Finnovate. In such event, among other things, the value of certain interests of Sponsor, its affiliates and Finnovate directors and officers would become worthless including, among other things:

•        If the Business Combination with Scage International or another business combination is not consummated by May 8, 2025 (unless extended by Finnovate’s shareholders), Finnovate will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Finnovate Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the 4,312,500 Founder Shares held by Finnovate’s Initial Shareholders and its affiliates, including any directors and officers, would be worthless because Finnovate’s Initial Shareholders are not entitled to participate in any redemption or distribution with respect to such shares (although the Founder Shares have certain rights that differ from the rights of holders of the Finnovate Public Shares, the aggregate value of such shares is estimated to be approximately US$50.1 million, assuming the per share value of the shares is the same as the US$11.62 closing price of the Finnovate Public Shares on the Nasdaq on November 11, 2024, despite having been purchased for an aggregate of US$25,000). As a result, Finnovate’s Initial Shareholders are likely to be able to recoup their investment in Finnovate and make a substantial profit on that investment, even if PubCo Ordinary Shares have lost significant value. This means that Finnovate’s Initial Shareholders could earn a positive rate of return on their investment, even if Finnovate Public Shareholders experience a negative rate of return in the post-business combination company.

•        The Sponsor purchased an aggregate of 8,243,038 Private Warrants for an aggregate amount of US$8,243,038 simultaneously with the consummation of the Finnovate IPO. Although such securities have certain rights that differ from the rights of holders of the Public Warrants, the Private Warrants had an aggregate market value of approximately US$156,617 based upon the closing price of Finnovate’s Public Warrants of US$0.019 per warrant on Nasdaq as of November 11, 2024. If Finnovate is unable to complete a business combination by May 8, 2025 (unless extended by Finnovate’s shareholders), the Private Warrants will expire worthless and the Sponsor will be unable to recoup its investment in Finnovate.

•        The fact that, if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination on or prior to the Articles Extension Date, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below US$10.20 per Finnovate Public Share, or such lesser per Finnovate Public Share amount as is in the Trust Account on the liquidation date, from the claims of prospective target businesses with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement or claims of any third party for services rendered or products sold to us, but only if such a third party or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

•        The Sponsor Parties will lose their entire investment (and potentially any loans or expenses fronted by the Sponsor and its affiliates and permitted transferees) in Finnovate if Finnovate does not complete a business combination by May 8, 2025 (unless extended by Finnovate’s shareholders). The Sponsor Parties’ investment in the Company consists of 4,299,375 Founder Shares for an aggregate of $25,000 (or $0.006 per share). Additionally, the Sponsor and its affiliates have provided loans to Finnovate in exchange for (i) the June 2023 Note in connection with the Extension Amendment, the (ii) the November 2023 Note for working capital needs, and (iii) the May 2024 Note in connection with the Second Extension Amendment, in an aggregate amount of up to $2,925,000 (of which an aggregate of approximately US$2.5 million was outstanding as of November 11, 2024). Additionally, the Sponsor Parties have accrued an aggregate of $85,100 reimbursable expenses through the Administrative Services Agreement, as of November 11, 2024. In the event that the Company does not complete an initial business combination by May 8, 2025 (unless extended by Finnovate’s shareholders), the Sponsor Parties may lose their entire investment in Finnovate.

•        Finnovate’s Initial Shareholders, including its officers and directors and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Finnovate’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Finnovate fails to consummate a business combination within the required time period under its organizational documents, these persons will not have any claim against the Trust Account for reimbursement. Accordingly, Finnovate may not be able to reimburse these expenses if the Business Combination with Scage International or another business combination is not completed by May 8, 2025 (unless extended by Finnovate’s shareholders).

•        Finnovate’s existing directors and officers will be eligible for continued indemnification and continued coverage under Finnovate’s directors’ and officers’ liability insurance after the Business Combination and pursuant to the Business Combination Agreement.

•        The anticipated election of Mr. Calvin Kung, Chairman and CEO of Finnovate as a director of PubCo after the consummation of the Business Combination. As such, in the future, Mr. Kung will receive any cash fees, stock options or stock awards that the PubCo Board determines to pay to its directors.

•        The fact that the following individuals have a material interest in the Sponsor, which represent indirect interests in the following securities:

Name of Person	Founder Shares	Private Warrants
Jemapellehelene Holding Limited (beneficially owned by Nan Shen)	497,452	1,503,723

The Sponsor is controlled by its general partner, Sunorange Limited, and Mr. Kung and Mr. Wong serve as the sole directors of Sunorange Limited. Sunorange Limited has voting and dispositive power over 3,557,813 Finnovate Class A Ordinary Shares and 6,160,000 Finnovate Private Warrants. Mr. Kung has an indirect economic interest in 25,000 Finnovate Class A Ordinary Shares through the Sponsor. Mr. Wong has an indirect economic interest in 226,153 Finnovate Class A Ordinary Shares through his partnership interests in the Sponsor, of which 15,000 Class A Ordinary Shares are attributed to Mr. Wong in his personal capacity as a limited partner and 211,153 Class A Ordinary Shares are attributed to Sun Tone Limited, for which Mr. Wong is sole owner and director. As general partner of the Sponsor, Sunorange coordinates and authorizes the Sponsor’s financing arrangements with Finnovate, including all loans provided to Finnovate. It has also contributed significant capital at risk as lender to Finnovate of approximately $2.2 million under the June 2023 Note, the November 2023 Note and the November 2024 Note, as described above.

As consideration for consulting services related to Sunorange’s takeover of the Sponsor, East Stone Capital Limited was granted an indirect beneficial interest in 300,000 Founder Shares through its stake in Jemapellehelene Holding Limited. None of Finnovate’s officers or directors have received any cash compensation for their services. All of Finnovate’s directors hold an indirect, immaterial interest in the Founder Shares held by the Sponsor.

•        On January 26, 2024, we issued the January 2024 Promissory Note in the aggregate principal amount of up to $1,500,000 to Scage International for our working capital needs. The January 2024 Promissory Note does not bear interest and matures upon the earlier of the closing of our initial business combination and our liquidation. As of October 31, 2024, we had US$306,520 outstanding under the January 2024 Promissory Note. If the Business Combination is not consummated, the January 2024 Promissory Note may not be repaid to Scage International, in whole or in part. Thus, Scage International and its officers and directors will benefit from the completion of the Business Combination and may be incentivized to complete the Business Combination to recoup its loan, even though it may not be in the best interests of Scage International’s shareholders.

Set forth below is a summary of the terms and amount of the consideration received or to be received by the Sponsor and its affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by SPAC to the Sponsor Parties and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Consideration
Sponsor	At Closing, the Sponsor Parties shall hold a total of 4,312,500 PubCo Ordinary Shares, which represent the Founder Shares purchased by the Sponsor for an aggregate of $25,000 (or $0.006 per share).

The Sponsor Parties have provided loans to Finnovate in exchange for (i) the June 2023 Note in connection with the Extension Amendment, the (ii) the November 2023 Note for working capital needs, (iii) the May 2024 Note in connection with the Second Extension Amendment, and (iv) the November 2024 Note in connection with the Third Extension Amendment. As of November 11, 2024, approximately $1.1 million was outstanding under the June 2023 Note, approximately $1,154,141 was outstanding under the November 2023 Note, approximately $225,000 was outstanding under the May 2024 Note, and $0 was outstanding under the November 2024 Note.

Sponsor	At Closing, the Sponsor Parties shall hold a total of aggregate of 8,243,038 Private Warrants, purchased for $1.00 per warrant (an aggregate amount of US$8,243,038).

Additionally, at the Closing, the Sponsor will be paid for its services under the Administrative Services Agreement. As of November 11, 2024, approximately $85,100 has been accrued under the Administrative Services Agreement.

Except for the intended distribution of Sponsor assets pursuant to the governing documents of the Sponsor and its limited partners, there are currently no specified circumstances or arrangements under which the Sponsor, its affiliates, and promoters, directly or indirectly, could transfer ownership of securities of Finnovate, or that could result in the surrender or cancellation of such securities. However, if additional investors participate through a PIPE financing, there may be arrangements where certain holders of Finnovate Securities sell or transfer some of their securities to the PIPE investors.

Because the Sponsor acquired the Founder Shares at a nominal price, our Public Shareholders will incur an immediate and substantial dilution upon the closing of this offering and will incur additional dilution upon the exercise of warrants held by the Sponsor and its affiliates.

For more information about the potential conflicts of interest, the nature of compensation and the potential dilutive impact of such interests held by the Sponsor, Finnovate’s directors and officers and their respective affiliates, see the following sections in the accompanying proxy statement/prospectus:

•        “Questions and Answers about the Business Combination and the Extraordinary General Meeting- . What equity stake will current Finnovate Public Shareholders, the Sponsor and the Scage International shareholders and their affiliates hold in PubCo immediately after the completion of the Business Combination?”

•        “Risk Factors—Risks Related to the Business Combination and Finnovate—The Sponsor Parties paid nominal consideration for the Founder Shares they hold. As a result, the Sponsor Parties may make a substantial profit if the Business Combination is consummated, even if the shares held by Finnovate’s Public Shareholders lose substantial value. For this reason, the Sponsor Parties may have a strong economic incentive to approve and complete the Business Combination, even if the Business Combination arguably may not be in the best interests of Finnovate’s Public Shareholders”

•        “The Business Combination Proposal—Interests of Finnovate’s Directors and Officers in the Business Combination”; and

•        “Management of Finnovate—Executive Officer and Director Compensation.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

FINNOVATE ACQUISITION CORP.
265 Franklin Street
Suite 1702
Boston, MA 02110
+1 424-253-0908

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON         , 2024

TO THE SHAREHOLDERS OF FINNOVATE:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders (the “Meeting”) of Finnovate Acquisition Corp., a Cayman Islands exempted company (“Finnovate”), will be held at             a.m. Eastern Time, on                 , 2024, at the office of         . You can participate in the Meeting and vote your shares electronically via live webcast by visiting          with the password of          and entering the voter control number included on your proxy card. You will not be required to attend the Meeting in person in order to vote, and Finnovate encourages virtual participation. You are cordially invited to attend the Meeting via the live webcast noted above, which will be held for the purposes of considering and voting upon, and if thought fit, passing and approving the following resolutions:

•        Proposal No. 1—The NTA Proposal—as a special resolution, that the following articles of Finnovate’s current amended and restated articles of association (the “Finnovate Articles”) be amended as follows with effect from prior to the consummation of the proposed Business Combination (such amendments shall be collectively referred to as the “NTA Amendments”):

(a)     Article 49.2(b) of the Finnovate Articles shall be deleted in its entirety and replaced with the following language: “provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Finnovate Public Shares.”

(b)    Article 49.4 of the Finnovate Articles shall be deleted in its entirety and replaced with the following language: “At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorized to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has achieved any net tangible asset or cash requirement that may be contained in the agreement relating to such Business Combination.”

(c)     Article 49.5 of the Finnovate Articles shall be deleted in its entirety and replaced with the following language: “Any Member holding Finnovate Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Finnovate Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Finnovate Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Finnovate Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Finnovate Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Finnovate Public Shares (such redemption price being referred to herein as the “Redemption Price”).”

(d)    The final sentence of Article 49.8 of the Finnovate Articles shall be deleted in its entirety (Such proposal, the “NTA Proposal”).

•        Proposal No. 2—The Business Combination Proposal—as an ordinary resolution, that the Business Combination Agreement, dated as of August 21, 2023 (as amended on June 18, 2024 and on October 31, 2024, the “Business Combination Agreement”), by and among Finnovate, Scage International Limited, a Cayman Islands exempted company (“Scage International”), Scage Future, a Cayman Islands exempted company (“PubCo”), Hero 1, a Cayman Islands exempted company and a direct wholly owned subsidiary of PubCo (“Merger Sub I”) and Hero 2, a Cayman Islands exempted company and a direct wholly owned subsidiary of PubCo (“Merger Sub II”), a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein, including the business combination whereby Merger Sub I will merge with and into Scage International (the “First Merger”), with Scage International as the surviving entity upon the First Merger, and immediately thereafter and as part of the same overall transaction, Merger Sub II will merge with and into Finnovate (the “Second Merger”), with Finnovate surviving the Second Merger as a wholly owned subsidiary of PubCo (such proposal, the “Business Combination Proposal”), be approved and authorized in all respects.

•        Proposal No. 3—The Merger Proposal—as a special resolution, that the Second Merger and the plan of merger in connection with the Second Merger, a copy of attached to the accompanying proxy statement/prospectus as Annex B (the “Plan of Merger”), and any and all transactions provided for in the Plan of Merger, including, without limitation, at the effective time of the Second Merger (the “Effective Time”) (a) the amendment and restatement of the Finnovate Articles by deletion in their entirety and the substitution in their place of the new amended and restated memorandum and articles of association of Finnovate (as the Surviving Entity) (the “Surviving Entity Articles”) and (b) the redesignation of all authorized class A ordinary shares of US$0.0001 par value each of Finnovate as ordinary shares of US$0.0001 par value each of the Surviving Entity, and cancel all of the authorized but unissued class B ordinary shares of US$0.0001 par value each and preference shares of US$0.0001 par value each of Finnovate, such that the authorized share capital of the Surviving Entity will become US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 per share, with such rights, privileges and conditions as set out in the Surviving Entity Articles, be approved and authorized in all respects (such proposal, the “Merger Proposal”).

•        Proposal No. 4—The PubCo Memorandum and Articles Proposal—as a special resolution, that the proposed amended and restated memorandum and articles of association of PubCo (the “PubCo A&R MAA”), the form of which are attached to the accompanying proxy statement/prospectus as Annex C, be approved to take effect at the First Merger Effective Time (such proposal, the “PubCo Memorandum and Articles Proposal”).

•        Proposal No. 5—The Organizational Documents Advisory Proposals—separate and apart from the vote on the PubCo Memorandum and Articles Proposal, as an ordinary resolution, on an advisory and non-binding basis, that the material differences between the Finnovate Articles and the PubCo A&R MAA relating to the authorized share capital, the status as blank check company, the number of directors and the shareholder meeting quorum as described in four separate proposals be approved in all respects (such proposals, the “Organizational Documents Advisory Proposals”).

•        Proposal No. 6—The PubCo Director Election Proposal—as an ordinary resolution, that seven (7) directors be elected to serve terms on PubCo’s board of directors effective at the Effective Time until the 2025 annual meeting of shareholders or until their respective successors are duly elected and qualified be approved in all respects (such proposal, the “PubCo Director Election Proposal”).

•        Proposal No. 7—The Adjournment Proposal—as an ordinary resolution, that the Meeting be adjourned to a later date or dates, if necessary or desirable, at the determination of the Finnovate Board (such proposal, the “Adjournment Proposal,” which is described in more detail in the accompanying proxy statement/prospectus under the heading “The Adjournment Proposal”).

These foregoing items of business are described in the accompanying proxy statement/prospectus, which Finnovate encourages you to read in its entirety before voting. Only holders of record of Finnovate Ordinary Shares at the close of business on         , 2024 (the “Record Date”) are entitled to notice of the Meeting and to vote and have their votes counted at the Meeting and any adjournments of the Meeting.

After careful consideration, the Finnovate Board has determined that the proposals are fair to and in the best interests of Finnovate and its shareholders and unanimously recommends that you vote or give instruction “FOR” the NTA Proposal, “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the PubCo Memorandum and Articles Proposal, “FOR” each of the separate Organizational Documents Advisory Proposals, “FOR” each of the director nominees set forth in the PubCo Director Election Proposal and, if presented at the Meeting, “FOR” the Adjournment Proposal.

Under the Business Combination Agreement, the approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved by Finnovate’s shareholders, the Business Combination will not be consummated.

Additionally, the Business Combination Proposal is conditioned on the approval of the Merger Proposal, the PubCo Memorandum and Articles Proposal and the PubCo Director Election Proposal (collectively, the “Condition Precedent Proposals”). Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which Finnovate encourages you to read carefully and in its entirety before voting.

Each of the NTA Proposal, the Merger Proposal, the PubCo Memorandum and Articles Proposal and the PubCo Director Election Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal, the Merger Proposal, the PubCo Memorandum and Articles Proposal and the PubCo Director Election Proposal will not be presented to Finnovate’s shareholders at the Meeting.

Each of the Organizational Documents Advisory Proposals and the Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

The vote on the PubCo Memorandum and Articles Proposal, the Organizational Documents Advisory Proposals and the PubCo Director Election Proposal are not required by Cayman Islands laws and are instead being submitted to Finnovate’s shareholders pursuant to SEC guidance. The vote for the Organizational Documents Advisory Proposals will be advisory and non-binding and is intended to provide the Finnovate shareholders with an opportunity to present their separate views on important governance provisions that are intended to be adopted by PubCo upon the consummation of the Business Combination. The Organizational Documents Advisory Proposals are conditioned upon the approval of the PubCo Memorandum and Articles Proposal.

The Sponsor has agreed to vote their shares in favor of the Business Combination Proposal and has also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. As of the Record Date, the Sponsor held 4,237,499 Finnovate Class A Ordinary Shares and one (1) Finnovate Class B Ordinary Share, which constitute approximately 63.1% of the total issued and outstanding Finnovate Ordinary Shares.

All Finnovate shareholders as of the Record Date are cordially invited to attend the Meeting. To ensure your representation at the Meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of Finnovate Ordinary Shares, you may also cast your vote via Internet or telephone. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Meeting and vote yourself, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have no effect on any of the proposals.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. Finnovate looks forward to your continued support.

____________, 2024	By Order of the Board of Directors

Calvin Kung Chairman of the Board and Chief Executive Officer

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT FINNOVATE REDEEM YOUR SHARES NO LATER THAN 5:00 P.M. EASTERN TIME ON         , 2024 (TWO (2) BUSINESS DAYS PRIOR TO THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS) BY (A) DELIVERING A REDEMPTION NOTICE TO FINNOVATE’S TRANSFER AGENT AND (B) TENDERING YOUR SHARES TO FINNOVATE’S TRANSFER AGENT. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. WHETHER OR NOT, OR HOW, YOU VOTE ON ANY PROPOSAL, WILL NOT AFFECT YOUR ELIGIBILITY FOR EXERCISING REDEMPTION RIGHTS. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED AT THIS TIME IN CONNECTION WITH THE BUSINESS COMBINATION. IF YOU HOLD THE SHARES IN “STREET NAME”, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF FINNOVATE SHAREHOLDERS—REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms a part of a registration statement on Form F-4 filed with the SEC, constitutes a prospectus of PubCo under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to (1) up to 72,810,209 PubCo Ordinary Shares, represented by PubCo ADSs (including Company Ordinary Shares and Finnovate Ordinary Shares that will convert into PubCo Ordinary Shares in connection with the First Merger and the Second Merger, respectively, assuming no conversion of outstanding convertible bonds of Scage International and no redemption of Finnovate Public Shares), and (2) 21,737,500 Assumed Warrants and (3) 21,737,500 PubCo Ordinary Shares, represented by PubCo ADSs, issuable pursuant to the exercise of Assumed Warrants, in connection with the Business Combination. This document also constitutes a proxy statement of Finnovate under Section 14(a) of the Exchange Act, and the rules thereunder, and a notice of meeting with respect to the extraordinary general meeting of Finnovate’s shareholders to consider and vote upon the proposals to adopt the NTA Proposal (as described below), to adopt the Business Combination Proposal (as described below), to adopt the Merger Proposal (as described below), to adopt the PubCo Memorandum and Articles Proposal (as described below), the Organizational Documents Advisory Proposals (as described below), the PubCo Director Election Proposal (as described below), and, if necessary, to adopt the Adjournment Proposal (as described below).

•        Proposal No. 1—The NTA Proposal—as a special resolution, that the following articles of Finnovate’s current amended and restated articles of association (the “Finnovate Articles”) be amended as follows with effect from prior to the consummation of the proposed Business Combination (such amendments shall be collectively referred to as the “NTA Amendments”):

(a)     Article 49.2(b) of the Finnovate Articles shall be deleted in its entirety and replaced with the following language: “provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Finnovate Public Shares.”

(b)    Article 49.4 of the Finnovate Articles shall be deleted in its entirety and replaced with the following language: “At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorized to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has achieved any net tangible asset or cash requirement that may be contained in the agreement relating to such Business Combination.”

(c)     Article 49.5 of the Finnovate Articles shall be deleted in its entirety and replaced with the following language: “Any Member holding Finnovate Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Finnovate Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Finnovate Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Finnovate Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Finnovate Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Finnovate Public Shares (such redemption price being referred to herein as the “Redemption Price”).”

(d)    The final sentence of Article 49.8 of the Finnovate Articles shall be deleted in its entirety. (Such proposal, the “NTA Proposal”).

•        Proposal No. 2—The Business Combination Proposal—to consider and vote upon, as an ordinary resolution, that the Business Combination Agreement, dated as of August 21, 2023 (as amended on June 18, 2024 and on October 31, 2024, the “Business Combination Agreement”), by and among Finnovate, Scage International Limited, a Cayman Islands exempted company (“Scage International”), Scage Future, a Cayman Islands exempted company (“PubCo”), Hero 1, a Cayman Islands exempted company and a direct wholly owned subsidiary of PubCo (“Merger Sub I”) and Hero 2, a Cayman Islands exempted company and a direct wholly owned subsidiary of PubCo (“Merger Sub II”), a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein, including the business combination whereby Merger Sub I will merge with and into Scage International (the “First Merger”), with Scage International as the surviving entity upon the First Merger, and immediately thereafter and as part of the same overall transaction, Merger Sub II will merge with and into Finnovate (the “Second Merger”), with Finnovate surviving the Second Merger as a wholly owned subsidiary of PubCo (such proposal, the “Business Combination Proposal”), be approved and authorized in all respects.

•        Proposal No. 3—The Merger Proposal—to consider and vote upon, as a special resolution, that the Second Merger and the plan of merger in connection with the Second Merger, a copy of attached to the accompanying proxy statement/prospectus as Annex B (the “Plan of Merger”), and any and all transactions provided for in the Plan of Merger, including, without limitation, at the effective time of the Second Merger (the “Effective Time”) (a) the amendment and restatement of the Finnovate Articles by deletion in their entirety and the substitution in their place of the new amended and restated memorandum and articles of association of Finnovate (as the Surviving Entity) (the “Surviving Entity Articles”) and (b) the redesignation of all authorized class A ordinary shares of US$0.0001 par value each of Finnovate as ordinary shares of US$0.0001 par value each of the Surviving Entity, and cancel all of the authorized but unissued class B ordinary shares of US$0.0001 par value each and preference shares of US$0.0001 par value each of Finnovate, such that the authorized share capital of the Surviving Entity will become US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 per share, with such rights, privileges and conditions as set out in the Surviving Entity Articles, be approved and authorized in all respects (such proposal, the “Merger Proposal”).

•        Proposal No. 4—The PubCo Memorandum and Articles Proposal—to consider and vote upon, as a special resolution, that the proposed amended and restated memorandum and articles of association of PubCo (the “PubCo A&R MAA”), the form of which are attached to the accompanying proxy statement/prospectus as Annex C, be approved to take effect at the First Merger Effective Time (such proposal, the “PubCo Memorandum and Articles Proposal”).

•        Proposal No. 5—The Organizational Documents Advisory Proposals—separate and apart from the vote on the PubCo Memorandum and Articles Proposal, as an ordinary resolution, on an advisory and non-binding basis, that the material differences between the Finnovate Articles and the PubCo A&R MAA relating to the authorized share capital, the status as blank check company, the number of directors and the shareholder meeting quorum as described in four separate proposals be approved in all respects (such proposal, the “Organizational Documents Advisory Proposals”).

•        Proposal No. 6—The PubCo Director Election Proposal—as an ordinary resolution, that seven (7) directors be elected to serve terms on PubCo’s board of directors effective at the Effective Time until the 2025 annual meeting of shareholders or until their respective successors are duly elected and qualified be approved in all respects (such proposal, the “PubCo Director Election Proposal”).

•        Proposal No. 7—The Adjournment Proposal—to consider and vote upon a proposal, as an ordinary resolution, that the Meeting be adjourned to a later date or dates, if necessary or desirable, at the determination of the Finnovate Board (such proposal, the “Adjournment Proposal,” which is described in more detail in the accompanying proxy statement/prospectus under the heading “The Adjournment Proposal”).

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

MARKET, INDUSTRY AND OTHER DATA

This proxy statement/prospectus contains estimates, projections and other information concerning Scage International’s industry, including market size and growth of the markets in which it participates, that are based on industry publications, reports and forecasts prepared by its management. In some cases, Scage International does not expressly refer to the sources from which these estimates and information are derived. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. The industry in which Scage International operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

The sources of certain statistical data, estimates, and forecasts contained in this proxy statement/prospectus include independent industry reports from Frost & Sullivan, a third-party research firm commissioned by Scage International.

Certain estimates of market opportunity, including internal estimates of the addressable market for Scage International and forecasts of market growth, included in this proxy statement/prospectus may prove inaccurate. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. The estimates and forecasts in this proxy statement/prospectus relating to the size of Scage International’s target market, market demand and adoption, capacity to address this demand, and pricing may prove to be inaccurate. The addressable market Scage International estimates may not materialize for many years, if ever, and even if the markets in which it competes meet the size estimates in this proxy statement/prospectus, Scage International’s business could fail to successfully address or compete in such markets, if at all.

Certain monetary amounts, percentages and other figures included in this proxy statement/prospectus have been subject to rounding adjustments. Certain other amounts that appear in this proxy statement/prospectus may not sum due to rounding.

v

SELECTED DEFINITIONS

“3A Partners”	means 3A Partners Limited, a Hong Kong incorporated liability company and an affiliate of a consultant of Finnovate.
“Ancillary Documents”	means each agreement, document, instrument and/or certificate entered into in connection with the Business Combination Agreement or therewith and any and all exhibits and schedules thereto.
“Assumed Warrants”

means the warrants issued by PubCo into which the Finnovate Warrants convert at the Effective Time, each entitling its holder to purchase one PubCo Ordinary Share or PubCo ADS at a price of US$11.50 per share, subject to adjustment.

“Business Combination”	means the First Merger, the Second Merger and together with all other transactions contemplated by the Business Combination Agreement.
“Business Combination Agreement”

means the Business Combination Agreement, dated as of August 21, 2023, by and among Finnovate, Scage International, PubCo, Merger Sub I and Merger Sub II, as amended on June 18, 2024 and on October 31, 2024.

“CAC”	means the Cyberspace Administration of the PRC.
“Cayman Companies Act”	means the Companies Act (As Revised) of the Cayman Islands.
“Closing Date”	means the date of the consummation of the Business Combination.
“Company Ordinary Share”	means the ordinary share of Scage International, par value US$0.00001 per share.
“Company Preferred Share”	means the preferred share of Scage International, par value US$0.00001 per share.
“Contractual Maximum Redemption”	means the maximum redemption scenario assuming that the NTA Proposal is approved.
“Conversion”

means on the Closing Date and immediately prior to the First Merger Effective Time, each preferred share of Scage International that is issued and outstanding immediately prior to the First Merger Effective Time shall be cancelled in exchange for the right to receive a number of ordinary shares of Scage International at the then effective conversion rate.

“CSRC”	means the China Securities Regulatory Commission.
“Depositary Bank”	means Citibank, N.A.
“Dissent Rights”	means the right of each holder of record of Finnovate Class A Ordinary Shares to dissent in respect of the Second Merger pursuant to Section 238 of the Cayman Companies Act.
“Dissenting Finnovate Shareholders”	means holders of Dissenting Finnovate Shares.
“Dissenting Finnovate Shares”

means Finnovate Class A Ordinary Shares that are (i) issued and outstanding immediately prior to the Effective Time and (ii) held by Finnovate’s shareholders who have validly exercised their Dissent Rights (and not waived, withdrawn, lost or failed to perfect such rights).

“EBC”	means EarlyBirdCapital, Inc., the representative of the underwriters in the Finnovate IPO.
“Effective Time”	means the effective time of the Second Merger.
“Exchange Act”	means the Securities Exchange Act of 1934, as amended.

“Finder’s Agreement”	means the Finders Agreement, dated as of May 12, 2023, as amended and restated on August 29, 2023 and on October 13, 2024, by and between Finnovate and 3A Partners.
“Finnovate”	means Finnovate Acquisition Corp.
“Finnovate Articles”

means Finnovate’s amended and restated memorandum and articles of association adopted on October 31, 2021, and as further amended by a special resolution dated May 8, 2023, May 8, 2024 and November 6, 2024.

“Finnovate Board”	means the board of directors of Finnovate.
“Finnovate Class A Ordinary Shares”	means a Class A ordinary share of Finnovate, par value US$0.0001 per share.
“Finnovate Class B Ordinary Shares”	means a Class B ordinary share of Finnovate, par value US$0.0001 per share.
“Finnovate Founder Shares”

means the 4,312,500 Finnovate Class B Ordinary Shares (including 4,312,499 Finnovate Class A Ordinary Shares issued upon conversion thereof) purchased by the Sponsor for an aggregate price of US$25,000 prior to the Finnovate IPO, of which 75,000 Finnovate shares were transferred to Finnovate’s independent directors.

“Finnovate IPO”	means the initial public offering of Finnovate, which was consummated on November 8, 2021.
“Finnovate Ordinary Shares”	means Finnovate’s Class A ordinary shares and Class B ordinary shares.
“Finnovate Private Warrants”

means the warrants sold to Sponsor and EBC in the private placement consummated concurrently with Finnovate IPO, each entitling its holder to purchase one Finnovate Class A Share at an exercise price of US$11.50 per share, subject to adjustment.

“Finnovate Public Shareholders”	means all holders of the Finnovate Public Shares.
“Finnovate Public Shares”	means all Finnovate Class A Ordinary Shares issued in the Finnovate IPO.
“Finnovate Public Warrants”	means the redeemable warrants issued in the Finnovate IPO, each entitling its holder to purchase one Finnovate Class A Ordinary Share at an exercise price of US$11.50 per share, subject to adjustment.
“Finnovate Warrants”	means the Finnovate Public Warrants and Finnovate Private Warrants.
“First Merger”	means the merger of Merger Sub I with and into Scage International.
“First Merger Effective Time”	means the effective time of the First Merger.
“Founder”	means Mr. Chao Gao.
“GVW”	means gross vehicle weight, which is the total weight of a vehicle when fully loaded.
“HFCAA”	means the Holding Foreign Companies Accountable Act.
“Initial Shareholders”	means the Sponsor and any of Finnovate’s current or former officers or directors that hold Finnovate Founder Shares.
“Investment Agreement”	means the Investment Agreement, dated as of April 27, 2023, by and among Finnovate, the Sponsor and Sunorange.
“Investment Company Act”	means the Investment Company Act of 1940.
“June 2023 Note”	means that certain promissory note issued to the Sponsor on June 2, 2023, for an aggregate principal amount of up to US$1.2 million, which is convertible into warrants at the Sponsor’s discretion.

“May 2024 Note”	means that certain promissory note issued to the Sponsor on May 15, 2024, for an aggregate principal amount of up to $225,000.
“Mergers”	means the First Merger and the Second Merger.
“Merger Sub I”	means Hero 1, a Cayman Islands exempted company and a direct wholly owned subsidiary of PubCo.
“Merger Sub II”	means Hero 2, a Cayman Islands exempted company and a direct wholly owned subsidiary of PubCo.
“Nasdaq”	means the Nasdaq Stock Market LLC.
“Nanjing Scage”

means Nanjing Scage Auto Technology Co., Ltd., a company incorporated under the laws of the PRC with limited liability and a wholly-owned subsidiary of Scage International, together with its subsidiaries.

“NEV”	means new energy vehicle.
“November 2023 Note”	means that certain promissory note issued to Sunorange on November 8, 2023, for an aggregate principal amount of up to US$1.5 million.
“November 2024 Note”	means that certain promissory note issued to the Sponsor on November 11, 2024, for an aggregate principal amount of up to US$259,588.
“PCAOB”	means the Public Company Accounting Oversight Board.
“PIPE Investment”	means the commitment by the PIPE Investors to purchase shares of Finnovate, PubCo or Scage International, as described in the Business Combination Agreement.
“PIPE Investors”	means certain accredited investors that entered into the subscription agreements to purchase shares of Finnovate, PubCo or Scage International.
“Plans of Merger”	means the First Merger Plan of Merger and Second Merger Plan of Merger pursuant to the Business Combination Agreement.
“PRC”

means the People’s Republic of China, excluding, for the purposes of this proxy statement/prospectus only, Taiwan, the Hong Kong Special Administrative Region and the Macao Special Administrative Region.

“PRC Subsidiaries”	means Nanjing Xinneng Hydrogen Automotive Technology Co., Ltd., Nanjing Scage and its subsidiaries, and any other PRC-incorporated subsidiaries that Scage International may have in the future.
“PubCo” or “Combined Company”	means Scage Future.
“PubCo ADS(s)”	means the American Depositary Share(s) of Scage Future, each PubCo ADS representing one PubCo Ordinary Share.
“PubCo A&R MAA”

means the amended and restated memorandum and articles of association of PubCo, substantially in the form attached to this proxy statement/prospectus as Annex C, to be adopted immediately prior to the First Merger Effective Time.

“PubCo Board”	means the board of directors of PubCo.
“PubCo Existing Articles”	means the memorandum and articles of association of PubCo adopted by special resolution dated July 14, 2023, as amended.
“PubCo Ordinary Shares”	means the ordinary shares, par value US$0.0001 per share of PubCo.
“Reorganization”	means the reorganization as contemplated under the Reorganization Documents.

“Reorganization Documents”	means certain agreements (together with all agreements, deeds, instruments or other documents as may be necessary or appropriate) by and among Nanjing Scage, the Founder and other relevant parties.
“RMB”	means Renminbi, the lawful currency of the PRC.
“Scage International”

means Scage International Limited and its subsidiaries, and where the context requires, in respect of the period prior to the completion of the Reorganization, the term also refers to such subsidiaries as if they were subsidiaries of Scage International Limited at the relevant time. Unless otherwise specified, in the context of describing business and operations, the term refers to the business and operations conducted by such PRC Subsidiaries of Scage International Limited at the relevant time.

“SEC”	means the Securities and Exchange Commission.
“Second Merger”	means the merger of Merger Sub II with and into Finnovate.
“Securities Act”	means the Securities Act of 1933, as amended.
“Sunorange”	means Sunorange Limited, a British Virgin Islands company.
“Sunorange Investment”	means the transactions closed on May 8, 2023 pursuant to the Investment Agreement.
“Sponsor”	means Finnovate Sponsor L.P., a Delaware limited partnership
“Transactions”	means the transactions contemplated by the Business Combination Agreement and the Ancillary Documents.
“U.S. GAAP”	means accounting principles generally accepted in the United States of America.
“US$” or “$”	means United States dollars, the lawful currency of the United States of America.
“ValueScope”	means ValueScope, Inc., fairness opinion provider to the Finnovate Board.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE EXTRAORDINARY GENERAL MEETING

Q.     Why am I receiving this proxy statement/prospectus?

A.     Finnovate and Scage International have agreed to conduct a Business Combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. Finnovate’s shareholders are being asked to vote to approve the Business Combination Agreement and the transactions contemplated thereby, among other matters. The Business Combination Agreement provides that, among other things, (1) Merger Sub I will merge with and into Scage International (the “First Merger”), with Scage International surviving the First Merger as a wholly-owned subsidiary of PubCo (the time at which the First Merger becomes effective is sometimes referred to herein as the “First Merger Effective Time”) (Scage International, in its capacity as the surviving corporation of the First Merger, is sometimes referred to herein as the “Surviving Company”); and (2) immediately following the First Merger, Merger Sub II will merge with and into Finnovate (the “Second Merger” and, together with the First Merger, the “Mergers,” and together with all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Finnovate surviving the Second Merger as a wholly owned subsidiary of PubCo (Finnovate, in its capacity as the surviving corporation of the Second Merger, is sometimes referred to herein as the “Surviving Entity”) (the time at which the Second Merger becomes effective is referred to herein as the “Effective Time”). This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Q.     When and where is the Meeting?

A.     The Meeting will be held at              on             , 2024, at              a.m., Eastern Time. Finnovate will also be hosting the Meeting via live webcast on the Internet.

Q.     Can I attend the Meeting in person?

A.     Yes. The Meeting will be held at             . Finnovate will also be hosting the Meeting via live webcast on the Internet. The Meeting will start at              a.m. Eastern Time, on             , 2024. Any shareholder can listen to and participate in the Meeting live via the Internet at              with the password of             .

Q.     What do I need in order to be able to participate in the Meeting online?

A.     You can attend the Meeting via the Internet by visiting              with the password of             . You will need the voter control number included on your proxy card in order to be able to vote your shares electronically during the Meeting.

Q.     What is being voted on at the Meeting?

A.     Finnovate’s shareholders are being asked to vote to approve the NTA Proposal. See the section entitled “The NTA Proposal.” The NTA Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will not be presented to shareholders at the Meeting.

Finnovate’s shareholders are being asked to vote to approve the Business Combination Proposal, which includes, among other things, the approval of the Business Combination Agreement and transactions contemplated thereby. See the section entitled “The Business Combination Proposal.” The Business Combination Proposal is conditioned on the approval of the Condition Precedent Proposals. Therefore, if the Condition Precedent Proposals are not approved, then the Business Combination may not be consummated.

Finnovate’s shareholders are also being asked to consider and vote upon a proposal to approve, in connection with the Business Combination, the Plan of Merger in connection with the Second Merger, and any and all transactions provided for in the Plan of Merger, including without limitation, the amended and restated Finnovate Articles and the changes to the authorized share capital of Finnovate. See the section entitled “The Merger Proposal.” The Merger Proposal is a Condition Precedent Proposal and is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Merger Proposal will not be presented to Finnovate’s shareholders at the Meeting.

x

Finnovate’s shareholders are also being asked to consider and vote upon a proposal, to approve the replacement of PubCo’s current memorandum and articles of association with the PubCo A&R MAA, immediately prior to consummation of the Business Combination. See the section entitled “The PubCo Memorandum and Articles Proposal.” The PubCo Memorandum and Articles Proposal is a Condition Precedent Proposal and is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the PubCo Memorandum and Articles Proposal will not be presented to Finnovate’s shareholders at the Meeting. The PubCo Memorandum and Articles Proposal is not conditioned on the separate approval of the Organizational Documents Advisory Proposals described below.

Finnovate’s shareholders are also being asked to consider and vote to approve, on an advisory and non-binding basis, in the material differences between the Finnovate Articles and the PubCo A&R MAA relating to the authorized share capital, the status as blank check company, the number of directors and the shareholder meeting quorum as described in four separate proposals. These separate votes are not otherwise required by Cayman Islands laws but are required by SEC guidance that shareholders have the opportunity to present their views on important corporate governance provisions. See the section entitled “The Organizational Documents Advisory Proposals.”

Finnovate’s shareholders are also being asked to consider and vote upon a proposal to consider and vote on a proposal to elect, effective at the Effective Time, seven (7) directors to serve on PubCo’s board of directors until the 2025 annual meeting of shareholders and until their respective successors are duly elected and qualified. See the section entitled “The PubCo Director Election Proposal.” The PubCo Director Election Proposal is a Condition Precedent Proposal and is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the PubCo Director Election Proposal will not be presented to shareholders at the Meeting. Therefore, if the Business Combination Proposal is not approved, then the Director Election Proposal will not be presented to shareholders at the Meeting.

Finnovate’s shareholders are also being asked to consider and vote upon a proposal to adjourn the Meeting to a later date or dates, if necessary or desirable, at the determination of the Finnovate Board. See the section entitled “The Adjournment Proposal.”

Finnovate will hold the Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. Shareholders should read it carefully.

The vote of shareholders is important. Shareholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q.     Why is Finnovate proposing the Business Combination?

A.     Finnovate was incorporated on March 15, 2021, as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

On November 8, 2021, Finnovate consummated its initial public offering of 15,000,000 units and, on November 12, 2021, issued an additional 2,250,000 units pursuant to the underwriter’s full exercise of their over-allotment option. Each unit consists of one Class A ordinary share and three-quarters of a redeemable warrant of Finnovate, each warrant entitling the holder thereof to purchase one Class A ordinary share for US$11.50 per share. The units were sold at a price of US$10.00 per unit, generating gross proceeds to Finnovate of US$150,000,000 and US$22,500,000 at the respective closings.

Simultaneously with the closing of our initial public offering and the closing of the underwriter’s full exercise of their over-allotment option, we completed the private sale of an aggregate of 8,243,038 and 556,962 private warrants, respectively, to the Sponsor and EBC at a purchase price of US$1.00 per private warrant, generating gross proceeds to us of US$8,243,038 and US$556,962, respectively.

Following the respective closings, a total of US$153,000,000 and US$22,950,000 were placed in a U.S.-based trust account at Goldman Sachs & Co., which is maintained by Continental Stock Transfer & Trust Company acting as trustee.

Since the Finnovate IPO, Finnovate’s activity has been limited to the search and evaluation of and negotiation with business combination candidates.

On April 27, 2023, Finnovate entered into the Investment Agreement with the Sponsor and Sunorange, pursuant to which Sunorange and its designees would acquire partnership interests in the Sponsor and Finnovate Class B Ordinary Shares held by certain Finnovate directors, which combined interests entitle Sunorange and its designees to receive, in the aggregate, 3,557,813 Finnovate Class B Ordinary Shares and 6,160,000 Finnovate Private Warrants (collectively, the “Insider Securities”) (the “Sunorange Investment”). In connection with the Sunorange Investment, which closed on May 8, 2023, Finnovate introduced a change in management and the Finnovate Board.

On May 8, 2023, Finnovate held an extraordinary general meeting of shareholders (the “2023 EGM”) to amend the Finnovate Articles (the “Charter Amendment”) to, among other things, extend the date by which Finnovate has to consummate a business combination from May 8, 2023 to May 8, 2024. Shareholders holding 12,626,668 Finnovate Class A Ordinary Shares exercised their right to redeem such shares for a pro rata portion of the funds in Finnovate’s Trust Account. These shares were redeemed for approximately US$10.50 per share for a total redemption value paid from the Trust Account of approximately US$132,616,922.

On May 2, 2024, Finnovate’s shareholders approved an amendment to the Finnovate Articles (the “Second Extension Amendment”), which extends the date by which Finnovate must consummate its initial business combination from May 8, 2024 to November 8, 2024. On May 15, 2024, the Company issued the May 2024 Note in the aggregate principal amount of up to $225,000 to the Sponsor, the proceeds from which will be deposited into the Trust Account for the benefit of each Finnovate Public Share that was not redeemed in connection with the Second Extension Amendment.

On July 3, 2024, Finnovate, received written notice from Nasdaq indicating that the Nasdaq Hearings Panel (the “Panel”) had granted Finnovate’s request for continued listing on Nasdaq, subject to the Company completing a business combination with an operating entity and evidencing compliance with the criteria for initial listing on Nasdaq, including the applicable holders requirement, by November 4, 2024.

On November 6, 2024, Finnovate’s shareholders approved an amendment to the Finnovate Articles (the “Third Extension Amendment”), which extends the date by which Finnovate must consummate its initial business combination from November 8, 2024 to May 8, 2025. On November 11, 2024, Finnovate issued the November 2024 Note in the aggregate principal amount of up to US$259,588 to the Sponsor, the proceeds from which will be deposited into the Trust Account for the benefit of each Finnovate Public Share that was not redeemed in connection with the Third Extension Amendment. The Sponsor intends to deposit the initial monthly extension installment of US$43,264.50 (plus any applicable interest) into the trust account during the week of December 2, 2024.

On November 8, 2024, Finnovate received written notice (the “Notice Letter”) from the Panel indicating that the Panel had determined to delist Finnovate’s securities from Nasdaq and that trading in the Company’s securities would be suspended at the open of trading on November 12, 2024 due to the Company’s failure to timely satisfy the terms of the Panel’s July 3, 2024 decision (the “Decision”). On November 6, 2024, Finnovate notified the Panel that it would not be able to close its initial business combination by the Panel’s November 4, 2024 deadline. Accordingly, the Panel has determined to delist the Company’s securities from Nasdaq as set forth in the Notice Letter.

Since Finnovate’s incorporation, the Finnovate Board has sought to identify suitable candidates in order to effect such initial business combination. In its review of Scage International, the Finnovate Board considered a variety of factors weighing positively and negatively in connection with the Business Combination. After careful consideration, the Finnovate Board has determined that the Business Combination presents a highly attractive business combination opportunity and is in the best interests of Finnovate. The Finnovate Board believes that, based on its review and consideration, the Business Combination presents an opportunity to increase shareholder value and completes Finnovate’s primary objective of consummating an initial business combination in its required timeframe. However, there can be no assurance that the anticipated benefits of the Business Combination will be achieved. The Finnovate Board considered detriments to the Business Combination, including potential dilution to the Finnovate shareholders in the transaction and any associated PIPE. Shareholder approval of the Business Combination is required by the Cayman Companies Act, the Business Combination Agreement and the Finnovate Articles as well as to comply with Nasdaq Listing Rule 5635.

See the section entitled “The Business Combination Proposal—Finnovate Board’s Reasons for Approval of the Business Combination.”

Q.     What will happen to Finnovate’s securities upon consummation of the Business Combination?

A.     The Finnovate Units, the Finnovate Ordinary Shares and the Finnovate Warrants are currently listed on the OTC Markets under the symbols “FNVTUF,” “FNVTF” and “FNVTWF,” respectively. PubCo has applied to list the PubCo ADSs and PubCo Warrants on Nasdaq under the symbols “SCAG” and “SCAGW,” respectively, upon the closing of the Business Combination. PubCo will not have units traded following the closing of the Business Combination, at which time each Finnovate Unit will have separated into its component securities. PubCo will not have units traded following the consummation of the Business Combination.

While trading on Nasdaq is expected to begin on the first business day following the consummation of the Business Combination, there can be no assurance that PubCo ADSs or PubCo Warrants will be listed on Nasdaq or it they are, that a viable and active trading market will develop. See “Risk Factors” for more information.

Q.     Why is Finnovate providing shareholders with the opportunity to vote on the Business Combination?

A.      Pursuant to the Business Combination Agreement, the approval of the Finnovate shareholders is a condition to Closing. In addition, under its Finnovate Articles, Finnovate must provide all holders of its Finnovate Public Shares with the opportunity to have their Finnovate Public Shares redeemed upon the consummation of Finnovate’s initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business reasons and pursuant to Cayman law requirements, Finnovate has elected to structure the Business Combination in such a way as to provide its shareholders with the opportunity to have their Finnovate Public Shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, Finnovate is seeking to obtain the approval of its shareholders of the Business Combination Proposal in order to allow its public shareholders to effectuate redemptions of their Finnovate Public Shares in connection with the consummation of the Business Combination. In addition to the Business Combination Proposal, the Finnovate Shareholders are being asked to vote upon the NTA Proposal, the Merger Proposal, the PubCo Memorandum and Articles Proposals, the Organizational Documents Advisory Proposals and the PubCo Director Election Proposal.

The Adjournment Proposal will be presented to the holders of the issued and outstanding Finnovate Ordinary Shares only if the chairman of the Meeting deems it necessary or appropriate, including, if necessary, to permit further solicitation and vote of proxies if necessary or desirable, at the determination of the Finnovate Board.

Q.     Are the proposals conditioned on one another?

A.     The Business Combination Proposal is conditioned on approval of the Merger Proposal, the PubCo Memorandum and Articles Proposal and the PubCo Director Election Proposal (collectively, the “Condition Precedent Proposals”). If Finnovate’s shareholders do not approve the Business Combination Proposal, the Merger Proposal, the PubCo Memorandum and Articles Proposal and the PubCo Director Election Proposal, then the Business Combination may not be consummated.

Unless the Business Combination Proposal is approved, the NTA Proposal, the Merger Proposal, the PubCo Memorandum and Articles Proposal and the PubCo Director Election Proposal will not be presented to the shareholders of Finnovate at the Meeting. In addition, as required by applicable SEC guidance, to give shareholders the opportunity to present their views on important corporate governance provisions, Finnovate is requesting that its shareholders vote, on a non-binding advisory basis, upon the Organizational Documents Advisory Proposals to approve certain governance provisions contained in the PubCo A&R MAA that materially affect shareholder rights, and will be adopted if the PubCo Memorandum and Articles Proposal is approved by the shareholders and the Business Combination is consummated. See the section entitled “The PubCo Memorandum and Articles Proposal.” None of the Business Combination Proposal, the Merger Proposal, the NTA Proposal, the PubCo Memorandum and Articles Proposal or the PubCo Director Election Proposal is conditioned on the approval of the Organizational Documents Advisory Proposals.

The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite votes for approval, then Finnovate will not consummate the Business Combination. If Finnovate does not consummate the Business Combination and fails to complete an initial business combination by May 8, 2025, then Finnovate will be required to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to its public shareholders and the Finnovate Warrants will expire worthless.

The Sponsor is controlled by its general partner, Sunorange Limited, and Mr. Kung and Mr. Wong serve as the sole directors of Sunorange Limited. Sunorange Limited has voting and dispositive power over 3,557,813 Finnovate Class B Ordinary Shares and 6,160,000 Finnovate Private Warrants. Mr. Kung has an indirect economic interest in 25,000 Finnovate Class A Ordinary Shares through the Sponsor. Mr. Wong has an indirect economic interest in 226,153 Finnovate Class A Ordinary Shares through his partnership interests in the Sponsor, of which 15,000 Class A Ordinary Shares are attributed to Mr. Wong in his personal capacity as a limited partner and 211,153 Class A Ordinary Shares are attributed to Sun Tone Limited, for which Mr. Wong is sole owner and director. As general partner of the Sponsor, Sunorange coordinates and authorizes the Sponsor’s financing arrangements with Finnovate, including all loans provided to Finnovate. It has also contributed significant capital at risk as lender to Finnovate of approximately $2.2 million under the June 2023 Note, the November 2023 Note and the November 2024 Note, as described above.

On May 8, 2023, Finnovate’s shareholders approved an amendment to the Finnovate Articles (the “Extension Amendment”). The Extension Amendment extends the date by which Finnovate must consummate its initial business combination from May 8, 2023 to May 8, 2024, provided Finnovate deposits US$100,000 per month into the Trust Account for each outstanding Finnovate Public Share on or before the 8th day of each extension month.

On May 2, 2024, Finnovate’s shareholders approved an amendment to the Finnovate Articles (the “Second Extension Amendment”), which extends the date by which Finnovate must consummate its initial business combination from May 8, 2024 to November 8, 2024. On May 15, 2024, the Company issued the May 2024 Note in the aggregate principal amount of up to $225,000 to the Sponsor, the proceeds from which will be deposited into the Trust Account for the benefit of each Finnovate Public Share that was not redeemed in connection with the Second Extension Amendment.

On July 3, 2024, Finnovate, received written notice from Nasdaq indicating that the Nasdaq Hearings Panel (the “Panel”) had granted Finnovate’s request for continued listing on Nasdaq, subject to the Company completing a business combination with an operating entity and evidencing compliance with the criteria for initial listing on Nasdaq, including the applicable holders requirement, by November 4, 2024.

On November 6, 2024, Finnovate’s shareholders approved an amendment to the Finnovate Articles (the “Third Extension Amendment”), which extends the date by which Finnovate must consummate its initial business combination from November 8, 2024 to May 8, 2025. On November 11, 2024, Finnovate issued the November 2024 Note in the aggregate principal amount of up to US$259,588 to the Sponsor, the proceeds from which will be deposited into the Trust Account for the benefit of each Finnovate Public Share that was not redeemed in connection with the Third Extension Amendment. The Sponsor intends to deposit the initial monthly extension installment of US$43,264.50 (plus any applicable interest) into the trust account during the week of December 2, 2024.

On November 8, 2024, Finnovate received written notice (the “Notice Letter”) from the Panel indicating that the Panel had determined to delist Finnovate’s securities from Nasdaq and that trading in the Company’s securities would be suspended at the open of trading on November 12, 2024 due to the Company’s failure to timely satisfy the terms of the Panel’s July 3, 2024 decision (the “Decision”). On November 6, 2024, Finnovate notified the Panel that it would not be able to close its initial business combination by the Panel’s November 4, 2024 deadline. Accordingly, the Panel has determined to delist the Company’s securities from Nasdaq as set forth in the Notice Letter.

Q.     What will happen in the Business Combination?

A.     Pursuant to the Business Combination Agreement, the Business Combination (as defined below) will be effected in two steps. Subject to the approval and adoption of the Business Combination Agreement by the shareholders of Finnovate, on the Closing Date: (1) Merger Sub I will merge with and into Scage International (the “First Merger”), with Scage International surviving the First Merger as a wholly-owned subsidiary of PubCo (the time at which the First Merger becomes effective is sometimes referred to herein as the “First Merger Effective Time”); and (2) immediately following the First Merger, Merger Sub II will merge with and into Finnovate (the “Second Merger” and, together with the First Merger, the “Mergers,” and together with all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Finnovate surviving the Second Merger as a wholly owned subsidiary of PubCo (the time at which the Second Merger becomes effective is referred to herein as the “Effective Time”).

On the Closing Date and immediately prior to the First Merger Effective Time, each Company Preferred Share, that is issued and outstanding immediately prior to the First Merger Effective Time shall be canceled in exchange for the right to receive a number of Company Ordinary Shares, at the then-effective conversion rate in accordance with Scage International’s amended and restated articles of association (the “Conversion”). At the First Merger Effective Time, pursuant to the First Merger, (1) each Company Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time and after the Conversion shall, as of the First Merger Effective Time, be canceled and converted into the right to receive a number of PubCo Ordinary Shares at the Exchange Ratio (as defined in the Business Combination Agreement) in the form of PubCo ADSs; (2) any Company Convertible Securities (as defined in the Business Combination Agreement), to the extent then outstanding and unexercised immediately prior to the First Merger Effective Time, shall automatically be assumed by PubCo and converted into a convertible security of PubCo, subject to the same terms and conditions as were applicable to the corresponding former Company Convertible Securities immediately prior to the First Merger Effective Time; (3) every issued and outstanding share of PubCo owned by One Strength Brother Limited, being the only issued and outstanding share in PubCo immediately prior to the First Merger Effective Time, shall be canceled; and (4) each then issued and outstanding ordinary share of Merger Sub I, par value US$0.0001 per share, shall be converted into and exchanged for one ordinary share of the Surviving Company.

At the Effective Time, pursuant to the Second Merger: (1) each issued and outstanding Finnovate Public Unit shall be automatically detached and the holder thereof shall be deemed to hold one Finnovate Class A Ordinary Share and three-quarters of one Finnovate Public Warrant (“Unit Separation”), (2) immediately following the Unit Separation, every issued and outstanding Finnovate Ordinary Share (other than treasury shares held by Finnovate and those shares held by the Insiders and Dissenting Finnovate Shares) immediately prior to the Effective Time shall be canceled and converted automatically into the right to receive one PubCo ADSs; (3) every issued and outstanding Finnovate Ordinary Share held by the Insiders immediately prior to the Effective Time shall be canceled by virtue of the Second Merger and converted automatically into the right to receive one PubCo Ordinary Share; (4) pursuant to certain Assignment, Assumption and Amendment to Warrant Agreement, at the Effective Time, each Finnovate Public Warrant shall be converted into one PubCo Public Warrant, and each outstanding Finnovate Private Warrant shall be converted into one PubCo Private Warrant, and each of the PubCo Public Warrants and PubCo Private Warrants (together with PubCo Public Warrants, “Assumed Warrants”) shall have and be subject to substantially the same terms and conditions set forth in the respective Finnovate Public Warrants and Finnovate Private Warrants, except that they shall represent the right to acquire PubCo ADSs or PubCo Ordinary Shares, respectively, in lieu of Finnovate Ordinary Shares; (5) each Finnovate Ordinary Share for which a holder has validly exercised its right of redemption shall be surrendered and cancelled and shall cease to exist; and (6) each then issued and outstanding ordinary share of Merger Sub II, par value US$0.0001 per share, shall be converted into and exchanged for one ordinary share of the Surviving Entity.

Q.     What are the U.S. federal income tax consequences of the Business Combination to me?

A.     Subject to the discussion below of Finnovate Warrants, it is intended that the Business Combination qualifies as an exchange described in Section 351(a) of the Code, and it is the opinion of Finnovate’s counsel, Ellenoff Grossman & Schole LLP, that the Business Combination will qualify as an exchange described in Section 351(a) of the Code. However, there can be no assurance that the U.S. Internal Revenue Service will not successfully challenge this position, and if so then the exchange of Finnovate Ordinary Shares or Company Ordinary Shares (including those converted from Company Preferred Shares in the Conversion) for PubCo ADSs will be a taxable exchange, and the tax consequences described herein will be materially different from those described below. The remainder of this discussion assumes that the transactions described above qualify as an exchange described in Section 351(a) of the Code. Assuming such qualification, a U.S. holder that receives PubCo ADSs in exchange for Finnovate Ordinary Shares or Company Ordinary Shares in the Business Combination will not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the PubCo ADSs received in the Business Combination by a U.S. holder should be equal to the adjusted tax basis of the Finnovate Ordinary Shares or Company Ordinary Shares exchanged therefor. The holding period of the PubCo ADSs should include the holding period during which the Finnovate Ordinary Shares or Company Ordinary Shares exchanged therefor were held by such U.S. holder.

If the Business Combination qualifies only as an exchange governed by Section 351(a) of the Code (and not by Section 368 of the Code), a U.S. holder that receives PubCo ADSs in exchange for Finnovate Ordinary Shares and that holds Finnovate Warrants that automatically convert into Assumed Warrants should recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess (if any) of (x) the sum of the fair market values of the PubCo ADSs and the Assumed Warrants received by such holder over (y) such holder’s aggregate adjusted tax basis in the Finnovate Ordinary Shares and Finnovate Warrants exchanged therefor) and (ii) the fair market value of the Assumed Warrants received by such holder in such exchange.

If the Business Combination qualifies as an exchange governed only by section 351 of the Code (and not by section 368 of the Code), a U.S. holder that holds only Finnovate Warrants that automatically convert into Assumed Warrants should recognize gain or loss upon such exchange equal to the difference between the fair market value of the Assumed Warrants received and such U.S. holder’s adjusted basis in its Finnovate Warrants. A U.S. holder’s basis in its Assumed Warrants received in the Business Combination should equal the fair market value of the Assumed Warrants. A U.S. holder’s holding period in its Assumed Warrants should begin on the day after the Business Combination.

If the Business Combination qualifies as a “reorganization” as well as a section 351 exchange, a U.S. holder that receives PubCo ADSs in exchange for Finnovate Ordinary Shares and whose Finnovate Warrants automatically convert into Assumed Warrants should not recognize any gain or loss upon the exchange. In such case, a U.S. holder’s tax basis in the PubCo ADSs and the Assumed Warrants received should be equal to the U.S. holder’s basis in the Finnovate Ordinary Shares and Finnovate Warrants exchanged therefor, and the holding period of the PubCo ADSs and Assumed Warrants should include the holding period during which the Finnovate Ordinary Shares and Finnovate Warrants exchanged therefor were held by such U.S. holder. However, it is unclear whether the requirements of Section 368 of the Code can be satisfied. There are many requirements that must be satisfied in order for the Business Combination to qualify as a “reorganization” under Section 368 of the Code, some of which are based upon factual determinations and others are fundamental to corporate reorganizations. For example, it is unclear as a matter of law whether an entity that may not have a historic business, such as Finnovate, can satisfy the “continuity of business enterprise” requirement under Section 368 of the Code. In addition, reorganization treatment could be adversely affected by events or actions that occur prior to or at the time of the Business Combination, some of which are outside the control of Finnovate. For example, the requirements for reorganization treatment could be affected by the magnitude of Finnovate Ordinary Share redemptions that occur in connection with the Business Combination. As a result, Finnovate’s counsel is unable to opine whether the Business Combination qualifies as a reorganization under Section 368 of the Code.

Even if the Business Combination otherwise qualifies as an exchange described in Section 351(a) of the Code and/or as a reorganization under Section 368 of the Code, U.S. holders may be required to recognize gain (but not loss) on account of the application of the Passive Foreign Investment Company rules, as described in more detail under “Material U.S. Federal Income Tax Consideration—U.S. Holders—The Business Combination—Application of the Passive Foreign Investment Company Rules to the Transactions.”

For additional discussion of the U.S. federal income tax treatment of the Business Combination, see the section entitled “Material U.S. Federal Income Tax Considerations—U.S. Holders—The Business Combination—Tax Consequences of the Business Combination.”

Q.     What conditions must be satisfied or waived to complete the Business Combination?

A.     The obligations of the parties to consummate the Business Combination is subject to various conditions, including the following mutual conditions of the parties. Any of the conditions to a party’s obligation to consummate the Business Combination set forth in the Business Combination Agreement, if legally permitted, may be waived by such party.

These conditions include: (1) the approval of the Business Combination Agreement and the Business Combination and related matters (including the Mergers) by the requisite vote of Finnovate’s and Scage International’s shareholders; (2) obtaining material regulatory approvals; (3) receipt of specified third party consents from any bank that has granted a valid credit facility to Scage International or any notifications to be made to any such bank; (4) no law or order preventing or prohibiting the Business Combination; (5) Finnovate or PubCo shall have consolidated net tangible assets of at least US$5,000,001 (as calculated and determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to the Closing (after giving effect to the Redemption) or upon the Closing after giving effect to the Mergers (including the Redemption), or PubCo otherwise is exempt from the provisions of Rule 419 promulgated under the Exchange Act (i.e. one of several exclusions from the “penny stock” rules of the SEC applies and Finnovate relies on another exclusion); (6) amendment by the shareholders of PubCo of PubCo’s memorandum and articles of association; (7) the effectiveness of the Registration Statement of which this proxy statement/prospectus forms a part; (8) appointment of the post-closing directors of PubCo; and (9) Nasdaq listing requirements having been fulfilled.

In addition, unless waived by Scage International, the obligations of Scage International, PubCo, Merger Sub I and Merger Sub II to consummate the Business Combination is subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (1) the representations and warranties of Finnovate being true and correct on and as of the Closing (subject to Material Adverse Effect);

(2) Finnovate having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (3) absence of any Material Adverse Effect with respect to Finnovate since the date of the Business Combination Agreement which is continuing and uncured; (4) the cash proceeds from the PIPE Investment shall be not less than an aggregate of US$15,000,000; (5) receipt by Scage International and PubCo of the Amended and Restated Registration Rights Agreement; (6) each of Scage International’s shareholders shall have received from PubCo a registration rights agreement covering the merger consideration shares received by Scage International’s shareholders duly executed by PubCo; and (7) receipt by Scage International and PubCo of employment agreements between certain management persons from Scage International and Scage International or Finnovate, in each case effective as of Closing.

Unless waived by Finnovate, the obligations of Finnovate to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (1) the representations and warranties of Scage International, PubCo, Merger Sub I, and Merger Sub II being true and correct on and as of the Closing (subject to Material Adverse Effect on the Target Companies, taken as a whole); (2) Scage International, PubCo, Merger Sub I, and Merger Sub II having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (3) absence of any Material Adverse Effect with respect to the Target Companies (taken as a whole) since the date of the Business Combination Agreement which is continuing and uncured; (4) the Non-Competition Agreements, the Employment Agreements, the Amended and Restated Registration Rights Agreement, each Key Seller Lock-Up Agreement and each Seller Lock-Up Agreement shall be in full force and effect from the Closing; (5) resignation of the directors and officers of Scage International as requested by Finnovate prior to the Closing; (6) the Reorganization having been consummated by July 20, 2024; and (7) Scage International and Nanjing Scage shall have reached a waiver, compromise, conciliation, settlement or similar resolution of disputes with Shenzhen Deju Brothers Special II Corporate Management Partnership (Limited Partnership) regarding Scage International’s or Nanjing Scage’s equity, and the property preservation measures against Nanjing Scage (the equity interest held by Nanjing Scage in Scage International (Shanghai) Hydrogen Energy Technology Co., Ltd. has been judicially frozen) have been released.

For a summary of all of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal—The Business Combination Agreement and Related Agreements.” In the event of the waiver of a condition, the Finnovate Board will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and recirculation or resolicitation of stockholder approval is necessary. For more information, refer to the section titled “The exercise of Finnovate’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Finnovate’s shareholders’ best interest.”

Q.     Did the Finnovate Board obtain a fairness opinion in determining whether to proceed with the Business Combination?

A.     Yes. Pursuant to the Finnovate Articles, and as provided in the Finnovate IPO prospectus, Finnovate is only required to obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions that such an initial business combination is fair to Finnovate from a financial point of view, if Finnovate would seek to complete an initial business combination with a business combination target that is affiliated with the Sponsor, or Finnovate’s directors or officers. No prior conflicts or affiliate relationship existed between members of the Finnovate Board and management, on the one hand, and Scage International, on the other hand. As such, an opinion was not required under the Finnovate Articles. However, the Finnovate Board obtained a fairness opinion from ValueScope, Inc. (“ValueScope”), dated June 17, 2024, which provided that, as of that date and based on and subject to the assumptions, limitations, qualifications and other conditions set forth therein, Scage International’s enterprise value in the Business Combination of US$800,000,000 was fair, from a financial point of view, to the shareholders of Finnovate. Finnovate obtained such fairness opinion to (i) inform themselves with respect to all material information reasonably available to them and (ii) act with appropriate care in considering the Business Combination. See the section of this proxy statement/prospectus entitled “Proposal No. 2: The Business Combination Proposal—Opinion of ValueScope, the Finnovate Board’s Financial Advisor” for additional information.

Q.     What equity stake will current Finnovate Public Shareholders, the Sponsor and the Scage International shareholders and their affiliates hold in PubCo immediately after the completion of the Business Combination?

A.     Upon the completion of the Business Combination, assuming among other things, that no Finnovate Public Shareholders exercise redemption rights with respect to their Finnovate Public Shares upon completion of the Business Combination (prior to giving effect to any warrant exercises), Finnovate Public Shareholders, the Sponsor and the Scage International shareholders will own approximately 1.2%, 5.9% and 92.7% of the outstanding shares of PubCo, respectively, such percentages calculated assuming that Scage International’s shareholders receive approximately 67,482,417 PubCo Ordinary Shares, represented by the PubCo ADSs, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment).

If any of Finnovate Public Shareholders exercise their redemption rights, the percentage of PubCo’s outstanding Ordinary Shares, represented by PubCo ADSs, held by Finnovate Public Shareholders will decrease and the percentages of PubCo’s outstanding Ordinary Shares held by the Initial Shareholders and PubCo Ordinary Shares, represented by PubCo ADSs, held by Scage International’s shareholders and their affiliates will increase, in each case relative to the percentage held if none of the Finnovate Public Shares are redeemed and assuming none of the Finnovate shareholders exercise their redemption rights in connection with the Meeting. Under the Contractual Maximum Redemption scenario (as defined below), Finnovate Public Shareholders, the Sponsor and the Scage International shareholders will own approximately nil, 6.0% and 93.8% of the outstanding shares of PubCo, respectively, such percentages calculated assuming that Scage International’s shareholders receive approximately 67,482,417 PubCo Ordinary Shares, represented by PubCo ADSs, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment).

Except for distribution of Sponsor assets pursuant to the Sponsor’s governing documents, there are currently no specified circumstances or arrangements under which the Sponsor, its affiliates, and promoters, directly or indirectly, could transfer ownership of securities of Finnovate, or that could result in the surrender or cancellation of such securities. However, if additional investors participate through a PIPE financing, there may be arrangements where certain holders of Finnovate Securities sell or transfer some of their securities to the PIPE investors.

If any of Finnovate Public Shareholders redeem their Finnovate Public Shares at Closing but continue to hold Public Warrants after the Closing, the aggregate value of the Public Warrants that may be retained by them, based on the closing trading price per Public Warrant as of November 11, 2024, would be approximately US$156,617 regardless of the amount of redemptions by Finnovate Public Shareholders. Upon the issuance of PubCo Ordinary Shares in connection with the Business Combination, the percentage ownership of PubCo by Finnovate Public Shareholders that do not redeem their Finnovate Public Shares will be diluted. Finnovate Public Shareholders that do not redeem their Finnovate Public Shares in connection with the Business Combination will experience further dilution upon the exercise of Public Warrants that are retained after the Closing by redeeming Finnovate Public Shareholders. The percentage of the total number of outstanding PubCo Ordinary Shares, represented by PubCo ADSs, that will be owned by Finnovate Public Shareholders as a group will vary based on the number of Finnovate Public Shares for which the holders thereof request redemption in connection with the Business Combination.

Potential ownership of outstanding PubCo Ordinary Shares, including those represented by PubCo ADSs, upon Closing (on a diluted and as-converted basis assuming the vesting and exercise of outstanding warrants of PubCo and the issuance of PubCo Ordinary Shares in respect thereof):

The issuance of PubCo Ordinary Shares, represented by PubCo ADSs, in the Business Combination will dilute the equity interests of Finnovate Public Shareholders who do not exercise their redemption rights and may adversely affect prevailing market prices for PubCo Ordinary Shares. Finnovate Public Shareholders who do not exercise their redemption rights may experience dilution to varying degrees in connection with and after the Business Combination, including:

•        the issuance of PubCo Ordinary Shares, represented by PubCo ADSs, as part of the consideration in connection with the consummation of the Business Combination; and

•        the exercise of PubCo Warrants.

The issuance of PubCo Ordinary Shares, represented by PubCo ADSs, in connection with the Business Combination, including through any of the foregoing, could have the following effects for Finnovate Public Shareholders who elect not to redeem their Public Shares:

•        their proportionate ownership interest in PubCo will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding Finnovate Ordinary Shares will be diminished; or

•        the market price of PubCo Ordinary Shares or PubCo Warrants, as applicable, may decline.

The following table illustrates varying beneficial ownership levels in PubCo, as well as possible sources and extents of dilution for non-redeeming Finnovate Public Shareholders, assuming no additional redemptions by Finnovate Public Shareholders, 25% redemption by Finnovate Public Shareholders, 50% redemption by Finnovate Public Shareholders, 75% redemption by Finnovate Public Shareholders and the Contractual Maximum Redemption by Finnovate Public Shareholders. The calculations are based upon (1) 5,327,792 issued and outstanding ordinary shares of Finnovate as of the Record Date, and (2) 67,482,417 PubCo Ordinary Shares, represented by PubCo ADSs, to be issued to Scage International’s shareholders (based on an Aggregate Merger Consideration Amount calculated on June 30, 2024 and assuming no conversion of outstanding convertible bonds of Scage International). The “Contractual Maximum Redemption scenario” assumes that the NTA Proposal is approved. If the NTA Proposal is approved by Finnovate shareholders at the Meeting and the net asset test that is the subject of such proposal is removed, then the number of redemptions by holders of Finnovate Public Shares will not be limited to such number of redemptions as would cause Finnovate’s net tangible assets at Closing not to be less than $5,000,001.

Assumptions are as follows:

•        Assuming no additional redemption scenario:    This presentation assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares since the last redemption of 1,383,214 shares in November 2024.

•        Assuming Contractual Maximum Redemption scenario:    This presentation assumes that the Public Shareholders holding approximately 100.0% of the Public Shares exercise redemption rights with respect to their Public Shares. This scenario assumes 865,292 Public Shares are redeemed for an aggregate redemption payment of approximately US$10.1 million plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable). The maximum redemption scenario is determined based on the Finnovate shareholders’ approval of the NTA Proposal (“Contractual Maximum Redemption”).

•        Assuming 25% redemption scenario:    This presentation assumes that the Public Shareholders holding approximately 25.0% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 25% of the Public Shares assumed to be redeemed under the Contractual Maximum Redemption scenario. This scenario assumes that 216,323 Public Shares are redeemed for an aggregate redemption payment of approximately US$2.5 million plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable).

•        Assuming 50.0% redemption scenario:    This presentation assumes that the Public Shareholders holding approximately 50.0% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 50.0% of the Public Shares assumed to be redeemed under the Contractual Maximum Redemption scenario. This scenario assumes that 432,646 Public Shares are redeemed for an aggregate redemption payment of approximately US$5.1 million plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable).

•        Assuming 75.0% redemption scenario:    This presentation assumes that the Public Shareholders holding approximately 75.0% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 75.0% of the Public Shares assumed to be redeemed under the Contractual Maximum Redemption scenario. This scenario assumes that 648,969 Public Shares are redeemed for an aggregate redemption payment of approximately US$7.6 million plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable).

Each of the redemption scenarios assumes no conversion of (1) June 2023 Promissory Note, (2) May 2024 Promissory Note, (3) November 2023 Promissory Note, (4) January 2024 Promissory Note, or (5) consulting fee to be paid to 3A Partners pursuant to the Finder’s Agreement.

If the NTA Requirement Amendment Proposal (Proposal No.1) is not approved by Finnovate stockholders, the Business Combination may only be consummated if the combined company would have net tangible assets of at least US$5,000,001 upon closing of the Business Combination. The maximum number of shares of Finnovate Public Shares that may be redeemed and satisfy the NTA Requirement would be 661,229.

	No additional redemption		%	25% Redemption		%	50% Redemption		%	75% Redemption		%	Contractual Maximum Redemption		%
Shares issued to public shareholders	13,802,792	(1)	14.6	13,586,469	(5)	14.4	13,370,146	(6)	14.2	13,153,823	(7)	14.0	12,937,500	(8)	13.8
Shares issued to the Sponsor and its affiliates	12,542,413	(2)	13.3	12,542,413	(2)	13.3	12,542,413	(2)	13.3	12,542,413	(2)	13.4	12,542,413	(2)	13.4
Founder Shares held by officers and directors	13,125		—	13,125		—	13,125		—	13,125		—	13,125		—
Shares issued to the underwriter	706,962	(3)	0.7	706,962	(3)	0.7	706,962	(3)	0.8	706,962	(3)	0.8	706,962	(3)	0.8
Shares issued to shareholders of Scage in Business Combination	67,482,417	(4)	71.4	67,482,417	(4)	71.6	67,482,417	(4)	71.7	67,482,417	(4)	71.8	67,482,417	(4)	72.0
Total	94,547,709		100.0	94,331,386		100.0	94,115,063		100.0	93,898,740		100.0	93,682,417		100.0
Implied Per Share Value issued, outstanding and fully diluted(9)	8.46			8.48			8.50			8.52			8.54
Implied Per Share Value issued, outstanding and fully diluted (excluding shares issued to redeemable shareholders)(9)(10)	8.54			8.54			8.54			8.54			8.54

____________

(1)      Including (i) 865,292 PubCo Ordinary Shares, represented by PubCo ADSs, in exchange for the Finnovate Ordinary Shares held by public shareholders, and (ii) 12,937,500 PubCo Ordinary Shares, represented by PubCo ADSs, to be issued upon the exercise of the assumed Public Warrants.

(2)      Including (i) 4,312,500 PubCo Ordinary Shares in exchange for the Finnovate Ordinary Shares held by the Sponsor and its affiliates and (ii) 8,243,038 PubCo Ordinary Shares to be issued upon the exercise of the assumed Private Placement Warrants.

(3)      Including (i) 150,000 PubCo Ordinary Shares to be issued for the Finnovate Ordinary Shares held by the underwriter, and (ii) 556,962 PubCo Ordinary Shares to be issued upon the exercise of the assumed Private Placement Warrants.

(4)      Including 67,482,417 PubCo Ordinary Shares, represented by PubCo ADSs, in exchange for Scage International’s ordinary shares and preferred shares held by Scage International’s shareholders.

(5)      Including (i) 648,969 PubCo Ordinary Shares, represented by PubCo ADSs, in exchange for the Finnovate Ordinary Shares held by public shareholders, and (ii) 12,937,500 PubCo Ordinary Shares, represented by PubCo ADSs, to be issued upon the exercise of the assumed Public Warrants.

(6)      Including (i) 432,646 PubCo Ordinary Shares, represented by PubCo ADSs, in exchange for the Finnovate Ordinary Shares held by public shareholders, and (ii) 12,937,500 PubCo Ordinary Shares, represented by PubCo ADSs, to be issued upon the exercise of the assumed Public Warrants.

(7)      Including (i) 216,323 PubCo Ordinary Shares, represented by PubCo ADSs, in exchange for the Finnovate Ordinary Shares held by public shareholders, and (ii) 12,937,500 PubCo Ordinary Shares, represented by PubCo ADSs, to be issued upon the exercise of the assumed Public Warrants.

(8)      Including 12,937,500 PubCo Ordinary Shares, represented by PubCo ADSs, to be issued upon the exercise of the assumed Public Warrants.

(9)      Calculation of implied per share value assumes an enterprise value of US$800 million of Scage International upon consummation of the Business Combination.

(10)    Excluding redeemable PubCo Ordinary Shares, represented by PubCo ADSs, held by public shareholders.

The calculations in the paragraphs above reflect certain qualifications and assumptions. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Dilution

Dilution per share to the original investors in Finnovate is determined by its net tangible book value per share, as adjusted, while excluding the Business Combination, while giving effect to material probable or consummated transactions and other material effects on Finnovate’s net tangible book value per share, from the initial public offering price per share paid by original investors in Finnovate as set forth as follows under the five redemption scenarios:

	No redemptions	25% Redemptions	50% Redemptions	75% Redemptions	Maximum Redemptions
Number of shares
Finnovate public shares	865,292	648,969	432,646	216,323	—
Founder Shares	4,312,500	4,312,500	4,312,500	4,312,500	4,312,500
Finnovate Shares held by EBC	150,000	150,000	150,000	150,000	150,000
Total Finnovate’s shares outstanding as of June 30, 2024	5,327,792	5,111,469	4,895,146	4,678,823	4,462,500

Potential source of dilution(1):	—	—	—	—	—
Fully diluted shares outstanding as of June 30, 2024, as adjusted	5,327,792	5,111,469	4,895,146	4,678,823	4,462,500

Finnovate’s net tangible book value as of June 30, 2024(2)	$(4,048,517)	$(4,048,517)	$(4,048,517)	$(4,048,517)	$(4,048,517)
Adjusted for(3): Trust account balance as of November 4, 2024	10,107,833	7,502,082	5,001,388	2,500,694	—
Transaction expenses to be paid by Finnovate	(4,312,250)	(4,312,250)	(4,312,250)	(4,312,250)	(4,312,250)
Compensation to consultant	(400,000)	(400,000)	(400,000)	(400,000)	(400,000)
Finnovate’s net tangible book value as of June 30, 2024, as adjusted	$1,347,066	$(1,258,685)	$(3,759,379)	$(6,260,073)	$(8,760,767)

Net tangible book value per share as of June 30, 2024	$(0.76)	$(0.79)	$(0.83)	$(0.87)	$(0.91)
Net tangible book value per share as of June 30, 2024, as adjusted	$0.25	$(0.25)	$(0.77)	$(1.34)	$(1.96)
Dilution(4)	$9.75	$10.25	$10.77	$11.34	$11.96

____________

(1)      Potential source of dilution excludes transactions that are considered improbable by Finnovate to be effected at or prior to the consummation of the Business Combination:

(i)      Up to 1,100,000 shares issuable upon exercise of warrants, which may be issued upon conversion, at Sunorange’s election, of the June 2023 Note. Sunorange currently has no intention to convert the June 2023 Note.

(ii)     34,602 shares issuable upon conversion of $400,000 due to 3A Partners upon the consummation of the Business Combination. 3A Partners currently has no intention to convert the compensation payable.

(iii)    Up to 21,737,500 shares issuable upon exercise of Public Warrants and Private Placement Warrant. Such warrants are not exercisable until 30 days after the Closing Date), at which point they are exercisable, at the holder’s election, until the five year anniversary of the Closing Date, at an exercise price of $11.50 (subject to adjustment).

(2)      Finnovate’s net tangible book value was calculated by total assets minus total liabilities minus ordinary shares subject to redemption.

(3)      Finnovate’s net tangible book value was adjusted for (i) trust account balance as a result of different level of redemption; and (ii) transaction expenses that have not recorded on Finnovate’s financial statements as of June 30, 2024, which will have impacts on the calculation of net tangible book value upon closing.

(4)      Dilution was calculated by subtracting the Net tangible book value per share as of June 30, 2024, as adjusted from Finnovate’s IPO price per share paid by the original investors ($10.00 per share).

For each of the five redemption scenarios, potential dilution results in the amount of non-redeeming shareholders’ interest per share being at least the IPO price per share:

	No redemptions	25% Redemptions	50% Redemptions	75% Redemptions	Maximum Redemptions
Finnovate’s outstanding shares as of November 11, 2024	5,327,792	5,111,469	4,895,146	4,678,823	4,462,500
Shares issued to Scage shareholders in Business Combination(1)	67,482,417	67,482,417	67,482,417	67,482,417	67,482,417
Number of shares after giving effect to the de-SPAC transaction and related financing(2)	72,810,209	72,593,886	72,377,563	72,161,240	71,944,917
The company valuation at or above which the non-redeeming shareholders’ interest per share being at least the IPO price per share	$728,102,090	$725,938,860	$723,775,630	$721,612,400	$719,449,170

____________

(1)      As of October 31, 2024, Scage International had entered into two subscription agreements with a single investor on August 23, 2024 and October 20, 2024, respectively. Pursuant to the subscription agreements, the investor subscribed for an aggregate of 3,442,342 ordinary shares of Scage International for an aggregate purchase price of $20 million. If the subscribed for 3,442,342 ordinary shares of Scage International were to be converted at the Exchange Ratio, they would convert into 1,666,405 ordinary shares of PubCo. Such shares are included in the 67,482,417 shares issued to Scage shareholders in the Business Combination.

(2)      This table does not include potential sources of dilution that are not probable or not automatically convertible upon the consummation of the Business Combination.

The above discussion and table are based on 5,327,792 Finnovate Ordinary Shares outstanding on November 11, 2024, and excludes, as of such date, the following, which are material potential sources of future dilution that are considered improbable by the Company to be effected at or prior to the consummation of the Business Combination:

(i)     Up to 1,100,000 shares issuable upon exercise of warrants, which may be issued upon conversion, at Sunorange’s election, of the June 2023 Note. Sunorange currently has no intention to convert the June 2023 Note. If the June 2023 Note is converted into warrants, and all of such warrants are exercised, the number of outstanding shares will be increased by 1,100,000 shares, and the adjusted net book value will be increased by $1,100,000.

(ii)    34,602 shares issuable upon conversion of $400,000 due to 3A Partners upon the consummation of the Business Combination. 3A Partners currently has no intention to convert the compensation payable. If such compensation is converted into shares, the number of outstanding shares will be increased by 34,602 shares, and the adjusted net book value will be increased by $400,000.

(iii)   Up to 21,737,500 shares issuable upon exercise of Public Warrants and Private Placement Warrant. Such warrants are not exercisable until 30 days after the Closing Date), at which point they are exercisable, at the holder’s election, until the five year anniversary of the Closing Date, at an exercise price of $11.50 (subject to adjustment). If all of such warrants are exercised, the number of outstanding shares will be increased by 21,737,500 shares, and the adjusted net book value will be increased by $249,981,250.

Q.     What interests do the Sponsor, executive officers and directors and other parties have in the Business Combination?

A.      The Sponsor, which was organized to hold equity interests in Finnovate, and Finnovate’s executive officers and directors and others may have interests in the Business Combination that may be different from, or in addition to, the interests of Finnovate’s shareholders generally. The Finnovate Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Business Combination Agreement and in recommending that the Business Combination Agreement and the transactions contemplated thereby be approved by the shareholders of Finnovate. These interests include, among other things:

•        If the Business Combination with Scage International or another business combination is not consummated by May 8, 2025 (unless extended by Finnovate’s shareholders), Finnovate will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Finnovate Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the 4,312,500 Founder Shares held by Finnovate’s Initial Shareholders and its affiliates, including any directors and officers, would be worthless because Finnovate’s Initial Shareholders are not entitled to participate in any Redemption or distribution with respect to such shares (although the Founder Shares have certain rights that differ from the rights of holders of the Finnovate Public Shares, the aggregate value of such shares is estimated to be approximately US$50.1 million, assuming the per share value of the shares is the same as the US$11.62 closing price of the Finnovate Public Shares on the Nasdaq on November 11, 2024, despite having been purchased for an aggregate of US$25,000). As a result, Finnovate’s Initial Shareholders are likely to be able to recoup their investment in Finnovate and make a substantial profit on that investment, even if PubCo Ordinary Shares have lost significant value. This means that Finnovate’s Initial Shareholders could earn a positive rate of return on their investment, even if Finnovate Public Shareholders experience a negative rate of return in the post-business combination company.

•        The Sponsor purchased an aggregate of 8,243,038 Private Warrants for an aggregate amount of US$8,243,038 simultaneously with the consummation of the Finnovate IPO. Although such securities have certain rights that differ from the rights of holders of the Public Warrants, the Private Warrants had an aggregate market value of approximately US$156,617 based upon the closing price of Finnovate’s Public Warrants of US$0.0194 per warrant on Nasdaq as of November 11, 2024. If Finnovate is unable to complete a business combination by May 8, 2025 (unless extended by Finnovate’s shareholders), the Private Warrants will expire worthless and the Sponsor will be unable to recoup its investment in Finnovate.

•        The fact that, if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination on or prior to the Articles Extension Date, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below US$10.20 per Finnovate Public Share, or such lesser per Finnovate Public Share amount as is in the Trust Account on the liquidation date, from the claims of prospective target businesses with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement or claims of any third party for services rendered or products sold to us, but only if such a third party or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

•        The Sponsor and its affiliates (the “Sponsor Parties”) will lose their entire investment (and potentially any loans or expenses fronted by the Sponsor and its affiliates and permitted transferees) in Finnovate if Finnovate does not complete a business combination by November 4, 2024 (or November 8, 2024 in accordance with its governing documents, unless extended by Finnovate’s shareholders). The Sponsor Parties’ investment in the Company consists of 4,299,375 Founder Shares for an aggregate of $25,000 (or $0.006 per share). Additionally, the Sponsor and its affiliates have provided loans to Finnovate in exchange for (i) the June 2023 Note in connection with the Extension Amendment, the (ii) the November 2023 Note for working capital needs, (iii) the May 2024 Note in connection with the Second Extension Amendment, in an aggregate amount of up to $2,925,000 (of which an aggregate of approximately US$2.5 million is outstanding as of November 11, 2024) and (iv) the November 2024 Note in connection with the Third Extension Amendment, in an aggregate amount of up to US$259,588 (of which an aggregate of approximately US$0 is outstanding as of November 15, 2024). Additionally, the Sponsor Parties have accrued an aggregate of $85,100 reimbursable expenses through the Administrative Services Agreement, as of November 11, 2024. In the event that the Company does not complete an initial business combination by May 8, 2025 (unless extended by Finnovate’s shareholders), the Sponsor Parties may lose their entire investment in Finnovate.

•        Finnovate’s Initial Shareholders, including its officers and directors and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Finnovate’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Finnovate fails to consummate a business combination within the required time period under its organizational documents, these persons will not have any claim against the Trust Account for reimbursement. Accordingly, Finnovate may not be able to reimburse these expenses if the Business Combination with Scage International or another business combination is not completed by May 8, 2025 (unless extended by Finnovate’s shareholders).

•        Finnovate’s existing directors and officers will be eligible for continued indemnification and continued coverage under Finnovate’s directors’ and officers’ liability insurance after the Business Combination and pursuant to the Business Combination Agreement.

•        The anticipated election of Mr. Calvin Kung, Chairman and CEO of Finnovate as a director of PubCo after the consummation of the Business Combination. As such, in the future, Mr. Kung will receive any cash fees, stock options or stock awards that the PubCo Board determines to pay to its directors.

•        The fact that the following individuals have a material interest in the Sponsor, which represent indirect interests in the following securities:

Name of Person	Founder Shares	Private Warrants
Jemapellehelene Holding Limited (beneficially owned by Nan Shen)	497,452	1,503,723

The Sponsor is controlled by its general partner, Sunorange Limited, and Mr. Kung and Mr. Wong serve as the sole directors of Sunorange Limited. Sunorange Limited has voting and dispositive power over 3,557,813 Finnovate Class B Ordinary Shares and 6,160,000 Finnovate Private Warrants. Mr. Kung has an indirect economic interest in 25,000 Finnovate Class A Ordinary Shares through the Sponsor. Mr. Wong has an indirect economic interest in 226,153 Finnovate Class A Ordinary Shares through his partnership interests in the Sponsor, of which 15,000 Class A Ordinary Shares are attributed to Mr. Wong in his personal capacity as a limited partner and 211,153 Class A Ordinary Shares are attributed to Sun Tone Limited, for which Mr. Wong is sole owner and director. As general partner of the Sponsor, Sunorange coordinates and authorizes the Sponsor’s financing arrangements with Finnovate, including all loans provided to Finnovate. It has also contributed significant capital at risk as lender to Finnovate of approximately $2.2 million under the June 2023 Note, the November 2023 Note and the November 2024 Note, as described above.

As consideration for consulting services related to Sunorange’s takeover of the Sponsor, East Stone Capital Limited was granted an indirect beneficial interest in 300,000 Founder Shares through its stake in Jemapellehelene Holding Limited. None of Finnovate’s officers or directors have received any cash compensation for their services. All of Finnovate’s directors hold an indirect, immaterial interest in the Founder Shares held by the Sponsor.

The foregoing interests present a risk that the Sponsor Parties and Finnovate’s officers and directors may be incentivized to complete a business combination with a less favorable target company or on terms less favorable to the Public Shareholders rather than to liquidate, in which case the Sponsor would lose its entire investment. As a result, the Sponsor Parties and Finnovate’s officers and directors may have a conflict of interest in determining whether Scage International is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination.

The Sponsor considered various factors in its support for the Business Combination. Some benefits to the Sponsor included the opportunity to monetize their interests in Finnovate following the Closing and obtain significant returns in Scage Future, especially if Scage Future performs well in the public markets. However, the Sponsor also considered detriments, such as the dilution of the Sponsor Parties’ ownership stake and the restrictions on liquidity due to the lock-up provisions set forth in the Insider Letter and the Sponsor Support Agreement.

Consideration Received by the Sponsor Parties

Set forth below is a summary of the terms and amount of the consideration received or to be received by the Sponsor and its affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by SPAC to the Sponsor Parties and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Consideration
Sponsor	At Closing, the Sponsor Parties shall hold a total of 4,312,500 PubCo Ordinary Shares, which represent the Founder Shares purchased by the Sponsor for an aggregate of $25,000 (or $0.006 per share).

The Sponsor Parties have provided loans to Finnovate in exchange for (i) the June 2023 Note in connection with the Extension Amendment, the (ii) the November 2023 Note for working capital needs, (iii) the May 2024 Note in connection with the Second Extension Amendment, and (iv) the November 2024 Note in connection with the Third Extension Amendment. As of November 11, 2024, approximately $1.1 million was outstanding under the June 2023 Note, approximately $1,154,141 was outstanding under the November 2023 Note, approximately $225,000 was outstanding under the May 2024 Note, and $0 was outstanding under the November 2024 Note.

Sponsor	At Closing, the Sponsor Parties shall hold a total of aggregate of 8,243,038 Private Warrants, purchased for $1.00 per warrant (an aggregate amount of US$8,243,038).

Additionally, at the Closing, the Sponsor will be paid for its services under the Administrative Services Agreement. As of November 11, 2024, approximately $85,100 has been accrued under the Administrative Services Agreement.

Because our Sponsor acquired the Founder Shares at a nominal price, our Public Shareholders will incur an immediate and substantial dilution upon the closing of this offering, assuming no value is ascribed to the Public warrants. See the section titled “Risk Factors—Risks Related to the Business Combination and Finnovate—The Sponsor Parties paid nominal consideration for the Founder Shares they hold. As a result, the Sponsor Parties may make a substantial profit if the Business Combination is consummated, even if the shares held by Finnovate’s Public Shareholders lose substantial value. For this reason, the Sponsor Parties may have a strong economic incentive to approve and complete the Business Combination, even if the Business Combination arguably may not be in the best interests of Finnovate’s Public Shareholders.”

Certain Other Interests in the Business Combination

In addition to the interests of Finnovate’s Sponsor, directors and officers in the Business Combination, shareholders should be aware that EBC and 3A Partners have financial interests that are different from, or in addition to, the interests of Finnovate’s shareholders:

•        The fact that, pursuant to the Business Combination Marketing Agreement entered into by Finnovate and EBC in connection with the Finnovate IPO (as amended, the “BCMA”), upon consummation of the Business Combination, a transaction fee equal to US$3,018,750 in cash, convertible note or a combination of both (at the option of Finnovate). Accordingly, EBC has an interest in Finnovate completing the Business Combination because, if the Business Combination (or another business combination) is not consummated, EBC will not receive such fee.

•        The fact that EBC and its designees own (i) 150,000 Finnovate Class A Ordinary Shares (the “Representative Shares”), issued to them for nominal consideration in connection with the Finnovate IPO and (ii) 556,962 Finnovate Private Warrants, purchased by EBC at a price of US$1.00 per Finnovate Private Warrant, which warrants will be worthless if a business combination is not consummated. Although the Finnovate Private Warrants have certain rights that differ from the rights of holders of the Finnovate Public Warrants, the aggregate value of the 556,962 Finnovate Private Warrants held by EBC or its designees is estimated to be approximately US$10,582, assuming the per warrant value of the Finnovate Private Warrants is the same as the closing price of US$0.019 of the Finnovate Public Warrants on November 11, 2024, and the aggregate value of the Representative Shares is estimated to be approximately US$1.74 million, assuming the per share value of the Representative Shares is the same as the closing price of US$11.62 of the Finnovate Public Shares on November 11, 2024.

•        3A Partners is entitled to a fee equal to 0.05% of the implied enterprise value of Scage International, or US$400,000, payable in cash (or, with consent of the 3A Partners, in equity) upon the consummation of the Business Combination. Accordingly, 3A Partners has an interest in Finnovate completing the Business Combination because, if the Business Combination (or another business combination) is not consummated, 3A Partners will not receive such fee. Additionally, an affiliate of 3A Partners is entitled to a fee of US$10,000 per month, as well as expenses, which as of June 30, 2024 amounted to approximately US$64,800.

Pursuant to the BCMA, upon consummation of the Business Combination, a transaction fee equal to US$3,018,750 in cash, convertible note or a combination of both (at the option of Finnovate) is payable to EBC. The following table illustrates the effective transaction fee on a percentage basis for public shares in the no redemption, 25% redemption, 50% redemption, 75% redemption and maximum redemption scenarios.

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Contractual Maximum Redemptions
Unredeemed Finnovate Public Shares	865,292	648,969	432,646	216,323	—
Deferred Transaction Fees	3,018,750	3,018,750	3,018,750	3,018,750	3,018,750
Effective Deferred Transaction Fees*	11.61%	15.49%	23.23%	46.46%	—%

____________

*        Assuming the redemption price of US$11.68 share as of November 4, 2024.

Interests of Scage International, its officers and directors in the Business Combination

In addition, Scage International and its officers and directors have financial interests that are different from, or in addition to, the interests of Scage International’s shareholders:

•        On January 26, 2024, we issued the January 2024 Promissory Note in the aggregate principal amount of up to $1,500,000 to Scage International for our working capital needs. The January 2024 Promissory Note does not bear interest and matures upon the earlier of the closing of our initial business combination and our liquidation. As of October 31, 2024, we had US$306,520 outstanding under the January 2024 Promissory Note. If the Business Combination is not consummated, the January 2024 Promissory Note may not be repaid to Scage International, in whole or in part. Thus, Scage International and its officers and directors will benefit from the completion of the Business Combination and may be incentivized to complete the Business Combination to recoup its loan, even though it may not be in the best interests of Scage International’s shareholders.

•        The anticipated continuation of three of Scage International’s existing directors, Mr. Chao Gao, Mr. Yuanchi Guo and Mr. Ziqian Guan, as directors of PubCo, and the anticipated continuation of Ms. Yu Xiang, the chief financial officer of Scage International as the chief financial officer of PubCo, may entitle such directors and officer to receive cash fees, stock options, stock awards or other remuneration that the PubCo Board determines to pay them for their service as directors and officer.

•        Mr. Chao Gao (by himself and by virtue of an acting-in-concert agreement), Mr. Yuanchi Guo and Mr. Ziqian Guan will beneficially own 45,441,182, 3,903,900 and 3,123,110 PubCo Ordinary Shares upon the consummation of the Business Combination, respectively, assuming the No Redemption scenario, holding 62.4%, 5.4% and 4.3% of all voting power of PubCo, respectively.

•        The current directors and executive officers of Scage International beneficially own 67.3% of all issued and outstanding share capital of Scage International as of the date of this prospectus, and upon the consummation of the Business Combination, such shares will be converted to 45,441,182 PubCo Ordinary Shares in the form of the ADSs, representing 62.4% of all voting power of PubCo.

Q.     When will the Sponsor and its affiliates be entitled to transfer its Founder Shares and Private Warrants?

A.     Each of the Sponsor and Finnovate’s directors and officers has agreed to restrictions on its ability to transfer, assign, or sell the Founder Shares and Private Warrants, as summarized in the table below. Such transfer restrictions will apply until the applicable expiration date, unless earlier waived by the contracting parties. We may, on or before the consummation of the Business Combination, distribute some or all of the Finnovate Founder Shares held by the Sponsor and release some or all of the Finnovate Founder Shares from such lock-up restrictions in connection with applicable stock exchange listing requirements.

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions
Founder Shares (Letter Agreement)

Subject to certain limited exceptions, the Founders Shares will not be transferred, assigned, sold or released from escrow until 180 days after the date of the consummation of Finnovate’s initial business combination. Additionally, if, subsequent to Finnovate’s initial business combination, Finnovate completes a liquidation, merger, share exchange or other similar transaction which results in all of Finnovate’s shareholders having the right to exchange their Finnovate Class A Ordinary Shares for cash, securities or other property, all of the Founder Shares will be released from escrow.

Finnovate Sponsor LP

Jemapellehelene Holding Limited

East Stone Capital Limited

Nan Shen

Chunyi (Charlie) Hao

Sanjay Prasad

Calvin Kung

Tiemei (Sarah) Li

Wang Chiu (Tommy) Wong

Sunorange Limited

Sun Tone Limited

Transfers permitted (a) to Finnovate’s officers or directors, any affiliates or family members of Finnovate’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor, (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of a business combination at prices no greater than the price at which the securities were originally purchased; (f) in the event of our liquidation prior to our completion of Finnovate’s initial business combination; (g) by virtue of the laws of the Cayman Islands or the Sponsor’s limited partnership agreement, as amended, upon liquidation of the Sponsor; or (h) in the event of Finnovate’s completion of a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction which results in all of Finnovate’s shareholders having the right to exchange their Finnovate Class A Ordinary Shares for cash, securities or other property subsequent to our completion of Finnovate’s initial business combination; provided, however, that in the case of clauses (a) through (e) or (g) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and by the same agreements entered into by the Sponsor with respect to such securities (including provisions relating to voting, the trust account and liquidation distributions described elsewhere in this proxy statement/prospectus).

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions
Founder Shares (Sponsor Support Agreement)

Subject to certain limited exceptions, the Founders Shares may not Transfer (as defined below) any of the Founder Shares or deposit any Founder Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with the Sponsor Support Agreement.

“Transfer” means the (A) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clauses (A) or (B).

Finnovate Sponsor LP

Jemapellehelene Holding Limited

East Stone Capital Limited

Nan Shen

Chunyi (Charlie) Hao

Sanjay Prasad

Calvin Kung

Tiemei (Sarah) Li

Wang Chiu (Tommy) Wong

Sunorange Limited

Sun Tone Limited

Transfers of the Founder Shares are permitted (a) to Finnovate’s officers or directors, any affiliates or family members of any of Finnovate’s officers or directors, any members of the Sponsor or any affiliates of the Sponsor; (b) in the case of an individual, by gift to a member of the individual’s immediate family, or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of the Business Combination at prices no greater than the price at which the securities were originally purchased; (f) in the event of Finnovate’s liquidation prior to the completion of the Business Combination; (g) by virtue of the laws of the State of Delaware or the Sponsor’s limited partnership agreement, as amended from time to time, upon dissolution of the Sponsor; or (h) in the event of Finnovate’s completion of a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction which results in all of Finnovate’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property subsequent to the completion of the Business Combination; provided, however, that, except in the case of clauses (f) or (h) or with Purchaser’s prior consent, these permitted transferees must enter into a written agreement with Finnovate agreeing to be bound by the transfer restrictions in the Sponsor Support Agreement.

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions
Private Warrants (Letter Agreement)	Pursuant to the Sponsor Support Agreement, the Private Warrants may not be transferred until 30 days after the completion of Finnovate’s initial business combination

Finnovate Sponsor LP

Jemapellehelene Holding Limited

East Stone Capital Limited

Nan Shen

Chunyi (Charlie) Hao

Sanjay Prasad

Calvin Kung

Tiemei (Sarah) Li

Wang Chiu (Tommy) Wong

Sunorange Limited

Sun Tone Limited

Transfers permitted (a) to Finnovate’s officers or directors, any affiliates or family members of Finnovate’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor, (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of a business combination at prices no greater than the price at which the securities were originally purchased; (f) in the event of our liquidation prior to our completion of Finnovate’s initial business combination; (g) by virtue of the laws of the Cayman Islands or the Sponsor’s limited partnership agreement, as amended, upon liquidation of the Sponsor; or (h) in the event of Finnovate’s completion of a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction which results in all of Finnovate’s shareholders having the right to exchange their Finnovate Class A Ordinary Shares for cash, securities or other property subsequent to our completion of Finnovate’s initial business combination; provided, however, that in the case of clauses (a) through (e) or (g) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and by the same agreements entered into by the Sponsor with respect to such securities (including provisions relating to voting, the trust account and liquidation distributions described elsewhere in this proxy statement/prospectus).

Q.     Who is entitled to vote at the Meeting?

A.     Finnovate shareholders are entitled to one vote at the Meeting for each Finnovate Ordinary Share held of record as of             , 2024, the record date for the Meeting (the “Record Date”). As of the close of business on the Record Date, there were              Finnovate Ordinary Shares issued and outstanding.

Q.     What vote is required to approve the proposals presented at the Meeting?

A.     The approval of each of the Business Combination Proposal, the Organizational Documents Advisory Proposals, the PubCo Director Election Proposal and the Adjournment Proposal requires an ordinary resolution, being a resolution passed by a majority of the votes which are cast by those holders of Finnovate Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting. The approval of the NTA Proposal, the Merger Proposal and the PubCo Memorandum and Articles Proposal will require a special resolution, being a resolution passed by at least two-thirds (2/3) of the votes which are cast by such shareholders as, being entitled to do so, vote in person or by proxy at the Meeting. None of the provisions are conditioned on the approval of at least a majority of the unaffiliated security holders of Finnovate.

Abstentions and broker non-votes will have no effect on any of the proposals.

Finnovate’s Initial Shareholders have agreed to vote their shares in favor of the Business Combination Proposal. Such holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. As of the Record Date, the Initial Shareholders and their affiliates held 4,312,499 Finnovate Class A Ordinary Shares and one (1) Finnovate Class B Ordinary Share, which constitute approximately 64.3% of the issued and outstanding Finnovate Ordinary Shares.

Q.     What constitutes a quorum at the Meeting?

A.     Holders of no less than a majority of the Finnovate Ordinary Shares issued and outstanding and entitled to vote at the Meeting constitute a quorum. In the absence of a quorum, the Meeting shall be adjourned. As of the Record Date, 3,355,504 Finnovate Ordinary Shares would be required to achieve a quorum.

Q.     How do the Sponsor, directors and officers of Finnovate intend to vote on the proposals?

A.     Finnovate’s Initial Shareholders have agreed to vote their shares in favor of the Business Combination Proposal. Such holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. As of the Record Date, the Sponsor held 4,237,499 Finnovate Class A Ordinary Shares and one (1) Finnovate Class B Ordinary Share, which constitute approximately 63.1% of the total issued and outstanding Finnovate Ordinary Shares.

Q.     Do I have Redemption rights?

A.     Pursuant to the Finnovate Articles, holders of Finnovate Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Finnovate Articles. As of November 4, 2024, based on funds in the Trust Account of approximately US$10.1 million, this would have amounted to approximately US$11.68 per share (net of taxes payable). If a holder exercises its redemption rights, then such holder will be exchanging its Finnovate Ordinary Shares for cash. Such a holder will be entitled to receive cash for its Finnovate Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Finnovate’s transfer agent prior to the Meeting. See the section titled “Extraordinary General Meeting of Shareholders of Finnovate—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q.     Will how I vote affect my ability to exercise redemption rights?

A.     No. You may exercise your redemption rights whether or not you are a holder of Finnovate Ordinary Shares on the Record Date (so long as you are a holder at the time of exercise), or whether or not you are a holder and vote your Finnovate Ordinary Shares on the Business Combination Proposal (for or against) or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q.     How do I exercise my redemption rights?

A.     If you are a holder of Finnovate Public Shares and wish to exercise your redemption rights, you must demand that Finnovate redeem your shares for cash no later than 5:00 p.m. Eastern Time on             , 2024 (two (2) business days prior to the vote on the Business Combination Proposal) by (A) submitting your request in writing to Continental Stock Transfer & Trust Company at the address listed at the end of this section and (B) delivering your shares to Finnovate’s transfer agent physically or electronically using The Depository Trust Company’s Deposit Withdrawal at Custodian (DWAC) System. If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system.

Any holder of Finnovate Public Shares (whether or not they are a holder on the Record Date) will be entitled to demand that his, her or its shares be redeemed for a full pro rata portion of the amount then in the Trust Account (which was approximately US$            , or approximately US$             per share, as of             , 2024, the Record Date). Such amount, less any owed but unpaid taxes on the funds in the Trust Account, will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account. Your vote on any proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Finnovate’s consent, until the consummation of the Business Combination, or such other date as determined by the Finnovate Board. If you delivered your shares for redemption to Finnovate’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Finnovate’s transfer agent return the shares (physically or electronically).

Any corrected or changed proxy card or written demand of redemption rights must be received by Finnovate’s secretary prior to the vote taken on the Business Combination Proposal at the Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Finnovate’s transfer agent at least two (2) business days prior to the vote at the Meeting.

If a holder of Finnovate Public Shares properly makes a demand for redemption as described above, then, if the Business Combination is consummated, Finnovate will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your Finnovate Ordinary Shares for cash and will not be entitled to PubCo Ordinary Shares, represented by PubCo ADSs, with respect to your Finnovate Ordinary Shares upon consummation of the Business Combination. If the Business Combination is not approved or completed for any reason, then holders of Finnovate Public Shares who elected to exercise their redemption rights would not be entitled to convert their shares for the applicable pro rata share of the Trust Account. In such case, Finnovate will promptly return any shares delivered by Finnovate Public Shareholders and such holders may only share in the assets of the Trust Account upon the liquidation of Finnovate. This may result in holders receiving less than they would have received if the Business Combination was completed and they exercised redemption rights in connection therewith due to potential claims of creditors against the Trust Account.

If you are a holder of Finnovate Public Shares and you exercise your redemption rights, it will not result in the loss of any Finnovate Warrants Rights that you may hold. Your whole Finnovate Warrants will become exercisable to purchase one PubCo ADS in lieu of one Finnovate Ordinary Share for a purchase price of US$11.50 per share upon consummation of the Business Combination. Only whole Finnovate Warrants are exercisable and fractional warrants will be issued upon separation of the units. If holders redeem their Finnovate Public Shares at Closing but continue to hold any PubCo Public Warrants after the Closing, the aggregate value of the PubCo Public Warrants that may be retained by them, based on the closing trading price per Public Warrant as of November 11, 2024, would be approximately US$156,617 regardless of the amount of redemptions by Finnovate Public Shareholders.

Q.     What are the U.S. federal income tax consequences of exercising my redemption rights?

A.     Holders of Finnovate Ordinary Shares who exercise their redemption rights to receive cash will be considered for U.S. federal income tax purposes to have made a sale or exchange of the tendered shares, or will be considered for U.S. federal income tax purposes to have received a distribution with respect to such shares that may be treated as: (i) dividend income, (ii) a non-taxable recovery of basis in his investment in the tendered shares, or (iii) gain (but not loss) as if the shares with respect to which the distribution was made had been sold. See the section entitled “Material U.S. Federal Income Tax Considerations—U.S. Holders—Redemption of Finnovate Ordinary Shares.”

Q.     What happens if I sell my Finnovate Public Shares before the Meeting?

A.     The Record Date for the Meeting is earlier than the date that the Business Combination is expected to be consummated. If you transfer your Finnovate Public Shares after the Record Date, but before the Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Meeting. However, you would not be entitled to receive any shares of PubCo following the consummation of the Business Combination because only Finnovate shareholders at the time of the consummation of the Business Combination will be entitled to receive shares of PubCo in connection with the Business Combination.

Q.     If I am a Warrant holder, can I exercise redemption rights with respect to my Finnovate Warrants?

A.     No. The holders of Finnovate Warrants have no redemption rights with respect to such securities.

If holders redeem their Finnovate Public Shares at Closing but continue to hold any PubCo Public Warrants after the Closing, the aggregate value of the PubCo Public Warrants that may be retained by them, based on the closing trading price per Public Warrant as of November 11, 2024, would be approximately US$156,617 regardless of the amount of redemptions by Finnovate Public Shareholders.

Q.     If I hold only Finnovate Warrants, what are the U.S. federal income tax consequences of my Finnovate Warrants converting into Assumed Warrants?

A.     If the Business Combination qualifies as a “reorganization” under Section 368 of the Code as well as a Section 351 exchange, a U.S. holder whose Finnovate Warrants automatically convert into Assumed Warrants should not recognize gain or loss upon such exchange. In such case, a U.S. holder’s adjusted tax basis in the Assumed Warrants received should be equal to the holder’s adjusted tax basis in the Finnovate Warrants exchanged therefor, and the holding period of the Assumed Warrants should include the holding period during which the Finnovate Warrants exchange therefor were held by such holder. However, it is unclear whether the requirements of Section 368 of the Code can be satisfied.

If the Business Combination qualifies as an exchange governed only by section 351 of the Code (and not by section 368 of the Code), a U.S. holder that holds only Finnovate Warrants that automatically convert into Assumed Warrants should recognize gain or loss upon such exchange equal to the difference between the fair market value of the Assumed Warrants received and such U.S. holder’s adjusted basis in its Finnovate Warrants. A U.S. holder’s basis in its Assumed Warrants received in the Business Combination should equal the fair market value of the Assumed Warrants. A U.S. holder’s holding period in its Assumed Warrants should begin on the day after the Business Combination.

For additional discussion of the U.S. federal income tax treatment of Finnovate Warrants in connection with the Business Combination, see the section entitled “Material U.S. Federal Income Tax Considerations—U.S. Holders—The Business Combination—Tax Consequences of the Business Combination.”

Q.     Why is Finnovate proposing the NTA Proposal?

A.     The adoption of the proposed amendments to remove the net asset test limitation from the Finnovate Articles is being proposed in order to facilitate the consummation of the Business Combination, by permitting redemptions by Finnovate Public Shareholders even if such redemptions result in Finnovate having net tangible assets that are less than US$5,000,001. The purpose of the net asset test limitation was initially to ensure that the ordinary shares are not deemed to be “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because the Finnovate Ordinary Shares and the PubCo Ordinary Shares would not be deemed to be a “penny stock” pursuant to other applicable provisions of Rule 3a51-1 under the Exchange Act, Finnovate is presenting the NTA Proposal so that the parties may consummate the Business Combination even if Finnovate has US$5,000,000 or less in net tangible assets following redemptions.

The approval of the NTA Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Meeting, vote at the Meeting. Abstentions and broker non-votes, will not count as a vote cast at the Meeting.

Q.     If I am a Unit holder, can I exercise redemption rights with respect to my Units?

A.     No. Holders of outstanding Public Units must separate the underlying Finnovate Class A Ordinary Shares and Finnovate Warrants prior to exercising redemption rights with respect to the Finnovate Public Shares.

If you hold Units registered in your own name, you must deliver the certificate for such Units to Continental Stock Transfer & Trust Company, Finnovate’s transfer agent, with written instructions to separate such Units into Finnovate Public Shares and Finnovate Warrants. This must be completed far enough in advance to permit the mailing of Finnovate Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Finnovate Public Shares from the Units. See “How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your Public Units, you must instruct such nominee to separate your Public Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, Finnovate’s transfer agent. Such written instructions must include the number of Public Units to be split and the nominee holding such Public Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant Public Units and a deposit of an equal number of Finnovate Public Shares and Public Warrants. As detailed in the following sentence, this must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Finnovate Public Shares from the Public Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Finnovate Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q.     Do I have appraisal rights if I object to the Second Merger and the proposed Business Combination?

A.     Holders of record of Finnovate Ordinary Shares may have appraisal rights in connection with the Second Merger under the Cayman Companies Act. In this proxy statement/prospectus, these appraisal or dissent rights are sometimes referred to as “Dissent Rights.” Holders of record of Finnovate Ordinary Shares wishing to exercise such Dissent Rights and make a demand for payment of the fair value for his, her or its Finnovate Ordinary Shares must give written objection to the Second Merger to Finnovate prior to the shareholder vote at the Extraordinary General Meeting of Finnovate to approve the Second Merger and follow the procedures set out in section 238 of the Cayman Companies Act, noting that any such dissenter rights may subsequently be lost and extinguished pursuant to section 239 of the Cayman Companies Act which states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. See the section entitled “Appraisal Rights under the Cayman Companies Act” for more details.

Finnovate shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights under the Cayman Companies Act.

Q.     I am a Finnovate Warrant holder. Why am I receiving this proxy statement/prospectus?

A.     As a holder of Finnovate Warrants, each whole PubCo Warrant will entitle you to purchase one PubCo ADS or PubCo Ordinary Share in lieu of one Finnovate Class A Ordinary Share at a purchase price of US$11.50 per share upon consummation of the Business Combination. This proxy statement/prospectus includes important information about PubCo and the business of PubCo and its subsidiaries following consummation of the Business Combination. Since holders of Finnovate Warrants will become holders of PubCo Warrants and may become holders of PubCo ADSs or PubCo Ordinary Shares upon consummation of the Business Combination, Finnovate urges you to read the information contained in this proxy statement/prospectus carefully.

Q.     What happens to the funds deposited in the Trust Account after the consummation of the Business Combination?

A.     Of the net proceeds of Finnovate IPO and simultaneous private placements, a total of US$153,000,000 was placed in the Trust Account immediately following the Finnovate IPO. In connection with the consummation of the Business Combination, the remaining funds in the Trust Account (following the extensions and redemptions related thereto) will be used by Finnovate to pay holders of the Finnovate Public Shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination with Scage International (including fees payable to certain underwriters and finders in connection with the Business Combination). Any remaining funds will be paid to Scage International (or as otherwise designated in writing by Scage International to Finnovate prior to the Closing) and used for working capital and general corporate purposes of PubCo and its subsidiaries.

Q.     What happens if a substantial number of Finnovate Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A.     Unlike some other blank check companies which require Finnovate Public Shareholders to vote against a business combination in order to exercise their redemption rights, Finnovate Public Shareholders may vote in favor of the Business Combination and exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Finnovate Public Shareholders are substantially reduced as a result of Redemption by Finnovate Public Shareholders. However, unless the NTA Proposal is approved, the Business Combination will not be consummated if redemptions would cause Finnovate to not have at least US$5,000,001 in net tangible assets immediately prior to, or upon such consummation of the Business Combination.

With fewer Finnovate Public Shares and Finnovate Public Shareholders, the trading market for PubCo ADSs may be less liquid than the market for the Finnovate Ordinary Shares was prior to the Business Combination, and PubCo may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into Scage International’s business will be reduced.

Q.     What happens if the Business Combination is not consummated?

A.     If Finnovate does not complete the Business Combination with Scage International or another business combination by May 8, 2025, unless extended by Finnovate’s shareholders), Finnovate must: (i) redeem 100% of the outstanding Finnovate Public Shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (which was approximately US$10.1 million as of November 4, 2024), (ii) cease all operations except for the purpose of winding up, and (iii) subject to the approval of its remaining shareholders and its board of directors, dissolve and liquidate.

On July 3, 2024, Finnovate, received written notice from Nasdaq indicating that the Nasdaq Hearings Panel (the “Panel”) had granted Finnovate’s request for continued listing on Nasdaq, subject to the Company completing a business combination with an operating entity and evidencing compliance with the criteria for initial listing on Nasdaq, including the applicable holders requirement, by November 4, 2024.

On November 6, 2024, Finnovate’s shareholders approved an amendment to the Finnovate Articles (the “Third Extension Amendment”), which extends the date by which Finnovate must consummate its initial business combination from November 8, 2024 to May 8, 2025. On November 11, 2024, Finnovate issued the November 2024 Note in the aggregate principal amount of up to $259,588 to the Sponsor, the proceeds from which will be deposited into the Trust Account for the benefit of each Finnovate Public Share that was not redeemed in connection with the Third Extension Amendment. The Sponsor intends to deposit the initial monthly extension installment of US$43,264.50 (plus any applicable interest) into the trust account during the week of December 2, 2024.

On November 8, 2024, Finnovate received written notice (the “Notice Letter”) from the Panel indicating that the Panel had determined to delist Finnovate’s securities from Nasdaq and that trading in the Company’s securities would be suspended at the open of trading on November 12, 2024 due to the Company’s failure to timely satisfy the terms of the Panel’s July 3, 2024 decision (the “Decision”). On November 6, 2024, Finnovate notified the Panel that it would not be able to close its initial business combination by the Panel’s November 4, 2024 deadline. Accordingly, the Panel has determined to delist the Company’s securities from Nasdaq as set forth in the Notice Letter.

If Finnovate is unable to complete the Business Combination by May 8, 2025 and is forced to liquidate, Finnovate’s Warrants will expire worthless, and the 4,312,500 Founder Shares and 8,800,000 Private Warrants, including those held by Finnovate’s Initial Shareholders, would also be worthless. For more information about the liquidation process, see “Other Information Related to Finnovate—Liquidation if No Business Combination.”

Q.     When do you expect the Business Combination to be completed?

A.     It is currently anticipated that the Business Combination will be consummated promptly following the Meeting, which is set for             , 2024; however, the Meeting could be adjourned, as described above. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Business Combination Agreement—Conditions to the Consummation of the Business Combination.”

Q.     What do I need to do now?

A.     Finnovate urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder and/or Warrant holder of Finnovate. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.     How do I vote?

A.     The Meeting will be held via live webcast at              a.m., Eastern Time, on             , 2024, at the office of             . You can participate in the Meeting and vote your shares electronically via live webcast by visiting              with the password of              and entering the voter control number included on your proxy card. You will not be required to attend the Meeting in person in order to vote, and Finnovate encourages virtual participation.

If you are a holder of record of Finnovate Ordinary Shares on the Record Date, you may vote at the Meeting or by submitting a proxy for the Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.

Q.     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.     As disclosed in this proxy statement/prospectus, your broker, bank or nominee cannot vote your shares on the proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. However, broker non-votes are not treated as votes cast and will have no effect on any of the proposals.

Q.     May I change my vote after I have mailed my signed proxy card?

A.     Yes. Shareholders may (i) enter a new vote by Internet or telephone, (ii) send a later dated, signed proxy card to Finnovate’s secretary at the address set forth below so that it is received by Finnovate’s Chief Executive Officer prior to the vote at the Meeting or (iii) attend the Meeting via live webcast and vote virtually via the Internet. Shareholders also may revoke their proxy by sending a notice of revocation to Finnovate’s Chief Executive Officer at 265 Franklin Street, Suite 1702, Boston, MA 02110, which notice must be received by Finnovate’s Chief Executive Officer prior to the vote at the Meeting.

Q.     What happens if I fail to take any action with respect to the Meeting?

A.     If you fail to take any action with respect to the Meeting and the Business Combination is approved by shareholders and consummated, you will become a shareholder and/or warrant holder of PubCo. If you fail to take any action with respect to the Meeting and the Business Combination is not approved, you will continue to be a shareholder and/or Warrant holder of Finnovate.

Q.     What should I do if I receive more than one set of voting materials?

A.     Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your Finnovate Ordinary Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Finnovate Ordinary Shares.

Q.     Who can help answer my questions?

A.     If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Finnovate
265 Franklin Street
Suite 1702
Boston, MA 02110

Or

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Attn: Karen Smith
Toll Free Telephone: (877) 870-8565
Main Telephone: (206) 870-8565
E-mail: ksmith@advantageproxy.com

You may also obtain additional information about Finnovate from documents filed with the SEC by following the instructions in the section of this proxy statement/prospectus entitled “Where You Can Find More Information.” If you are a holder of Finnovate Public Shares and you intend to seek redemption of your shares, you will need to deliver your stock (either physically or electronically) to Finnovate’s transfer agent at the address below at least two (2) business days prior to the Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
Email: mzimkind@continentalstock.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement/prospectus, including statements regarding Scage International’s, Finnovate’s or PubCo’s future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, Scage International’s or Finnovate’s expectations concerning the outlook for their or PubCo’s business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of PubCo as set forth in the sections of this proxy statement/prospectus titled “Proposal Two—The Business Combination Proposal—Finnovate’s Board of Directors’ Reasons for Approval of the Business Combination.” Forward-looking statements also include statements regarding the expected benefits of the proposed Business Combination between PubCo, Scage International and Finnovate.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•        the rapidly evolving industry in which Scage International operates and such industry’s potential decline or limited growth;

•        Scage International’s ability to execute its business model, including market acceptance of its planned products and services;

•        changes in applicable laws or regulations;

•        supply chain constraints;

•        Scage International’s ability to raise capital to support business growth;

•        Scage International’s ability to compete;

•        the rapidly changing and increasingly stringent laws, contractual obligations and industry standards relating to privacy, data protection and data security;

•        the effects of health epidemics, including the COVID-19 pandemic; and

•        the other matters described in the section titled “Risk Factors.”

In addition, the Business Combination is subject to the satisfaction of the conditions to the completion of the Business Combination set forth in the Business Combination Agreement and the absence of events that could give rise to the termination of the Business Combination Agreement, the possibility that the Business Combination does not close, and risks that the proposed Business Combination disrupts current plans and operations and business relationships, or poses difficulties in attracting or retaining employees for Scage International.

PubCo, Scage International and Finnovate caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this proxy statement/prospectus. None of PubCo, Scage International, nor Finnovate undertakes any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that PubCo, Scage International, or Finnovate will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Business Combination, in Finnovate’s public filings with the SEC or, upon and following the consummation of the Business Combination, in PubCo’s public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information.”

Market, ranking and industry data used throughout this proxy statement/prospectus, including statements regarding market size, is based on independent industry surveys and publications, including reports by Frost & Sullivan. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While Scage International is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Scage International” in this proxy statement/prospectus.

PROXY STATEMENT/PROSPECTUS SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You should carefully read the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus, including the annexes, to fully understand the Business Combination Agreement, the Business Combination and the other matters being considered at the Extraordinary General Meeting of the shareholders of Finnovate. For additional information, see “Where You Can Find More Information.” Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Parties to the Business Combination

Scage Future

PubCo is an exempted company incorporated in the Cayman Islands with limited liability on July 14, 2023 for the purpose of effecting the Business Combination and will serve as the publicly traded parent company of Scage International following the Business Combination. The address and telephone number for PubCo’s principal executive offices following the Business Combination are the same as those for Scage International.

Scage International Limited

Scage International is an exempted company with limited liability incorporated under the laws of the Cayman Islands with no substantive operation. Scage International carries out its business in China primarily through its subsidiaries in the PRC, including Nanjing Scage.

Scage International’s registered office is at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands. The mailing address of Scage International’s principal executive office is 2F, Building 6, No. 6 Fengxin Road, Yuhuatai District, Nanjing City, Jiangsu Province, 210012, People’s Republic of China, and its telephone number is +86 (25)-5240-9912.

The officers and directors of Scage International do not have any material interests in the Business Combination or any related financing transaction that consist of any interest in, or affiliation with, the Sponsor or Finnovate.

In reaching its decision to approve the Business Combination, the board of directors of Scage International (the “Scage International Board”) consulted with Scage International’s management and advisors and considered a wide variety of factors, including the significant factors listed here as generally supporting its decision: greater liquidity for Scage International shareholders as well as increased access to capital and an expanded range of potential investors for Scage International as a public company; enhanced institutional visibility and credibility, as well as increased public market awareness of Scage International and its business model; and the advantages of the Business Combination over a traditional IPO, including greater speed of execution and potentially higher proceeds and less dilution of Scage International’s existing shareholders. The Scage International Board also considered a variety of risks and potentially negative factors, including the following: the possibility that the Business Combination may not be completed on the terms or the timeline contemplated by Scage International and Finnovate or at all; the risk that the completion of the Business Combination (or the failure to complete the Business Combination) could negatively affect Scage International’s future business and financial results; the potential risk of diverting Scage International management’s focus and resources from operational matters and other strategic opportunities while working to implement the Business Combination; and the additional costs and expenses that Scage International will incur in connection with the Transactions and following the completion of the Business Combination. The foregoing discussion of the factors considered by the Scage International Board is not exhaustive and is intended only to reflect the principal factors considered by the Scage International Board. In view of the wide variety of factors considered by the Scage International Board in connection with its evaluation of the Business Combination and the complexity of these matters, the Scage International Board did not consider it practical to, and it did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In consideration of the factors described above and the other factors, individual members of the Scage International Board may have viewed factors differently or given different weights to these factors. After considering the various potentially positive and negative factors, including the foregoing, the Scage International Board determined that, in the aggregate, the potential benefits of the Business Combination outweigh the risks and uncertainties of the Business Combination.

In reaching its decision to approve the financing transactions in connection with the Business Combination, the Scage International Board consulted with Scage International’s management and advisors and considered a wide variety of factors, including the significant factors listed here as generally supporting its decision: greater liquidity and more capital resource for Scage International to expand its business and less dilution to the SPAC’s shareholders. The Scage International Board also considered a variety of risks and potentially negative factors, including the following: the dilutive effect on the existing shareholders of Scage International and the additional costs and expenses that Scage International will incur in connection with the financing transactions. After considering the various potentially positive and negative factors, including the foregoing, the Scage International Board determined that, in the aggregate, the potential benefits of the financing transactions outweigh their risks and uncertainties.

Scage International’s Business

Scage International is a pioneering and leading zero-emission solution provider in China, focusing on the development and commercialization of heavy-duty NEV trucks and e-fuel solutions. It has completed the design, production and testing of several NEV trucks, covering application scenarios for logistics, mining and port transportation. Its Galaxy II truck is one of the earliest hybrid heavy-duty NEV trucks commercialized in China.

Scage International provides technology-empowered NEV trucks to address the diverse commercial transportation needs of its global customers. Its current vehicle offerings include Dragon King, a plug-in hybrid dump truck, primarily designed for mining and other heavy-duty loading and offloading uses, Galaxy II, a plug-in hybrid truck, primarily designed for long-distance road transportation and logistics services, and Q-truck, an autonomous tractor trailer, that can be widely used in smart transportation scenarios. In addition, Scage International has three NEV models under active development in collaboration with relevant vehicle manufacturers and anticipates launching them in 2024. Its pipeline includes all-electric port tractors, long-endurance hybrid power tractors, and wide-body, high-power hybrid mining vehicles.

Scage International believes that its advanced technologies allow them to develop vehicles capable of delivering optimal function in collaboration with vehicle manufacturers. It has independently developed its electric control and steering system, intelligently distributed hybrid power system and solid oxide electrolysis cell hydrogen production technology. Furthermore, it has been staying at the forefront of the industry in the research and application of new processes and technologies. Scage International believes its platform-based vehicle design and development system will enable it to cost-efficiently develop a wide range of vehicle models and provide customized solutions for customers in collaboration with vehicle manufacturers.

Scage International implements strict quality control in its R&D and supply chain processes. It strategically collaborates with vehicle manufacturers, including C&C Trucks Co., Ltd., to ensure stable vehicle manufacturing and delivery capability, while also closely monitoring the quality of its products.

Scage International generates revenues primarily from sales of commercial NEVs and components. As of September 30, 2024, it had received customer orders for 105 NEV trucks. Scage International recorded net revenues of US$6.1 million and US$0.4 million in the fiscal years ended June 30, 2024 and 2023, respectively. It recorded net loss of US$6.0 million and US$6.6 million in the fiscal years ended June 30, 2024 and 2023, respectively.

Hero 1

Hero 1 is a newly formed Cayman Islands exempted company and a wholly-owned subsidiary of PubCo. Hero 1 was formed solely for the purpose of effecting the Transactions and has not carried on any activities other than those in connection with the Transactions. The address and telephone number for Hero 1’s principal executive offices are the same as those for Scage International.

Hero 2

Hero 2 is a newly formed Cayman Islands exempted company and a wholly-owned subsidiary of PubCo. Hero 2 was formed solely for the purpose of effecting the Transactions and has not carried on any activities other than those in connection with the Transactions. The address and telephone number for Hero 2’s principal executive offices are the same as those for Scage International.

Finnovate Acquisition Corp.

Finnovate is a blank check company incorporated on March 15, 2021 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, which we refer to as our initial business combination.

On November 8, 2021, Finnovate consummated its initial public offering of 15,000,000 units and, on November 12, 2021, issued an additional 2,250,000 units pursuant to the underwriter’s full exercise of their over-allotment option. Each unit consists of one Finnovate Class A Ordinary Share and three-quarters of a redeemable warrant, each warrant entitling the holder thereof to purchase one Class A ordinary share for US$11.50 per share. The units were sold at a price of US$10.00 per unit, generating gross proceeds to Finnovate of US$150,000,000 and US$22,500,000 at the respective closings.

Simultaneously with the closing of Finnovate’s initial public offering and the closing of the underwriter’s full exercise of their over-allotment option, Finnovate completed the private sale of an aggregate of 8,243,038 and 556,962 private warrants, respectively, to the Sponsor and EBC at a purchase price of US$1.00 per private warrant, generating gross proceeds to us of US$8,243,038 and US$556,962, respectively. Since the completion of the IPO, Finnovate’s activity has been limited to the evaluation of business combination candidates.

On April 27, 2023, Finnovate entered into the Investment Agreement with the Sponsor and Sunorange Limited (“Sunorange”), pursuant to which Sunorange and its designees shall acquire partnership interests in the Sponsor and Class B ordinary shares directly held by certain Finnovate directors, which combined interests will entitle Sunorange and its designees to receive, in the aggregate, 3,557,813 Class B ordinary shares and 6,160,000 private placement warrants (collectively, the “Insider Securities”), Finnovate shall introduce a change in management and the board as follows: (i) Calvin Kung shall replace David Gershon as Chairman of the Board of Directors (the “Board”) and Chief Executive Officer and Wang Chiu (Tommy) Wong shall replace Ron Golan as Chief Financial Officer and director of the Board, effective upon closing of the Sunorange Investment; (ii) Jonathan Ophir and Uri Chaitchik shall tender their resignations as Chief Investment Officer and Senior Consultant, respectively, effective upon closing of the Sunorange Investment; and (iii) Mitch Garber, Gustavo Schwed and Nadav Zohar shall tender their resignations as directors, to be effective upon expiration of all applicable waiting periods under Section 14(f) of the Exchange Act, and Rule 14f-1 thereunder (such period of time being referred to herein as the “Waiting Period”), and whose vacancies shall be filled by individuals to be designated by Sunorange and effective upon expiration of the Waiting Period (such new officers and directors collectively referred to herein as the “New Management”).

On May 8, 2023, Finnovate completed the closing of the Sunorange Investment after Finnovate’s shareholders approved of certain proposals discussed below, and after certain closing conditions were met, including but not limited to: (i) a minimum of US$30 million remaining in the Trust Account after accounting for all redemptions in connection with the 2023 EGM; (ii) Finnovate obtaining or extending a D&O insurance policy on terms satisfactory to the parties, (iii) the conversion of Class B ordinary shares into Class A ordinary shares as needed to retain shareholders and meet continued listing requirements of Nasdaq following the extension of Finnovate’s term; (iv) the amendment of the Sponsor’s existing limited partnership agreement; (v) the transfer of 61,875 Class B ordinary shares from certain Finnovate directors to Sunorange or its designees; and (vi) the cancellation of an outstanding US$550,000 loan from the Sponsor and the reduction of certain advisory fees to be due upon the closing of an initial business combination. The Sponsor is controlled by its general partner, Sunorange Limited, and Mr. Kung and Mr. Wong serve as the sole directors of Sunorange Limited. Sunorange Limited has voting and dispositive power over 3,557,813 Finnovate Class A Ordinary Shares and 6,160,000 Finnovate Private Warrants. Mr. Kung has an indirect economic interest in 25,000 Finnovate Class A Ordinary Shares through the Sponsor, and Mr. Wong has an indirect economic interest in 226,153 Finnovate Class A Ordinary Shares through Sun Tone Limited, a member of the Sponsor.

In connection with the closing of the Sunorange Investment, on May 8, 2023, Sunorange caused US$300,000 to be deposited into the Trust Account to support the first three months of the Articles Extension from May 9, 2023 through August 8, 2023. Sunorange agreed to deposit into the Trust Account an additional US$100,000 for each successive month, or portion thereof, that is needed by Finnovate to complete an initial business combination until May 8, 2024. As general partner of the Sponsor, Sunorange coordinates and authorizes the Sponsor’s financing arrangements with Finnovate, including all loans provided to Finnovate. It has also contributed significant capital at risk as lender to Finnovate of approximately $2.2 million under the June 2023 Note, the November 2023 Note and the November 2024 Note, as described in more detail elsewhere in this proxy statement/prospectus.

On May 2, 2024, Finnovate held an extraordinary general meeting in lieu of an annual general meeting of shareholders (the “2024 EGM”) to amend the Finnovate Articles to approve the extension of the date by which the Finnovate has to consummate an initial business combination from May 8, 2024 to November 8, 2024 (the “Second Extension Amendment”).

On July 3, 2024, Finnovate, received written notice from Nasdaq indicating that the Nasdaq Hearings Panel (the “Panel”) had granted Finnovate’s request for continued listing on Nasdaq, subject to the Company completing a business combination with an operating entity and evidencing compliance with the criteria for initial listing on Nasdaq, including the applicable holders requirement, by November 4, 2024.

On November 6, 2024, Finnovate’s shareholders approved an amendment to the Finnovate Articles (the “Third Extension Amendment”), which extends the date by which Finnovate must consummate its initial business combination from November 8, 2024 to May 8, 2025. On November 11, 2024, Finnovate issued the November 2024 Note in the aggregate principal amount of up to $259,588 to the Sponsor, the proceeds from which will be deposited into the Trust Account for the benefit of each Finnovate Public Share that was not redeemed in connection with the Third Extension Amendment. The Sponsor intends to deposit the initial monthly extension installment of US$43,264.50 (plus any applicable interest) into the trust account during the week of December 2, 2024.

On November 8, 2024, Finnovate received written notice (the “Notice Letter”) from the Panel indicating that the Panel had determined to delist Finnovate’s securities from Nasdaq and that trading in the Company’s securities would be suspended at the open of trading on November 12, 2024 due to the Company’s failure to timely satisfy the terms of the Panel’s July 3, 2024 decision (the “Decision”). On November 6, 2024, Finnovate notified the Panel that it would not be able to close its initial business combination by the Panel’s November 4, 2024 deadline. Accordingly, the Panel has determined to delist the Company’s securities from Nasdaq as set forth in the Notice Letter.

The Finnovate Articles provide for the return of the proceeds of the IPO held in the Trust Account to the holders of Finnovate Public Shares if there is no qualifying business combination(s) consummated on or before a certain date (in Finnovate’s case, May 8, 2025, unless extended by Finnovate’s shareholders)). Finnovate intends to consummate the Business Combination as soon as practicable and does not intend to use the full amount of time through May 8, 2025, to consummate the Business Combination unless necessary.

The Finnovate Public Units, Finnovate Public Shares and Finnovate Public Warrants trade on Nasdaq under the symbols “FNVTU,” “FNVT” and “FNVTW,” respectively. At the Closing, the outstanding Finnovate Class A Ordinary Shares will be converted into PubCo ADSs or PubCo Ordinary Shares.

Organizational Structure

The following diagram sets forth PubCo’s corporate structure, including PubCo’s principal subsidiaries immediately upon completion of the Business Combination.

Scage Future
(Cayman)
100%
100%
Scage International Limited
(Cayman)
Finnovate Acquisition Corp.
(Cayman)
100%
VVS International Limited
(BVI)
100%
Scage (Hong Kong) Limited
(Hong Kong)
100%
100%
Nanjing Xinneng Hydrogen Automotive
Technology Co. Ltd.
(PRC)
Scage U.S. Corporation
(United States)
73.55%
26.45%
Nanjing Scage Auto Tech Co., Ltd.
(PRC)

The Business Combination Agreement

The terms and conditions of the Business Combination are contained in the Business Combination Agreement, in the form attached to this proxy statement/prospectus as Annex A-1, Annex A-2 and Annex A-3. Finnovate encourages you to read the Business Combination Agreement carefully, as it is the legal document that governs the Business Combination. For more information on the Business Combination Agreement, see the section entitled “The Business Combination Agreement.”

Pro Forma Capitalization

Upon the consummation of the Business Combination, all the shareholders of Scage International (other than those holding treasury shares and dissenting shares) will own approximately 92.7% of the outstanding PubCo Ordinary Shares, represented by PubCo ADSs, and all former shareholders of Finnovate (including the Sponsor) will own 9.0% of the outstanding PubCo Ordinary Shares, including those represented by PubCo ADSs. Such outstanding PubCo Ordinary Shares include the issuance of (i) 67,482,417 PubCo Ordinary Shares, represented by PubCo ADSs, to be issued to Scage International’s shareholders (based on an Aggregate Merger Consideration Amount calculated on June 30, 2024 and assuming no conversion of outstanding convertible bonds of Scage International and no exercise of Finnovate Warrants or PubCo Warrants), and (ii) 5,327,792 PubCo Ordinary Shares, including those represented by PubCo ADSs, to be issued to Finnovate’s shareholders and underwriters, assuming no redemptions by Finnovate Public Shareholders.

Merger Consideration

Under the Business Combination Agreement, the Aggregate Merger Consideration Amount to be paid to the shareholders of Scage International is US$800,000,000, subject to adjustment for net debt, and will be paid entirely in newly issued ordinary shares of PubCo in the form of PubCo ADSs, with each share valued at the Per Share Price.

On the Closing Date and immediately prior to the First Merger Effective Time, each preferred share of Scage International that is issued and outstanding immediately prior to the First Merger Effective Time shall be cancelled in exchange for the right to receive a number of ordinary shares of Scage International at the then effective conversion rate (the “Conversion”). As a result of the Mergers, (a) each of the ordinary shares of Scage International that are issued and outstanding immediately prior to the First Merger Effective Time and after the Conversion shall be cancelled and converted into the right to receive 100% of such number of PubCo Ordinary Shares equal to the Exchange Ratio in the form of PubCo ADSs; (b) each of the convertible securities of Scage International, to the extent then outstanding and unexercised immediately prior to the First Merger Effective Time, shall automatically be assumed by PubCo and converted into a convertible security of PubCo; (c) each Finnovate Ordinary Share that is issued and outstanding immediately prior to the Effective Time (other than those held by the Insiders) shall be cancelled and converted automatically into the right to receive one PubCo ADS; (d) each Finnovate Ordinary Share that is issued and outstanding immediately prior to the Effective Time held by the Insiders shall be cancelled and converted automatically into the right to receive one PubCo Ordinary Share; and (e) each outstanding Purchaser Public Warrant and Purchaser Private Warrant shall be converted into one PubCo Public Warrant and one PubCo Private Warrant, respectively.

Agreements Entered into in Connection with the Business Combination

Lock-Up Agreements

Simultaneously with the execution of the Business Combination Agreement, PubCo, Scage International, Finnovate and certain Key Company Shareholders, as shareholders entitled to vote an aggregate 64.3% of all issued and outstanding shares of Scage International (without conversion of outstanding convertible bonds of Scage International), which is sufficient to constitute the Required Company Shareholder Approval (either as the holder of record or the beneficial owner within the meaning of Rule 135-3 under the Exchange Act), each entered into Lock-Up Agreements (each, a “Key Seller Lock-Up Agreement”). It is a condition to the Closing that all other shareholders of Scage International between signing and Closing enter into a lock-up agreement (each, a “Seller Lock-Up Agreement”).

Pursuant to each Key Seller Lock-Up Agreement, each Key Company Shareholder agreed not to, during the period commencing from the Closing Date and ending on (A) the 6-month anniversary of the Closing Date with respect to 40% of the restricted securities and (B) the 36-month anniversary of the Closing Date with respect to the remaining 60% of the restricted securities, (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, offer to sell, contract or agree to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase of a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-up Securities, whether any such transaction is to be settled by delivery of such restricted securities, in cash or otherwise, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of restricted securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”) (subject to early release if PubCo consummates a Change of Control).

Pursuant to each Seller Lock-Up Agreement, the remaining Company Shareholders will agree not to make a Prohibited Transfer during the period commencing from the Closing Date and ending on the 6-month anniversary of the Closing Date (subject to early release if PubCo consummates a Change of Control).

Shareholder Support Agreement

Simultaneously with the execution of the Business Combination Agreement, Finnovate, Scage International, and Key Company Shareholders entered into a Shareholder Support Agreement (the “Shareholder Support Agreement”), pursuant to which, among other things, Key Company Shareholders have agreed (a) to support the adoption of the Business Combination Agreement and the approval of Business Combination, subject to certain customary conditions, and (b) not to transfer any of their subject shares (or enter into any arrangement with respect thereto), subject to certain customary conditions.

Sponsor Support Agreement

Simultaneously with the execution of the Business Combination Agreement, Finnovate, Scage International, PubCo and the Sponsor entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which the Sponsor agreed to vote all of its shares of Finnovate in favor of the Business Combination Agreement and the Business Combination. The Sponsor Support Agreement also prevents transfers of securities of Finnovate held by the Sponsor between the date of the Sponsor Support Agreement and the termination of the Sponsor Support Agreement.

Insider Letter Amendment

Simultaneously with the execution of the Business Combination Agreement, Finnovate, Scage International, the Sponsor, PubCo, Calvin Kung, Wang Chiu Wong, Chunyi Hao, Tiemei Li, and Sanjay Prasad entered into an amendment (the “Insider Letter Amendment”) to that certain letter agreement, dated November 8, 2021 (the “Insider Letter”), by and among Finnovate, the Sponsor and the directors, officers or other initial shareholders of Finnovate named therein, pursuant to which PubCo and Scage International are added as parties to the Insider Letter.

Non-Competition and Non-Solicitation Agreement

Simultaneously with the execution of the Business Combination Agreement, certain shareholders and officers (each, a “Subject Party”) of Scage International each entered into a non-competition and non-solicitation agreement with Finnovate, PubCo, Scage International, and the Sponsor (collectively, the “Non-Competition and Non-Solicitation Agreement”). Under the Non-Competition and Non-Solicitation Agreement, the Subject Party agrees not to compete with PubCo, the Sponsor, Finnovate, Scage International and their respective affiliates during the three-year period following the Closing and, during such three-year restricted period, not to solicit employees or customers of such entities. The Non-Competition and Non-Solicitation Agreement also contains customary confidentiality and non-disparagement provisions.

Assignment, Assumption and Amendment to Warrant Agreement

Prior to the Closing, Finnovate, PubCo and Continental, as warrant agent (the “Warrant Agent”) will enter the Assignment, Assumption and Amendment to Warrant Agreement (the “Warrant Amendment”) which will amend that certain Warrant Agreement, dated as of November 8, 2021, relating to the Finnovate warrants (the “Warrant Agreement”), filed with the SEC on November 8, 2021. Pursuant to the Warrant Amendment: (i) PubCo will assume the obligations of Finnovate under the Warrant Agreement, such that, among other things, PubCo will be added as a party thereto and (ii) references to Finnovate Class A Ordinary Shares in the Warrant Agreement shall mean PubCo ADSs or PubCo Ordinary Shares.

Proposals to be Submitted At the Meeting

The following is a summary of the proposals to be submitted at the Meeting.

Proposal 1: The NTA Proposal

Assuming the Business Combination Proposal is approved, Finnovate’s shareholders will be asked to consider and vote upon a proposal to approve by special resolution, the NTA Amendments, which shall be effective, if adopted and implemented by Finnovate, prior to the consummation of the proposed Business Combination, to remove the requirements contained in the Finnovate Articles limiting Finnovate’s ability to consummate an initial business combination if redemptions would cause Finnovate to not have at least US$5,000,001 in net tangible assets immediately prior to, or upon such consummation of the Business Combination. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will not be presented to Finnovate’s shareholders at the Meeting. Please see the section of this proxy statement/prospectus entitled “The NTA Proposal.”

Proposal 2: The Business Combination Proposal

On August 21, 2023, Finnovate, entered into a Business Combination Agreement with PubCo, the Merger Sub I, Merger Sub II, and Scage International.

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the Closing, (a) Merger Sub I will merge with and into Scage International (the “First Merger”), with Scage International surviving the First Merger as a wholly-owned subsidiary of PubCo and the outstanding securities of Scage International being converted into the right to receive securities of PubCo; and (b) immediately following the First Merger, the Merger Sub II will merge with and into Finnovate (the “Second Merger”, and together with the First Merger, the “Mergers”), with Finnovate surviving the Second Merger as a wholly-owned subsidiary of PubCo and the outstanding securities of Finnovate being converted into the right to receive securities of PubCo (the Mergers together with the other transactions contemplated by the Business Combination Agreement and other ancillary documents, the “Transactions” or the “Business Combination”).

On June 18, 2024, the parties to the Business Combination Agreement entered into the First Amendment to Business Combination Agreement. The amendment provides for, among other things, the:

•        reduction of the aggregate consideration to the shareholders of Scage International from $1,000,000,000 to $800,000,000;

•        correction of a scrivener’s error to clarify that Scage International is not an investment company;

•        the establishment of the ADS Facility by PubCo so that each of the ordinary shares to be issued by PubCo pursuant to the Business Combination Agreement may be represented by PubCo ADSs;

•        extension of the deadline for the Reorganization (as defined in the Business Combination Agreement) from September 30, 2023 to July 20, 2024; and

•        extend the Outside Date (as defined in the Business Combination Agreement) from February 29, 2024 to October 31, 2024.

On October 31, 2024, the parties to the Business Combination Agreement entered into the Second Amendment to Business Combination Agreement. The amendment extends the Outside Date (as defined in the Business Combination Agreement) from October 31, 2024 to March 31, 2025.

Under the Business Combination Agreement, the Aggregate Merger Consideration Amount to be paid to the shareholders of Scage International is US$800,000,000, subject to adjustment for net debt, and will be paid entirely in newly issued ordinary shares of PubCo in the form of PubCo ADSs, with each share valued at the Per Share Price.

For a detailed discussion on calculation of the number of PubCo Ordinary Shares to be issued in connection with the Business Combination, please see the section of this proxy statement/prospectus entitled “The Business Combination Proposal—The Business Combination Agreement and Related Agreements.”

In addition to the approval of the Business Combination Proposal, unless waived by the parties to the Business Combination Agreement in accordance with applicable law, the Closing of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement. For more information about the closing conditions to the Business Combination, see the section of this proxy statement/prospectus titled “The Business Combination Proposal—Conditions to the Consummation of the Business Combination.”

Proposal 3: The Merger Proposal

In connection with the Business Combination, Finnovate is asking Finnovate shareholders to consider and vote upon and to approve a proposal to approve and authorize the Second Merger and the plan of merger in connection with the Second Merger, a copy of which is included as Annex B to the accompanying proxy statement/prospectus (the “Plan of Merger”), and any and all transactions provided for in the Plan of Merger, including, without limitation, at the effective time of the Second Merger (the “Effective Time”) (a) the amendment and restatement of the Finnovate Articles by deletion in their entirety and the substitution in their place of the new amended and restated memorandum and articles of association of Finnovate (as the Surviving Entity) (the “Surviving Entity Articles”) and (b) the redesignation of all authorized class A ordinary shares of US$0.0001 par value each of Finnovate as ordinary shares of US$0.0001 par value each of the Surviving Entity, and cancel all of the authorized but unissued class B ordinary shares of US$0.0001 par value each and preference shares of US$0.0001 par value each of Finnovate, such that the authorized share capital of the Surviving Entity will become US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 per share, with such rights, privileges and conditions as set out in the Surviving Entity Articles be approved and authorized in all respects.

Pursuant to the Business Combination Agreement, at the Effective Time, an amended and restated memorandum and articles of association of Surviving Entity, which will be substantially in the form of the memorandum and articles of association of Merger Sub II, as in effect immediately prior to the Effective Time shall be adopted and filed and that Finnovate shareholders will have approved the change of name and the authorized share capital to be referenced in the Surviving Entity Articles.

The Merger Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Merger Proposal will not be presented to Finnovate’s shareholders at the Meeting. The Merger Proposal is not conditioned on the separate approval of the Organizational Documents Advisory Proposals. For more information, please see the section of this proxy statement/prospectus entitled “The Merger Proposal.”

Proposal 4: The PubCo Memorandum and Articles Proposal

In connection with the Business Combination, Finnovate is, pursuant to SEC guidance, asking Finnovate shareholders to consider and vote upon and to approve, a proposal for PubCo to adopt the PubCo A&R MAA, substantially in the form attached to this proxy statement/prospectus as Annex C, to be effective immediately prior to the consummation of the Business Combination, separate and apart from their consideration and vote upon the Business Combination Proposal. This vote is not required by Cayman Islands law.

Pursuant to the Business Combination Agreement, prior to the consummation of the Business Combination, the board of directors and shareholders of PubCo will amend and restate PubCo’s memorandum and articles of association to provide for a more customary public company charter and set forth the rights of the holders of PubCo’s ordinary shares.

The PubCo A&R MAA will differ from Finnovate’s amended and restated memorandum and articles of association in multiple respects. See “Comparison of Shareholder Rights” for details.

The PubCo Memorandum and Articles Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the PubCo Memorandum and Articles Proposal will not be presented to Finnovate’s shareholders at the Meeting. The PubCo Memorandum and Articles Proposal is not conditioned on the separate approval of the Organizational Documents Advisory Proposals. For more information about the PubCo A&R MAA, please see the section of this proxy statement/prospectus entitled “The PubCo Memorandum and Articles Proposal.”

Proposal 5: The Organizational Documents Advisory Proposals

As required by SEC guidance requiring that shareholders have the opportunity to present their views on important corporate governance provisions, Finnovate is requesting that Finnovate’s shareholders approve by ordinary resolution, on a non-binding advisory basis, proposals to approve certain governance provisions included in the PubCo A&R MAA, which are separately being presented. These votes are not required by Cayman Islands law. The shareholder votes regarding the Organizational Documents Advisory Proposals are advisory votes and are not binding on Finnovate or Finnovate’s board of directors (separate and apart from the approval of the PubCo Memorandum and Articles Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Organizational Documents Advisory Proposals (separate and apart from approval of the PubCo Memorandum and Articles Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Organizational Documents Advisory Proposals, Finnovate intends that the PubCo A&R MAA will take effect upon the Closing (assuming approval of the PubCo Memorandum and Articles Proposal). Please see the section of this proxy statement/prospectus entitled “The Organizational Documents Advisory Proposals.”

Proposal 6: The PubCo Director Election Proposal

Assuming the Business Combination Proposal is approved, pursuant to SEC guidance, Finnovate’s shareholders will be asked to consider and vote upon a proposal, to elect, effective at the Effective Time, seven (7) directors to serve terms on PubCo’s board of directors until the 2025 annual meeting of shareholders and until their respective successors are duly elected and qualified. This vote is not required by Cayman Islands law. Please see the section of this proxy statement/prospectus entitled “The PubCo Director Election Proposal.”

Proposal 7: The Adjournment Proposal

If necessary or desirable, at the determination of the Finnovate Board, to adjourn the Meeting to a later date or dates. Please see the section of this proxy statement/prospectus entitled “The Adjournment Proposal.”

Date, Time and Place of the Extraordinary General Meeting of Shareholders of Finnovate

The Meeting will be held at            a.m., Eastern Time, on             , 2024, at             . Finnovate will also be hosting the Meeting via live webcast on the Internet at              with the password of             , to consider and vote upon the NTA Proposal, the Business Combination Proposal, the Merger Proposal, the PubCo Memorandum and Articles Proposal, the Organizational Documents Advisory Proposals, the PubCo Director Election Proposal and if necessary, the Adjournment Proposal.

Voting Power; Record Date

Shareholders will be entitled to vote or direct votes to be cast at the Meeting if they owned Finnovate Ordinary Shares at the close of business on             , 2024, which is the Record Date for the Meeting. Shareholders will have one vote for each Finnovate Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Finnovate Warrants do not have voting rights. On the Record Date, there were              Finnovate Ordinary Shares (including              Class A Ordinary Shares and 1 Class B Ordinary Share) of Finnovate issued and outstanding, of which              were Finnovate Public Shares, with the rest being held by the Finnovate Initial Shareholders and EBC.

Quorum and Vote of Finnovate Shareholders

A quorum of Finnovate shareholders is necessary to hold a valid meeting. A quorum will be present at the Meeting if the holders of no less than a majority of the issued and outstanding Finnovate Ordinary Shares entitled to vote at the Meeting are present themselves or represented by proxy. Abstentions and broker non-votes are not treated as votes cast and will have no effect on any of the proposals.

Finnovate’s Initial Shareholders have agreed to vote their shares in favor of the Business Combination Proposal. Such holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. As of August 31, 2024, the Initial Shareholders and their affiliates held 4,312,499 Finnovate Class A Ordinary Shares and one (1) Finnovate Class B Ordinary Share, which constitute approximately 64.3% of the issued and outstanding Finnovate Ordinary Shares. Such shares, as well as any Finnovate Ordinary Shares acquired in the aftermarket by the Initial Shareholders, will be voted in favor of the proposals presented at the Meeting. Pursuant to the Finnovate Articles and the Cayman Companies Act, the proposals presented at the Meeting will require the following votes:

•        The approval of the NTA Proposal will require a special resolution passed by at least a two-thirds majority of the votes which are cast by those holders of Finnovate Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting.

•        The approval of the Business Combination Proposal will require an ordinary resolution, passed by a simple majority of the votes which are cast by those holders of Finnovate Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting.

•        The approval of the Merger Proposal will require a special resolution passed by at least a two-thirds majority of the votes which are cast by those holders of Finnovate Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting.

•        The approval of the PubCo Memorandum and Articles Proposal will require a special resolution passed by at least a two-thirds majority of the votes which are cast by those holders of Finnovate Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting.

•        The approval of the Organizational Documents Advisory Proposals, which are advisory and non-binding, will require an ordinary resolution passed by a simple majority of the votes which are cast by those holders of Finnovate Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting.

•        The approval of the PubCo Director Election Proposal will require an ordinary resolution passed by a simple majority of the votes which are cast by those holders of the Finnovate Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting.

•        The approval of the Adjournment Proposal will require an ordinary resolution passed by a simple majority of the votes which are cast by those holders of Finnovate Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting.

Abstentions and broker non-votes are not treated as votes cast and will have no effect on the NTA Proposal, the Business Combination Proposal, the Merger Proposal, the PubCo Memorandum and Articles Proposal, the Organizational Documents Advisory Proposals, the PubCo Director Election Proposal and (if presented) the Adjournment Proposal.

Redemption Rights

Pursuant to the Finnovate Articles, a holder of Finnovate Public Shares may demand that Finnovate redeem such shares for cash if the Business Combination is consummated. Holders of Finnovate Public Shares (whether or not they are holders on the Record Date) will be entitled to receive cash for these shares only if they demand that Finnovate redeem their shares for cash no later than 5:00 p.m. Eastern Time on             , 2024 (two (2) business days prior to the Meeting) by (A) by submitting their request in writing to Continental Stock Transfer & Trust Company and (B) delivering their stock to Finnovate’s transfer agent physically or electronically using The Depository Trust Company’s Deposit Withdrawal at Custodian (DWAC) System. If the Business Combination is not completed, these shares will not be redeemed for cash at this time in connection with the Business Combination. In such case, Finnovate will promptly return any shares delivered by public holders for redemption and such holders may only share in the assets of the Trust Account upon the liquidation of Finnovate. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised their redemption rights in connection therewith due to potential claims of creditors of Finnovate. If a holder of Finnovate Public Shares properly demands redemption, Finnovate will redeem each Finnovate Public Share for its pro rata portion of the Trust Account, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination.

As of             , 2024, the Record Date, this would amount to approximately US$             per share. If a holder of Finnovate Public Shares exercises its redemption rights, then it will be exchanging its Finnovate Ordinary Shares for cash and will no longer own the shares. See the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of Shareholders of Finnovate—Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your shares for cash.

Unless the NTA Proposal is approved, the Business Combination will not be consummated if redemptions would cause Finnovate to not have at least US$5,000,001 in net tangible assets immediately prior to, or upon such consummation of the Business Combination.

Holders of Finnovate Warrants do not have redemption rights with respect to such securities.

Appraisal Rights

Holders of record of Finnovate Ordinary Shares may have appraisal rights in connection with the Second Merger under the Cayman Companies Act. In this proxy statement/prospectus, these appraisal or dissent rights are sometimes referred to as “Dissent Rights.” Holders of record of Finnovate Ordinary Shares wishing to exercise such Dissent Rights and make a demand for payment of the fair value for his, her or its Finnovate Ordinary Shares must give written objection to the Second Merger to Finnovate prior to the shareholder vote at the Extraordinary General Meeting of Finnovate to approve the Second Merger and follow the procedures set out in section 238 of the Cayman Companies Act, noting that any such dissenter rights may subsequently be lost and extinguished pursuant to section 239 of the Cayman Companies Act which states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. See the section entitled “Appraisal Rights under the Cayman Companies Act” for more details.

Finnovate shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights under the Cayman Companies Act.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Finnovate has engaged Advantage Proxy as proxy solicitor to assist in the solicitation of proxies in connection with the Meeting.

If a shareholder grants a proxy, it may still vote its shares itself if it revokes its proxy before the Meeting. A shareholder may also change its vote by entering a new vote by Internet or telephone, submitting a later-dated proxy, or attending and voting, virtually via the live webcast, during the Meeting as described in the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of Shareholders of Finnovate—Revoking Your Proxy.”

Finnovate’s Board of Directors’ Reasons for Approval of the Business Combination

The Finnovate Board, in evaluating the Business Combination, consulted with Finnovate management and its financial, legal and other advisors. In reaching its unanimous resolution (i) that the Business Combination Agreement and the transactions contemplated thereby, including the Mergers, are advisable and in the best interests of Finnovate and (ii) to recommend that the Finnovate shareholders adopt the Business Combination Agreement and approve the Business Combination, the Finnovate Board considered a range of factors. Such factors included, but were not limited to positive factors such as Scage International’s earnings history and potential, Scage International’s strong management team, opportunities for growth by Scage International, Scage International’s defensible and differentiated business niche, Scage International’s diversified customer and supplier base. The Finnovate Board also considered various potential negative factors associated with the Business Combination, including, but not limited to, market risk, Scage International’s business plans potentially not being achieved, Scage International’s revenue concentration, competition to Scage International, macroeconomic uncertainty and conflicts of interest.

Additionally, the Finnovate Board, in fulfilling its fiduciary duties, evaluated the benefits and detriments of the Business Combination to the unaffiliates security holders of Finnovate. For example, the Finnovate Board considered the ability of the Finnovate securityholders to participate in the potential upside of Scage Future if it is successful following the Closing, as well as the redemption right afforded to shareholders if the shareholders did not want to maintain their stake in PubCo. However, potential dilution and post-Closing volatility of PubCo were also considered as potential negative aspects of the Business Combination to Finnovate shareholders.

In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Finnovate Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Finnovate Board viewed its decision as being based on all of the information available and the factors presented to and considered by the Finnovate Board, respectively. In addition, individual directors may have given different weight to different factors. For more information, see the section entitled “The Business Combination Proposal—Finnovate Board’s Reasons for Approval of the Business Combination.” This explanation of Finnovate’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The Finnovate Board also gave consideration to certain risks related to the Business Combination, which are described in this proxy statement/prospectus under the caption “Risk Factors.”

Interests of Finnovate’s Sponsor, Directors and Officers in the Business Combination

The Sponsor and Finnovate’s executive officers and directors may have interests in the Business Combination that may be different from, or in addition to, the interests of Finnovate’s shareholders generally. The Finnovate Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Business Combination Agreement and in recommending that the Business Combination Agreement and the transactions contemplated thereby be approved by the shareholders of Finnovate. These interests include, among other things:

•        If the Business Combination with Scage International or another business combination is not consummated by May 8, 2025 (unless extended by Finnovate’s shareholders), Finnovate will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Finnovate Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the 4,312,500 Founder Shares held by Finnovate’s Initial Shareholders and its affiliates, including any directors and officers, would be worthless because Finnovate’s Initial Shareholders are not entitled to participate in any redemption or distribution with respect to such shares (although the Founder Shares have certain rights that differ from the rights of holders of the Finnovate Public Shares, the aggregate value of such shares is estimated to be approximately US$50.1 million, assuming the per share value of the shares is the same as the US$11.62 closing price of the Finnovate Public Shares on the Nasdaq on November 11, 2024, despite having been purchased for an aggregate of US$25,000). As a result, Finnovate’s Initial Shareholders are likely to be able to recoup their investment in Finnovate and make a substantial profit on that investment, even if PubCo Ordinary Shares have lost significant value. This means that Finnovate’s Initial Shareholders could earn a positive rate of return on their investment, even if Finnovate Public Shareholders experience a negative rate of return in the post-business combination company.

•        The Sponsor purchased an aggregate of 8,243,038 Private Warrants for an aggregate amount of US$8,243,038 simultaneously with the consummation of the Finnovate IPO. Although such securities have certain rights that differ from the rights of holders of the Public Warrants, the Private Warrants had an aggregate market value of approximately US$156,617 based upon the closing price of Finnovate’s Public Warrants of US$0.019 per warrant on Nasdaq as of November 11, 2024. If Finnovate is unable to complete a business combination by May 8, 2025 (unless extended by Finnovate’s shareholders), the Private Warrants will expire worthless and the Sponsor will be unable to recoup its investment in Finnovate.

•        The fact that, if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination on or prior to the Articles Extension Date, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below US$10.20 per Finnovate Public Share, or such lesser per Finnovate Public Share amount as is in the Trust Account on the liquidation date, from the claims of prospective target businesses with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement or claims of any third party for services rendered or products sold to us, but only if such a third party or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

•        The Sponsor and its affiliates (the “Sponsor Parties”) will lose their entire investment (and potentially any loans or expenses fronted by the Sponsor and its affiliates and permitted transferees) in Finnovate if Finnovate does not complete a business combination by May 8, 2025 (unless extended by Finnovate’s shareholders). The Sponsor Parties’ investment in the Company consists of 4,299,375 Founder Shares for an aggregate of $25,000 (or $0.006 per share). Additionally, the Sponsor and its affiliates have provided loans to Finnovate in exchange for (i) the June 2023 Note in connection with the Extension Amendment, the (ii) the November 2023 Note for working capital needs, (iii) the May 2024 Note in connection with the Second Extension Amendment, in an aggregate amount of up to $2,925,000 (of which an aggregate of approximately US$2.5 million is outstanding as of November 11, 2024) and (iv) the November 2024 Note in connection with the Third Extension Amendment, in an aggregate amount of up to US$259,588 (of which an aggregate of approximately US$0 is outstanding as of November 15, 2024). Additionally, the Sponsor Parties have accrued an aggregate of $85,100 reimbursable expenses through the Administrative Services Agreement, as of November 11, 2024. In the event that the Company does not complete an initial business combination by May 8, 2025 (unless extended by Finnovate’s shareholders), the Sponsor Parties may lose their entire investment in Finnovate.

•        Finnovate’s Initial Shareholders, including its officers and directors and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Finnovate’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Finnovate fails to consummate a business combination within the required time period under its organizational documents, these persons will not have any claim against the Trust Account for reimbursement. Accordingly, Finnovate may not be able to reimburse these expenses if the Business Combination with Scage International or another business combination is not completed by May 8, 2025 (unless extended by Finnovate’s shareholders).

•        Finnovate’s existing directors and officers will be eligible for continued indemnification and continued coverage under Finnovate’s directors’ and officers’ liability insurance after the Business Combination and pursuant to the Business Combination Agreement.

•        The anticipated election of Mr. Calvin Kung, Chairman and CEO of Finnovate as a director of PubCo after the consummation of the Business Combination. As such, in the future, Mr. Kung will receive any cash fees, stock options or stock awards that the PubCo Board determines to pay to its directors.

•        The fact that the following individuals have a material interest in the Sponsor, which represent indirect interests in the following securities:

Name of Person	Founder Shares	Private Warrants
Jemapellehelene Holding Limited (beneficially owned by Nan Shen)	497,452	1,503,723

The Sponsor is controlled by its general partner, Sunorange Limited, and Mr. Kung and Mr. Wong serve as the sole directors of Sunorange Limited. Sunorange Limited has voting and dispositive power over 3,557,813 Finnovate Class B Ordinary Shares and 6,160,000 Finnovate Private Warrants. Mr. Kung has an indirect economic interest in 25,000 Finnovate Class A Ordinary Shares through the Sponsor. Mr. Wong has an indirect economic interest in 226,153 Finnovate Class A Ordinary Shares through his partnership interests in the Sponsor, of which 15,000 Class A Ordinary Shares are attributed to Mr. Wong in his personal capacity as a limited partner and 211,153 Class A Ordinary Shares are attributed to Sun Tone Limited, for which Mr. Wong is sole owner and director. As general partner of the Sponsor, Sunorange coordinates and authorizes the Sponsor’s financing arrangements with Finnovate, including all loans provided to Finnovate. It has also contributed significant capital at risk as lender to Finnovate of approximately $2.2 million under the June 2023 Note, the November 2023 Note and the November 2024 Note, as described above.

As consideration for consulting services related to Sunorange’s takeover of the Sponsor, East Stone Capital Limited was granted an indirect beneficial interest in 300,000 Founder Shares through its stake in Jemapellehelene Holding Limited. None of Finnovate’s officers or directors have received any cash compensation for their services. All of Finnovate’s directors hold an indirect, immaterial interest in the Founder Shares held by the Sponsor.

The foregoing interests present a risk that the Sponsor Parties and Finnovate’s officers and directors may be incentivized to complete a business combination with a less favorable target company or on terms less favorable to the Public Shareholders rather than to liquidate, in which case the Sponsor would lose its entire investment. As a result, the Sponsor Parties and Finnovate’s officers and directors may have a conflict of interest in determining whether Scage International is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination.

Fairness Opinion

Pursuant to the Finnovate Articles, and as provided in the Finnovate IPO prospectus, Finnovate is only required to obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions that such an initial business combination is fair to Finnovate from a financial point of view, if Finnovate would seek to complete an initial business combination with a business combination target that is affiliated with the Sponsor, or Finnovate’s directors or officers. No prior conflicts or affiliate relationship existed between members of the Finnovate Board and management, on the one hand, and Scage International, on the other hand. As such, an opinion was not required under the Finnovate Articles. However, the Finnovate Board obtained a fairness opinion from ValueScope, dated June 17, 2024, which provided that, as of that date and based on and subject to the assumptions, limitations, qualifications and other conditions set forth therein, Scage International’s enterprise value in the Business Combination of US$800,000,000 was fair, from a financial point of view, to the shareholders of Finnovate. Finnovate obtained such fairness opinion to (i) inform themselves with respect to all material information reasonably available to them and (ii) act with appropriate care in considering the Business Combination. See the section of this proxy statement/prospectus entitled “Proposal No. 2: The Business Combination Proposal—Opinion of ValueScope, the Finnovate Board’s Financial Advisor” for additional information.

Interests of Scage International, its officers and directors in the Business Combination

In addition, Scage International and its officers and directors have financial interests that are different from, or in addition to, the interests of Scage International’s shareholders:

•        On January 26, 2024, we issued the January 2024 Promissory Note in the aggregate principal amount of up to $1,500,000 to Scage International for our working capital needs. The January 2024 Promissory Note does not bear interest and matures upon the earlier of the closing of our initial business combination and our liquidation. As of October 31, 2024, we had US$306,520 outstanding under the January 2024 Promissory Note. If the Business Combination is not consummated, the January 2024 Promissory Note may not be repaid to Scage International, in whole or in part. Thus, Scage International and its officers and directors will benefit from the completion of the Business Combination and may be incentivized to complete the Business Combination to recoup its loan, even though it may not be in the best interests of Scage International’s shareholders.

•        The anticipated continuation of three of Scage International’s existing directors, Mr. Chao Gao, Mr. Yuanchi Guo and Mr. Ziqian Guan, as directors of PubCo, and the anticipated continuation of Ms. Yu Xiang, the chief financial officer of Scage International as the chief financial officer of PubCo, may entitle such directors and officer to receive cash fees, stock options, stock awards or other remuneration that the PubCo Board determines to pay them for their service as directors and officer.

•        Mr. Chao Gao (by himself and by virtue of an acting-in-concert agreement), Mr. Yuanchi Guo and Mr. Ziqian Guan will beneficially own 45,441,182, 3,903,900 and 3,123,110 PubCo Ordinary Shares upon the consummation of the Business Combination, respectively, assuming the No Redemption scenario, holding 62.4%, 5.4% and 4.3% of all voting power of PubCo, respectively.

•        The current directors and executive officers of Scage International beneficially own 67.3% of all issued and outstanding share capital of Scage International as of the date of this prosepctus, and upon the consummation of the Business Combination, such shares will be converted to 45,441,182 PubCo Ordinary Shares in the form of the ADSs, representing 62.4% of all voting power of PubCo.

Recommendation to Finnovate’s Shareholders

The Finnovate Board has determined that the Business Combination Proposal and the other proposals to be presented at the Meeting are fair to and in the best interest of Finnovate’s shareholders and unanimously recommends that its shareholders vote “FOR” the NTA Proposal, “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the PubCo Memorandum and Articles Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” each of the director nominees set forth in the PubCo Director Election Proposal and, if presented at the Meeting, “FOR” the Adjournment Proposal.

Material U.S. Federal Income Tax Considerations

For a description of certain material U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of ordinary shares of Finnovate and the ownership and disposition of PubCo ADSs, see “Material U.S. Federal Income Tax Considerations.”

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Finnovate will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the current shareholders of Scage International having a majority of the voting power of the post-combination company, Scage International’s senior management comprising all of the senior management of the post-combination company, the relative size of Scage International compared to Finnovate, and Scage International’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Scage International issuing stock for the net assets of Finnovate, accompanied by a recapitalization. The net assets of Finnovate will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Scage International.

Comparison of Rights of PubCo’s Shareholders and Finnovate’s Shareholders

If the Business Combination is completed, holders of Finnovate Ordinary Shares will become holders of PubCo ADSs or PubCo Ordinary Shares and their rights as shareholders will be governed by PubCo’s organizational documents. See “Comparison of Shareholder Rights” for details.

Emerging Growth Company

PubCo is and, following the Business Combination, will be an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, PubCo will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find PubCo’s securities less attractive as a result, there may be a less active trading market for the PubCo’s securities and the prices of PubCo’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. PubCo does not intend to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, PubCo, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the PubCo’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

PubCo will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing the Business Combination, (b) in which PubCo has total annual gross revenue of at least US$1.235 billion, or (c) in which PubCo is deemed to be a large accelerated filer, which means the market value of the PubCo ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of its most recently completed second fiscal quarter; and (2) the date on which PubCo has issued more than US$1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Material Financing Transactions

Scage International entered into subscription agreements with an investor on August 23, 2024 and October 20, 2024, respectively, and pursuant to the subscription agreements, the investor subscribed for 3,442,342 ordinary shares of Scage International in a private placement transaction at a per share price of US$5.81, which represented the per share price of the ordinary shares of Scage International based on a post-investment valuation of Scage International of US$800 million in line with evaluation of Scage International in connection with the Business Combination. Such shares subscribed by the investor will be canceled and converted into the right to receive a number of PubCo Ordinary Shares at the Exchange Ratio (as defined in the Business Combination Agreement) in the form of PubCo ADSs at the First Merger Effective Time pursuant to the Business Combination Agreement. Such conversion will not have dilutive impact on the shareholders of Finnovate prior to the Closing, as the subscriber will initially receive ordinary shares of Scage

International and only upon the Closing will they receive PubCo Ordinary Shares, which shares will be included in the PubCo Ordinary Shares issued upon the Closing to Scage International shareholders. Upon the Closing, the approximate dilution from the Business Combination (including the shares issued to the subscriber) will be approximately $0.28 per share. See “Summary—Questions and Answers about the Business Combination and the Extraordinary General Meeting—What equity stake will current Finnovate Public Shareholders, the Sponsor and the Scage International shareholders and their affiliates hold in PubCo immediately after the completion of the Business Combination?” for more information. Scage International closed the two investments on November 19, 2024. Scage International intends to use the proceeds from such financing transactions for operating and working capital purposes. The private placement transactions pursuant to the subscription agreements will satisfy the closing condition of the Business Combination Agreement that the cash proceeds from the PIPE Investment shall not be less than an aggregate of US$15 million.

Each of Finnovate and Scage International considered the benefits and detriments of the above-referenced financing transactions to Finnovate, the sponsor, Scage International, and unaffiliated security holders of the SPAC. Finnovate believes that the estimated $20 million in net proceeds is instrumental in providing sufficient runway for the combined company to pay transaction expenses incurred in the Business Combination and to achieve its near-term goals. Such financings would ensure that Finnovate can complete its mission to consummate a business combination, and for Finnovate’s shareholders to realize their investment in the combined company. Finnovate also considered potential dilution from the financings as a potential negative aspect to Finnovate shareholders. In reaching its decision to approve the financing transactions in connection with the Business Combination, the Scage International Board consulted with Scage International’s management and advisors and considered a wide variety of factors, including the significant factors listed here as generally supporting its decision: greater liquidity and more capital resource for Scage International to expand its business and less dilution to the SPAC’s shareholders. The Scage International Board also considered a variety of risks and potentially negative factors, including the following: the dilutive effect on the existing shareholders of Scage International and the additional costs and expenses that Scage International will incur in connection with the financing transactions. After considering the various potentially positive and negative factors, including the foregoing, the Scage International Board determined that, in the aggregate, the potential benefits of the financing transactions outweigh their risks and uncertainties. For additional information regarding dilutive impacts, see “Questions and Answers about the Business Combination and the Extraordinary General Meeting—Q: What equity stake will current Finnovate Public Shareholders, the Sponsor and the Scage International shareholders and their affiliates hold in PubCo immediately after the completion of the Business Combination?—Dilution”.

Foreign Private Issuer

PubCo is and, following the Business Combination, will be a foreign private issuer within the meaning of the rules under the Exchange Act. As such, PubCo is exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules. Moreover, the information PubCo is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as a company incorporated in the Cayman Islands, PubCo is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the corporate governance standards of the Nasdaq Stock Market. PubCo currently intends to follow Cayman Islands corporate governance practices in lieu of the corporate governance standards of the Nasdaq Stock Market that listed companies must, among others: (1) have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors, and (2) have regularly scheduled executive sessions with only independent directors each year. As a result, PubCo’s shareholders may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to Nasdaq corporate governance requirements.

Controlled Company

Immediately following the completion of the Business Combination, Mr. Chao Gao (by himself and by virtue of an acting-in-concert agreement) will beneficially own 45,441,182 PubCo Ordinary Shares and will be able to exercise 62.4% of the total voting power of the total issued and outstanding share capital of PubCo pursuant to certain acting-in-concert agreement entered into among Upward Stars Group Limited, Two Courage Brothers Limited, Three Action Brothers Limited, Victorious Lights Holding Limited, Five Epic Brother Limited and Four Genuine Brothers Limited, assuming no conversion of Scage International’s convertible bonds and no redemption of Finnovate Public Shares. As a result of the Founder’s majority voting power, which would give him the ability to control the outcome of certain matters submitted to PubCo’s shareholders for approval, including the appointment or removal of directors, PubCo will qualify as a “controlled company” within the meaning of the corporate governance standards of Nasdaq Stock Market. For so long as PubCo qualifies as a “controlled company,” it will have the option not to comply with certain requirements to which companies that are not controlled companies are subject, including the requirement that a majority of its board of directors shall consist of independent directors and the requirement that its nominating and corporate governance committee and compensation committee shall be composed entirely of independent directors. PubCo intends to take advantage of these exemptions. For more details on related risks, see “Risk Factors—Risks Related to PubCo’s Securities—PubCo will be a “controlled company” under the Corporate Governance Rules of Nasdaq and can rely on exemptions from certain corporate governance requirements that could adversely affect PubCo’s public shareholders.”

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any federal or state regulatory requirement or approval, except for (1) the filings and registration with the Cayman Islands Registrar of Companies and the payment of the applicable fees under the Cayman Companies Act necessary to effectuate the Business Combination, and (2) the PRC regulatory permission or filing requirement for the Business Combination as set forth below.

PRC Regulatory Permissions for the Business Combination

CAC Approval

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law (the “Opinions”). The Opinions stressed the need to strengthen the administration over illegal securities activities and the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-related overseas listed companies.

On November 14, 2021, the CAC promulgated the draft Regulations on the Administration of Internet Data Security (Draft for Comments) (the “Draft Regulations for Internet Data Security”), which provides that data processors that conduct the following activities must apply for cybersecurity review: (1) merger, reorganization or spin-off of Internet platform operators holding a large amount of data resources related to national security, economic development or public interests, which may have an adverse effect on national security; (2) data processors intending to list their securities on a foreign stock exchange that handle personal information of more than one million people; (3) data processors intending to list their securities on a stock exchange in Hong Kong which may have an adverse effect on national security; and (4) other data processing activities that may have an adverse effect on national security.

On December 28, 2021, the CAC, jointly with 12 other governmental authorities, promulgated the revised the Measures for Cybersecurity Review (2021), which became effective on February 15, 2022. According to the Measures for Cybersecurity Review (2021), critical information infrastructure operators that intend to purchase internet products and services which may have an adverse effect on national security must apply for cybersecurity review. Meanwhile, online platform operators holding personal information of over one million users that intend to list their securities on a foreign stock exchange must apply for cybersecurity review. In the meantime, the governmental authorities have the discretion to initiate a cybersecurity review on any data processing activity if they deem such a data processing activity affects or may affect national security to the extent subject to relevant PRC laws and regulations. The specific implementation rules on cybersecurity review are subject to further clarification by subsequent regulations.

On July 7, 2022, the CAC promulgated the Measures for the Security Assessment of Cross-Border Transfer of Data, which took effect on September 1, 2022. These measures aim to regulate cross-border transfers of data, requiring among other things, that data processors that provide data to overseas apply to CAC for security assessments if: (1) data processors provide important data to overseas parties; (2) critical information infrastructure operators and data processors process personal information of more than one million individuals provide personal information to overseas parties; (3) data processors that have cumulatively provided personal information of 100,000 people or sensitive personal information of 10,000 people to overseas parties since January 1 of the previous year provide personal information to overseas parties; and (4) other scenarios required by the CAC to apply for security assessments are met.

In addition, these measures require data processors to carry out self-assessments of risks of providing data to overseas parties before applying to the CAC for security assessments. According to the Provisions on Promoting and Regulating Cross-border Data Flows, which was promulgated by the CAC on March 22, 2024 and came into effect on the same day, if relevant departments or jurisdictions have not informed the data handlers or publicly announced that the data are important data, data handlers are not required to undergo security assessment for cross-border data provision.

As advised by Scage International’s PRC counsel, Jingtian & Gongcheng, as of the date of this proxy statement/prospectus, Scage International is not required to apply for the security assessment or the cybersecurity review for the Business Combination under such regulations, because (1) Scage International’s business operations do not involve any operator of a network platform with personal information of over one million users; (2) Scage International has not received notification that it is recognized as a critical information infrastructure operator by the administration responsible for the security protection of critical information infrastructure; (3) Scage International’s business operations do not involve the processing of important data; and (4) Scage International only provides a very small amount of personal information to overseas institutions during the listing process.

Since the above-mentioned newly promulgated laws, regulations and policies were recently promulgated or issued or have not yet taken effect (as applicable), their interpretations, applications and enforcement are subject to substantial uncertainties. Given such uncertainties, if we do not receive or maintain relevant permissions or approvals, if we inadvertently conclude that certain permissions or approvals are not required, or if applicable laws, regulations, or interpretations change and we are required to obtain certain permissions or approvals in the future, we may be ordered to suspend our business, shut down our platforms, if any, or face other penalties. Any of the circumstances could materially and adversely affect our business, financial condition and results of operations, or significantly limit or completely hinder our ability to offer or continue to offer securities to investors, which could cause the value of PubCo securities to significantly decline or become worthless.

CSRC Filing

On February 17, 2023, the CSRC promulgated Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and circulated five supporting guidelines, which became effective on March 31, 2023. The Overseas Listing Trial Measures regulate both direct and indirect overseas offering and listing of PRC domestic companies’ securities by adopting a filing-based regulatory regime.

According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures provides that an overseas listing or offering is explicitly prohibited, if any of the following: (1) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (2) the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) the domestic company intending to make the securities offering and listing, or its controlling shareholder(s) and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (4) the domestic company intending to make the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (5) there are material ownership disputes over equity held by the domestic company’s controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or actual controller.

The Overseas Listing Trial Measures also provides that if the issuer meets both the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (1) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (2) the main parts of the issuer’s business activities are conducted in China, or its main place(s) of business are located in China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in China. Where an issuer submits an application for initial public offering to competent overseas regulators, such issuer must file with the CSRC within three business days after such application is submitted. In addition, the Overseas Listing Trial Measures provides that the direct or indirect overseas listings of the assets of domestic companies through one or more acquisitions, share swaps, transfers or other transaction arrangements shall be subject to filing procedures in accordance with the

Overseas Listing Trial Measures, which filing shall be submitted within three business days after the issuer submits its application documents relating to the initial public offering and/or listing or after the first public announcement of the relevant transaction (if the submission of relevant application documents is not required). The Overseas Listing Trial Measures also requires subsequent reports to be filed with the CSRC on material events, such as change of control or voluntary or forced delisting of the issuer(s) who have completed overseas offerings and listings.

Guidance for Application of Regulatory Rules—Overseas Offering and Listing No. 1, promulgated by CSRC together with the Overseas Listing Trial Measures, provides that if a domestic enterprise completes an overseas offering through an overseas special purposes acquisition company, it shall submit the filing materials within three business days after such overseas special purposes acquisition company publicly announces such acquisition transaction.

Based on the Overseas Listing Trial Measures and the clarification issued by at a press conference held by CSRC, Scage International shall be required to complete the filing procedures with the CSRC in connection with this Business Combination as required by the Overseas Listing Trial Measures for the listing of PubCo’s securities on Nasdaq, and the CSRC must have concluded the filing procedure and published the filing results on the CSRC website, prior to the listing of PubCo ADSs and the Assumed Warrants in accordance with the requirements under the Overseas Listing Trial Measures. Scage International designated Nanjing Scage as the domestic responsible entity to file with the CSRC in August 2023 and January 2024 after the filing of the Form 8-K announcing the Business Combination and the submission of the registration statement on Form F-4. As of the date of this proxy statement/prospectus, Scage International is still in the process of, and has not completed, such filing procedures with the CSRC. Neither PubCo nor Scage International can assure you that Scage International and its subsidiaries can complete the filing procedures in a timely manner or at all. Scage International will not proceed to complete the Business Combination without receiving CSRC approval pursuant to the Overseas Listing Trial Measures. If Scage International fails to complete required filing procedures for the Business Combination and the listing of PubCo’s securities on Nasdaq, Finnovate has the right to terminate the Business Combination Agreement in accordance with its terms, and the Business Combination may not be consummated. If Scage International violates or is deemed to have violated any current or future rules or regulations, regulatory agencies in China may impose fines and penalties on Scage International’s operations in China, limit its operating privileges in China, delay or restrict the repatriation of the proceeds from offshore fund-raising activities into the PRC or take other actions, which would materially adversely affect Scage International’s business, financial condition and results of operations, as well as the trading price of PubCo ADSs following the consummation of the Business Combination. Scage International cannot guarantee that new rules or regulations promulgated in the future will not impose any additional requirements on Scage International or the PRC Subsidiaries, or otherwise tighten the regulations on Scage International’s present or proposed business in PRC. If it is determined that Scage International’s future offshore fund-raising activities is subject to any CSRC approval, filing, other governmental authorization or requirements, Scage International cannot assure you that Scage International or the PRC Subsidiaries could obtain such approval or meet such requirements in a timely manner or at all. Such failure may subject Scage International or the PRC Subsidiaries to fines, penalties or other sanctions which may have a material adverse effect on Scage International’s business and financial condition. See “Risk Factors—Risks Related to Doing Business in China—The filing with the CSRC may be required in connection with the Business Combination, and Scage International cannot predict whether it will be able to obtain such approval or complete such filing.”

On February 24, 2023, the CSRC, the Ministry of Finance, the National Administration of State Secrets Protection and the National Archives Administration released the revised Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Archives Rules”), which became effective on March 31, 2023. The Archives Rules regulate both overseas direct offerings and overseas indirect offerings, providing that, among other things:

•        in relation to the overseas listing activities of PRC enterprises, the PRC enterprises are required to strictly comply with the relevant requirements on confidentiality and archives management, establish a sound confidentiality and archives system, and take necessary measures to implement their confidentiality and archives management responsibilities;

•        during the course of an overseas offering and listing, if a PRC enterprise needs to publicly disclose or provide to securities companies, securities service providers or overseas regulators, any materials that contain relevant state secrets, government work secrets or information that has a sensitive impact (i.e., be detrimental to national security or the public interest if divulged), the PRC enterprise should complete the relevant approval/filing and other regulatory procedures; and

•        working papers produced in the PRC by securities companies and securities service providers, which provide PRC enterprises with securities services during their overseas issuance and listing, should be stored in the PRC, and competent PRC authorities must approve the transmission of all such working papers to recipients outside the PRC.

Any failure or perceived failure by Scage International to comply with the Archives Rules and the confidentiality requirements and other PRC laws and regulations may result in Scage International being held legally liable by competent authorities.

Regulatory Licenses for Scage International’s Operations in China

Certain aspects of Scage International’s business depend on obtaining and maintaining licenses, approvals, permits or qualifications from, or completing filing or record procedures with, PRC regulators. Obtaining such approvals, licenses, permits or qualifications depends on Scage International’s compliance with regulatory requirements. PRC regulatory authorities also have discretion to grant, renew and revoke licenses and approvals and to implement laws and regulations, to certain extent subject to PRC laws and regulations. Based on PRC laws and regulations currently in effect and the legal advice of Scage International’s PRC counsel, Jingtian & Gongcheng, and subject to different interpretations of these laws and regulations that may be adopted by PRC authorities, each of the PRC Subsidiaries has obtained a business license, and no other specific permission or approval is required of Scage International or the PRC Subsidiaries to conduct their current business in China as of the date of this proxy statement/prospectus. Pursuant to the Administrative Measures on Automobile Sales, which was promulgated by MOFCOM on April 5, 2017 and became effective on July 1, 2017, Nanjing Scage and its subsidiary, Xinjiang Scage Chuangyuan Automobile Technology Co., Ltd., filed with MOFCOM as automobile dealers. Apart from these licenses, approvals and filing procedures, the PRC Subsidiaries may not be able to maintain existing licenses, permits and approvals or to complete filing or record procedures, and the government authorities may subsequently require the PRC Subsidiaries to obtain any additional licenses, permits, approvals or to complete filing or record procedures. If the PRC Subsidiaries fail to obtain the necessary licenses, permits, approvals or fail to complete filing or record procedures or inadvertently conclude that any permissions or approvals are not required, or if applicable laws, regulations, or interpretations change and the PRC Subsidiaries are required to obtain such permissions or approvals or to complete such filing or record procedures in the future, the PRC Subsidiaries may be subject to fines, confiscation of revenues generated from incompliant operations or the suspension of relevant operations. The PRC Subsidiaries may also experience adverse publicity arising from such non-compliance with government regulations that negatively impact Scage International. See “Risk Factors—Risks Related to Doing Business in China—The PRC government has significant authority to exert influence on the China operations of an offshore holding company, and offerings conducted overseas and foreign investment in China-based issuers, such as Scage International and PubCo following the Business Combination. Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on the business, results of operations, financial condition of Scage International and PubCo following the Business Combination and the value of PubCo’s securities.”

Cash and Asset Flows through Organization

Cash is transferred among Scage International, its offshore subsidiaries and its PRC subsidiaries, in the following manner: (1) funds are transferred to its PRC subsidiaries from Scage International as needed through Scage International’s subsidiaries outside China in the form of capital contributions or shareholder loans, as the case may be; and (2) dividends or other distributions may be paid by its PRC subsidiaries to Scage International through its subsidiaries outside China. Nanjing Scage and its subsidiaries generate and retain cash generated from operating activities and re-invest it in its business. None of Scage International’s subsidiaries outside China has made distribution to its shareholders. In the future, following the completion of the Business Combination, PubCo’s ability to pay dividends, if any, to its shareholders and warrant holders and to service any debt it may incur will depend upon dividends paid by Scage International and its subsidiaries. As of the date of this proxy statement/prospectus, no cash generated from Nanjing Scage and its PRC subsidiaries has been used to fund operations of Scage International or its non-PRC subsidiaries, and there has not been any cash flow or asset transfer between Scage International and the PRC Subsidiaries. In the future, cash proceeds raised from overseas financing activities may be transferred by PubCo through its subsidiaries outside China to its PRC subsidiaries via capital contribution and shareholder loans, as the case may be. Its PRC subsidiaries will pay dividends to their offshore shareholder to meet the capital needs of PubCo’s business operations out of the PRC. For details about the applicable PRC regulations and rules relating to such cash transfers through PubCo, Scage International and their respective subsidiaries and the associated risks, see “Risk Factors—Risks Related to Doing Business in China.”

In light of Scage International’s holding company structure, Scage International’s ability and, following the Business Combination, PubCo’s ability to pay dividends to the shareholders and to service any debt Scage International may incur may depend upon dividends paid by the PRC Subsidiaries to Scage International, despite that Scage International may obtain financing at the holding company level through other methods. However, the PRC Subsidiaries are subject to certain statutory reserve and solvency conditions before they can distribute dividends or make payment to Scage International, which, if failed, may restrict their ability to pay dividends or make payment to Scage International and PubCo following the Business Combination. Under PRC laws and regulations, the PRC Subsidiaries are permitted to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Furthermore, the PRC Subsidiaries are required to make appropriations to certain statutory reserve funds or may make appropriations to certain discretionary funds, which are not distributable as cash dividends except in the event of a solvent liquidation of the companies. The statutory reserve fund requires that annual appropriations of 10% of net after-tax income should be set aside prior to payment of any dividends, until the aggregate amount of such fund reaches 50% of their registered capital. As a result of such restrictions under PRC laws and regulations, the PRC Subsidiaries are restricted in their ability to transfer a portion of their net assets to Scage International either in the form of dividends, loans or advances, which restricted portion amounted to nil and RMB21.6 million as of June 30, 2024 and 2023, respectively. As of the date of this proxy statement/prospectus, none of PubCo, Scage International and its subsidiaries has made any dividends or distributions to their respective shareholder(s), including any U.S. investors, nor do they have any present plan to pay any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of the respective board of PubCo and Scage International. As of the date of this proxy statement/prospectus, none of Scage International, PubCo and the PRC Subsidiaries intends to distribute earnings. As of the date of this proxy statement/prospectus, there is no amount owed among PubCo, Scage International and the PRC Subsidiaries. PubCo and Scage International are not subject to any restrictions under Cayman Islands law on dividend distribution to their shareholders.

Subject to the “passive foreign investment company” rules and following the Business Combination, the gross amount of any distribution that PubCo makes to a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations”) with respect to the PubCo Ordinary Shares (including any amounts withheld to reflect PRC withholding taxes) will be taxable as a dividend for United States federal income tax purposes, to the extent paid out of PubCo’s current or accumulated earnings and profits, as determined under United States federal income tax principles.

Scage International, the PRC Subsidiaries and, following the Business Combination, PubCo will be subject to restrictions on foreign exchange and their ability to transfer cash between entities, across borders, and to U.S. investors. Under PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government imposes administrative measures, safeguards and/or controls on the convertibility of Renminbi into foreign currencies and the remittance of funds out of China, which may influence the transfer of cash between Scage International and PubCo following the Business Combination, the PRC Subsidiaries or the investors. Under PRC laws and regulations, the PRC Subsidiaries are subject to certain restrictions with respect to payment of dividends or otherwise transfers of any of their net assets to us. Remittance of dividends by the PRC Subsidiaries out of China is also subject to certain procedures with the banks designated by the PRC State Administration of Foreign Exchange. These restrictions are benchmarked against the paid-up capital and the statutory reserve funds of the PRC Subsidiaries. While there are currently no such restrictions on foreign exchange and our ability to transfer cash or assets between Scage International and its Hong Kong subsidiary, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future were to become applicable to the Hong Kong subsidiary in the future, and to the extent our cash or assets are in Hong Kong or a Hong Kong entity, such funds or assets may not be available due to interventions in or the imposition of restrictions and limitations on our ability to transfer funds or assets by the PRC government. Furthermore, there can be no assurance that the PRC government will not intervene or impose additional restrictions on Scage International and PubCo following the Business Combination, and the PRC Subsidiaries to transfer or distribute cash within the organization, which could result in an inability of or prohibition on making transfers or distributions to entities outside of mainland China and Hong Kong. See “Risk Factors—Risks Related to Doing Business in China—Restrictions on the remittance of Renminbi into and out of China and governmental regulation over currency conversion may limit PubCo’s ability to pay dividends and other obligations after the consummation of the Business Combination and affect the value of your investment.”

Use of Funds in Connection with the Business Combination

Following the consummation of the Business Combination, PubCo plans to use the funds obtained in connection with the Business Combination, which PubCo expects to primarily consist of proceeds from any PIPE Investment and cash from the Trust Account after redemption, in the following manners:

•        payment of expenses incurred in connection with the Business Combination, which primarily include consulting fees, underwriting fees, legal fees, audit and accounting fees, repayment for sponsor loans and extension loans, and printing fees, with an estimated total amount of US$15 million; and

•        strengthening Scage International’s R&D and marketing.

Material Terms of Scage International’s Convertible Debt

Debt from Gongqingcheng Lanyan

In December 2021, a certain subsidiary of Scage International (together with its subsidiaries, the “Group”) entered into a debt agreement with Gongqingcheng Lanyan Yufeng Investment Partnership (“Gongqingcheng Lanyan”), pursuant to which, Gongqingcheng Lanyan would provide US$716,412 (RMB5,100,000) of debt and the Group would issue a warrant to Gongqingcheng Lanyan to purchase 607,129 shares of Series A convertible redeemable preferred shares of Scage International (the “Series A Convertible Redeemable Preferred Shares”) at the price of US$1.18 per share. The warrant can be exercised once Gongqingcheng Lanyan completes the foreign exchange registration procedures for Overseas Direct Investment (“ODI”) under State Administration for Foreign Exchange (“SAFE”) requirements. Upon the exercise of the warrant, the debt must be repaid by the Group to Gongqingcheng Lanyan in full and Gongqingcheng Lanyan will pay the warrant exercise price to the Group.

The Group is obligated to pay interest at 3% simple interest per annum if Gongqingcheng Lanyan does not exercise warrant before the maturity of the debt. The maturity date was the earlier of (1) two years after Gongqingcheng Lanyan remitting the debt, or (2) two months after Gongqingcheng Lanyan exercising the warrant.

The Group received US$716,412 (RMB5,100,000) of debt from Gongqingcheng Lanyan in January 2022. In September 2022, Gongqingcheng Lanyan entered into the Series A convertible redeemable preferred shares investment agreement with the Group, pursuant to which the Group would issue a total of 1,190,449 shares of Series A Convertible Redeemable Preferred Shares to Gongqingcheng Lanyan for an additional cash consideration of US$672,246 (RMB4,900,000) together with the cancellation of the outstanding debt of US$716,412 (RMB5,100,000) that was previously received in January 2022. Gongqingcheng Lanyan made the payment of US$672,246 (RMB4,900,000) as the additional investment consideration to the Group in November 2022. In connection with the signing of the Series A convertible redeemable preferred shares investment agreement, the debt from Gongqingcheng Lanyan of US$716,412 (RMB5,100,000) was cancelled and deemed to be converted to the Series A Convertible Redeemable Preferred Shares and the warrant was cancelled concurrently.

Debt from Shenzhen Deju

In December 2021, the Group entered into a debt agreement with Shenzhen Deju Brothers No.2 Enterprise Management Partnership (“Shenzhen Deju”), pursuant to which Shenzhen Deju would provide US$891,352 (RMB6,345,000) of debt and the Group would issue a warrant to Shenzhen Deju to purchase 755,383 shares of Series A Convertible Redeemable Preferred Shares at US$1.18 per share. The warrant can be exercised once Shenzhen Deju completes the foreign exchange registration procedures for ODI under SAFE requirements. The Group received US $891,352 (RMB6,345,000) of debt from Shenzhen Deju in January 2022.

The Group is obligated to pay interest at 3% simple interest per annum if Shenzhen Deju does not exercise the warrant before the maturity of the debt. The maturity date is the earlier of: (1) ten years after Shenzhen Deju remitting the debt, or (2) two months after the Shenzhen Deju exercising the warrant. On February 13, 2023, the Group entered into a settlement agreement with Shenzhen Deju, pursuant to which the maturity date was amended to the earlier of (1) October 1, 2023, or (2) two months after Shenzhen Deju exercising the warrant; and Shenzhen Deju had the option (1) to require the Group to repay the principal amount of the debt plus interest or (2) to convert to Series A Convertible Redeemable Preferred Shares, before the maturity date. On August 30, 2023, the Group signed the second settlement agreement with Shenzhen Deju, which extended the maturity date to June 30, 2024. In addition, in lieu of receiving repayment from the Group of the debt, Shenzhen Deju had the option to directly receive 755,383 ordinary shares of Scage International without paying the exercise price. On July 3, 2024, the Group signed the third settlement agreement with Shenzhen Deju, which extended the maturity date to August 31, 2024. On August 27, 2024, the Group signed the fourth settlement agreement with Shenzhen Deju, which extended the maturity date to September 30, 2024. On October 2, 2024, the Group signed the fifth settlement agreement with Shenzhen Deju, which extended the maturity date to October 31, 2024. On October 31, 2024, the Group signed the fifth settlement agreement with Shenzhen Deju, which extended the maturity date to November 30, 2024.

Summary Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 35. Such risks include, but are not limited to:

Risks Related to Our Business and Industry

Risks and uncertainties relating to Scage International’s business and industry include, but are not limited to, the following:

•        Scage International has a limited operating history and faces significant challenges in the heavy-duty commercial NEV industry and the e-fuel solutions industry, which may render the valuation of Scage International’s business and prospects difficult and may increase the risk of your investment.

•        Scage International’s business model has yet to be fully tested. Any failure to implement its strategic plans could have a material adverse effect on its business, harm its reputation and result in substantial liabilities that exceed its resources.

•        Scage International may need to raise additional funds, which may not be available on terms favorable to it or its shareholders or at all when needed.

•        Scage International had negative net cash flows from operating activities in the past and have not been profitable, which may continue in the future.

•        Scage International may be unable to adequately control the costs associated with its operations.

•        There is substantial doubt about Scage International’s ability to continue as a going concern.

Risks Related to Doing Business in China

Scage International and PubCo following the Business Combination face various legal and operational risks and uncertainties related to being based in and having significant operations in China, and therefore are subject to risks associated with doing business in China generally. Risks and uncertainties related to doing business in China could result in a material adverse change in the operations of Scage International and PubCo following the Business Combination, significantly limit or completely hinder the ability of Scage International and PubCo to consummate the Business Combination, or continue to offer PubCo’s securities to investors following the Business Combination, and cause the value of PubCo’s securities to significantly decline or become worthless. Such risks and uncertainties include, but not limited to, the following:

•        The PRC government has significant authority to exert influence on the China operations of an offshore holding company, and offerings conducted overseas and foreign investment in China-based issuers, such as Scage International and PubCo following the Business Combination. Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on the business, results of operations, financial condition of Scage International and PubCo following the Business Combination and the value of PubCo’s securities. The PRC government may intervene or influence Scage International’s operations at any time, subject to necessary procedures. See “Risk Factors—Risks Related to Doing Business in China—The PRC government has significant authority to exert influence on the China operations of an offshore holding company, and offerings conducted overseas and foreign investment in China-based issuers, such as Scage International and PubCo following the Business Combination. Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on the business, results of operations, financial condition of Scage International and PubCo following the Business Combination and the value of PubCo’s securities.”

•        Recent regulatory development in China may exert more oversight and control over listing and offerings that are conducted overseas and foreign investment in China-based issuers, which could result in a material change in Scage International’s operations and significantly limit or completely hinder PubCo’s ability to offer or continue to offer securities to investors and cause the value of PubCo’s securities to significantly decline or be worthless. The approval or record-filing of the CSRC may be required in connection with this offering and PubCo’s future capital raising activities according to applicable laws and regulations, and, if not obtained, Scage International and PubCo following the Business Combination may face regulatory sanctions for failure to comply with relevant requirements for this offering and our future capital raising activities. See “Risk Factors—Risks Related to Doing Business in China—Recent regulatory development in China may exert more oversight and control over listing and offerings that are conducted overseas and foreign investment in China-based issuers, which could result in a material change in Scage International’s operations and significantly limit or completely hinder PubCo’s ability to offer or continue to offer securities to investors and cause the value of PubCo’s securities to significantly decline or be worthless. The approval or record-filing of the CSRC may be required in connection with this offering and PubCo’s future capital raising activities according to applicable laws and regulations, and, if not obtained, Scage International and PubCo following the Business Combination may face regulatory sanctions for failure to comply with relevant requirements for this offering and our future capital raising activities.”

•        Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could significantly limit or completely hinder the ability of Scage International and PubCo following the Business Combination in capital raising activities. See “Risk Factors—Risks Related to Doing Business in China—Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could significantly limit or completely hinder the ability of Scage International and PubCo following the Business Combination in capital raising activities.”

•        The development of the PRC legal system and changes in the interpretation and enforcement of PRC laws, regulations and policies in China could materially and adversely affect us and cause PubCo’s securities to significantly decline in value or become worthless. Enforcement of laws and rules and regulations in China may change with little advance notice. See “Risk Factors—Risks Related to Doing Business in China—The development of the PRC legal system and changes in the interpretation and enforcement of PRC laws, regulations and policies in China could materially and adversely affect us and cause PubCo’s securities to significantly decline in value or become worthless.”

Risks Related to the Business Combination and Finnovate

•        The consummation of the Business Combination is subject to a number of conditions, and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

•        The Sponsor controls a substantial interest in Finnovate and thus may exert a substantial influence as to whether the proposals presented at the Meeting, including the Business Combination Proposal, are approved, potentially in a manner that public shareholders do not support.

•        Since the Sponsor and Finnovate’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of Finnovate’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with Scage International is appropriate as Finnovate’s initial business combination. Such interests include that the Sponsor will lose its entire investment in Finnovate if the Business Combination is not completed.

•        The exercise of Finnovate’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Finnovate’s shareholders’ best interest.

•        Finnovate’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

•        Finnovate identified a material weakness in its internal control over financial reporting. If Finnovate is unable to develop and maintain an effective system of internal control over financial reporting, Finnovate may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in Finnovate and materially and adversely affect Finnovate’s business and operating results.

Risks Related to Redemption

•        Finnovate Public Shareholders who wish to redeem their Finnovate Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If Finnovate’s shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Finnovate Public Shares for a pro rata portion of the funds held in the Trust Account.

•        Investors may not have sufficient time to comply with the delivery requirements associated with exercise of their redemption rights.

•        If a Finnovate Public Shareholder fails to receive notice of Finnovate’s offer to redeem Finnovate Public Shares in connection with the Business Combination, or fails to comply with the procedures required to redeem its shares, such shares may not be redeemed.

Risks Related to PubCo’s Securities

•        The price of PubCo’s securities may be volatile, and the value of its securities may decline.

•        Outstanding Finnovate Warrants will be assumed by PubCo and converted into corresponding warrants to purchase PubCo ADSs or PubCo Ordinary Shares, which will increase the number of shares eligible for future resale in the public market and result in dilution to PubCo’s shareholders.

•        The warrant agreement relating to the Assumed Warrants will provide that PubCo agrees that any action, proceeding or claim against it arising out of or relating in any way to such agreement will be brought and enforced in the courts of the State of New York or United States District Court for the Southern District of New York, and that PubCo irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This exclusive forum provision could limit Assumed Warrant holders’ ability to obtain what they believe to be a favorable judicial forum for disputes related to the Amended and Restated Warrant Agreement.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF SCAGE INTERNATIONAL

The following selected consolidated statements of operations and comprehensive loss data and selected consolidated statements of cash flows data for the fiscal years ended June 30, 2024 and 2023, and the selected consolidated balance sheets data as of June 30, 2024 and 2023 have been derived from the audited consolidated financial statements of Scage International included elsewhere in this proxy statement/prospectus. The consolidated financial statements of Scage International are prepared and presented in accordance with U.S. GAAP. Scage International’s historical results are not necessarily indicative of results expected for future periods. The financial data set forth below should be read in conjunction with and is qualified by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Scage International” and the consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

The following table presents Scage International’s summary of consolidated statements of operations and comprehensive loss for the fiscal years ended June 30, 2024 and 2023.

	For the Year Ended June 30,
	2024	2023
Revenues – third parties	$6,111,141	$421,680
Revenues – a related party	—	16,290
Total revenues	6,111,141	437,970
Cost of revenues	(5,574,685)	(795,286)
Gross (loss)/profit	536,456	(357,316)

Operating expenses:
Selling and marketing expenses	(648,301)	(1,138,183)
Research and development expenses	(1,698,494)	(2,297,474)
General and administrative expenses	(3,863,434)	(2,926,280)
Impairment of long-lived assets	(200,841)	—
Total operating expenses	(6,411,070)	(6,361,937)
Loss from operations	(5,874,614)	(6,719,253)
Interest expense, net	(369,847)	(151,492)
Investment income from short-term investments	—	—
Other income, net	263,685	252,536
Total other (loss)/income, net	(106,162)	101,044
Loss before income taxes	(5,980,776)	(6,618,209)
Income tax benefit	—	—
Net loss	(5,980,776)	(6,618,209)
Less: Net loss attributable to non-controlling interests	(158,597)	(180,881)
Less: Net loss attributable to redeemable non-controlling interests	(7,738)	—
Net loss attributable to Scage International Limited	(5,814,441)	(6,437,328)
Accretion of convertible redeemable preferred shares	—	(3,177,059)
Accretion of redeemable non-controlling interests	(1,851,388)	—
Net loss attributable to Scage International Limited’s ordinary shareholders	$(7,665,829)	$(9,614,387)

Net loss	(5,980,776)	(6,618,209)
Other comprehensive loss
Foreign currency translation adjustment, net of tax of nil	102,029	1,171,995
Comprehensive loss	(5,878,747)	(5,446,214)
Less: Comprehensive loss attributable to non-controlling interests	(113,600)	(171,171)
Less: Comprehensive loss attributable to redeemable non-controlling interests	(7,738)
Comprehensive loss attributable to Scage International Limited	(5,757,409)	(5,275,043)
Accretion of convertible redeemable preferred shares	—	(3,177,059)
Accretion of redeemable non-controlling interests	(1,851,388)
Comprehensive loss attributable to Scage International Limited’s ordinary shareholders	$(7,608,797)	$(8,452,102)

Loss per share
Basic and Diluted	(0.07)	(0.09)
Weighted average number of ordinary shares outstanding used in computing loss per share
Basic and Diluted	104,766,463	104,766,463

The following table presents Scage International’s summary of selected consolidated cash flows for the fiscal years ended June 30, 2024 and 2023.

	For the Year Ended June 30,
	2024	2023
	US$	US$
Net cash used in operating activities	(6,223,797)	(4,892,650)
Net cash used in investing activities	(1,596,653)	(166,170)
Net cash provided by financing activities	8,736,514	6,179,016
Effect of exchange rate changes	(7,679)	(128,847)
Net increase/(decrease) in cash and restricted cash	908,385	991,349
Cash and restricted cash, at beginning of year	1,075,989	84,640
Cash and restricted cash, at end of year	$1,984,374	$1,075,989

The following table presents Scage International’s summary of consolidated balance sheets for the fiscal years indicated.

	As of June 30,
	2024	2023
	US$	US$
ASSETS
Current assets:
Cash	1,977,494	172,703
Restricted cash	6,880	903,286
Accounts receivable, net	2,006,000	79,937
Inventories	1,666,722	3,024,815
Amounts due from related parties, net	39,489	280,604
Prepaid expenses and other current assets	2,857,031	1,489,140
Total current assets	8,553,616	5,950,485

Non-current assets:
Property and equipment, net	1,090,737	1,842,161
Right-of-use assets, net	283,607	494,011
Deferred offering costs	598,527	47,947
Other non-current assets	30,719	30,787
Total non-current assets	2,003,590	2,414,906
TOTAL ASSETS	10,557,206	8,365,391

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Short-term borrowings	8,421,400	2,324,922
Accounts payable	221,097	458,761
Contract liabilities	597,451	1,204,300
Amounts due to related parties	238,887	638,097
Accrued expenses and other payables	2,164,772	2,327,505
Operating lease liabilities, current	167,592	200,595
Convertible debt, current	872,003	—
Total current liabilities	12,683,202	7,154,180

Non-current liabilities:
Long-term borrowings	—	—
Convertible debt, non-current	—	863,945
Operating lease liabilities, non-current	86,758	254,908
Total non-current liabilities	86,758	1,118,853
TOTAL LIABILITIES	12,769,960	8,273,033

	As of June 30,
	2024	2023
	US$	US$
Commitments and contingencies (Note 19)

Mezzanine equity (Aggregate liquidation preference of $16,622,139 and US$14,286,911 as of June 30, 2024 and 2023, respectively)
Series Angel convertible redeemable preferred shares (par value US$0.0001 per share, 13,613,762 shares authorized, issued and outstanding as of June 30, 2024 and 2023, respectively)	3,560,518	3,568,326
Series Pre-A convertible redeemable preferred shares (par value US$0.0001 per share, 12,495,712 shares authorized, issued and outstanding as of June 30, 2024 and 2023. respectively)	7,843,461	7,860,659
Series A convertible redeemable preferred shares (par value US$0.0001 per share, 5,082,112 shares authorized, issued and outstanding as of June 30, 2024 and 2023, respectively)	8,811,509	8,830,831
Receivables for Series A convertible redeemable preferred shares	(735,496)	(1,612,125)
Redeemable non-controlling interests	4,584,984	—
Total mezzanine equity	24,064,976	18,647,691

Shareholders’ deficit
Ordinary shares (par value of US$0.00001 per share; 4,968,808,414 shares authorized as of June 30, 2024 and 2023, respectively; 104,766,463 shares issued and outstanding as of June 30, 2024 and 2023, respectively)	1,048	1,048
Additional paid-in capital	—	—
Accumulated deficit	(27,269,342)	(19,603,513)
Accumulated other comprehensive income	1,269,726	1,212,694
Scage International Limited shareholders’ deficit	(25,998,568)	(18,389,771)
Non-controlling interests	(279,162)	(165,562)
Total shareholders’ deficit	(26,277,730)	(18,555,333)
TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT	$10,557,206	$8,365,391

SELECTED HISTORICAL FINANCIAL INFORMATION OF FINNOVATE

The following tables set forth selected summary historical financial information derived from (i) Finnovate’s unaudited interim financial statements as of and for the six months ended June 30, 2024, (ii) Finnovate’s audited financial statements as of and for the year ended December 31, 2023, (iii) Finnovate’s audited financial statements as of and for the year ended December 31, 2022 (iv) Finnovate’s audited financial statements as of and for the period from March 15, 2021 through December 31, 2021, (i) – (iii) of which are included elsewhere in this proxy statement/prospectus. The condensed financial statements of Finnovate are prepared and presented in accordance with U.S. GAAP. Finnovate’s historical results are not necessarily indicative of results expected for future periods. The financial data set forth below should be read in conjunction with and is qualified by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Finnovate” and the condensed financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

The following table presents Finnovate’s summary of condensed statements of operations for the periods indicated.

	For the Six Months ended June 30, 2024	For the Year ended December 31, 2023	For the Year Ended December 31, 2022	For the period from March 15, 2021 (inception) through December 31, 2021
Formation, general and administrative expenses	$776,966	$1,993,129	$1,472,416	$190,972
Loss from Operations	(776,966)	(1,993,129)	(1,472,416)	(190,972)

Other income (expense)
Excess fair value of Founder Shares transferred to Directors	—	—	—	(450,676)
Interest earned on Investment held in Trust Account	969,111	4,486,207	2,578,957	2,102
Interest earned on Bank Account	331	1,831	4,081	—
Total other income (expense)	969,442	4,488,038	2,583,038	(448,574)
Net Income (Loss)	$192,476	$2,494,909	$1,110,622	$(639,546)

Basic and diluted weighted average shares outstanding, redeemable ordinary shares	3,840,422	8,982,127	17,400,000	3,304,110
Basic and diluted net income (loss) per redeemable ordinary share	$0.02	$0.19	$0.05	$(0.09)
Basic and diluted weighted average shares outstanding, non-redeemable ordinary shares	4,462,500	4,462,500	4,312,500	3,782,106
Basic and diluted net income (loss) per non-redeemable ordinary share	$0.02	$0.19	$0.05	$(0.09)

The following table presents Finnovate’s summary of selected condensed cash flows for the periods indicated.

	For the Six Months Ended June 30, 2024	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022	For the period from March 15, 2021 (inception) through December 31, 2021
Net cash used in operating activities	$(496,221)	$(786,645)	$(767,592)	$(641,952)
Net cash used in investing activities	26,432,976	131,816,922	—	(175,950,000)
Net cash provided by financing activities	(25,901,269)	(131,274,419)	—	177,603,723
Net increase/(decrease) in cash	$35,486	$(244,142)	$(767,592)	$1,011,771
Cash, at beginning of year	37	244,179	1,011,771	—
Cash, at end of period	$35,523	$37	$244,179	$1,011,771

The following table presents Finnovate’s summary of condensed balance sheets for the periods indicated.

	As of June 30, 2024	As of December 31, 2023	As of December 31, 2022	As of December 31, 2021
ASSETS
Current assets:
Cash	$35,523	$37	$244,179	$1,011,771
Prepaid expenses and other	60,889	37,389	314,502	367,528
Total current assets	96,412	37,426	558,681	1,379,299
Investment held in Trust Account	25,736,479	51,200,344	178,531,059	175,952,102
Other assets	—	—	—	302,083
Total Assets	$25,832,891	$51,237,770	$179,089,740	$177,633,484

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,721,119	$1,435,205	$522,801	$165,737
Accrued offering costs	—	—	—	46,894
Working capital loan – related party	974,210	542,503	449,765	—
Promissory note payable	200,000	—	—	—
Promissory note payable – related party	1,175,000	800,000	—	—
Due to related party	74,600	56,600	41,464	6,000
Total current liabilities	4,144,929	2,834,308	1,014,030	218,631
Working capital loan – related party	—	—	—	449,765
Total Liabilities	4,144,929	2,834,308	1,014,030	668,396

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 2,248,506 shares at June 30, 2024, 4,623,332 at December 31, 2023 and 17,250,000 shares at December 31, 2022 and December 31, 2021	25,736,479	51,200,344	178,531,059	175,950,000

Shareholders’ Equity (Deficit)
Preference shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 4,462,499 issued and outstanding at June 30, 2024 and December 31, 2023 and 150,000 issued and outstanding at December 31, 2022 and December 31, 2021 (excluding 2,248,506 shares subject to possible redemption at June 30, 2024 and December 31, 2023 and 17,250,000 shares subject to possible redemption at December 31, 2022 and December 31, 2021)	446	446	15	15
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 1 issued and outstanding at June 30, 2024 and December 31, 2023 and 4,312,500 issued and outstanding at December 31, 2022 and December 31, 2021	—	—	431	431
Additional paid-in capital	—	—	—	1,654,188
Accumulated deficit	(4,048,963)	(2,797,328)	(455,795)	(639,546)
Total Shareholders’ Equity (Deficit)	(4,048,517)	(2,796,882)	(455,349)	1,015,088
Total Liabilities and Shareholders’ Equity (Deficit)	$25,832,891	$51,237,770	$179,089,740	$177,633,484

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION AND COMPARATIVE PER SHARE DATA

Finnovate is providing the following selected unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the transactions.

The unaudited pro forma condensed combined balance sheet as of June 30, 2024 gives pro forma effect to the Transactions as if they had been consummated as of that date. The unaudited pro forma condensed combined statements of operations for the year ended June 30, 2024 gives pro forma effect to the Transactions as if they had occurred as of the beginning of the earliest period presented.

The unaudited pro forma condensed combined balance sheet as of June 30, 2024 has been prepared using the following:

•        Scage International’s historical consolidated balance sheet as of June 30, 2024, as included elsewhere in this proxy statement/prospectus, and

•        Finnovate’s historical balance sheet as of June 30, 2024, as included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statements of operations for the fiscal year ended June 30, 2024 have been prepared using the following:

•        Scage International’s historical consolidated statements of operations for the fiscal year ended June 30, 2024, as included elsewhere in this proxy statement/prospectus, and

•        Finnovate’s historical statements of operations for the twelve months ended June 30, 2024, which was prepared by adding historical statements of operations for the six months ended June 30, 2024 to historical statements of operations for the year ended December 31, 2023, and subtracting historical statements of operations for the six months ended June 30, 2023. Finnovate’s historical statements of operations for the year ended December 31, 2023, and for the six months ended June 30, 2024 and 2023 are included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of Finnovate’s ordinary shares:

•        Scenario 1—Assuming no further additional redemption of Finnovate’s ordinary shares for cash since the last redemption of 1,383,214 shares in November 2024:    This presentation assumes that no public shareholders of Finnovate exercise redemption rights with respect to their ordinary shares upon consummation of the Transactions; and

•        Scenario 2—Assuming redemptions of 865,292 ordinary shares of Finnovate for cash:    This presentation assumes that public shareholders of Finnovate will exercise their redemption rights with respect to a maximum of 865,292 ordinary shares. The maximum redemption scenario is determined based on the Finnovate shareholders’ approval of amending the charter to remove the requirement that Finnovate has net tangible assets of $5,000,001 upon the close of the Business Combination (“Contractual Maximum Redemption”). Consequently, under the Contractual Maximum Redemption scenario, there are no share of Finnovate Public Shares remaining, upon the Closing.

The historical financial information has been adjusted to give effect to the expected events that depict the accounting for the transaction (“Transaction Accounting Adjustments”). The pro forma financial information does not give effect to any anticipated synergies and dis-synergies identified by management (“Management’s Adjustments”) in the business combination and the management elected not to present any Management’s Adjustments. The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, SEC Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Business.”

This information should be read together with Scage International’s and Finnovate’s audited financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Scage International,” “Finnovate’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only. Such information is only a summary and should be read in conjunction with the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The financial results may have been different had the companies always been combined. You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

	Pro Forma Combined (Assuming No Redemptions & Divesture)	Pro Forma Combined (Assuming 865,292 Shares Redemptions & Divesture)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations – for the year ended June 30, 2024
Net revenue	$6,111,141	$6,111,141
Net loss	$(12,807,546)	$(12,807,546)
Weighted average shares outstanding – basic and diluted	72,810,209	71,944,917
Net loss per share – basic and diluted	$(0.17)	$(0.18)

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data as of June 30, 2024
Total assets	$30,412,133	$20,305,522
Total liabilities	$12,820,389	$12,820,389
Redeemable non-controlling interests	$4,584,984	$4,584,984
Total shareholders’ equity	$13,006,760	$2,900,149

TICKER SYMBOL AND DIVIDENDS

Ticker Symbol and Market Price

Finnovate’s Units, Finnovate Class A Ordinary Shares and Finnovate Public Warrants are currently listed on The Nasdaq Global Market under the symbols “FNVTU,” “FNVT” and “FNVTW” respectively. The closing price of the Finnovate Units, Finnovate Class A Ordinary Shares, and the Finnovate Public Warrants on August 18, 2023, the last trading day before announcement of the execution of the Business Combination Agreement, was US$10.79, US$10.74, and US$0.0443, respectively. As of             , 2024, the record date for the Meeting, the closing price for the Finnovate Units, the Finnovate Class A Ordinary Shares, and the Finnovate Public Warrants was US$            , US$             and US$            , respectively.

There is currently no public market for the equity securities of Scage International or PubCo. We are applying to list PubCo ADSs and PubCo Public Warrants on The Nasdaq Global Market upon the Closing under the ticker symbols “SCAG” and “SCAGW” respectively.

Dividends

Finnovate, PubCo, and Scage International have not paid any cash dividends on their equity securities to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends by PubCo in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. Following the completion of the Business Combination, the PubCo Board will consider whether or not to institute a dividend policy. It is presently intended that PubCo will retain its earnings for use in business operations and, accordingly, it is not anticipated that the PubCo Board will declare dividends in the foreseeable future.

RISK FACTORS

Following the completion of the Business Combination, PubCo will operate in a market environment that is difficult to predict and involves significant risks, many of which are beyond its control. You should carefully consider the risks described below before voting your shares. Additional risks and uncertainties that are not presently known to Scage International and Finnovate or that they do not currently believe are important to an investor, if they materialize, also may adversely affect the Business Combination. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, PubCo’s business, results of operations and financial condition could be materially and adversely affected. In that case, the trading price of PubCo’s securities or, if the Business Combination is not consummated, Finnovate Class A Ordinary Shares could decline, and you may lose part or all of the value of any PubCo’s securities or, if the Business Combination is not consummated, all or any part of the value of any Finnovate Class A Ordinary Shares that you hold.

Risks Related to Our Business and Industry

References in this subsection to “we,” “our,” “us” or “our Company” refer to (1) Scage International, prior to the consummation of the Business Combination, and (2) PubCo, after the consummation of Business Combination, unless otherwise specified.

We have a limited operating history and face significant challenges in the heavy-duty commercial NEV industry and the e-fuel solution industry, which may render the evaluation of our business and prospects difficult and may increase the risk of your investment.

We commenced our business in 2019. As we only have a limited operating history in the heavy-duty commercial NEV industry and the e-fuel solution industry, it is difficult to predict our future revenues and appropriately budget for our expenses, and we may have limited insight into trends that may emerge and affect our business. You should consider our business and prospects in light of the risks and challenges that we face as an early-stage company and a new entrant into these fast-developing industries, including our ability to:

•        design, develop and manufacture our trucks;

•        accurately estimate the demand for our products and services:

•        enhance our service capabilities to meet customer needs;

•        expand and deploy our fueling network;

•        increase our sales and marketing activities;

•        expand our design, development, maintenance and repair capabilities;

•        attract, retain and motivate talented employees;

•        improve and maintain our operating efficiency;

•        navigate an evolving and complex regulatory environment; and

•        manage our growth effectively.

If we fail to address any or all of these risks and challenges, our business, results of operations and financial condition could be adversely affected. We have a limited operating history on which investors can base an evaluation of our business, results of operations and prospects. It is difficult to predict our future revenue and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. If actual results differ from our estimates, or if we adjust our estimates in future periods, our results of operations and financial position could be materially affected. The projected financial information appearing elsewhere in this proxy statement/prospectus has been prepared by management and reflects current estimates of future performance. The projected results depend on the successful implementation of management’s growth strategies and are based on assumptions and events over which we have only partial or no control. The assumptions underlying such projected information require the exercise of judgment, and may not even occur. As such, the projections are subject to uncertainties due to the effects of economic, business, competitive, regulatory, legislative, and political or other changes.

Our business model has yet to be fully tested. Any failure to implement our strategic plans could have a material adverse effect on our business, harm our reputation and result in substantial liabilities that exceed our resources.

As a new enterprise, we may encounter difficulties that are beyond our control, including substantial risks and expenses when entering new markets, organizing operations and undertaking marketing activities. We may not be able to estimate the demand for our NEV trucks accurately, which could result in various inefficiencies in our business and hinder our ability to generate revenue. If we fail to accurately predict supply and demand for our products, or if we fail to invest in talents, technologies and capital equipment to meet market demand, we could incur additional costs or experience delays. In addition, we cannot assure you that our business initiative to roll out fueling stations and promote the V2X transportation model may prove profitable in the near term or at all. The likelihood of our success must be considered in light of these risks, expenses, complications, delays and the competitive environment in which we operate. We cannot assure you that our business plan will prove successful, and we may not be able to generate significant revenue, raise additional capital or operate profitably.

We will continue to encounter risks and difficulties frequently experienced by companies in the early commercial stage, including scaling up our infrastructure and headcount, as well as unforeseen expenses, difficulties or delays in connection with our growth. In addition, as a result of the capital-intensive nature of our industry, we expect to continue to incur substantial operating expenses without generating sufficient revenue to cover expenditures in the near term. As such, any investment in us may result in the loss of your investment.

We may need to raise additional funds, which may not be available on terms favorable to us or our shareholders or at all when needed.

The design and sale of heavy-duty NEV trucks and the operation of a new energy ecosystem are capital-intensive businesses. Our business plan to promote the design and sales of our NEV trucks and to operate an e-fuel ecosystem will require continued capital investment to fund operations, continue research and development activities and improve facilities. While we have completed several rounds of financing activities, we cannot assure you that we will have access to additional capital required for our operations on favorable terms when required or at all. If we cannot raise additional funds when we need them, our business, prospects, results of operations and financial condition could be materially and adversely affected. We may raise funds by issuing debt securities or through loan arrangements, which could come with high-interest payments, covenants that restrict our business, or other unfavorable terms. We may also raise funds by issuing additional equity securities, which could dilute our existing shareholders.

We had negative net cash flows from operating activities in the past and have not been profitable, which may continue in the future.

We incurred net losses of US$6.0 million and US$6.6 million for the fiscal years ended June 30, 2024 and 2023, respectively, and we have not been profitable since our inception. In addition, we had net cash used in operating activities of US$6.2 million and US$4.9 million for the fiscal years ended June 30, 2024 and 2023, respectively. We have made significant up-front investments in research and development, service network, and sales and marketing to establish and expand our business. We expect to continue to invest significantly in these areas to grow our business rapidly, and these investments may not result in an increase in revenue or positive cash flow on a timely basis or at all.

We may not be able to generate sufficient revenues, and we may incur substantial losses for a number of reasons, including insufficient demand for our products and services, increasing competition, challenging macroeconomic environment, and other risks discussed herein. We may also incur unforeseen expenses, or encounter difficulties, complications, or delays in generating revenue or achieving profitability. If we fail to achieve profitability, we may have to reduce the scale of our operations, which will impede our business growth. In addition, our continuous operations depend on our capability to obtain sufficient external equity or debt financing. If we do not succeed in doing so, we may need to curtail our operations, which could adversely affect our business, results of operations and financial position.

We may be unable to adequately control the costs associated with our operations.

We will require significant capital to develop and grow our business, including developing and commercializing our trucks, constructing fueling stations, and building our brand. We expect to incur significant expenses, including research and development expenses, leases, sales and distribution expenses as we build our brand and market our trucks, and general and administrative expenses as we scale our operations, which will impact our profitability. Our ability to become profitable in the future will not only depend on our ability to market our vehicles and other products and services successfully but also to control our costs. If we are unable to cost-efficiently design, manufacture, market, sell, distribute and service trucks that we have collaborated in developing and provide other services, or cost-efficiently participate in the above activities, our margins, profitability and prospects will be materially and adversely affected.

There is substantial doubt about our ability to continue as a going concern.

Our audited financial statements for the fiscal years ended June 30, 2024 and 2023 contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern based on our net loss, negative cash flow used in operations and our working capital level. In addition, we have incurred, and expect to continue to incur, significant costs and negative cash flows during our business expansion. These conditions raised substantial doubts about our ability to continue as a going concern. Our audited consolidated financial statements for the fiscal years ended June 30, 2024 and 2023 do not include any adjustments that might result from the outcome of this uncertainty.

We intend to pursue private financing of debt or equity. There can be no assurances, however, that the current operating plan will be achieved or that additional funding will be available on terms acceptable to us, or at all. Our future capital requirements depend on many factors including our growth rate, the continuing market acceptance of our offerings, the timing and extent of spending in research and development our efforts to strengthen our services abilities, the expansion of sales and marketing activities, and the expansion and penetration of our business into different geographies and markets. We may, however, need additional cash resources in the future if we experience changes in business conditions or other developments, or if we find and wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. Our obligation to bear credit risk for certain financing transactions we facilitate may also strain our operating cash flow.

Moreover, the going concern opinion contained in our audited financial statements for the fiscal years ended June 30, 2024 and 2023 could materially limit our ability to raise additional funds through the issuance of equity or debt securities or otherwise. Future financial statements may include an explanatory paragraph with respect to our ability to continue as a going concern.

We depend and expect to continue to significantly depend on revenue generated from a limited number of vehicle models.

Our business heavily depends on the sales and success of our vehicles currently in mass production. We, together with our collaborating vehicle manufacturers, are developing Andromeda, Andromeda+ and Sky Turtle, which we plan to release in 2024. If our product variety and release cycles do not meet customer expectations, or if our vehicles cannot be produced on our projected timelines and cost and volume targets in collaboration with vehicle manufacturers, our future sales will be adversely affected. As we will primarily depend on a limited number of models for the foreseeable future, any particular model that is not well-received by the market could materially and adversely affect our sales, and consequently, our business, results of operations and financial condition.

Manufacturing in collaboration with partners is subject to risks.

We partner with Xuzhou Construction Machinery Group Co., Ltd. (“XCMG”) and C&C Trucks Co., Ltd. for the manufacturing of our trucks. Collaboration with third parties for the manufacturing of vehicles is subject to certain operational risks that may be beyond our control. We could experience production and delivery delays if our contract manufacturers do not meet agreed-upon timelines or experience capacity constraints. The production volume could fall short of our expectations if our contract manufacturers encounter financial difficulties or operational challenges. We may also have disputes with contract manufacturers. In addition, we and our brand image could be affected by adverse publicity or public sentiment regarding our contract manufacturers, whether or not such publicity or public sentiment is related to their collaboration with us. Furthermore, while we are involved in each step of the supply chain and manufacturing process, we rely on our contract manufacturers to uphold our quality standards, and therefore, we cannot assure you that we will successfully maintain quality standards. If the contract manufactures fail to maintain necessary approvals or certificates for vehicle manufacturing or for the manufacturing of specific products or fail to obtain new approvals or certificates for our future products, we could experience product supply interruption and may involve in disputes with contract manufacturers and/or our customers, which could have a material impact on our business. See “Regulations Applicable to Scage International’s Business—Regulations Relating to Manufacturing New Energy Commercial Vehicles and Compulsory Product Certification.”

If we are unable to renew the agreements with our existing contract manufacturers or enter into agreements with alternative partners on acceptable terms and conditions, we may need to significantly enhance our own production capacity. This shift brings substantial uncertainty regarding our capability and the timetable to achieve it. Transitioning to new third-party manufacturers, or increasing our own capacity, might be more time-consuming and costly than expected, especially ensuring that the vehicles produced meet our quality and regulatory standards.

We have a limited number of customers and pending orders for our NEV trucks, and we cannot guarantee that non-binding memoranda of understanding and letters of intent will be converted into actual orders.

We currently have a limited number of customer contracts. Our non-binding memoranda of understanding and letters of intent with potential customers do not represent assured sales and may not be converted into actual orders. In particular, we cannot ensure that these potential customers have or will have the financial capacity to place orders or that their interest in our products will persist. In addition, we have not received any deposits from such potential customers on certain of our orders, and they have no obligation to make purchases under those non-binding memoranda of understanding and letters of intent. Furthermore, these potential customers may not perform as expected and, therefore, may not have the means or market demand to convert the non-binding memoranda of understanding or letters of intent into real orders. If we fail to convert these arrangements into binding orders or secure long-term contracts for volume sales, our business, prospects, results of operations and financial condition may be materially and adversely affected.

Even if we secure more orders, customers may cancel their orders for various reasons or limit their initial purchases as they assess our NEV trucks and contemplate a broader transition to hydrogen-powered solutions. Their decision-making will depend on the safety, reliability, efficiency and quality of our products, as well as the support and service that we offer. It will also depend on factors beyond our control, such as general market conditions and broader trends in transportation, including fleet management, and availability and pricing of e-fuels, including hydrogen. As a result, there is significant uncertainty concerning the demand for our products and our potential growth rate.

We may experience significant delays in the design and delivery of trucks that we collaborated in developing, which could harm our business and prospects.

Vehicle manufacturers often experience delays in the design, manufacture and commercial release of new products. If we delay the launch of trucks that we collaborated in developing, our growth prospects could be adversely affected as we may fail to grow our market share. Furthermore, we rely on third-party contract manufacturers and suppliers for the manufacture of our trucks and the provision and development of many of the key components and materials used in our vehicles. If our contract manufacturers and suppliers experience any delays in providing us with necessary services and products, we could experience delays in delivering on our timelines. Any of the foregoing could materially and adversely affect our brand, business, prospects, results of operations and financial condition.

Our plan to build a network of hydrogen fueling stations will require significant financial investments and management resources.

Our plan to build a network of hydrogen fueling stations will require significant financial investments and management resources. This planned construction of hydrogen stations is essential to convincing customers to pay a higher premium for trucks that we collaborated in developing. We have very limited experience in the provision of refueling solutions to users, and rolling out these services comes with challenges, including the strategic placement of stations, potential capacity imbalances in some areas, security risks, risk of vehicle damage during charging or refueling, and the possibility of customers not embracing our services. We will need to ensure compliance with any regulatory requirements applicable in jurisdictions where our fueling stations will be located, including obtaining required permits and land use rights, which could be time-consuming and costly. There is also a risk that government support in certain areas may be discontinued. If we are unable to build, or experience delays in building, our network of hydrogen fueling stations, we may be unable to fulfill our fueling commitments to customers, leading to reduced truck sales and adversely affecting our business, prospects, results of operations and financial condition.

We may not be able to produce or source the hydrogen needed to establish our planned hydrogen fueling stations.

As a key component of our business model, we intend to establish a network of hydrogen fueling stations. We plan to produce the hydrogen needed for these stations on-site through electrolysis. Should we face technological or financial challenges in producing the hydrogen, it could jeopardize the establishment of these stations and reduce the appeal of trucks that we collaborated in developing. Additionally, if we still proceed with the stations without in-house hydrogen production, we may need to sell hydrogen at a loss to maintain our commitments. We believe that this hydrogen incentive will be a significant driver for purchases of trucks that we collaborated in developing, and therefore, any setbacks in setting up the hydrogen fueling stations as envisioned would materially and adversely affect our business.

If we cannot successfully overcome the barriers to commercializing our trucks, our business will be negatively impacted.

The trucking industry has traditionally been characterized by significant entry barriers, including substantial capital requirements, investment costs of designing vehicles, long lead times to bring vehicles to market from the concept and design stage, specialized design and development expertise, regulatory requirements, brand establishment, and setting up sales, fueling and service stations. If we fail to surmount these barriers, our ability to grow our business will be harmed, and our business, prospects, results of operations and financial condition will be materially and adversely affected.

Our future growth is dependent upon customers’ willingness to adopt NEV trucks, including trucks powered by e-fuel. If the market for heavy-duty commercial NEVs does not develop or develops slower than we expect, our business, prospects, results of operations and financial condition will be adversely affected.

The market for heavy-duty commercial NEVs, especially those powered by hydrogen fuel cells, is relatively new and untested and is expected to experience technology innovation, intense price competition among numerous competitors, evolving regulations and industry standards, and unpredictable customer preferences. Our growth is highly dependent upon customers’ shift towards alternative fuel and electric trucks.

Factors that may influence the adoption of NEV trucks include but are not limited to the following, most of which are beyond our control:

•        public perception of the quality, safety, design, performance and cost of NEV trucks, especially if adverse events or accidents arise that are linked to the quality or safety of NEV trucks;

•        general concerns about vehicle safety, including the use of advanced technologies, such as vehicle electronics, hydrogen fueling and storage and regenerative braking systems;

•        the premium in the anticipated initial purchase prices of trucks that we collaborated in developing over those of comparable trucks powered by internal combustion engines or other alternative energy sources, both including and excluding the effect of possible government and other subsidies and incentives designed to promote the purchase of vehicles powered by clean energy;

•        the total cost of ownership of the vehicle over its expected life, which includes the initial purchase price and ongoing operating costs, including fuel supply and maintenance costs;

•        the decline of vehicle efficiency resulting from deterioration over time in the ability of the battery to hold a charge;

•        concerns over the availability of hydrogen stations, including those we plan to develop and deploy, which could impede our present efforts to promote hydrogen-fueled trucks as a desirable alternative to diesel trucks;

•        improvements in fuel efficiency of traditional internal combustion engines;

•        access to maintenance and repair services, as well as adequate insurance policies, for NEV trucks;

•        the availability and terms of financing options for our customers to purchase or lease trucks that we collaborated in developing;

•        volatility in the cost of energy, oil, gasoline and hydrogen;

•        the availability of tax benefits and other governmental incentives for purchasing and operating NEV trucks, or regulations requiring increased use of non-polluting trucks;

•        the availability of tax benefits and other governmental incentives for the sale of e-fuel and hydrogen;

•        corporate sustainability initiatives; and

•        macroeconomic factors.

If, in weighing these factors, our potential customers determine that there is not a compelling business justification for purchasing NEV trucks in general or those designed and sold by us, then the market for such vehicles may not develop as we expect or may develop more slowly than we expect, which would materially and adversely affect our business, prospects, results of operations and financial condition.

Performance issues with trucks that we collaborated in developing could adversely affect our sales and reputation.

Potential design or manufacturing defects in trucks that we collaborated in developing may prevent them from meeting performance standards or necessitate repairs. We cannot guarantee that we will be able to detect and fix all the defects in the trucks’ hardware or software prior to commencing sales. In addition, the performance of our trucks may not live up to customer expectations or be comparable with other competing vehicles in the market. Any product defects or perceived underperformance can lead to negative publicity, revenue loss, delays in deliveries, recalls, liability claims, and substantial warranty and related costs, which in turn would materially and adversely affect our business, reputation, prospects, results of operations and financial condition.

Any adverse change in our cooperation with our business partners could harm our business.

Strategic business relationships are and will continue to be an important factor in the growth and success of our business. We have formed alliances and partnerships with other companies across various industries to support our business initiatives. For example, we have established strategic collaboration with vehicle manufacturers for mass production of our NEV trucks. We have also collaborated with other industry participants to develop hydrogen fueling stations and promote the V2X transportation model. Our ongoing success depends on maintaining these relationships and forging new ones, especially with partners offering key components and parts, manufacturing, and distribution services. If we are unable to maintain the existing partnerships, or if we fail to identify and negotiate additional ones that are essential to our future expansion or success on favorable terms or at all, we may incur increased costs to develop and provide these capabilities on our own, and our business, results of operations and financial condition could be materially and adversely affected.

Collaboration with third parties is subject to challenges and risks, some of which are beyond our control. For example, certain collaboration agreements grant our partners or us the right to terminate such agreements for cause or without cause, including in some cases by paying a termination for convenience fee. In addition, such agreements have in the past and may in the future contain certain exclusivity provisions which, if triggered, could preclude us from working with other businesses with superior technologies or other preferred business partners.

We could experience delays in the development or delivery of products and services that we collaborated in developing if our business partners do not meet agreed-upon timelines or experience capacity constraints. We could also have disagreements with our business partners in budget or funding for any joint development project. Disputes with business partners, including with respect to intellectual property rights, could arise in the future. Moreover, if our existing collaborations were to be terminated, we may be unable to find alternative ones on terms and conditions acceptable to us in time, or at all. Any of the foregoing could adversely affect our business, results of operations and financial condition.

We may fail to compete effectively in the zero-emission transportation industry.

We expect competition in the emerging zero-emission transportation industry to intensify as new automakers and established automotive giants enter the market. Many of our current and potential competitors have more financial, technical, manufacturing, marketing and other resources than we do, and may be able to devote significant resources to the design, development, manufacturing, distribution, promotion, sale and support of their products.

Factors affecting competition include, among others, product quality and features, innovation and development time, pricing, reliability, safety, energy efficiency, sales and marketing capabilities, distribution network, customer service and financing terms. Increased competition may lead to lower vehicle unit sales and increased inventory, which may result in downward price pressure. We cannot assure you that we will be able to compete successfully. Our competitors may introduce new vehicles or services that surpass the quality or performance of ours, which would adversely affect our competitive position in the market. They may also offer vehicles at more competitive prices, which would have an adverse impact on our sales and profitability. In addition, rapid technological shifts could render our products outdated, and our research and development might not keep pace or innovate effectively. As a result, we may lose our technological edge. Any of the foregoing would materially and adversely affect our business, prospects, results of operations and financial condition.

If there is inadequate availability of hydrogen, or if we fail to secure e-fuel supply at competitive prices or with a competitive emissions profile, our business will be materially and adversely affected.

Demand for our hydrogen-powered trucks and hydrogen fueling services will depend in part on the consistent availability of hydrogen infrastructure and affordability of hydrogen fuel. We cannot guarantee that we will be able to increase our hydrogen production at the anticipated rate or that hydrogen prices will become competitive with hydrocarbons or their alternatives. The vehicles that we collaborated in developing will also require a steady and adequate supply of hydrogen for refueling. We plan to partner with third parties to provide hydrogen infrastructure and fueling stations to our customers. Some potential customers may choose not to purchase trucks that we collaborated in developing because of the risk of unavailability or cost of hydrogen supply. Additionally, certain customers may consider hydrogen vehicles because of their sustainability profile; however, the sustainability profile of hydrogen depends on the production process. Hydrogen produced by our SOEC technology may have a higher emission profile than expected and be less cost-effective. If hydrogen produced by us is insufficient to satisfy the hydrogen demand of our truck users, we may need to procure hydrogen supply from other third parties. We cannot assure you that we are able to secure ample hydrogen at both a satisfactory price and within the desired emissions standards, which may cause some potential customers not to purchase trucks that we collaborated in developing. If we are unable to satisfactorily provide adequate access to hydrogen supply, which may require significant capital expenditures, our ability to generate customer loyalty, grow our business and sell our products could be impaired.

Our business may be subject to risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of constructing or servicing hydrogen infrastructure or fueling stations, and such risks may increase in the future as we expand the scope of such services.

We expect to construct and service hydrogen infrastructure and fueling stations at certain customer sites and elsewhere. We expect such construction and servicing at customer sites and elsewhere to be subject to oversight and regulation in accordance with state and local laws and ordinances relating to building codes, accessibility requirements, safety, environmental protection and related matters, and to require various local and other governmental approvals and permits that may vary by jurisdiction. All of the above may cause delays or cost overruns or prevent the construction or servicing of hydrogen infrastructure and fueling stations. Material delays or cost overruns, or inability to construct or service hydrogen infrastructure or fueling stations at certain customer sites and elsewhere could have a material adverse effect on our business, prospects, results of operations and financial condition. In addition, we may undertake such construction or service through business partners or contractors, which may require us, our business partners, contractors, or customers to obtain licenses or require compliance with additional rules, working conditions and other union requirements, adding costs and complexity to a construction project. If we, our partners or contractors are unable to provide timely, thorough and quality construction-related services, our customers could fall behind with their schedules leading to liability to us or cause customers to become dissatisfied with the hydrogen solutions we offer.

Our business depends substantially on the continued efforts of our executive officers, key employees and qualified personnel, and our operations may be severely disrupted if we lose their services.

Our success depends substantially on the continued efforts of our executive officers and key employees with expertise in various areas, who are or may in the future assume roles and positions in our affiliated entities or other business entities and may, as a result, not be able to devote their full efforts to our affairs. If one or more of our executive officers or key employees were unable or unwilling to continue their services with us, we may not be able to replace them easily in a timely manner, or at all. As we build up our brand awareness and become more well-known, the risk that competitors or other companies may poach our talent increases.

Our industry is characterized by high demand and intense competition for talent, and therefore, we cannot assure you that we will be able to continue to attract or retain qualified staff or other highly skilled employees. In addition, because we are operating in a new and challenging industry that requires continuous innovations of technologies and solutions, we may not be able to hire qualified individuals with sufficient training in a timely manner, and we will need to spend significant time and resources training the employees we hire. Furthermore, as our Company is relatively young, our ability to train and integrate new employees into our operations may not meet the growing demands of our business, which may materially and adversely affect our ability to grow our business and our results of operations.

If any executive officer or key employee terminates his or her services with us, our business may be severely disrupted, our results of operations and financial condition may be materially and adversely affected, and we may incur additional expenses to recruit, train, and retain qualified personnel. If any executive officer or key employee joins a competitor or forms a competing company, we may lose customers, know-how, and key professionals and staff members. While each of our executive officers and key employees has entered into an employment agreement and a non-compete agreement with us, if any dispute arises between our executive officers or key employees and us, the relevant non-competition provisions may not be enforceable under PRC laws.

We need to develop complex technology and operating systems, both in-house and in coordination with vendors and suppliers, to successfully collaborate in producing and operating our NEV trucks, and we cannot assure you that such systems will be successfully developed.

Products and services that we collaborated in developing or providing will require a substantial amount of third-party and in-house software and complex hardware to operate. The development of such advanced technologies is inherently complex and costly, and we will need to coordinate with our suppliers in order to produce and operate our NEV trucks in collaboration with vehicle manufacturers. Defects and errors may be revealed over time and our control over the performance of third-party services and systems may be limited. We may be unable to develop the necessary software and technology systems or meet the technological requirements to support our business plan. In addition, the technology may not comply with the cost, performance useful life and warranty requirements we anticipate in our business plan. As a result, our business plan could be significantly impacted and we may incur significant liabilities under warranty claims which could adversely affect our business, prospects, and results of operations.

We may be unable to expand on our intellectual property portfolio or otherwise develop the technology needed to operate our business.

Our ability to refine and grow our portfolio of intellectual property and technology depends on many factors, including our ability to attract and retain a skilled technical workforce and our ability to devote sufficient resources to research and development efforts. Our failure to continue the development of our intellectual property and technology portfolio could materially and adversely affect our business, prospects, results of operations and financial condition.

We may incur material losses and costs as a result of warranty claims, product recalls, and product liabilities that may be brought against us.

We face an inherent business risk of exposure to warranty claims and product liability in the event that products that we collaborated in developing fail to perform as expected and, in the case of product liability, such failure of products that we collaborated in developing and selling results in bodily injury or property damage. Our customers specify quality, performance, and reliability standards. If flaws in either the design or manufacture of products that we collaborated in developing and selling were to occur, we could experience a rate of failure in our products that could result in significant delays in delivery and product re-work or replacement costs. Although we engage in extensive product quality programs and processes, these may not be sufficient to avoid product failures, which could cause us to:

•        lose revenue;

•        incur increased costs, such as warranty expenses and costs associated with customer support;

•        experience delays, cancellations, or rescheduling of orders for our products;

•        experience increased product returns or discounts; or

•        experience reputation damage.

All of these could adversely affect our results of operations and financial condition.

If any of products that we collaborated in developing and selling are or are alleged to be defective, we may be required to participate in a recall involving such products. A recall claim brought against us or a product liability claim brought against us in excess of our available insurance may have a material adverse effect on our business.

Developments in alternative technology improvements in the internal combustion engine may adversely affect the demand for trucks that we collaborated in developing.

Significant developments in alternative technologies, such as advanced diesel, ethanol, or compressed natural gas or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced NEV trucks in collaboration with vehicle manufacturers, which could result in the loss of competitiveness of trucks that we collaborated in developing, decreased revenue and a loss of market share to competitors. Our research and development efforts may not be sufficient to adapt to changes in NEV technology. As technologies change, we plan to upgrade or adapt trucks that we collaborated in developing and introduce new models in order to continue to provide trucks with the latest technology.

Increases in costs, disruption of supply or shortage of raw materials, particularly lithium-ion battery cells, could harm our business.

We may experience increases in the cost or a sustained interruption in the supply or shortage of raw materials. Any such increase or supply interruption could materially negatively impact our business, prospects, results of operations and financial condition. We, together with vehicle manufacturers that we collaborate with, use various raw materials including aluminum, steel, carbon fiber, non-ferrous metals (such as copper), and cobalt. The prices for these raw materials fluctuate depending on market conditions and global demand, and could adversely affect our business, results of operations and financial condition. For instance, we are exposed to multiple risks relating to price fluctuations for lithium-ion cells. These risks include:

•        the inability or unwillingness of current battery manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells required to support the growth of the NEV industry as demand for such cells increases;

•        disruption in the supply of cells due to quality issues or recalls by the battery cell manufacturers; and

•        an increase in the cost of raw materials, such as cobalt, used in lithium-ion cells.

Any disruption in the supply of battery cells or fuel cells used in our hydrogen-powered trucks could temporarily disrupt the production of trucks that we collaborated in developing until a different supplier in collaboration with the vehicle manufacturers is fully qualified. Furthermore, fluctuations or shortages in petroleum and other economic conditions may cause us to experience significant increases in freight charges and raw material costs. Substantial increases in the prices for our raw materials would increase our operating costs and could reduce our margins if the increased costs cannot be recouped through increased NEV truck prices. We cannot assure you that we will be able to recoup the increasing costs of raw materials by increasing vehicle prices.

We have limited insurance coverage, which could expose us to significant costs and business disruption.

We have limited liability insurance coverage for our products, services, and business operations. A successful claim against us, regardless of whether due to injuries suffered by our product users, could materially and adversely affect our business, reputation, results of operations and financial condition. In addition, we do not have business disruption insurance. Any business disruption event could result in substantial costs to us and the diversion of our resources.

We may not succeed in continuing to establish, maintain, and strengthen our brand, and our brand and reputation could be harmed by negative publicity with respect to us, our directors, officers, employees, shareholders, peers, business partners, or our industry in general.

Our business and prospects are affected by our ability to develop, maintain, and strengthen our brand. If we fail to do so we may lose the opportunity to build business relationships with critical customers. Promoting and positioning our brand will depend significantly on our ability to provide innovative and high-quality products and services, in which we have limited experience. In addition, we expect that our ability to develop, maintain, and strengthen the brand will depend heavily on the success of our branding efforts. We expect to market our brand through media, word-of-mouth, trade shows and advertising. Such efforts may not achieve the desired results. If we do not develop and maintain a strong brand, our business, prospects, results of operations and financial condition could be materially and adversely affected.

Our reputation and brand are vulnerable to many threats that can be difficult or impossible to predict, control and costly or impossible to remediate. From time to time, our products and our business operations in general are reviewed by media or other third parties. Any negative reviews or reviews that compare us unfavorably to competitors could adversely affect public perception about our products and services. Negative publicity about us, such as alleged misconduct, unethical business practices or other improper activities, or rumors relating to our business, directors, officers, employees, shareholders, affiliates or actual or potential business partners can harm our reputation, business, and results of operations, even if they are baseless or satisfactorily addressed. These allegations, even if unproven or meritless, may lead to inquiries, investigations, or other legal actions against us by regulatory or government authorities as well as private parties. Any regulatory inquiries or investigations and lawsuits against us, perceptions of inappropriate business conduct by us, or perceived wrongdoings by any member of our management team, among other things, could substantially damage our reputation, and cause us to incur significant costs to defend ourselves. Any negative market perception or publicity regarding our suppliers or other business partners that we closely cooperate with or may cooperate with, or any regulatory inquiries or investigations and lawsuits initiated against them, may also have an adverse effect on our brand and reputation, or subject us to regulatory inquiries or investigations or lawsuits. Moreover, any negative media publicity about NEV trucks and hydrogen energy, especially the product or service quality problems of other players in the industry in which we operate, including our competitors, may also adversely affect our reputation and brand. In particular, given the popularity of social media, any negative publicity, whether true or not, could quickly proliferate and harm customer and user perceptions and confidence in our brand. If we are unable to maintain a good reputation or further enhance our brand recognition, our ability to attract and retain customers, third-party business partners, and key employees could be harmed and, as a result, our business, results of operations and financial condition could be materially and adversely affected.

We are and may from time to time be subject to claims, disputes, lawsuits and other legal and administrative proceedings.

We are, and may in the future become subject to legal proceedings and claims that arise in the ordinary course of business, including intellectual property, data privacy, product liability, employment, class action, whistle-blower and other litigation claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability, or require us to change our business practices. In addition, the expense of litigation and the timing of this expense from period to period are difficult to estimate, subject to change, and could adversely affect our results of operations and financial condition.

We are or may be subject to risks associated with strategic alliances or acquisitions.

We have entered into, and may in the future enter into additional, strategic alliances, including joint ventures or minority equity investments with various third parties to further our business purpose. These alliances could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the third party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.

When appropriate opportunities arise, we may acquire additional assets, products, technologies or businesses that are complementary to our existing business. In addition to possible shareholder approval, we may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt our business strategy if we fail to do so. Furthermore, acquisitions and the subsequent integration of new assets and businesses into our own require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business.

Any unauthorized control or manipulation of our vehicles’ systems could result in loss of confidence in us and vehicles that we collaborated in developing and harm our business.

Trucks that we collaborated in developing contain complex information technology systems and built-in data connectivity to accept and install periodic remote updates to improve or update functionality. We have designed, implemented and tested security measures intended to prevent unauthorized access to our information technology networks, our trucks and related systems. However, hackers may attempt to gain unauthorized access to modify, alter and use such networks, trucks and systems to gain control of or to change functionality of trucks that we collaborated in developing, user interface and performance characteristics, or to gain access to data stored in or generated by the truck. Future vulnerabilities could be identified and our efforts to remediate such vulnerabilities may not be successful. Any unauthorized access to or control of trucks that we collaborated in developing or their systems, or any loss of customer data, could result in legal claims or proceedings. In addition, regardless of their veracity, reports of unauthorized access to trucks that we collaborated in developing, systems or data, as well as other factors that may result in the perception that trucks that we collaborated in developing, systems or data are capable of being “hacked,” could negatively affect our brand and harm our business, prospects, results of operations and financial condition.

Interruption or failure of our information technology and communications systems could impact our ability to effectively provide our services.

Trucks that we collaborated in developing are equipped with intelligent functions and can collect and analyze vehicle driving information, which is used to monitor vehicle performance. The availability and effectiveness of our services depend on the continued operation of information technology and communications systems, which we have yet to develop. Our systems will be vulnerable to damage or interruption from, among others, fire, terrorist attacks, natural disasters, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems. Our data centers could also be subject to break-ins, sabotage and intentional acts of vandalism causing potential disruptions. Some of our systems will not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any problems at our data centers could result in lengthy interruptions in our service. In addition, trucks that we collaborated in developing are highly technical and complex and may contain errors or vulnerabilities, which could result in interruptions in our business or the failure of our systems.

We may need to defend ourselves against intellectual property right infringement claims, which may be time-consuming and costly.

Entities or individuals, including our competitors, may hold or obtain patents, copyrights, trademarks, or other proprietary rights that would prevent, limit, or interfere with our ability to make, use, develop, sell, or market our products, services, or technologies, which could make it more difficult for us to operate our business. From time to time, we may receive communications from intellectual property right holders regarding their proprietary rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights and urge us to take licenses. Our applications and uses of intellectual property relating to our design, technologies or software could be found to infringe upon existing intellectual property rights. If we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

•        cease selling or incorporating certain components into our products or services, or offering products or services that incorporate or use the challenged intellectual property;

•        pay substantial damages;

•        seek a license from the holder of the infringed intellectual property right, which may not be available on reasonable terms or at all;

•        redesign our products; or

•        establish and maintain alternative branding for our products and services.

In the event of a successful claim of infringement against us and our subsequent failure or inability to obtain a license for the infringed technology or other intellectual property right, our business, prospects, results of operations and financial condition could be materially and adversely affected. In addition, parties making the infringement claim may also obtain an injunction that can prevent us from selling our products or using technology that contains the allegedly infringing contents. Any litigation or claims, whether or not valid, could result in substantial costs, negative publicity, and diversion of resources and management attention.

We may not be able to protect our intellectual property rights which may adversely affect our reputation and disrupt our business.

We believe that our patents, copyrights, trademarks and other intellectual property are essential to our success. We have devoted considerable time and energy to the development and improvement of our proprietary products, platforms and technologies. We rely primarily on patents, copyrights, trademarks, trade secrets and other contractual restrictions for the protection of the intellectual property used in our business. Nevertheless, these only provide limited protection and the actions we take to protect our intellectual property rights may not be adequate. Third parties may infringe upon or misappropriate our other intellectual property. Our trade secrets, proprietary know-how or other non-patentable technology may become known or be independently discovered by our competitors. Infringement upon or the misappropriation of, our trade secrets, proprietary know-how or other non-patentable technology could have a material adverse effect on our business, results of operations and financial condition. While we have taken steps to protect our proprietary rights, such steps may not be adequate to prevent the infringement or misappropriation of our intellectual property.

Filing, prosecuting, maintaining and defending patents on our proprietary products and pipeline products could be prohibitively expensive for us. We cannot assure you that any of our patent applications will ultimately proceed to registration or will result in registration with adequate scope for our business. Some of our pending applications or registrations may be successfully challenged or invalidated by others. If our patent applications are not successful, we may have to develop different ones or seek to enter into arrangements with any third parties who may have prior registrations, applications or rights, which might not be available on commercially reasonable terms, if at all.

Proceedings to enforce our intellectual property and proprietary rights could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

If we are unable to protect the confidentiality of our trade secrets, or if our employees wrongfully use or disclose alleged trade secrets of their former employers, our business would be harmed.

If we are unable to protect the confidentiality of our trade secrets, or if our employees wrongfully use or disclose alleged trade secrets of their former employers, our business would be harmed. In addition to our issued patent and pending patent applications, we rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position and to protect our products and pipeline products. We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements or including such undertakings in the agreement with parties that have access to them, such as our employees, external business partners, advisors and other third parties. However, any of these parties may breach such agreements and disclose our proprietary information, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time-consuming, and the outcome is unpredictable. If any of our trade secrets were lawfully obtained or independently developed by a competitor, we would have no right to prevent them from using that technology or information to compete with us and our competitive position would be harmed.

In addition, while we typically require our employees involved in the development of intellectual property to hand over all documents and records related to intellectual property to us when they leave their positions under our non-competition agreements, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own, which may result in claims by or against us related to the ownership of such intellectual property. If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to our management and scientific personnel.

We face various challenges and risks in connection with our expansion into overseas markets.

As we plan to explore overseas market opportunities and collaborate with local strategic partners, we will face risks associated with expanding into markets in which we have limited or no experience. We may be unable to attract a sufficient number of customers and business partners, fail to anticipate competitive conditions or face difficulties in operating effectively in these new markets. The expansion of our global and cross-border businesses will also expose us to risks inherent in operating businesses globally, including, but not limited to:

•        inability to recruit international and local talents and deal with challenges in replicating or adapting our company policies and procedures to operating environments different from those of China;

•        lack of acceptance of the product and service offerings;

•        disruptions in the supply chain;

•        investigations regarding anti-dumping, trade wars, geopolitical tensions, political instability and general economic or political conditions in particular countries or regions;

•        challenges and increased expenses associated with staffing and managing global and cross-border operations and managing an organization spread over multiple jurisdictions;

•        trade barriers, such as import and export restrictions, tariffs, customs duties and other taxes, competition law regimes and other trade restrictions, as well as other protectionist policies;

•        differing and potentially adverse tax consequences;

•        increased and conflicting regulatory compliance requirements;

•        adaption to different industry practices;

•        challenges caused by distance, language and cultural differences;

•        the impact of widespread health epidemics or other outbreaks, and natural disasters;

•        increased costs to protect the security and stability of our information technology systems, intellectual property and personal data, including compliance costs related to data localization laws;

•        availability and reliability of cross-border payment systems and logistics infrastructure; and

•        exchange rate fluctuations.

As we expand further into new regions and markets, these risks could intensify, and efforts we make to expand our overseas businesses and operations may not be successful. Failure to expand our overseas businesses and operations could materially and adversely affect our business, results of operations and financial condition.

Our research and development efforts may not yield the expected results.

Technological innovation is critical to our success, and we strategically develop most of the key technologies in-house, such as the vehicle control system, the electronic steering system, and the hydrogen production technology. We have been investing heavily in our research and development efforts. As of June 30, 2024, we had assembled a strong team of 33 in-house research and development personnel with years of industry experience in their respective fields. In the fiscal years ended June 30, 2024 and 2023, we incurred research and development expenses of US$1.7 million and US$2.3 million, respectively, accounting for 26.5% and 36.1% of our total operating expenses in the same periods, respectively. Given the rapid technological changes in the industry, we need to invest significant resources in research and development to lead technological advances in order to remain competitive in the market. Therefore, we expect that our research and development expenses will continue to be significant. Furthermore, research and development activities are inherently uncertain, and we cannot assure you that we will continue to achieve technological breakthroughs and successfully commercialize such breakthroughs. As a result, our significant expenditures on research and development may not generate corresponding benefits. If our research and development efforts fail to keep up with the latest technological developments, we would suffer a decline in our competitive position.

In addition to our in-house expertise, we also rely on certain technologies of our suppliers to enhance the performance of our vehicles. We plan to upgrade our existing models and introduce new models in collaboration with relevant vehicle manufacturers in order to equip our vehicles with the latest technologies, which could involve substantial costs and lower our return on investment for existing models. We cannot assure you that we will be able to equip vehicles that we collaborated in developing with the latest technologies. Even if we are able to keep pace with technological advancement and develop new models, prior models that we collaborated in developing could become obsolete more quickly than expected, potentially reducing our return on investment.

We are subject to various environmental, safety and other laws and regulations relevant to our business that could impose substantial costs upon us and cause delays in selling our products.

We are subject to multiple environmental, safety and other laws and regulations related to our business, especially the sale of our vehicles, such as laws and regulations related to the use of hazardous materials in the manufacturing process and the operation of our collaborating manufacturing plant. Such laws and regulations govern the use, storage, discharge and disposal of hazardous materials during the manufacturing process. We are responsible for obtaining and/or periodically renewing the sale, construction, environmental protection, waste disposal permits and other relevant permits for selling our products. We cannot assure you that we will be able to obtain or renew such permits in a timely manner.

In addition, from time to time, the government of the PRC issues new regulations, which may require additional actions on our part to comply for continuing our normal operations. For example, if any of our other existing or future constructions fails to comply with applicable regulations or maintain the relevant permits, we could be subject to substantial liability for clean-up efforts, personal injury or fines or be forced to close or temporarily cease the operations of relevant constructions, any of which could have a material adverse effect on our business, results of operations and financial condition.

The unavailability, reduction or elimination of government and economic subsidies could have a material adverse effect on our business, prospects, results of operations and financial condition.

Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of NEVs or other reasons may result in the diminished competitiveness of the alternative fuel and NEV industry generally or our NEV trucks in particular. While certain tax credits and other incentives for NEV production, alternative fuel and electric vehicles or high and new tech enterprises have been available in the past, there is no guarantee these programs will be available in the future. If current government subsidies are not available in the future, our financial position could be harmed.

We may be subject to risks associated with autonomous driving technology.

Trucks that we collaborated in developing will be designed with connectivity for future installation of an autonomous hardware suite and we plan to partner with a third-party software provider in the future to implement autonomous capabilities. However, we cannot guarantee that we will be able to identify a third party to provide the necessary hardware and software to enable driverless Level 4 or Level 5 autonomy in an acceptable timeframe, on terms satisfactory to us, or at all. Autonomous driving technologies are subject to risks and there have been accidents and fatalities associated with such technologies. The safety of such technologies depends in part on user interaction and users, as well as other drivers on the roadways, may not be accustomed to using or adapting to such technologies. To the extent accidents associated with our autonomous driving systems occur, we could be subject to liability, negative publicity, government scrutiny and further regulation. Any of the foregoing could materially and adversely affect our results of operations, financial condition and growth prospects.

An occurrence of natural disasters, widespread health epidemics or other outbreaks, such as the outbreak of COVID-19, could have a material adverse effect on our business.

Our business could be materially and adversely affected by natural disasters, such as snowstorms, earthquakes, fires or floods, the outbreak of a widespread health epidemic or other events, such as wars, acts of terrorism, environmental accidents, power shortages or communication interruptions. The occurrence of such a disaster or prolonged outbreak of an epidemic illness or other adverse public health developments in the areas where we operate, including but not limited to the severe acute respiratory syndrome, the H5N1 avian flu, the human swine flu, also known as Influenza A (H1N1), or COVID-19, could materially disrupt our business and operations. For example, since the end of December 2019, the outbreak of COVID-19 has affected many people globally, caused temporary suspension of production and shortage of labor and raw materials in affected regions, and disrupted local and international travel and economy. During the COVID-19 pandemic, we experienced temporary disruptions to product supply and delivery in affected regions from time to time. The exacerbation, continuance or reoccurrence of COVID-19 has already caused and may continue to cause an adverse and prolonged impact on the economic, geopolitical, and social conditions in relevant countries, and could in turn materially and adversely affect our business operations and financial performance, including but not limited to those related to: (1) decreased customer demand for heavy-duty NEV trucks; (2) decreased offline marketing activities caused by quarantine measures imposed by local governments according to applicable laws and regulations, which are beyond our control; (3) supply chain disruption or disruption of the operations of our business partners, including our contract manufacturers and suppliers for raw materials and vehicle components; and (4) increased volatility or significant disruption of global capital markets due in part to the COVID-19 pandemic, which may adversely affect our ability to access capital markets and other funding sources on acceptable terms or at all. We cannot be entirely certain as to whether its impact will be completely alleviated.

In addition to the impact of the COVID-19 pandemic, natural disasters, such as fires, earthquakes, hurricanes, floods, tornadoes, unusual weather conditions, power outages, other pandemic outbreaks, terrorist acts or disruptive global political events, or similar disruptions could materially and adversely affect our business operations and financial performance. In particular, rising inflation and geopolitical tensions, including the recent war in Ukraine, have had, and could continue to have, an adverse impact on the global supply chain, including the availability and costs of certain raw materials, such as aluminum and steel. If any of our service centers and warehouse spaces is damaged by these events, our operations may be significantly interrupted, and our business, results of operations and financial condition may be adversely affected. These events could also result in server interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software, hardware, storage and network. The continuance of any of these events could increase the costs associated with our operations and reduce our ability to operate our businesses at their intended capacities, thereby reducing revenues and profitability. As of the date of this proxy statement/prospectus, we have not experienced, and do not expect to experience, material impact by supply chain disruptions with respect to our business segments, products, lines of services, projects and operations.

If we fail to maintain an effective system of internal control over financial reporting after the completion of the Business Combination, we may be unable to accurately report our financial results or prevent fraud, and investor confidence in us and the market price of PubCo ADSs may be adversely affected.

Prior to the completion of the Business Combination, we had been a private company with limited accounting personnel and other resources with which to address our internal control and procedures over financial reporting. In the course of auditing our consolidated financial statements for the fiscal years ended June 30, 2024 and 2023, we identified two material weaknesses in our internal control over financial reporting as of June 30, 2024. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified relate to 1) insufficient financial reporting and accounting personnel with appropriate knowledge, skills, and experience in the application of U.S. GAAP and SEC rules to prepare consolidated financial statements and related disclosures completely and accurately; and 2) lack of sufficient controls designed and implement in IT environment and IT general control activities, which mainly associated with areas of logical access security, IT service organization and cyber security for the financial systems. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in our internal control over financial reporting. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.

We have implemented and are continuing to implement a number of measures to address the material weaknesses that have been identified. For details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Scage International—Internal Control Over Financial Reporting.” However, we cannot assure you that we will be able to continue implementing these measures in the future, or that we will not identify additional material weaknesses or significant deficiencies in the future.

Upon the completion of the Business Combination, PubCo will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with the second annual report on Form 20-F after becoming a public company. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our post-Business Combination management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation. While documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting.

In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of PubCo ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from Nasdaq, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct activities, including the U.S. Foreign Corrupt Practices Act (the “FCPA”), the U.K. Bribery Act 2010, and other anti-corruption laws and regulations. The FCPA and the U.K. Bribery Act 2010 prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The U.K. Bribery Act also prohibits non-governmental “commercial” bribery and soliciting or accepting bribes. A violation of these laws or regulations could adversely affect our business, results of operations, financial condition and reputation.

We have direct or indirect interactions with officials and employees of government agencies and state-owned affiliated entities in the ordinary course of business. These interactions subject us to an increased level of compliance-related concerns. We have implemented policies and procedures designed to ensure compliance by us and our directors, officers, employees, representatives, consultants, agents and business partners with applicable anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations. However, our policies and procedures may not be sufficient, and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistle-blower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, results of operations, financial condition and reputation. In addition, changes in economic sanctions laws in the future could adversely impact our business and investments in our shares.

Risks Related to Doing Business in China

References in this subsection to “we,” “our,” “us” or “our Company” refer to (1) Scage International, prior to the consummation of the Business Combination, and (2) PubCo, after the consummation of Business Combination, unless otherwise specified. To the extent that we may have operations in Hong Kong and Macau in the future, legal and operational risks in China as described in this subsection may also apply to our operations in Hong Kong and Macau.

The PRC government has significant authority to exert influence on the China operations of an offshore holding company, and offerings conducted overseas and foreign investment in China-based issuers, such as us. Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business, results of operations, financial condition and the value of our securities.

We conduct our business in China through Nanjing Scage, and substantially all of our assets will be located in China. Accordingly, our business, results of operations and financial condition may be influenced to a significant degree by the political, economic, and social conditions in the PRC. The PRC government may intervene or influence our operations at any time, subject to necessary procedures, and may strengthen regulatory oversight and control over offerings conducted overseas and/or foreign investment in China-based issuers, such as us, which could result in a material change in our operations and/or the value of our securities.

The economic, political and social conditions in China differ from those of the countries in other jurisdictions in many respects. The PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises. These reforms have resulted in significant economic growth and social prospects. The PRC government exercises significant control over China’s economic growth by allocating resources, regulating payment of foreign currency-denominated obligations and financial services and institutions, setting monetary policy, or imposing industry-wide policies on certain industries. Economic reform measures may also be adjusted or modified in the future, and we cannot assure you that the policies that the Chinese pursue will have a favorable impact on our operations.

Chinese economy has experienced significant growth in the past four decades. Various measures implemented by the PRC government to encourage economic growth may benefit the overall Chinese economy, but may also have a negative effect on us. The financial condition and results of operations could be materially and adversely affected by relevant regulations and policies over capital investments, foreign investment or changes in tax regulations that are applicable to us. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for our products and consequently have a material adverse effect on our business, financial condition and results of operations.

Additionally, the PRC government may promulgate laws, regulations or policies that seek to impose stricter scrutiny over, or completely revise, the current regulatory regime in certain industries or in certain activities. For instance, the PRC government has significant discretion over the business operations in China and may intervene with or influence specific industries or companies as it deems appropriate to further regulatory, political and societal goals, which could have a material adverse effect on the future growth of the affected industries and the companies operating in such industries. Furthermore, the PRC government has also recently indicated an intent to exert more oversight and control over overseas securities offerings and foreign investments in China-based companies. Any such actions may adversely affect our operations and significantly limit or completely hinder our ability to offer or continue to offer securities to you and cause the value of such securities to significantly decline or be worthless.

Our ability to successfully maintain or grow business operations in China depends on various factors, which include, among others, macro-economic and other market conditions, social conditions, changes in the rate or method of taxation, changes in laws, regulations and administrative directives or their interpretation, and changes in industry policies. If we fail to take timely and appropriate measures to adapt to any of these changes, our business, financial condition and results of operations could be materially and adversely affected.

Recent regulatory development in China may exert more oversight and control over listing and offerings that are conducted overseas and foreign investment in China-based issuers, which could result in a material change in Scage International’s operations and significantly limit or completely hinder PubCo’s ability to offer or continue to offer securities to investors and cause the value of PubCo’s securities to significantly decline or be worthless. The approval or record-filing of the CSRC may be required in connection with this offering and our future capital raising activities according to applicable laws and regulations, and, if required, we cannot assure you that we will be able to obtain such approval or complete the record-filing, in which case we may face regulatory sanctions for failure to comply with relevant requirements for this offering and our future capital raising activities.

Under the current Regulations on Merger and Acquisition of Domestic Enterprises by Foreign Investors (the “M&A Rules”), as jointly adopted by six PRC regulatory agencies in 2006 and amended in 2009, an offshore special purpose vehicle (“SPV”) that is controlled by PRC domestic companies or individuals and that has been formed for the purpose of an overseas listing of securities through acquisitions of PRC domestic companies (which refer to non-foreign-invested enterprise in the PRC under the M&A Rules) or assets is required to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles. PubCo’s PRC counsel, Jingtian & Gongcheng, has advised us based on their understanding of the current PRC laws, regulations and rules that, because the PRC subsidiaries were all foreign-invested enterprises or reinvested enterprises, which are not PRC domestic companies under the M&A Rules, at the time they were acquired by the relevant offshore special purpose vehicles, the CSRC’s approval under the M&A Rules is not required for the listing and trading of PubCo ADSs and Assumed Warrants on the Nasdaq Stock Market in the context of this Business Combination.

However, our PRC counsel has further advised us that it remains uncertain as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, regulations and rules or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, might further clarify or interpret the M&A Rules in writing or orally and require their approvals to be obtained for the Business Combination in the future. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel does. If it is determined that CSRC approval under the M&A Rules is required for this Business Combination, we may face investigation and penalties by the CSRC or other PRC regulatory agencies for failure to obtain or delay in obtaining CSRC approval for this offering, which may materially and adversely affect our business, financial condition, and results of operations.

Furthermore, the PRC regulatory authorities have recently exerted more oversight and control over overseas securities offerings that are conducted by China-based companies, and overseas investments that are conducted in China-based companies according to relevant applicable laws and regulations. On July 6, 2021, the General Office of the State Council of the PRC, together with another regulatory authority, jointly promulgated the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law, which calls for enhanced administration and supervision of overseas-listed China-based companies, proposes to revise the relevant regulation governing the overseas issuance and listing of shares by such companies, and clarifies the responsibilities of competent domestic industry regulators and government authorities. On December 24, 2021, the CSRC released the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) for public comments until January 23, 2022. On February 17, 2023, the CSRC released the Overseas Listing Trial Measures and circulated five supporting guidelines, which became effective on March 31, 2023. According to the Overseas Listing Trial Measures, PRC domestic companies (which refer to companies incorporated within the PRC under the Overseas Listing Trial Measures) that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures provides that an overseas listing or offering is explicitly prohibited, if any of the followings occurs: (1) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (2) the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) the domestic company intending to make the securities offering and listing, or its controlling shareholder(s) and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (4) the domestic company intending to make the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (5) there are material ownership disputes over equity held by the domestic company’s controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or actual controller.

The Overseas Listing Trial Measures also provides that if the issuer meets both the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as an indirect overseas offering by PRC domestic companies: (1) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited financial statements for the most recent fiscal year is accounted for by domestic companies; and (2) the main parts of the issuer’s business activities are conducted in China, or its main place(s) of business are located in China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in China. Where an issuer submits an application for an initial public offering to competent overseas regulators, such issuer must file with the CSRC within three business days after such application is submitted. In addition, the Overseas Listing Trial Measures provide that the direct or indirect overseas listings of the assets of domestic companies through one or more acquisitions, share swaps, transfers or other transaction arrangements shall be subject to filing procedures in accordance with the Overseas Listing Trial Measures, which filing shall be submitted within three business days after the issuer submits its application documents relating to the initial public offering and/or listing or after the first public announcement of the relevant transaction (if the submission of relevant application documents is not required). Where a domestic company seeks to indirectly offer and list securities on overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. The Overseas Listing Trial Measures also requires subsequent reports to be filed with the CSRC on material events, such as change of control or voluntary or forced delisting of the issuer(s) who have completed overseas offerings and listings.

In addition, according to the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Enterprises promulgated by CSRC on its official website on February 17, 2023, the companies that have already been listed on overseas stock exchanges prior to March 31, 2023 or the companies that have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing prior to March 31, 2023 and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing, but are required to make filings for subsequent offerings in accordance with the Overseas Listing Trial Measures. Companies that have already submitted an application for an initial public offering to overseas supervision administrations but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing prior to March 31, 2023 may arrange for the filing within a reasonable time period and should complete the required CSRC filing procedure, the completion of which will be published on the CSRC website, before such companies’ overseas issuance and listing.

As advised by PubCo’s PRC counsel, Jingtian & Gongcheng, we will be required to complete the filing with the CSRC for the Business Combination, and the CSRC must have concluded the filing procedure and published the filing results on the CSRC website, prior to the listing of PubCo ADSs and the Assumed Warrants in accordance with the requirements under the Overseas Listing Trial Measures. Scage International designated Nanjing Scage as the domestic responsible entity to file with the CSRC in August 2023 and January 2024 after the filing of the Form 8-K announcing the Business Combination and the submission of the registration statement on Form F-4. As of the date of this proxy statement/prospectus, Scage International and Nanjing Scage are still in the process of, and have not completed, such filing procedures with the CSRC. We may be subject to orders to rectify, warnings and fines or face liability for breach of contractual obligation under the Business Combination Agreement if we fail to comply with the requirements under the Overseas Listing Trial Measures. Scage International will not proceed to complete the Business Combination without receiving CSRC approval pursuant to the Overseas Listing Trial Measures. Regardless of whether this offering will be subject to any filing requirements with the CSRC under the Overseas Listing Trial Measures, any future securities offerings and listings outside of China by our company, including but not limited to follow-on offerings, secondary listings, and going private transactions, will be subject to the filing requirements with the CSRC under the Overseas Listing Trial Measures, and we cannot assure you that we will be able to comply with such filing requirements in a timely manner, or at all.

In addition, we cannot guarantee that new rules or regulations promulgated in the future will not impose any additional requirement on us or the PRC Subsidiaries, or otherwise tighten the regulations on overseas listing of PRC domestic companies and foreign investment in China-based issuers, which could result in a material change in Scage International’s operations and significantly limit or completely hinder PubCo’s ability to offer or continue to offer securities to investors and cause the value of PubCo’s securities to significantly decline or be worthless. If it is determined that our future offshore fund-raising activities is subject to any CSRC approval, filing, other governmental authorization or requirements, we cannot assure you that we or the PRC Subsidiaries could obtain such approval or meet such requirements in a timely manner or at all. Such failure may subject us or the PRC Subsidiaries to fines, penalties or other sanctions which may have a material adverse effect on our business and financial condition.

Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could significantly limit or completely hinder our ability in capital raising activities and materially and adversely affect our business and the value of your investment.

On December 28, 2021, the NDRC, the MIIT, and several other administrations jointly published the Measures for Cybersecurity Review, effective on February 15, 2022, which required that, among others, operators of “critical information infrastructure” purchasing network products and services or network platform operators carrying out data processing activities, that affect or may affect national security, shall apply with the Cybersecurity Review Office for a cybersecurity review. In addition, a network platform operator holding over one million users’ personal information shall apply with the Cybersecurity Review Office for a cybersecurity review before any public offering at a foreign stock exchange. On November 14, 2021, the CAC released the draft Administrative Regulations for Internet Data Security (Draft for Comments) (the “Draft Regulations for Internet Data Security”), which requires, among others, that a prior cybersecurity review should be required for listing abroad of data processors which process over one million users’ personal information, and the listing of data processors in Hong Kong which affects or may affect national security.

On July 7, 2022, the CAC promulgated the Measures for the Security Assessment of Cross-Border Transfer of Data, which took effect on September 1, 2022. These measures aim to regulate cross-border transfers of data, requiring among other things, that data processors that provide data overseas shall apply to CAC for security assessments if: (1) data processors provide important data overseas; (2) critical information infrastructure operators or data processors processing personal information of more than one million individuals provide personal information to overseas parties; (3) data processors that have cumulatively provided personal information of 100,000 people or sensitive personal information of 10,000 people to overseas since January 1 of the previous year, provide personal information to overseas parties; or (4) other scenarios required by the CAC to apply for security assessments occur. In addition, these measures require data processors to carry out self-assessments of risks of providing data overseas before applying to the CAC for security assessments. As advised by our PRC counsel, as of the date of this proxy statement/prospectus, since: (1) our business operations do not involve any operator of a network platform with personal information of over one million users; (2) we have not received notification that we are recognized as a critical information infrastructure operator by the administration responsible for the security protection of critical information infrastructure; (3) our business operations do not involve the processing of important data; and (4) we only provide a very small amount of personal information to overseas institutions during the listing process, we are not required to apply for the security assessment or the cybersecurity review for the Business Combination under such regulations.

On February 24, 2023, the CSRC, the Ministry of Finance, the National Administration of State Secrets Protection and the National Archives Administration released the revised Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Archives Rules”), which became effective on March 31, 2023. The Archives Rules regulate both overseas direct offerings and overseas indirect offerings, providing that, among other things:

•        in relation to the overseas listing activities of PRC enterprises, the PRC enterprises are required to strictly comply with the relevant requirements on confidentiality and archives management, establish a sound confidentiality and archives system, and take necessary measures to implement their confidentiality and archives management responsibilities;

•        during the course of an overseas offering and listing, if a PRC enterprise needs to publicly disclose or provide to securities companies, securities service providers or overseas regulators, any materials that contain relevant state secrets, government work secrets or information that has a sensitive impact (i.e., be detrimental to national security or the public interest if divulged), the PRC enterprise should complete the relevant approval/filing and other regulatory procedures; and

•        working papers produced in the PRC by securities companies and securities service providers, which provide PRC enterprises with securities services during their overseas issuance and listing, should be stored in the PRC, and competent PRC authorities must approve the transmission of all such working papers to recipients outside the PRC.

On March 22, 2024, the CAC promulgated the Provisions on Promoting and Regulating Cross-border Data Flows, which came into effect on the same day. According to this Provisions, if relevant departments or jurisdictions have not informed the data handlers or publicly announced that the data are important data, data handlers are not required to undergo security assessment for cross-border data provision.

Given that the above-mentioned newly promulgated laws, regulations and policies were recently promulgated or issued, their interpretation, application and enforcement may be subject to substantial uncertainties, and it is unclear whether the relevant PRC regulatory authority would reach the same conclusion as ours, and we face uncertainty as to whether any review or other required actions can be timely completed, or at all. Given such uncertainty, we may be further required to suspend our business, shut down our platforms, or face other penalties, which could materially and adversely affect our business, financial condition and results of operations, or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, which could cause the value of PubCo securities to significantly decline or become worthless.

PubCo’s securities will be delisted and will be prohibited from trading in the over-the-counter market under the Holding Foreign Companies Accountable Act, if the PCAOB is unable to inspect or investigate completely auditors located in China for two consecutive years. The delisting of PubCo’s securities, or the threat of being delisted, may materially and adversely affect the value of your investment.

Pursuant to the Holding Foreign Companies Accountable Act (the “HFCAA”), if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the PCAOB for two consecutive years, the SEC will prohibit PubCo’s securities from being traded on a national securities exchange or in the over-the-counter trading market in the United States. Our auditor, Marcum Asia CPAs LLP, is an independent registered accounting firm based in Manhattan, New York, and has been inspected by the PCAOB on a regular basis. On December 2, 2021, the SEC adopted final amendments to its rules implementing the HFCAA, which include requirements to disclose information, including the auditor name and location, the percentage of shares of the issuer owned by governmental entities, whether governmental entities in the applicable foreign jurisdiction with respect to the auditor has a controlling financial interest with respect to the issuer, the name of each official of the Chinese Communist Party who is a member of the board of the issuer, and whether the articles of incorporation of the issuer contains any charter of the Chinese Communist Party. These amendments also establish procedures the SEC will follow in identifying issuers and prohibiting trading by certain issuers under the HFCAA. In March 2022, the SEC issued its first “Conclusive list of issuers identified under the HFCAA” indicating that those companies are now formally subject to the delisting provisions if they remain on the list for three consecutive years. As of the date of this proxy statement/prospectus, more than 170 public companies have been listed as issuers identified under the HFCAA.

In August 2022, the PCAOB, the CSRC and the Ministry of Finance of the PRC signed the Statement of Protocol, which establishes a specific and accountable framework for the PCAOB to conduct inspections and investigations of PCAOB-governed accounting firms in mainland China and Hong Kong. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and will continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. If the PCAOB is unable to inspect and investigate completely registered public accounting firms located in China in 2024 and beyond, or if we fail to, among others, meet the PCAOB’s requirements, including retaining a registered public accounting firm that the PCAOB determines it is able to inspect and investigate completely, we will be identified as a “Commission-identified Issuer,” and upon two consecutive years of non-inspection under the HFCAA, PubCo’s securities will be delisted from the Nasdaq Stock Market and PubCo’s securities will not be permitted for trading over the counter either. If PubCo’s securities are prohibited from trading in the United States, we cannot assure you that we will be able to list on a non-U.S. exchange or that a market for our shares will develop outside of the United States. Such a prohibition would substantially impair your ability to sell or purchase PubCo’s securities when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on the price of PubCo’s securities. Moreover, the HFCAA or other efforts to increase U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, including us, and the market price of PubCo’s securities could be adversely affected. Such a prohibition would significantly affect our ability to raise capital on terms acceptable to us, or at all, which would have a material adverse effect on our business, financial condition and results of operations.

If there is a severe or prolonged downturn in the global or Chinese economy, our business, financial condition and results of operations could be materially and adversely affected.

COVID-19 has had a severe and negative impact on the global economy, and its long-term impact on the global economy is still uncertain. Even before the outbreak of COVID-19, the global macroeconomic environment was facing numerous challenges. There is considerable uncertainty over the long-term effects of the monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. In addition, the trade tension between the United States and China, the conflict in Ukraine and the imposition of broad economic sanctions on Russia also create uncertainty and challenges to the development of global economic condition. Any prolonged slowdown in the global or Chinese economy may have a negative impact on individual disposable income and in turn our business, financial condition and results of operations, and continued turbulence in the international capital markets may adversely affect our access to capital markets to meet liquidity needs.

The development of the PRC legal system and changes in the interpretation and enforcement of PRC laws, regulations and policies in China could materially and adversely affect us and cause PubCo’s securities to significantly decline in value or become worthless.

Our operations are governed by PRC laws, rules and regulations. Since the late 1970s, the PRC government has promulgated laws and regulations dealing with economic matters, such as foreign investment, corporate organization and governance, commerce, taxation and trade, with a view towards developing a comprehensive system of commercial law. However, as many of these laws and regulations are relatively new and may continue to evolve, these laws and regulations maybe subject to further interpretation. As in other civil law countries, there is a limited volume of published court decisions which may be cited for reference but are not binding on subsequent cases and have limited precedential value unless the Supreme People’s Court otherwise provides. As these laws and regulations are continually evolving in response to changing economic and other conditions, and any non-compliance with any existing or new laws and regulations may adversely affect the legal protections and remedies that are available to investors and us. Such limitation on legal protection could cause disruption to our business operations and damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause PubCo’s securities to significantly decline in value or become worthless.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China or Cayman Islands against us or our management named in this proxy statement/prospectus based on foreign laws.

We conduct the majority of our business in China and substantially all of our assets are located in China. In addition, the majority of our senior executive officers reside within China for a significant portion of the time, the majority of whom are PRC nationals. As a result, it may be difficult for you to effect service of process upon us or those persons inside China. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors residing in China. In addition, judgments rendered by the U.S. courts pursuant to the civil liability provisions of the securities laws of United States against us or such persons may not be recognized or enforceable in the courts of the Cayman Islands or the PRC.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country or region where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if the judgment violates the basic principles of PRC laws or national sovereignty, security, or the public interest. For more information regarding the relevant PRC laws, see “Enforceability of Civil Liabilities.”

It may be difficult for overseas regulators to conduct investigation or collect evidence within China.

Cross-border supervision and administration is generally difficult to pursue in many jurisdictions, including the PRC. According to Article 177 of the PRC Securities Law (the “Article 177”), which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. In addition, without PRC government approval, no entity or individual may provide documents and information relating to securities business activities to overseas organizations and/or persons. The inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests. According to the Archives Rules, Where an overseas securities regulator and a competent overseas authority requests to inspect, investigate or collect evidence from a domestic company concerning its overseas offering and listing, such inspection, investigation and evidence collection shall be conducted under a cross-border regulatory cooperation mechanism, and the CSRC or other competent Chinese authorities will provide necessary assistance pursuant to bilateral and multilateral cooperation mechanisms. The domestic company, securities companies and securities service providers shall first obtain approval from the CSRC or other competent Chinese authorities before cooperating with the inspection and investigation by the overseas securities regulator or competent overseas authority, or providing documents and materials requested in such inspection and investigation. Furthermore, as of the date of this proxy statement/prospectus, there have not been implementing rules or regulations regarding the application of Article 177. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. If the U.S. securities regulatory agencies are unable to conduct such investigations, there exists a risk that they may determine to suspend or de-register our registration with the SEC and may also delist PubCo’s securities from trading market within the United States. See “—Risks Related to PubCo’s securities—You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited.”

Recent litigation and negative publicity surrounding China-based companies listed in the United States may result in increased regulatory scrutiny of us and negatively impact the trading price of PubCo’s securities.

We believe that litigation and negative publicity surrounding companies with operations in China that are listed in the United States have negatively impacted stock prices for such companies. Certain politicians in the United States have publicly warned investors to shun China-based companies listed in the United States. The SEC and the PCAOB also issued a joint statement on April 21, 2020, reiterating the disclosure, financial reporting and other risks involved in the investments in companies that are based in emerging markets as well as the limited remedies available to investors who might take legal action against such companies. Furthermore, various equity-based research organizations have published reports on China-based companies after examining, among other things, their corporate governance practices, related party transactions, sales practices and financial statements that have led to special investigations and listing suspensions on U.S. national exchanges. Any similar scrutiny of us, regardless of its lack of merit, could cause the market price of PubCo’s securities to fall, divert management resources and energy, cause us to incur expenses in defending ourselves against rumors, and increase the premiums we pay for director and officer insurance.

The tension in international trade and rising political tension, particularly between the United States and China, may adversely impact our business, financial condition and results of operations.

Our business could be materially and adversely affected by the tensions in international trade such as the one between the United States and China in recent years. Changes to international trade policies could adversely affect the global economic conditions. In addition, geopolitical tensions between the United States and China have escalated due to, among other things, trade disputes, the COVID-19 outbreak, sanctions imposed by the U.S. Department of Treasury, and the executive orders issued by the U.S. government that may prohibit transactions with certain selected Chinese companies as well as their products and services. Rising political tensions could reduce levels of trades, investments, technological exchanges, and other economic activities between the two major economies. Such tensions involving China, and any escalation thereof, may negatively affect trading and business environments, which may, in turn, adversely impacting our business, financial condition and results of operations.

After the consummation of the Business Combination, PubCo will rely on dividends and other distributions on equity paid by its PRC subsidiaries to fund any cash and financing requirements PubCo may have, and any limitation on the ability of our PRC subsidiaries to make payments to PubCo could have a material adverse effect on its ability to conduct its business.

PubCo is a Cayman Islands holding company with no material operation of its own. After the consummation of the Business Combination, PubCo will rely on dividends and other distributions on equity paid by its PRC subsidiaries for cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to its shareholders and service any debt PubCo may incur. To the extent its cash or assets in the business are in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of PubCo or its subsidiaries to transfer cash or assets. Assuming the consummation of the Business Combination, current PRC regulations permit PubCo’s PRC subsidiaries to pay dividends to PubCo only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with Chinese accounting standards and regulations. In addition, after the consummation of the Business Combination, PubCo’s PRC subsidiaries are required to set aside at least 10% of its accumulated profits each year, after making up previous years’ accumulated losses, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. For a detailed discussion of applicable PRC regulations governing distribution of dividends, see “Regulations Applicable to Scage International’s Business—Regulations Relating to Dividend Distributions.” As a result of these laws, rules and regulations, after the consummation of the Business Combination, PubCo’s PRC subsidiaries are restricted in their ability to transfer a portion of their respective net assets to their shareholders as dividends.

While there are currently no such restrictions on foreign exchange and PubCo’s ability to transfer cash or assets between VVS International Limited and Scage (Hong Kong) Limited, assuming the consummation of the Business Combination, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future were to become applicable to Scage (Hong Kong) Limited in the future, and to the extent PubCo’s cash or assets are in Hong Kong or a Hong Kong entity, such funds or assets may not be available due to interventions in or the imposition of restrictions and limitations on PubCo’s ability to transfer funds or assets by the PRC government. Furthermore, we cannot assure you that the PRC government will not intervene or impose restrictions on PubCo and its subsidiaries to transfer or distribute cash within the organization, which could result in an inability of or prohibition on making transfers or distributions to entities outside of mainland China and Hong Kong.

Furthermore, after the consummation of the Business Combination, if PubCo’s PRC subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may affect their ability to pay dividends or make other distributions to PubCo. Any limitation on the ability of PubCo’s PRC subsidiaries to pay dividends or make other distributions to PubCo could materially and adversely limit its ability to grow, make investments or acquisitions that could be beneficial to PubCo’s business, pay dividends, or otherwise fund and conduct its business.

The Enterprise Income Tax Law enacted by the National People’s Congress, which became effective on January 1, 2008, and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are tax resident. See “—If Scage International and/or PubCo are classified as PRC resident enterprises for PRC income tax purposes, such classification could result in unfavorable tax consequences to Scage International, PubCo and their non-PRC shareholders or warrant holders.”

After the consummation of the Business Combination, any restriction on currency exchange may limit the ability of PubCo’s PRC subsidiaries to use their Renminbi revenues to pay dividends to PubCo. The PRC government may continue to strengthen its capital controls or management and PRC subsidiaries’ dividends and other distributions to PubCo after the consummation of the Business Combination may be subject to tightened scrutiny in the future. Any limitation on the ability of PubCo’s PRC subsidiaries to pay dividends or make other distributions to PubCo after the consummation of the Business Combination could materially and adversely limit its ability to grow, make investments or acquisitions that could be beneficial to its business, pay dividends, or otherwise fund and conduct its business.

Restrictions on the remittance of Renminbi into and out of China and governmental regulation over currency conversion may limit PubCo’s ability to pay dividends and other obligations after the consummation of the Business Combination and affect the value of your investment.

Conversion of Renminbi into foreign currencies and the remittance of funds out of China shall be made in compliance with relevant PRC laws and regulations. PubCo and its PRC subsidiaries after the consummation of the Business Combination receive substantially all of their revenue in Renminbi. Under PubCo’s corporate structure assuming the consummation of the Business Combination, its income will be primarily derived from dividend payments from its PRC subsidiaries. PubCo may convert a portion of its revenue into other currencies to meet its foreign currency obligations, such as payments of dividends declared in respect of PubCo ADSs or PubCo Ordinary Shares, if any. Shortages in the availability of foreign currency may restrict the ability of PubCo’s PRC subsidiaries to remit sufficient foreign currency to pay dividends or other payments to PubCo, or otherwise satisfy their foreign currency-denominated obligations, after the consummation of the Business Combination.

Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments, and trade and service-related foreign exchange transactions, can be made in foreign currencies without the prior approval of the Administration of Foreign Exchange of (the “SAFE”) by complying with certain procedural requirements. However, approval from or registration or filings with competent government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC foreign exchange regulations may evolve in the future. We cannot assure you that new regulations will not be promulgated in the future that would have effect on the remittance of Renminbi into or out of China. If PubCo cannot obtain sufficient foreign currencies to satisfy its foreign currency needs after the consummation of the Business Combination, PubCo may not be able to pay dividends in foreign currencies to its shareholders.

China’s M&A Rules and certain other PRC regulations establish procedures for certain acquisitions of PRC companies by foreign investors, which could make it difficult for PubCo to pursue growth through acquisitions in China after the consummation of the Business Combination.

The M&A Rules and some other regulations and rules concerning mergers and acquisitions established procedures and requirements for acquisition of Chinese companies by foreign investors, including requirements in some instances that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-monopoly Law promulgated by the SCNPC requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by the anti-monopoly enforcement agency before they can be completed. In addition, the Measures for the Security Review of Foreign Investment promulgated by the NDRC and MOFCOM in December 2020 specify that foreign investments in military, national defense-related areas or in locations in proximity to military facilities, or foreign investments that would result in acquiring the de facto control over domestic enterprises in certain key sectors, such as critical agricultural products, energy and resources, equipment manufacturing, infrastructure, transport, cultural products and services, information technology, internet products and services, financial services and technology sectors, are required to obtain approval from designated government authorities in advance.

In the future and after the consummation of the Business Combination, PubCo may pursue potential strategic acquisitions that are complementary to its business. Complying with the requirements of the above-mentioned regulations and other rules to complete such transactions could be time-consuming, and any required approval processes may delay or inhibit our ability to complete such transactions, which could affect PubCo’s ability to expand business or maintain market share. Furthermore, there is a possibility that the PRC regulators may promulgate new rules or explanations requiring that PubCo obtain the approval of MOFCOM or other PRC government authorities for its mergers and acquisitions. We cannot assure you that PubCo can obtain such approval from MOFCOM or any other relevant PRC government authorities for its mergers and acquisitions. Any non-compliance with such approval requirements could have a material adverse effect on PubCo’s business, results of operations and corporate structure following the consummation of the Business Combination.

PRC regulations of loans to and direct investment in PRC entities by offshore holding companies and legal requirements and procedures of currency conversion may delay or prevent Scage International, and PubCo following the consummation of the Business Combination, from using proceeds from offshore fund-raising activities, to make loans or additional capital contributions to the PRC Subsidiaries, which could materially and adversely affect the liquidity of Scage International and PubCo, as well as Scage International’s ability to fund and expand its business.

Any funds Scage International transfers to the PRC Subsidiaries, either as shareholder loans or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on FIEs in China, capital contributions to the PRC Subsidiaries are subject to the information report requirement with MOFCOM or their respective local branches and registration with a local bank authorized by State Administration of Foreign Exchange (“SAFE”). In addition, any foreign loan procured by the PRC Subsidiaries cannot exceed statutory limits and is required to be registered with SAFE or the NDRC if the term of the loan exceeds one year, or their respective local branches.

SAFE promulgated the Circular on Reforming of the Management Method of the Settlement of Foreign Currency Capital of Foreign-Invested Enterprises (the “SAFE Circular 19”), effective from June 2015, in replacement of a former regulation. According to SAFE Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of bank loans that have been transferred to a third party. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within China, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether SAFE will permit such capital to be used for equity investments in China in actual practice. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account (the “SAFE Circular 16”), effective from June 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. The SAFE Circular 19 and SAFE Circular 16 regulate Scage International’s and PubCo’s transfer of any foreign currency they hold after the completion of the Business Combination, including proceeds of PubCo’s offshore fund-raising activities, to the PRC Subsidiaries, which may adversely affect PubCo’s liquidity and its ability to fund and expand business in China. On October 23, 2019, the SAFE promulgated the Circular of Further Facilitating Cross-border Trade and Investment (the “SAFE Circular 28”) which, among other things, allows all foreign-invested companies to use Renminbi converted from foreign currency-denominated capital for equity investments in China, as long as the equity investment is genuine, does not violate applicable laws, and complies with the negative list on foreign investment. On April 10, 2020, SAFE promulgated the Circular on Optimizing Administration of Foreign Exchange to Support the Development of Foreign-related Business (the “SAFE Circular 8”), under which eligible enterprises are allowed to make domestic payments by using their capital funds, foreign loans and the income under capital accounts of overseas listing without providing the evidentiary materials concerning authenticity of each expenditure in advance, provided that their capital use shall be authentic and conforms to the prevailing administrative regulations on the use of income under capital accounts. Since the SAFE Circular 28 and SAFE Circular 8 are newly promulgated, the implementation of these regulations may be evolving and subject to change.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that Scage International or PubCo will be able to complete the necessary government registrations or obtain the necessary government approvals according to applicable PRC laws and regulations on a timely basis, or at all, with respect to future loans by Scage International or PubCo to PRC Subsidiaries or with respect to future capital contributions by Scage International or PubCo to the PRC Subsidiaries. If Scage International, PubCo or their offshore subsidiaries fail to complete such registrations, Scage International’s ability to use the proceeds of securities offering, and to capitalize its PRC operations may be negatively affected, which could adversely affect PubCo’s liquidity and Scage International’s ability to fund and expand its business.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or PRC Subsidiaries to liability or penalties, limit our ability to inject capital into PRC Subsidiaries, limit PRC Subsidiaries’ ability to increase their registered capital or distribute profits to Scage International, or may otherwise adversely affect Scage International.

SAFE promulgated the SAFE Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles (the “SAFE Circular 37”) in July 2014. SAFE Circular 37 requires PRC residents (including PRC individuals, PRC corporate entities and foreign individuals that are deemed as PRC residents for foreign exchange administration purpose) to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests. On February 13, 2015, SAFE issued Circular on Further Simplifying and Improving the Foreign Exchange Management Policy on Direct Investment (the “SAFE Circular 13”), effective on June 1, 2015, pursuant to which the power to accept SAFE registration was delegated from local SAFE to local qualified banks where the assets or interest in the domestic enterprise was located. In addition, its PRC individual shareholders must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions.

If any of Scage International’s and, following the consummation of the Business Combination, PubCo’s shareholders who are PRC residents do not complete their registration with the local SAFE branches, the PRC Subsidiaries may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to Scage International and PubCo, and we may be restricted in our ability to contribute additional capital to PRC Subsidiaries. Moreover, failure to comply with the SAFE registration requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions. In addition, Scage International’s and, following the consummation of the Business Combination, PubCo’s shareholders who are PRC entities shall complete their overseas direct investment filings according to applicable laws and regulations regarding the overseas direct investment by PRC entities, including filings with MOFCOM, the NDRC, or their local branches based on the investment amount, invested industry or other factors thereof.

Scage International has requested that its current shareholders and beneficial owners who, to its knowledge, are PRC residents complete the foreign exchange registrations and that those who, to its knowledge, are PRC enterprises comply with outbound investment related regulations. However, Scage International and PubCo may not be fully aware of the identities of beneficial owners who are PRC residents. Scage International does not have control over its beneficial owners and cannot guarantee that all of its beneficial owners who are PRC residents will comply with the requirements under Circular 37 or related SAFE rules, or other outbound investment related regulations. Failure by such shareholders or beneficial owners to comply with such regulations, or failure by Scage International to amend the foreign exchange registrations of PRC Subsidiaries, could subject Scage International to fines or penalties, restrict its overseas or cross-border investment activities, limit the ability of PRC Subsidiaries to make distributions or pay dividends to Scage International or affect its ownership structure, which could adversely affect Scage International’s and PubCo’s business and prospects.

If we fail to comply with PRC regulations regarding the registration requirements for employee stock ownership plans or share option plans, the PRC plan participants or we could be subject to fines and other legal or administrative penalties.

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company (the “SAFE Circular 7”). Pursuant to SAFE Circular 7, directors, supervisors, senior management and other employees participating in any stock incentive plan of an overseas publicly listed company who are PRC citizens or who are non-PRC citizens residing in China for a continuous period of not less than one year, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiary of such overseas-listed company, and complete certain other procedures, unless certain exceptions are available. In addition, an overseas-entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. Scage International, PubCo and our executive officers and other employees who are PRC citizens or non-PRC citizens living in China for a continuous period of not less than one year that are granted options going forward will be subject to these regulations as our company becomes an overseas-listed company. Failure to complete SAFE registrations may subject them to fines of up to RMB50,000 for individuals and may also limit our ability to contribute additional capital into PRC Subsidiaries and their ability to distribute dividends to us. The SAFE regulations may evolve, which may restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law. See “Regulations Applicable to Scage International’s Business—Regulations Relating to Foreign Exchange Registration of Overseas Investment by PRC Residents.”

In addition, the Ministry of Finance and the State Administration of Taxation (the “SAT”) have issued certain circulars concerning employee share options and restricted shares. Under these circulars, our employees working in China who exercise share options or are granted restricted shares will be subject to PRC individual income tax. The PRC Subsidiaries have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options or are granted restricted share. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face fines or penalties imposed by the tax authorities or other PRC government authorities.

If Scage International and/or PubCo are classified as PRC resident enterprises for PRC income tax purposes, such classification could result in unfavorable tax consequences to Scage International, PubCo and their non-PRC shareholders or warrant holders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within China is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the SAT issued the Circular Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (the “SAT Circular 82”) (certain articles of which were repealed by the SAT on December 29, 2017), which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners like Scage International or PubCo, the criteria set forth in the circular may reflect SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (1) the primary location of the day-to-day operational management is in China; (2) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in China; (3) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in China; and (4) at least 50% of voting board members or senior executives habitually reside in China.

The tax resident status of an enterprise is subject to applicable PRC laws and regulations, and the interpretation of the term “de facto management body” may be subject to adjustment in the future. If Scage International, PubCo or any of their subsidiaries outside of China is deemed as a PRC resident enterprise for enterprise income tax purposes, Scage International and PubCo could be subject to PRC tax at a rate of 25% on their worldwide income, which could materially reduce their net income, and they will be required to comply with PRC enterprise income tax reporting obligations. In addition, non-resident enterprise shareholders (including the holders of PubCo’s securities) may be subject to PRC tax at a rate of 10% on gains realized on the sale or other disposition of PubCo’s securities, if such income is treated as sourced from within China. Furthermore, if PubCo is deemed a PRC resident enterprise, dividends payable to its non-PRC individual shareholders (including its securities holders) and any gain realized on the transfer of PubCo’s securities by such shareholders may be subject to PRC tax at a rate of 10% in the case of non-PRC enterprises or a rate of 20% in the case of non-PRC individuals unless a reduced rate is available under an applicable tax treaty. It is unclear whether non-PRC shareholders of PubCo following the consummation of the Business Combination would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that PubCo is treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in PubCo’s securities.

Furthermore, taxation laws, rules and regulations may evolve, which may impose stricter tax requirements or higher tax rates on Scage International and PubCo. Any of such changes could materially and adversely affect our business, financial condition and results of operations.

Scage International’s, and following the consummation of the Business Combination, PubCo’s shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the State Administration of Taxation issued the Circular on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises (“Circular 7”), which replaced or supplemented certain previous rules under the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises (the “Circular 698”), issued by the State Administration of Taxation on December 10, 2009. Circular 7 sets out a wider scope of indirect transfer of PRC assets that might be subject to PRC enterprise income tax. Circular 7 also includes detailed guidelines regarding when such indirect transfer is considered to lack a bona fide commercial purpose and thus regarded as avoiding PRC tax. On October 17, 2017, the SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises (the “SAT Circular 37”), which came into effect on December 1, 2017 and was amended on June 15, 2018. SAT Circular 37 further clarifies the practices and procedures for withholding non-resident enterprise income tax.

The conditional reporting obligation of the non-PRC investor under Circular 698 is replaced by a voluntary reporting by the transferor, the transferee or the underlying PRC resident enterprise transferred. Using a “substance over form” principle, PRC tax authorities may disregard the existence of the overseas holding company if the company lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, currently at a rate of 10%, and the transferee has an obligation to withhold tax from the sale proceeds.

Gains from the sale of shares by investors through a public stock exchange are not subject to the PRC enterprise income tax pursuant to Circular 7 where such shares were acquired in a transaction through a public stock exchange.

The application of Circular 7 and the SAT Circular 37 shall be determined in accordance with the laws and regulations in force at the time. PRC tax authorities may determine that Circular 7 and the SAT Circular 37 are applicable to offshore restructuring transactions or sale of the shares of offshore subsidiaries where non-resident enterprises, as the transferors, were involved. PRC tax authorities may pursue such non-resident enterprises with respect to a filing regarding the transactions and request the PRC Subsidiaries to assist in the filing.

As a result, Scage International’s and following the consummation of the Business Combination, PubCo’s non-resident subsidiaries in such transactions may risk being subject to filing obligations or being taxed under Circular 7 and the SAT Circular 37, unless it can be justified that the transactions are of reasonable business purposes such as group restructuring or other allowed circumstances. Practically, there has been no major transaction of similar nature challenged by the PRC tax authorities. However, given the increasingly tightened tax administration in China, Scage International and PubCo cannot assure you that there is no tax reporting or settlement risk for such transactions.

The custodians or authorized users of Nanjing Scage’s controlling non-tangible assets, including chops and seals, may fail to fulfill their responsibilities or misappropriate or misuse these assets.

Under PRC laws, legal documents for corporate transactions are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant branch of the State Administration for Market Regulation (the “SAMR”). Although Nanjing Scage usually utilizes chops to enter into contracts, the designated legal representatives of PRC Subsidiaries have the apparent authority to enter into binding contracts on behalf of these entities without chops. In order to maintain the physical security of Nanjing Scage’s chops, Nanjing Scage generally has them stored in secure locations accessible only to authorized employees. Although Nanjing Scage monitors such authorized employees, the procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that Nanjing Scage’s employees could abuse their authority, for instance, by entering into a contract not approved by Nanjing Scage, or seeking to gain control of any of the PRC Subsidiaries. If any employee obtains, misuses or misappropriates corporate chops and seals or other controlling non-tangible assets for whatever reason, the business operations of the relevant entities could be disrupted. Nanjing Scage may have to take corporate or legal action to seek the return of the chops, apply for new chops with the relevant authorities, or otherwise seek legal redress for the violation of the representative’s fiduciary duties against Nanjing Scage, which could involve significant time and resources to resolve and divert management attention from business operations. In addition, the affected entity may not be able to recover corporate assets that are sold or transferred out of Nanjing Scage’s control in the event of such a misappropriation if a transferee relies on the apparent authority of the representative and acts in good faith.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the value of your investment.

The conversion of Renminbi into foreign currencies, including the U.S. dollar, is based on rates set by the People’s Bank of China. The Renminbi has fluctuated against the U.S. dollar and other currencies, at times significantly and unpredictably. The value of Renminbi against the U.S. dollar and other currencies is affected by changes in global political and economic conditions and by China’s foreign exchange regulations, among other things. We cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar and other currencies in the future. It is difficult to predict how market forces or PRC, or U.S. government policy may impact the exchange rate between Renminbi and U.S. dollar in the future.

Any significant appreciation or depreciation of Renminbi may materially and adversely affect Scage International’s or PubCo’s revenues, earnings and financial position, and the value of, and any dividends payable on, PubCo’s securities in U.S. dollars. For instance, to the extent that Scage International or PubCo needs to convert U.S. dollars it receives into Renminbi to pay its operating expenses, appreciation of Renminbi against the U.S. dollar would have an adverse effect on the RMB amount it would receive from the conversion. Conversely, a significant depreciation of Renminbi against the U.S. dollar may significantly reduce the U.S. dollar equivalent of Scage International’s or PubCo’s earnings, which in turn could adversely affect the price of PubCo’s securities.

Very limited hedging options are available for Scage International and PubCo to reduce their exposure to exchange rate fluctuations at reasonable costs. As of the date of this proxy statement/prospectus, neither Scage International nor PubCo has entered into any hedging transactions in an effort to reduce its exposure to foreign currency exchange risk. While Scage International and PubCo may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and Scage International and PubCo may not be able to adequately hedge exposure, or at all. In addition, Scage International’s or PubCo’s currency exchange losses may be magnified by PRC regulations over currency conversions, which may restrict its ability to convert Renminbi into foreign currency.

The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may adversely affect our business and results of operations. Failure to make adequate contributions to employee benefit plans as required by PRC regulations may subject us to penalties.

The Standing Committee of the National People’s Congress enacted the Labor Contract Law in 2008, and amended it on December 28, 2012. The Labor Contract Law introduced specific provisions related to fixed-term employment contracts, part-time employment, probationary periods, consultation with labor unions and employee assemblies, employment without a written contract, dismissal of employees, severance, and collective bargaining to enhance previous PRC labor laws.

Under the Labor Contract Law, an employer must sign a labor contract of unlimited term with any employee who has worked for the employer for ten consecutive years. Furthermore, if an employee requests or agrees to renew a fixed-term labor contract that has already been entered into twice consecutively, the resulting contract, with certain exceptions, must have an unlimited term, subject to certain exceptions.

With certain exceptions, an employer must pay severance to an employee where a labor contract is terminated or expires. In addition, PRC governmental authorities have introduced various new labor-related regulations since the effectiveness of the Labor Contract Law. Under the PRC Social Insurance Law and the Administrative Measures on Housing Fund, employees must participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance, and housing funds. Employers must apply for social insurance registration and open housing fund accounts for the employees and are required, together with their employees or separately, to pay the social insurance premiums and housing funds for their employees.

Certain of the PubCo’s PRC Subsidiaries have not made full contributions to social security insurance plans and housing provident fund for our employees in compliance with the relevant PRC regulations. As a result, we may be required to make up the contributions for these plans as well as to pay late fees and fines.

As the interpretation and implementation of these regulations are evolving, employment practices of the PubCo’s PRC Subsidiaries may not be at all times deemed in compliance with the regulations. As a result, these entities could be subject to penalties or incur significant liabilities in connection with labor disputes or investigations.

Risks Related to the Business Combination and Finnovate

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to Finnovate prior to the consummation of the Business Combination and PubCo following the consummation of the Business Combination.

The consummation of the Business Combination is subject to a number of conditions, and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Business Combination Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Any of the conditions to a party’s obligation to consummate the Business Combination set forth in the Business Combination Agreement may be waived, if legally permitted, by such party. Those conditions include, but are not limited to: the approval of the Business Combination Agreement and the transactions contemplated thereby, the adoption of PubCo’s amended and restated memorandum and articles of association, the appointment of the members of the PubCo’s board of directors after the Closing and other related matters by the requisite vote of Finnovate’s shareholders, as well as receipt of requisite regulatory approval, absence of orders prohibiting completion of the Business Combination, effectiveness of the registration statement of which this proxy statement/prospectus is a part, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Business Combination Agreement) and the performance by both parties of their covenants and agreements. These conditions to the closing of the Business Combination may not be fulfilled in a timely manner or at all, and, accordingly, the closing of the Business Combination may be significantly delayed or not occur at all. In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after shareholder approval, or Finnovate or Scage International may elect to terminate the Business Combination Agreement in certain other circumstances.

The Sponsor controls a substantial interest in Finnovate and thus may exert a substantial influence as to whether the proposals presented at the Meeting, including the Business Combination Proposal, are approved, potentially in a manner that public shareholders do not support.

The Sponsor owns approximately 79.5% of the total issued and outstanding Finnovate Ordinary Shares and have right to vote on all of the proposals presented to Finnovate’s shareholders at the Meeting. In addition, until the consummation of the Business Combination or another initial business combination, only holders of Class B Ordinary Shares may vote to appoint or remove directors. Accordingly, Finnovate’s Initial Shareholders may exert a substantial influence on the outcome of the proposals presented at the Meeting, including the proposal to approve the Business Combination, potentially in a manner that is not supported by some or all of the Finnovate Public Shareholders. If the Initial Shareholders purchase Finnovate Class A Ordinary Shares prior to the Record Date for the Meeting, this would increase their control. None of Finnovate’s Initial Shareholders, officers or directors have any commitments or agreements to purchase additional Finnovate securities or, to Finnovate’s knowledge, has any current intention to purchase additional securities. Additionally, is likely that all of Finnovate’s current directors will continue in office until the consummation of the Business Combination (which they have agreed to do pursuant to the Insider Letter Agreement), unless any such director resigns or is removed or replaced by the holders of Finnovate’s Class B Ordinary Shares. Accordingly, the Sponsor will continue to exert a substantial influence at least until the consummation of the Business Combination.

Since the Sponsor, Finnovate’s directors and officers and Scage International’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of Finnovate’s shareholders and Scage International’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with Scage International is appropriate as Finnovate’s initial business combination. Such interests include that the Sponsor will lose its entire investment in Finnovate if the Business Combination is not completed.

When you consider the recommendation of the Finnovate Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor, Finnovate’s directors and officers and Scage International’s directors and officers have interests in such proposal that are different from, or in addition to, those of Finnovate’s security holders and Scage International’s shareholders generally. These interests include, among other things:

•        If the Business Combination with Scage International or another business combination is not consummated by May 8, 2025 (unless extended by Finnovate’s shareholders), Finnovate will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Finnovate Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the 4,312,500 Founder Shares held by Finnovate’s Initial Shareholders and its affiliates, including any directors and officers, would be worthless because Finnovate’s Initial Shareholders are not entitled to participate in any redemption or distribution with respect to such shares (although the Founder Shares have certain rights that differ from the rights of holders of the Finnovate Public Shares, the aggregate value of such shares is estimated to be approximately US$50.1 million, assuming the per share value of the shares is the same as the US$11.62 closing price of the Finnovate Public Shares on the Nasdaq on November 11, 2024, despite having been purchased for an aggregate of US$25,000). As a result, Finnovate’s Initial Shareholders are likely to be able to recoup their investment in Finnovate and make a substantial profit on that investment, even if PubCo Ordinary Shares have lost significant value. This means that Finnovate’s Initial Shareholders could earn a positive rate of return on their investment, even if Finnovate Public Shareholders experience a negative rate of return in the post-business combination company.

•        The Sponsor purchased an aggregate of 8,243,038 Private Warrants for an aggregate amount of US$8,243,038 simultaneously with the consummation of the Finnovate IPO. Although such securities have certain rights that differ from the rights of holders of the Public Warrants, the Private Warrants had an aggregate market value of approximately US$156,617 based upon the closing price of Finnovate’s Public Warrants of US$0.019 per warrant on Nasdaq as of November 11, 2024. If Finnovate is unable to complete a business combination by May 8, 2025 (unless extended by Finnovate’s shareholders), the Private Warrants will expire worthless and the Sponsor will be unable to recoup its investment in Finnovate.

•        The fact that, if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination on or prior to the Articles Extension Date, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below US$10.20 per Finnovate Public Share, or such lesser per Finnovate Public Share amount as is in the Trust Account on the liquidation date, from the claims of prospective target businesses with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement or claims of any third party for services rendered or products sold to us, but only if such a third party or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

•        The Sponsor Parties will lose their entire investment (and potentially any loans or expenses fronted by the Sponsor and its affiliates and permitted transferees) in Finnovate if Finnovate does not complete a business combination by May 8, 2025 (unless extended by Finnovate’s shareholders). The Sponsor Parties’ investment in the Company consists of 4,299,375 Founder Shares for an aggregate of $25,000 (or $0.006 per share). Additionally, the Sponsor and its affiliates have provided loans to Finnovate in exchange for (i) the June 2023 Note in connection with the Extension Amendment, the (ii) the November 2023 Note for working capital needs, (iii) the May 2024 Note in connection with the Second Extension Amendment, in an aggregate amount of up to $2,925,000 (of which an aggregate of approximately US$2.5 million is outstanding as of November 11, 2024) and (iv) the November 2024 Note in connection with the Third Extension Amendment, in an aggregate amount of up to US$259,588 (of which an aggregate of approximately US$0 is outstanding as of November 15, 2024). Additionally, the Sponsor Parties have accrued an aggregate of $85,100 reimbursable expenses through the Administrative Services Agreement, as of November 11, 2024. In the event that the Company does not complete an initial business combination by May 8, 2025 (unless extended by Finnovate’s shareholders), the Sponsor Parties may lose their entire investment in Finnovate.

•        Finnovate’s Initial Shareholders, including its officers and directors and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Finnovate’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Finnovate fails to consummate a business combination within the required time period under its organizational documents, these persons will not have any claim against the Trust Account for reimbursement. Accordingly, Finnovate may not be able to reimburse these expenses if the Business Combination with Scage International or another business combination is not completed by May 8, 2025 (unless extended by Finnovate’s shareholders).

•        Finnovate’s existing directors and officers will be eligible for continued indemnification and continued coverage under Finnovate’s directors’ and officers’ liability insurance after the Business Combination and pursuant to the Business Combination Agreement.

•        The anticipated election of Mr. Calvin Kung, Chairman and CEO of Finnovate as a director of PubCo after the consummation of the Business Combination. As such, in the future, Mr. Kung will receive any cash fees, stock options or stock awards that the PubCo Board determines to pay to its directors.

•        The fact that the following individuals have a material interest in the Sponsor, which represent indirect interests in the following securities:

Name of Person	Founder Shares	Private Warrants
Jemapellehelene Holding Limited (beneficially owned by Nan Shen)	497,452	1,503,723

The Sponsor is controlled by its general partner, Sunorange Limited, and Mr. Kung and Mr. Wong serve as the sole directors of Sunorange Limited. Sunorange Limited has voting and dispositive power over 3,557,813 Finnovate Class B Ordinary Shares and 6,160,000 Finnovate Private Warrants. Mr. Kung has an indirect economic interest in 25,000 Finnovate Class A Ordinary Shares through the Sponsor. Mr. Wong has an indirect economic interest in 226,153 Finnovate Class A Ordinary Shares through his partnership interests in the Sponsor, of which 15,000 Class A Ordinary Shares are attributed to Mr. Wong in his personal capacity as a limited partner and 211,153 Class A Ordinary Shares are attributed to Sun Tone Limited, for which Mr. Wong is sole owner and director. As general partner of the Sponsor, Sunorange coordinates and authorizes the Sponsor’s financing arrangements with Finnovate, including all loans provided to Finnovate. It has also contributed significant capital at risk as lender to Finnovate of approximately $2.2 million under the June 2023 Note, the November 2023 Note and the November 2024 Note, as described above.

In addition, Scage International and its officers and directors have financial interests that are different from, or in addition to, the interests of Scage International’s shareholders:

•        On January 26, 2024, we issued the January 2024 Promissory Note in the aggregate principal amount of up to $1,500,000 to Scage International for our working capital needs. The January 2024 Promissory Note does not bear interest and matures upon the earlier of the closing of our initial business combination and our liquidation. As of October 31, 2024, we had US$306,520 outstanding under the January 2024 Promissory Note. If the Business Combination is not consummated, the January 2024 Promissory Note may not be repaid to Scage International, in whole or in part. Thus, Scage International and its officers and directors will benefit from the completion of the Business Combination and may be incentivized to complete the Business Combination to recoup its loan, even though it may not be in the best interests of Scage International’s shareholders.

•        The anticipated continuation of three of Scage International’s existing directors, Mr. Chao Gao, Mr. Yuanchi Guo and Mr. Ziqian Guan, as directors of PubCo, and the anticipated continuation of Ms. Yu Xiang, the chief financial officer of Scage International as the chief financial officer of PubCo, may entitle such directors and officer to receive cash fees, stock options, stock awards or other remuneration that the PubCo Board determines to pay them for their service as directors and officer.

•        Mr. Chao Gao (by himself and by virtue of an acting-in-concert agreement), Mr. Yuanchi Guo and Mr. Ziqian Guan will beneficially own 45,441,182, 3,903,900 and 3,123,110 PubCo Ordinary Shares upon the consummation of the Business Combination, respectively, assuming the No Redemption scenario, holding 62.4%, 5.4% and 4.3% of all voting power of PubCo, respectively.

•        The current directors and executive officers of Scage International beneficially own 67.3% of all issued and outstanding share capital of Scage International as of the date of this prospectus, and upon the consummation of the Business Combination, such shares will be converted to 45,441,182 PubCo Ordinary Shares in the form of the ADSs, representing 62.4% of all voting power of PubCo.

The foregoing interests present a risk that the Sponsor Parties and Finnovate’s officers and directors may be incentivized to complete a business combination with a less favorable target company or on terms less favorable to the Public Shareholders rather than to liquidate, in which case the Sponsor would lose its entire investment. As a result, the Sponsor Parties and Finnovate’s officers and directors may have a conflict of interest in determining whether Scage International is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination.

The existence of personal and financial interests of one or more of Finnovate’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Finnovate and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the Proposals. For additional information on the interests and relationships of the Sponsor, Initial Shareholders, directors and officers in the Business Combination see the sections titled “Summary of the proxy statement/prospectus—Interests of Finnovate’s Directors and Officers in the Business Combination,” “The Business Combination Proposal—Interests of Finnovate’s Sponsor, Directors and Officers and Others in the Business Combination,” “Certain Other Benefits in the Business Combination,” “Certain Relationships and Related Party Transactions” and “Beneficial Ownership of Securities.”

The Finnovate Articles include a waiver of business opportunities, which would otherwise require directors and officers to offer business opportunities of which they become aware to Finnovate. Consequently, under the Finnovate Articles, Finnovate’s directors and officers are not obligated to introduce to Finnovate business opportunities of which they became aware in which Finnovate may have had an interest, but could offer such business opportunities to others or pursue them for their own benefit.

Nonetheless, the personal and financial interests of Finnovate’s directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. The different timelines of competing business combinations could cause Finnovate’s directors and officers to prioritize a different business combination over finding a suitable acquisition target for its business combination. Consequently, Finnovate’s directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in Finnovate’s shareholders’ best interest, which could negatively impact the timing for a business combination. Finnovate is not aware of any such conflicts of interest and does not believe that any such conflicts of interest have impacted its search for an acquisition target.

If a corporation waives the corporate opportunity doctrine, a director or officer of the corporation has an inherent conflict of interest in deciding whether to present a particular business opportunity to that or any other corporation on whose board such individual serves or to pursue it for such individual’s own personal interests. Finnovate is not aware of any officer or director of Finnovate that was required to forego presenting any opportunity to acquire a target business to Finnovate as a result of a pre-existing fiduciary contractual obligation and, to Finnovate’s knowledge, the waiver of the business opportunities doctrine in the Finnovate Articles did not impact Finnovate’s search for an acquisition target.

The personal and financial interests of the Sponsor as well as Finnovate’s directors and officers may have influenced their motivation in identifying and selecting Scage International a business combination target, completing an initial business combination with Scage International, and influencing the operation of the business following the initial business combination. In considering the recommendations of Finnovate’s board of directors to vote for the proposals, its shareholders should consider these interests.

The Sponsor Parties paid nominal consideration for the Founder Shares they hold. As a result, the Sponsor Parties may make a substantial profit if the Business Combination is consummated, even if the shares held by Finnovate’s Public Shareholders lose substantial value. For this reason, the Sponsor Parties may have a strong economic incentive to approve and complete the Business Combination, even if the Business Combination arguably may not be in the best interests of Finnovate’s Public Shareholders.

The Sponsor Parties will lose their entire investment (and potentially any loans or expenses fronted by the Sponsor and its affiliates and permitted transferees) in Finnovate if Finnovate does not complete a business combination by May 8, 2025 (unless extended by Finnovate’s shareholders). The Sponsor Parties’ investment in the Company consists of 4,299,375 Founder Shares for an aggregate of $25,000 (or $0.006 per share). Additionally, the Sponsor and its affiliates have provided loans to Finnovate in exchange for (i) the June 2023 Note in connection with the Extension Amendment, the (ii) the November 2023 Note for working capital needs, and (iii) the May 2024 Note in connection with the Second Extension Amendment, in an aggregate amount of up to $2,925,000 (of which an aggregate of approximately US$2.5 million is outstanding as of November 11, 2024). Additionally, the Sponsor Parties have accrued an aggregate of $85,100 reimbursable expenses through the Administrative Services Agreement, as of November 11, 2024. In the event that the Company does not complete an initial business combination by May 8, 2025 (unless extended by Finnovate’s shareholders), the Sponsor Parties may lose their entire investment in Finnovate.

The Sponsor Parties have invested in Finnovate an aggregate of US$8,268,038, comprised of the $25,000 purchase price for the Founder Shares and the $8,243,038 purchase price for the Private Warrants. Assuming a trading price of $10.00 per share of PubCo upon consummation of the Business Combination, the 4,299,375 PubCo Common Shares held by the Sponsor Parties following the Closing would have an aggregate implied value of approximately $43 million at that time. Even if the trading price of the PubCo Common Shares were as low as approximately $1.92 per share, the value of such PubCo Common Shares would be equal to the Sponsor Parties’ initial investment in Finnovate. If the Business Combination is not completed, however, and if Finnovate is forced to liquidate, the Sponsor Parties will lose their entire investment in Finnovate. As a result, the Sponsor Parties are likely to be able to recoup their investment in Finnovate and make a substantial profit on that investment, even if the Public Shares have lost significant value.

For the foregoing reasons, you should consider the financial incentives that Finnovate’s independent directors may have to approve and complete the Business Combination when evaluating whether vote for the Business Combination Proposal and other proposals, as well as when considering whether to redeem your Public Shares prior to or in connection with the Business Combination.

The exercise of Finnovate’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Finnovate’s shareholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require Finnovate to agree to amend the Business Combination Agreement, to consent to certain actions taken by Scage International or to waive rights that Finnovate is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Scage International’s business or a request by Scage International to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement. In any of such circumstances, it would be at Finnovate’s discretion to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors or officers described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) or officers(s) between what he, she or they may believe is best for Finnovate and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action.

Finnovate and Scage International will incur significant transaction and transition costs in connection with the Business Combination.

Finnovate and Scage International have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. Finnovate and Scage International may also incur additional costs to retain key employees.

These expenses will reduce the amount of cash available to be used for other corporate purposes by Scage International if the Business Combination is completed or by Finnovate if the Business Combination is not completed. If the Business Combination is not consummated, Finnovate may not have sufficient funds to seek an alternative business combination and may be forced to liquidate and dissolve.

Subsequent to the consummation of the Business Combination, PubCo may be exposed to unknown or contingent liabilities and may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause Finnovate shareholders to lose some or all of your investment.

Although Finnovate has conducted due diligence on Scage International, Finnovate cannot assure Finnovate Public Shareholders that this diligence revealed all material issues that may be present in Scage International’s businesses, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Finnovate’s or Scage International’s control will not later arise. As a result, PubCo may be forced to later write down or write off assets, restructure PubCo’s operations, or incur impairment or other charges that could result in losses. Even if the due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Finnovate’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on Finnovate’s or PubCo’s liquidity, the fact that Finnovate or PubCo reports charges of this nature could contribute to negative market perceptions about Finnovate, PubCo or Finnovate’s or PubCo’s securities. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Finnovate’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

Finnovate does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Finnovate to complete the Business Combination with which a substantial majority of Finnovate shareholders do not agree.

The Finnovate Articles do not provide a specified maximum redemption threshold. Unless the NTA Proposal is approved, the Finnovate Articles limit Finnovate’s ability to redeem ordinary shares and consummate the Business Combination if Finnovate would have less than US$5,000,001 in net tangible assets prior to or upon consummation of the Business Combination.

As a result, Finnovate may be able to complete the Business Combination even though a substantial portion of public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers, or their affiliates. No agreements with respect to the private purchase of Finnovate Public Shares by Finnovate or the persons described above have been entered into with any such investor or holder, outside of the Backstop Agreements, which are no longer in effect. If such arrangements or agreements are entered into, Finnovate will file a Current Report on Form 8-K prior to the Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Finnovate Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Finnovate Ordinary Shares for which Finnovate has received redemption requests.

The Sponsor, Finnovate’s directors, officers, advisors, and their affiliates may elect to purchase Finnovate Public Shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of Finnovate Ordinary Shares.

At any time prior to the Meeting, during a period when they are not then aware of any material nonpublic information regarding Finnovate or its securities, Finnovate’s directors and officers, the Sponsor, Scage International and/or their respective affiliates may purchase Finnovate Public Shares or Public Warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Finnovate Ordinary Shares. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements with respect to such a transaction have been entered into with any such person. If such a transaction were to occur, it is contemplated that, in accordance with the SEC’s Compliance and Disclosure Interpretation 166.01, such persons would agree, among other things, that: (i) the purchase price for the Finnovate Ordinary Shares will not exceed the redemption price; (ii) the persons described above will waive redemption rights, if any, with respect to the Finnovate Public Shares they acquire in such transactions; and (iii) any such Finnovate Ordinary Shares acquired by the persons described above would not vote on the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, Finnovate will file a Current Report on Form 8-K prior to the Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons and the consideration received by each party in connection with such arrangements. Any such report will include (i) the amount of Finnovate Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Finnovate Ordinary Shares for which Finnovate has received redemption requests. Entering into any such incentive arrangements may have a depressive effect on outstanding Finnovate Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either prior to or immediately after the Meeting.

Entering into any such incentive arrangements may have a depressive effect on Finnovate Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Extraordinary General Meeting. In addition, if such purchases are made, the public float of Finnovate Ordinary Shares or Finnovate Warrants and the number of beneficial holders of Finnovate securities may be reduced, possibly making it difficult to maintain the quotation, listing or trading of Finnovate securities on Nasdaq.

Nasdaq may delist Finnovate’s securities from trading on its exchange prior to the Business Combination, which could limit investors’ ability to make transactions in Finnovate’s securities and subject it to additional trading restrictions.

We cannot assure you that our securities will continue to be listed on Nasdaq in the future and prior to the Business Combination. In order to continue listing our securities on Nasdaq prior to an initial Business Combination, we must maintain certain financial, distribution and share price levels. Generally, we must maintain a minimum amount in shareholders’ equity (generally US$2,500,000) and a minimum number of holders of its securities (generally 300 round-lot holders).

On September 12, 2023, we received a deficiency notice from the Listing Qualifications Department (the “Staff”) of Nasdaq notifying us that we were not in compliance with Nasdaq’s continuing listing standards (the “Listing Rules”) as set forth in in Listing Rule 5250(c)(1) given our failure to timely file our quarterly report on Form 10-Q for the period ended June 30, 2023. The notification received has no immediate effect on our Nasdaq listing. In accordance with Nasdaq rules, we had 60 calendar days, or until December 5, 2023 to submit a plan to regain compliance with the Nasdaq Listing Rules. We filed our quarterly report on Form 10-Q for the period ended June 30, 2023 on November 6, 2023.

On October 9, 2023, we received a deficiency notice from the Staff of Nasdaq notifying us that we no longer meet the minimum 400 total holders requirement for The Nasdaq Global Market pursuant to Listing Rule 5450(a)(2) (the “Minimum Total Holders Requirement”).

On January 22, 2024, we received a deficiency notice from the Staff of Nasdaq notifying us that we are not in compliance with Nasdaq Listing Rule 5620(a), which requires that Nasdaq-listed companies hold an annual meeting of shareholders within twelve months of their fiscal year end (the “Annual Meeting Requirement”), because the Company did not hold an annual meeting of shareholders within twelve months of its fiscal year ended December 31, 2022.

On July 3, 2024, we received written notice from Nasdaq indicating that the Nasdaq hearings panel had granted the request for continued listing on Nasdaq, subject to Finnovate completing a business combination with an operating entity and evidencing compliance with the criteria for initial listing on Nasdaq, including the applicable holders requirement, by November 4, 2024.

On November 6, 2024, Finnovate notified the Panel that it would not be able to close its initial business combination by the Panel’s November 4, 2024, deadline. On November 8, 2024, the Company received written notice (the “Notice Letter”) from the Panel indicating that the Panel had determined to delist Finnovate’s securities from Nasdaq and that trading in Finnovate’s securities would be suspended at the open of trading on November 12, 2024 (the “Trading Suspension”) due to the Company’s failure to timely satisfy the terms of the Panel’s July 3, 2024 decision (the “Decision”). Pursuant to the terms of the Decision, amongst other things, the Company was required to close the Business Combination with an operating entity and the combined entity was required to evidence compliance with the criteria for initial listing on Nasdaq, including the applicable holders requirement, by November 4, 2024.

Following suspension of trading on Nasdaq, the Company’s units, Class A ordinary shares and warrants became eligible to trade on the OTC Markets under the tickers “FNVUF,” “FNVTF,” and “FNVWF,” respectively. Nasdaq will complete the delisting by filing a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities and Exchange Act of 1934 on Form 25 with the Securities and Exchange Commission after the applicable Nasdaq review and appeal periods have lapsed. Finnovate and Scage Future are diligently working to satisfy or waive applicable closing conditions to complete the Business Combination before the expiration of such appeals period and to effect trading of PubCo on Nasdaq as soon as practicable. There can be no assurance that the Trading Suspension will be lifted prior to the Closing. Although the parties intend to complete the Business Combination as soon as practicable, it is uncertain if PubCo will be able to meet Nasdaq’s initial listing requirements to list its securities on Nasdaq.

If the delisting process for Finnovate Ordinary Shares is completed prior to the consummation of the Business Combination and such event materially impacts the parties’ ability to complete the Business Combination on the terms thereof or the Combined Company’s ability to list on a national securities exchange, Finnovate will promptly file a Current Report on Form 8-K to report such event, with sufficient advance notice prior to the consummation of the Business Combination for sharheolders to make an investment decision with respect to their shares.

If (i) Nasdaq delists our securities from trading on its exchange and PubCo is not able to list its securities on Nasdaq or another national securities exchange, (ii) the parties to the Business Combination Agreement waive applicable listing conditions as a condition to the Closing and (iii) the Business Combination closes and shareholders receive unlisted shares, then Finnovate expect its securities could be quoted on an over-the-counter market. If this were to occur, PubCo could face significant material adverse consequences, including:

•        Our ability to complete an initial Business Combination with a target company contemplating a Nasdaq listing;

•        a limited availability of market quotations for its securities;

•        reduced liquidity for its securities;

•        a determination that the PubCo Ordinary Shares are considered a “penny stock,” which will require brokers trading in PubCo Ordinary Shares are to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

•        a limited amount of news and analyst coverage;

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our units, ordinary shares, and warrants are currently listed on Nasdaq, our units, ordinary shares, and warrants are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the state of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

There are risks to Finnovate’s shareholders who are not affiliates of the Sponsor of becoming shareholders of PubCo through the Business Combination rather than acquiring securities of Scage International directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

PubCo has applied to list the PubCo ADSs and the PubCo Warrants on Nasdaq upon the Closing under the symbols “SCAG” and “SCAGW,” respectively.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of PubCo’s securities in connection therewith, investors will not receive the benefit of any outside independent review of Finnovate’s and Scage International’s respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, Finnovate’s shareholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering.

If PubCo became a public company through an underwritten public offering, the underwriters for such offering would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that, it “had, after reasonable investigation, reasonable ground to believe and did believe, at the time the registration statement became effective, that the statements therein (other than the audited financial statements) were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.” In order to fulfill its duty to conduct a “reasonable investigation,” an underwriter will, in addition to conducting a significant amount of due diligence on its own, usually require that an issuer’s independent registered public accounting firm provide a comfort letter with respect to certain numbers included in the registration statement and will require the law firm for the issuer to include in its legal opinion to the underwriters a statement that such counsel is not aware of any material misstatements or omissions in the initial public offering registration statement (“Counsel Negative Assurance Statements”). Auditor comfort letters and Counsel Negative Assurance Statements are generally not required in connection with private companies going public through a merger with a special purpose acquisition company, such as Finnovate, and no auditor comfort letters or Counsel Negative Assurance Statements have been requested or obtained in connection with the Business Combination or the preparation of this proxy statement/prospectus.

In addition, the amount of due diligence conducted by Finnovate and its advisors in connection with the Business Combination may not be as high as would have been undertaken by an underwriter in connection with an initial public offering of PubCo. Accordingly, it is possible that defects in PubCo’s business or problems with PubCo’s management that would have been discovered if PubCo conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of the PubCo ADSs.

Unlike an underwritten initial public offering, the initial trading of the PubCo ADSs will not benefit from the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed shares and underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing.

The lack of such a process in connection with the listing of PubCo’s securities could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for PubCo Securities during the period immediately following the listing than in connection with an underwritten initial public offering.

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if we became a publicly listed company through an underwritten initial public offering instead of upon consummation of the Business Combination.

If third parties bring claims against Finnovate, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than US$11.68 per share (based on the Trust Account balance as of November 4, 2024).

Finnovate’s placing of funds in the Trust Account may not protect those funds from third-party claims against Finnovate. Although Finnovate seeks to have vendors, service providers (other than Finnovate’s independent registered public accounting firm), prospective target businesses and other entities with which Finnovate does business execute agreements with Finnovate waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Finnovate’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Finnovate’s management will consider whether competitive alternatives are reasonably available to Finnovate and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of Finnovate under the circumstances. Finnovate’s auditor, Marcum LLP, has not and will not execute an agreement with Finnovate waiving such claims to the monies held in the Trust Account.

Examples of possible instances where Finnovate may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Finnovate and will not seek recourse against the Trust Account for any reason. Upon redemption of Finnovate Public Shares, if Finnovate has not completed its initial business combination within the required time period, or upon the exercise of a redemption right in connection with its initial business combination, Finnovate will be required to provide for payment of claims of creditors that were not waived that may be brought against Finnovate within the 10 years following redemption. Accordingly, the per share redemption amount received by Finnovate Public Shareholders could be less than the US$11.68 per Finnovate Public Share (based on the Trust Account balance as of November 4, 2024 and net of taxes payable), due to claims of such creditors.

The Sponsor has agreed that it will be liable to Finnovate if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which Finnovate has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) US$10.20 per Finnovate Public Share and (ii) the actual amount per Finnovate Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in value of the trust assets, in each case net of the interest that may be withdrawn to pay Finnovate’s tax obligations, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Finnovate’s indemnity of the underwriters of Finnovate’s IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. Finnovate has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of Finnovate. The Sponsor may not have sufficient funds available to satisfy those obligations. Finnovate has not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Finnovate’s business combination and redemptions could be reduced to less than US$10.20 per Finnovate Public Share. In such event, Finnovate may not be able to complete Finnovate’s business combination, and you would receive such lesser amount per share in connection with any redemption of your Finnovate Public Shares. None of Finnovate’s directors or officers will indemnify Finnovate for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if Finnovate is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Finnovate which is not dismissed, or if Finnovate otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Finnovate’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Finnovate’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, Finnovate may not be able to return to Finnovate Public Shareholders US$11.68 per share, net of taxes payable (which is the approximate amount per Finnovate Public Share based on the Trust Account balance as of November 4, 2024). Finnovate has access to minimal funds held outside the Trust Account with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately US$100,000). In the event that Finnovate liquidates, and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from our Trust Account received by any such shareholder.

Past performance by any member or members of our management team or the Sponsor or any of their respective affiliates may not be indicative of future performance of an investment in Finnovate or PubCo.

Past performance by any member or members of our management team, the Sponsor, or any of their respective current or former affiliates or entities related to one or more of them, is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of any member or members of our management team, any of their respective current or former affiliates or entities related to one or more of them, or any of the foregoing’s related investment’s performance, as indicative of the future performance of an investment in Finnovate or PubCo or the returns Finnovate or PubCo will, or is likely to, generate going forward.

Nasdaq may not list PubCo’s securities on its exchange, which could limit investors’ ability to make transactions in PubCo’s securities and subject PubCo to additional trading restrictions.

Finnovate’s securities are currently listed on Nasdaq, and it is anticipated that, following the Business Combination, PubCo’s securities will be listed on Nasdaq. However, there can be no assurance that PubCo’s securities will continue to be listed on Nasdaq in the future. In order to continue to maintain the listing of PubCo’s securities on Nasdaq, PubCo must maintain certain financial, distribution, liquidity and stock price levels. For instance, PubCo’s stock price would generally be required to be at least US$4 per share and its shareholders’ equity would generally be required to be at least US$5 million and PubCo would be required to have a minimum of 400 public holders of “round lots” of 100 shares (with at least 50% of such round lot holders holding securities with a market value of at least US$2,500). In addition to the listing requirements for PubCo’s securities, Nasdaq imposes listing standards on warrants. There can be no assurance that PubCo will be able to meet those initial listing requirements. If Nasdaq delists PubCo’s securities from trading on its exchange and PubCo is not able to list its securities on another national securities exchange, Finnovate expects PubCo’s securities could be quoted on an over-the-counter market. If this were to occur, PubCo could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        reduced liquidity for its securities;

•        a determination that the PubCo ADSs are “penny shares” which will require brokers trading in the ADSs to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for PubCo’s securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

With respect to Finnovate Ordinary Shares before the Business Combination, if these shares cease trading on Nasdaq, then such an event may be considered a Material Adverse Event under the Business Combination Agreement, and Scage International is not obligated to close the Business Combination for as long as such Material Adverse Event is continuing and uncured.

The SEC has recently issued final rules to regulate special purpose acquisition companies. Certain of the procedures that we, a potential business combination target, or others may determine to undertake in connection with such rules may increase our costs and the time needed to complete our Business Combination and may constrain the circumstances under which we could complete a business combination.

On January 24, 2024, the SEC issued final rules (the “SPAC Rules”) relating, among other items, to disclosures in business combination transactions between special purpose acquisition companies (“SPACs”) such as us and private operating companies; the condensed financial statement requirements applicable to transactions involving shell companies; the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; and the potential liability of certain participants in proposed business combination transactions. These SPAC Rules may increase the costs of and the time needed to negotiate and complete an initial business combination, and may constrain the circumstances under which we could complete an initial business combination.

If we are deemed to be an investment company for purposes of the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities would be severely restricted. As a result, in such circumstances, unless we are able to modify our activities so that we would not be deemed an investment company, we may abandon our efforts to complete an initial Business Combination and instead liquidate the Company.

There is currently some uncertainty concerning the applicability of the Investment Company Act to a SPAC, including a company like us. As a result, it is possible that a claim could be made that we have been operating as an unregistered investment company.

If we are deemed to be an investment company under the Investment Company Act, our activities would be severely restricted. In addition, we would be subject to burdensome compliance requirements. We do not believe that our principal activities will subject us to regulation as an investment company under the Investment Company Act. However, if we are deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, we would be subject to additional regulatory burdens and expenses for which we have not allotted funds. As a result, unless we are able to modify our activities so that we would not be deemed an investment company, we may abandon our efforts to complete an initial business combination and instead liquidate the Company. Were we to liquidate, our warrants and rights would expire worthless, and our securityholders would lose the investment opportunity associated with an investment in the combined company, including potential price appreciation of our securities.

To mitigate the risk that we might be deemed to be an investment company for purposes of the Investment Company Act, we instructed the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at a bank until the earlier of the consummation of our initial Business Combination or our liquidation. As a result, following the liquidation of investments in the Trust Account, we may receive less interest on the funds held in the Trust Account than the interest we would have received pursuant to our original Trust Account investments, which would reduce the dollar amount our public shareholders would receive upon any redemption or our liquidation.

The funds in the Trust Account have, since the Finnovate IPO, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. To mitigate the risk of us being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, on January 5, 2023, we instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest-bearing demand deposit account at a bank until the earlier of the consummation of our initial Business Combination or liquidation. Following such liquidation, we may receive less interest on the funds held in the Trust Account than the interest we would have received pursuant to our original Trust Account investments; however, interest previously earned on the funds held in the Trust Account still may be released to us to pay our taxes, if any, and certain other expenses as permitted. Consequently, any decision to liquidate the investments held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest-bearing demand deposit account at a national bank could reduce the dollar amount our public shareholders would receive upon any redemption or our liquidation. Were we to liquidate, our warrants and rights would expire worthless, and our securityholders would lose the investment opportunity associated with an investment in the combined company, including any potential price appreciation of our securities.

In the event that we are deemed to be an investment company, despite any change in investments in the Trust Account, we may be required to liquidate the Company, and the longer the period before the investment change, the greater the risk of being considered an investment company.

We may not be able to complete an initial business combination with certain potential target companies if a proposed transaction with the target company may be subject to review or approval by regulatory authorities pursuant to certain U.S. or foreign laws or regulations.

Certain acquisitions or business combinations may be subject to review or approval by regulatory authorities pursuant to certain U.S. or foreign laws or regulations. In the event that such regulatory approval or clearance is not obtained, or the review process is extended beyond the period of time that would permit an initial business combination to be consummated with us, we may not be able to consummate a business combination with such target. In addition, regulatory considerations may decrease the pool of potential target companies we may be willing or able to consider.

Among other things, the U.S. Federal Communications Act prohibits foreign individuals, governments, and corporations from owning more than a specified percentage of the capital stock of a broadcast, common carrier, or aeronautical radio station licensee. In addition, U.S. law currently restricts foreign ownership of U.S. airlines. In the United States, certain mergers that may affect competition may require certain filings and review by the Department of Justice and the Federal Trade Commission, and investments or acquisitions that may affect national security are subject to review by the Committee on Foreign Investment in the United States (“CFIUS”). CFIUS is an interagency committee authorized to review certain transactions involving foreign investment in the United States by foreign persons in order to determine the effect of such transactions on the national security of the United States.

Outside the United States, laws or regulations may affect our ability to consummate a business combination with potential target companies incorporated or having business operations in jurisdictions where national security considerations, involvement in regulated industries (including telecommunications), or in businesses where a country’s culture or heritage may be implicated. Sunorange Limited is the general partner of the Sponsor and a British Virgin Islands entity. Messrs. Calvin Kung, a U.S. citizen, and Wang Chiu Wong., a resident of Hong Kong S.A.R., serve as directors of Sunorange Limited. Other members of the Sponsor include certain officers and directors of the Company. To the best of the Company’s knowledge, approximately 2% of the total allocated membership interests in the Sponsor are owned by U.S. persons on a look-through basis and approximately 98% of interests in the Sponsor owned by non-U.S. persons on a look-through basis. Of the approximately 98% of interests in the Sponsor owned by non-U.S. persons, approximately 58% are owned by persons in Hong Kong S.A.R., 16% are owned by persons in Israel, 12% are owned by persons in Malaysia and 12% are owned by persons in China. Accordingly, CFIUS may consider us to be a “foreign person.”

Although we do not believe the business combination with Scage International constitutes a business combination with a U.S. business that may affect national security, CFIUS may take a different view and decide to block or delay the business combination, impose conditions to mitigate national security concerns with respect to the business combination, order us to divest all or a portion of a U.S. business of the combined company if we had proceeded without first obtaining CFIUS clearance, or impose penalties if CFIUS believes that the mandatory notification requirement applied. Additionally, the laws and regulations of other U.S. government entities may impose review or approval procedures on account of any foreign ownership by the Sponsor.

The foreign ownership limitations, and the potential impact of CFIUS, may prevent us from consummating the business combination with a U.S. target company. If we were to seek an initial business combination other than the business combination, the pool of potential targets with which it could complete an initial business combination may be limited as a result of any such regulatory restriction, and we may be adversely affected in terms of competing with other SPACs that do not have similar ownership issues. Moreover, the process of any government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete an initial business combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we liquidate, our public stockholders may only receive US$           per share (plus any applicable interest accrued). This will also cause you to lose any potential investment opportunity in potential target acquisition and the chance of realizing future gains on your investment through any price appreciation in the combined company, and our warrants will expire worthless.

Finnovate’s shareholders will experience immediate dilution as a consequence of the issuance of PubCo ADSs and PubCo Ordinary Shares as consideration in the Business Combination and due to future issuances. Having a minority share position may reduce the influence that Finnovate’s current shareholders have on the management of Scage International.

It is anticipated that, following the Business Combination, under the No Redemption scenario, (1) Finnovate Public Shareholders are expected to own approximately 1.2% of the outstanding PubCo Ordinary Shares in the form of PubCo ADSs, (2) shareholders of Scage International (without taking into account any Finnovate Public Shares held by shareholders of Scage International prior to the consummation of the Business Combination and assuming no Finnovate Warrants are exercised) are expected to collectively own approximately 92.7% of the outstanding PubCo Ordinary Shares in the form of PubCo ADSs, (3) the Sponsor and other Initial Shareholders are expected to own approximately 5.9% of the outstanding PubCo Ordinary Shares, and (4) EBC is expected to own approximately 0.2% of the outstanding PubCo Ordinary Shares, assuming no conversion of outstanding convertible bonds of Scage International and no exercise of Finnovate Warrants or PubCo Warrants. Under the Contractual Maximum Redemption scenario, assuming no conversion of outstanding convertible bonds of Scage International and no exercise of Finnovate Warrants or PubCo Warrants, Finnovate Public Shareholders, the Sponsor and other Initial Shareholders, shareholders of Scage International and EBC will own approximately nil, 6.0%, 93.8% and 0.2% of the outstanding shares of PubCo, respectively, such percentages calculated assuming that shareholders of Scage International receive approximately 67,482,417 PubCo Ordinary Shares in the form of PubCo ADSs, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment).

Additionally, PubCo may also, from time to time in the future, issue additional PubCo Ordinary Shares or securities convertible into PubCo Ordinary Shares pursuant to a variety of transactions, including acquisitions. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing shareholders, reduce the market price of PubCo ADSs, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preference shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of PubCo ADSs and PubCo Ordinary Shares. PubCo’s decision to issue securities in any future offering will depend on market conditions and other factors beyond its control, which may adversely affect the amount, timing, or nature of our future offerings. As a result, holders of Finnovate Ordinary Shares bear the risk that future offerings may reduce the market price of PubCo ADSs and dilute their percentage ownership.

Finnovate’s and Scage International’s ability to consummate the Business Combination, and the operations of PubCo following the Business Combination, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic and other macroeconomic events.

The COVID-19 outbreak has adversely affected, and other events (such as terrorist attacks, natural disasters or a significant outbreak of other infectious diseases or public health crises) could adversely affect, economies and financial markets worldwide, business operations and the conduct of commerce generally, and the business of PubCo following the Business Combination could be adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. The outbreak of COVID-19 may also have the effect of heightening many of the other risks described in this “Risk Factors” section, such as those related to the market for our securities and to the conduct of Scage International’s business.

PubCo may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous for warrant holders.

Following the Business Combination, PubCo may redeem the Public Warrants, prior to their exercise at a time that is disadvantageous to the holder, thereby significantly impairing the value of such warrants. PubCo will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of US$0.01 per warrant, provided that the closing price of the Ordinary Shares equals or exceeds US$18.00 per share (subject to adjustment for share sub-divisions, share dividends, reorganizations and recapitalizations) for any 20 trading days within a 30 trading day period ending on the third trading business day prior to the date on which a notice of redemption is sent to the warrant holders and upon not less than 30 days’ prior written notice of redemption to each warrant holder. PubCo will not redeem the warrants as described above unless a registration statement under the Securities Act covering the shares issuable upon exercise of such warrants is effective and a current prospectus relating to those PubCo Ordinary Shares, represented by PubCo ADSs, is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

The Private Warrants are identical to the Public Warrants in all material respects, except that the Private Warrants represent the right to acquire PubCo Ordinary Shares, instead of PubCo ADSs, and that the Private Warrants and any outstanding EBC Warrants and any warrants issued to the Sponsor, EBC, initial shareholders, Finnovate’s officers, directors or their affiliates in payment of working capital loans made to Finnovate will not be transferred, assigned or sold (subject to certain exceptions) until the consummation Finnovate’s initial Business Combination.

If and when the Public Warrants become redeemable by PubCo, if PubCo has elected to require the exercise of Public Warrants on a cashless basis, PubCo may not exercise its redemption right if the issuance of PubCo Ordinary Shares, represented by the PubCo ADSs, upon exercise of the warrants is not exempt from registration or qualification under applicable state blue-sky laws or we are unable to effect such registration or qualification. PubCo will use its best efforts to register or qualify such PubCo Ordinary Shares under the blue-sky laws of the state of residence in those states in which the warrants were offered by Finnovate in Finnovate’s IPO. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants.

In the event PubCo determines to redeem the Public Warrants, holders of redeemable warrants would be notified of such redemption as described in the Warrant Agreement. Specifically, in the event that PubCo elects to redeem all of the redeemable warrants as described above, PubCo will fix a date for the redemption (“Warrant Redemption Date”). Notice of redemption will be mailed by first class mail, postage prepaid, by PubCo not less than 30 days prior to the Warrant Redemption Date to the registered holders of the warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via PubCo’s posting of the redemption notice to DTC. In each case, PubCo may only call the PubCo Public Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each holder, provided that holders will be able to exercise their PubCo Public Warrants prior to the time of redemption and, at PubCo’s election, any such exercise may be required to be on a cashless basis. The closing price for the Finnovate Class A Ordinary Shares as of November 11, 2024 was US$11.62 and has never exceeded the US$18.00 threshold that would trigger the right to redeem the Public Warrants following the Closing.

Finnovate identified a material weakness in its internal control over financial reporting. If Finnovate is unable to develop and maintain an effective system of internal control over financial reporting, Finnovate may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in Finnovate and materially and adversely affect Finnovate’s business and operating results.

Finnovate’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Finnovate’s management also evaluates the effectiveness of its internal controls and Finnovate will disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Finnovate’s annual or interim financial statements will not be prevented or detected on a timely basis. Finnovate’s management evaluated the effectiveness of disclosure controls and procedures as of June 30, 2024, pursuant to Rule 13a-15(b) under the Exchange Act. Based upon that evaluation, Finnovate’s management concluded that, as of June 30, 2024, disclosure controls and procedures were not effective due to a material weakness in Finnovate’s internal control over financial reporting of complex financial instruments, recognition of billed and unbilled professional fees, classification of related party payables and accounting for related party notes payable.

In light of the material weakness described above, Finnovate’s management team has performed additional accounting and financial analyses and other post-closing procedures. Finnovate has enhanced, and will continue to enhance, internal controls and procedures, including access to accounting literature, identification and consideration of third-party professionals with whom to consult regarding complex accounting applications and implementing additional layers of reviews in the financial close process. While Finnovate processes to properly identify and evaluate the appropriate accounting technical pronouncements and other literature for all significant or unusual transactions, Finnovate plans to continue to improve these processes to ensure that the nuances of such transactions are effectively evaluated in the context of the increasingly complex accounting standards.

Finnovate believes, but cannot provide any assurance that, the measures described above will remediate the material weaknesses identified and discussed above. While Finnovate continues the process to implement its plan to remediate the material weaknesses, it cannot predict the success of such plan or the aggregate costs associated therewith, and Finnovate’s assessment of the outcome of its remediation efforts cannot be made until the remediation initiatives have been completed and Finnovate has been operating without the material weaknesses for a sufficient period of time. Finnovate continues to monitor the effectiveness of its remediation efforts and the costs associated therewith, which may, individually or in the aggregate, be material, but which cannot yet be determined. Finnovate can give no assurance that these measures described above will remediate the deficiencies in internal controls or that additional material weaknesses or significant deficiencies in its internal control over financial reporting will not be identified in the future. Finnovate’s failure to implement and maintain effective internal control over financial reporting could result in errors in its financial statements that may lead to a restatement of its financial statements or cause Finnovate to fail to meet its reporting obligations.

Effective internal controls are necessary for Finnovate to provide reliable financial reports and prevent fraud. Measures to remediate material weaknesses may be time-consuming and costly and there is no assurance that such initiatives will ultimately have the intended effects. If Finnovate identifies any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of Finnovate’s accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, Finnovate may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and adversely affect Finnovate’s business and operating results. Finnovate cannot assure you that the measures it has taken to date, or any measures it may take in the future, will be sufficient to avoid potential future material weaknesses.

Finnovate’s financial statements contain disclosure regarding the substantial doubt about Finnovate’s ability to continue as a “going concern.”

As of June 30, 2024, Finnovate had US$35,523 in its operating bank account and working capital deficit of US$4,048,517. Further, Finnovate has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans, including the Business Combination. Finnovate cannot assure you that its plans to raise capital or to consummate an initial business combination, including the Business Combination, will be successful. These factors, among others, raise substantial doubt about its ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from its inability to consummate the Business Combination or its inability to continue as a going concern.

If Finnovate requires Finnovate Public Shareholders who wish to redeem their Finnovate Public Shares to comply with the delivery requirements for redemption, such shareholders may be unable to sell their securities when they wish to if the Business Combination is not approved.

If Finnovate requires Finnovate Public Shareholders who wish to redeem their Finnovate Public Shares to comply with specific delivery requirements for redemption and such proposed business combination is not consummated, Finnovate will promptly return such certificates to the applicable Finnovate Public Shareholders. Accordingly, investors who attempted to redeem their shares in such a circumstance will be unable to sell their securities after the failed acquisition until Finnovate has returned their securities to them. The market price for Finnovate’s shares may decline during this time and Finnovate Public Shareholders may not be able to sell their securities when they wish to, even while other shareholders that did not seek conversion may be able to sell their securities.

On and prior to the Closing Date, the trading price per share value of Finnovate Class A Ordinary Shares may be less than the per share value of the Trust Account. In addition, the net cash per Finnovate Class A Ordinary Share (taking into account the Founder Shares and Representative Shares) is less than the amount in trust per share available to any redeeming public shareholders.

Although the parties to the Business Combination agreed the consideration to be provided to PubCo shareholders was valued at a price equal to the per share amount in the Trust Account at the time of the execution of the Business Combination Agreement, the cash backed value per Finnovate Class A Ordinary Share following the Business Combination may be substantially less than such per share price. Accordingly, Public Shareholders who do not exercise redemption rights will hold shares that will have a value to them ascribed by their trading price as of two business days prior to the Shareholder Meeting, which may be substantially less than the amount they would have received upon exercise of redemption rights. In particular, the shares of most companies that are the result of a recently completed business combinations between a SPAC and an operating company have traded at prices substantially below $10.00 per share. As such, Public Shareholders who do not exercise redemptions right may hold securities that never obtain a value equal to or exceeding the current per share value of the Trust Account. Furthermore, the net cash per Finnovate Class A Ordinary Share (taking into account the Founder Shares and Representative Shares is less than the amount in trust per share available to redeeming Public Shareholders.

Finnovate’s shareholders may be held liable for claims by third parties against Finnovate to the extent of distributions received by them upon redemption of their shares.

If Finnovate is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Finnovate was unable to pay Finnovate’s debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by Finnovate’s shareholders. Furthermore, Finnovate’s directors may be viewed as having breached their fiduciary duties to Finnovate or Finnovate’s creditors or may have acted in bad faith, and thereby exposing themselves and Finnovate’s company to claims, by paying Finnovate Public Shareholders from the Trust Account prior to addressing the claims of creditors. Finnovate cannot assure you that claims will not be brought against Finnovate for these reasons. Finnovate and its directors or any manager thereof who knowingly and willfully authorized or permitted any distribution to be paid out of Finnovate’s share premium account while Finnovate was unable to pay Finnovate’s debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable on summary conviction to a fine of KY$15,000 and to imprisonment for five years in the Cayman Islands.

Risks Related to Redemption

Finnovate Public Shareholders who wish to redeem their Finnovate Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If Finnovate’s shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Finnovate Public Shares for a pro rata portion of the funds held in the Trust Account.

A Finnovate Public Shareholder will be entitled to receive cash for any Finnovate Public Shares to be redeemed only if such Finnovate Public Shareholder: (i)(a) holds Finnovate Public Shares; (ii) submits a written request to Continental, Finnovate’s transfer agent, in which it (a) requests that Finnovate redeem all or a portion of its Finnovate Public Shares for cash, and (b) identifies itself as a beneficial holder of the Finnovate Public Shares and provides its legal name, phone number, and address; and (iii) delivers its share certificates (if any) and other redemption forms (as applicable) to Continental physically or electronically through DTC. Holders must complete the procedures for electing to redeem their Finnovate Public Shares in the manner described above prior to 5:00 P.M., Eastern Time, on           , 2024 (two business days before the Meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a Finnovate Public Shareholder’s broker and/or clearing broker, DTC and Continental, will need to act to facilitate this request. It is Finnovate’s understanding that Finnovate Public Shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Finnovate does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, Finnovate Public Shareholders who wish to redeem their Finnovate Public Shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a Finnovate Public Shareholder properly exercises its right to redeem all or a portion of the Finnovate Public Shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, then Finnovate will redeem such Finnovate Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account established at the consummation of Finnovate’s IPO, calculated as of two business days prior to the consummation of the Business Combination. Please see the section titled “Extraordinary General Meeting of Shareholders of Finnovate—Redemption Rights” for additional information on how to exercise your redemption rights.

Investors may not have sufficient time to comply with the delivery requirements associated with exercise of their redemption rights.

Pursuant to the Finnovate Articles, Finnovate is required to give a minimum of only five clear days’ notice (meaning 5 days’ notice, excluding the day when the notice is received or deemed to be received and the day for which it is given or which it is to take effect) for an extraordinary general meeting. As a result, if Finnovate requires Finnovate Public Shareholders who wish to convert their Finnovate Public Shares into the right to receive a pro rata portion of the funds in the Trust Account to comply with specific delivery requirements for conversion, holders may not have sufficient time to receive the notice and deliver their shares for conversion. Accordingly, investors may not be able to exercise their redemption rights and may be forced to retain Finnovate’s securities when they otherwise would not want to.

If a Finnovate Public Shareholder fails to receive notice of Finnovate’s offer to redeem Finnovate Public Shares in connection with the Business Combination, or fails to comply with the procedures required to redeem its shares, such shares may not be redeemed.

If, despite Finnovate’s compliance with the proxy rules, a Finnovate Public Shareholder fails to receive Finnovate’s proxy materials, such Finnovate Public Shareholder may not become aware of the opportunity to redeem his, her, or its Finnovate Public Shares. In addition, the proxy materials that Finnovate is furnishing to holders of Finnovate Public Shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the Finnovate Public Shares. In the event that a Finnovate Public Shareholder fails to comply with these procedures, its Finnovate Public Shares may not be redeemed. Please see the section titled “Extraordinary General Meeting of Shareholders of Finnovate—Redemption Rights” for additional information on how to exercise your redemption rights.

If a Finnovate Public Shareholder or a “group” of Finnovate Public Shareholders are deemed to hold in excess of 15% of Finnovate Public Shares, that Finnovate Public Shareholder or Finnovate Public Shareholders will lose the ability to redeem all such shares in excess of 15% of Finnovate Public Shares, absent Finnovate’s consent.

A holder of Finnovate Public Shares, together with any affiliate of such shareholder or any other person with whom such Finnovate Public Shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Finnovate Public Shares, which is referred to as the “Excess Shares.” Accordingly, if a Finnovate Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Finnovate Public Shares, then any such Excess Shares would not be redeemed for cash, without Finnovate’s prior consent. However, such Finnovate Public Shareholder may vote all their shares (including Excess Shares) for or against the Business Combination. A Finnovate Public Shareholder’s inability to redeem the Excess Shares will reduce such Finnovate Public Shareholder’s influence over Finnovate’s ability to complete the Business Combination and such Finnovate Public Shareholder could suffer a material loss on such Finnovate Public Shareholder’s investment in Finnovate if the Finnovate Public Shareholder sells Excess Shares in open market transactions. Additionally, a Finnovate Public Shareholder will not receive Redemption distributions with respect to the Excess Shares if Finnovate completes the Business Combination. As a result, Finnovate Public Shareholder will continue to hold that number of Finnovate Public Shares exceeding 15% and, in order to dispose of such shares, would be required to sell such shares in open market transactions, potentially at a loss.

There is no guarantee that a Finnovate Public Shareholder’s decision whether to redeem its Finnovate Public Shares for a pro rata portion of the Trust Account will put the Finnovate Public Shareholder in a better future economic position.

Finnovate can give no assurance as to the price at which a Finnovate Public Shareholder may be able to sell its Finnovate Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in Finnovate’s share price, and may result in a lower value realized now than a Finnovate Public Shareholder might realize in the future had the Finnovate Public Shareholder not redeemed its shares. Similarly, if a Finnovate Public Shareholder does not redeem its Finnovate Public Shares, the Finnovate Public Shareholder will bear the risk of ownership of the Finnovate Public Shares after the consummation of any initial business combination, and there can be no assurance that a Finnovate Public Shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Finnovate Public Shareholder should consult the Finnovate Public Shareholder’s own financial advisor for assistance on how this may affect his, her, or its individual situation.

Risks Related to PubCo’s Securities

The price of PubCo’s securities may be volatile, and the value of its securities may decline.

PubCo cannot predict the prices at which its securities will trade. The price of PubCo’s securities may not bear any relationship to the market price at which its securities will trade after the Business Combination or to any other established criteria of the value of its business and prospects, and the market price of its securities following the Business Combination may fluctuate substantially and may be lower than the price agreed by Finnovate and Scage International in connection with the Business Combination. In addition, the trading price of PubCo’s securities following the Business Combination could be subject to fluctuations in response to various factors, some of which are beyond its control. These fluctuations could cause you to lose all or part of your investment. Factors that could cause fluctuations in the trading price of PubCo’s securities include the following:

•        actual or anticipated fluctuations in PubCo’s financial condition or results of operations;

•        variance in PubCo’s financial performance from the expectations of securities analysts;

•        changes in PubCo’s projected operating and financial results;

•        changes in laws or regulations applicable to PubCo’s business;

•        announcements by PubCo or its competitors of significant business developments, acquisitions or new offerings;

•        sales of PubCo’s securities by its shareholders or warrant holders, as well as the anticipation of lockup releases;

•        PubCo’s involvement in material litigation;

•        conditions or developments affecting the NEV and e-fuel industries in China;

•        changes in senior management or key personnel;

•        the trading volume of PubCo’s securities;

•        general economic and market conditions; and

•        other events or factors, including those resulting from war, incidents of terrorism, global pandemics or responses to these events.

Outstanding Finnovate Warrants will be assumed by PubCo and converted into corresponding warrants to purchase PubCo ADSs and PubCo Ordinary Shares, which will increase the number of shares eligible for future resale in the public market and result in dilution to PubCo’s shareholders.

Outstanding Finnovate Warrants will be assumed by PubCo and converted into corresponding warrants to purchase an aggregate of 21,737,500 PubCo Ordinary Shares, including those represented by PubCo ADSs. The Assumed Warrants will not become exercisable until 30 days after the Closing, and will expire five years after the completion of the Business Combination. Each Assumed Warrant will entitle the holder thereof to purchase one PubCo ADS or PubCo Ordinary Share at a price of US$11.50 per whole share, subject to adjustment. The Assumed Warrants may be exercised only for a whole number of PubCo ADSs or PubCo Ordinary Shares. To the extent such warrants are exercised, additional PubCo ADSs and PubCo Ordinary Shares will be issued, which will result in dilution to the then-existing holders of PubCo ADSs and PubCo Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of PubCo ADSs. The exclusive forum provision in the warrant agreement can result in increased costs to investors to bring a claim.

The warrant agreement relating to the Assumed Warrants will provide that PubCo agrees that any action, proceeding or claim against it arising out of or relating in any way to such agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and that PubCo irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This exclusive forum provision could limit Assumed Warrant holders’ ability to obtain what they believe to be a favorable judicial forum for disputes related to the A&R Warrant Agreement.

In connection with the Business Combination, PubCo will enter into the Amended and Restated Warrant Agreement (“A&R Warrant Agreement”), which relates to the Assumed Warrants. The A&R Warrant Agreement will provide that any action, proceeding or claim against PubCo arising out of or relating in any way to such agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, which will be the exclusive forum for any such action, proceeding or claim. This provision will apply to claims under the Securities Act. However, as discussed below, it will not apply to claims under the Exchange Act.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in the A&R Warrant Agreement will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Accordingly, the exclusive forum provision does not designate the courts of the State of New York as the exclusive forum for any derivative action arising under the Exchange Act, as there is exclusive federal jurisdiction in that instance.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the enforceability of the exclusive forum provision in the A&R Warrant Agreement is uncertain, and a court may determine that such provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction. Further, compliance with the federal securities laws and the rules and regulations thereunder cannot be waived by investors in PubCo’s securities.

The exclusive forum provision in the A&R Warrant Agreement may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes related to the A&R Warrant Agreement, which may discourage such lawsuits against PubCo and its directors or officers. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, PubCo may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition and results of operations and result in a diversion of the time and resources of PubCo’s management and board of directors.

PubCo may redeem your unexpired Assumed Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Assumed Warrants worthless.

After the Closing, PubCo has the ability to redeem the outstanding Assumed Warrants at any time after they become exercisable and prior to their expiration, at a price of US$0.01 per warrant, if, among other things, the last sale price of PubCo Ordinary Shares, represented by PubCo ADSs, equals or exceeds US$18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like). If and when the Assumed Warrants become redeemable, PubCo may exercise such redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Assumed Warrants as described above could force you to (1) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (2) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (3) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is expected to be substantially less than the market value of the Assumed Warrants. None of the assumed private placement warrants will be redeemable so long as they are held by the Sponsor, EBC or their permitted transferees.

PubCo will be a foreign private issuer, and as a result, it will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

Following the consummation of the Business Combination, PubCo will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because PubCo qualifies as a foreign private issuer under the Exchange Act, PubCo is exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, among others, (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time, and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year, and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.

As a company incorporated in the Cayman Islands, PubCo is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if PubCo complied fully with the Nasdaq Stock Market corporate governance listing standards.

Following the consummation of the Business Combination, PubCo’s securities will be listed on the Nasdaq Stock Market. The Nasdaq Stock Market corporate governance listing standards permit a foreign private issuer such as PubCo to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is PubCo’s home country, may differ significantly from the Nasdaq Stock Market corporate governance listing standards.

For instance, under the home country practices, PubCo is not required to:

•        have a majority of the board be independent;

•        have an audit committee be composed of at least three members;

•        have a compensation committee or a nominations and corporate governance committee consisting entirely of independent directors; or

•        have regularly scheduled executive sessions with only independent directors each year.

PubCo currently intends to follow Cayman Islands corporate governance practices in lieu of the corporate governance standards of the Nasdaq Stock Market that listed companies must, among others: (1) have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors, and (2) have regularly scheduled executive sessions with only independent directors each year. PubCo may also continue to rely on these and other exemptions available to foreign private issuers in the future, and to the extent that PubCo chooses to do so, its shareholders may be afforded less protection than they otherwise would have under the Nasdaq Stock Market Rules applicable to U.S. domestic issuers.

PubCo will be a “controlled company” under the Corporate Governance Rules of Nasdaq and can rely on exemptions from certain corporate governance requirements that could adversely affect PubCo’s public shareholders.

Mr. Chao Gao will hold a majority of the aggregate voting power of PubCo upon the completion of the Business Combination. Therefore, PubCo will qualify as a “controlled company” under the Corporate Governance Rules of Nasdaq. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a controlled company and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of its directors be independent, as defined in the Corporate Governance Rules of the Nasdaq and the requirement that the compensation committee and nominating and corporate governance committee of PubCo consist entirely of independent directors. PubCo may intend to rely on these exemptions. If PubCo decides to rely on exemptions applicable to controlled companies under the Corporate Governance Rules of Nasdaq in the future, its public shareholders will not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq corporate governance requirements.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited.

Each of PubCo, Finnovate and Scage International is an exempted company limited by shares incorporated under the laws of the Cayman Islands, and following the Business Combination, PubCo will conduct a majority of its operations through its subsidiaries in China. Substantially all of PubCo’s assets following the Business Combination will be located outside of the United States. A majority of PubCo’s officers and directors following the Business Combination will reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against PubCo or against these individuals outside of the United States in the event that you believe that your rights have been infringed upon under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the PRC could render you unable to enforce a judgment against the relevant assets or the assets of the relevant directors and officers.

In addition, PubCo’s corporate affairs will be governed by the PubCo A&R MAA, the Cayman Companies Act and the common law of the Cayman Islands. The rights of investors to take action against the directors, actions by minority shareholders and the fiduciary duties of PubCo’s directors to PubCo under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of PubCo’s shareholders and the fiduciary duties of PubCo’s directors under the Cayman Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States. Some U.S. states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like PubCo have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies (save for the memorandum and articles of association, the register of mortgages and charges, and special resolutions of PubCo’s shareholders). PubCo’s directors will have discretion under the PubCo A&R MAA to determine whether or not, and under what conditions, PubCo’s corporate records may be inspected by its shareholders, but PubCo is not obliged to make them available to the shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder’s motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is PubCo’s home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent PubCo chooses to follow home country practice with respect to corporate governance matters, its shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers. See “—As a company incorporated in the Cayman Islands, PubCo is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if PubCo complied fully with the Nasdaq Stock Market corporate governance listing standards.”

As a result of all of the above, PubCo’s shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

The PubCo A&R MAA contain certain provisions, including anti-takeover provisions that limit the ability of shareholders to take certain actions and could delay or discourage takeover attempts that shareholders may consider favorable.

The PubCo A&R MAA that will be in effect upon consummation of the Business Combination contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that shareholders may consider favorable, including transactions in which shareholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for PubCo ADSs, and therefore depress the trading price of PubCo ADSs. These provisions could also make it difficult for shareholders to take certain actions, including electing directors who are not nominated by Scage International or taking other corporate actions, including effecting changes in PubCo’s management following the Business Combination. See “Description of PubCo’s Share Capital.” These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in PubCo’s board of directors or management.

A market for PubCo’s securities may not develop or be sustained, which would adversely affect the liquidity and price of PubCo’s securities.

Following the Business Combination, the price of PubCo’s securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. A substantial amount of PubCo Ordinary Shares, represented by PubCo ADSs, will be subject to transfer restrictions following the Business Combination. An active trading market for PubCo’s securities following the Business Combination may never develop or, if developed, may not be sustained. In addition, the price of PubCo’s securities after the Business Combination may vary due to general economic conditions and forecasts, PubCo’s general business condition and the release of its financial reports. Additionally, if PubCo’s securities are not listed on the Nasdaq Stock Market and are quoted on over-the-counter market, the liquidity and price of PubCo’s securities may be more limited than if PubCo’s securities were quoted or listed on the Nasdaq Stock Market or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Following the Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about PubCo, PubCo’s business, its market or its competitors, or if they change their recommendations regarding PubCo’s securities adversely, the price and trading volume of PubCo’s securities could decline.

The trading market for PubCo’s securities will be influenced by the research and reports that industry or securities analysts may publish about PubCo, PubCo’s business, its market or its competitors. If any of the analysts who may cover PubCo following the Business Combination change their recommendation regarding PubCo’s securities adversely, or provide more favorable relative recommendations about PubCo’s competitors, the price of PubCo’s securities would likely decline. If any analyst who may cover PubCo following the Business Combination were to cease their coverage or fail to regularly publish reports on PubCo, PubCo could lose visibility in the financial markets, which could cause the price or trading volume of PubCo’s securities to decline.

Holders of the PubCo ADSs may not have the same voting rights as PubCo’s registered shareholders and might not receive voting materials in time to be able to exercise their right to vote.

Except as described in this proxy statement/prospectus and in the deposit agreement, holders of the PubCo ADSs will not be able to exercise voting rights attaching to the underlying PubCo Ordinary Shares evidenced by the ADSs on an individual basis. Under the deposit agreement, holders of PubCo ADSs must vote by giving voting instructions to the depositary, including instructions to give a discretionary proxy to a person designated by PubCo. Upon receipt of such holder’s voting instructions, the depositary bank will vote the underlying PubCo Ordinary Shares in accordance with these instructions. Holders of PubCo ADSs will not be able to directly exercise their right to vote with respect to the underlying PubCo Ordinary Shares unless they withdraw the underlying PubCo Ordinary Shares. Holders of PubCo ADSs may not receive voting materials in time to instruct the depositary bank to vote, and it is possible that holders of PubCo ADSs, or persons who hold their PubCo ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise their right to vote.

The voting rights of holders of PubCo ADSs are limited by the terms of the deposit agreement, and holders of PubCo ADSs may not be able to exercise rights to direct how the PubCo Ordinary Shares represented by PubCo ADSs are voted.

A holder of the PubCo ADSs may only exercise the voting rights with respect to the underlying PubCo Ordinary Shares in accordance with the provisions of the deposit agreement. Upon receipt of voting instructions of a holder of PubCo ADSs in the manner set forth in the deposit agreement, the depositary bank will endeavor to vote the underlying PubCo Ordinary Shares in accordance with these instructions. When a general meeting is convened, holders of PubCo ADSs may not receive sufficient notice of a shareholders’ meeting to permit them to withdraw the PubCo Ordinary Shares underlying the PubCo ADSs to allow them to cast their votes with respect to any specific matter. In addition, the depositary bank and its agents may not be able to send voting instructions to holders of PubCo ADSs or carry out their voting instructions in a timely manner. PubCo will make all reasonable efforts to cause the depositary bank to extend voting rights to holders of PubCo ADSs in a timely manner, but PubCo cannot assure such holders that they will receive the voting materials in time to ensure that they can instruct the depositary bank to vote their shares. Furthermore, the depositary bank will not vote on any matter for which voting is conducted on a show of hands basis in accordance with PubCo’s Amended and Restated Memorandum and Articles of Association and will not have an obligation to demand voting on a poll basis. The depositary bank and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast, or for the effect of any such vote. As a result, holders of PubCo ADSs may not be able to exercise their right to vote and may lack recourse if their equity shares are not voted as requested.

PubCo and the depositary bank are entitled to amend the deposit agreement and to change the rights of PubCo ADS holders under the terms of such agreement, and PubCo may terminate the deposit agreement, without the prior consent of the PubCo ADS holders.

PubCo and the depositary bank are entitled to amend the deposit agreement and to change the rights of the PubCo ADS holders under the terms of such agreement, without the prior consent of the PubCo ADS holders. PubCo and the depositary bank may agree to amend the deposit agreement in any way it decides is necessary or advantageous to it. Amendments may reflect, among other things, operational changes in the PubCo ADS program, legal developments affecting PubCo ADSs or changes in the terms of PubCo’s business relationship with the depositary bank. In the event that the terms of an amendment impose or increase fees or charges (other than charges in connection with foreign exchange control regulations, and taxes and/or other governmental charges, delivery and other such expenses) or that would otherwise prejudice any substantial existing right of the ADS holders, such amendment will not become effective as to outstanding ADSs until the expiration of 30 days after notice of that amendment has been disseminated to PubCo ADS holders, and no prior consent of the PubCo ADS holders is required under the deposit agreement. Furthermore, we may decide to terminate the ADS facility at any time for any reason. For example, terminations may occur when PubCo decides to list its ordinary shares on a non-U.S. securities exchange and determine not to continue to sponsor an ADS facility or when PubCo becomes the subject of a takeover or a going-private transaction. If the ADS facility will terminate, PubCo ADS holders will receive at least 30 days’ prior notice, but no prior consent is required from them. Under the circumstances that PubCo decides to make an amendment to the deposit agreement that is disadvantageous to PubCo ADS holders or terminate the deposit agreement, the PubCo ADS holders may choose to sell their PubCo ADSs or surrender their PubCo ADSs and become direct holders of the underlying PubCo Ordinary Shares, but will have no right to any compensation whatsoever.

Holders of PubCo ADSs may be subject to limitations on transfer of their ADSs.

PubCo ADSs are transferable on the books of the depositary bank. However, the depositary bank may close its transfer books at any time or from time to time when it deems necessary in connection with the performance of its duties. The depositary bank may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary bank needs to maintain an exact number of PubCo ADS holders on its books for a specified period. The depositary bank may also close its books in emergencies, and on weekends and public holidays. In addition, the depositary bank may refuse to deliver, transfer or register transfers of PubCo ADSs generally when PubCo’s books or the books of the depositary bank are closed, or at any time if PubCo or the depositary bank deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement.

Holders of PubCo ADSs might not receive distributions on PubCo’s equity shares, or any value for them at all, if it is unlawful or impracticable for PubCo to make them available to such holders.

The depositary bank of the PubCo ADSs has agreed to pay holders of PubCo ADSs the cash dividends or other distributions it or the custodian for the PubCo ADSs receives on PubCo Ordinary Shares or other deposited securities after deducting its fees and expenses in accordance with the deposit agreement. Holders of PubCo ADSs will receive these distributions in proportion to the number of the underlying PubCo Ordinary Shares that their PubCo ADSs represent. However, the depositary bank is not responsible if it is unlawful or impracticable to make a distribution available to any holders of PubCo ADSs. For example, it would be unlawful to make a distribution to a holder of PubCo ADSs if it consists of securities that require registration under the Securities Act but such securities are not properly registered or distributed pursuant to an applicable exemption from registration. The depositary bank is not responsible for making a distribution available to any holders of PubCo ADSs if any government approval or registration is required for such distribution. PubCo has no obligation to take any other action to permit the distribution of the PubCo ADSs, equity shares, rights or anything else to holders of the PubCo ADSs. This means that holders of PubCo ADSs might not receive the distributions that PubCo makes on its PubCo Ordinary Shares or any value for them at all if it is unlawful or impracticable for PubCo to make them available to you.

Your rights to pursue claims against the depositary bank as a holder of ADSs are limited by the terms of the deposit agreement.

Under the deposit agreement, any action or proceeding against or involving the depositary, arising out of or based upon the deposit agreement or the transactions contemplated thereby or by virtue of owning the ADSs may only be instituted in the United States District Court for the Southern District of New York (or, if the United States

District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York), and you, as a holder of PubCo ADSs, will have irrevocably waived any objection which you may have to the laying of venue of any such proceeding, and irrevocably submitted to the exclusive jurisdiction of such courts in any such action or proceeding. Accepting or consenting to this forum selection provision does not represent you are waiving compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder. Furthermore, investors cannot waive compliance with the U.S. federal securities laws and rules and regulations promulgated thereunder.

ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our ordinary shares provides that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) have exclusive jurisdiction to hear and determine claims arising under the deposit agreement and in that regard, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary bank arising out of or relating to our ordinary shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

If we or the depositary bank opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the U.S. Supreme Court. However, we believe that a pre-dispute contractual waiver of jury trial is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement. In determining whether to enforce a pre-dispute contractual waiver of jury trial, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary bank in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and the depositary. If a lawsuit is brought against either or both of us and the depositary bank under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have, including results that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver provision is not enforced, to the extent a court action proceeds, it would proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs shall relieve us or the depositary bank from our respective obligations to comply with the Securities Act and the Exchange Act.

Additional disclosure requirements to be adopted by and regulatory scrutiny from the SEC in response to risks related to companies with substantial operations in China could increase PubCo’s compliance costs, subject it to additional disclosure requirements, and/or suspend or terminate PubCo’s future securities offerings, resulting in difficulties in PubCo’s capital-raising.

On July 30, 2021, in response to the recent regulatory developments in China and actions adopted by the PRC government, the Chairman of the SEC issued a statement asking the SEC staff to seek additional disclosures from offshore issuers associated with China-based operating companies before their registration statements will be declared effective. As such, the Transactions may be subject to additional disclosure requirements and review that the SEC or other regulatory authorities in the United States may adopt for companies with China-based operations, which could increase PubCo’s compliance costs, delay the consummation of the Business Combination, subject PubCo to additional disclosure requirements, and/or suspend or terminate PubCo’s future securities offerings, resulting in difficulties in its capital-raising.

PubCo’s principal shareholders, including the Founder, have the ability to exert significant influence over important corporate matters that require the approval of shareholders, which may deprive you of an opportunity to receive a premium for PubCo ADSs and materially reduce the value of your investment.

Mr. Chao Gao (by himself and by virtue of an acting-in-concert agreement) will beneficially own 45,441,182 PubCo Ordinary Shares and will be able to exercise 62.4% of the total voting power of the total issued and outstanding share capital of PubCo immediately following the completion of the Business Combination assuming no conversion of the Company’s convertible bonds and no redemption of Finnovate Public Shares, pursuant to certain acting-in-concert agreement entered into among Upward Stars Group Limited, Two Courage Brothers Limited, Three Action Brothers Limited, Victorious Lights Holding Limited, Five Epic Brother Limited and Four Genuine Brothers Limited.

This concentration of ownership and the protective provisions in the PubCo A&R MAA, which will become effective upon the completion of the Business Combination, may discourage, delay or prevent a change in control of PubCo, which could have the dual effect of depriving PubCo’s shareholders of an opportunity to receive a premium for their shares as part of a sale of PubCo and reducing the price of the PubCo ADSs. As a result of the foregoing, the value of your investment could be materially reduced.

The issuance of additional share capital in connection with financings, acquisitions, investments, PubCo’s equity incentive plans or otherwise will dilute all other shareholders.

PubCo expects to issue additional share capital in the future, which will result in dilution to all other shareholders. PubCo also expects to adopt a share incentive plan and grant equity awards to key employees. PubCo may also raise capital through equity financings in the future. As part of PubCo’s business strategy, it may acquire or make investments in companies, solutions or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of the additional share capital may cause shareholders to experience significant dilution of their ownership interests and the per share value of PubCo ADSs to decline.

PubCo does not intend to pay dividends before it becomes profitable, and as a result, your ability to achieve a return on your investment in the foreseeable future will depend on appreciation in the price of the PubCo ADSs.

PubCo does not intend to pay any cash dividends before it becomes profitable, which may not occur in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of PubCo’s board of directors. Accordingly, you may need to rely on sales of the PubCo ADSs after price appreciation, which may never occur, as the only way to realize any future gains on your investment.

A significant portion of PubCo’s outstanding shares may not be immediately resold but may be sold into the market in the near future. This could cause the market price of the PubCo ADSs to drop significantly, even if PubCo’s business is doing well.

After the Business Combination (and assuming no redemptions of Finnovate Public Shares), the Sponsor Parties and Finnovate’s current officers and directors will hold approximately 5.9% of the PubCo Ordinary Shares, or 4,312,500 PubCo Ordinary Shares into which the Finnovate Founder Shares will convert (or 6.0% of the PubCo Ordinary Shares, assuming Contractual Maximum Redemption of Finnovate Public Shares). Pursuant to the terms of the Insider Letter, the Finnovate Founder Shares (which will be converted into shares of PubCo Ordinary Shares at the Effective Time) are subject to a six-month lock-up. We may, on or before the consummation of the Business Combination, distribute some or all of the Finnovate Founder Shares held by the Sponsor and release some or all of the Finnovate Founder Shares from such lock-up restrictions in connection with applicable stock exchange listing requirements. Additionally, according to certain lock-up agreement with the Founder and other key shareholders of Scage International, two-fifths of the PubCo Ordinary Shares held by such shareholders upon the consummation of the Business Combination will be subject to a six-month lock-up and three-fifths of the PubCo ADSs held by such shareholders will be subject to a 36-month lock-up. PubCo Ordinary Shares issued to other shareholders of Scage International as consideration in connection with the Business Combination are subject to a six-month lock-up.

Moreover, the holders of the Finnovate Founder Shares are entitled to registration rights pursuant to a registration rights agreement entered into in connection with the Finnovate IPO, which will be replaced by the receipt by the Amended and Restated Registration Rights Agreement. The presence of these additional PubCo Shares in the form of ADSs trading in the public market may have an adverse effect on the market price of PubCo ADSs.

The reduced reporting and disclosure requirements applicable to emerging growth companies may make PubCo’s securities less attractive to investors.

PubCo is and, following the Business Combination, will be an “emerging growth company” as defined in the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, disclosure obligations regarding executive compensation in PubCo’s periodic reports and proxy statements, and the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. PubCo does not intend to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, PubCo, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make a comparison of PubCo’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

PubCo will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (i) following the fifth anniversary of the consummation of the Business Combination, (ii) in which PubCo has total annual gross revenue of at least US$1.235 billion, or (iii) in which PubCo is deemed to be a large accelerated filer, which means the market value of PubCo’s common equity that is held by non-affiliates exceeds US$700 million as of the last business day of its most recently completed second fiscal quarter; and (2) the date on which PubCo has issued more than US$1.00 billion in non-convertible debt securities during the prior three-year period.

Investors may find PubCo’s securities less attractive if it chooses to rely on these exemptions, and there may be a less active trading market for PubCo’s securities, and the price of such securities may be more volatile.

PubCo will incur increased costs as a result of operating as a public company, and its management will be required to devote substantial time to comply with a public company’s responsibilities and corporate governance practices.

As a public company, PubCo will incur significant legal, accounting and other expenses, which PubCo expects to further increase after it is no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies. PubCo’s management and other personnel are not experienced in managing a public company and will be required to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase PubCo’s legal and financial compliance costs and will make some activities more time-consuming and costly.

In the past, shareholders of some public companies brought securities class action suits against these companies following periods of instability in the market price of these companies’ securities. PubCo’s involvement in a class action suit could divert a significant amount of its management’s attention and other resources from its business, which could harm its results of operations and require it to incur significant expenses to defend the suit.

Any such class action suit, whether or not successful, could harm PubCo’s reputation and restrict its ability to raise capital in the future. In addition, if a claim is successfully made against it, PubCo may be required to pay significant damages, which could materially and adversely affect its financial condition and results of operations.

If PubCo is characterized as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, U.S. Holders may experience adverse U.S. federal income tax consequences.

A non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. The determination of whether PubCo will be treated as a PFIC for the taxable year that includes the Business Combination will depend on a number of factors, including the timing of the Business Combination and the amount of cash held by Finnovate and Scage International and its subsidiaries at the time of the Business Combination, among others. Accordingly, there can be no assurances in this regard or any assurances that PubCo will not be treated as a PFIC in the taxable year that includes the Business Combination or any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and there can be no assurance that the Internal Revenue Service (the “IRS”) will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Following the consummation of the Business Combination, whether PubCo or any of its subsidiaries are a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of its income and assets, and the market value of its securities. Changes in PubCo’s composition, the composition of PubCo’s income or the composition of its assets may cause it to be or become a PFIC for the current or subsequent taxable years. Whether PubCo is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.

If PubCo is a PFIC for any taxable year, a U.S. Holder of its securities may be subject to adverse tax consequences and may incur certain information reporting obligations. For a further discussion, see “Certain Material U.S. Federal Income Tax Considerations—U.S. Holders—Ownership and Disposition of PubCo ADSs and Assumed Warrants by U.S. Holders—Passive Foreign Investment Company Rules.” U.S. Holders of PubCo’s securities are strongly encouraged to consult their tax advisors regarding the potential application of these rules to PubCo and the ownership of its securities.

If PubCo ADSs or the PubCo Warrants are not eligible for deposit and clearing within the facilities of the Depository Trust Company, then transactions in the PubCo ADSs or the PubCo Warrants may be disrupted.

The facilities of the Depository Trust Company (“DTC”) are a widely used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms. We expect that PubCo ADSs and the PubCo Warrants will be eligible for deposit and clearing within the DTC system. We expect to enter into arrangements with DTC whereby we will agree to indemnify DTC for stamp duty that may be assessed upon it as a result of its service as a depository and clearing agency for the PubCo ADSs and the PubCo Warrants. We expect these actions, among others, will result in DTC agreeing to accept the PubCo ADSs and the PubCo Warrants for deposit and clearing within its facilities.

DTC is not obligated to accept PubCo ADSs or the PubCo Warrants for deposit and clearing within its facilities in connection with the listing, and even if DTC does initially accept PubCo ADSs or the PubCo Warrants, it will generally have discretion to cease to act as a depository and clearing agency for PubCo ADSs or the PubCo Warrants.

If DTC determines prior to the consummation of the Business Combination that PubCo ADSs or the PubCo Warrants are not eligible for clearance within the DTC system, then we would not expect to consummate the Business Combination or the listing contemplated by this proxy statement/prospectus in its current form. However, if DTC determines at any time after the completion of the transactions and the listing that PubCo ADSs or the PubCo Warrants were not eligible for continued deposit and clearance within its facilities, then we believe that PubCo ADSs or PubCo Warrants would not be eligible for continued listing on a U.S. securities exchange and trading in the securities or warrants would be disrupted. While we would pursue alternative arrangements to preserve its listing and maintain trading of its securities, any such disruption could have a material adverse effect on the market price of PubCo ADSs and the PubCo Warrants.

EXTRAORDINARY GENERAL MEETING OF FINNOVATE’S SHAREHOLDERS

General

Finnovate is furnishing this proxy statement/prospectus to Finnovate’s shareholders as part of the solicitation of proxies by Finnovate’s board of directors for use at the Meeting to be held on         , 2024, and at any adjournment thereof. This proxy statement/prospectus provides Finnovate’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Meeting.

Date, Time and Place

The Meeting will be held on         , 2024 at         a.m., Eastern Time, at         . You can participate in the Meeting and vote your shares electronically via live webcast at          with the password of         .

Purpose of the Extraordinary General Meeting of Shareholders of Finnovate

At the Meeting, Finnovate is asking holders of Finnovate Ordinary Shares to:

•        consider and vote upon the NTA Proposal to approve the NTA Amendments, which shall be effective, if adopted and implemented by Finnovate, immediately prior to the consummation of the proposed Business Combination, to remove the requirements contained in the Finnovate Articles limiting Finnovate’s ability to consummate an initial business combination if Finnovate would have less than US$5,000,001 in net tangible assets prior to or upon consummation of such initial business combination;

•        consider and vote upon the Business Combination Proposal to, among other things, adopt the Business Combination Agreement and approve the transactions contemplated by the Business Combination Agreement;

•        consider and vote upon the Merger Proposal to, among other things, approve and authorize the Second Merger and the plan of merger in connection with the Second Merger (the “Plan of Merger”), and any and all transactions provided for in the Plan of Merger;

•        consider and vote upon the PubCo Memorandum and Articles Proposal to approve, in connection with the Business Combination, the replacement of PubCo’s current memorandum and articles of association with the PubCo A&R MAA;

•        consider and vote upon the Organizational Documents Advisory Proposals to approve on an advisory and non-binding basis, in the material differences between the Finnovate Articles and the PubCo A&R MAA relating to the authorized share capital, the status as blank check company, the number of directors, and the shareholder meeting quorum as described in the four proposals;

•        consider and vote upon the PubCo Director Election Proposal; and

•        consider and vote upon the Adjournment Proposal to adjourn the Meeting to a later date or dates, if necessary or desirable, at the determination of the Finnovate Board.

Recommendation of Finnovate Board of Directors

Finnovate’s board of directors has unanimously determined that the Business Combination Proposal and the other proposals to be presented at the Meeting are fair to and in the best interests of Finnovate and its shareholders; has unanimously approved the Business Combination Proposal; and unanimously recommends that shareholders vote “FOR” the NTA Proposal, “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the PubCo Memorandum and Articles Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” each of the director nominees set forth in the PubCo Director Election Proposal and, if presented at the Meeting, “FOR” the Adjournment Proposal if presented at the Meeting.

Record Date; Outstanding Shares; Shareholders Entitled to Vote

Finnovate has fixed the close of business on         , 2024, as the “Record Date” for determining Finnovate shareholders entitled to notice of and to attend and vote at the Meeting. As of the close of business on the Record Date, there were          Finnovate Ordinary Shares issued and outstanding and entitled to vote. Each Finnovate Ordinary Share is entitled to one vote per share at the Meeting.

Quorum

The presence, in person or by proxy, of the holders of no less than a majority of all the issued and outstanding Finnovate Ordinary Shares entitled to vote constitutes a quorum at the Meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Finnovate but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the NTA Proposal, the Business Combination Proposal, the Merger Proposal, the PubCo Memorandum and Articles Proposal, the Organizational Documents Advisory Proposals, and the PubCo Director Election Proposal.

Abstentions and broker non-votes are not treated as votes cast and will have no effect on any of the proposals.

Vote Required

The approval of each of the Business Combination Proposal, the Organizational Documents Advisory Proposals, the PubCo Director Election Proposal and the Adjournment Proposal (if presented) will require an ordinary resolution, being a resolution passed by a majority of the votes which are cast by those holders of Finnovate Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting. The approval of the NTA Proposal, the Merger Proposal and the PubCo Memorandum and Articles Proposal will require a special resolution, being a resolution passed by at least two-thirds of the votes which are cast by those holders of Finnovate Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting. In connection with the Business Combination, the holders of Finnovate’s Founder Shares in favor of the Business Combination Proposal. Such holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. As of the Record Date, the Sponsor held 4,237,499 Finnovate Class A Ordinary Shares and one (1) Finnovate Class B Ordinary Share, which constitute approximately 63.1% of the total issued and outstanding Finnovate Ordinary Shares.

Voting Your Shares

Each Finnovate Ordinary Share that you own in your name entitles you to one vote. Your proxy card shows the number of Finnovate Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Voting Your Shares—Shareholders of Record

Each Finnovate Ordinary Share that you own in your name entitles you to one vote. Your proxy card shows the number of Finnovate Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. There are two ways to vote your Finnovate Ordinary Shares at the Meeting.

•        You Can Vote by Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Finnovate Board “FOR” the NTA Proposal, “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the PubCo Memorandum and Articles Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” each of the director nominees set forth in the PubCo Director Election Proposal and, if presented at the Meeting, “FOR” the Adjournment Proposal.

•        You Can Attend the Meeting and Vote Online.    Finnovate will be hosting the Meeting via live webcast. If you attend the Meeting, you may submit your vote at the Meeting online at https://www.cstproxy.com/        , in which case any votes that you previously submitted will be superseded by the vote that you cast at the Meeting. See “—Registering for the Meeting” above for further details on how to attend the Meeting.

Voting Your Shares—Beneficial Owners

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from Finnovate. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided. To vote yourself at the Meeting, you must first obtain a valid legal proxy from your broker, bank or other agent and then register in advance to attend the Meeting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental Stock Transfer & Trust Company. Requests for registration should be directed to Mark Zimkind via email at mzimkind@continentalstock.com. Written requests can also be mailed to:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

Requests for registration must be labelled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on         , 2024.

You will receive a confirmation of your registration by email after Finnovate receives your registration materials. You can participate in the Meeting and vote your shares electronically by visiting          with the password of         . You will also need a voter control number included on your proxy card in order to be able to vote your shares during the Meeting. Follow the instructions provided to vote. Finnovate encourages you to access the Meeting prior to the start time leaving ample time for the check in.

Attending the Meeting

The Meeting will be held virtually on         , 2024 at          Eastern Time via live webcast on the Internet. You can participate in the Meeting and vote your shares electronically by visiting          with the password of         .

Revoking Your Proxy

If you are a shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may enter a new vote by Internet or telephone;

•        you may send a later-dated, signed proxy card Finnovate’s Chief Executive Officer at 265 Franklin Street, Suite 1702, Boston, MA 02110, which notice must be received, so that it is received by Finnovate’s Chief Executive Officer on or before the Meeting; or

•        you may attend the Meeting via the live webcast noted above, revoke your proxy, and vote virtually, as indicated above.

Who Can Answer Your Questions About Voting Your Shares?

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares of Finnovate, you may call Advantage Proxy, Inc., Finnovate’s proxy solicitor, at (877) 870-8565 or email Advantage at ksmith@advantageproxy.com.

Redemption Rights

Holders of Finnovate Public Shares may seek to redeem their Finnovate Public Shares, regardless of whether or not they are holders on the Record Date or whether or how they vote at the Meeting, but no later than 5:00 p.m. Eastern Time on         , 2024 (two (2) business days prior to the Meeting). Any shareholder holding Finnovate Public Shares may demand that Finnovate redeem such shares for a full pro rata portion of the Trust Account (which was approximately US$11.68 per share as of November 4, 2024), net of taxes payable, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, Finnovate will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

The Sponsor and Finnovate’s officers and directors will not have redemption rights with respect to any Finnovate Ordinary Shares owned by them, directly or indirectly.

Finnovate shareholders who seek to redeem their Finnovate Public Shares are required to (A) submit their request in writing to Continental Stock Transfer & Trust Company, Finnovate’s transfer agent and (B) deliver their shares, either physically or electronically using The Depository Trust Company’s DWAC System, to Finnovate’s transfer agent no later than 5:00 p.m. Eastern Time on         , 2024 (two (2) business days prior to the Meeting). If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Finnovate’s consent, until the consummation of the Business Combination, or such other date as determined by the Finnovate Board. If you delivered your shares for redemption to Finnovate’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Finnovate’s transfer agent return the shares (physically or electronically).

If the Business Combination is not approved or completed for any reason, then Finnovate Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a pro rata portion of the cash in the Trust Account, as applicable. Finnovate will thereafter promptly return any shares delivered by Finnovate Public Shareholders. In such case, holders may only share in the assets of the Trust Account upon the liquidation of Finnovate. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised redemption rights in connection therewith due to potential claims of creditors. However, the Business Combination will not be consummated if redemptions would cause Finnovate to not have at least US$5,000,001 in net tangible assets immediately prior to, or upon such consummation of the Business Combination.

The closing price of the Finnovate Ordinary Shares on the Record Date was US$        . The cash held in the Trust Account on such date was approximately US$         (approximately US$         per Finnovate Public Share). Prior to exercising redemption rights, shareholders should verify the market price of the Finnovate Ordinary Shares as they may receive higher proceeds from the sale of their Finnovate Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption price. Finnovate cannot assure its shareholders that they will be able to sell their Finnovate Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a holder of Finnovate Public Shares exercises its redemption rights, then it will be exchanging its Finnovate Public Shares for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption and deliver your share certificate (either physically or electronically) to Finnovate’s transfer agent prior to the vote at the Meeting, and the Business Combination is consummated.

If a holder of Finnovate Public Shares exercises its redemption rights, it will not result in the loss of any Finnovate Warrants that it may hold and, upon consummation of the Business Combination, each whole Warrant will become a warrant of PubCo exercisable to purchase one PubCo ADS or PubCo Ordinary Share, subject to certain conditions, in lieu of one Finnovate Ordinary Share for a purchase price of US$11.50 per PubCo ADS or PubCo Ordinary Share. If a holder redeems its Finnovate Public Shares at Closing but continues to hold Public Warrants after the Closing, the aggregate value of the Public Warrants that may be retained by holders of Public Warrants, based on the closing trading price per Public Warrant as of November 11, 2024, would be approximately US$156,617 regardless of the amount of redemptions by Finnovate Public Shareholders.

Appraisal Rights

Holders of record of Finnovate Ordinary Shares may have appraisal rights in connection with the Second Merger under the Cayman Companies Act. In this proxy statement/prospectus, these appraisal or dissent rights are sometimes referred to as “Dissent Rights.” Holders of record of Finnovate Ordinary Shares wishing to exercise such Dissent Rights and make a demand for payment of the fair value for his, her or its Finnovate Ordinary Shares must give written objection to the Second Merger to Finnovate prior to the shareholder vote at the Extraordinary General Meeting of Finnovate to approve the Second Merger and follow the procedures set out in section 238 of the Cayman Companies Act, noting that any such dissenter rights may subsequently be lost and extinguished pursuant to section 239 of the Cayman Companies Act which states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. See the section entitled “Appraisal Rights under the Cayman Companies Act” for more details.

Finnovate shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights under the Cayman Companies Act.

Proxy Solicitation Costs

Finnovate is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Finnovate and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Finnovate will bear the cost of the solicitation.

Finnovate has hired Advantage Proxy, Inc. to assist in the proxy solicitation process for a fee of US$12,500. Finnovate will reimburse Advantage Proxy for reasonable out-of-pocket expenses and will indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses.

Finnovate will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Finnovate will reimburse them for their reasonable expenses.

PROPOSAL ONE—THE NTA PROPOSAL

General

As discussed elsewhere in this proxy statement/prospectus, Finnovate is asking its shareholders to approve, by special resolution, the NTA Proposal. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will not be presented to Finnovate’s shareholders at the Meeting. If the NTA Proposal is approved at the Meeting, the following articles of the Finnovate Articles shall be amended as follows, and effective, if adopted and implemented by Finnovate, prior to the consummation of the proposed Business Combination:

(a)     Article 49.2(b) of the Finnovate Articles shall be deleted in its entirety and replaced with the following language: “provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Finnovate Public Shares.”

(b)     Article 49.4 of the Finnovate Articles shall be deleted in its entirety and replaced with the following language: “At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorized to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has achieved any net tangible asset or cash requirement that may be contained in the agreement relating to such Business Combination.”

(c)     Article 49.5 of the Finnovate Articles shall be deleted in its entirety and replaced with the following language: “Any Member holding Finnovate Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Finnovate Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Finnovate Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Finnovate Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Finnovate Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Finnovate Public Shares (such redemption price being referred to herein as the “Redemption Price”).”

(d)    The final sentence of Article 49.8 of the Finnovate Articles shall be deleted in its entirety.

Reasons for the Amendments

Finnovate shareholders are being asked to approve the NTA Amendments to the Finnovate Articles prior to the consummation of the proposed Business Combination, which, in the judgment of the Finnovate Board, may facilitate the consummation of the Business Combination. The Finnovate Articles limit Finnovate’s ability to consummate an initial business combination if Finnovate would have less than US$5,000,001 in net tangible assets prior to or upon consummation of such initial business combination. Because the Finnovate Ordinary Shares and the PubCo Ordinary Shares would not be deemed to be a “penny stock” pursuant to other applicable provisions of Rule 3a51-1 under the Exchange Act, Finnovate is presenting the NTA Proposal to facilitate the consummation of the Business Combination. If the NTA Proposal is not approved and there are significant requests for redemption such that Finnovate’s net tangible assets would be less than US$5,000,001 following such redemption prior to and upon consummation of the Business Combination, the Finnovate Articles would prevent Finnovate from being able to consummate the Business Combination even if all other conditions to Closing are met. If the NTA Proposal is approved and the Finnovate Articles are amended with NTA Amendments, then it is possible that the Business Combination could be consummated even if Finnovate’s net tangible assets would be less than US$5,000,001 following the redemption prior to and upon consummation of the Business Combination. If the Business Combination Proposal and the NTA Proposal are approved, all of the references in this proxy statement/prospectus to the “Finnovate Articles” shall be deemed to mean the Finnovate Articles as amended by the NTA Amendments contained in this NTA Proposal.

Required Vote and Recommendation of the Board

The approval of the NTA Proposal will require a special resolution, being a resolution passed at the Meeting by at least two-thirds of the votes which are cast by those shareholders who, being entitled to do so, vote in person or by proxy at the Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the NTA Proposal.

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that subject to the approval of the Business Combination Proposal and with effect prior to the consummation of the proposed Business Combination:

(a)     Article 49.2(b) of the Finnovate Articles shall be deleted in its entirety and replaced with the following language: “provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Finnovate Public Shares.”

(b)     Article 49.4 of the Finnovate Articles shall be deleted in its entirety and replaced with the following language: “At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by ordinary resolution, the Company shall be authorized to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has achieved any net tangible asset or cash requirement that may be contained in the agreement relating to such Business Combination.”

(c)     Article 49.5 of the Finnovate Articles shall be deleted in its entirety and replaced with the following language: “Any Member holding Finnovate Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Finnovate Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Finnovate Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Finnovate Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Finnovate Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Finnovate Public Shares (such redemption price being referred to herein as the “Redemption Price”).”

(d)    The final sentence of Article 49.8 of the Finnovate Articles shall be deleted in its entirety.”

THE FINNOVATE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE FINNOVATE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NTA PROPOSAL.

PROPOSAL TWO—THE BUSINESS COMBINATION PROPOSAL

The following is a discussion of the proposed Business Combination and the Business Combination Agreement. This is a summary only and may not contain all of the information that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. Finnovate’s shareholders are urged to read this entire proxy statement/prospectus carefully, including the Business Combination Agreement, for a more complete understanding of the Business Combination.

Background of the Business Combination

Finnovate was incorporated in the Cayman Islands on March 15, 2021 for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

Prior to entering into the Business Combination Agreement, Finnovate conducted a thorough search for a business combination target, drawing upon the networks of relationships of its management team, the members of the Finnovate Board and input from the Sponsor and its affiliates across different industries, leveraging the significant experience of Finnovate’s officers, directors and consultants in analyzing and evaluating companies and market opportunities across a variety of sectors. Prior to consummating its IPO on November 8, 2021, neither Finnovate, nor anyone on its behalf, had any substantive discussions, formal or otherwise, with respect to a proposed transaction with Scage International. The terms of the proposed Business Combination with Scage International are the result of arm’s-length negotiations between representatives of Finnovate and Scage International. The following is a brief description of the background of these negotiations and the resulting Business Combination.

Including Scage International and those targets evaluated prior to the closing of the Investment Agreement, Finnovate formally evaluated approximately 32 business combination opportunities, across the financial technology financial services, renewable energy and manufacturing sectors prior to signing the term sheet with Scage International. Finnovate executed non-disclosure agreements with eight potential target businesses and engaged in substantive discussions with advisors, significant stockholders and/or other representatives of such businesses. For the potential business combination opportunities that were deemed to warrant significant interest, Finnovate management and members of the Finnovate Board carried out diligence efforts, including by receiving presentations from and holding discussions with management teams, evaluating management experience and engaging in readiness discussions, and assessing these target companies’ financial condition and growth prospects within their respective industries and markets.

Finnovate, in the course of its search and evaluation process, distributed initial draft letters of intent to two potential business combination targets (including Scage International). It entered into one letter of intent other than the Term Sheet (as defined below) with Scage International. Following execution of a non-disclosure agreement in November 2021, Finnovate carried out due diligence and engaged in discussions with a company with a trading platform (“Target A”). The parties signed a non-binding letter of intent in May 2022. Following extensive due diligence and efforts to raise financing, in March 2023, Target A decided to abandon the business combination with Finnovate due to difficulties obtaining necessary financing.

On April 27, 2023, Finnovate entered into the Investment Agreement with the Sponsor and Sunorange, pursuant to which Sunorange and its designees would acquire partnership interests in the Sponsor and Class B ordinary shares directly held by certain of Finnovate’s directors, and Finnovate’s existing officers and directors would be replaced. The Sunorange Investment closed on May 8, 2023.

Since May 8, 2023, Finnovate’s management is comprised of Calvin Kung, Chief Executive Officer and Chairman of the Board, and Wang Chiu (Tommy) Wong, Chief Financial Officer and director. Following the Sunorange Investment, Messrs. Kung and Wong control the Sponsor through Sunorange.

Mr. Kung was introduced to Finnovate through Mr. Sherman Lu of East Stone Capital Limited, who in turn was introduced to Mr. Kung in November 2022 through Mr. Kung’s business acquaintance, Mr. Yixian (Ethan) Wang (described further below).

East Stone Capital Limited is a private equity management company founded in October 2017 by Mr. Xiaoma (Sherman) Lu and Mr. Chunyi (Charlie) Hao. East Stone Capital Limited was formed for the purpose of engaging in emerging markets and emerging industries. East Stone Capital Limited spearheaded the initial public offering of East Stone Acquisition Corporation (“ESSC”) in February 2020 and completed ESSC’s de-SPAC transaction in November 2022. East Stone Capital Limited also acquired a majority interest in the sponsor of Tristar Acquisition I Corporation (“TRIS”) in July 2023, and TRIS completed a de-SPAC transaction in August 2024.

During the first quarter of 2023, East Stone Capital Limited engaged in discussions for potential investment opportunities, including de-SPAC transactions. One of such opportunities involved the acquisition of the sponsor interests in Finnovate, which was nearing its liquidation date. In March 2023, Mr. Lu had a meeting with Mr. Kung to discuss the opportunity, and facilitated an introduction to Finnovate’s sponsor.

After being introduced to Finnovate, Mr. Kung assembled a team to facilitate the takeover of the Sponsor. East Stone Capital Limited provided advice and expertise in structuring and executing the Sunorange Investment, but did not contribute capital or cash to the transaction. East Stone Capital Limited has also advised Mr. Kung from time to time since the Sunorange Investment, providing valuable insights based on its prior SPAC transactions. In addition, Mr. Hao was elected to the Finnovate Board in May 2023 on account of his significant SPAC expertise and relationship networks. For more information about Mr. Hao’s background, please see the section entitled “Management of Finnovate.”

As consideration for consulting services related to Sunorange’s takeover of the Sponsor, East Stone Capital Limited was granted an indirect beneficial interest in 300,000 Founder Shares through its stake in Jemapellehelene Holding Limited.

Description of Negotiations between Finnovate and Scage International

Upon execution of the Investment Agreement with the Sponsor on April 27, 2023, Mr. Kung contacted Mr. Yixian (Ethan) Wang, a mutual business acquaintance of several years. From 2002 to 2007, Mr. Wang studied in the U.K. From 2008 to 2014, Mr. Wang worked in the investment research division of J.P. Morgan and UBS, and in the investment banking did not contribute capital or cash to the transaction division of CCB International. Mr. Wang began a family office in 2014 to manage the funds of family and friends. Since 2014, Mr. Wang has invested across healthcare, renewable energy, hospitality, shared economy, media, internet and communication, manufacturing, and has participated in cross-border mergers and acquisitions transactions since 2014. Mr. Kung recognized that Mr. Wang’s network and transaction experience would be valuable to Finnovate with respect to helping the new management team identify potential business combination targets. Mr. Kung sent Mr. Wang a web link to Finnovate’s proxy statement on Form DEF 14A dated April 27, 2023 describing the proposed Investment Agreement, including the management reorganization and Mr. Kung’s proposed role as Chairman and CEO of Finnovate. Mr. Kung called Mr. Wang to explain that he and his partners planned to assume control of the Sponsor and asked if Mr. Wang could assist with introducing SPAC business combination targets. Mr. Kung described the characteristics of ideal acquisition targets for Finnovate:

•        Companies at a revenue-generating stage (rather than pre-revenue);

•        Companies in an emerging and high growth industry;

•        Companies with competitive valuation compared to its peer competitors; and

•        Companies proven fundraising ability to ensure a smooth PIPE raise in connection with the business combination.

Mr. Wang explained to Mr. Kung that he would expect to receive both a monthly consulting fee for his services to Finnovate, as well as a finder’s fee, such finder’s fee contingent upon completing the de-SPAC for identifying business combination targets. Between April 27, 2023 and May 4, 2023, Mr. Kung and Mr. Wang negotiated the terms of a consulting fee and a finder’s fee. The two parties tentatively agreed that Finnovate would pay Mr. Wang a consulting fee of US$10,000 per month and a finder’s fee of 0.05% of the business combination target enterprise valuation.

On the evening of April 28, 2023, by introduction of Mr. Wang, Mr. Kung met with several members of Scage International’s management team over dinner. Participants included Mr. Chao Gao, Chairman and CEO of Scage International, Mr. Yuanchi (Ethan) Guo, Interim CFO of Scage International, Ziqian Guan, COO of

Scage International, and Mr. Wang. The parties met the following morning at Scage International’s Nanjing office to discuss the potential advantages of a de-SPAC transaction versus a traditional IPO, Scage International’s restructuring process, and an overall tentative timeline for a potential business combination, should Scage International decide to proceed with a de-SPAC transaction.

Given the fact that material conflicts of interest did not exist between Finnovate’s management team and Scage International, the independent members of the Finnovate Board did not separately retain an unaffiliated representative to act solely on behalf of unaffiliated security holders of Finnovate for purposes of negotiating the terms of the Business Combination transaction and/or preparing a report concerning the approval of the Business Combination.

Pursuant to the Finnovate Articles, and as provided in the Finnovate IPO prospectus, Finnovate is only required to obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions that such an initial business combination is fair to Finnovate from a financial point of view, if Finnovate would seek to complete an initial business combination with a business combination target that is affiliated with the Sponsor, or Finnovate’s directors or officers. No prior conflicts or affiliate relationship existed between members of the Finnovate Board and management, on the one hand, and Scage International, on the other hand. As such, an opinion was not required under the Finnovate Articles. However, the Finnovate Board obtained a fairness opinion from ValueScope, dated June 17, 2024, which provided that, as of that date and based on and subject to the assumptions, limitations, qualifications and other conditions set forth therein, Scage International’s enterprise value in the Business Combination of US$800,000,000 was fair, from a financial point of view, to the shareholders of Finnovate. Finnovate obtained such fairness opinion to (i) inform themselves with respect to all material information reasonably available to them and (ii) act with appropriate care in considering the Business Combination.

On May 4, 2023, Mr. Kung sent Mr. Wang Finnovate’s announcement on Form 8-K describing the Investment Agreement between Sunorange and Sponsor, which contained the full text of the Investment Agreement as an exhibit. The following day, Mr. Wang called Mr. Kung to discuss additional potential business combination targets, including (i) an industrial waste recycling company based in Zhejiang Province, China (“Target B”); and (ii) a specialized materials manufacturing company based in Jakarta, Indonesia (“Target C”). According to Mr. Wang, Target B and Target C both demonstrated interest in a U.S. listing and likely fulfilled all or most of the criteria that Mr. Kung had listed.

During the following week, through Mr. Wang’s introductions, Mr. Kung met with Target B’s CEO in Shenzhen and held a call with Target C’s management. In each instance, Mr. Kung described Finnovate’s mandate to seek a business combination target and requested a simple overview of Target B and Target C’s business models to gauge the target’s fit. With the information Mr. Kung gathered about Scage International, Target B and Target C, he discussed his finding internally with colleagues, notably Finnovate’s CFO and Board director, Mr. Wong. Ultimately, Finnovate’s management team concluded that while both Target B and Target C were attractive businesses, neither was ready to engage in a business combination within the next 12 months. For Target B, more time was needed to develop a corporate structure suitable for foreign investment and to recruit personnel with the necessary skills and experience for operating a U.S.-listed company. In the case of Target C, owned by a well-established and diversified corporate group, the team felt that Target C’s management required additional time to secure approval from its current shareholders for a U.S. listing.

On May 8, Finnovate signed a consulting agreement with Mr. Wang in which Finnovate agreed to pay Mr. Wang a fixed rate consulting fee. Further, on May 12, 2023, Finnovate signed a draft finder’s agreement (“Finder’s Agreement”) with 3A Partners Limited, which was later amended and restated on August 29, 2023 and October 13, 2024. 3A Partners Limited (“3A Partners”) is an entity designated by Mr. Wang for the purpose of the Finder’s Agreement. Mr. Wang indirectly owns 100% of 3A Partners.

In early May, Finnovate sent a non-binding term sheet to Scage International’s management (the “Term Sheet”). The term sheet included the following terms, among other things: (i) proposed lock-up terms for Scage International’s selling shareholders (12 month lockup period for shareholders and 36 month lockup period for management); (ii) an equity incentive plan consisting of 15% of the post-closing company’s outstanding shares; (iii) post-closing board composition of seven board members, with two of such board members appointed by Finnovate and the remainder by Scage International; (iv) an initial timeline for completing the project; and (v) proposed transaction consideration to Scage International’s security holders consisting of newly issued shares of Finnovate Class A Common Stock with an aggregate value of at least US$500 million, subject to adjustment for Scage International’s closing indebtedness (net of cash). The proposed transaction consideration to Scage International’s security holders was proposed by Finnovate management to Scage International’s management and subsequently discussed between the parties prior to executing the Term Sheet. The Term Sheet’s proposed transaction consideration was based on Scage International’s (i) valuation at previous rounds of equity financing; and (ii) ability to achieve increased production capacity and breakthrough growth in sales revenue. At the time term sheet negotiations began, Scage International’s most recent Series A round of equity financing had taken place in September 2022 at a valuation of $180 million. By January 2023, Scage International’s management team had begun new financing discussions with potential investors to complete a round of financing at a valuation of $300 million. By May 2023, Scage International’s management team had begun preliminary discussions with two more municipal governments in China beyond its home province of Jiangsu Province to develop production capacity. In addition, Scage’s management team was actively introducing its offerings to new potential customers in the Southeast Asia and the Middle East markets, whose feedback suggested strong product fit for these markets.

Between May 8, 2023 and May 13, 2023, Mr. Kung and the Finnovate management team gauged Scage International’s readiness to begin a listing process. In particular, Mr. Kung sought assurances from Mr. Guo that Scage International’s management team understood the importance of restructuring as a prerequisite to listing and the various professional parties that must be engaged to ensure a successful listing process. During this time, Mr. Kung also sought informal input from Mr. Chunyi (Charlie) Hao, Mr. Sanjay Prasad and Ms. Tiemei (Sarah) Li, whom Finnovate had designated to fill the vacancies left by the departing independent directors. In his conversations with Mr. Hao, Mr. Prasad and Ms. Li, Mr. Kung contrasted Scage International’s readiness for a business combination with that of Target B and Target C. Mr. Hao, Mr. Prasad and Ms. Li agreed that Scage International was more prepared for a listing than Target B and Target C.

On May 18, 2023, Mr. Kung had a meeting with Scage International’s management at Scage International’s office in Nanjing, China to discuss Scage International’s business model. During that meeting, Mr. Kung also met with Ms. Li (Emily) Wang, Scage International’s Head of Investor Relations and Board Secretary, and Mr. Shaoke Li, Scage International’s IPO consultant. During the meeting, the parties discussed the prerequisites to a business combination and overall tentative timeline. In addition, Mr. Kung provided inputs on the merits of candidates for key IPO roles that Scage International must fill to complete a business combination.

In the days immediately prior to signing the term sheet, Mr. Kung again sought the informal input from Mr. Chunyi (Charlie) Hao and Mr. Sanjay Prasad, as well as Ms. Tiemei (Sarah) Li. Mr. Hao stressed to Mr. Kung the importance of not allowing Finnovate to commit to a certain amount of cash in its trust account at the time of the business combination with any target company. Scage International’s management did not insist on this requirement, and Mr. Kung proceeded with the term sheet signing on May 22, 2023.

A “kick-off” meeting was held by teleconference on May 23, 2023, among representatives of Finnovate and its legal counsel, Ellenoff Grossman & Schole LLP (“EGS”), and representatives of Scage International and Wilson Sonsini Goodrich & Rosati (“WSGR”), U.S. counsel to Scage International, and Jingtian & Gongcheng (“JTGC”), PRC counsel to Scage International. During this meeting, the participants discussed the anticipated terms of the proposed business combination outlined in the term sheet, a high-level anticipated timeline for the proposed transaction and certain required submissions to the China Securities Regulatory Commission (“CSRC”).

Between May 22, 2023, and the date of execution of the Business Combination Agreement, representatives of Finnovate held extensive meetings with representatives of Scage International and Finnovate management and gathered financial information to analyze in connection with Finnovate and ValueScope’s evaluation of Scage International.

During the period between execution of the Term Sheet and signing of the Business Combination Agreement, Finnovate’s legal counsel conducted legal due diligence based on the documents and other information provided by Scage International in a virtual data room (the “VDR”) and carried out meetings with Scage International’s management and its counsel. Due diligence efforts focused, among other areas, on the status of Scage International’s restructuring process, compliance with PRC laws and policies, non-competition risks of key employees, and any ongoing legal disputes. To facilitate legal due diligence efforts, Finnovate sent Scage International a customary legal due diligence request list on June 8, 2023, as supplemented on June 26, 2023, which requests were responded to by Scage International and its counsel in writing, orally during meetings and by Scage International periodically uploading responsive documents and other information to the VDR. Finnovate management team also reviewed comprehensive due diligence findings from an earlier investor. Over the following weeks and until the Business Combination Agreement was signed, Finnovate, Scage International and their respective counsel continued to hold supplemental diligence meetings and engage in related communication; periodic updates were provided by Finnovate management to the Finnovate Board, who were kept informed about the status of due diligence and transaction negotiations.

On May 29, 2023, Finnovate retained King & Wood Mallesons (“KWM”) as PRC counsel.

On June 8, 2023, Scage International provided EGS and KWM access to the VDR containing certain financial and legal information of Scage International.

On June 29, 2023, Mr. Yuanchi Guo visited members of the Finnovate working group in-person to review Scage’s financial model (the “Initial Projections”). In attendance was finance consultant to Scage International, Ms. Zijun (Valerie) Li, Mr. Kung, Mr. Wang Chiu (Tommy) Wong (Finnovate’s CFO) and Ms. Yanchun (Lisa) Yu. Prior to the meeting, the Finnovate team had prepared a series of questions about the Initial Projections received from Mr. Guo, and proposed minor revisions to the Initial Projections. During the meeting, the working group discussed the structure of the Initial Projections, the categorization of assets, liabilities and equity. This involved (i) reconciling individual accounts to their supporting documentation or ledgers; (ii) checking formulas for accuracy, ensuring they reference the correct cells and perform the intended calculations; and (iii) verifying that the formulas are consistent across the Initial Projections and that any changes in assumptions or inputs are correctly reflected in the balance sheet. Mr. Guo explained his assumptions about future growth and made further refinements to incorporate comments from Finnovate during the meeting.

While Finnovate and its advisors continued to engage in due diligence, the parties and their legal counsel discussed and negotiated the terms of the Business Combination Agreement, an initial draft of which was prepared and sent by EGS to WSGR on June 19, 2023. Between June 19, 2023 and August 21, 2023, the parties and their counsel exchanged multiple drafts of the Business Combination Agreement. Numerous calls and virtual meetings between the parties and their counsels were held during this period to discuss the terms of the Business Combination Agreement, including calls between representatives of Finnovate and Scage International on July 8, August 8, August 11, August 17, August 18, and August 21, 2023. The topics discussed during these calls and virtual meetings included, without limitation, (i) the timing and amount of an anticipated capital raise by Scage International, (ii) the terms of the lock-up applicable to certain Scage International’s stockholders after the closing, (iii) whether the Combined Company should adopt a dual class share structure with super-voting shares, (iv) certain representations and warranties of Scage International and (v) allocation of certain transaction expenses. During the course of negotiations of the Business Combination Agreement, the parties also exchanged drafts of, and negotiated the terms of, the Sponsor Support Agreement, the Shareholder Support Agreements, the Lock-Up Agreements and the Proposed Charter (the “Ancillary Agreements”).

In June 2023, Finnovate initiated discussions with ValueScope, Inc. (“ValueScope”), a business valuation firm, with the intention of retaining ValueScope as its financial advisor to conduct a fairness analysis. On July 6, 2023, the Finnovate team held a call with representatives from ValueScope. During the call, Finnovate management introduced Scage International’s business and explained the Initial Projections to ValueScope. Finnovate management was introduced to ValueScope through mutual acquaintances who serve as Finnovate directors. Notably, Mr. Chunyi (Charlie) Hao and Mr. Sanjay Prasad were familiar with ValueScope’s work having reviewed an opinion rendered by ValueScope regarding the fairness of the merger consideration for a previous transaction they had been involved in. Finnovate’s management found ValueScope’s quotation to be reasonable and were impressed by ValueScope’s body of work. On July 28, 2023, ValueScope shared a first draft of their Fairness Opinion with Finnovate management.

The execution version of the Business Combination Agreement and the Ancillary Agreements contain a number of material terms reflecting negotiations between the parties subsequent to the execution of the Term Sheet, including, among other things, removal of the equity incentive plan, a 6-month lock-up period with respect to 40% of the shares held by management and with respect to shares held by selling shareholders of Scage International.

The Finnovate Board was kept apprised on a regular basis by Finnovate management of the status of negotiations with Scage International. On August 6, 2023, the Finnovate Board convened a virtual meeting. During the meeting, Mr. Kung reviewed the following items with the Finnovate Board (i) the broader initial business combination timeline and goals; (ii) a comprehensive overview of Scage International’s core business, core strengths, management team and future prospects, including video demonstrations of Scage International’s vehicles;

(iii) a comparative analysis of Scage International’s key products against those of industry peers (specifically, the analysis highlighted the Galaxy II’s advantages in terms of stage of development (already in mass production), range, and payload, and the Andromeda II’s advantages in terms of stage of development, range, and payload); (iv) the Initial Projections provided by Scage International and Finnovate management’s preliminary assessment of the same; and (v) an update on the progress of Business Combination Agreement negotiations.

Immediately following the August 6, 2023 virtual meeting, Mr. Kung shared a copy of ValueScope’s first draft Fairness Opinion with the Board. The Fairness Opinion included a financial analysis that applied the Discounted Cash Flow and Public Company Comparables methodologies based on the Initial Projections provided to ValueScope by Finnovate management. The Finnovate Board relied on these financial analyses, together with ValueScope’s conclusion in its Fairness Opinion, to evaluate the approval of the Business Combination. On August 16, 2023, ValueScope delivered another draft of its Fairness Opinion, which was shared with the Finnovate Board on August 17, 2023. The revised Fairness Opinion retained the same assumptions and inputs of the Initial Projections, but were updated to include Scage International’s financial performance for the quarter ended June 30, 2023.

On August 18, 2023, the Finnovate Board convened a virtual meeting. The meeting began with Mr. Kung further summarizing Scage International’s business and the Initial Projections, including an analysis of challenges facing the transportation industry and how Scage International’s solutions for addressing these challenges. Finnovate’s legal counsel gave brief presentations to the Finnovate Board regarding (i) the terms of the Business Combination Agreement and the transactions contemplated thereby and (ii) the fiduciary duties of directors when considering whether to authorize a potential business combination transaction.

Following the description of Scage International’s business model to the Finnovate Board by Finnovate’s management, the Finnovate Board ultimately determined that while based on the same financial projections and inputs, ValueScope’s financial analysis with respect to Scage International’s financial projections was critical to the totality of Finnovate Board’s recommendation to approve the Business Combination. ValueScope’s methodology was more sophisticated and drew on a much larger data set than the analysis that Finnovate management had previously prepared. Finnovate Board therefore utilized ValueScope’s financial analysis with respect to Scage International’s business in deciding to approve the Business Combination.

On August 18, 2023, ValueScope sent an updated Fairness Opinion to Finnovate management, reflecting minor revisions from Finnovate’s legal counsel. This revised and signed final Fairness Opinion was shared with the Finnovate Board on August 20, 2023.

On August 21, 2023, Finnovate Board convened another meeting along with Finnovate’s legal counsel. After review and discussion, including questions from members of the Finnovate Board posed to legal counsel and to Finnovate management, the Finnovate Board approved the proposed final version of the Business Combination Agreement and the transactions contemplated thereby and recommended that Finnovate’s shareholders adopt and approve in all respects the Business Combination Agreement and the transactions contemplated thereby.

On August 21, 2023, Finnovate and Scage International executed the Business Combination Agreement and the applicable Ancillary Agreements. Since the date that the Business Combination Agreement was executed, the parties have held, and expect to continue to hold, regular discussions regarding the timing of consummating the Business Combination and various preparatory efforts in connection therewith.

On August 29, 2023, Finnovate signed the amended and restated version of Finder’s Agreement with 3A Partners Limited, which clarified 3A Partners Limited’s obligations pursuant to the agreement.

During the week of November 6, 2023, Ms. Yu (Cherry) Xiang joined Scage International as Chief Financial Officer.

On January 8, 2024, Scage Future confidentially submitted the draft registration statement on Form F-4 of which this prospectus forms a part (the “DRS”) to the SEC.

On February 6, 2024, SEC Staff provided comments to the DRS and on March 8, 2024, an amendment to the DRS was filed, which included edits in response to the SEC Staff comments.

Beginning in early March 2024, Finnovate began receiving robust information from Scage International regarding Scage International’s financial performance for the six months ended December 31, 2023. This information arose from the Scage International’s process of preparing interim financial statements for the same time period. During the six months ended December 31, 2023 and the three months ending March 31, 2024, Scage International continued to receive purchase orders and signed MOUs. However, the actual amount of revenue recognized during the six months ended December 31, 2023 was significantly lower than the projected amount. Based upon the updated information and changes to some estimations and assumptions included in the Initial Projections, Scage International’s CFO, Ms. Xiang, proceeded to update the financial projections and shared a first copy with Finnovate on March 15, 2024. These draft updated financial projections included historical information that suggested that Scage International’s revenue for the six months ended December 31, 2023 would be approximately RMB 24 million, which was well below the revenue originally projected for that time period. Upon receiving the draft projections, Mr. Kung discussed with certain Finnovate Board members as to the potential impact of the changes in projections on valuation.

On March 21, 2024, the working group received the SEC Staff comments to Amendment No. 1 to the DRS.

On March 27, 2024, Mr. Kung spoke with representatives of EBC. EBC expressed concern about Scage International’s valuation, noting that the post business combination entity’s stock price could suffer if the valuation was retained and suggested that Finnovate either amend the terms of the BCA to either (i) reduce Scage International’s valuation; or (ii) reduce Scage International’s valuation and include an earn-out with a portion of the consideration being issuable at a future date upon the achievement of certain revenue targets.

On April 8, 2024, Ms. Xiang conveyed to Mr. Kung the desire of Mr. Gao to maintain the merger consideration and on April 10, 2024, Finnovate and EBC teams held a call to discuss valuation again.

On April 11, 2024, Mr. Kung expressed Finnovate and EBC’s concern about Scage International’s US$1,000,000,000 valuation and Mr. Gao suggested that valuation should not be revised until the working group had clearly addressed the matter of securing a PIPE investment. Mr. Gao noted that, at present, the working group’s process of seeking regulatory approval was proceeding smoothly and should not be interrupted.

On April 19, 2024, during a call between representatives of EBC, Finnovate and Scage International, Mr. Gao was receptive to EBC’s concerns but sought to defer further discussions on this matter until after he and other working group members returned from a business development trip with investors in the Middle East.

On May 8, 2024, in a meeting between EBC and Scage International’s Mr. Guan, Mr. Guo, and Ms. Wang, representatives of EBC again conveyed EBC’s concern regarding valuation. Mr. Guo updated the EBC team on Scage International’s sales backlog and the process of securing commitments from PIPE investors.

During the week of May 13, 2024, Ms. Xiang began further updating the company’s projections to reflect Scage International’s sales backlog and feedback from other employees regarding Scage International’s performance for the fiscal year ended June 30, 2024. During a series of brief calls that week, Ms. Xiang and Ms. Wang conveyed this information to Mr. Kung and 3A Partners’ Mr. Wang.

On May 18, 2024, representatives of Finnovate, Scage International and 3A Partners held a call, during which all parties agreed to lower the valuation component of the BCA’s Aggregate Merger Consideration from US$1,000,000,000 to US$800,000,000, with such proposal to be approved by the respective boards.

On May 19, 2024, Mr. Kung sent an email to the Finnovate Board to update the directors on various matters including: (i) the overall transaction timeline; (ii) the proposed agreement among Finnovate and Scage manage to lower valuation; (iii) Nasdaq compliance matters; (iv) the process of seeking PIPE investments; and (v) Finnovate’s annual general meeting and redemption process held in early May.

On May 20, 2024, Ms. Xiang shared Scage International’s revised set of projections (the “Updated Projections”) with Mr. Kung, with the understanding that these projections could be shared with ValueScope for the purpose of updating ValueScope’s Fairness Opinion. On that same day, Mr. Kung and members of the Finnovate Board held a meeting during which Mr. Kung led a discussion of the matters described in his email of May 19. The Board agreed that Finnovate would revise the Business Combination Agreement to reflect the lower valuation.

On May 21, 2024, Mr. Kung spoke with representatives of ValueScope to seek their assistance rendering a fairness opinion on the revised merger consideration. Following the meeting, Mr. Kung sent Scage International’s Updated Projections to the ValueScope team.

On June 17, 2024 the Finnovate Board approved the First Amendment to the Business Combination Agreement.

On June 18, 2024 the parties to the Business Combination Agreement entered into the First Amendment to Business Combination Agreement.

On October 31, 2024, the parties to the Business Combination Agreement entered into the Second Amendment to Business Combination Agreement. The amendment extends the Outside Date (as defined in the Business Combination Agreement) from October 31, 2024 to March 31, 2025.

Description of Considerations Relating to the PIPE Investment

Pursuant to the Business Combination Agreement, one of the closing conditions for the Business Combination is that, unless waived by Scage International, cash proceeds from the PIPE Investment shall be not less than an aggregate of US$15,000,000.

Beginning in late 2023, Finnovate’s management team undertook several initiatives to support Scage in its efforts to secure PIPE investments. Finnovate facilitated discussions with several prospective investors. These meetings were held online and in person. Representatives of both Scage and Finnovate traveled to meet potential investors in key regions, including the Middle East, Greater China, and Southeast Asia. Additionally, Scage arranged virtual meetings with investors in the United States and Europe. Finnovate also facilitated discussions between Scage and EBC to assess market conditions and explore strategies for Scage to optimally position itself within the current investment landscape.

Scage International was introduced to certain potential PIPE investors by its existing shareholders in November 2023. Scage International underwent certain virtual business and financial performance due diligence processes with these potential investors during the period from January 2024 to August 2024, and held conference calls with such potential investors to discuss, among others, the Business Combination and Scage International’s operations and business prospects. Following extensive negotiations, Scage International entered into subscription agreements with an investor on August 23, 2024 and October 20, 2024, respectively, and pursuant to the subscription agreements, the investor subscribed for 3,442,342 ordinary shares of Scage International in a private placement transaction at a per share price of US$5.81, which represented the per share price of the ordinary shares of Scage International based on a post-investment valuation of Scage International of US$800 million in line with evaluation of Scage International in connection with the Business Combination. Such shares subscribed by the investor will be canceled and converted into the right to receive a number of PubCo Ordinary Shares at the Exchange Ratio (as defined in the Business Combination Agreement) in the form of PubCo ADSs at the First Merger Effective Time pursuant to the Business Combination Agreement. Scage International closed the two investments on November 19, 2024. Scage International intends to use the proceeds from such financing transactions for operating and working capital purposes. The private placement transactions pursuant to the subscription agreements will satisfy the closing condition of the Business Combination Agreement that the cash proceeds from the PIPE Investment shall not be less than an aggregate of US$15 million.

Each of Finnovate and Scage International considered the benefits and detriments of the above-referenced financing transactions to Finnovate, the sponsor, Scage International, and unaffiliated security holders of the SPAC. Finnovate believes that the estimated $20 million in net proceeds is instrumental in providing sufficient runway for the combined company to pay transaction expenses incurred in the Business Combination and to achieve its near-term goals. Such financings would ensure that Finnovate can complete its mission to consummate a business combination, and for Finnovate’s shareholders to realize their investment in the combined company. Finnovate also considered potential dilution from the financings as a potential negative aspect to Finnovate shareholders. In reaching its decision to approve the financing transactions in connection with the Business Combination, Scage International Board consulted with Scage International’s management and advisors and considered a wide variety of factors, including the significant factors listed here as generally supporting its decision: greater liquidity and more capital resource for Scage International to expand its business and less dilution to the SPAC’s shareholders. The Scage International Board also considered a variety of risks and potentially negative factors, including the following: the dilutive effect on the existing shareholders of Scage International and the additional costs and expenses that Scage International will incur in connection with the financing transactions. After considering the various potentially positive and negative factors, including the foregoing, the Scage International Board determined that, in the aggregate, the potential benefits of the financing transactions outweigh their risks and uncertainties. For additional information regarding dilutive impacts, see “Questions and Answers about the Business Combination and the Extraordinary General Meeting—Q: What equity stake will current Finnovate Public Shareholders, the Sponsor and the Scage International shareholders and their affiliates hold in PubCo immediately after the completion of the Business Combination?—Dilution.”

Scage International’s Reasons for Approval of the Business Combination

In reaching its decision to approve the Business Combination, the board of directors of Scage International (the “Scage International Board”) consulted with Scage International’s management and advisors and considered a wide variety of factors, including the significant factors listed here as generally supporting its decision: greater liquidity for Scage International shareholders as well as increased access to capital and an expanded range of potential investors for Scage International as a public company; enhanced institutional visibility and credibility, as well as increased public market awareness of Scage International and its business model; and the advantages of the Business Combination over a traditional IPO, including greater speed of execution and potentially higher proceeds and less dilution of Scage International’s existing shareholders. The Scage International Board also considered a variety of risks and potentially negative factors, including the following: the possibility that the Business Combination may not be completed on the terms or the timeline contemplated by Scage International and Finnovate or at all; the risk that the completion of the Business Combination (or the failure to complete the Business Combination) could negatively affect Scage International’s future business and financial results; the potential risk of diverting Scage International management’s focus and resources from operational matters and other strategic opportunities while working to implement the Business Combination; and the additional costs and expenses that Scage International will incur in connection with the Transactions and following the completion of the Business Combination. The foregoing discussion of the factors considered by the Scage International Board is not exhaustive and is intended only to reflect the principal factors considered by the Scage International Board. In view of the wide variety of factors considered by the Scage International Board in connection with its evaluation of the Business Combination and the complexity of these matters, the Scage International Board did not consider it practical to, and it did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In consideration of the factors described above and the other factors, individual members of the Scage International Board may have viewed factors differently or given different weights to these factors. After considering the various potentially positive and negative factors, including the foregoing, the Scage International Board determined that, in the aggregate, the potential benefits of the Business Combination outweigh the risks and uncertainties of the Business Combination.

Finnovate Board’s Reasons for Approval of the Business Combination

The Finnovate Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the number and complexity of those factors, the Finnovate Board, as a whole, did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Individual directors may have given different weight to different factors. The Finnovate Board viewed its decision as being a business judgment that was based on all of the information available and the factors presented to and considered by it. Certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Finnovate management and the members of the Finnovate Board have substantial experience in evaluating the financial merits of companies across a variety of industries, and the Board concluded that this experience and background qualified them to make the necessary analyses and determinations regarding the Business Combination and its terms. The factors and information considered by the Finnovate Board, as further described under the heading “Finnovate Financial Analysis” below, included relevant financial information selected based on the business experience and professional judgment of Finnovate management.

The Finnovate Board, before reaching its unanimous decision to recommend the Business Combination to the Finnovate shareholders, consulted with Finnovate’s advisors and reviewed in detail information and analyses provided to the Finnovate Board by Finnovate management, as further described below. The due diligence and analyses conducted by Finnovate management and Finnovate’s advisors included:

•        meetings and calls with the management team and advisors of Scage International regarding, among other, things, Scage International’s operations and business plans;

•        review of material contracts and other material matters;

•        third-party market studies and diligence reports;

•        financial, tax, legal, IT infrastructure, accounting, operational, business and other due diligence;

•        consultation with Scage International’s management and its legal counsel;

•        financial analyses and Fairness Opinion as presented by ValueScope to the Finnovate Board, as further described in the section entitled “—Summary of the Opinion of ValueScope as Financial Advisor to Finnovate” below.

At the conclusion of this process, the Finnovate Board determined that while, like all potential business deals, the acquisition of Scage International presents potential risks, nevertheless pursuing a potential business combination with Scage International would overall be an attractive opportunity for Finnovate and its shareholders for a number of reasons, including, but not limited to, the belief that (i) no other company is as well-positioned as Scage International to capitalize on the demand for new energy heavy-duty commercial vehicles in China and beyond; (ii) Scage International’s research and development of hybrid technology as applied to heavy-duty commercial vehicles has progressed more rapidly and was more commercially viable than its peers; (iii) Scage International’s management team has an exciting long-term vision to develop solutions to other segments of the new energy transportation value chain; and (iv) that Scage International can currently be acquired at an attractive valuation to maximize potential returns to Finnovate shareholders.

In addition, based on its review of information about Scage International and its business plans, and the results of Finnovate management’s financial analyses, as further described below, the factors considered by the Finnovate Board included, but were not limited to, the following:

•        Earnings history and potential.    Scage International combines a proven track record of sales with an innovative product pipeline against a backdrop of favorable macro trends.

•        Strong management team.    The team is composed of successful entrepreneurs and R&D leaders with at least fifteen years of experience in the industry, and key management team members with public company experience, having worked at such companies as Volkswagen, Chery, and Toshiba and have deep experience partnering with government agencies in China and overseas. The founder, CEO and Chairman Mr. Chao Gao is highly reputable in the EV industry. His track record spans engineering research and management leadership. His research focused on the placement of motor systems in relation to the engine, to reduce fuel consumption, as well as safety mechanisms. His management experience includes leading teams at Nanjing Yueboo Power System Co., Ltd. (“Yueboo”), a Shenzhen Stock Exchange listed company, where he was a co-founder, chief technology officer and a member of its board of directors.

•        Opportunities for growth.    There is a global demand for decarbonization, as evidenced by 96% of the world’s countries having committed to the Paris Agreement. In 2020, China’s central government pledged peak CO2 emissions by 2030 and carbon neutrality by 2060. China has incorporated these commitments into strategic planning at all levels of government, and private companies have followed suit. According to Frost & Sullivan, China accounted for approximately 93.0% of the global new energy heavy-duty commercial vehicle sales volume, with sales surging from 0.9 thousand units in 2018 to 25.4 thousand units in 2022, representing a CAGR of 127.9%. Scage International is well-positioned to capitalize on supportive policy initiatives and strong demand for NEV commercial vehicles. Its Galaxy II truck has the longest range of driving range (2,000 km) of any PHEV heavy-duty truck. In addition, it has a pipeline of other BEV and EREV products with applications across the NEV value chain.

•        Defensible and differentiated business niche.    Scage International has several unique characteristics. It is a pure-play commercial NEV solutions provider in a landscape dominated by traditional OEMs. But unlike many upstart NEV companies, it already has products in mass production, and a track record of sales in both China and overseas. Scage International is a first-mover in the “Class 8” heavy-duty trucks niche, which encompasses the largest heavy-duty trucks such as those required for mining operations. Scage International’s Andromeda truck is the only heavy-duty truck in mass production to allow seamless transition between P2 and P4 hybrid systems. This allows electric-only driving modes, energy recovery during braking, and connectivity to a traditional internal combustion engine to charge the battery or to power the electric motor indirectly. Its product pipeline is backed by a robust IP portfolio spanning vehicle control technology, electric drive technology, chassis technology, and hydrogen technology.

•        Diversified customer and supplier base.    Scage International has cultivated customer relationships with the likes of China Merchants Group, SF Express, and Shenhua Group. Per customer due diligence, customers highlight a demand for both Scage International’s existing offerings as well as its future offerings, such as autonomous driving. Scage International’s management team has imbedded the company with suppliers such as Xuzhou Construction Machinery Group Co., Ltd. (“XCMG”) and C&C Trucks Co., Ltd. Key to the depth of these relationships is the degree of interdependence, since Scage International is both a customer and a supplier of components to certain suppliers.

In the course of its deliberations, in addition to the various other risks associated with the business of Scage International, as described in the section entitled “Risk Factors” and appearing elsewhere in this proxy statement/prospectus, the Finnovate Board also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the following:

•        Market Risk.    Scage International’s future growth is dependent on the demand for, and upon customers’ willingness to adopt, EVs. The market for new alternative energy vehicles is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards, and changing customer demands and behaviors.

•        Business Plans May Not be Achieved.    Scage International’s ability to develop and manufacture vehicles of sufficient quality and appeal to customers on schedule and on a large scale is unproven.

•        Revenue concentration.    Scage International currently has only two vehicles in mass production.

•        Competition.    Scage International competes with offerings of larger, more established and better-capitalized companies.

•        Macroeconomic Uncertainty.    Macroeconomic uncertainty and the effects they could have on Scage International’s revenues and financial performance.

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Readiness to be a Public Company.    As Scage International has not previously been a public company, Scage International may not have all the different types of employees necessary for it to timely and accurately prepare financial statements and reports for filing with the SEC. There is a risk that Scage International will not be able to hire the necessary personnel to timely fill in these gaps or that Scage International’s compliance infrastructure may not be able to keep pace with the increased compliance risks presented by rapid growth.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

•        Redemptions.    The risk that holders of Finnovate Public Shares exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account.

•        Exchange Listing.    The potential inability to maintain the listing of the PubCo’s securities on a national exchange following the Closing.

•        Liquidation.    The risks and costs to Finnovate if the Business Combination with Scage is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Finnovate being unable to effect a business combination within the completion window, which would require Finnovate to liquidate.

•        Conflicts of Interest.    The possibility that the Finnovate Board may have been influenced by conflicts between what may be in Finnovate’s best interests and what may be best for a director’s personal interests, including the possibility that if the Business Combination is not consummated, and Finnovate is forced to liquidate because it is unable to consummate another business combination within the timeframe permitted by the Current Charter, the Founder Shares and Private Warrants owned by Finnovate’s Insiders would be worthless. See the section entitled “The Business Combination Proposal—Interests of the Finnovate’s Sponsor, Officers and Directors in the Business Combination.”

•        Other Risks Factors.    Various other risk factors associated with the business of Scage International, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

Below is a table summarizing the entities to which our officer and directors currently have fiduciary duties, contractual obligations or other material management relationships:

Individual	Entity	Entity’s Business	Affiliation
Calvin Kung	Finnovate Acquisition Corp	Special purpose acquisition company	Chairman, CEO
	Sunorange Limited	Holding company	Director
Wang Chiu (Tommy) Wong	Finnovate Acquisition Corp	Special purpose acquisition company	Director, CFO
	Sunorange Limited	Holding company	Director
	Sun Tone Limited	Holding company	Director
Chunyi (Charlie) Hao	Finnovate Acquisition Corp	Special purpose acquisition company	Director
	East Stone Capital Limited	Private equity firm	Managing Director
Tiemei (Sarah) Li	Finnovate Acquisition Corp	Special purpose acquisition company	Director
	Telfer School of Management, University of Ottawa	Education	Professor
Sanjay Prasad	Finnovate Acquisition Corp	Special purpose acquisition company	Director
	Global Business Dimensions Inc.	Hardware manufacturer, seller and distributor	CEO and President

In evaluating the conflicts of interest referenced above, the Finnovate Board concluded that the potentially disparate interests would be mitigated because (i) certain of these interests were disclosed in the prospectus for Finnovate’s IPO and are disclosed in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by Finnovate with any other target business or businesses, and (iii) the Sponsor will hold equity interests in PubCo with value that, after the Closing, will be based on the future performance of PubCo’s stock. After considering the foregoing, the Finnovate Board concluded, in its business judgment, that the potential benefits to Finnovate and its shareholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

The Finnovate Board’s reasons for approving the Business Combination were still applicable upon the approval of the First Amendment to the Business Combination Agreement, including the reduced valuation. After considering a new set of circumstances in June 2024 regarding the uncertainties, risks and other potentially negative reasons relevant to the Business Combination, the Finnovate Board concluded, in its business judgment, that the potential benefits to Finnovate and its shareholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

Certain Unaudited Projected Financial Information

In connection with Finnovate’s due diligence and consideration of the potential business combination with Scage International, Scage International’s management provided Finnovate with two sets of certain financial forecasts, including four year forecasted revenues, reflecting the multi-pronged business model that Scage International is pursuing.

An in-house team at Scage International led by Interim CFO Yuanchi Guo prepared the Initial Financial Projections based on a number of assumptions, as further described below. In early 2024, due to developments observed since January 2024, Scage International’s management determined that the Initial Financial Projections no longer represented management’s reasonable view on Scage International’s future financial performance. Following a series of meeting described under “Background of the Business Combination—Description of Negotiations between Finnovate and Scage International,” as well as feedback from potential investors, Scage International management reassessed its business plan and reviewed its preliminary results for the fiscal year ended June 30, 2024. Based on that reassessment and review, Scage International management determined that it was appropriate to update its financial projections. Accordingly, Ms. Xiang updated the Initial Projections in May 2024 (the Updated Projections, together with the Initial Projections, the “financial projections”).

Finnovate provided copies of the financial projections, prepared by Scage International management, to ValueScope, who was authorized and directed to use such financial projections for purposes of its financial analyses and opinion. The financial projections should not be viewed as public guidance. The financial projections were not prepared with a view toward public disclosure, or complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of Scage International’s management, were prepared on a reasonable basis, reflecting the best currently available estimates and judgments, and present, to the best knowledge and belief of Scage International’s management, the expected course of action and revenues that Scage International anticipates generating, assuming the assumptions incorporated in the financial projections are themselves realized. Scage International’s management believes the assumptions included in the financial projections to be reasonable, based on currently available information and professional judgement and experience, which are inherently uncertain and difficult to predict and many of which are beyond Scage International’s control. Scage International management determined four years to be a reasonable period to forecast estimated revenues because Scage International’s management believes that four years would be a reasonable period of time for Scage International’s product and service offerings to be well-developed and integrated into the market and for Scage International to have established brand recognition among customers, vendor and suppliers. The financial projections should not be viewed as public guidance and you are cautioned not to place undue reliance on the financial projections.

The financial projections are not included in this proxy statement/prospectus in order to induce any Finnovate shareholders to vote in favor of any of the proposals at the Meeting. The assumptions incorporated in the financial projections are not based on Scage International’s historical financial performance, but rather on the projections and estimates of Scage International’s management derived from management experience and industry information, including information applicable to established commercial NEV companies and related industries, which are not representative of Scage International’s expected business upon consummation of the Business Combination and may not be representative of Scage International’s future plans or performance. The financial projections were developed in good faith by Scage International’s management team based on their reasonable best estimates and taking into account the assumptions set forth below.

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that the Finnovate Board, or their respective affiliates, advisors or other representatives considered, or now considers, the financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the proposed Business Combination. Neither Finnovate, Scage International nor any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the financial projections to reflect circumstances existing or arising after the date such financial projections were generated or to reflect the occurrence of future events, even if any or all of the assumptions underlying the financial projections are shown to be in error or any of the financial projections otherwise would not be realized. We will not refer back to the financial projections in future periodic reports filed under the Exchange Act.

The financial projections are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The financial projections also reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions. Any changes will impact Scage International’s business, all of which are difficult to predict and many of which are beyond Finnovate and Scage International’s control. Neither Finnovate’s management, Scage International’s management, nor any of their respective representatives has made or makes any representations to any person regarding the ultimate performance of Scage International relative to the financial projections. The financial projections are forward looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Scage International’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Scage International” and “Cautionary Statement Regarding Forward-Looking Statements” sections of this proxy statement/prospectus, respectively, and risks and uncertainties inherent in the assumptions further described below.

Among the risks described in the “Risk Factors” section that are particularly relevant include:

•        “Risks Related to Our Business and Industry—We have a limited operating history and face significant challenges in the heavy-duty commercial NEV industry and the e-fuel solution industry, which may render the evaluation of our business and prospects difficult and may increase the risk of your investment”, which captures uncertainties for Scage International future performance as an early-stage company and a new entrant into fast-developing industries.

•        “—Our business model has yet to be fully tested. Any failure to implement our strategic plans could have a material adverse effect on our business, harm our reputation and result in substantial liabilities that exceed our resources”, which captures uncertainties related to the rollout of infrastructure supporting the sale of trucks based on Scage International’s hydrogen technology.

•        “—We may need to raise additional funds, which may not be available on terms favorable to us or our shareholders or at all when needed,” which captures uncertainties relating to Scage International’s ability to satisfy its capital requirements (and thereby sustain its overall growth) through subsequent rounds of financing.

There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. None of Scage International’s independent registered public accounting firm, Finnovate’s independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their achievability. Nonetheless, the financial projections described below are included in this proxy statement/prospectus because they were made available to Finnovate and the Finnovate Board in connection with their review of the Business Combination Agreement and related transactions. The financial projections were provided to Finnovate only for use as a component in its overall evaluation of Scage International and should not be viewed as public guidance. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date on which the financial projections were reviewed by Finnovate’s management. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year.

Initial Projections

The Initial Projections were prepared using several assumptions, including, but not limited to, the following assumptions that Scage International management believed to be material at the time the Initial Projections were prepared:

•        assumptions relating to macroeconomic trends and their expected impact on the commercial NEV industry, focusing on how government policies, market growth, technological advancements, and specific industry needs will influence revenue streams and operational expenses from 2024 to 2027, including:

•        Government Support and Regulatory Environment.    The global commitment to achieving net-zero emissions, as evidenced by agreements like the Paris Agreement, is a fundamental driver. This commitment underpins the strategic plans of countries and industries to develop and adopt NEV technologies. Acknowledging the global trend of governments advocating for the transition from ICVs to NEVs to combat climate change and reduce dependence on fossil fuels. This includes incentives such as tax credits and regulations pushing for lower emissions, which are expected to drive the adoption of NEVs.

•        Market Growth and Adoption Rates.    The NEV market has witnessed significant growth, with sales volumes increasing dramatically. This trend is expected to continue, supported by technological advancements, expanding infrastructure for charging and refueling, and growing consumer and business awareness of environmental issues.

•        Industry Value Chain Expansion.    As commercial NEVs become more common, the entire value chain, including manufacturing, aftermarket services, and infrastructure development, is expanding. This broadening ecosystem supports a range of business opportunities in servicing, financing, and infrastructure construction for NEVs.

•        Technological Innovations and Cost Reductions.    Continuous improvements in battery technology, energy efficiency, and vehicle performance are making NEVs increasingly competitive with traditional ICVs. This progress is expected to further reduce costs and enhance the appeal of NEVs.

•        Specific Industry Applications.    Commercial NEVs are finding applications in various sectors such as mining, long-haul transportation, and port logistics. Each sector presents unique requirements and opportunities for NEVs, influenced by factors like energy efficiency, operational costs, and regulatory pressures for sustainability.

•        assumptions with respect to projected revenue growth, including:

•        an increase in demand for the three commercialized NEV models, following verification and recognition by both global and domestic markets after a period of initial small-scale sales.

•        the launch within the next two years of three NEV models currently in development phase, thereby adding to Scage International’s existing product portfolio of three NEV models that Scage International collaborated in developing and parts and components already in mass production phase.

•        rapid commercialization of Scage International’s hydrogen technology, which is dependent in part on the consistent availability of hydrogen infrastructure and affordability of hydrogen fuel. Market research indicates that hydrogen refilling infrastructure will continue to further develop, supported by policies that support improving the economics of hydrogen fuel production, storage and transportation.

•        continued market penetration in international markets, specifically the Middle East and Southeast Asia, where Scage International’s offerings typically command prices 15% to 25% higher than prices in the domestic China market.

•        continued development of a complimentary suite of services to customers such as vehicle service and maintenance and financing leases, critical to increasing customer stickiness and ensuring the sustainability of the revenue streams described above.

•        assumptions with respect to gross margin, including:

•        lower cost of raw materials as the cost of raw materials was abnormally high in 2022 and 2023 due to Covid restrictions.

•        cash rebates from suppliers and vendors as sales volumes increase. This will increase gross margin until stabilizing after reaching annualized sales of 2,000 vehicles. A review of NEV OEM companies’ margins suggest that as NEV companies’ offerings reach mass production stage, the companies are able to achieve 15-25% overall gross margin.

•        consistent increase in the gross profit margin percentage as costs of goods sold decreases for each product, driven by price optimization and economies of scale; and production capabilities improve as Scage International develops its own manufacturing facility.

•        assumptions with respect to operating expenses, including:

•        more resource allocation to marketing, channel development, and other areas as Scage International expands. Implementing operations on a larger scale will also improve efficiency in supply chain, logistics, and other aspects, which in turn will reduce operating expenses. Although some expenses related to listing are still included in the general and administrative expenses for FY24, it is expected that these costs will significantly decrease afterwards.

•        a decrease in the proportion of research and development expenses in relation to overall expenses as these expenses remain steady while other expenses increase in proportion to growth.

The Initial Projections with respect to revenue are set forth below:

	(Figures in RMB thousands)
	For the Projected Fiscal Year Ending:
Revenue	30-Jun-24	30-Jun-25	30-Jun-26	30-Jun-27
49 tonne mixed tractor
Average price per unit	720	775	800	800
Revenue	361,200	2,210,000	4,800,000	8,640,000

95 tonne wide heavy mining truck
Average price per unit	973	973	973	973
Revenue	30,177	58,407	68,142	136,283

80 tonne pure electricity tractor
Average price per unit	779	779	779	779
Revenue	141,735	292,035	478,938	957,876

120 tonne auto drive mining truck
Average price per unit	1,327	1,327	1,327	1,327
Revenue	6,637	13,274	13,274	33,186

31 tonne electricity muck truck
Average price per unit	—	750	750	750
Revenue	—	112,566	225,133	562,832

Hydrogen heavy truck
Average price per unit	1,228	1,228	1,228	1,228
Revenue	18,425	49,133	61,416	214,956

Electric axel
Average price per unit	111	111	111	111
Revenue	86,781	410,232	824,060	2,060,177

Other products
Average price per unit	440	440	440	440
Revenue	133,168	233,628	311,504	778,761
Total Revenue	¥778,123	¥3,379,277	¥6,782,467	¥13,384,071

Projected revenue is based on a variety of operational assumptions, including selling price, unit sales, time to deliver, growth of existing customer base, and revenue growth of current customers. In addition to revenue from the sales of NEVs and components, Scage international also generates revenue from the provision of vehicle modification services, and leasing of NEVs. Nevertheless, sales of NEVs are the more significant driver and the Finnovate Board deemed the other business lines not material in their analysis. Scage International’s revenue forecasts are based on its management’s assessment of the potential market demand for its portfolio of vehicle offerings.

The Initial Projections with respect to gross margin are set forth below:

	(as a percentage of revenue)
	For the Projected Fiscal Year Ending:
Gross Margin	30-Jun-24	30-Jun-25	30-Jun-26	30-Jun-27
Gross margin by product
49 tonne mixed tractor	10.0%	10.0%	18.0%	18.0%
95 tonne wide heavy mining truck	10.0%	13.0%	18.0%	18.0%
80 tonne pure electricity tractor	22.0%	30.0%	32.0%	33.0%
120 tonne auto drive mining truck	17.0%	25.0%	25.0%	30.0%
31 tonne electricity muck truck	—	22.5%	25.0%	30.0%
Hydrogen heavy truck	—	20.0%	20.0%	20.0%
Electric axel	20.0%	45.0%	40.0%	30.0%
Other products	20.0%	25.0%	25.0%	30.0%

The table below illustrates key inputs to operating expenses that Scage International’s management provided to Finnovate.

	(as a percentage of revenue)
	For the Projected Fiscal Year Ending:
Operating Expenses	30-Jun-24	30-Jun-25	30-Jun-26	30-Jun-27
Operating expenses
Taxes & fees	1.2%	1.2%	1.2%	1.2%
Sales cost	8.2%	3.1%	2.0%	1.0%
General & administrative	6.1%	4.6%	3.1%	1.0%
Research & development	21.0%	9.5%	8.4%	8.4%

With respect to its operating expenses projections, management utilized the following assumptions:

•        Operating expenses can be segregated into four categories: (i) taxes & fees, (ii) sales cost, (iii) general & administrative and (iv) research & development. Sales cost mainly consist of employee compensation, marketing and advertising expenses. General and administrative mainly consist of employee compensation and professional service fees. Research and development mainly consist of employee compensation in relation to R&D activities, and materials and supplies

•        Depreciation expenses are not an input to the operating expense projections and are not directly as percentage of revenue. Rather, depreciation expense is derived from assumptions regarding the deprecation of existing assets and capital expenditures.

•        Operating expenses do not include other income (expenses) such as those arising from short-term investments and other income, net, interest expenses.

Updated Projections

In the preparation of the Updated Projections, Scage management utilized the assumptions which were applied to the Initial Projections. However, Scage management noted certain specific assumptions which were updated for the Updated Projections with respect to various future financial factors that are likely to have a significant impact on the Company’s operations, especially the projected revenue growth, including, primarily:

•        delays in consummating the Business Combination and securing additional funds necessary for sustaining Scage International’s growth strategies;

•        anticipated status of both realized and expected customer orders during Fiscal Year 2024, which is expected to result in a notable decline in revenue compared to the Initial Projections;

•        current status of overseas shipment schedules, coupled with the prolonged customs clearance procedures in various international markets, potentially leading to delays in the delivery of vehicles;

•        current demand for products, supported by an aggregated signed memoranda of understanding (MOUs) of approximately 9,000 trucks globally as of December 31, 2023, along with the corresponding anticipated delivery timeline spanning the next 2 to 3 years; and

•        impact of macroeconomic factors, including slower than expected global economic growth, regulatory challenges, and competitive pressures within the global new energy vehicle industry.

The Updated Projections with respect to revenue are set forth below:

	(Figures in RMB thousands)
	For the Projected Fiscal Year Ending:
Revenue	30-Jun-24	30-Jun-25	30-Jun-26	30-Jun-27
49 tonne mixed tractor
Average price per unit	600	805	867	867
Revenue	600	660,000	2,600,000	4,680,000

95 tonne wide heavy mining truck
Average price per unit	973	973	973	973
Revenue	—	19,469	48,637	97,345

80 tonne pure electricity tractor
Average price per unit	779	779	779	779
Revenue	70,088	233,628	428,319	856,637

120 tonne auto drive mining truck
Average price per unit	—	—	1,327	1,327
Revenue	—	—	13,274	33,186

31 tonne electricity muck truck
Average price per unit	—	—	750	750
Revenue	—	—	75,044	225,133

Hydrogen heavy truck
Average price per unit	—	—	1,228	1,228
Revenue	—	—	61,416	184,248

Electric axel
Average price per unit	—	111	111	111
Revenue	—	42,035	207,965	391,482

Other products
Average price per unit	—	389	389	389
Revenue	—	116,814	311,504	311,504
Total Revenue	¥70,688	¥1,071,947	¥3,746,195	¥6,779,535

The Updated Projections’ gross margins for individual products remain unchanged. Higher than previously projected percentage of sales volume from Scage International’s Andromeda series, result in higher overall gross margin of 29.8% in the Updated Projections for the fiscal year 2024, versus 17.2% in the Initial Projections.

The Updated Projections with respect to operating expenses are set forth below:

	(as a percentage of revenue)
	For the Projected Fiscal Year Ending:
Operating Expenses	30-Jun-24	30-Jun-25	30-Jun-26	30-Jun-27
Operating expenses
Taxes & fees	1.6%	1.6%	1.6%	1.6%
Sales cost	12.0%	3.1%	3.1%	3.1%
General & administrative	36.3%	6.5%	2.6%	1.6%
Research & development	21.0%	9.5%	8.4%	8.4%

Significantly lower projected revenue, which is based on more recent unaudited historical financials, results in higher operating expenses as a percentage of revenue for the fiscal year 2024. In the Updated Projections, operating expenses result in operating expense of 70.9% of revenue for the fiscal year 2024, versus 36.4% in the Initial Projections.

The financial projections are subjective in many respects. As a result, there can be no assurance that the financial projections will be realized or that actual results will not be significantly higher or lower than estimated. The Finnovate Board considered, and recognized as part of its review and evaluation, the possibility that some of the assumptions underlying the projections would not materialize. Since the financial projections cover multiple years, that information by its nature becomes less predictive with each successive year. Scage International has not warranted the accuracy, reliability, appropriateness or completeness of the financial projections to anyone, including Finnovate. Neither Scage International’s management nor Scage International representatives has made or makes any representations to any person regarding the ultimate performance of Scage International relative to the financial projections. The financial projections are not fact nor a guarantee of actual future performance. The future financial results of Scage International may differ materially from those expressed in the financial projections due to factors beyond Scage International’s ability to control or predict.

Scage International has affirmed to Finnovate that while there are differences between the Updated Projections for fiscal 2024 and the actual revenue for the fiscal year ended June 30, 2024, these discrepancies are primarily due to short-term changes in sales composition. Specifically, the actual number of vehicles delivered was 8% lower than projected, and actual revenue recognized excluded the batteries contained in the sold vehicles, which resulted in actual sales recorded as 20%-30% lower than what was projected.

Based on current sales contracts for deliveries in 2025, Scage International’s management believes that these short-term variations will not affect future revenue forecasts or anticipated sales prices. The Updated Projections continue to reflect the assessment of Scage International’s management and board of directors regarding expected performance for the fiscal years ending June 30, 2025, 2026, and 2027 as of September 30, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus.

Engagement of ValueScope as Financial Advisor to Finnovate

Although Finnovate management did not have specific experience in Scage International’s sector, Finnovate management concluded that their experience and background operating and investing in companies enabled them to make the necessary analysis and determinations regarding the Business Combination. In June 2023, Finnovate initiated discussions with ValueScope, Inc. (“ValueScope”) to retain ValueScope as its financial advisor to conduct a fairness analysis. Finnovate management was introduced to ValueScope through mutual acquaintances who serve as Finnovate directors. Notably, Mr. Chunyi (Charlie) Hao and Mr. Sanjay Prasad were familiar with ValueScope’s work having reviewed an opinion rendered by ValueScope regarding the fairness of the merger consideration for another transaction. Finnovate’s management found ValueScope’s quotation to be reasonable and were impressed by ValueScope’s body of work.

The fees paid or payable to ValueScope for the Initial Opinion totaled $80,000, excluding services provided between rendering the Initial Opinion and the Second Opinion, for which fees accrue based on time spent. The fees paid or payable to ValueScope for the Second Opinion totaled $19,055. Additional fees accrued to ValueScope between the time of the Initial Opinion and the Second Opinion. These fees covered ValueScope’s time spent reviewing draft disclosure, providing insight on the impact of market conditions on valuation, and discussing the procedural requirements of ValueScope’s valuation methodologies with Finnovate and Scage representatives. ValueScope has no prior relationships with Finnovate or Scage International.

The ValueScope analysis confirmed the valuation determined by Finnovate’s management prior to finalization of the Business Combination Agreement and the fairness of the consideration offered to Scage International in the Business Combination.

Opinions of ValueScope as Financial Advisor to Finnovate

Summary of Opinions

On October 31, 2023, ValueScope rendered its initial opinion (the “Initial Opinion”) to the Finnovate Board to the effect that, as of the initial valuation date of June 30, 2023 (the “Initial Valuation Date”), the Aggregate Merger Consideration Amount to be issued by Finnovate in the Business Combination was fair, from a financial point of view, to Finnovate. For purposes of its financial analyses, with Finnovate’s consent, ValueScope assumed that the Aggregate Merger Consideration Amount per the Business Combination Agreement would have a value equal to US$1,000,000,000 minus the net debt amount at Closing.

On June 17, 2024, ValueScope rendered its second opinion (the “Second Opinion”) to the Finnovate Board to the effect that as of the second valuation date of December 31, 2023 (“the Second Valuation Date”), the Aggregate Merger Consideration Amount to be issued by Finnovate in the Business Combination was fair, from a financial point of view, to Finnovate. For purposes of its financial analyses, with Finnovate’s consent, ValueScope assumed that the Aggregate Merger Consideration Amount per the Business Combination Agreement would have a value equal to US$800,000,000 minus the net debt amount at Closing.

This summary of ValueScope’s opinions is qualified and should be read in conjunction with the full text of ValueScope’s opinions, which are included as Annex D-1 and D-2 of this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by ValueScope. However, neither ValueScope’s opinions nor this summary of its opinions and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Finnovate’s board of directors, Finnovate, any security holder or any other person as to how to act or vote or make any election with respect to any matter relating to the Business Combination or otherwise.

ValueScope’s opinions were only one of many factors considered by the Finnovate Board in evaluating the Business Combination. Neither ValueScope’s opinions nor its analyses were determinative of the Aggregate Merger Consideration Amount or of the views of Finnovate’s board of directors or management with respect to the Business Combination or the Aggregate Merger Consideration Amount. The type and amount of consideration payable in the Business Combination were determined through negotiations between Finnovate and Scage International, and the decision to enter into the Business Combination Agreement was solely that of the Finnovate’s board of directors.

The fees paid or payable to ValueScope for the Initial Opinion totaled $80,000, excluding services provided between rendering the Initial Opinion and the Second Opinion, for which fees accrue based on time spent. The fees paid or payable to ValueScope for the Second Opinion totaled $19,055. ValueScope has no prior relationships with Finnovate or Scage International.

Procedures

For the Initial Opinion, ValueScope’s analysis relied upon, but was not necessarily limited to, the following:

•        A review of the draft Business Combination Agreement by and among Finnovate, as Purchaser, Scage Future, as PubCo, Hero 1, as Merger Sub I, Hero 2, as Merger Sub II, and Scage International Limited, as the Company, dated August 16, 2023;

•        A review of Scage’s unaudited financial statements as of, and for the fiscal years, ended June 30, 2021, June 30, 2022, and June 30, 2023;

•        A review of Scage’s the financial projections, representing the fiscal years ending June 30, 2024 through June 30, 2027;

•        A review of Scage’s targeted launch dates for its product lines;

•        A review of several presentations prepared by Scage’s management;

•        A review of information relating to Scage’s industry and similar companies; and

•        A review of pricing data of comparable guideline companies existing as of June 30, 2023.

For the Second Opinion, ValueScope’s analysis conducted additional procedures not necessarily limited to, the following:

•        A review of a draft of the First Amendment to the Business Combination Agreement by and among Finnovate Acquisition Corp., as Purchaser, Scage Future, as PubCo, Hero 1, as First Merger Sub, Hero 2, as Second Merger Sub, and Scage International Limited, as the Company;

•        A review of pricing data of comparable guideline companies existing as of December 31, 2023.

Assumptions

ValueScope relied upon and assumed, without independent verification, the accuracy and completeness of all data, materials and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information.

For purposes of its Initial Opinion, with Finnovate’s consent, ValueScope assumed that the Aggregate Merger Consideration Amount per the Business Combination Agreement would have a value equal to US$1,000,000,000 minus the net debt amount at Closing, subject to adjustment as provided by the Business Combination Agreement, which adjustment ValueScope assumed would not be material to its analyses or opinions. For purposes of its Second Opinion, with Finnovate’s consent, ValueScope assumed that the Aggregate Merger Consideration Amount would have a value equal to US$800,000,000 minus the net debt amount at Closing, subject to adjustment as provided by the Business Combination Agreement, which adjustment ValueScope assumed would not be material to its analyses or opinion.

ValueScope relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Scage or Finnovate since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to ValueScope that would be material to its analyses or opinions, and that there was no information or any facts that would make any of the information reviewed by ValueScope materially incomplete or materially misleading.

ValueScope relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Business Combination Agreement and all other related documents and instruments referred to therein were true and correct, (b) each party to the Business Combination Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Business Combination would be satisfied without waiver thereof, and (d) the Business Combination would be consummated in a timely manner in accordance with the terms described in the Business Combination Agreement and such other related documents and instruments, without any amendments or modifications thereto. ValueScope also assumed, with Finnovate’s consent, that the Merger would constitute a reorganization under Section 368(a) of the United States Internal Revenue Code of 1986, as amended. ValueScope relied upon and assumed, without independent verification, that (i) the Business Combination would be consummated in a manner that complies in all respects with all applicable foreign, federal, state and local statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Business Combination would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of Scage International or Finnovate, or otherwise have an effect on the Business Combination, Scage International or Finnovate or any expected benefits of the Business Combination that would be material to its analyses or opinions. In addition, ValueScope relied upon and assumed, without independent verification, that the final form of the Business Combination Agreement would not differ in any respect from the draft of the Business Combination Agreement identified above.

ValueScope further relied upon, without independent verification, the assessments of Scage International’s management as to Scage International’s existing and future technology, products, product candidates, services and intellectual property and the validity of, and risks associated with, such technology, products, product candidates, services and intellectual property, and ValueScope assumed, at Finnovate’s direction, that there would be no material developments with respect to any such matters that in any respect would affect its analyses or opinions. Furthermore, in connection with its opinions, ValueScope was not requested to, and did not, make any physical inspection, independent appraisal or evaluation of any of the assets, properties, or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Finnovate, Scage International or any other party, nor was ValueScope provided with any such appraisal or evaluation. ValueScope did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. ValueScope did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Finnovate or Scage International was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Finnovate or Scage International was or may have been a party or was or may have been subject.

Conditions and Work Scope

ValueScope’s opinions were necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to ValueScope as of the date of its opinions. As Finnovate was aware, the credit, financial and stock markets may experience periods of unusual volatility resulting from “Black Swan” type events (e.g., the 2007 – 2008 credit market collapse or the Covid pandemic). ValueScope expressed no opinion or view as to any potential effects of such volatility on the Business Combination, and its opinions did not purport to address potential developments in any such markets. ValueScope did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinions, or otherwise comment on or consider events occurring or coming to its attention after the dates of its opinions.

ValueScope was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Business Combination, the securities, assets, businesses or operations of Finnovate, Scage International or any other party, or any alternatives to the Business Combination, (b) negotiate the terms of the Business Combination, (c) advise the Finnovate Board, Finnovate or any other party with respect to alternatives to the Business Combination, or (d) identify, introduce to the Finnovate Board, Finnovate or any other party, or screen for creditworthiness, any prospective investors, lenders or other participants in the Business Combination. ValueScope did not express any opinion as to what the value of the PubCo Ordinary Shares actually would be when issued in the Business Combination pursuant to the Business Combination Agreement or the price or range of prices at which Finnovate Ordinary Shares or PubCo Ordinary Shares could be purchased or sold, or otherwise be transferable, at any time.

ValueScope’s opinions were furnished for the use of the Finnovate Board in its continued evaluation of the Business Combination. ValueScope’s opinions were not intended to be, and did not constitute, a recommendation to the Finnovate Board, Finnovate, any security holder or any other party as to how to act or vote or make any election with respect to any matter relating to the Business Combination or otherwise.

ValueScope was not requested to opine as to, and its opinions did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Finnovate Board, Finnovate, its security holders or any other party to proceed with or effect the Business Combination, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Business Combination or otherwise (other than the Aggregate Merger Consideration Amount to the extent expressly specified in the opinions), including, without limitation, any related transaction, (iii) the fairness of any portion or aspect of the Business Combination (other than the Aggregate Merger Consideration Amount) to the holders of any class of securities, creditors or other constituencies of Finnovate, or to any other party, (iv) the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might have been available for Finnovate or any other party, (v) the fairness of any portion or aspect of the Business Combination to any one class or group of Finnovate’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Finnovate’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the appropriate capital structure of Finnovate, whether Finnovate should be issuing debt or equity securities or a combination of both in the Business Combination, or the form, structure or any aspect or terms of any debt or equity financing for the Business Combination or the likelihood of obtaining such financing, (vii) the solvency, creditworthiness or fair value of Finnovate, Scage International or any other participant in the Business Combination, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Business Combination, any class of such persons or any other party, relative to the Aggregate Merger Consideration Amount or otherwise. Furthermore, ValueScope did not express any opinion, counsel or interpretation regarding matters requiring legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. ValueScope assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, ValueScope assumed, with Finnovate’s consent, that there were no undisclosed or contingent liabilities relating to legal, regulatory, environmental, accounting, insurance, tax or other similar matters with respect to Finnovate, Scage and the Business Combination or otherwise.

In performing its analyses, ValueScope considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinions. No company or business used in ValueScope’s analyses for comparative purposes is identical to Scage International, and an evaluation of the results of those analyses is not entirely mathematical. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Finnovate or Scage International. Much of the information used in, and accordingly the results of, ValueScope’s analyses are inherently subject to substantial uncertainty.

Financial Analysis

In preparing its fairness opinions, ValueScope performed a variety of analyses, including those described below. The summary of ValueScope’s analyses is not a complete description of the analyses underlying ValueScope’s opinions. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither ValueScope’s opinions nor its underlying analyses are readily susceptible to summary description. ValueScope arrived at its opinions based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching ValueScope’s overall conclusion with respect to fairness, ValueScope did not make separate or quantifiable judgments regarding individual analyses. Accordingly, ValueScope believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying ValueScope’s analyses and opinions.

Income Approach

ValueScope reviewed and ultimately relied upon Scage International management’s forecasts provided for the fiscal years ending June 30, 2024 through June 30, 2027.

ValueScope reviewed the projections and historical financial statements of comparable publicly traded companies in order to assess the reasonability of the forecast provided. ValueScope determined that Scage International management’s forecast was consistent with what a market participant developing their own independent forecast would utilize.

The financial projections were used to determine the estimated net cash flow to be generated by Scage International over a four-year period, which was then discounted to the present value, using an appropriate discount rate to arrive at the enterprise value. ValueScope’s discount rate was a weighted average cost of capital (WACC) that ValueScope derived for Scage International. Two components of the WACC calculation are the cost of equity capital and the cost of debt.

Cost of Equity

A firm’s cost of equity capital, Ke, is the expected, or required, rate of return on the firm’s common stock.

For its Initial Opinion, ValueScope reviewed the 2022 Pepperdine Private Capital Markets Report to determine the cost of equity. The Pepperdine Report surveys investors on their required rates of return for varying investment types and company stages. Based on Scage International’s condition and prospects as of the June 30, 2023 valuation date, as well as the Initial Projections, ValueScope selected a required rate of return of 40.0%.

For the Second Opinion, ValueScope reviewed the 2023 Pepperdine Private Capital Markets Report to determine the cost of equity. Based on Scage International’s condition and prospects as of the Second Valuation Date, as well as the Second Projections, ValueScope selected a required rate of return of 30.0%.

Cost of Debt

For the Initial Opinion, ValueScope determined the cost of debt based on the Moody’s Baa rate as of the Initial Valuation Date plus 600 basis points, or 11.7%.

For the Second Opinion, ValueScope determined the cost of debt based on the Moody’s Baa rate as of the Second Valuation Date plus 600 basis points, or 11.5%.

Conclusion—Weighted Average Cost of Capital

The WACC calculation is a function of the cost of capital components and the capital structure of Scage International and its industry. The equation used for the calculation of the WACC is presented as follows:

	Ko =	We * Ke + Wd * Kd * (1-Tm)
where
	Ko =	the weighted average cost of capital
	We =	the proportion of equity in the capital structure
	Ke =	the cost of equity
	Wd =	the proportion of debt in the capital structure
	Kd =	the pretax cost of debt
	Tm =	the marginal tax rate for a C corporation

For its First Opinion, ValueScope based the capital structure estimates on the median of the guideline companies’ debt to capital ratio. Based on these determinations, ValueScope determined the weighted average cost of capital as:

[0.808 * 40.0%] + [0.192 * 11.7% * (1 – 15.0%)] = 34.2% (rounded)

For its Second Opinion, ValueScope based the capital structure estimates on the median of the guideline companies’ debt to capital ratio. Based on these determinations, ValueScope determined the weighted average cost of capital as:

[80% * 40.0%] + [20% * 11.5% * (1 – 15.0%)] = 26.0% (rounded)

Market Approach

The market approach considers the implied pricing in third-party transactions of comparable businesses or assets. Transactions are analyzed in order to identify pricing patterns or trends that can be used to infer value on the subject business or asset. Adjustments are made to the transaction data to account for relative differences between the subject and the comparable transactions. The primary strength of the market approach is that it offers relatively objective pricing evidence from the market at large and, aside from certain adjustments to the transaction data, requires few assumptions to be made. The market approach is most applicable to highly homogeneous assets or businesses for which a ready market exists.

The first step in performing the guideline public company analysis is the identification and selection of comparable companies. To be included in ValueScope’s guideline sample set, companies had to be engaged in the same or similar line of business as Scage International as of the Initial Valuation Date. The second criterion was that the comparable companies face similar industry and economic risks. Based on ValueScope’s examination of the industry, its discussions with Scage International management, and its search of the S&P Capital IQ database, ValueScope identified the following companies:

1.      Nikola Corporation

2.      Hyliion Holdings Corp.

3.      Hyzon Motors Inc.

4.      Tesla, Inc.

5.      NIO Inc.

6.      Lucid Group, Inc.

7.      Rivian Automotive, Inc.

8.      Cummins Inc.

9.      Allison Transmission Holdings, Inc.

10.    PACCAR Inc

For its Initial Opinion, ValueScope used the most recently filed financial statements and consensus forward-looking estimates of the selected guideline companies as of the Initial Valuation Date, and calculated the following multiples:

•        Enterprise value to trailing twelve-month sales (EV/S);

•        Enterprise value to forward 2023 sales (EV/’23 S);

•        Enterprise value to forward 2024 sales (EV/’24 S); and

•        Enterprise value to forward 2025 sales (EV/’25 S).

For its Second Opinion, ValueScope used the most recently filed financial statements and consensus forward-looking estimates of the selected guideline companies as of the Second Valuation Date, and calculated the same multiples as in its Initial Opinion, in addition to:

•        Enterprise value to forward 2026 sales (EV/’26 S).

ValueScope established a relative basis for comparison between the guideline public companies and Scage. ValueScope determined the low- and high-end of the range and calculated the mean and median of the pricing multiples of the comparable companies. Utilizing the enterprise value to forward 2025 sales multiples and accounting for cash and debt, ValueScope estimated a minority, marketable equity value for Scage International. Due to Scage International’s current life-cycle stage and high projected growth, ValueScope determined that the EV/’25 S multiples were appropriate to conclude a value of Scage International.

In the Initial Opinion, the 25th percentile, median, and 75th percentile EV/’25 S multiples were 0.7x, 1.2x, and 1.8x, respectively. ValueScope selected an EV/’25 S multiple of 0.95x, between the 25th percentile and median multiples, for application to Scage International. ValueScope then applied a control premium of 16%, which was determined based upon a study of control premiums in the MergerStat BVR Control Premium database, to calculate an equity value. Total current net outstanding debt of Scage International as of June 30, 2023, was then added to the equity value to arrive at the enterprise value of RMB 7.4 billion on a controlling, marketable interest basis.

In the Second Opinion, EV/’25 S multiples ranged from 0.7x to 5.3x with a median of 1.5x. ValueScope selected an EV/’25 S multiple of 2.0x for application to Scage. After applying this multiple, adjusting for cash and debt, and adding a control premium of 16.0%, we calculated an enterprise value of RMB 5.9 billion on a controlling, marketable interest basis.

ValueScope’s complete analysis is available in the ValueScope Initial Opinion, which is included as Annex D-1 and Second Opinion, which is included as Annex D-2 of this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by ValueScope.

Business Combination Agreement

On August 21, 2023, Finnovate entered into the Business Combination Agreement (with PubCo, the Merger Sub I, the Merger Sub II, and Scage International.

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) Merger Sub I will merge with and into Scage International (the “First Merger”), with Scage International surviving the First Merger as a wholly-owned subsidiary of PubCo and the outstanding securities of Scage International being converted into the right to receive securities of PubCo; and (b) immediately following the First Merger, Merger Sub II will merge with and into Finnovate (the “Second Merger”, and together with the First Merger, the “Mergers”), with Finnovate surviving the Second Merger as a wholly-owned subsidiary of PubCo and the outstanding securities of Finnovate being converted into the right to receive securities of PubCo.

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) Merger Sub I will merge with and into Scage International (the “First Merger”), with Scage International surviving the First Merger as a wholly-owned subsidiary of PubCo and the outstanding securities of Scage International being converted into the right to receive securities of PubCo; and (b) immediately following the First Merger, Merger Sub II will merge with and into Finnovate (the “Second Merger”, and together with the First Merger, the “Mergers”), with Finnovate surviving the Second Merger as a wholly-owned subsidiary of PubCo and the outstanding securities of Finnovate being converted into the right to receive securities of PubCo.

Consideration

Under the Business Combination Agreement, the Aggregate Merger Consideration Amount to be paid to the shareholders of Scage International is US$800,000,000, subject to adjustment for net debt, and will be paid entirely in newly issued ordinary shares of PubCo in the form of PubCo ADSs, with each share valued at the Per Share Price.

On the Closing Date and immediately prior to the First Merger Effective Time, each Company Preferred Share that is issued and outstanding immediately prior to the First Merger Effective Time shall be canceled in exchange for the right to receive a number of Company Ordinary Shares at the then effective conversion rate (the “Conversion”). As a result of the Mergers, (a) each of the ordinary shares of Scage International that are issued and outstanding immediately prior to the First Merger Effective Time and after the Conversion shall be cancelled and converted into the right to receive 100% of such number of ordinary shares of PubCo equal to the Exchange Ratio in the form of PubCo ADSs; (b) each of the convertible securities of Scage International, to the extent then outstanding and unexercised immediately prior to the First Merger Effective Time, shall automatically be assumed by PubCo and converted into a convertible security of PubCo; (c) each Finnovate Ordinary Share that is issued and outstanding immediately prior to the Effective Time, other than those held by Insiders, shall be cancelled and converted automatically into the right to receive one PubCo ADS; (d) each Finnovate Ordinary Share that is issued and outstanding immediately prior to the Effective Time held by Insiders shall be cancelled and converted automatically into the right to receive one PubCo Ordinary Share; and (e) each outstanding Purchaser Public Warrant and Purchaser Private Warrant shall be converted into one PubCo Public Warrant and one PubCo Private Warrant, respectively.

For the purposes of the summary of the Business Combination Agreement, the following terms shall have the meanings set forth below:

“Aggregate Merger Consideration Amount” means (a) Eight Hundred Million (US$800,000,000) minus (b) if Closing Net Debt is a positive number, the amount of Closing Net Debt, plus (c) if Closing Net Debt is a negative number, the absolute value of the amount of Closing Net Debt.

“Closing Net Debt” means, as of the Reference Time, (i) the aggregate Indebtedness of the Target Companies, less (ii) the Closing Company Cash, in each case of clauses (i) and (ii), on a consolidated basis and as determined in accordance with the Accounting Principles.

“Exchange Ratio” means (i) the Company Merger Shares as of the First Merger Effective Time divided by (ii) the aggregate number of, without duplication, Company Ordinary Shares that are (i) issued and outstanding, and (ii) issuable directly or indirectly upon, or subject to, the conversion, exercise or settlement of any Company Preferred Shares and Company Convertible Securities.

“Company Merger Shares” means a number of PubCo Ordinary Shares, in the form of PubCo ADSs, equal to the quotient determined by dividing (a) the Aggregate Merger Consideration Amount by (b) the Per Share Price.

“Per Share Price” means the Redemption Price, which shall be no less than the par value of ordinary shares of the Purchaser.

“Redemption Price” means an amount equal to the price at which each Purchaser ordinary share is redeemed or converted pursuant to the Redemption (as equitably adjusted for share sub-divisions, share dividends, consolidations, capitalizations, re-designations and the like after the Closing).

Scage Reorganization

Prior to the execution and delivery of the Business Combination Agreement, Nanjing Scage, a company incorporated in the PRC as a company with limited liability, the Founder and other relevant parties had entered into certain agreements (together with all agreements, instruments or other documents as may be necessary or appropriate, the “Reorganization Documents”) to implement and effect the reorganization, including the issuance of shares by and of Scage International to Nanjing Scage’s shareholders (or their designees), the acquisition of all shares and assets of Nanjing Scage by Scage International (or its wholly-owned subsidiaries) pursuant to the terms and conditions of the Reorganization Documents (the “Reorganization”). As of the date of this proxy statement/prospectus, Scage International has issued certain numbers of shares to Nanjing Scage’s shareholders (or their designees, collectively, the “Reorganization Shareholders”), and Scage International’s indirect wholly-owned subsidiaries, Scage (Hong Kong) Limited and Nanjing Xinneng Hydrogen Automotive Technology Co., Ltd., have been registered as the shareholders of Nanjing Scage. It is expected that the Reorganization will be completed as soon as Scage International receives all the share purchase consideration from the Reorganization Shareholders.

Representations and Warranties

The Business Combination Agreement contains a number of representations and warranties made by the parties as of the date of such agreement or other specific dates solely for the benefit of certain of the parties to the Business Combination Agreement, which in certain cases are subject to specified exceptions and materiality, Material Adverse Effect (as defined below), knowledge and other qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement. “Material Adverse Effect” as used in the Business Combination Agreement means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or the ability of such person or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder, in each case subject to certain customary exceptions. The representations and warranties made by the parties are customary for transactions similar to the Transactions.

In the Business Combination Agreement, Scage International made certain customary representations and warranties to Finnovate, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) capitalization; (4) subsidiaries; (5) governmental approvals; (6) non-contravention; (7) financial statements; (8) absence of certain changes; (9) compliance with laws; (10) Company permits; (11) litigation; (12) material contracts; (13) intellectual property; (14) taxes and returns; (15) real property; (16) personal property; (17) title to and sufficiency of assets; (18) employee matters; (19) benefit plans; (20) environmental matters; (21) transactions with related persons; (22) insurance; (23) books and records; (24) top customer and suppliers; (25) certain business practices; (26) Investment Company Act; (27) finders and brokers; (28) disclosure; (29) information supplied; (30) independent investigation; and (31) exclusivity of representations and warranties. Scage International also made certain representations and warranties to Finnovate with respect to the Reorganization.

In the Business Combination Agreement, Finnovate made certain customary representations and warranties to Scage International PubCo, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) the SEC filings, Finnovate financials, and internal controls; (7) absence of certain changes; (8) compliance with laws; (9) actions, orders and permits; (10) taxes and returns; (11) employees and employee benefit plans; (12) properties; (13) material contracts; (14) transactions with affiliates; (15) Investment Company Act and the JOBS Act; (16) finders and brokers; (17) certain business practices; (18) insurance; (19) information supplied; (20) independent investigation; (21) the trust account; (22) registration and listing; and (23) termination of prior business combination agreements.

In the Business Combination Agreement, PubCo, Merger Sub I and Merger Sub II made customary representations and warranties to Finnovate, including among others, related to the following: (1) organization and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) activities of PubCo, Merger Sub I and Merger Sub II; (7) finders and brokers; (8) Investment Company Act; (9) information supplied; (10) independent investigation; and (11) exclusivity of representations and warranties.

None of the representations and warranties of the parties shall survive the Closing.

Covenants of the Parties

Each party agreed in the Business Combination Agreement to use its commercially reasonable efforts to effect the Closing. The Business Combination Agreement contains certain customary covenants by each of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, including covenants regarding: (1) the provision of access to their properties, books and personnel; (2) the operation of their respective businesses in the ordinary course of business; (3) provision of financial statements of Target Companies; (4) Finnovate’s public filings; (5) “no shop” obligations; (6) no insider trading; (7) notifications of certain breaches, consent requirements or other matters; (8) efforts to consummate the Closing and obtain third party and regulatory approvals and efforts to cause PubCo to maintain its status as a “foreign private issuer” under the Exchange Act; (9) further assurances; (10) public announcements; (11) confidentiality; (12) indemnification of directors and officers and tail insurance; (13) use of trust proceeds after the Closing; (14) efforts to support a private placement or backstop arrangements, if sought; (15) intended tax treatment of the Mergers and (16) use of trust account proceeds. Scage International agreed to use commercially reasonable efforts to consummate the Reorganization by September 30, 2023. The Company agreed to deliver the audited financial statements of Scage International for the fiscal years ended June 30, 2022 and June 30, 2023 to Finnovate by September 30, 2023. Scage International agreed to cause its subsidiaries to use commercially reasonable efforts to ensure the sustainability of the collaboration with its cooperative manufacturers for its new energy road vehicles and off-road vehicles manufacturing and enter into definitive contracts with its cooperative manufacturers as soon as practicable. PubCo shall be responsible for paying the SPAC Transaction Expenses in an amount up to US$9,000,000, subject to certain exclusions, if the Closing Date occurs prior to February 29, 2024. Scage International also agreed to cause all of the Scage International shareholders to each enter into a Lock-Up Agreement.

In addition, the parties agreed to take all necessary actions to cause PubCo’s board of directors immediately after the Closing to consist of seven directors, including: (i) two persons who are designated by Finnovate prior to the Closing as independent directors; and (ii) five persons who are designated by Scage International prior to the Closing.

The Business Combination Agreement and the consummation of the Transaction require the approval of both Finnovate’s shareholders and the Scage International shareholders. Finnovate and PubCo also agreed to jointly prepare, and PubCo shall file with the SEC, a registration statement on Form F-4 (as amended, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of the issuance of securities of PubCo to the holders of the ordinary shares and warrants of Finnovate and Scage International and containing a proxy statement/prospectus for the purpose of soliciting proxies from the shareholders of Finnovate for the matters relating to the Transactions to be acted on at the extraordinary general meeting of the shareholders of Finnovate and providing such shareholders an opportunity to participate in the redemption of their Finnovate Public Shares upon the Closing (the “Redemption”). Scage International agreed to call a meeting of its shareholders or cause a written resolution to be passed, as promptly as practicable after the Registration Statement has become effective, in order to obtain the approval of the shareholders of Scage International for the approval of the Business Combination Agreement and the Transactions, and Scage International agreed to use its commercially reasonable efforts to solicit from the shareholders of Scage International proxies prior to such extraordinary general meeting or written resolution, and to take all other actions necessary or advisable to secure the approval of the Company shareholders of Scage International.

Conditions to Closing

The obligations of the parties to consummate the Business Combination is subject to various conditions, including the following mutual conditions of the parties. Any of the conditions to a party’s obligation to consummate the Business Combination set forth in the Business Combination Agreement, if legally permitted, may be waived by such party.

These conditions include: (1) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of Finnovate’s and Scage International’s shareholders; (2) obtaining material regulatory approvals; (3) receipt of specified third party consents from any bank that has granted a valid credit facility to Scage International or any notifications to be made to any such bank; (4) no law or order preventing or prohibiting the Transactions; (5) Finnovate or PubCo shall have consolidated net tangible assets of at least US$5,000,001 (as calculated and determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to the Closing (after giving effect to the Redemption) or upon the Closing after giving effect to the Mergers (including the Redemption), or PubCo otherwise is exempt from the provisions of Rule 419 promulgated under the Exchange Act (i.e., one of several exclusions from the “penny stock” rules of the SEC applies and Finnovate relies on another exclusion); (6) amendment by the shareholders of PubCo of PubCo’s memorandum and articles of association; (7) the effectiveness of the Registration Statement; (8) appointment of the post-closing directors of PubCo; and (9) Nasdaq listing requirements having been fulfilled.

In addition, unless waived by Scage International, the obligations of Scage International, PubCo, Merger Sub I and Merger Sub II to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (1) the representations and warranties of Finnovate being true and correct on and as of the Closing (subject to Material Adverse Effect); (2) Finnovate having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (3) absence of any Material Adverse Effect with respect to Finnovate since the date of the Business Combination Agreement which is continuing and uncured; (4) the cash proceeds from the PIPE Investment shall be not less than an aggregate of US$15,000,000; (5) receipt by Scage International PubCo of the Amended and Restated Registration Rights Agreement; (6) each of Scage International’s shareholders shall have received from PubCo a registration rights agreement covering the merger consideration shares received by Scage International’s shareholders duly executed by PubCo; and (7) receipt by Scage International and PubCo of employment agreements between certain management persons from Scage International and the Company or Finnovate, in each case effective as of Closing.

Unless waived by Finnovate, the obligations of Finnovate to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (1) the representations and warranties of Scage International, PubCo, Merger Sub I, and Merger Sub II being true and correct on and as of the Closing (subject to Material Adverse Effect on the Target Companies, taken as a whole); (2) Scage International, PubCo, Merger Sub I, and Merger Sub II having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (3) absence of any Material Adverse Effect with respect to the Target Companies (taken as a whole) since the date of the Business Combination Agreement which is continuing and uncured; (4) the Non-Competition Agreements, the Employment Agreements, the Amended and Restated Registration Rights Agreement, each Key Seller Lock-Up Agreement and each Seller Lock-Up Agreement shall be in full force and effect from the Closing; (5) resignation of the directors and officers of Scage International as requested by Finnovate prior to the Closing; (6) the Reorganization having been consummated by September 30, 2023; and (7) Scage International and Nanjing Scage shall have reached a waiver, compromise, conciliation, settlement or similar resolution of disputes with Shenzhen Deju Brothers Special II Corporate Management Partnership (Limited Partnership) regarding Scage International’s or Nanjing Scage’s equity, and the property preservation measures against Nanjing Scage (the equity interest held by Nanjing Scage in Scage (Shanghai) Hydrogen Energy Technology Co., Ltd. has been judicially frozen) have been released.

Termination

The Business Combination Agreement may be terminated at any time prior to the Closing by either Finnovate or Scage International if the Closing does not occur by February 29, 2024, or such other date as may be extended pursuant to the Business Combination Agreement.

The Business Combination Agreement may also be terminated under certain other customary and limited circumstances at any time prior the Closing, including, among other reasons: (1) by mutual written consent of Finnovate and Scage International; (2) by either Finnovate or Scage International if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; (3) by Scage International for Finnovate’s uncured breach of the Business Combination Agreement, such that the related Closing condition would not be met; (4) by Finnovate for the uncured breach of the Business Combination Agreement by Scage International, PubCo, Merger Sub I, or Merger Sub II, such that the related Closing condition would not be met; (5) by Finnovate if Scage International fails to deliver to Finnovate the Audited Company Financials by September 30, 2023, or if Scage International’s total assets as of June 30, 2023 calculated in accordance with the Audited Financial Statements is more than five (5%) lower than the total assets as of the same date calculated in accordance with Scage International Financials; (6) by either Finnovate or Scage International if Finnovate holds its shareholder meeting to approve the Business Combination Agreement and the Transactions,

and such approval is not obtained; (7) by either Finnovate or Scage International if Scage International holds its shareholder meeting to approve the Business Combination Agreement and the Transactions, and such approval is not obtained; and (8) by Finnovate if the Reorganization has not been completed by September 30, 2023.

If the Business Combination Agreement is terminated, all further obligations of the parties under the Business Combination Agreement (except for certain obligations related to confidentiality, effect of termination, fees and expenses, trust fund waiver, miscellaneous and definitions to the foregoing) will terminate, no party to the Business Combination Agreement will have any further liability to any other party thereto except for liability for fraud or for willful breach of the Business Combination Agreement prior to termination.

Trust Account Waiver

Scage International, PubCo, Merger Sub I and Merger Sub II have agreed that they and their affiliates will not have any right, title, interest or claim of any kind in or to any monies in Finnovate’s trust account held for Finnovate Public Shareholders, and have agreed not to, and waived any right to, make any claim against the trust account (including any distributions therefrom).

Related Agreements and Documents

Lock-Up Agreements

Simultaneously with the execution of the Business Combination Agreement, PubCo, Scage International, Finnovate and certain Key Company Shareholders, as shareholders entitled to vote an aggregate 64.3% 55.9% of all issued and outstanding shares of Scage International (without conversion of outstanding convertible bonds of Scage International), which is sufficient to constitute the Required Company Shareholder Approval (either as the holder of record or the beneficial owner within the meaning of Rule 135-3 under the Exchange Act), each entered into Lock-Up Agreements (each, a “Key Seller Lock-Up Agreement”). It is a condition to the Closing that all other Company Stockholders between signing and Closing enter into a lock-up agreement (each, a “Seller Lock-Up Agreement”).

Pursuant to each Key Seller Lock-Up Agreement, each Key Company Shareholder agreed not to, during the period commencing from the Closing Date and ending on (A) the 6-month anniversary of the Closing Date with respect to 40% of the restricted securities and (B) the 36-month anniversary of the Closing Date with respect to the remaining 60% of the restricted securities, (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, offer to sell, contract or agree to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase of a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-up Securities, whether any such transaction is to be settled by delivery of such restricted securities, in cash or otherwise, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of restricted securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”) (subject to early release if PubCo consummates a Change of Control).

Pursuant to each Seller Lock-Up Agreement, the remaining Company Shareholders will agree not to make a Prohibited Transfer during the period commencing from the Closing Date and ending on the 6-month anniversary of the Closing Date (subject to early release if PubCo consummates a Change of Control).

Shareholder Support Agreement

Simultaneously with the execution of the Business Combination Agreement, Finnovate, Scage International, and Key Company Shareholders of the Company entered into a Shareholder Support Agreement (the “Shareholder Support Agreement”), pursuant to which, among other things, Key Company Shareholders have agreed (a) to support the adoption of the Business Combination Agreement and the approval of the Transactions, subject to certain customary conditions, and (b) not to transfer any of their subject shares (or enter into any arrangement with respect thereto), subject to certain customary conditions.

Sponsor Support Agreement

Simultaneously with the execution of the Business Combination Agreement, Finnovate, Scage International, PubCo and Finnovate Sponsor L.P. (the “Sponsor”) entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which the Sponsor agreed to vote all of its shares of Finnovate in favor of the Business Combination Agreement and the Transactions. The Sponsor Support Agreement also prevents transfers of securities of Finnovate held by the Sponsor between the date of the Sponsor Support Agreement and the termination of the Sponsor Support Agreement.

Insider Letter Amendment

Simultaneously with the execution of the Business Combination Agreement, Finnovate, the Company, the Sponsor, PubCo, Calvin Kung, Wang Chiu Wong, Chunyi Hao, Tiemei Li, and Sanjay Prasad entered into an amendment (the “Insider Letter Amendment”) to that certain letter agreement, dated November 8, 2021 (the “Insider Letter”), by and among Finnovate, the Sponsor and the directors, officers or other initial shareholders of Finnovate named therein, pursuant to which PubCo and the Company are added as Parties to the Insider Letter.

Non-Competition and Non-Solicitation Agreement

Simultaneously with the execution of the Business Combination Agreement, certain shareholders and officers (each, a “Subject Party”) of Scage International each entered into a non-competition and non-solicitation agreement with Finnovate, PubCo, Scage International, and the Sponsor (collectively, the “Non-Competition and Non-Solicitation Agreement”). Under the Non-Competition and Non-Solicitation Agreement, the Subject Party agrees not to compete with PubCo, the Sponsor, Finnovate, Scage International and their respective affiliates during the three-year period following the Closing and, during such three-year restricted period, not to solicit employees or customers of such entities. The Non-Competition and Non-Solicitation Agreement also contains customary confidentiality and non-disparagement provisions.

Assignment, Assumption and Amendment to Warrant Agreement

Prior to the Closing, Finnovate, PubCo and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”) will enter the Assignment, Assumption and Amendment to Warrant Agreement (the “Warrant Amendment”) which will amend that certain Warrant Agreement, dated as of November 8, 2021, relating to the Finnovate warrants (the “Warrant Agreement”), filed with the SEC on November 8, 2021. Pursuant to the Warrant Amendment: (i) PubCo will assume the obligations of Finnovate under the Warrant Agreement, such that, among other things, PubCo will be added as a party thereto and (ii) references to Finnovate Class A ordinary shares in the Warrant Agreement shall mean PubCo ADS or PubCo Ordinary Shares.

Interests of Finnovate’s Sponsor, Directors and Others in the Business Combination

The Sponsor and Finnovate’s executive officers and directors may have interests in the Business Combination that may be different from, or in addition to, the interests of Finnovate’s shareholders generally. The Finnovate Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Business Combination Agreement and in recommending that the Business Combination Agreement and the transactions contemplated thereby be approved by the shareholders of Finnovate. These interests include, among other things:

•        If the Business Combination with Scage International or another business combination is not consummated by May 8, 2025 (unless extended by Finnovate’s shareholders), Finnovate will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Finnovate Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the 4,312,500 Founder Shares held by Finnovate’s Initial Shareholders and its affiliates, including any directors and officers, would be worthless because Finnovate’s Initial Shareholders are not entitled to participate in any Redemption or distribution with respect to such shares (although the Founder Shares have certain rights that differ from the rights of holders of the Finnovate Public Shares, the aggregate value of such shares is estimated to be approximately US$50.1 million, assuming the per share value of the shares is the same as the US$11.62 closing price of the Finnovate Public Shares on the Nasdaq on November 11, 2024, despite having been purchased for an aggregate of US$25,000). As a result, Finnovate’s Initial Shareholders are likely to be able to recoup their investment in Finnovate and make a substantial profit on that investment, even if PubCo Ordinary Shares have lost significant value. This means that Finnovate’s Initial Shareholders could earn a positive rate of return on their investment, even if Finnovate Public Shareholders experience a negative rate of return in the post-business combination company.

•        The Sponsor purchased an aggregate of 8,243,038 Private Warrants for an aggregate amount of US$8,243,038 simultaneously with the consummation of the Finnovate IPO. Although such securities have certain rights that differ from the rights of holders of the Public Warrants, the Private Warrants had an aggregate market value of approximately US$156,617 based upon the closing price of Finnovate’s Public Warrants of US$0.019 per warrant on Nasdaq as of November 11, 2024. If Finnovate is unable to complete a business combination by May 8, 2025 (unless extended by Finnovate’s shareholders), the Private Warrants will expire worthless and the Sponsor will be unable to recoup its investment in Finnovate.

•        The fact that, if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination on or prior to the Articles Extension Date, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below US$10.20 per Finnovate Public Share, or such lesser per Finnovate Public Share amount as is in the Trust Account on the liquidation date, from the claims of prospective target businesses with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement or claims of any third party for services rendered or products sold to us, but only if such a third party or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

•        The Sponsor Parties will lose their entire investment (and potentially any loans or expenses fronted by the Sponsor and its affiliates and permitted transferees) in Finnovate if Finnovate does not complete a business combination by May 8, 2025 (unless extended by Finnovate’s shareholders). The Sponsor Parties’ investment in the Company consists of 4,299,375 Founder Shares for an aggregate of $25,000 (or $0.006 per share). Additionally, the Sponsor and its affiliates have provided loans to Finnovate in exchange for (i) the June 2023 Note in connection with the Extension Amendment, the (ii) the November 2023 Note for working capital needs, (iii) the May 2024 Note in connection with the Second Extension Amendment, in an aggregate amount of up to $2,925,000 (of which an aggregate of approximately US$2.5 million is outstanding as of November 11, 2024) and (iv) the November 2024 Note in connection with the Third Extension Amendment, in an aggregate amount of up to US$259,588 (of which an aggregate of approximately US$0 is outstanding as of November 15, 2024). Additionally, the Sponsor Parties have accrued an aggregate of $85,100 reimbursable expenses through the Administrative Services Agreement, as of November 11, 2024. In the event that the Company does not complete an initial business combination by May 8, 2025 (unless extended by Finnovate’s shareholders), the Sponsor Parties may lose their entire investment in Finnovate.

•        Finnovate’s Initial Shareholders, including its officers and directors and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Finnovate’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Finnovate fails to consummate a business combination within the required time period under its organizational documents, these persons will not have any claim against the Trust Account for reimbursement. Accordingly, Finnovate may not be able to reimburse these expenses if the Business Combination with Scage International or another business combination is not completed by May 8, 2025 (unless extended by Finnovate’s shareholders).

•        Finnovate’s existing directors and officers will be eligible for continued indemnification and continued coverage under Finnovate’s directors’ and officers’ liability insurance after the Business Combination and pursuant to the Business Combination Agreement.

•        The anticipated election of Mr. Calvin Kung, Chairman and CEO of Finnovate as a director of PubCo after the consummation of the Business Combination. As such, in the future, Mr. Kung will receive any cash fees, stock options or stock awards that the PubCo Board determines to pay to its directors.

•        The fact that the following individuals have a material interest in the Sponsor, which represent indirect interests in the following securities:

Name of Person	Founder Shares	Private Warrants
Jemapellehelene Holding Limited (beneficially owned by Nan Shen)	497,452	1,503,723

The Sponsor is controlled by its general partner, Sunorange Limited, and Mr. Kung and Mr. Wong serve as the sole directors of Sunorange Limited. Sunorange Limited has voting and dispositive power over 3,557,813 Finnovate Class B Ordinary Shares and 6,160,000 Finnovate Private Warrants. Mr. Kung has an indirect economic interest in 25,000 Finnovate Class A Ordinary Shares through the Sponsor. Mr. Wong has an indirect economic interest in 226,153 Finnovate Class A Ordinary Shares through his partnership interests in the Sponsor, of which 15,000 Class A Ordinary Shares are attributed to Mr. Wong in his personal capacity as a limited partner and 211,153 Class A Ordinary Shares are attributed to Sun Tone Limited, for which Mr. Wong is sole owner and director. As general partner of the Sponsor, Sunorange coordinates and authorizes the Sponsor’s financing arrangements with Finnovate, including all loans provided to Finnovate. It has also contributed significant capital at risk as lender to Finnovate of approximately $2.2 million under the June 2023 Note, the November 2023 Note and the November 2024 Note, as described above.

As consideration for consulting services related to Sunorange’s takeover of the Sponsor, East Stone Capital Limited was granted an indirect beneficial interest in 300,000 Founder Shares through its stake in Jemapellehelene Holding Limited. None of Finnovate’s officers or directors have received any cash compensation for their services. All of Finnovate’s directors hold an indirect, immaterial interest in the Founder Shares held by the Sponsor.

The foregoing interests present a risk that the Sponsor Parties and Finnovate’s officers and directors may be incentivized to complete a business combination with a less favorable target company or on terms less favorable to the Public Shareholders rather than to liquidate, in which case the Sponsor would lose its entire investment. As a result, the Sponsor Parties and Finnovate’s officers and directors may have a conflict of interest in determining whether Scage International is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination.

Required Vote and Recommendation of the Board

The consummation of the Business Combination will require an ordinary resolution, being a resolution passed by a majority of the votes which are cast by those holders of Finnovate Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Business Combination Proposal.

Unless the NTA Proposal is approved, the Business Combination will not be consummated if, upon consummation of the Business Combination, Finnovate has less than US$5,000,001 of net tangible assets prior to or upon consummation of the Business Combination, after taking into account the holders of Finnovate Public Shares that properly demanded that Finnovate redeem their Finnovate Public Shares in exchange for their pro rata share of the Trust Account.

If the Business Combination Proposal is not approved, then the other proposals (except the Adjournment Proposal, as described below) will not be presented to the shareholders for a vote.

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that Finnovate’s entry into the Business Combination Agreement, dated as of August 21, 2023 (as amended on June 18, 2024 and on October 31, 2024, the “Business Combination Agreement”), by and among Finnovate, Scage International Limited, a Cayman Islands exempted company (“Scage International”), Scage Future, a Cayman Islands exempted company (“PubCo”), Hero 1, a Cayman Islands exempted company and a direct wholly owned subsidiary of PubCo (“Merger Sub I”), and Hero 2, a Cayman Islands exempted company and a direct wholly owned subsidiary of PubCo (“Merger Sub II”), a copy of which is attached to this proxy statement/prospectus as Annex A, pursuant to which the Business Combination (as defined below)

will be effected in two steps. Subject to the approval and adoption of the Business Combination Agreement by the shareholders of Finnovate, on the date of the consummation of the Business Combination (the “Closing Date”): (1) Merger Sub I will merge with and into Scage International (the “First Merger”), with Scage International surviving the First Merger as a wholly-owned subsidiary of PubCo (the time at which the First Merger becomes effective is sometimes referred to herein as the “First Merger Effective Time”); and (2) immediately following the First Merger, Merger Sub II will merge with and into Finnovate (the “Second Merger” and, together with the First Merger, the “Mergers,” and together with all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Companies Act and the Australian Act, and the performance by Finnovate of its obligations thereunder be and are hereby confirmed, approved, adopted and ratified in all respects.”

THE FINNOVATE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE FINNOVATE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL THREE—THE MERGER PROPOSAL

Overview

In connection with the Business Combination, Finnovate’s shareholders are being asked to consider and vote upon, to approve and authorize by special resolution, the Second Merger and the Plan of Merger. The form of the Plan of Merger is attached to this proxy statement/prospectus as Annex B.

Reasons for the Merger Proposal

The authorization of the Plan of Merger (including, without limitation, (i) the amendment and restatement of the Finnovate Articles by deletion in their entirety and the substitution in their place of the new amended and restated memorandum and articles of association of Finnovate (as the Surviving Entity) and (ii) redesignation of all authorized class A ordinary shares of US$0.0001 par value each of Finnovate as ordinary shares of US$0.0001 par value each of the Surviving Entity, and cancel all of the authorized but unissued class B ordinary shares of US$0.0001 par value each and preference shares of US$0.0001 par value each of Finnovate as contemplated therein) requires the approval of Finnovate’s shareholders as a matter of Cayman Islands laws.

Resolution

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that a proposal to approve and authorize the Second Merger and the plan of merger in connection with the Second Merger, a copy of attached to the accompanying proxy statement/prospectus as Annex B (the “Plan of Merger”), and any and all transactions provided for in the Plan of Merger, including, without limitation, at the effective time of the Second Merger (the “Effective Time”) (a) the amendment and restatement of the Finnovate Articles by deletion in their entirety and the substitution in their place of the new amended and restated memorandum and articles of association of Finnovate (as the Surviving Entity) (the “Surviving Entity Articles”) and (b) the redesignation of all authorized class A ordinary shares of US$0.0001 par value each of Finnovate as ordinary shares of US$0.0001 par value each of the Surviving Entity, and cancel all of the authorized but unissued class B ordinary shares of US$0.0001 par value each and preference shares of US$0.0001 par value each of Finnovate, such that the authorized share capital of the Surviving Entity will become US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 per share, with such rights, privileges and conditions as set out in the Surviving Entity Articles, be approved and authorized in all respects.”

Votes Required for Approval

If the Business Combination Proposals are not approved, the Merger Proposal will not be presented at the extraordinary general meeting. The approval of the Merger Proposal will require a special resolution under Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the issued Finnovate Class A Ordinary Shares and Finnovate Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting. Abstentions and broker non-votes will not count as a vote cast at the extraordinary general meeting. Accordingly, failure to vote in person, online, or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Merger Proposal.

Recommendation of the Finnovate Board

THE FINNOVATE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FINNOVATE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

PROPOSAL FOUR—THE PUBCO MEMORANDUM AND ARTICLES PROPOSAL

Overview

In connection with the Business Combination, Finnovate’s shareholders are asked to consider and vote upon, to approve by special resolution and to adopt, the PubCo A&R MAA, substantially in the form attached to this proxy statement/prospectus as Annex C. All shareholders are encouraged to read the PubCo A&R MAA in their entirety.

Reasons for the PubCo Memorandum and Articles Proposal

The PubCo A&R MAA were negotiated as part of the Business Combination. The Finnovate Board’s specific reasons for each of the Organizational Documents Advisory Proposals are set forth in “Proposal Five—The Organizational Documents Advisory Proposals.”

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the proposed amended and restated memorandum and articles of association of PubCo (the “PubCo A&R MAA”), the form of which is attached to the accompanying proxy statement/prospectus as Annex C, be approved to take effect at the First Merger Effective Time.”

Vote Required for Approval

If the Business Combination Proposal is not approved, the PubCo Memorandum and Articles Proposal will not be presented at the extraordinary general meeting. The approval of the PubCo Memorandum and Articles Proposal requires a special resolution, being the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the Finnovate Class A Ordinary Shares and Finnovate Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. This vote is not required by Cayman Islands law. Abstentions and broker non-votes will not count as a vote cast at the extraordinary general meeting. Accordingly, failure to vote in person, online, or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the PubCo Memorandum and Articles Proposal.

Approval of the PubCo Memorandum and Articles Proposal is a condition to the parties’ obligations to consummate the Business Combination. Accordingly, if the PubCo Memorandum and Articles Proposal is not approved, the Business Combination may not be consummated.

Recommendation of the Finnovate Board

THE FINNOVATE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FINNOVATE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE PUBCO MEMORANDUM AND ARTICLES PROPOSAL.

PROPOSAL FIVE—THE ORGANIZATIONAL DOCUMENTS ADVISORY PROPOSALS

Overview

If the PubCo Memorandum and Articles Proposal is approved and the Business Combination is to be consummated, PubCo will become the listed entity and shall be governed by the PubCo A&R MAA and under the Cayman Companies Act.

As required by SEC guidance, to give shareholders the opportunity to present their separate views on important corporate governance provisions, Finnovate is asking its shareholders to consider and vote upon and to approve on a non-binding advisory basis by ordinary resolution four separate proposals in connection with the adoption of the PubCo A&R MAA by PubCo. The shareholder vote regarding each of the Organizational Documents Advisory Proposals is an advisory vote, and is not binding on Finnovate or the Finnovate Board (separate and apart from the approval of the PubCo Memorandum and Articles Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Organizational Documents Advisory Proposals, PubCo intends that the PubCo A&R MAA will take effect upon the First Merger Effective Time (assuming that the PubCo Memorandum and Articles Proposal is approved).

The following table sets forth a summary of the principal changes proposed to be made between the Finnovate Articles and the PubCo A&R MAA. This summary is qualified by reference to the complete text of the PubCo A&R MAA, copies of which are attached to this proxy statement/prospectus as exhibit 3.2 and Annex B. All shareholders are encouraged to read the PubCo A&R MAA in its entirety for a more complete description of its terms.

	Finnovate Articles	PubCo A&R MAA
Proposal 5A: Authorized Share Capital

Share capital of Finnovate is US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

The share capital of PubCo is US$50,000 divided into 500,000,000 shares comprising (i) 400,000,000 PubCo Ordinary Shares of US$0.0001 par value each; and (ii) 100,000,000 shares of US$0.0001 par value each of such class or classes (however designated) as the PubCo’s board of directors may determine in accordance with the PubCo A&R MAA.

Proposal 5B: Provisions Related to Status as Blank Check	Finnovate Articles include various provisions related to Finnovate’s status as a blank check company prior to the consummation of a business combination.

The PubCo A&R MAA does not include provisions related to status as a blank check company, which no longer will apply upon consummation of the Business Combination, as PubCo will cease to be a blank check company at such time.

Proposal 5C: Number of Directors	The Finnovate Board must consist of not less than one person provided however that Finnovate may by ordinary resolution increase or reduce the limits in the number of Directors.	PubCo’s board of directors shall consist of not less than three persons provided however that PubCo may by ordinary resolution increase or reduce the limits in the number of directors.
Proposal 5D: Shareholder Meeting Quorum

The holders of a majority of the shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum.

One or more members holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at any general meeting.

Proposal 5A: Authorized Share Capital

Finnovate’s shareholders are being asked to approve, on a non-binding advisory basis, the difference in the authorized share capital of Finnovate and PubCo, where PubCo will have an authorized share capital of US$50,000 divided into 500,000,000 shares comprising (i) 400,000,000 PubCo Ordinary Shares of US$0.0001 par value each; and (ii) 100,000,000 shares of US$0.0001 par value each of such class or classes (however designated) as the PubCo’s board of directors may determine in accordance with the PubCo A&R MAA.

As of the date of this proxy statement/prospectus, there are 5,327,792 Finnovate Ordinary Shares issued and outstanding, which includes an aggregate of 4,312,499 Finnovate Class A Ordinary Shares and one (1) Finnovate Class B Ordinary Share held by the Initial Shareholders, including the Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 21,737,500 Finnovate Warrants to acquire Finnovate Ordinary Shares, comprised of 8,800,000 Finnovate Private Warrants and 12,937,500 Finnovate Public Warrants.

On the Closing Date and immediately prior to the First Merger Effective Time, each preferred share of Scage International, par value US$0.00001 per share (“Company Preferred Share”), that is issued and outstanding immediately prior to the First Merger Effective Time shall be canceled in exchange for the right to receive a number of the ordinary share of Scage International, par value US$0.00001 per share (“Company Ordinary Share”), at the then-effective conversion rate in accordance with Scage International’s amended and restated articles of association (the “Conversion”). At the First Merger Effective Time, pursuant to the First Merger, (1) each Company Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time and after the Conversion shall, as of the First Merger Effective Time, be canceled and converted into the right to receive a number of PubCo Ordinary Shares at the Exchange Ratio in the form of PubCo ADSs (as defined in the Business Combination Agreement); (2) any Company Convertible Securities (as defined in the Business Combination Agreement), to the extent then outstanding and unexercised immediately prior to the First Merger Effective Time, shall automatically be assumed by PubCo and converted into a convertible security of PubCo, subject to the same terms and conditions as were applicable to the corresponding former Company Convertible Securities immediately prior to the First Merger Effective Time; (3) every issued and outstanding share of PubCo owned by One Strength Brother Limited, being the only issued and outstanding share in PubCo immediately prior to the First Merger Effective Time, shall be canceled; and (4) each then issued and outstanding ordinary share of Merger Sub I, par value US$0.0001 per share, shall be converted into and exchanged for one ordinary share of the Surviving Company.

At the Effective Time, pursuant to the Second Merger: (1) each issued and outstanding Finnovate Public Unit shall be automatically detached and the holder thereof shall be deemed to hold one Finnovate Class A Ordinary Share and three-quarters of one Finnovate Public Warrant (“Unit Separation”), (2) immediately following the Unit Separation, every issued and outstanding Finnovate Ordinary Share (other than treasury shares held by Finnovate) and those held by the Insiders and the Dissenting Finnovate Shares) immediately prior to the Effective Time shall be canceled and converted automatically into the right to receive one PubCo ADS; (3) every issued and outstanding Finnovate Ordinary Share held by the Insiders immediately prior to the Effective Time shall be canceled and converted automatically into the right to receive one PubCo Ordinary Share; (4) pursuant to certain Assignment, Assumption and Amendment to Warrant Agreement, at the Effective Time, each Finnovate Public Warrant shall be converted into one PubCo Public Warrant, and each outstanding Finnovate Private Warrant shall be converted into one PubCo Private Warrant, and each of the PubCo Public Warrants and PubCo Private Warrants (together with PubCo Public Warrants, “Assumed Warrants”) shall have and be subject to substantially the same terms and conditions set forth in the respective Finnovate Public Warrants and Finnovate Private Warrants, except that they shall represent the right to acquire PubCo ADS and PubCo Ordinary Shares, respectively, in lieu of Finnovate Ordinary Shares; (5) each Finnovate Ordinary Share for which a holder has validly exercised its right of Redemption shall be surrendered and cancelled and shall cease to exist; and (6) each then issued and outstanding ordinary share of Merger Sub II, par value US$0.0001 per share, shall be converted into and exchanged for one ordinary share of the Surviving Entity.

This summary is qualified by reference to the complete text of the PubCo A&R MAA, a copy of which is attached to this proxy statement/prospectus as exhibit 3.2 and Annex B. All shareholders are encouraged to read the PubCo A&R MAA in their entirety for a more complete description of their terms.

Proposal 5B: Provisions Related to Status as Blank Check Company

Finnovate’s shareholders are being asked to approve, on a non-binding advisory basis, the difference in Finnovate’s Articles and the PubCo A&R MAA in which the PubCo A&R MAA has no provision that applies to a blank check company, as PubCo will not be a blank check company upon consummation of the Business Combination.

This summary is qualified by reference to the complete text of the PubCo A&R MAA, a copy of which is attached to this proxy statement/prospectus as exhibit 3.2 and Annex B. All shareholders are encouraged to read the PubCo A&R MAA in their entirety for a more complete description of their terms.

Proposal 5C: Number of Directors

Finnovate’s shareholders are being asked to approve, on a non-binding advisory basis, the difference in the number of directors of Finnovate and PubCo, where PubCo’s board of directors shall consist of not less than three persons provided however that PubCo may by ordinary resolution increase or reduce the limits in the number of directors as set out in the PubCo A&R MAA.

This summary is qualified by reference to the complete text of the PubCo A&R MAA, a copy of which is attached to this proxy statement/prospectus as exhibit 3.2 and Annex B. All shareholders are encouraged to read the PubCo A&R MAA in their entirety for a more complete description of their terms.

Proposal 5D: Shareholder Meeting Quorum

Finnovate’s shareholders are being asked to approve, on a non-binding advisory basis, the difference in the number of directors of Finnovate and PubCo, where the quorum requirement for shareholder meetings shall be one or more members holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at any general meeting as set out in the PubCo A&R MAA.

This summary is qualified by reference to the complete text of the PubCo A&R MAA, a copy of which is attached to this proxy statement/prospectus as exhibit 3.2 and Annex B. All shareholders are encouraged to read the PubCo A&R MAA in their entirety for a more complete description of their terms.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the material differences between the Finnovate Articles and the PubCo A&R MAA relating to the authorized share capital, the status as blank check company, the number of directors and the shareholder meeting quorum as described in four separate proposals be approved in all respects.”

PROPOSAL SIX—THE PUBCO DIRECTOR ELECTION PROPOSAL

Effective upon the Closing, the PubCo Board will consist of seven (7) directors, comprised of: (i) two (2) persons that are designated by Finnovate prior to the Closing and approved by Scage International as independent directors in accordance with Nasdaq rules, (ii) five (5) persons that are designated by Scage International prior to the Closing and approved by Finnovate, which shall include such number of independent directors to the effect that the PubCo Board will be compliant with Nasdaq rules.

For more information on the experience of each of these director nominees, see the section entitled “Management Following the Business Combination” in this proxy statement/prospectus.

Required Vote and Recommendation of the Board

The approval of the Director Election Proposal will require an ordinary resolution, being a resolution passed by a majority of the votes which are cast by those holders of Finnovate Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting. Abstentions and non-votes will not have an effect on the PubCo Director Election Proposal. The PubCo Director Election Proposal will not be submitted if the Business Combination Proposal is not approved.

“RESOLVED, as an Ordinary Resolution that, the seven (7) persons listed below be elected to serve terms on PubCo’s board of directors effective at the Effective Time until the 2025 annual meeting of shareholders or until their respective successors are duly elected and qualified, be approved in all respects:

•        Chao Gao;

•        Yuanchi Guo;

•        Ziqian Guan;

•        Qiuliang Peng;

•        Kevin Chen;

•        Calvin Kung; and

•        Yixian Wang.”

THE FINNOVATE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FINNOVATE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE PUBCO DIRECTOR ELECTION PROPOSAL.

PROPOSAL SEVEN—THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow the Finnovate Board to adjourn the Meeting to a later date or dates, if necessary or desirable, at the determination of the Finnovate Board. In no event will the Finnovate Board adjourn the Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Finnovate Articles and Cayman Islands law.

Consequences if the Adjournment Proposal is not Approved

If the Adjournment Proposal is not approved by Finnovate shareholders, the Finnovate Board may not be able to adjourn the Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other Proposal.

Required Vote and Recommendation of the Board

The approval of the Adjournment Proposal will require an ordinary resolution, being a resolution passed by a majority of the votes which are cast by those holders of Finnovate Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

“RESOLVED, as an ordinary resolution, that the Meeting be adjourned to a later date or dates, if necessary or desirable, at the determined of the Finnovate Board.”

THE FINNOVATE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FINNOVATE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

SCAGE INTERNATIONAL’S BUSINESS

References in this section to “we,” “our,” “us,” “the Company” or “Scage International” generally refer to Scage International Limited and its consolidated subsidiaries.

Our Mission

Decarbonize and power the global commercial transportation industry with our next-generation zero-emission technologies and e-fuel solutions, championing a sustainable future.

Overview

We are a pioneering and leading zero-emission solution provider in China, focusing on the development and commercialization of heavy-duty NEV trucks and e-fuel solutions. We have participated in the design, production and testing of several NEV trucks, covering application scenarios for logistics, mining and port transportation. Galaxy II truck that we collaborated in developing is one of the earliest hybrid heavy-duty NEV trucks commercialized in China.

We provide technology-empowered NEV trucks to address the diverse commercial transportation needs of our global customers. Our current vehicle offerings include Dragon King, a plug-in hybrid dump truck, primarily designed for mining and other heavy-duty loading and offloading uses, Galaxy II, a plug-in hybrid truck, primarily designed for long-distance road transportation and logistics services, and Q-truck, an autonomous tractor trailer, that can be widely used in smart transportation scenarios. In addition, we have three NEV models under active development in collaboration with relevant vehicle manufacturers and anticipate launching them in 2024. Our pipeline includes all-electric port tractors, long-endurance hybrid power tractors, and wide-body, high-power hybrid mining vehicles.

We believe that our advanced technologies allow us to develop vehicles capable of delivering optimal function in collaboration with vehicle manufacturers. We have independently developed our electric control and steering system, intelligently distributed hybrid power (“IDHP”) system and our solid oxide electrolysis cell (“SOEC”) hydrogen production technology. Furthermore, we have been staying at the forefront of the industry in the R&D and application of new processes and technologies. We believe our platform-based vehicle design and development system will enable us to cost-efficiently develop a wide range of vehicle models and provide customized solutions for our customers in collaboration with vehicle manufacturers.

Quality is of utmost importance to our business. We implement strict quality control in our R&D and supply chain processes. We strategically collaborate with vehicle manufacturers, including C&C Trucks Co., Ltd., to ensure stable vehicle manufacturing and delivery capability, while also closely monitoring the quality of our products.

We generate revenues primarily from sales of commercial NEVs and components. As of September 30, 2024, we had received customer orders for 105 NEV trucks. We recorded net revenues of US$6.1 million and US$0.4 million in the fiscal years ended June 30, 2024 and 2023, respectively. We recorded net loss of US$6.0 million and US$6.6 million in the fiscal years ended June 30, 2024 and 2023, respectively.

Market Opportunities

We have capitalized and expect to continue to benefit from favorable government policies and industry trends driving the development of the heavy-duty NEV truck and e-fuel industries in China and globally. Following the Paris Agreement adopted in December 2015, numerous countries have committed to achieving net-zero emissions and have formulated plans to drive the development of commercial NEVs and related industries. In China, the development plan for the NEV industry (2021-2035) was launched in November 2020, aiming to promote full electrification of vehicles for public use, pilot applications for commercial fuel cell vehicles, and the establishment of a hydrogen fuel supply system. In the United States, the Internal Revenue Service (the “IRS”) provides tax credits for businesses that purchase commercial NEVs. These favorable policies are driving the adoption and penetration of commercial NEVs. According to the F&S Report, the size of China’s heavy-duty commercial NEV market, in terms of vehicle sales volume, increased from 0.9 thousand units in 2018 to 25.4 thousand units in 2022 at a CAGR of 127.9%, and is expected to reach 275.6 thousand units in 2027, representing a CAGR of 65.9% from 2023 to 2027. The size of the global heavy-duty commercial NEV market, in terms of vehicle sales volume, increased from 1.0 thousand units in 2018 to 27.3 thousand units in 2022 at a CAGR of 131.3%, and is expected to reach 332.0 thousand units in 2027, representing a CAGR of 69.8% from 2023 to 2027, according to the same source.

Corresponding to the growth of the heavy-duty commercial NEV market, the integrated intelligent commercial NEV solutions market is also expected to experience substantial growth. Integrated intelligent commercial NEV solutions create a comprehensive ecosystem that encompasses all stages of the commercial NEV industry value chain. The solutions seamlessly integrate vehicle design, technology development, manufacturing, sales, after-sales services, and financial support to promote the widespread adoption of commercial NEVs. Integrated intelligent commercial NEV solutions are tailored to different downstream application scenarios, providing customized technical support and services to meet customers’ diverse requirements in terms of economy, safety, and performance.

Competitive Strengths

Pioneering and leading zero-emission solution provider with global strategies, well positioned to capture the enormous market opportunities

We are a pioneering and leading zero-emission solution provider in China, focusing on the development and commercialization of heavy-duty NEV trucks and e-fuel solutions. We have participated in the design, production and testing of several NEV trucks, covering application scenarios for logistics, mining and port transportation. Galaxy II truck that we collaborated in developing is one of the earliest hybrid heavy-duty NEV trucks to be commercialized in China. Our e-fuel product line is complemented by our methanol-fueled hybrid model and natural gas-fueled hybrid model, both of which are advancing to the testing stage. Additionally, we are actively developing our zero-emission, hydrogen-fueled hybrid model.

Our business philosophy revolves around utilizing renewable energy-derived, low-carbon and zero-carbon fuels as the primary energy source for heavy-duty commercial vehicles. As such, we offer e-fuel products and solutions to the global transportation industry. We are devoted to developing e-fuel solutions utilizing green electricity generated from wind and solar sources, green hydrogen produced through water electrolysis powered by renewable energy, and high-energy-density derivatives like methanol and ammonia synthesized from green hydrogen. Adhering to our business philosophy, we have curated a product portfolio comprising all-electric, diesel-electricity hybrid, including range extenders, and electricity-hydrogen hybrid trucks.

Moreover, we have seized the overseas demand for heavy-duty commercial vehicles. We have conducted business development activities in Southeast Asia, the United States, the Middle East, Mongolia and Mexico to gather overseas market intelligence and access overseas customers, and we may establish semi-knocked down or completely knocked down facilities overseas.

Leveraging our diverse product portfolio, low-carbon and e-fuel-centered business strategy and our global vision, we believe we are well-positioned to capture the enormous market opportunities in China’s heavy-duty commercial NEV market. The market size, in terms of vehicle sales volume, increased from 0.9 thousand units in 2018 to 25.4 thousand units in 2022 at a CAGR of 127.9%, and is expected to reach 275.6 thousand units in 2027, representing a CAGR of 65.9% from 2023 to 2027.

Comprehensive vehicle portfolio addressing diverse commercial transportation needs

We provide technology-empowered NEV trucks to address the diverse commercial transportation needs of our global customers. Our current vehicle offerings include Dragon King, a plug-in hybrid dump truck, primarily designed for mining and other heavy-duty loading and offloading uses, Galaxy II, a plug-in hybrid truck, primarily designed for long-distance road transportation and logistics services, and Q-truck, an autonomous tractor trailer, that can be widely used in smart transportation scenarios. We have also made achievements in developing all-electric port tractors, long-endurance hybrid power tractors, and wide-body, high-power hybrid mining vehicles, represented by our Andromeda, Andromeda+ and Sky Turtle models, respectively.

We have made substantial improvements over time to better align with customer needs. We guide and assist customers in establishing energy supply stations, including advanced solar-storage supercharging networks and self-sufficient hydrogen supply stations. Our industry reputation, backed by our high-quality product and service offerings, has attracted a great number of domestic and international customers for business cooperation.

Proprietary technologies underpinned by strong R&D capabilities and collaborations

We believe our R&D capabilities form the cornerstone of our competitiveness and long-term growth. We boast a robust research and development team with extensive experience. As of June 30, 2024, we had 33 full-time R&D staff, accounting for 35.5% of our total workforce. According to the F&S Report, the global penetration rate of heavy-duty NEV trucks in the heavy-duty truck market is currently less than 1.4%. Such low adoption rate is mainly due to the absence of suitable products and energy supply systems, as traditional heavy-duty truck manufacturers lack the research and development capabilities for heavy-duty NEV systems.

We have independently developed our electric control and steering system, IDHP system and SOEC hydrogen production technology to address this issue. Specifically, centering on truck chassis, the IDHP system integrates multi-motors, automatic transmission and electric control and exhibits remarkable reliability and scalability. This allows us to flexibly configure truck chassis structures and enable product diversification. The modularized IDHP system demonstrates high energy efficiency and large power capacity, which increases our vehicles’ load capacity. It is also small in size and convenient for installation. Our hybrid power system is further integrated with an electric propulsion system that saves chassis space for battery placement, or a hydrogen supply system without compromising the vehicle’s aerodynamic structure.

We incorporate advanced algorithms to precisely allocate power to each wheel, reducing energy loss, enhancing road adaptability, increasing range, and lowering operating costs for trucks. We retain the essential functions of our trucks while eliminating redundant designs and significantly enhancing their intelligence to support future upgrades from Level 2 to Level 4 autonomation. We have also developed an advanced SOEC as our energy supply solution, which enables efficient electrochemical conversion and offers convenient and low-cost low-carbon and zero-carbon e-fuels. We have strengthened technological innovation in vehicle integration and developed our NEV and plug-in hybrid models, fuel cell models, power battery and management system, drive motors and power electronics and network connectivity technologies, so as to curate our product portfolio and service system.

Full industry supply chain coverage and established customer service capabilities

Our supply chain capability is prominent, with most partners being well-known global players in the automotive industry, such as CATL, Bosch and Wabco. Building upon this, we have established a professional after-sales service system for heavy-duty NEV trucks based on a comprehensive service network, providing end-to-end services from components to vehicles to logistics. Such end-to-end service capability is crucial in road transportation, safeguarding an uninterrupted process for material transportation, and is a core competency evaluated by customers.

We focus on maintaining solid cooperative relationships with upstream suppliers and establishing strategic partnerships with key suppliers, ensuring stable access to critical product and service supplies while maintaining rigorous quality control measures. In particular, we have established strategic collaboration with multiple vehicle manufacturers, including C&C Trucks Co., Ltd., to ensure stable truck manufacturing and delivery capability.

Visionary and seasoned founders and senior management

We have benefited from the leadership of an entrepreneurial and seasoned management team. Their strategic foresight, in-depth industry knowledge, extensive managerial experience and commitment underpin our current accomplishment and future growth potential. Mr. Chao Gao, our founder and chief executive officer, is an experienced veteran in the automotive industry and has a deep and innovative understanding of e-fuel and e-fuel-powered vehicles, and has risk managerial experience from prior critical roles in various automotive-related industries, which provides insightful guidance on our operations. Mr. Yuanchi Guo, our co-founder, has seven years of experience in automotive industry investment management and supply chain integration. Mr. Ziqian Guan, our co-founder, has more than 10 years of experience in supply chain management, complemented by his proficiency in enterprise operation and management. The entrepreneurship of our senior management has fueled our product and technology innovation, leading to the successful development of various products and solutions. We are confident that our management team will continue to lead us to innovate, excel and succeed in our industry.

Growth Strategies

Capitalize on increasing governmental support and customer demand for zero-emission vehicles

Under China’s double carbon policy, we have witnessed a surge in demand for low-carbon transportation from the mining industry. According to the F&S Report, decarbonization has been incorporated into the industry standard for mining. Given the substantial cost involved in achieving decarbonization, our long-endurance heavy-duty NEV truck stands out as one of the best solutions to address these demands, according to the F&S Report. In addition to China, our products are also used in Europe, Southeast Asia, and the Middle East, among other regions. Local demand for decarbonization and intelligent driving has emerged as a key growth driver for us. Going forward, we plan to leverage increasing governmental and industry support for zero-emission vehicles and technologies to promote our NEV trucks. Additionally, we will continue to innovate hybrid-powered models that are compatible with assisted, fleet and autonomous driving technologies to meet evolving customer demands.

Further R&D investment and build production capacity with a focus on high-growth vehicle models

We plan to focus our R&D efforts on vehicle models and application scenarios with high market acceptance and growth potential. These include long-haul heavy freight transport, less-than-truckload transport, cold chain transport, port operations, large-scale industrial logistics, and specialty vehicles.

In order to reduce our operating costs in the long term, we plan to establish a manufacturing facility with a capacity of 50,000 units by 2026. Unlike traditional automakers who concentrate on conventional manufacturing techniques of stamping, welding, painting and assembly, we will steer our focus on producing whole vehicles that we collaborated in developing and high-value key components. We anticipate that this production capacity expansion plan will raise our profit margins by 8% to 15%, distinguishing us from our industry peers.

Enhance customer acquisition and accelerate the commercialization of our vehicles

We intend to enhance customer acquisition and accelerate the commercialization of our vehicles by deepening engagement with industry-leading corporate customers and providing tailored services. We plan to routinely communicate with industry customers to stay informed of their evolving business needs and develop vehicle models and features accordingly. Leveraging our hydrogen production capability, we also plan to assist our customers with energy supply and customize energy solutions for our customers. We intend to construct 60 hydrogen refueling and electricity charging stations by 2027 and 400 hydrogen refueling and electricity charging stations by 2030, with an estimated investment amount of RMB7 million to RMB10 million per hydrogen refueling station and RMB2 million per electricity charging station. We believe such tailored product and service offerings will increase customer stickiness and expand our existing customer base.

In addition, we plan to expand to broader regions across China to reach new prospective customers, by opening direct stores and developing more sales partners to serve as on-the-ground outposts for customer outreach. We plan to establish more than 300 direct stores and outposts by 2027, with an estimated investment amount of RMB5 million per location. We also plan to establish experience stores and service centers in domestic and overseas logistics centers and co-build sales and service platforms with our dealers. We expect to establish five to 10 experience stores and service centers in China, Mongolia and Saudi Arabia, with an estimated investment amount of RMB30 million to RMB80 million. We plan to establish 200 experience stores and service centers worldwide by 2027. Moreover, we will provide professional one-on-one after-sales support to our major customers to ensure the optimal customer experience.

Expand our global footprint

We intend to strategically build and expand our presence in international markets, specifically the Middle East and Southeast Asia. To this end, we intend to provide products and services tailored to regional demands, including specialized energy refueling solutions and financing services. We will accelerate the process of obtaining relevant certificates and approvals in each country we target. We will also develop collaborations with overseas partners to facilitate sales and services and deploy local sales teams in the localities we enter. Our goal is to expand our sales channels to Southeast Asia, Central Asia, Europe and North America within the next few years.

Selectively pursue cooperation, investment and acquisition opportunities

We intend to selectively pursue strategic alliance, investment and acquisition opportunities across the value chain of China’s heavy-duty NEV market to create synergies with our existing business. We will also evaluate and execute alliance, investment and acquisition opportunities that will complement and scale up our business, enhance our brand awareness, enrich our product and service matrix, expand our customer base, optimize our profitability, and add new capabilities to our business. Specifically, we will consider investing in or acquiring companies specializing in the development of core vehicle components and technologies, such as motor controllers, flatwire motors, axial flux motors and intelligent driving algorithms. In addition, we may pursue acquisition and joint venture opportunities to improve our automotive manufacturing capabilities and obtain requisite qualifications. Moreover, we may invest in global e-fuel supply facilities to build a closed-loop, zero-carbon ecosystem for our customers.

Our Vehicles

We design, develop and sell heavy-duty commercial NEVs in China. Our product portfolio comprises all-electric, plug-in hybrid and hydrogen-powered fuel cell trucks, with a GVW (the total weight of a vehicle when fully loaded) ranging from 42 to 120 tonnes, which are widely used in the mining, road transportation and port transportation industries.

Galaxy II—Plug-in hybrid truck

Galaxy II, launched in 2022, is one of the earliest hybrid heavy-duty NEV trucks in China to enter mass production and operation, according to the F&S report. With a GVW of 48.9 tonnes, Galaxy II is primarily designed for the long-distance road transportation and logistics service industry. Galaxy II has a driving range of 2,000 km, which aims to solve the issue of short range typically associated with NEV trucks. Galaxy II is powered by multiple power sources and ensures high transmission efficiency and uninterrupted gear shifting, accelerating from zero to 80 kilometers per hour in less than 60 seconds.

Galaxy II features regenerative braking and descent mode power recovery. It optimizes engine efficiency through idle stop control and torque distribution, which helps extend the vehicle’s driving range, reduce emission and save transportation costs, suitable for long-haul trucking. Additionally, Galaxy II integrates the electric drive system, including the motor, transmission gearbox, motor controller and symmetrical parallel axle, in a compact structure. This design saves space and reduces vehicle weight, and is conducive to energy saving.

Galaxy II incorporates various smart technologies, including lane assistance, forward collision warning, an anti-locking braking system, a stability control system and an anti-fatigue warning, to enhance safe driving. The following table sets forth the key parameters of Galaxy II.

Length/Width/Height (mm)	7,350/2,550/3,995
Vehicle weight (kg)	10,200
Maximum loaded weight (kg)	38,670
Battery capacity (kWh)	100.9
Maximum speed (km/h)	88
Motor power (kW)	280
Electric drive power (kW)	210 (continuous)/410 (peak)

Dragon King—Plug-in hybrid dump truck

We launched Dragon King, our plug-in hybrid dump truck, in 2021. With a GVW of 95.0 tonnes, Dragon King is primarily designed for short- and medium-distance transportation, particularly for heavy-duty loading and offloading tasks in mining and other industries. Dragon King is powered by a hybrid of diesel and electricity with a maximum engine power of 900 horsepower, which equips it with stronger ascending and acceleration capabilities.

Dragon King utilizes idle stop control, electric drive system power compensation and torque distribution technologies to optimize engine efficiency and adopts regenerative braking technology to recover power during braking and descending. This innovative feature extends the vehicle’s driving range and reduces operation costs. Dragon King also adopts automatic gearing transmission and makes the driving experience more convenient. According to a third-party test report, the average diesel consumption of Dragon King is 25% less than certain similar-sized, diesel-fueled off-load trucks.

The electric battery of Dragon King is water-cooled and features a smart battery heat management system, ensuring the vehicle’s optimal functionality in severe weather conditions. The following table sets forth the key parameters of Dragon King.

Length/Width/Height (mm)	9,160/3,730/4,240
Vehicle weight (kg)	34,000
Maximum loaded weight (kg)	61,000
Battery capacity (kWh)	100.9
Maximum speed (km/h)	39
Motor power (kW)	280
Electric drive power (kW)	210 (continuous)/410 (peak)

Q-truck—Autonomous Tractor Trailer

In November 2023, we launched Q-truck, our autonomous tractor trailer customized for certain customer. Q-truck is designed for use in smart transportation scenarios, such as ports, airports and industrial parks, and is compatible with large mobile robots. With a GVW of 75.0 tonnes, Q-truck features a modular design with a high-rigidity, lightweight unibody front end that is made with all-aluminum alloy, an LED warning screen, and human-machine interaction devices.

For enhanced safety, we apply redundancy design for the steering and braking systems, which, combined with the diesel-electricity integrated emergency stop design, ensures vehicle safety in emergency situations. Through an extreme precise positioning (EDP) system comprising laser detection and ranging systems, camera and fusion positioning devices and technologies, Q-truck is capable of precise in-field positioning and control with a guaranteed accuracy of up to 30 millimeters. Test results indicate that Q-truck has an accuracy rate of over 97% for one-time stops and 100% for interactive operations, greatly improving operational efficiency.

Q-truck also features a vehicle-electricity separation design and is equipped with a high-capacity battery pack and an efficient electric drive axle drive system. It enables fully unmanned power changeover and replenishment within five minutes or fast charging in 1.5 hours. Its speed settings are configurable for various operational scenarios, ensuring adaptability for diverse working conditions. The following table sets forth the key parameters of Q-truck.

Length/Width/Height (mm)	6,045/2,590/3,250
Vehicle weight (kg)	8,320
Maximum loaded weight (kg)	66,680
Battery capacity (kWh)	210
Maximum speed (km/h)	35
Electric drive power (kW)	150 (continuous)/300 (peak)

Future models

We remain dedicated to investing in electric drive and hydrogen fuel technologies related to e-fuel solutions to research and develop more heavy-duty commercial NEV models powered by electricity and hydrogen. Currently, we have three NEV models under active development in collaboration with relevant vehicle manufacturers and anticipate launching them in 2024. We do not expect to rely on currently-unknown advances in technology to finish development of our future models.

Andromeda—All-electric semi-tractor truck

We expect to launch Andromeda, a customized all-electric heavy-duty semi-tractor truck, in the second half of 2024. With a GVW of 80.0 tonnes, Andromeda is primarily designed for road and port transportation. It boasts high mechanical performance with a peak motor power of 300kW and a reinforced vehicle body, allowing for a maximum load capacity of 71.4 tonnes. Andromeda is powered by a rechargeable and replaceable electric battery with a battery capacity of 600 kWh and adopts a highly efficient drive system of a four-in-one symmetrical electric drive axle with a maximum engine power of 408 horsepower, enabling a driving range of over 450 kilometers. The following table sets forth the key parameters of Andromeda.

Length/Width/Height (mm)	6,760/2,500/3,930
Vehicle weight (kg)	8,640
Maximum loaded weight (kg)	71,360
Battery capacity (kWh)	600
Maximum speed (km/h)	110
Electric drive power (kW)	150 (continuous)/300 (peak)

We equip Andromeda with top-in-class safety features to ensure driver safety. Andromeda features a cage body, with 47% of the cabin constructed from high-strength steel, which enables Andromeda to satisfy the requirements of the truck cabin integrity test under Regulation No. 29 of the United Nations Economic Commission for Europe. In addition, the entire vehicle is controlled through a controller area network which simplifies the wiring and electrical system structures. This implementation improves the durability and reliability of the system. The battery system deployed at the bottom of the vehicle body adopts a protective design, improving battery safety upon collision. Furthermore, we have incorporated full-map monitoring and the G7-007 intelligent vehicle management system into Andromeda. The system effectuates real-time risk monitoring, achieves anti-fatigue, anti-collision, anti-rollover and real-time data collection functions, and provides instant feedback on vehicle operation, safety, electricity consumption and driver conditions, enabling efficient vehicle and fleet management.

Andromeda is equipped with downhill descent control and regenerative braking technology, making it easy and convenient for drivers to operate the vehicles. Andromeda also offers a range of smart and comfortable in-cabin features, such as an LED screen, air conditioner, audio and video entertainment devices and large storage space, to improve the overall driving experience for customers. We believe Andromeda will feature a great combination of competitive pricing, impressive mechanical performance, a robust safety profile and user-friendly operation.

Andromeda+ – Hydrogen-electric hybrid semi-tractor truck

We have finalized the development and prototyping of Andromeda+, a hydrogen-electric hybrid semi-tractor truck. We expect to launch this model in 2025 and commence its mass production and deliveries within the year. With a GVW of 42.0 tonnes, Andromeda+ is primarily designed for long-distance road and port transportation. The truck utilizes high-power fuel cell to convert hydrogen into electricity, which then powers the electric motors that propel the wheels. To improve hydrogen conversion efficiency, we have developed a more efficient hydrogen-based chassis system. In addition to reasonably allocating engine power and improving transmission efficiency, it offers customers an optional hydrogen storage system, with a total hydrogen storage capacity exceeding 25 kilograms. In addition, we equip Andromeda+ with an electricity charging feature and high-power cell with an average charging time of less than 15 minutes, allowing drivers to conveniently recharge their vehicles. The truck also incorporates various smart technologies, such as intelligent vehicle management strategy, intelligent vehicle heat management system, lane departure warning, forward collision warning, distance monitoring and warning systems and anti-fatigue warning. The following table sets forth the key parameters of Andromeda+.

Length/Width/Height (mm)	6,760/2,550/3,130
Vehicle weight (kg)	8,500
Maximum loaded weight (kg)	33,500
Battery capacity (kWh)	100
System hydrogen storage volume (L)	5*210/5*215
Maximum speed (km/h)	110
Motor power (kW)	150 (continuous)/300 (peak)

Moreover, we plan to launch Andromeda++ by 2025, which, as an advanced version of Andromeda+, will feature a hydrogen system with lower operating costs and a longer lifespan. The overall cost is expected to be reduced by more than 30% compared to previous models.

Sky Turtle—Unmanned, plug-in hybrid dump truck

We expect to launch Sky Turtle, our unmanned, plug-in hybrid dump truck, in 2024. With a GVW of 120.0 tonnes, Sky Turtle is primarily designed for off-road, mining uses. Sky Turtle, with a maximum engine power of more than 1,000 horsepower, shares similar hardware configurations and power systems with our Dragon King. In addition, Sky Turtle can operate in various driving modes, including all-electric, diesel-powered, hybrid mode and rear axle disconnection, and enables power recovery during braking and descending. This flexibility allows for optimal performance based on specific requirements. Compared to same-sized diesel-fueled models, Sky Turtle enables more energy cost savings. Moreover, the truck incorporates fully-autonomous driving technology and features a cabless design, and a variety of commands based on vehicle usage and algorithms can be sent to the chassis system for overall vehicle control and operation, making it ideal for unmanned fleet operations. The following table sets forth the key parameters of Sky Turtle.

Length/Width/Height (mm)	9,100/3,700/3,850
Vehicle weight (kg)	34,500
Maximum loaded weight (kg)	85,500
Battery capacity (kWh)	52
Maximum speed (km/h)	45
Motor power (kW)	286

Vehicle Deliveries

We currently have three vehicle models under mass production, namely our Galaxy II, Dragon King and Q-truck. As of September 30, 2024, we had received 102 and three customer orders for our Q-truck and Galaxy II, respectively. Under these customer orders, unless we fail to deliver our trucks within the specified timeframe, our customers cannot unilaterally cancel such orders without cause. We commenced deliveries for customer orders in September 2022. We had delivered 82 Q-truck and three Galaxy II models pursuant to customer orders as of September 30, 2024. The relevant customers are entitled to cancel their orders if we fail to deliver vehicles within 30 days from the delivery date specified in their orders. As of the date of this proxy statement/prospectus, we have not experienced seasonality in our business operations.

Vehicle Parts and Components

In addition to vehicle design and development, we develop key vehicle parts and components for our vehicles, including flatwire motors, two-speed gearboxes, motor controllers, integrated vehicle controllers, electric drive axles, P2 hybrid systems, and other core components for new energy vehicles.

Our Technologies

We are committed to developing our core technologies in-house. We believe our core technology competencies, including our vehicle control system, electronic steering system, intelligently distributed hybrid power (“IDHP”) system and SOEC hydrogen production technology, set us apart from our competitors.

Vehicle control system

We have developed our proprietary vehicle control system to centrally manage vehicle motoring and telematics control units.

Our vehicle control system offers reliable control of the power transmission system. By capturing the driver’s intentions during vehicle startup and progression, it uses intelligent algorithms to translate these intentions into speed and torque requirements. This matches the output of multiple power sources on the vehicle, ensuring each power source operates in its optimal range, thereby optimizing the vehicle’s energy consumption.

Furthermore, our vehicle control system can detect safety issues in real-time, promptly alerting the driver to ensure safe operation and taking measures to restrict the vehicle’s actions to prevent further damage. The vehicle control system also has remote terminal capabilities, allowing technicians to diagnose and repair vehicle malfunctions remotely through the control system.

Electronic steering system

We have developed in-house software and hardware for our electronic steering system, which utilizes hydraulic pressure to complete the steering action. Our electronic steering system consists of a steering motor, pressure sensor, angle sensor, wire control system and autonomous driving control unit (“ADCU”). Specifically, after receiving signals from the pressure and angle sensors, the ADCU controller processes the information and sends out steering angle and rate demands to the steering control unit, which then adjusts the vehicle’s driving accordingly.

Our electronic steering system uses an electric system to perform vehicle functions traditionally achieved by mechanical linkages, such as braking and steering. Based on the traditional anti-lock braking system, electronic stability control system and electronic braking system, we have customized software and algorithms for electronic steering and braking systems, to support hybrid power systems. Vehicles that we collaborated in developing are equipped with electronic steering and braking systems, which incorporate sensors, ultrasonic radars, high-definition cameras and millimeter-wave radars to detect road conditions in real time and plan driving actions accordingly.

IDHP system

In order to facilitate the transition towards cleaner and more efficient vehicles, we integrate three motor power solutions into our vehicle designs, including internal combustion engines or hydrogen fuel cell stacks, P2 hybrid system, and rear electric axles.

In our P2 hybrid system, the drive motor is connected between the transmission and the internal combustion engine or the hydrogen fuel cell stack. The P2 hybrid system increases energy recuperation potential and provides additional hybrid functions, such as electric creeping and driving, as well as recuperation during every coasting event. The rear electric drive axle supports the vehicle’s acceleration performance and compensates for insufficient motor power during uphill climbs. Typically, the middle axle and rear axle each have an independent power control unit. With our electronic differential control technology, we ensure the synchronization of speeds between the two axles, preventing power interruption during gear shifts.

Each power source has its unique energy characteristics that correspond to different control solutions. Our IDHP system enables centralized management of different power sources, allowing for real-time computation and optimization of the power combination. Additionally, it permits individual management of different power sources in hybrid vehicles. This flexibility ensures that each power source can supplement and serve as a backup in case of mechanical failures, enhancing the safety of the vehicle.

SOEC hydrogen production technology

Led by Mr. Onuma Yoshio, we have developed our SOEC hydrogen production technology to complement and support the further commercialization of our hydrogen-powered fuel cell vehicles. The SOEC technology can use renewable energy sources (such as wind, hydro, and solar energy) that were previously underutilized or difficult to stably integrate into the grid to electrolyze water vapor and produce oxygen and hydrogen. These clean energy sources have the advantage of being carbon emission-free throughout the whole process. Particularly, our SOEC hydrogen production technology utilizes a solid oxide electrolyte made of ceramic materials to achieve the electrolysis of water and produce hydrogen, without using precious metals. The major advantages of our SOEC hydrogen production technology include the following:

•        a modular design, allowing for flexible specifications based on the size of the power source;

•        a solid-state structure, enhancing electrode performance by increasing the length of the triple-phase boundary through optimized electrode structures;

•        a relatively high reaction temperature, where the electrochemical activity of reactants far exceeds that at room temperature, favoring water decomposition, accelerating reaction rates, reducing energy loss, and improving electrolysis efficiency; and

•        products from water vapor electrolysis are O2 and H2, which can be used directly as clean energy, making it environmentally friendly.

Compared with SOEC hydrogen production technology based on yttria-stabilized zirconia materials, our technology has a more efficient hydrogen production system, resulting in a longer usage cycle and reduced production costs.

Our Services

We strive to offer our customers a comprehensive suite of convenient services to meet their diverse needs. Our services are easily accessible through various channels, including our mobile application, offline service stations, website and hotlines.

We provide vehicle service and maintenance to our customers through our dedicated in-house after-service team. Our after-sales service team promptly responds to customer demands with on-site maintenance services to maximize vehicle uptime and minimize operational disruptions. As of June 30, 2024, in collaboration with our vehicle manufacturers, we had an offline service network consisting of more than 400 service stations across China that provide uninterrupted services to our customers.

We also offer customers vehicle components for replacement. Our modular vehicle design approach maximizes component utility and promotes the use of common parts across different vehicle models. This strategy reduces complexities associated with component sales and procurement logistics. In addition, we provide risk mitigation products, such as basic extended warranty and motor system warranty. Our warranty policy is usually limited to defects or failures of products that do not meet product specifications or agreed-upon quality standards. In the event of product failure, our technicians will diagnose, identify and resolve the issues promptly. As of the date of this proxy statement/prospectus, there have been no product recalls or returns, product liability claims, or customer complaints that materially and adversely affected our business.

Furthermore, we intend to collaborate with financial institutions and establish a financing lease platform to provide convenient and accessible financial services for our customers.

Our Business Initiatives

We are committed to developing and commercializing heavy-duty commercial NEVs and bringing about autonomous and zero-emission transportation. As such, we will continue to develop vehicle models utilizing autonomous driving technology and operating on renewable and clean energy sources. See “—Our Vehicles—Future Models” for details. Moreover, we plan to further develop our hydrogen production technology, establish hydrogen fueling stations and promote zero-carbon fleet transportation.

Hydrogen fueling stations

We plan to develop fueling and charging stations in China to support purchasers of our hydrogen-powered fuel cell vehicles and to gain a first-mover advantage in the emerging field of next-generation fueling infrastructure. We plan to produce hydrogen on-site at each station through the process of electrolysis, utilizing our advanced SOEC hydrogen production technology. See “—Our Technologies—SOEC Hydrogen Production Technology.” We expect to roll out our pilot hydrogen fueling station by the end of 2024. Our hydrogen fueling station will have a hydrogen production capacity of 1,000 kilograms per day, enabling the refueling of approximately forty hydrogen-powered fuel cell trucks on a daily basis. Our design ensures that the station can efficiently support the growing demand for hydrogen fuel and contribute to the expansion of the hydrogen-powered vehicle ecosystem.

Zero-carbon fleet transportation

Leveraging our proprietary vehicle control technology and electronic steering technology, we intend to promote zero-carbon fleet transportation among our customers to improve their transport efficiency. See “—Our Technologies—Vehicle control system” and “—Our Technologies—Electronic steering system.”

Under the fleet transportation model, our NEV trucks are equipped with automated intermodal networks. They operate in coordinated platoons, maintaining a close fleet formation with minimal safety distance between adjacent vehicles to prevent other vehicles from mistakenly entering the convoy. Each fleet is responsible for deliveries in a designated area. The lead truck uses vehicle-to-everything technology to transmit data, informing all other vehicles in the fleet to follow its driving actions. These other vehicles automatically align, creating a synchronized and efficient convoy.

This mode brings various benefits to our customers. The following vehicles in the fleet are autonomous, saving on driver costs. In addition, by eliminating the driver’s cabin and adopting a skateboard chassis, the following vehicles are equipped with increased cargo spaces, enhancing transportation efficiency. Moreover, it reduces fuel consumption and operating costs by optimizing the fleet’s performance and minimizing unnecessary movement. Furthermore, it significantly enhances road safety by reducing the risk of accidents due to the close coordination and communication among the vehicles in the fleet.

Research and Development

We have a dedicated team of in-house research and development personnel located in Beijing, Shanghai and Nanjing, covering the entire product development process from initial conception to final completion. As of June 30, 2024, we had 33 full-time R&D staff, accounting for 35.5% of our total workforce. Our core technical team consists of experts with extensive technical expertise in various areas, including vehicle body design, interior and exterior development, chassis engineering, electrical engineering, embedded systems, and vehicle integration. The members of our R&D team have an average industry experience of approximately 15 years in related fields, such as the research, design and development of both passenger cars and commercial vehicles. Many of our team members have previously worked for renowned global automakers, such as Volkswagen, FAW and Chery.

We have implemented a robust vehicle development process. This process encompasses comprehensive stages, including project initiation, design data freeze, engineering prototype testing, small-batch process verification, and mass production approval, with each stage having clearly defined objectives and deliverables.

Throughout the development process, we conduct testing and validation on individual parts, systems, and the entire vehicle. Our facility is equipped with coordinate measuring machines, durability test benches and various other measurement and testing tools. In addition, we have fostered strong collaborations with vehicle manufacturers and testing institutions, enabling us to harness their resources to thoroughly test and validate product performance and reliability.

Sales and Marketing

We adopt a customer-centric approach in our go-to-market strategy to deliver trucks along with the infrastructure and service to support our customers. Across our product portfolio, we conduct commissioned studies, market research and segmentation analysis. To ensure effective sales and marketing efforts, we also gather insights from end users to better understand their needs and preferences. To increase brand awareness, we utilize various methods, including traditional marketing channels, direct customer meetings, participation in industry events, and facility tours. We also encourage our truck users to post their user experience on social media to promote word-of-mouth marketing of trucks that we collaborated in developing. These activities help us connect with potential customers and showcase the value and capabilities of trucks that we collaborated in developing.

We primarily sell our trucks through our in-house sales and marketing team. The end users of trucks that we collaborated in developing can be categorized into different sectors, including technology companies, mining companies, logistics service providers, container transportation companies, and users of specialty vehicles, such as dump trucks. We partner with leading industrial enterprises to customize our commercial NEVs and extend the use cases of our vehicles. We also actively develop relationships with small and medium-sized enterprise customers in selected provinces to promote our vehicles in regional markets. In addition, we collaborate with technology companies to jointly develop and commercialize vehicle technologies.

Upon receiving customer orders, we initiate production and assembly through our contract manufacturers. Typically, our customers are required to pay an advance deposit ranging from RMB100,000 to RMB200,000 per vehicle when placing purchase orders, and we require customer payment prior to vehicle delivery. We generally do not extend credit for vehicle sales, except in cases of large quantity purchase orders from credit-worthy customers.

Pricing

We determine and adjust the sales prices of our products from time to time in response to market dynamics and supply and demand factors. In determining our prices, we take into account several key factors, including costs for collaborating production, the pricing of comparable products available in the market, prevailing market conditions specific to our products, and the positioning of our products within the relevant market segment.

Manufacturing, Supply Chain and Quality Control

Manufacturing

Our vehicle models are produced through collaborative contract manufacturing with third-party vehicle manufacturers. Specifically, we collaborate with Xuzhou Construction Machinery Group Co., Ltd. (“XCMG”) for the production of Dragon King, and with C&C Trucks Co., Ltd. (“C&C”) for the production of Galaxy II, Andromeda and our Q-truck models. Our contract manufacturers have superior production techniques and operate with first-class production lines for stamping, welding, painting, assembly and testing. This contract manufacturing arrangement allows us to swiftly enter the market and scale our operations with minimal capital investment at the early stage of our business. While the contract manufacturers manage the day-to-day operations of the plant, we retain effective control over the supply chain, the manufacturing process, testing, and quality control.

We implement comprehensive measures to ensure that our NEV trucks are manufactured in accordance with our standards. We have dedicated production management and quality control teams on site to monitor the manufacturing process and perform quality control procedures at key process control checkpoints.

We have entered into a strategic collaboration agreement with C&C, encompassing various areas, such as vehicle design, manufacture, sales, testing and after-sales services. We typically enter into separate vehicle manufacturing orders with C&C, which would outline the vehicle model, production volume, configuration, relevant quality standards and parameters. C&C generally assumes responsibility for the after-sales services of the vehicles and is liable for quality issues arising from manufacturing and the associated costs. We collaborate with C&C in the following areas pursuant to the strategic collaboration agreement:

•        Vehicle design, development and manufacturing.    We and C&C shall collaborate on the development of NEV models, and the scope of collaboration includes joint branding, product and technology development, sample production, testing, qualification filing, certification and production, which shall be subject to further specification in subsequent collaboration agreements. Those subsequent collaboration agreements will specify the exact scope of collaboration, technical parameters, technology allocation, service standards, inspection process, communication mechanism, service fee and payment and liability for contract breaches.

•        Business development and vehicle sales.    We and C&C shall assist each other in business development and market expansion. With respect to business opportunities developed by C&C for us, we shall collaborate exclusively with C&C.

•        Vehicle testing.    C&C shall support the testing and validation for vehicles jointly developed by C&C and us. For our other vehicles, C&C may charge relevant service fees, if we request testing support.

•        Supply chain management.    C&C shall leverage its supply chain management capability and help us in improving product quality and lowering raw material costs.

•        After-sales services.    For our sales regions that C&C maintains comprehensive after-sales service system, C&C shall support us in providing after-sales services for our vehicles. For our other sales regions, C&C shall collaborate with us in improving the after-sales service system in such regions.

We have entered into purchase agreements with XCMG for the manufacture of 50 vehicle models. We pay XCMG for manufacturing and technical service fees based on the number of vehicles ordered. The agreement also prescribes the pre-agreed product quality standards for XCMG to comply with. We are responsible for the after-sales services of the products, and XCMG assumes liability for any quality issues arising from manufacturing and the associated costs.

C&C and XCMG each has an annual production capacity of up to 30,000 units and 3,000 units, respectively, and both vehicle manufacturers have reserved production capacity for the manufacture of our vehicles. In the event that we are unable to renew our contract manufacturing agreements with XCMG and/or C&C, we believe we can establish collaborations with other vehicle manufacturers possessing comparable capacity and capability to meet our vehicle production demands, and we do not expect such termination to have a material adverse impact on our operations, business or financial performance, or lead to any substantial delays in the manufacturing and delivery of our vehicles.

Manufacturing process

The manufacturing process varies among the different models and different plants. The principal steps of the manufacturing process for our vehicles include the following.

•        Key component assembly.    We procure vehicle parts and assemble the vehicle control unit, the P2 hybrid system, the electric drive axles, among other components. We then deliver intermediate products to our contracted vehicle manufacturers.

•        Stamping and welding.    Steel and other metal materials are stamped to form into desired shape and molding and are subsequently welded into plain vehicle body.

•        Painting.    Through coating, electrophoresis, painting and baking, a corrosion-resistant, colored print layer will be formed on the vehicle body.

•        Vehicle assembly.    In the vehicle assembly process, thousands of vehicle parts are assembled together in a specified order onto their respective positions in accordance with our manufacturing standards and arrange into the final product.

•        Testing.    We inspect vehicle performance in the testing stage to ensure that the vehicle comply with national regulations, design standards and customer specifications. The testing processes include, among others, wheel alignment, light test, brake test, speed test, electrical function test and dynamic road test.

Our suppliers

We use various components and raw materials in our business, including batteries, axles, motors, power distribution units and battery cooling systems. In our procurement process, we choose suppliers based on a variety of factors, such as technological expertise, product quality, and reliable manufacturing process. We have implemented supplier screening and quality control processes, including mold and prototype review, sample review, manufacturing process tracking and on-site visits, to ensure the quality of components sourced from our suppliers. Additionally, we conduct quarterly evaluations of our suppliers’ performance. As of June 30, 2024, the majority of our suppliers had been certified with ISO 9001, ISO 14001 and other management system certificates.

We purchase our components and materials from suppliers in China. We source from approximately 220 suppliers for approximately 2,800 components and parts for our vehicles. While we aim to diversify our component sources whenever possible, we nevertheless rely on a single source for many of the components used in our vehicles like other automobile companies.

The prices for our raw materials and components are subject to fluctuations, which can impact our business and operating results. To mitigate price risks on the procurement side, we have entered into framework and pricing agreements with our suppliers to manage price volatility.

As of the date of this proxy statement/prospectus, we have not experienced, and do not expect to experience, (1) higher costs due to constrained capacity or increased commodity prices or challenges sourcing materials, (2) surges or declines in consumer demand for which we are unable to adequately adjust our supply; (3) inability to supply products at competitive prices due to export restrictions, sanctions, tariffs trade barriers or political or trade tensions among countries and (4) cybersecurity attacks in our supply chain.

Quality control

We are dedicated to delivering the best-quality products and services to our customers, and we believe a well-rounded quality control system is crucial for ensuring the delivery of high-quality products and services. As such, we establish annual quality management objectives related to vehicle acceptance rate, process performance rate and user satisfaction level. We take a holistic quality control approach, starting from the early stage of product development. During this phase, product prototypes undergo rigorous testing and validation. This commitment extends throughout user servicing and logistics. We have implemented various quality control policies and procedures to maintain high standards across all aspects of our business, including, among others:

•        Software development test.    In the development of vehicle control systems, we employ software development test to assess the software and hardware components. Equipped with a full set of vehicle simulation test devices, this process allows us to monitor and calculate energy consumption, hydrogen-electricity conversion and vehicle control.

•        Vehicle road test.    Before delivering our vehicles, we conduct thorough tests within the production facility using low-speed dynamic testing. This evaluation assesses the basic functions and performance of the vehicles. We also conduct tests outside the production facility to simulate complex road environments.

•        Backstage diagnosis system.    All our vehicles are equipped with a backstage diagnosis system, which performs certain automated diagnosis tasks and generates reports that are submitted to us.

•        Product certification.    We typically engage third-party inspection institutions to verify our products, ensuring they meet safety, performance, and legal and regulatory requirements. This validation allows us to obtain permission to bring our products to market.

Furthermore, we have implemented a quality management process concerning our vehicle manufacturers. We regularly inspect and calibrate our production equipment to ensure it remains in optimal working condition. Our technical staff are stationed at the sites of our vehicle manufacturers, tracking the entire production process. We have devised a vehicle verification and acceptance checklist to evaluate the functionality, quality and safety of vehicles delivered to us.

We have obtained the ISO 9001 quality management system certification, the ISO 14001 environment management system certification and the ISO 45001 occupational health and safety management system certification, which are valid from 2022 to 2025 and subject to annual inspection and renewal upon expiration.

Data Privacy and Security

We are committed to complying with data privacy laws and protecting the security of data accessed by us during our ordinary course of business, which typically includes personal information of customer or supplier contacts, as well as equipment operation parameter data.

Subject to prior consent from the relevant party or satisfaction of other applicable legal requirements, we collect information from our customers or suppliers, as applicable, in accordance with applicable laws and regulations, to the extent needed. We undertake to manage and use customer and supplier data in accordance with applicable laws, taking all necessary measures to prevent unauthorized use, loss, or leak of such data. We do not disclose important customer or supplier data to any third party without the applicable approval, except when legally required or under specific circumstances specified in the customer’s or supplier’s consent. We strictly limit and monitor employee access to customer and supplier data. We provide data privacy training to these employees and require them to report any information security breach they discover. We believe that our data privacy and security policies and practice comply with applicable laws and align with prevalent industry standards.

Health, Safety and Environmental Matters

We are subject to laws and regulations that govern the protection of the environment and the health and safety of our employees. Certain of our operations require necessary environmental, health and safety permits, approvals from or filings with governmental authorities. We also include environmental protection-related clauses in the contract manufacturing agreements with our vehicle manufacturers.

We must also take measures for workplace safety and improve the working environment and conditions for workers during our production and operation. While certain permits, approvals or filings may be subject to expiration, revocation or modification under various circumstances, we are committed to achieving and maintaining compliance with all applicable legal requirements, including, among others, water discharge, the management and disposal of hazardous substances, environmental cleanup and the health and safety of employees.

Competition

Competition in the heavy-duty commercial NEV industry is intense and rapidly evolving. We believe the impact of new regulatory requirements for vehicle emissions, technological advances, as well as shifting customer needs and expectations are causing the industries to evolve in the direction of zero-emission solutions. We believe the primary competitive factors in our markets are:

•        the total cost of ownership;

•        product performance and uptime;

•        availability of charging or re-fueling network;

•        emissions profile;

•        vehicle quality, reliability and safety;

•        technological innovation;

•        improved vehicle operational visibility;

•        ease of autonomous capability development; and

•        service options.

We have experienced, and expect to continue to experience, intense competition from a number of companies, particularly as the commercial vehicle industry increasingly shifts towards low-emission, zero-emission or carbon-neutral solutions. Existing vehicle manufacturers of commercial diesel vehicle, such as Daimler, Ford, General Motors and Volvo, still maintain large market shares in the industry. In addition to competition from traditional diesel vehicle manufacturers, we face competition from disruptive vehicle manufacturers that are developing alternative fuel and electric commercial vehicles, such as Nikola, Arrival, Rivian, Workhorse and BYD Motors. Many of our current and potential competitors have greater financial, technical, manufacturing, marketing, and other resources than we do. As such, they may be able to deploy greater resources to the design, development, manufacturing, distribution, promotion, sales, marketing and support of their electric and hydrogen fuel cell truck programs. Additionally, our competitors may also have greater name recognition, longer operating histories, larger sales forces, broader customer and industry relationships, and other resources than we do. We cannot provide assurances that our commercial NEVs will be among the first to market, or that competitors will not build hydrogen fueling stations that compete with our planned stations. Even if our vehicles are first to market, we cannot assure you that customers will choose our vehicles over other commercial NEVs or over commercial diesel vehicles.

Intellectual Property

As of June 30, 2024, we had registered 52 patents, 15 trademarks, 10 software copyrights and one domain name in China. In addition, we had 47 pending patent applications as of the same date.

Employees

As of June 30, 2024, we had 93 employees, all of whom were located in China. As of the date of this proxy statement/prospectus, we have not experienced, and do not expect to experience, labor shortages that impact our business. The following table sets forth the number of our employees by function as of June 30, 2024.

Function	Number of Employees	Percentage of Total
Research and development	33	35.5%
Sales and marketing	10	10.8%
Manufacturing	19	20.4%
General and administration	31	33.3%
Total	93	100%

We believe we offer our employees competitive compensation packages and a dynamic work environment that encourages initiative and is based on merit. As a result, we have been able to attract and retain talented personnel and maintain a stable core management team. We believe that we maintain a good working relationship with our employees, and we have not experienced any major labor disputes. None of our employees are represented by a labor union.

As required by PRC regulations, we participate in various government statutory employee benefit plans, including social insurance, namely pension insurance, medical insurance, unemployment insurance, work-related injury insurance and maternity insurance, and housing funds. We are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government regulations from time to time.

We enter into standard labor and confidentiality agreements with all employees and non-compete agreements with our core employees. The non-compete restricted period typically expires two years after the termination of employment.

Properties

We are currently headquartered in Nanjing, Jiangsu province, China. As of June 30, 2024, we leased three properties in Nanjing and Beijing for office space and an exhibit and storage center, with an aggregate floor area of 3,900.3 square meters.

Insurance

Pursuant to PRC regulations, we provide social insurance including pension insurance, unemployment insurance, work-related injury insurance and medical insurance for our employees based in China. We do not maintain business liability or interruption insurance or key-man insurance to cover our operations in China, which, we believe, is consistent with the customary industry practice in China.

Legal Proceedings

We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of our business. We are currently not a party to any material legal or administrative proceedings.

Our History and Corporate Structure

Scage International is an exempted company with limited liability incorporated in the Cayman Islands in December 2021. It is a holding company of our group with no substantive operation. We carry out our business in China through our PRC subsidiaries. We commenced our business operations of designing, developing and commercializing heavy-duty commercial NEVs and hydrogen fueling solutions in 2019 through Nanjing Scage.

We have undergone a series of corporate restructuring in contemplation of the Business Combination, in particular the following.

•        Incorporation of the holding entity.    In December 2021, we established Scage International as a holding company in the Cayman Islands.

•        Incorporation of the Scage BVI.    In December 2021, Scage International established a wholly-owned subsidiary, VVS International Limited (“Scage BVI”), to be our intermediate holding company in the British Virgin Islands.

•        Incorporation of the Hong Kong subsidiary.    In January 2022, Scage BVI established a wholly-owned subsidiary, Scage (Hong Kong) Limited (“Scage HK”), to be our intermediate holding company in Hong Kong.

•        Establishment of WFOE.    In September 2023, Scage HK acquired all the equity interest in Nanjing Xinneng Hydrogen Automotive Technology Co., Ltd. (“WFOE”), which became a wholly-owned subsidiary of Scage HK.

•        Incorporation of the United States subsidiary.    In February 2024, Scage HK established a wholly-owned subsidiary, Scage U.S. Corporation (“Scage US”), to be our intermediate holding company in the United States.

In August 2023, Scage International issued shares to several then shareholders of Nanjing Scage (or their designees) to reflect their respective equity interests in Nanjing Scage prior to the restructuring. In October 2023, Scage HK and WFOE acquired 26.45% and 73.55% of the equity interest in Nanjing Scage, respectively.

The following diagram illustrates our simplified corporate structure as of the date of this proxy statement/prospectus.

Scage International Limited
(Cayman)
100%
VVS International Limited
(BVI)
100%
Scage (Hong Kong) Limited
(Hong Kong)
100%
100%
Nanjing Xinneng Hydrogen Automotive Technology Co. Ltd.
(PRC)
Scage U.S. Corporation
(United States)
73.55%
26.45%
Nanjing Scage Auto Tech Co., Ltd.
(PRC)

Our major subsidiaries

The following subsidiaries are of strategic importance to us.

Name of subsidiary	Date of incorporation/acquisition	Percentage of direct or indirect economic interest	Principal activities
Nanjing Scage Auto Technology Co., Ltd.	June 3, 2019	100%	Research and development of NEV technology, electronic devices and machinery; wholesale and retail of NEVs, production and testing equipment, auto parts, electronic devices; vehicle rental, etc.
Nanjing Scage Intelligent Technology Co., Ltd.	May 17, 2021	100%

Vehicle rental, propose to engage in vehicle research and development, trial production, road test and other services and to cooperate with other entities on research and development according to the operation needs in the future

Scage (Shanghai) Hydrogen Energy Technology Co., Ltd.	August 10, 2021	69.51%	Solid oxide electrolyzer and clean energy system development, renewable energy system and integrated energy system solution design and development
Xinjiang Scage Chuangyuan Automobile Technology Co., Ltd.	May 20, 2021	51%	Vehicle wholesale and retail

Business milestones

The following is a summary of our key business milestones.

Year	Event
2019	Nanjing Scage Auto Technology Co., Ltd. was established.
2020	We commenced the development of our Dragon King model.
2021	We commenced collaborative production for Dragon King and Andromeda models and launched commercial sales of Dragon King. We were accredited as a High and New Technology Enterprise in November 2021.
2022

We commenced collaborative production, commercial sales and delivery of our Galaxy II model and completed research for steering electric axle, SOEC hydrogen production and our zero-carbon fleet transportation model.

2023	We commenced the delivery of our Q-truck.

REGULATIONS APPLICABLE TO SCAGE INTERNATIONAL’S BUSINESS

Regulations Relating to Company Establishment and Foreign Investment

The establishment, operation and management of companies in China are governed by the PRC Company Law, as lastly amended in 2023 and will become effective on July 1, 2024. According to the PRC Company Law, companies established in the PRC are either limited liability companies or joint stock limited liability companies. The PRC Company Law applies to both PRC domestic companies and foreign-invested companies.

On March 15, 2019, the National People’s Congress published the Foreign Investment Law, and on December 26, 2019, the State Council promulgated the Implementing Rules of the Foreign Investment Law (the “Implementing Rules”), both of which became effective on January 1, 2020. The Foreign Investment Law replaced the trio of laws regulating foreign investment in China: the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law. The Foreign Investment Law stipulates that “foreign investments” refer to any direct or indirect investment activities conducted by any foreign individual, enterprise, or organization (collectively referred to as “foreign investors”) in the PRC, which includes any of the following circumstances:

•        foreign investors setting up foreign-invested enterprises in China severally or jointly with other investors;

•        foreign investors acquiring shares, equity, properties or other similar interests thereof within the PRC;

•        foreign investors investing in new projects in the PRC severally or jointly with other investors; and

•        foreign investors investing through any other methods under laws, administrative regulations, or provisions prescribed by the State Council.

The Implementing Rules introduce a see-through principle and further provide that foreign-invested enterprises that invest in the PRC shall also be governed by the Foreign Investment Law and the Implementing Rules.

The Foreign Investment Law stipulates that a “negative list” is applied in certain industry sectors. The “negative list” set out in the Foreign Investment Law classifies the relevant prohibited and restricted industries into the Catalog of Prohibitions and the Catalog of Restrictions, respectively. Where any foreign investor directly or indirectly holds shares, equity, properties or other interests in any enterprise within the PRC, such enterprise is not allowed to invest in any sector set out in the Catalog of Prohibitions.

Foreign investors may invest in sectors set out in the Catalog of Restrictions, subject to certain conditions. Foreign investors may invest in any sector beyond the “negative list” and shall manage such investments on the same basis as domestic investments.

On December 27, 2021, the NDRC and MOFCOM promulgated the Special Entry Management Measures (Negative List) for the Access of Foreign Investment (2021 version) (the “2021 Negative List”), which took effect on January 1, 2022. In addition, the NDRC and MOFCOM promulgated the Encouraged Industry Catalogue for Foreign Investment (2022 version) (the “Encouraged Industry Catalogue”), which was promulgated on October 26, 2022 and took effect on January 1, 2023. Industries not listed in the 2021 Negative List and Encouraged Industry Catalogue are generally open for foreign investments unless specifically restricted by other PRC laws. Where a foreign investor invests in the sectors specified in the Catalog of Prohibitions, the relevant competent departments shall order it to stop the investment activities, and dispose of the shares, properties or other necessary measures within a time limit to restore the state before the investment is implemented and the illegal income shall be confiscated (if any). Where the investment activities of a foreign investor violate the restrictive special management measures stipulated in the sectors specified in the Catalog of Restrictions, the relevant competent departments shall order it to make corrections and take necessary measures to meet the requirements for access to special management measures. Where the offender refuses to make corrections, punishments are implemented according to the preceding provisions for the offender of the Catalog of Prohibitions.

Pursuant to the Foreign Investment Law and the Implementing Rules, as well as the Information Reporting Measures for Foreign Investment which was jointly promulgated by MOFCOM and the SAMR and took effect on January 1, 2020, a foreign investment information reporting system shall be established, and foreign investors or foreign-invested enterprises shall report investment information to competent commerce departments of the government through the enterprise registration system and the enterprise credit information publicity system, and the administration for market regulation shall forward the above investment information to the competent commerce departments in a timely manner. In addition, MOFCOM shall set up a foreign investment information reporting system to receive and handle the investment information and inter-departmentally shared information forwarded by the administration for market regulation in a timely manner. The foreign investors or foreign-invested enterprises shall report the investment information by submitting reports including initial reports, change reports, deregistration reports and annual reports.

In addition, the Foreign Investment Law and the Implementing Rules specify other protective rules and principles for foreign investors and their investments in the PRC. For example, local governments shall abide by their commitments to the foreign investors; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; and mandatory technology transfer is prohibited.

Regulations Relating to Foreign Currency Exchange

Pursuant to the Foreign Exchange Administration Regulations, as amended on August 5, 2008, Renminbi is freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside of China, unless prior approval is obtained from SAFE and prior registration with SAFE is made.

SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign Invested Enterprises (“SAFE Circular 19”), which became effective on June 1, 2015. SAFE further promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account (“SAFE Circular 16”), which became effective on June 9, 2016. Among other things, SAFE Circular 16 amended certain provisions of SAFE Circular 19. According to SAFE Circular 19 and SAFE Circular 16, the flow and use of the Renminbi capital converted from foreign currency denominated registered capital of a foreign-invested company is regulated such that Renminbi capital may not be used for business beyond its business scope or to provide loans to persons other than affiliates unless otherwise permitted under its business scope. Violations of SAFE Circular 19 or SAFE Circular 16 could result in administrative penalties.

In 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment (“Circular 59”), as amended in May 2015. Pursuant to Circular 59, the opening of various special purpose foreign exchange accounts, the reinvestment of RMB proceeds by foreign investors in the PRC and the remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE.

SAFE also promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents in May 2013, as amended in October 2018 and December 2019. The circular specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration, and banks shall process foreign exchange business relating to the direct investment in the PRC based on registration information provided by SAFE and its branches.

In February 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Foreign Exchange Management Policies for Direct Investment (“SAFE Circular 13”), which took effect on June 1, 2015 and was amended in December 2019. SAFE Circular 13 delegates the power to enforce the foreign exchange registration in connection with inbound and outbound direct investments under relevant SAFE rules from local branches of SAFE to banks, further simplifying the foreign exchange registration procedures for inbound and outbound direct investments.

On January 26, 2017, SAFE issued the Notice on Improving the Examination of Authenticity and Compliance to Further Promote Foreign Exchange Control (“SAFE Circular 3”), which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including the following:

•        under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and

•        domestic entities shall hold income to account for previous years’ losses before remitting the profits.

Moreover, pursuant to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

Regulations Relating to Dividend Distributions

The principal regulations governing the distribution of dividends of foreign-invested enterprises include the PRC Company Law, the Foreign Investment Law of the PRC, and the Implementing Rules. Under these laws and regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations.

In addition, enterprises in China are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until these reserves have reached 50% of the registered capital of the enterprises. Companies may, at their discretion, allocate a portion of their after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserves are not distributable as cash dividends.

Regulations Relating to Foreign Exchange Registration of Overseas Investment by PRC Residents

SAFE promulgated the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles (“SAFE Circular 37”) in July 2014. SAFE Circular 37 requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions.

SAFE Circular 37 was issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles (“SAFE Circular 75”), which was issued by SAFE in October 2005. SAFE further enacted SAFE Circular 13, which allows PRC residents or entities to register with qualified banks in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. However, remedial registration applications made by PRC residents that previously failed to comply with SAFE Circular 37 continue to fall under the jurisdiction of the relevant local branch of SAFE.

In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from distributing profits to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls.

Regulations Relating to information security and data privacy

On June 10, 2021, the SCNPC promulgated the PRC Data Security Law, which became effective on September 1, 2021. According to the PRC Data Security Law, a data classification protection system shall be established to protect data by classification. Entities engaged in data processing activities shall, in accordance with the laws and regulations, establish a sound whole-process data security management system, organize data security education and training, and take corresponding technical measures and other necessary measures to ensure data security.

According to the Civil Code of the PRC, personal information of natural persons is protected by law. Any organization or individual that needs to obtain personal information of others shall obtain legally and ensure the information security, and shall not illegally collect, use, process, transmit, trade, provide or disclose personal information of others. The Personal Information Protection Law of the PRC, which was promulgated by the SCNPC on August 20, 2021 and became effective on November 1, 2021, further emphasizes the duties and responsibilities of the processing personnel for the protection of personal information and provides stricter protection measures for processing sensitive personal information.

On July 7, 2022, the CAC promulgated the Measures on Security Assessment of Cross-border Data Transfer (the “Data Export Measures”), which became effective on September 1, 2022. The Data Export Measures require that any data processor that processes or exports personal information exceeding a certain volume threshold pursuant to the Data Export Measures shall apply for a security assessment by the CAC before transferring any personal information abroad, including in the following circumstances: (1) important data will be provided overseas by any data processor; (2) personal information will be provided overseas by any operator of critical information infrastructure or any data processor that processes the personal information of more than 1,000,000 individuals; (3) personal information will be provided overseas by any data processor that has provided the personal information of more than 100,000 individuals in aggregate or has provided the sensitive personal information of more than 10,000 individuals in aggregate since January 1 of last year; and (4) other circumstances where the security assessment is required as prescribed by the CAC. A data processor shall, before applying for the security assessment of an outbound data transfer, conduct a self-assessment of the risks involved in the outbound data transfer. The security assessment of a cross-border data transfer shall focus on assessing the risks that may be brought about by the cross-border data transfer concerning national security, public interests, or the lawful rights and interests of individuals or organizations.

On February 24, 2023, the CSRC, jointly with other relevant governmental authorities, promulgated the Provisions on Strengthening Confidentiality and Archives Management of Overseas Securities Issuance and Listing by Domestic Enterprises (the “Confidentiality and Archives Management Provisions”), which took effect on March 31, 2023. According to the Confidentiality and Archives Management Provisions, mainland China-based companies, whether offering and listing securities overseas directly or indirectly, must strictly abide the applicable laws and regulations when providing or publicly disclosing, either directly or through their overseas listed entities, documents and materials to securities services providers such as securities companies and accounting firms or overseas regulators in the process of their overseas offering and listing. If such documents or materials contain any state secrets or government authorities work secrets, the domestic companies must obtain the approval from competent governmental authorities according to the applicable laws, and file with the secrecy administrative department at the same level with the approving governmental authority. Furthermore, the Confidentiality and Archives Management Provisions provide that securities companies and securities service providers shall fulfill the applicable legal procedures when providing overseas regulatory institutions and other relevant institutions and individuals with documents or materials containing any state secrets or government authorities work secrets or other documents or materials that, if divulged, will jeopardize national security or public interest.

On March 22, 2024, the CAC promulgated the Provisions on Promoting and Regulating Cross-border Data Flows, which came into effect on the same day. According to this Provisions, if relevant departments or jurisdictions have not informed the data handlers or publicly announced that the data are important data, data handlers are not required to undergo security assessment for cross-border data provision.

Regulations Relating to M&A Rules and Overseas Listing

On August 8, 2006, six PRC governmental and regulatory agencies, including MOFCOM and the CSRC, promulgated the Rules on Mergers and Acquisition of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which became effective on September 8, 2006 and was amended on June 22, 2009, to govern the mergers and acquisitions of domestic enterprises by foreign investors. The M&A Rules, among other things, requires that if an overseas company established or controlled by PRC companies or individuals intends to acquire equity interests or assets of any other PRC domestic company affiliated with such PRC companies or individuals, such acquisition must be submitted to MOFCOM for approval. The M&A Rules also require that an offshore special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by the PRC individuals or companies shall obtain the approval of the CSRC prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

On July 6, 2021, General Office of the State Council and General Office of the Central Committee of the Communist Party of China issued the Opinions on Lawfully and Strictly Cracking Down Illegal Securities Activities, which emphasizes the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposes to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents faced by China-based overseas-listed companies.

On February 17, 2023, the CSRC promulgated Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and relevant five guidelines, which became effective on March 31, 2023.

The Overseas Listing Trial Measures comprehensively improve and reform the existing regulatory regime for overseas offering and listing of PRC domestic companies’ securities and regulate both direct and indirect overseas offering and listing of PRC domestic companies’ securities by adopting a filing-based regulatory regime.

According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures provide that an overseas listing or offering is explicitly prohibited in the following circumstances (the “Prohibition Article”): (1) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (2) the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) the domestic company intending to make the securities offering and listing, or its controlling shareholder(s) and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (4) the domestic company intending to make the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (5) there are material ownership disputes over equity held by the domestic company’s controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or actual controller.

The Overseas Listing Trial Measures also provides that if the issuer meets both of the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as an indirect overseas offering by PRC domestic companies: (1) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (2) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. When an issuer submits an application for an initial public offering to competent overseas regulators, such issuer must file with the CSRC within three business days following the application submission. In addition, the Overseas Listing Trial Measures provide that the direct or indirect overseas listings of the assets of domestic companies through one or more acquisitions, share swaps, transfers or other transaction arrangements shall be subject to filing procedures in accordance with the Overseas Listing Trial Measures. The Overseas Listing Trial Measures also require subsequent reports to be filed with the CSRC on material events, such as change of control or voluntary or forced delisting of the issuer(s) who have completed overseas offerings and listings.

According to the Trial Administrative Measures, if a domestic company fails to fulfill filing procedures, or offers and lists securities on an overseas market in violation of the Prohibition Article, the CSRC shall order rectification, issue warnings to such domestic company, and impose a fine of between RMB1,000,000 and RMB10,000,000. Directly liable persons-in-charge and other directly liable persons shall be warned and each imposed a fine of between RMB500,000 and RMB5,000,000. Controlling shareholders and actual controllers of the domestic company that organize or instruct the aforementioned violations shall be imposed a fine of between RMB1,000,000 and RMB10,000,000. The CSRC shall, in accordance with law, incorporate the compliance status of relevant market participants with this Measures into the Securities Market Integrity Archives and upload the record to the National Credit Information Sharing Platform, with a view to strengthening cross-agency information sharing through concerted efforts with competent authorities, and enforcing punishment and deterrence in accordance with laws and regulations.

On the same day, the CSRC also held a press conference for the release of the Overseas Listing Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which, among others, clarifies that (1) on or prior to the effective date of the Overseas Listing Trial Measures, domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing; (2) a six-month transition period will be granted to domestic companies which, prior to the effective date of the Overseas Listing Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges (such as the completion of hearing in the market of Hong Kong or the completion of registration in the market of the United States), but have not completed the indirect overseas listing; if domestic companies fail to complete the overseas listing within such six-month transition period, they shall file with the CSRC according to the requirements; and (3) the CSRC will solicit opinions from relevant regulatory authorities and complete the filing of the overseas listing of companies with contractual arrangements which duly meet the compliance requirements, and support the development and growth of these companies by enabling them to utilize two markets and two kinds of resources.

Regulations Relating to Employment

Pursuant to the PRC Labor Law, the PRC Labor Contract Law and the Implementing Regulations of the PRC Labor Contracts Law, labor relationships between employers and employees must be executed in written form. Wages may not be lower than the local minimum wage and must be paid to employees in a timely manner. Employers are prohibited from forcing employees to work above a certain time limit and shall pay employees for overtime work in accordance with national regulations. In addition, employers must establish a system for labor safety and sanitation, strictly abide by state standards and provide relevant education to its employees. Employees are also required to work in safe and sanitary conditions.

Under relevant PRC laws, rules and regulations, including the Social Insurance Law, the Interim Regulations on the Collection and Payment of Social Security Funds as amended in 2019, and the Regulations on the Regulations on Management of Housing Provident Fund as amended in 2019, employers are required to contribute, on behalf of their employees, to a number of social security funds, including funds for basic pension insurance, unemployment insurance, basic medical insurance, occupational injury insurance, maternity leave insurance and housing funds. These payments are made to local administrative authorities and any employer who fails to contribute may be fined and ordered to pay the deficit amount.

According to the Reform Plan of Tax Collection Systems of State and Local Taxation promulgated by the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council on July 20, 2018, from January 1, 2019, the social insurance premiums, such as basic endowment insurance premiums, basic medical insurance premiums, unemployment insurance premiums, employment injury insurance premiums, and maternity insurance premiums, will be collected by the tax authorities.

Regulations Relating to Intellectual Property

Trademark

Based on the Trademark Law of the PRC promulgated by the Standing Committee of the National People’s Congress on August 23, 1982 and lastly amended on April 23, 2019, as well as the Implementing Regulations for the Trademark Law of the PRC promulgated by the State Council on April 29, 2014 and effective on May 1, 2014, the rightful holder of a registered trademark shall have the right to exclusive use of such registered trademark. The valid period for registered trademark is 10 years from the date of approval and registration; to renewal trademark registration upon expiration, the trademark registrant should follow the provisions to manage renewal twelve months before expiration; if it is not processed within the period, a six-month extension period shall be given.

The valid period for each renewal is 10 years from the next day after the previous expiration date. If renewal is not managed after expiration, the registered trademark shall be canceled. The SAMR shall sanction any infringement of trademark by law; where suspected crime is involved, the perpetrator shall be promptly apprehended by judicial agency for legal proceedings.

Copyright

Based on the Copyright Law of the PRC promulgated by the Standing Committee of the National People’s Congress (which was issued on September 7, 1990, lastly amended on November 11, 2020 and became effective on June 1, 2021) and the Implementing Regulations of the Copyright Law of the PRC promulgated by the State Council (which was issued on January 30, 2013 and took effect on March 1, 2013), Chinese citizens, legal persons or any other organization shall be entitled to copyright of their work, whether or not such work is published. Copyrights cover the following forms of creative works: literature, art, natural science, engineering technology works, writing, narration, music, drama, opera, dance and acrobatic works, fine art and architectural works, photography, films and cinematography works, drawings of engineering designs and product designs, and other works as prescribed by laws and administrative regulations. Perpetrators infringing on copyright or copyright related rights shall be held liable for actual damage to the copyright owner. In addition, they may be fined and have illegal income, pirate copies and properties used for illegal activity confiscated.

In order to further implement the Regulations on Computer Software Protection, which was promulgated by the State Council on June 4, 1991 and lastly amended on January 30, 2013, the National Copyright Administration issued the Measures for the Registration of Computer Software Copyright on April 6, 1992, as amended on February 20, 2002, which specify detailed procedures and requirements with respect to the registration of software copyrights.

Patent

According to the Patent Law of the PRC (the “Patent Law”), which was promulgated by the Standing Committee of the National People’s Congress on March 12, 1984 and lastly amended on October 17, 2020, the State Intellectual Property Office is responsible for administering patent law in the PRC. The patent administration departments of provincial, autonomous region or municipal governments are responsible for administering patent law within their respective jurisdictions. The Chinese patent system adopts a first-to-file principle, which means that when more than one person file different patent applications for the same invention, only the person who files the application first is entitled to obtain a patent of the invention. To be patentable, an invention or a utility model must meet three criteria: novelty, inventiveness and practicability. A patent is valid for twenty years in the case of an invention, ten years in the case of utility models and fifteen years in case of designs.

Domain Name

The MIIT promulgated the Measures on Administration of Internet Domain Names (the “Domain Name Measures”) on August 24, 2017, which took effect on November 1, 2017 and replaced the Administrative Measures on China Internet Domain Names promulgated by MIIT on November 5, 2004. According to the Domain Name Measures, the MIIT is in charge of the administration of PRC internet domain names. The domain name registration follows a first-to-file principle. Applicants for registration of domain names shall provide the true, accurate and complete information of their identities to domain name registration service institutions. The applicants will become the holder of such domain names upon the completion of the registration procedure.

Regulations Relating to Tax

Enterprise Income Tax

Under the Enterprise Income Tax Law of the PRC (the “EIT Law”) (which was promulgated on March 16, 2007, became effective on January 1, 2008 and was amended on February 24, 2017 and December 29, 2018) and the Implementing Rules of the Enterprise Income Law of the PRC (the “Implementing Rules of the EIT Law”) (which was promulgated on December 6, 2007, became effective on January 1, 2008 and was amended on April 23, 2019), enterprises are classified as resident enterprises and non-resident enterprises. PRC resident enterprises typically pay an enterprise income tax at the rate of 25%, while non-PRC resident enterprises without any branches in the PRC should pay an enterprise income tax in connection with their income from the PRC at the tax rate of 10%.

An enterprise established outside of the PRC with its “de facto management bodies” located within the PRC is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a PRC domestic enterprise for enterprise income tax purposes. The Implementing Rules of the EIT Law define a de facto management body as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

The EIT Law and the Implementation Rules of the EIT Law permit certain “high and new technology enterprises with strong support from PRC government (“High and New Technology Enterprise”)” that independently own core intellectual property and meet statutory criteria to enjoy a 15% preferential enterprise income tax rate. In January 2016, the State Administration of Taxation (the “SAT”), the Ministry of Science and Technology and the Ministry of Finance jointly issued the Administrative Rules for the Certification of High and New Technology Enterprises, specifying the criteria and procedures for the certification of High and New Technology Enterprises.

Value-added Tax

According to the Provisional Regulations on Value-added Tax (which was promulgated by the State Council on December 13, 1993 and lastly amended in 2017) and the Implementing Rules of the Provisional Regulations on Value-added Tax (which was promulgated by the Ministry of Finance on December 25, 1993 and subsequently amended by the Ministry of Finance and the State Administration of Taxation on December 15, 2008 and October 28, 2011), all taxpayers selling goods, providing processing, repairing or replacement services or importing goods within the PRC shall pay value-added tax (the “VAT”). Unless provided otherwise, the rate of VAT is 17% on sales and 6% on the services. On April 4, 2018, Ministry of Finance and the SAT jointly promulgated the Circular of the Ministry of Finance and the State Administration of Taxation on Adjustment of Value-Added Tax Rates (the “Circular 32”), according to which (1) for VAT taxable sales acts or import of goods originally subject to VAT rates of 17% and 11%, respectively, such tax rates shall be adjusted to 16% and 10%, respectively; (2) for purchase of agricultural products originally subject to tax rate of 11%, such tax rate shall be adjusted to 10%; (3) for purchase of agricultural products for the purpose of production and sales or consigned processing of goods subject to tax rate of 16%, such tax shall be calculated at the tax rate of 12%; (4) for exported goods originally subject to tax rate of 17% and export tax refund rate of 17%, the export tax refund rate shall be adjusted to 16%; and (5) for exported goods and cross-border taxable acts originally subject to tax rate of 11% and export tax refund rate of 11%, the export tax refund rate shall be adjusted to 10%. Circular 32 took effect on May 1, 2018 and shall supersede then existing provisions which were inconsistent with Circular 32.

On January 1, 2012, the Ministry of Finance and the State Administration of Taxation implemented the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax (the “VAT Pilot Plan”), which imposes VAT in lieu of business tax for certain “modern service industries” in certain regions, which was eventually expanded to nation-wide application in 2013.

On March 23, 2016, the Ministry of Finance and the State Administration of Taxation jointly issued the Circular of Full Implementation of Business Tax to Value-added Tax Reform, confirming that business tax would be completely replaced by the VAT from May 1, 2016.

On March 20, 2019, the Ministry of Finance, the State Administration of Taxation and the General Administration of Customs jointly promulgated the Announcement on Relevant Policies for Deepening Value-Added Tax Reform, which took effect on April 1, 2019 and provides that (1) with respect to VAT taxable sales acts or import of goods originally subject to VAT rates of 16% and 10%, respectively, such tax rates shall be adjusted to 13% and 9%, respectively; (2) with respect to purchase of agricultural products originally subject to tax rate of 10%, such tax rate shall be adjusted to 9%; (3) with respect to purchase of agricultural products for the purpose of production or consigned processing of goods subject to tax rate of 13%, such tax shall be calculated at the tax rate of 10%; (4) with respect to export of goods and services originally subject to tax rate of 16% and export tax refund rate of 16%, the export tax refund rate shall be adjusted to 13%; and (5) with respect to export of goods and cross-border taxable acts originally subject to tax rate of 10% and export tax refund rate of 10%, the export tax refund rate shall be adjusted to 9%.

Income tax for share transfer

On February 3, 2015, the State Administration of Taxation issued the Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Transfer of Assets by Non-Resident Enterprises (“Circular 7”), which partially replaced and supplemented previous rules under the Notice of the State Administration of Taxation on Strengthening the Administration of Enterprise Income Tax on Income from Equity Transfer by Non-Resident Enterprises (“Circular 698”) issued by the SAT on December 10, 2009. Circular 7 provides comprehensive guidelines relating to, and heightens the mainland Chinese tax authorities’ scrutiny over, indirect transfers of taxable assets (including assets of organizations and premises in the PRC, immovable property in the PRC, equity investments in PRC resident enterprises) by a non-resident enterprise in China.

Under Circular 7, the tax authorities in China are entitled to reclassify the nature of an indirect transfer of taxable assets in China. For instance, when a non-resident enterprise transfers equity interests in an overseas holding company that directly or indirectly holds certain taxable assets in China and if the transfer is believed by the Chinese tax authorities to have no reasonable commercial purpose other than to evade enterprise income tax, Circular 7 allows the Chinese tax authorities to reclassify the indirect transfer of taxable assets in China into a direct transfer and therefore impose a 10% rate of PRC enterprise income tax on the non-resident enterprise. However, Circular 7 contains certain exemptions, including the following:

•        where a non-resident enterprise derives income from the indirect transfer of taxable assets in China by acquiring and selling shares of an overseas listed company which holds such taxable assets in China on a public market; and

•        where there is an indirect transfer of taxable assets in China, the income from the transfer would have been disposed of such taxable assets in China, the income from the transfer would have been exempted from enterprise income tax in China under an applicable tax treaty or arrangement.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source (“SAT Bulletin 37”), which came into effect on December 1, 2017 and concurrently abolished Circular 698 and certain provisions of Circular 7, and was amended by the Announcement of the State Administration of Taxation on Revising Certain Taxation Normative Documents issued on June 15, 2018 by the SAT. SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax. Pursuant to SAT Bulletin 37, where the party responsible for the deduction of such income tax did not or was unable to make such deduction, the non-resident enterprise receiving such income should declare and pay the taxes that should have been deducted to the relevant tax authority.

By promulgating and implementing these circulars, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests or other taxable assets in a PRC resident enterprise by a non-resident enterprise. Under Circular 7 and SAT Bulletin 37, where a non-resident enterprise transfers the equity interests or other taxable assets of a PRC resident enterprise indirectly by disposition of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee, or the PRC entity which directly owned the taxable assets may report to the relevant tax authority this indirect transfer. Using a “substance over form” principle, the PRC tax authority may re-characterize such indirect transfer as a direct transfer of the equity interests in the PRC tax resident enterprise and other properties in China. As a result, gains derived from such indirect transfer may be subject to PRC tax at a rate of up to 10%.

Regulations Relating to Manufacturing New Energy Commercial Vehicles and Compulsory Product Certification

According to the Provisions on the Access Administration of New Energy Vehicle Manufacturers and Products, which was promulgated by the MIIT on July 24, 2020 and became effective on September 1, 2020, the MIIT is responsible for the nationwide administration of new energy vehicles and their manufacturers. A manufacturer shall apply to the MIIT for the entry approval to become a qualified manufacturer before commencing the manufacturing and sale of new energy commercial vehicles. Both of the new energy passenger vehicles and their manufacturers will be listed in the Announcement of the Vehicle Manufacturers and Products issued by the MIIT from time to time (the “the Manufacturers and Products Announcement”) if they have obtained the entry approval from the MIIT. To obtain the entry approval from the MIIT, a manufacturer shall meet certain requirements, including, among others, having obtained the approvals or completed the filings with the NDRC in relation to the project investments in manufacturing the electric vehicles, having capabilities in the design, development and manufacture of automotive products, ensuring product consistency, and providing after-sales services and product safety assurance.

Under the Administrative Regulations on Compulsory Product Certification (which was promulgated by the State Administration for Market Regulation (the “SAMR”) on September 29, 2022 and became effective on November 1, 2022) and the List of the First Batch of Products Subject to Compulsory Product Certification (which was promulgated by the QSIQ in association with the State Certification and Accreditation Administration Committee on December 3, 2001 and became effective on May 1, 2002), the SAMR is responsible for the regulation and quality certification of automobiles. Automobiles and parts and components must not be sold, exported or used in operating activities until they are certified by designated certification authorities of the PRC as qualified products and granted certification marks.

Regulations Relating to Automobile Sales and Product Liability

According to the Administrative Measures on Automobile Sales, which was promulgated by MOFCOM on April 5, 2017 and became effective from July 1, 2017, the local commerce authorities above the county level shall supervise and manage the sale of automobiles and their related service activities within their administrative areas; automobile suppliers and dealers, after receiving a business license, are required to file the basic information through the information management system for the national automobile circulation operated by the competent commerce department of the State Council within 90 days; and such automobile suppliers and dealers must update any change to their filed information within 30 days upon such change in information. If the automobile suppliers or dealers fail to complain with the filing requirement, the competent local commerce departments at or above county level shall order correction and issue a warning or a maximum fine of RMB10,000. Automobile suppliers and dealers shall sell the automobiles, accessories and other related products that comply with relevant national regulations and standards. Dealers shall make clear in their business premises the prices of the products sold and the standard charges for various services, and shall not increase the price of sales nor charge additional fees beyond the marked price. In respect of the vehicle products for sales, dealers shall also make clear the quality assurance, the warranty services and other after-sales service policies that consumers need to know.

Pursuant to the Product Quality Law of PRC promulgated on February 22, 1993 and lastly amended on December 29, 2018, it is prohibited from producing or selling products that do not meet applicable standards and requirements for safeguarding human health and ensuring human and property safety. Products must be free from unreasonable dangers threatening human and property safety. Where a defective product causes physical injury to a person or property damage, the aggrieved party may make a claim for compensation from the producer or the seller of the product. Producers and sellers of non-compliant products may be ordered to cease the production or sale of the products and could be subject to confiscation of the products and/or fines. Earnings from sales in contravention of such standards or requirements may also be confiscated, and in severe cases, an offender’s business license may be revoked.

INDUSTRY OVERVIEW

The information presented in this section has been derived from an industry report commissioned by Scage International and prepared by Frost & Sullivan, an independent research firm, regarding the industry and market position of Scage International in China. Unless otherwise specified, all market and industry information included in this section is derived from the industry report prepared by Frost & Sullivan.

Overview of the Global and China’s New Energy Vehicle Markets

After more than a decade of innovation and development, the global new energy vehicle (“NEV”) industry has achieved significant advancements in technology, performance and quality. Consequently, consumers’ awareness and recognition of NEVs have witnessed significant improvement. The growing understanding of their eco-friendly nature, long-haul capabilities and incorporation of cutting-edge intelligent driving technologies has led to an increasing adoption rate for NEVs. In addition, governments worldwide are actively advocating for a shift from traditional internal combustion engine (“ICE”) vehicles to NEVs. As a result, the global NEV market, in terms of sales volume, realized a significant increase from 2.2 million units in 2018 to 11.7 million units in 2022 at a CAGR of 52.7%, and is expected to reach 36.1 million units in 2027, representing a CAGR of 22.4% from 2023 to 2027. In 2022, China was the largest NEV market in the world, accounting for approximately 58.8% of the global NEV sales. It is anticipated that China will maintain its position as the leading NEV market globally, capturing around 53.5% of the market share by 2027.

NEVs are categorized by power sources into battery electric vehicles (“BEVs”), plug-in hybrid electric vehicles (“PHEVs”) and extended range electric vehicles (“EREVs”). BEVs are powered by electric energy and electric motors. PHEVs are hybrid electric vehicles that supplement electric systems with traditional engine fuel power systems. EREVs are powered solely by electric motors but with energy provided by battery packs and range-extended systems.

In terms of usage, NEVs are categorized into commercial NEVs and passenger NEVs. Commercial NEVs are used for commercial operations, especially for efficiently transporting goods or passengers, while passenger NEVs are for personal transportation, the design of which prioritizes passenger comfort and convenience. The global NEV market is currently dominated by passenger NEVs in terms of the number of vehicles owned, which accounted for a market share of 78.4% in 2018 and 93.1% in 2022, and is expected to reach 95.0% in 2027.

Overview of the Global and China’s Commercial NEV Markets

Commercial vehicles are specifically designed and equipped for transporting more than nine persons or goods for commercial purposes. Commercial vehicles typically prioritize cargo capacity, durability and functionality, and therefore, they incorporate features that are tailored to specific industry needs, such as spacious cargo areas, specialized equipment and towing capabilities. Compared to passenger vehicles, commercial vehicles are characterized by long distances, larger size and weight, and lower fuel efficiency, which makes them significant contributors to greenhouse gas emissions. Therefore, countries around the world are placing great emphasis on the development of commercial NEVs that produce less pollution and rely less on fossil fuels. In the global pursuit of carbon neutrality, commercial NEVs have become a critical decarbonization strategy to combat climate change, enhance energy efficiency, and improve sustainability in the automotive industry.

Types of Commercial NEVs

Commercial NEVs, by power sources, are categorized into commercial BEVs, commercial PHEVs, commercial EREVs and commercial fuel cell electric vehicles (“FCEVs”). Commercial FCEVs are powered by fuel cells, in which hydrogen react with oxygen contained in the air to produce electricity, water and heat. The adoption of commercial FCEVs is gaining momentum, as hydrogen infrastructure develops and becomes more accessible. Electro-fuel (“e-fuel”) is another crucial low-carbon alternative to traditional fossil fuels. Unlike BEVs, PHEVs and EREVs that directly utilize electricity or hydrogen energy as energy sources, e-fuel utilizes renewable energy sources, such as solar or wind power, to generate hydrogen through electrolysis, which is ultimately synthesized into low- or zero-carbon fuels with high energy density for automotive use. Another advantage of e-fuel is its compatibility with existing ICVs without requiring significant modifications. The following chart sets forth the major application scenarios and features of the various types of commercial NEVs.

Comparison of Key Features and Applications of Major New Energy Commercial Vehicles

Vehicle Type	Commercial BEV	Commercial PHEV and EREV	Commercial FCEV
Major Application Scenario	• Urban delivery;	• Long-haul transportation;	• Long-haul transportation;
	• Urban public transportation;	• Heavy-load logistics	• Heavy-load logistics;
	• Mining and port operations		• Urban public transportation
Transportation Features	• Relatively low speed;	• Relatively high speed;	• Relatively high speed;
	• Frequent start and stop;	• Long-distance transportation;	• Long-distance transportation;
	• High energy consumption	• Large transportation capacity	• Zero emission

Source: F&S Report

Value Chain of Commercial NEV Industry

Participants in the commercial NEV industry primarily include upstream suppliers, midstream manufacturers and downstream customers. Upstream suppliers provide vehicle components, such as batteries, electric control and motor parts, and energy sources, such as electricity, hydrogen and e-fuel. Mid-stream manufacturers specialize in the research and development, manufacture, sales and after-sales services of commercial NEVs. Downstream customers rent or purchase commercial NEVs and span across various industries, such as port transportation, mining, long-haul transportation and industrial park transportation. As the adoption rate increases, the industry value chain for commercial NEVs has expanded to aftermarket and other high value-added services, such as financing and infrastructure construction.

Market Size of Global and China’s Commercial NEV Markets

The increasing focus on sustainability, government incentives and stricter emissions regulations have been key drivers for the adoption of commercial NEVs. Businesses and fleet operators have been gradually transitioning to cleaner and more eco-friendly vehicles to reduce their carbon footprint and comply with environmental standards. In the global market, the growth of commercial NEVs has been particularly significant in regions including China, Europe and North America. These regions have witnessed substantial investments in infrastructure, technology and policies supporting the adoption of electric and fuel cell vehicles. BEVs have taken the largest market share among various types of commercial NEVs with a market share of over 90% since 2018. The appeal of commercial PHEVs and EREVs lies in their ability to offer both electric and conventional driving capabilities, providing commercial operators with the flexibility to adapt to various driving conditions and range requirements. This characteristic has made PHEVs a popular choice for fleet operators looking to transition to cleaner and more sustainable transportation solutions.

As the largest commercial NEV market in the world, China accounted for a market share of over 80% in terms of sales volume in 2022, which was attributed to its strong government support, primarily in the form of policies, incentives and subsidies, strict emission regulations, and significant investments in charging infrastructure and hydrogen refueling stations. The rapid urbanization and e-commerce growth in China have led to increased demand for commercial vehicles, prompting businesses and logistics companies to turn to new energy options for sustainable transportation solutions. The following diagrams set forth the global and China’s commercial NEV sales volume by power sources for the periods indicated.

Global and China’s Commercial NEV Sales Volume by Power Sources

Source: F&S Report

In the global commercial NEV market, although heavy-duty commercial NEVs, such as dump trucks, tractor trucks and other heavy-duty specialized vehicles, only accounted for a market share of 6.9% in terms of sale volume in 2022, they represented a significant carbon emission source due to their high fuel consumption. The adoption of heavy-duty commercial NEVs is therefore essential to accelerate the carbon neutrality process and reduce greenhouse gas emissions. In 2022, China accounted for approximately 93.0% of the global sales volume of heavy-duty commercial NEVs, with sales volume surging from 0.9 thousand units in 2018 to 25.4 thousand units in 2022 at a CAGR of 127.9%. The following diagram sets forth the global and China’s heavy-duty commercial NEV sales volume for the periods indicated.

Global and China’s Heavy-duty Commercial NEV Sales Volume

Source: F&S Report

Key Drivers and Trends of Global and China’s Commercial NEV Markets

The key drivers and trends of the global and China’s commercial NEV markets include the following:

•        Favorable policies and incentives.    Pursuant to the Paris Agreement adopted in December 2015, numerous countries have committed to achieving net-zero emissions and have formulated strategic plans to drive the development of commercial NEVs and related industries. In the United States, the Internal Revenue Service introduced the commercial clean vehicle credit, providing businesses with a tax credit for purchasing NEVs. In China, the development plan for the NEV industry (2021-2035) was launched in November 2020, aiming to promote full electrification of vehicles for public use, pilot applications for commercial fuel cell vehicles, and the establishment of a hydrogen fuel supply system. These favorable policies in major countries align with global efforts to combat climate change and transition towards a more sustainable and eco-friendly transportation industry and are continuously driving the adoption and penetration of commercial NEVs.

•        Expansion of the downstream application of commercial NEVs.    As the commercial NEV industry continues to grow, various sectors are benefiting from the eco-friendly and sustainable transportation solutions offered by these vehicles, and commercial NEVs have therefore developed various application scenarios. These scenarios include mining operations, long-haul transportation, and port and urban transportation, each requiring corresponding design, configuration and auxiliary services. The expansion of downstream application scenarios of commercial NEVs has resulted in an increase in the penetration of these vehicles.

Specifically with respect to the mining industry, which contributes significantly to global carbon emissions, many countries are implementing policies to transition to new energy solutions and achieve net-zero carbon emissions. For instance, the government in China issued Guiding Opinions on Accelerating the Intelligent Development of Coal Mines in 2020, promoting the adoption of commercial NEVs for the mining industry. Mining operations are characterized by high energy consumption and short transport distances, necessitating high energy efficiency and cost-effectiveness. In comparison to ICVs, commercial BEVs are the preferred choice for mining operations due to their higher energy utilization rate and lower energy cost.

With respect to the long-haul transportation industry, the government in China has outlined The Development Plan for a Modern Comprehensive Transportation System in the 14th Five-year Plan, aiming to promote the low-carbon development of diverse transportation methods. For the conventional long-haul transportation industry, commercial vehicles need to possess characteristics, including long driving distances, large loading capacity and cargo volume, high safety profile, and reliable performance. Commercial PHEVs and EREVs are well-suited for long-haul transportation since they can operate at relatively high speeds, provide excellent transportation capacity, sustain long-distance travel, and alleviate range anxiety. Additionally, they fulfill low-carbon emission goals, boasting higher energy efficiency, charging flexibility, and lower operating costs for long-haul transportation. Currently, commercial PHEVs and EREVs stand as the most favorable alternatives to commercial ICVs used in long-haul transportation. Going forward, commercial BEVs and hydrogen-powered commercial vehicles will gradually gain momentum, as fast-charging or hydrogen refilling infrastructure further develops.

•        Coordinated development among industry participants.    Each participant in the commercial NEV industry plays a crucial role in driving innovation, enhancing product offerings, and ensuring customer satisfaction. Technology companies are instrumental in devising cutting-edge solutions for vehicle electrification, battery technology, energy refuel infrastructure, and autonomous driving capabilities, for the improvement of the overall performance and user experience of commercial NEVs. Collaborating with technology companies allows commercial NEV manufacturers to access the latest technological advancements, enabling them to stay competitive in the rapidly evolving market. Aftermarket service providers play a vital role in maintaining and supporting commercial NEVs throughout their lifespan. As the industry moves towards electrification, service providers need to develop expertise in servicing and repairing electric and hydrogen fuel cell systems, ensuring timely maintenance, spare parts availability, and efficient repair services to maximize vehicle uptime and customer satisfaction. Fostering synergistic cooperation among the value chain participants can lead to rapid development of the commercial NEV industry by leveraging the strengths of each participant to devise comprehensive and reliable solutions tailored to specific application scenarios.

•        Technological innovation.    Technology innovation is key for vehicle performance improvement and application scenario expansion. For example, the improvements in powertrain technology for commercial BEVs, PHEVs and FCEVs lead to higher energy densities and extended driving range. Continued research and development efforts aim to improve fuel cell efficiency, reduce production costs, and enhance the overall performance and durability of FCEVs, and are bolstering the commercial FCEV market. As hydrogen infrastructure expands and becomes more established, FCEVs are expected to gain momentum, particularly where long-range and heavy-duty capabilities are paramount. Intelligent driving features, V2X communication, and advanced telematics systems enhance transportation safety, efficiency, and fleet management.

Competitive Landscape

Major players in the global and China’s NEV markets include pure-play commercial NEV companies and traditional commercial vehicle manufacturers that also produce commercial NEVs. The competition among commercial NEV manufacturers concentrates on key factors, such as technological innovation, battery performance, driving range, charging infrastructure, and overall cost-effectiveness.

Overview of Global and China’s Integrated Intelligent Commercial NEV Solutions Markets

The integrated intelligent commercial NEV solution encompasses all stages of the commercial NEV industry chain, seamlessly integrating vehicle design, technology development, manufacturing, sales, after-sales services, and financial support to promote the adoption of commercial NEVs. The integrated intelligent commercial NEV solution is tailored for different vehicle application scenarios and provides customized technical support and services to meet customers’ diverse requirements in terms of economy, safety, and performance.

For vehicle designs, the solution offers suitable vehicle models, configurations, and power systems based on specific application scenarios and customer preferences. Factors such as cost-effectiveness, energy efficiency, carrying capacity, safety, and driving comfort are carefully considered to maximize customer satisfaction. For technology development and vehicle manufacturing, the solution harnesses the collective resources and expertise of various industry partners to continuously improve the performance and quality of commercial NEVs, aligning with evolving market demands.

Moreover, the integrated intelligent commercial NEV solution extends its offerings to value-added services throughout the entire lifespan of the vehicles, including after-sales support and services, to provide customers a convenient and hassle-free vehicle purchase and ownership experience. Additionally, customers are provided with financial services like financing and leasing options, offering flexibility and convenience in vehicle acquisition and payment methods. Overall, this holistic approach of the integrated intelligent commercial NEV solution aims to foster the development and popularity of commercial NEVs by addressing customers’ needs comprehensively and providing a seamless and sustainable solution for the industry.

Development Trends and Significance

The development trends and significance of the global and China’s integrated intelligent commercial NEV market include the following:

•        Promoting the coordinated development of the commercial NEV industry.    The integrated intelligent commercial NEV solution brings significant benefits to industrial collaboration, primarily by optimizing the industrial chain, integrating resources, promoting technology innovation, and expanding the market. In China’s traditional commercial vehicle industry, various industry segments tend to operate independently, leading to challenges in accurately capturing and satisfying the demands of commercial vehicle users. For instance, many commercial NEV manufacturers focus solely on manufacturing and sales, neglecting the provision of comprehensive services covering the entire vehicle life cycle. The integrated intelligent commercial NEV solution addresses these issues by effectively integrating different aspects of the commercial NEV industry, optimizing resource utilization, and providing a cohesive platform for collaboration and development, which fosters a healthy and innovative environment for the industry and accelerates the penetration of commercial NEVs into diverse application scenarios.

•        Reducing cost and enhancing efficiency of commercial NEVs.    The application scenarios of commercial vehicles are highly diverse, often requiring different types of commercial vehicles to work collaboratively. The efficiency and cost-effectiveness of these vehicles directly affect the economies associated with vehicle usage. The integrated intelligent commercial NEV solution takes into account these varying scenarios and provides users with tailored combinations of commercial NEV models, complemented with value-added services. As a result, users benefit from more economical, efficient, and convenient transportation solutions, enabling them to reduce costs and increase efficiency.

•        Enhancing user experience.    The integrated intelligent commercial NEV solution strives to enhance user satisfaction by offering a more economical, safe, convenient, comfortable, and personalized user experience. In addition to optimal vehicle functionality supported by advanced vehicle technologies, the solution provides customized technical support, after-sales services, and financial assistance to vehicle users, and this customer-centric approach enhances customer loyalty and increases the likelihood of repeat purchases, further strengthening the bond between vehicle users and integrated intelligent commercial NEV solution providers.

Competitive Landscape

Major participants in the integrated intelligent commercial NEV solution market include pure-play commercial NEV companies and traditional commercial vehicle manufacturers that expand to the NEV market. According to the F&S Report, Scage International is a leading integrated intelligent commercial NEV solution provider. Scage International boasts its technological capability, overseas expansion strategy and comprehensive value chain coverage. See “Scage International’s Business—Strengths” for details. Comparable companies of Scage International primarily include TuSimple Holdings Inc., a company dedicated to providing autonomous trucking solutions and transportation services for heavy-duty trucks, and Nikola Corporation, a high-tech company with operations covering all-electric heavy-duty trucks and heavy-duty fuel cell trucks.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF SCAGE INTERNATIONAL

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion and analysis and other parts of this proxy statement/prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this proxy statement/-prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

References in this section to “we,” “our,” “us,” “the Company” or “Scage International” generally refer to Scage International Limited and consolidated subsidiaries.

Overview

We are a pioneering and leading zero-emission solution provider in China, focusing on the development and commercialization of heavy-duty new energy vehicle (“NEV”) trucks and e-fuel solutions. We have participated in the design, production and testing of several NEV trucks, covering application scenarios for logistics, mining and port transportation. Galaxy II truck that we collaborated in developing is one of the earliest hybrid heavy-duty NEV trucks commercialized in China.

We provide technology-empowered NEV trucks to address the diverse commercial transportation needs of our global customers. Our current vehicle offerings include Dragon King, a plug-in hybrid dump truck, primarily designed for mining and other heavy-duty loading and offloading uses, Galaxy II, a plug-in hybrid truck, primarily designed for long-distance road transportation and logistics services, and Q-truck, an autonomous tractor trailer, primarily designed for long-distance road transportation and logistics services. In addition, we have three NEV models under active development in collaboration with relevant vehicle manufacturers, and we anticipate launching in 2024. Our pipeline includes all-electric port tractors, long-endurance hybrid power tractors, and wide-body, high-power hybrid mining vehicles.

We believe that our advanced technologies allow us to develop vehicles capable of delivering optimal function in collaboration with vehicle manufacturers. We have independently developed our electric control and steering system, intelligently distributed hybrid power (“IDHP”) system and solid oxide electrolysis cell (“SOEC”) hydrogen production technology. Furthermore, we have been staying at the forefront of the industry in the R&D and application of new processes and technologies. We believe our platform-based vehicle design and development system will enable us to cost-efficiently develop a wide range of vehicle models and provide customized solutions for our customers in collaboration with vehicle manufacturers.

Quality is of utmost importance to our business. We implement strict quality control in our R&D and supply chain processes. We strategically collaborate with vehicle manufacturers, including C&C Trucks Co., Ltd., to ensure stable vehicle manufacturing and delivery capability, while also closely monitoring the quality of our products.

We generate revenues primarily from sales of commercial NEVs and components. We recorded net revenues of US$6.1 million and US$0.4 million in the fiscal years ended June 30, 2024 and 2023, respectively. We recorded net loss of US$6.0 million and US$6.6 million in the fiscal years ended June 30, 2024 and 2023, respectively.

Key Factors that Affect Operating Results

The demand for our heavy-duty commercial NEVs is affected by various general factors, including (1) the macroeconomic conditions in China and the growth of the global and China’s heavy-duty commercial NEV markets; (2) customer acceptance and penetration rate of heavy-duty commercial NEVs, which are in turn affected by, among other things, functionality and performance of heavy-duty commercial NEVs, total cost of ownership and availability of energy refuel solutions; and (3) government policies and regulations for heavy-duty commercial NEV industry, such as subsidies for heavy-duty commercial NEV purchases and government grants for manufacturers. Changes in any of these general industry conditions could affect our business and results of operations.

Specific Factors Affecting Our Results of Operations

In addition to the general factors affecting the heavy-duty commercial NEV market, our business and results of operations are also affected by specific factors, including the following major factors.

Our ability to attract new customers and grow our customer base

We intend to continue to enhance customer acquisition and accelerate the commercialization of our vehicles by deepening engagement with industry-leading corporate customers and providing tailored services. We plan to routinely communicate with industry customers to keep ourselves informed of their evolving business needs and develop vehicle models and features accordingly. Leveraging our hydrogen production capability, we also plan to assist our customers with energy supply and customize energy solutions for our customers. We believe such tailored product and service offerings will increase customer stickiness and expand our existing customer base. In addition, we plan to expand to broader regions across China to reach new prospective customers, by opening direct stores and developing more sales partners to serve as on-the-ground outposts for customer outreach. Moreover, we will provide professional one-on-one after-sales support to our major customers to ensure the optimal customer experience.

Our competitiveness and continued expansion of our heavy-duty commercial NEV portfolio

Competition in the heavy-duty commercial NEV industry is intense and rapidly evolving. We believe the impact of new regulatory requirements for vehicle emissions, technological advances, as well as shifting customer needs and expectations are causing the industries to evolve in the direction of zero-emission solutions. Our ability to periodically introduce new NEV models will be an important contributor to our future growth. We have launched three NEVs, including Dragon King, Galaxy II and Q-truck, and we plan to continuously introduce new models to expand our product portfolio and customer base. We expect our revenue growth to be driven in part by the continued expansion of our vehicle portfolio.

Our ability to control costs and expenses and enhance operational efficiency

Our results of operations have been, and will continue to be, affected by our ability to control costs and expenses and enhance our operational efficiency. We cooperate seamlessly with suppliers who have been in the industry for more than 10 years and have our bargaining power over the pricing. Cost-effectiveness is the key to our operational management and profitability. Research and development expenses have historically represented a large portion of our total costs and expenses, consisting primarily of service fees paid to third-party professional technology developers. General and administrative expenses and selling and marketing expenses are important components of our costs. As our business grows, we aim to further improve our operational efficiency by developing technologies and infrastructure across different business functions. We expect to achieve greater operating leverage and increase the productivity of our personnel, allowing us to acquire customers and suppliers more cost-effectively and achieve higher operational efficiency.

Results of Operations

The following tables set forth a summary of our consolidated results of operations, in absolute amount and as a percentage of our revenues for the fiscal years ended June 30, 2024 and 2023. This information should be read together with our consolidated financial statements, unaudited condensed consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. The results of operations in any period are not necessarily indicative of the results that may be expected for any future period.

	For the fiscal years ended June 30,
	2024		2023
	US$	%	US$	%

Net revenues	6,111,141	100.0	437,970	100.0
Cost of revenues	(5,574,685)	(91.2)	(795,286)	(181.6)
Gross (loss)/profit	536,456	8.8	(357,316)	(81.6)
Operating expenses:
General and administrative expenses	(3,863,434)	(63.2)	(2,926,280)	(668.2)
Research and development expenses	(1,698,494)	(27.8)	(2,297,474)	(524.6)
Selling and marketing expenses	(648,301)	(10.6)	(1,138,183)	(259.9)
Impairment of long-lived assets	(200,841)	(3.3)	—	—
Total operating expenses	(6,411,070)	(104.9)	(6,361,937)	(1,452.6)
Operating loss	(5,874,614)	(96.1)	(6,719,253)	(1,534.2)
Other income/(expenses):
Interest expense, net	(369,847)	(6.1)	(151,492)	(34.6)
Other income, net	263,685	4.3	252,536	57.7
Total other (loss)/income, net	(106,162)	(1.8)	101,044	23.1
Loss before income tax expense	(5,980,776)	(97.9)	(6,618,209)	(1,511.1)
Income tax expenses	—	—	—	—
Net loss	(5,980,776)	(97.9)	(6,618,209)	(1,511.1)

Key Components of Results of Operations

Net revenues

We generate revenues from (1) sales of NEVs and components, (2) provision of vehicle modification services, and (3) leasing of NEVs. The following table sets forth a breakdown of our revenue both in absolute amount and as a percentage of our total revenues for the periods presented:

	For the fiscal years ended June 30,
	2024		2023
	US$	%	US$	%

Net revenues:
Sales of NEVs and components	6,111,141	100.0	421,680	96.3
Leasing of NEVs	—	—	16,290	3.7
Total net revenues	6,111,141	100.0	437,970	100.0

Cost of revenues

The following table sets forth a breakdown of our cost of revenues both in absolute amount and as a percentage of our total revenue for the periods presented:

	For the fiscal years ended June 30,
	2024		2023
	US$	%	US$	%
Cost of revenues:
Sales of NEVs and components	5,574,685	91.2	760,874	173.7
Leasing of NEVs	—	—	34,412	7.9
Total cost of revenues	5,574,685	91.2	795,286	181.6

Cost of sales of NEVs and components

Our cost of sales of NEVs and components includes costs for vehicle parts, materials, processing charges, labor costs and manufacturing overheads (including depreciation of assets associated with the production) and reserves for estimated warranty expenses. Cost of sales of NEVs and components also includes write-down of the carrying value of the inventories when it exceeds its estimated net realizable value and to provide for on-hand inventories that are either obsolete or in excess of forecasted demand.

Cost of provision of vehicle modification services

Our cost of provision of vehicle modification services generally includes cost of parts, materials, labor costs, costs associated with providing non-warranty after-sales services and depreciation of associated assets used for providing the services.

Cost of leasing of NEVs

Our cost related to leasing of NEVs primarily consists of amortization.

Gross profit/(loss) and gross profit/(loss) margin

The following table sets forth the breakdown of our gross loss and gross loss margin by revenue streams for the periods indicated.

	For the fiscal years ended June 30,
	2024		2023
	US$	%	US$	%
Gross (loss)/profit:
Sales of NEVs and components	536,456	8.8	(339,194)	(77.4)
Leasing of NEVs	—	—	(18,122)	(4.2)
Total gross (loss)/profit	536,456	8.8	(357,316)	(81.6)

Operating expenses

Our operating expenses include general and administrative expenses, research and development expenses and selling and marketing expenses. The following table sets forth our operating expenses, in absolute amounts and as a percentage of our total revenues for the periods indicated.

	For the fiscal years ended June 30,
	2024		2023
	US$	%	US$	%
Operating expenses:
General and administrative expenses	3,863,434	63.2	2,926,280	668.1
Research and development expenses	1,698,494	27.8	2,297,474	524.6
Selling and marketing expenses	648,301	10.6	1,138,183	259.9
Impairment of long-lived assets	200,841	3.3	—	—
Total operating expenses	6,411,070	104.9	6,361,937	1,452.6

General and administrative expense

Our general and administrative expenses mainly consist of (1) employee compensation, (2) professional service fees, (3) business development expenses, (4) provision for credit losses of financial assets, and (5) other expenses related to general and administrative personnel.

Research and development expenses

Our research and development (“R&D”) expenses mainly consist of (1) employee compensation, (2) materials and supplies expenses related to our R&D functions, and (3) depreciation and rental expenses related to our R&D functions.

Selling and marketing expenses

Our selling and marketing expenses mainly consist of (1) employee compensation, (2) marketing and advertising expenses, and (3) depreciation and rental expenses for leased properties related to our marketing functions.

Impairment loss of long-lived assets

If the sum of the expected undiscounted cash flow is less than the carrying amount of the long-lived assets, we would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the market approach.

Other (expenses)/income, net

Other (expenses)/income consists of interest expenses, net, investment income from short-term investments and other income, net. Interest expenses, net mainly consist of interest income and expenses, bank charges and exchange gain or loss. Investment income from short-term investments mainly consists of proceeds of interest from maturities of short-term investments. Other income, net primarily consists of government subsidy and gain from disposal of property and equipment.

Taxation

Cayman Islands

We are incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, we are not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

British Virgin Islands

Under the current laws of the British Virgin Islands, entities incorporated in British Virgin Islands are not subject to tax on their income or capital gains.

Hong Kong

According to Tax Amendment No. 3 Ordinance 2018 published by the Hong Kong government, effective April 1, 2018, under the two-tiered profits tax rates regime, the first 2.0 million Hong Kong Dollar (“HKD”) of profits of the qualifying group entity will be taxed at 8.25%, and profits above HKD2.0 million will be taxed at 16.5%. Under Hong Kong tax laws, Scage HK is not taxed on its foreign-sourced income. Additionally, upon payments of dividends from Scage HK to its shareholders, no withholding tax in Hong Kong will be imposed.

PRC

Under the PRC Enterprise Income Tax Law (the “EIT Law”), the standard enterprise income tax rate for domestic enterprises and foreign invested enterprises is 25%. The EIT Law also provides that an enterprise established under the laws of a foreign country or region but whose “de facto management body” is located in the PRC be treated as a resident enterprise for PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% on its global income. The Implementing Rules of the EIT Law merely define the location of the “de facto management body “as” the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, property, of a non-PRC company is located.” Based on a review of surrounding facts and circumstances, the Group does not believe that it is likely that its operations outside of the PRC should be considered as a resident enterprise for PRC tax purposes for the years ended June 30, 2024 and 2023.

In accordance with the implementation rules of EIT Laws, a qualified “High and New Technology Enterprise” (“HNTE”) is eligible for a preferential tax rate of 15%. The HNTE certificate is effective for a period of three years. An entity could re-apply for the HNTE certificate when the prior certificate expires. Nanjing Scage Automobile Technology Co., Ltd. obtained its HNTE status in 2021 and enjoyed the preferential tax rate for the period of 3 years through December 2023. In 2024, Nanjing Scage Automobile Technology Co., Ltd. re-applied for the HNTE and has been approved by Nanjing Science and Technology Bureau, waiting for the final approval and disclosure by Jiangsu Certification Authority Office.

According to Caishui [2019] No.13, [2021] No.12, announcement of the Ministry of Finance and the State Taxation Administration, and [2023] No.12, announcement of the Ministry of Finance and the State Taxation Administration, small, low profit enterprises shall meet three conditions for enjoying preferential tax conditions, including (i) annual taxable income of no more than RMB3 million (US$412,814), (ii) no more than 300 employees, and (iii) total assets of no more than RMB50 million (US$6,880,229).

According to [2021] No.8, announcement of the State Taxation Administration, which became effective on January 1, 2021 and until to December 31, 2022, small, low profit enterprises whose annual taxable income is no more than RMB1 million (US$137,605) is subject to the preferential income tax rate of 2.5% (only 12.5% of such taxable income shall be subject to enterprises income tax at a tax rate of 20%).

According to [2022] No.13, announcement of the Ministry of Finance and the State Taxation Administration, which became effective on January 1, 2022 and until to December 31, 2024, small, low profit enterprises whose annual taxable income exceed RMB1 million (US$137,605) but no more than RMB3 million (US$412,814) are subject to the preferential income tax rate of 5% (only 25% of such taxable income shall be subject to enterprises income tax at a tax rate of 20%).

According to [2023] No.06, announcement of the Ministry of Finance and the State Taxation Administration, which became effective on January 1, 2023 and until to December 31, 2024, small, low profit enterprises whose annual taxable income is no more than RMB1 million (US$137,605) is subject to the preferential income tax rate of 5% (only 25%% of such taxable income shall be subject to enterprises income tax at a tax rate of 20%).

According to [2023] No.12, announcement of the Ministry of Finance and the State Taxation Administration, which became effective on August 2, 2023 and until to December 31, 2027, small, low profit enterprises is subject to the preferential income tax rate of 5% (only 25% of such taxable income shall be subject to enterprises income tax at a tax rate of 20%).

For the years ended June 30, 2024 and 2023, some PRC subsidiaries are qualified small, low profit enterprises as defined, and thus are eligible for the above preferential tax rates for small, low profit enterprises.

According to [2021] No.13, announcement of the Ministry of Finance and the State Taxation Administration, which became effective from January 1, 2021, an enterprise engaged in manufacturing business and whose main operating revenue accounts for more than 50% of the total revenue, is entitled to claim an additional tax deduction amounting to 100% of the qualified R&D expenses incurred in determining its tax assessable profits for that year. The same tax incentives policy further applies to technology-based small and medium-sized enterprises and all enterprises according to [2022] No.16, announcement of the Ministry of Finance, the State Taxation Administration and Ministry of Science and Technology, and [2023] No.7, announcement of the Ministry of Finance and the State Taxation Administration, which became effective from January 1, 2022 and 2023, respectively.

According to [2023] No.7, announcement of the Ministry of Finance and the State Taxation Administration, effective from January 1, 2023 onwards, enterprises engaging in research and development activities are entitled to claim an additional tax deduction amounting to 100% of the qualified R&D expenses incurred in determining its tax assessable profits for that year.

Comparison of Fiscal Years ended June 30, 2024 and 2023

Net revenues

Our net revenues increased significantly from US$0.4 million for the fiscal year ended June 30, 2023 to US$6.1 million for the fiscal year ended June 30, 2024.

Revenues from sales of NEVs and components increased significantly from US$0.4 million for the fiscal year ended June 30, 2023 to US$6.1 million for the fiscal year ended June 30, 2024. The significant increase was primarily attributable to bulk orders of Q-trucks from one major customer during 2023. We sold 82 Q-trucks, one Galaxy II high-end version model, and one electric tractor truck for the fiscal year ended June 30, 2024 compared with three Galaxy II models and 10 light passenger EVs for the fiscal year ended June 30, 2023.

Revenues from leasing of NEVs were nil and US$16,290 for the fiscal years ended June 30, 2024 and 2023, respectively, as such lease term of NEVs expired in February 2023.

Cost of revenues

Our cost of revenues increased significantly from US$0.80 million for the fiscal year ended June 30, 2023 to US$5.6 million for the fiscal year ended June 30, 2024.

Our cost of revenues related to sales of NEVs and components increased significantly from US$0.8 million for the fiscal year ended June 30, 2023 to US$5.6 million for the fiscal year ended June 30, 2024, which was generally in line with the growth in the sales of NEVs and components. For the fiscal year ended June 30, 2024, we achieved better cost control on the production of Q-trucks as we gained more bargaining power from supply chain for bulk purchase orders.

Our cost of revenues related to leasing of NEVs were nil and US$34,412 for the fiscal years ended June 30, 2024 and 2023, respectively.

Gross profit/(loss) and gross profit/(loss) margin

As a result of the foregoing, we recorded gross profit of US$0.5 million and gross loss of US$0.4 million for the fiscal years ended June 30, 2024 and 2023, respectively, representing gross profit margin of 8.8% and gross loss margin of 81.6% for the same years, respectively.

As mentioned in the analysis of cost of revenues, we achieved gross profit for the fiscal year ended June 30, 2024, mainly due to: (i) increase of sales and (ii) better cost control on the production of Q-trucks, partially offset by the increase in the provision for inventory reserves. We expect that our gross margin will improve as the scale of economy of our business increases in accordance with the increase in our vehicle and component sales.

Operating expenses

Our operating expenses increased by 0.8% from US$6.4 million for the fiscal year ended June 30, 2023 to US$6.4 million for the fiscal year ended June 30, 2024, primarily due to the following reasons.

General and administrative expenses

Our general and administrative expenses increased by 32.0% from US$2.9 million for the fiscal year ended June 30, 2023 to US$3.9 million for the fiscal year ended June 30, 2024, primarily attributable to: (1) an increase of US$0.7 million in professional service fees, such as operation advisory fees and legal fees for listing; (2) an increase of US$0.3 million in bad debts expenses based on expected credit losses assessment; and (3) an increase of US$0.1 million in travelling and lodging expenses in business development as a result of business expansion; partially offset by a decrease of US$0.1 million in employee compensation as a result of personnel optimization.

Research and development expenses

Our research and development expenses decreased by 26.1% from US$2.3 million for the fiscal year ended June 30, 2023 to US$1.7 million for the fiscal year ended June 30, 2024, primarily attributable to: (1) a decrease of US$0.5 million in employee compensation as a result of personnel optimization; and (2) a decrease of US$0.3 million in material and testing fee for research purposes due to the decrease of vehicle models in development; partially offset by a slight increase of US$0.3 million in other expenses related to R&D function such as depreciation and amortization expenses, technical service fees and travelling and lodging expenses to enhance operation efficiency related to R&D functions.

Selling and marketing expenses

Our selling and marketing expenses decreased by 43.0% from US$1.1 million for the fiscal year ended June 30, 2023 to US$0.6 million for the fiscal year ended June 30, 2024, primarily due to: (1) a decrease of US$0.2 million in employee compensation as a result of personnel optimization; and (2) a decrease of US$0.2 million in marketing expenses for brand promotion and customer relationship development as we focused more on the bulk order of Q-trucks during the fiscal year 2024.

Impairment loss of long-lived assets

Our impairment loss of long-lived assets were US$0.2 million and nil for the fiscal years ended June 30, 2024 and 2023, respectively, as we identified events and changes in circumstances that indicated the carrying amount of an asset may no longer be recoverable in the review of long-lived assets impairment, and measured impairment by comparing the carrying value of the long-lived assets to the market price.

Other (loss)/income, net

Our total other (loss)/income, net changed from other income, net of US$0.1 million for the fiscal year ended June 30, 2023 to other loss, net of US$0.1 million for the fiscal year ended June 30, 2024.

Our other income, net slightly increased from US$253 thousand for the fiscal year ended June 30, 2023 to US$264 thousand for the fiscal year ended June 30, 2024, primarily attributable to the increase of loss from disposal of property and equipment.

Our interest expenses, net mainly consist of interest income and interest expense, bank charges and exchange gain or loss. Our interest expenses, net increased from US$0.2 million for the fiscal year ended June 30, 2023 to US$0.4 million for the fiscal year ended June 30, 2024, primarily due to the increase in interest expenses as a result of the addition of short-term loans during the fiscal year ended June 30, 2024.

Net loss

As a result of the foregoing, our net loss decreased by 9.6% from US$6.6 million for the fiscal year ended June 30, 2023 to US$6.0 million for the fiscal year ended June 30, 2024.

Liquidity and Capital Resources

In assessing our liquidity, we monitor and analyze our cash on-hand. To date, we have financed our working capital requirements from cash flow from operations, equity financings and capital contributions from our existing shareholders.

We incurred net loss of US$6.0 million and US$6.6 million in the fiscal years ended June 30, 2024 and 2023, respectively. Net cash used in operating activities was approximately 6.2 million and US$4.9 million for the fiscal years ended June 30, 2024 and 2023, respectively. Our working capital deficit was approximately US$4.1 million and US$1.2 million as of June 30, 2024 and 2023, respectively. We had cash and restricted cash of US$2.0 million and US$1.1 million as of June 30, 2024 and 2023, respectively. The accumulated deficit amounted to US$27.3 million and US$19.6 million as of June 30, 2024 and 2023, respectively. We have incurred, and expect to continue to incur, significant costs and negative cash flows during our business expansion.

These conditions raised substantial doubts about our ability to continue as a going concern. Our liquidity is based on our ability to generate cash from operating activities, obtain capital financing from equity interest investors and borrow funds from financial institutions. Our ability to continue as a going concern is dependent on management’s ability to successfully execute business plan, which includes generating revenue while controlling operating cost and expenses to generate positive operating cash flows and obtaining funds from outside financing sources to generate positive financing cash flows. We intend to pursue private financing of debt or equity. There can be no assurances, however, that the current operating plan will be achieved or that additional funding will be available on terms acceptable to us, or at all. If we are unable to obtain sufficient cash flows and funding, we may have to delay our development efforts and limit activities, which could adversely affect our business and financial performance.

Our future capital requirements depend on many factors including our growth rate, the continuing market acceptance of our offerings, the timing and extent of spending in research and development our efforts to strengthen our services abilities, the expansion of sales and marketing activities, and the expansion and penetration of our business into different geographies and markets. We may, however, need additional cash resources in the future if we experience changes in business conditions or other developments, or if we find and wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. Our obligation to bear credit risk for certain financing transactions we facilitate may also strain our operating cash flow.

Cash Flows

The following table sets forth a summary of our cash flows for the periods presented.

	For the Year Ended June 30,
	2024	2023
	US$	US$
Net cash used in operating activities	(6,223,797)	(4,892,650)
Net cash used in investing activities	(1,596,653)	(166,170)
Net cash provided by financing activities	8,736,514	6,179,016
Effect of exchange rate changes	(7,679)	(128,847)
Net increase/(decrease) in cash and restricted cash	908,385	991,349
Cash and restricted cash, at beginning of year	1,075,989	84,640
Cash and restricted cash, at end of year	$1,984,374	$1,075,989

Operating activities

Our net cash used in operating activities was US$6.2 million for the fiscal year ended June 30, 2024, which was primarily attributable to a net loss of US$6.0 million, as adjusted for (1) certain non-cash and non-operating items, primarily including inventory write-down of US$0.9 million, depreciation of property and equipment of US$0.5 million and provision of credit losses of US$0.3 million; and (2) changes in working capital that negatively affected the cash flow from operating activities, primarily including an increase in accounts receivable of US$2.0 million mainly due to the increased sales of NEVs; a decrease in contract liabilities of US$0.6 million due to the decrease of advances received from customers; a decrease in accounts payable of US$0.2 million due to timely payments for purchase of inventories; and a decrease in operating lease liabilities of US$0.2 million due to the increase of lease payments; partially offset by changes in working capital that positively affected the cash flow from operating activities, primarily including (1) a decrease in inventories of US$0.5 million due to better inventories turnover as a result of the increased sales; and (2) an increase in amounts due to related parties of US$0.1 million due to the increased operating expenses payable to related parties.

Our net cash used in operating activities was US$4.9 million for the fiscal year ended June 30, 2023, which was primarily attributable to a net loss of US$6.6 million, as adjusted for (1) certain non-cash and non-operating items, primarily including depreciation and amortization of US$0.5 million, amortization of right-of-use asset of US$0.2 million and inventory write-down of US$0.2 million; and (2) changes in working capital that negatively affected the cash flow from operating activities, primarily including: an increase in inventories of US$1.7 million, mainly due to the increased level of inventory stock for positive forecast of upcoming sales; a decrease in lease liabilities of US$0.2 million, due to increase of lease payments; partially offset by changes in working capital that positively affected the cash flow from operating activities, primarily including (1) an increase in accrued expenses and other current liabilities of US$1.7 million due to the increase in accrued employee payroll and welfare benefits as the result of business expansion; and (2) an increase in contract liabilities of US$1.2 million due to the increases in the contracts signed and advances received from customers.

Investing activities

Our net cash used in investing activities was US$1.6 million for the fiscal year ended June 30, 2024, primarily due to an increase of loans to third parties of US$1.8 million.

Our net cash used in investing activities was US$0.2 million for the fiscal year ended June 30, 2023, primarily due to an increase of purchase of property and equipment of US$0.2 million.

Financing activities

Our net cash provided by financing activities was US$8.7 million for the fiscal year ended June 30, 2024, primarily due to (1) proceeds from short-term bank loans of US$12.3 million; (2) contribution from redeemable non-controlling interests of US$2.8 million; (3) proceeds from issuance of convertible redeemable preferred shares, net of issuance costs of US$0.9 million; partially offset by (1) repayments of short-term bank loans of US$6.2 million; (2) payments for listing expenses of US$0.6 million and (3) repayment of loans to related parties of US$0.6 million.

Our net cash provided by financing activities was US$6.2 million for the fiscal year ended June 30, 2023, primarily due to (1) proceeds from short-term bank loans of US$2.4 million; (2) proceeds from issuance of preferred shares, net of issuance costs of US$3.7 million; and (3) loans provided by related parties of US$0.6 million; partially offset by repayments of short-term bank loans of US$0.5 million.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Inflation

Since our inception, inflation in China has not materially affected our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index as of June 30, 2024 remained relatively stable at 0.2% compared to in the consumer price index as of June 30, 2023. Although we have not been materially affected by inflation in the past, we may be affected if China experiences higher rates of inflation in the future.

Holding Company Structure

PubCo will become our holding company upon the completion of the Business Combination. PubCo has no material operations of its own. We conduct a substantial majority of our operations through our operating subsidiaries in China. As a result, after the completion of the Business Combination, PubCo’s ability to pay dividends depends largely upon dividends paid by our subsidiaries including our PRC subsidiaries. If our existing PRC subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our subsidiaries in China are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our subsidiaries in China are required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, our subsidiaries in China may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at its discretion, and may allocate a portion of their after-tax profits based on PRC accounting standards to a discretionary surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our PRC subsidiaries did not pay dividends in the fiscal years ended June 30, 2024 and 2023, and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

Emerging Growth Company Status

As defined in Section 102(b)(1) of the JOBS Act, PubCo is as an emerging growth company (“EGC”). As such, PubCo will be eligible for and intends to rely on certain exemptions and reduced reporting requirements provided by the JOBS Act, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements.

PubCo will remain an EGC until the earliest of (1) the last day of its fiscal year during which it has total annual gross revenues of at least US$1.235 billion; (2) the last day of its fiscal year following the fifth anniversary of the closing of the Business Combination; (3) the date on which PubCo has, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt; or (4) the date on which PubCo is deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if PubCo has been a public company for at least 12 months and the market value of its ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of its most recently completed second fiscal quarter.

Foreign Private Issuer Status

PubCo will qualify as a “foreign private issuer” as defined under SEC rules. Even after PubCo no longer qualifies as an emerging growth company, as long as PubCo continues to qualify as a foreign private issuer under SEC rules, PubCo is exempt from certain SEC rules that are applicable to U.S. domestic public companies, including:

•        the rules requiring domestic filers to issue financial statements prepared under U.S. GAAP;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events; and

•        the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

Notwithstanding these exemptions, PubCo will file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

PubCo may take advantage of these exemptions until such time as PubCo is no longer a foreign private issuer. PubCo would cease to be a foreign private issuer at such time as more than 50% of its outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of its executive officers or directors are U.S. citizens or residents, (2) more than 50% of its assets are located in the United States or (3) its business is administered principally in the United States.

Both foreign private issuers and emerging growth companies also are exempt from certain more stringent executive compensation disclosure rules. Thus, even if PubCo no longer qualifies as an emerging growth company, but remains a foreign private issuer, PubCo will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

In addition, because PubCo qualifies as a foreign private issuer under SEC rules, PubCo is permitted to follow the corporate governance practices of Cayman Islands (the jurisdiction in which PubCo is organized) in lieu of certain Nasdaq corporate governance requirements that would otherwise be applicable to PubCo. For example, PubCo is not required to (1) have a majority of the board consisting of independent directors, (2) have an audit committee be composed of at least three members, or (3) have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. PubCo intends to rely on some of these exemptions, and as a result, PubCo’s shareholders may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to Nasdaq corporate governance requirements.

If at any time PubCo ceases to be a foreign private issuer, PubCo will take all action necessary to comply with the SEC and Nasdaq Listing Rules.

Internal Control of Financial Reporting

We are not currently required to comply with the SEC rules that implement Sections 302 and 404 of the Sarbanes-Oxley Act, and we are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In connection with the audit of our consolidated financial statements as of June 30, 2024 and for the fiscal year then ended, our management and our independent registered public accounting firm identified deficiencies that represented material weaknesses in our internal control over financial reporting. The material weaknesses identified relate to: (1) insufficient financial reporting and accounting personnel with appropriate knowledge, skills, and experience in the application of U.S. GAAP and SEC rules to prepare consolidated financial statements and related disclosures completely and accurately; and (2) lack of sufficient controls designed and implemented in IT environment and IT general control activities, which mainly associated with areas of financial system segregation of logical access security, IT service organization and cyber security for the financial systems.

To remedy our identified material weaknesses subsequent to June 30, 2024, we have started adopting measures to improve our internal control over financial reporting, including, among others: (1) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; (2) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel; and (3) setting up the system control framework to address information technology general controls (“ITGC”) deficiencies.

However, we cannot assure you that we will remediate our material weaknesses in a timely manner. See “Risk Factors—Risks Relating to the PubCo—If PubCo fails to maintain an effective system of internal control over financial reporting, it may be unable to accurately report its financial results or prevent fraud, and investor confidence in PubCo and the market price of its securities may be adversely affected.”

As a company with less than US$1.235 billion in revenue for its last fiscal year, PubCo will qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

Contingencies

From time to time, we may become involved in litigation relating to claims arising in the ordinary course of the business. There are no claims or actions pending or threatened against us that, if adversely determined, would in our judgment have a material adverse effect on us.

Capital Expenditures

Our capital expenditures were mainly used for the acquisition of property and equipment which consisted primarily of mold and tooling as well as research and development equipment. We recorded capital expenditures of US$51,292 and US$166,170 for the fiscal years ended June 30, 2024 and 2023, respectively. We expect our capital expenditures to continue to be significant in the foreseeable future as we expand our business, and that our level of capital expenditures will be significantly affected by user demand for our products and services. We have limited historical data on the demand for our products and services as a result of our limited operating history. Therefore, our future capital requirements may be uncertain and actual capital requirements may be different from those we currently anticipate. To the extent the proceeds of securities we have issued and cash flows from our business activities are insufficient to fund future capital requirements, we may need to seek equity or debt financing. We will continue to make capital expenditures to support the expected growth of our business.

Contractual Obligations

The following table sets forth our contractual obligations as of June 30, 2024:

	Payment due by schedule
	Less than 1 year	1 – 3 year	More than 3 years	Total
	US$
Operating leases	175,542	87,771	—	263,313
Bank borrowings	8,421,400	—	—	8,421,400
Loans from related parties	130,107	—	—	130,107

Operating lease agreements represented non-cancellable operating leases for our office space. Other than those shown above, we did not have any other significant capital commitments, purchase commitments, long-term obligations or guarantees as of June 30, 2024.

Critical Accounting Policies

The critical accounting policies and judgments that we believe to have the most significant impact on our consolidated financial statements are as described below, which should be read in conjunction with our consolidated financial statements and accompanying notes and other disclosures included in this prospectus. When reviewing our financial statements, you should consider:

•        our selection of critical accounting policies;

•        the judgments and other uncertainties affecting the application of such policies;

•        the sensitivity of reported results to changes in conditions and assumptions.

Our critical accounting policies and practices include the following: (1) revenue recognition, (2) expected credit losses, (3) inventories, (4) income taxes, (5) warranty liabilities and (6) impairment of long-lived assets. See “Note 2—Summary of Significant Accounting Policies” to our consolidated financial statements for the disclosure of these accounting policies.

Critical Accounting Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP. The preparation of financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. We continually evaluate these judgments and estimates based on our own experience, knowledge and assessment of current business and other conditions, and our expectations regarding the future based on available information and assumptions that we believe to be reasonable. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

We consider an accounting estimate to be critical if: (a) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (b) changes in the estimate that are reasonably likely to occur from period to period or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations. We believe the following accounting estimates involve the most significant judgments used in the preparation of our financial statements: (1) provision for expected credit losses, (2) estimates for inventory provisions, (3) valuation allowance for deferred tax assets, (4) warranty reserve and (5) impairment of long-lived assets.

Provision of allowance for expected credit losses

On July 1, 2023, we adopted ASU 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement on Credit Losses on Financial Instruments”, including certain subsequent amendments, transitional guidance and other interpretive guidance within ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-11, ASU 2020-02 and ASU 2020-03 (collectively, including ASU 2016-13, “ASC 326”). ASC 326 introduces an approach based on expected losses to estimate the allowance for credit losses, which replaces the previous incurred loss impairment model. We use aging schedule method in the current expected credit loss model (“CECL model”) to estimate the expected credit losses. Our estimation of allowance for credit losses considers factors such as historical credit loss experience, age of receivable balances, current market conditions, reasonable and supportable forecasts of future economic conditions, in combination with assessing receivable collectability on an individual basis, and applying current situation adjustment. If business or economic conditions change, estimates and assumptions may be adjusted as deemed appropriate. Historically, actual required adjustments have not varied materially from estimated amounts. We conclude that there is no impact over the initial adoption of CECL model, which should be treated as cumulative-effect adjustment on accumulated deficits as of July 1, 2023. Provision of allowance for expected credit losses of US$0.3 million and US$38,943 for financial assets were recorded during the fiscal years ended June 30, 2024 and 2023, respectively.

Estimates for inventory provisions

Inventories, primarily consisting of raw materials, work in progress and finished goods, are stated at the lower of cost or net realizable value, with net realized value represented by estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and transportation. Cost of inventory is determined using the weighted average cost method. Inventories are written down to estimated net realizable value, which could be impacted by certain factors including historical usage, expected demand, anticipated sales price, new product development schedules, product obsolescence, and other factors. If business or economic conditions change, estimates and assumptions may be adjusted as deemed appropriate. Historically, actual required adjustments have not varied materially from estimated amounts. Inventory write-downs of US$0.9 million and US$0.2 million were recorded during the fiscal years ended June 30, 2024 and 2023, respectively.

Valuation allowance of deferred tax assets

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

In general, deferred tax assets represent future tax benefits to be received when certain expenses previously recognized in the consolidated statements of operations become deductible expenses under applicable income tax laws, or loss or credit carryforwards are utilized. As we estimate the allowance for deferred tax assets by considering if sufficient future taxable income will be generated to utilize the existing deferred tax assets, it can be altered if we change our forecasts of future profitability.

Warranty reserve

We provided a manufacturer’s standard warranty on all vehicles and components sold. We accrued a warranty reserve for the vehicles sold by us, which included our best estimate of the future costs to be incurred in order to repair or replace items under warranties and recalls when identified. These estimates were made based on actual claims incurred to date and an estimate of the nature, frequency and magnitude of future claims with reference made to the past claim history. These estimates are inherently uncertain given our relatively short history of sales, and changes to our historical or projected warranty experience may cause material changes to the warranty reserve in the future. Warranty expense is recorded as a component of cost of sales in the consolidated statements of operations and comprehensive loss. Warranty reserve of US$0.1 million and US$25,597 were recorded as of June 30, 2024 and 2023, respectively.

Impairment of long-lived assets

Our long-lived assets consist primarily of property and equipment, and right-of-use assets related to operating leases.

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, we measure impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, we would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the market approach.

An undiscounted cash flow methodology requires the estimation of a wide range of factors including but not limited to: (i) forecasting future earnings and cash flows, and (ii) determining the forecast horizon that appropriately reflect the lifespan of the assets group in support of future cash generating activities. These estimations require significant judgment and include making assumptions such as sales growth rates, our ability to control costs, the successful implementation of initiatives designed to enhance sales and improve inventory management, gross profit estimates, macroeconomic conditions, industry conditions, the competitive environment, changes in the market for our products and services, regulatory and political developments, entity specific factors such as strategy and changes in key personnel, working capital requirements, and current and anticipated operating conditions. The use of different assumptions or estimates for future cash flows could produce different results.

If the sum of the expected undiscounted cash flow is less than the carrying amount of the long-lived assets, we would then determine that an impairment loss should be recognized, which is the excess of carrying amount over the fair value of the long-lived assets, using the market approach to determine the fair value of the long-lived assets.

Quantitative and Qualitative Disclosures about Market Risk

Credit risk

Credit risk is controlled by the application of credit approvals, limits and monitoring procedures. We manage credit risk through in-house research and analysis of the worldwide economy and the underlying obligors and transaction structures. We consider many factors in assessing the collectability of our receivables, such as the age of the amounts due, the customer’s payment history, credit-worthiness and other specific circumstances related to the accounts.

Interest rate risk

We are exposed to interest rate risk on our interest-bearing assets and liabilities. As part of our asset and liability risk management, we review and take appropriate steps to manage our interest rate exposures on our interest-bearing assets and liabilities. We have not been exposed to material risks due to changes in market interest rates, and not used any derivative financial instruments to manage the interest risk exposure for the fiscal years ended June 30, 2024 and 2023.

Liquidity Risk

We are exposed to liquidity risk. We have managed this liquidity risk by arranging for long-term credit facilities with the banks, seeking financial support from shareholders, or issuing convertible debts, to ensure that our outstanding loans and debts will be repaid and that we are able to roll out our NEV business and expansion initiatives.

Foreign Exchange Risk

Our functional currency is Renminbi and reporting currency is U.S. dollars. We are exposed to foreign exchange risk in respect of our operating activities, including the import of some supplies and components used in the manufacture of our NEVs, including the chassis, powertrain, and electrical and electronic parts. Our exposure to foreign exchange risk will increase as revenue from the sales of NEVs and the provision of related services in other markets, such as North America and Europe, which are denominated in foreign currencies, contribute to a greater share of our revenue.

Recently Adopted or Issued Accounting Pronouncements

Our management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements. See Note 2(z) to our consolidated financial statements as of and for the fiscal years ended June 30, 2024 and 2023, included elsewhere in this proxy statement/prospectus.

FINNOVATE’S BUSINESS

References in this section to “we,” “our,” “us” or “Finnovate” generally refer to Finnovate Acquisition Corp.

General

We are a blank check company incorporated on March 15, 2021 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, which we refer to herein as our initial business combination. We have generated no revenues to date and we do not expect that we will generate operating revenues at the earliest until we consummate our initial business combination.

Our officers, directors and key members of our Sponsor have significant experience with SPACs, acquisitions, divestitures and corporate strategy and public markets. This experience includes leadership roles in other SPACs, such as Tristar Acquisition I Corp. (“Tristar”), a special purpose acquisition company that consummated its initial public offering in October 2021 for aggregate gross proceeds of $200,000,000 and consummated a business combination with Helport AI Limited (Nasdaq: HPAI) in August 2024. As of September 4, 2024, the closing price of HPAI was $6.42. Additionally, Mr. Hao served as Chairman and Chief Financial Officer and Sanjay Prasad served as a director of East Stone Acquisition Corporation (“ESSC”), a special purpose acquisition company that consummated its initial public offering in February 2020 for aggregate gross proceeds of $138,000,000 and consummated a business combination with NWTN Inc. (Nasdaq: NWTN) in November 2022. As of September 4, 2024, the closing price of NWTN was $1.015. We believe this collective expertise will meaningfully benefit us in connection with the Business Combination, as well as in creating long-term shareholder value post-closing. Additionally, the expertise of certain investors in our Sponsor with similar transactions and strategic guidance through various market cycles ensures that we are well-equipped to navigate the complexities of the de-SPAC process.

Our management and Sponsor team members, including Mr. Kung, our Chairman and CEO, and Mr. Wong, our CFO, have backgrounds in corporate finance, mergers and acquisitions, and growing businesses through both organic means and strategic transactions. As a corporate attorney in both New York and Beijing, Mr. Kung represented public and private companies, underwriters and private equity firms in a variety of transactions, including equity and debt offerings, and mergers and acquisitions. Mr. Wong has decades of corporate strategy experience through his work at a major real estate developer, a chemicals company, and communications firm.

In addition, our directors bring extensive SPAC-related experience. Mr. Chunyi (Charlie) Hao, one of our directors, has been involved in numerous SPAC-related transactions and brings deep expertise in navigating the complexities of SPAC structures, having previously held senior leadership positions in several SPACs that successful completed business combinations, most recently ESSC and Tristar. Mr. Sanjay Prasad was previously a director of ESSC. Their collective experience provides Finnovate with a deep understanding of the SPAC process and enhances our ability to execute a successful business combination. For more information on the experience of each of our officers, directors, see the section entitled “Management of Finnovate” in this proxy statement/prospectus.

By leveraging the combined experience of our management, directors, and Sponsor network, we believe we are uniquely positioned to execute a compelling business combination.

Initial Public Offering and Listing

On November 8, 2021, we consummated our initial public offering of 15,000,000 units and, on November 12, 2021, issued an additional 2,250,000 units pursuant to the underwriter’s full exercise of their over-allotment option. Each unit consists of one Finnovate Class A Ordinary Share and three-quarters of a redeemable warrant of Finnovate, each warrant entitling the holder thereof to purchase one Finnovate Class A Ordinary Share for US$11.50 per share. The units were sold at a price of US$10.00 per unit, generating gross proceeds to Finnovate of US$150,000,000 and US$22,500,000 at the respective closings.

Simultaneously with the closing of the Finnovate IPO and the closing of the underwriter’s full exercise of their over-allotment option, we completed the private sale of an aggregate of 8,243,038 and 556,962 Finnovate Private Warrants, respectively, to Finnovate Sponsor, LP (the “Sponsor”) and EBC at a purchase price of US$1.00 per private warrant, generating gross proceeds to us of US$8,243,038 and US$556,962, respectively.

Following the respective closings, a total of US$153,000,000 and US$22,950,000 were placed in U.S.-based trust account at Goldman Sachs & Co. which is maintained by Continental Stock Transfer & Trust Company acting as trustee.

Our units began trading on November 4, 2021 on the Nasdaq under the symbol “FNVTU.” The Finnovate Class A Ordinary Shares and Finnovate Public Warrants began trading on December 8, 2021 on Nasdaq under the symbols “FNVT” and “FNVTW,” respectively.

Investment Agreement

On April 27, 2023, Finnovate entered into the Investment Agreement with the Sponsor and Sunorange, pursuant to which Sunorange and its designees would acquire partnership interests in the Sponsor and Finnovate Class B Ordinary Shares held by certain Finnovate directors, which combined interests entitle Sunorange and its designees to receive, in the aggregate, 3,557,813 Finnovate Class B Ordinary Shares and 6,160,000 Finnovate Private Warrants (collectively, the “Insider Securities”).

In connection with the Investment Agreement, which closed on May 8, 2023 Finnovate introduced a change in management and the Finnovate Board as follows: (i) Calvin Kung replaced David Gershon as Chairman of the Board and Chief Executive Officer and Wang Chiu (Tommy) Wong replaced Ron Golan as Chief Financial Officer and director of the Finnovate Board, effective upon closing of the Sunorange Investment; (ii) Jonathan Ophir and Uri Chaitchik tendered their resignations as Chief Investment Officer and Senior Consultant; and (iii) Mitch Garber, Gustavo Schwed and Nadav Zohar tendered their resignations as directors, effective upon expiration of all applicable waiting periods under Section 14(f) of the Exchange Act, and Rule 14f-1 thereunder (such period of time being referred to as the “Waiting Period”).

Finnovate designated each of Chunyi (Charlie) Hao, Tiemei (Sarah) Li and Sanjay Prasad (the “New Directors”) to fill the vacancies to be left by departing directors Mitch Garber, Gustavo Schwed and Nadav Zohar (the “Outgoing Directors”), to be effective ten (10) days after the mailing of the 14F. On May 29, 2023, the resignation of the Outgoing Directors and appointment of the New Directors became effective.

On May 8, 2023, Finnovate issued an aggregate of 4,237,499 (the “Sponsor Shares”) of Finnovate’s Class A Ordinary Shares to the Sponsor upon the conversion of an equal number of shares of Finnovate Class B Ordinary Shares (the “Sponsor Conversion”).

The Sponsor is controlled by its general partner, Sunorange Limited, and Mr. Kung and Mr. Wong serve as the sole directors of Sunorange Limited. Sunorange Limited has voting and dispositive power over 3,557,813 Finnovate Class B Ordinary Shares and 6,160,000 Finnovate Private Warrants. Mr. Kung has an indirect economic interest in 25,000 Finnovate Class A Ordinary Shares through the Sponsor. Mr. Wong has an indirect economic interest in 226,153 Finnovate Class A Ordinary Shares through his partnership interests in the Sponsor, of which 15,000 Class A Ordinary Shares are attributed to Mr. Wong in his personal capacity as a limited partner and 211,153 Class A Ordinary Shares are attributed to Sun Tone Limited, for which Mr. Wong is sole owner and director. As general partner of the Sponsor, Sunorange coordinates and authorizes the Sponsor’s financing arrangements with Finnovate, including all loans provided to Finnovate. It has also contributed significant capital at risk as lender to Finnovate of approximately $2.2 million under the June 2023 Note, the November 2023 Note and the November 2024 Note, as described elsewhere in this proxy statement/prospectus.

On May 8, 2023, Finnovate issued an aggregate of 75,000 Finnovate Class A Ordinary Shares (together with the Sponsor Shares, the “Converted Class A Ordinary Shares”) to Mitch Garber, Nadav Zohar and Gustavo Schwed (collectively, the “Directors”) and the holders of Finnovate’s 75,000 Finnovate Class B Ordinary Shares upon the conversion of an equal number of shares of Finnovate Class B Ordinary Shares (together with the Sponsor Conversion, the “May 2023 Conversion”). On the same day, in connection with the closing of the Investment, the Converted Class A Ordinary Shares held by the Directors were transferred to designees of the Investor.

The Converted Class A Ordinary Shares issued in connection with the May 2023 Conversion are subject to the same restrictions as applied to the Finnovate Class B Ordinary Shares before the May 2023 Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for the Finnovate IPO. Following the May 2023 Conversion, there are 9,085,831 Finnovate Class A Ordinary Shares issued and outstanding and one Finnovate Class B Ordinary Share issued and outstanding. As a result of the Conversion, the Sponsor and certain designees of Sunorange held, in the aggregate, approximately 46.6% of the Finnovate Ordinary Shares that are outstanding.

Pursuant to the Letter Agreement and the Sponsor Support Agreement, the Sponsor and Finnovate’s officers and directors have agreed to vote their Finnovate ordinary shares in favor of the Business Combination.

Extension Meeting and Redemptions

On May 8, 2023, Finnovate held the 2023 EGM to amend the Finnovate Articles to: (i) extend the date by which Finnovate has to consummate a business combination from May 8, 2023 to May 8, 2024 (the “Articles Extension Proposal”) and (ii) amend the Finnovate Articles to entitle holders of Finnovate Class B Ordinary Shares to convert such shares into Finnovate Class A Ordinary Shares prior to the closing of a business combination at the election of the holder (the “Conversion Amendment Proposal”).

Shareholders holding 12,626,668 Finnovate Class A Ordinary Shares exercised their right to redeem such shares for a pro rata portion of the funds in Finnovate’s Trust Account. These shares were redeemed for approximately US$10.50 per share for a total redemption value paid from the Trust Account of approximately US$132,616,922.

In connection with the 2023 EGM and pursuant to the Investment Agreement, Sunorange will contribute to Finnovate loans (the “Loans”) of the lesser of (x) US$100,000 or (y) US$0.033 for each Finnovate Public Share that is not redeemed (such amount, the “Monthly Amount”) for each calendar month (commencing on May 8, 2023 and ending on the 8th day of each subsequent month), or portion thereof, that is needed by Finnovate to complete an initial business combination until May 8, 2024. The Loans bear no interest and are due and payable upon the earlier to occur of (i) the date on which Finnovate consummates its business combination and (ii) the date that the winding up of Finnovate is effective. At the election of the Sponsor, up to US$1,200,000 of the unpaid principal amount of the Note may be converted into warrants of Finnovate (the “Conversion Warrants”), each warrant being identical to the Finnovate Private Warrants issued in the Finnovate IPO at a conversion price of US$1.00 per warrant. The Conversion Warrants are entitled to certain registration rights.

On May 8, 2023, Sunorange caused US$300,000 to be deposited into the Trust Account to support the first three months of the extension from May 9, 2023 through August 8, 2023. Sunorange agreed to deposit into the Trust Account an additional US$100,000 for each successive month, or portion thereof, that is needed by Finnovate to complete an initial business combination until May 8, 2024.

Redemption of Finnovate Public Shares and Liquidation if No Initial Business Combination

We have until May 8, 2025 (unless extended by Finnovate’s shareholders) to complete our initial business combination. If we are unable to complete our initial business combination by such time, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Finnovate Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including accrued interest (less up to US$100,000 of interest to pay dissolution expenses, which interest shall be net of taxes payable) divided by the number of then issued and outstanding Finnovate Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the Finnovate Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Finnovate Warrants, which will expire worthless if we fail to complete our initial business combination within the required time period. Our initial shareholders have entered into a letter agreement with us, pursuant to which they have waived, for no consideration, their rights to liquidating distributions from the trust account with respect to their founders shares if we fail to complete our initial business combination within the required time period. However, if our initial shareholders acquire Finnovate Public Shares, they will be entitled to liquidating distributions from the trust account with respect to such Finnovate Public Shares if we fail to complete our initial business combination within the allotted time frame.

The Sponsor and Finnovate’s officers and directors have agreed, pursuant to a letter agreement with us, and EBC has agreed, pursuant to the underwriting agreement relating to the Finnovate IPO, that they will not propose or vote in favor of any amendment to the Finnovate Articles (A) that would affect our public shareholders’ ability to convert or sell their shares to us in connection with a business combination as described herein or to modify the substance or timing the redemption rights provided to shareholders as described in the Finnovate IPO prospectus or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless we provide our public shareholders with the opportunity to redeem their Finnovate Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including accrued interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Finnovate Public Shares. However, we may not redeem our Finnovate Public Shares in an amount that would cause our net tangible assets to be less than US$5,000,001 either immediately prior to or upon completion of our initial business combination (so that we do not then become subject to the SEC’s “penny stock” rules).

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the US$1,250,000 of proceeds held outside the trust account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, we may request the trustee to release to us an additional amount of up to US$100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of the Finnovate IPO and the sale of the Finnovate Private Warrants, other than the proceeds deposited in the trust account, the per-share redemption amount received by shareholders upon our dissolution would be approximately US$11.68 (based on the amount in the Trust Account as of November 4, 2024, net of taxes payable). The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than US$11.68. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where we are unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our Finnovate Public Shares, if we are unable to complete our initial business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) US$10.20 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of the Finnovate IPO against certain liabilities, including liabilities under the Securities Act. Because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only third parties we currently expect to engage would be vendors such as lawyers, investment bankers, computer or information and technical services providers or prospective target businesses. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company and, therefore, the Sponsor may not be able to satisfy those obligations. We have not asked the Sponsor to reserve for such obligations. None of our other officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below (1) US$10.20 per public share or (2) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than US$10.20 per share.

We will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the Finnovate IPO against certain liabilities, including liabilities under the Securities Act. We have had access to up to US$1,250,000 from the proceeds of the Finnovate IPO and the sale of the Finnovate Private Warrants, with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately US$100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our trust account could be liable for claims made by creditors.

If we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency laws, and may be included in our insolvency estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any insolvency claims deplete the trust account, we cannot assure you we will be able to return US$11.68 per share to our public shareholders. Additionally, if we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable preference. As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, Finnovate Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (1) the completion of our initial business combination, and then only in connection with those Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein, (2) the redemption of any Finnovate Public Shares properly submitted in connection with a shareholder vote to amend the Finnovate Articles (A) that would affect our public shareholders’ ability to convert or sell their shares to us in connection with a business combination as described herein or to modify the substance or timing of the redemption rights provided to shareholders as described in the Finnovate IPO prospectus, or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity and (3) the redemption of our Finnovate Public Shares if we are unable to complete our initial business combination within the required time period, subject to applicable law and as further described herein. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with our initial business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such shareholder must have also exercised its redemption rights described above.

Facilities

We currently maintain our executive offices at 265 Franklin Street, Suite 1702, Boston, MA 02110. In addition, we have entered into an administrative services agreement pursuant to which we are paying the Sponsor for office space, utilities and administrative support services, in an amount of US$3,000 per month. We consider our current office space adequate for our current operations.

Employees

As of the date hereof, we have two (2) officers. Members of our management team are not obligated to devote any specific number of hours to our matters but they devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that our officers or any other members of our management team devote in any time period will vary based on whether a target business has been selected for our initial business combination and the current stage of the business combination process.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF FINNOVATE

In this section, references to “Finnovate,” the “Company,” “our,” “us” or “we” refer to Finnovate. References to Finnovate’s “management” or Finnovate’s “management team” refer to Finnovate’s officers and directors. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the audited condensed financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a blank check company incorporated in the Cayman Islands on March 15, 2021 and formed for the purpose of entering into a Business Combination.

We consummated the Finnovate IPO on November 8, 2021 and are currently in the process of locating suitable targets for our initial business combination.

The issuance of additional shares in an initial business combination:

•        may significantly dilute the equity interest of investors in the IPO, which dilution would increase if the anti-dilution provisions in our Class B ordinary shares resulted in the issuance of our Class A ordinary shares on a greater than one-to-one basis upon conversion of our Class B ordinary shares;

•        may subordinate the rights of holders of our Class A ordinary shares if shares of preferred shares are issued with rights senior to those afforded by our Class A ordinary shares;

•        could cause a change in control if a substantial number of shares of our Class A ordinary shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•        may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us; and

•        may adversely affect prevailing market prices for our Class A ordinary shares and/or warrants.

Similarly, if we issue debt securities, or otherwise incur significant debt, it could result in:

•        default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•        acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of such covenants;

•        our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•        our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;

•        our inability to pay dividends on our ordinary or preferred shares;

•        using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our ordinary shares if declared and our ability to pay expenses, make capital expenditures and acquisitions and fund other general corporate purposes;

•        limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•        increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•        limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements and execution of our strategy and for other purposes, and other disadvantages compared to our competitors who have less debt.

We completed the sale of 15,000,000 Units at US$10.00 per Unit on November 8, 2021. Simultaneous with the closing of our IPO, we completed the sale of 7,900,000 Private Placement Warrants at a price of US$1.00 per Private Placement Warrant in a private placement to the Sponsor as well as to EBC, generating gross proceeds of US$7,900,000 from the sale of the Private Placement Warrants.

On November 12, 2021, we closed on the full exercise of the underwriters’ over-allotment option, which resulted in the sale of an additional 2,250,000 Units for additional gross proceeds to us of US$22,500,000 and aggregate IPO and over-allotment gross proceeds of US$172,500,000. Simultaneously with the exercise of the over-allotment, the Sponsor purchased an additional 900,000 Private Placement Warrants, which resulted in additional gross proceeds of US$900,000 and aggregate private placement proceeds from the IPO and over-allotment of US$8,800,000.

Following the closing of our IPO on November 8, 2021 and the subsequent exercise of the over-allotment option, US$175,950,000 (US$10.20 per Unit) from the net proceeds of the sale of the Units in our IPO and the sale of the Private Placement Warrants was placed in a Trust Account, located in the United States at a nationally recognized financial institution, with Continental acting as trustee and until November 2, 2023 invested only in in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee will not be permitted to invest in other securities or assets. As of November 2, 2023, the funds in the Trust Account were moved to an interest-bearing demand deposit account.

Recent Developments

Amendments to Business Combination Agreement

On June 18, 2024, the parties to the Business Combination Agreement entered into the First Amendment to Business Combination Agreement. The amendment provides for, among other things, the:

•        reduction of the aggregate consideration to the shareholders of Scage International from $1,000,000,000 to $800,000,000;

•        correction of a scrivener’s error to clarify that Scage International is not an investment company;

•        the establishment of the ADS Facility by PubCo so that each of the ordinary shares to be issued by PubCo pursuant to the Business Combination Agreement may be represented by PubCo ADSs;

•        extension of the deadline for the Reorganization (as defined in the Business Combination Agreement) from September 30, 2023 to July 20, 2024; and

•        extend the Outside Date (as defined in the Business Combination Agreement) from February 29, 2024 to October 31, 2024.

On October 31, 2024, the parties to the Business Combination Agreement entered into the Second Amendment to Business Combination Agreement. The amendment extends the Outside Date (as defined in the Business Combination Agreement) from October 31, 2024 to March 31, 2025.

2024 Extension of our Combination Period

On May 2, 2024, we held an extraordinary general meeting in lieu of an annual general meeting of shareholders (the “2024 EGM”) to amend the Finnovate Articles to approve the extension of the date by which the Company has to consummate an initial business combination from May 8, 2024 to November 8, 2024 (the “Second Extension Amendment”).

There were 9,085,832 of our Ordinary Shares issued and outstanding on April 4, 2024, the record date for the 2024 EGM. At the 2024 EGM, there were 7,997,433 Ordinary Shares present in person or by proxy, representing approximately 88.02% of the total Ordinary Shares outstanding as of the record date, which constituted a quorum.

Shareholders holding 2,374,826 Class A Ordinary Shares exercised their right to redeem such shares for a pro rata portion of the funds in our Trust Account. These shares were redeemed for approximately $11.33 per share for a total redemption value paid from the Trust Account of approximately $26,907,976.

On May 15, 2024, we issued the May 2024 Note in the aggregate principal amount of up to $225,000 to the Sponsor, which will be deposited into the Trust Account for the benefit of each Finnovate Public Share that was not redeemed in connection with the Second Extension Amendment. The Sponsor agreed to pay $37,500 per month until the completion of our initial business combination, commencing on May 8, 2024 and continuing through November 8, 2024. The May 2024 Promissory Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which we consummate our initial business combination and (ii) the date that our winding up is effective. As of June 30, 2024, the Sponsor had deposited an aggregate of $1,275,000 into the Trust Account to support the Extension Amendment and the Second Extension Amendment on behalf of the Company. As of June 30, 2024, the outstanding balance of the May 2024 Note was $75,000.

Nasdaq Compliance—Minimum Total Holders

On May 6, 2024, Finnovate received a deficiency notice (the “Notice”) from the Listing Qualifications Department (the “Staff”) of Nasdaq notifying Finnovate that since it was first notified on October 9, 2023, Finnovate had not regained compliance with Nasdaq Listing Rule 5450(a)(2), which requires a company listed on The Nasdaq Global Market to have a minimum of 400 total shareholders (the “Minimum Total Holders Requirement”), by the end of the 180-day extension period ended April 8, 2024.

On July 3, 2024, Finnovate, received written notice from Nasdaq indicating that the Nasdaq Hearings Panel (the “Panel”) had granted Finnovate’s request for continued listing on Nasdaq, subject to the Company completing a business combination with an operating entity and evidencing compliance with the criteria for initial listing on Nasdaq, including the applicable holders requirement, by November 4, 2024.

On November 6, 2024, Finnovate’s shareholders approved an amendment to the Finnovate Articles (the “Third Extension Amendment”), which extends the date by which Finnovate must consummate its initial business combination from November 8, 2024 to May 8, 2025. On November 11, 2024, Finnovate issued the November 2024 Note in the aggregate principal amount of up to $259,588 to the Sponsor, the proceeds from which will be deposited into the Trust Account for the benefit of each Finnovate Public Share that was not redeemed in connection with the Third Extension Amendment. The Sponsor intends to deposit the initial monthly extension installment of US$43,264.50 (plus any applicable interest) into the trust account during the week of December 2, 2024.

On November 6, 2024, Finnovate notified the Panel that it would not be able to close its initial business combination by the Panel’s November 4, 2024, deadline. On November 8, 2024, Finnovate received written notice (the “Notice Letter”) from the Panel indicating that the Panel had determined to delist Finnovate’s securities from Nasdaq and that trading in the Company’s securities would be suspended at the open of trading on November 12, 2024 due to the Company’s failure to timely satisfy the terms of the Panel’s July 3, 2024 decision (the “Decision”).

Sunorange Investment

On April 27, 2023, we entered into the Investment Agreement with the Sponsor and Sunorange, pursuant to which Sunorange and its designees shall acquire partnership interests in the Sponsor and Class B ordinary shares directly held by certain of our directors, which combined interests will entitle Sunorange and its designees to receive, in the aggregate, the Insider Securities, consisting of 3,557,813 Class B ordinary shares and 6,160,000 Private Placement Warrants, and we shall introduce a change in management and the Board as follows: (i) Calvin Kung shall replace David Gershon as Chairman of the Board and Chief Executive Officer and Wang Chiu (Tommy) Wong shall replace Ron Golan as Chief Financial Officer and director on the Board, effective upon closing of the Sunorange Investment; (ii) Jonathan Ophir and Uri Chaitchik shall tender their resignations as Chief Investment Officer and Senior Consultant, respectively, effective upon closing of the Sunorange Investment; and (iii) Mitch Garber, Gustavo Schwed and Nadav Zohar shall tender their resignations as directors, to be effective upon expiration of the Waiting Period and whose vacancies shall be filled by new management.

On May 8, 2023, we completed the closing of the Sunorange Investment after our shareholders approved of certain proposals discussed below, and after certain closing conditions were met, including but not limited to: (i) a minimum of US$30 million remaining in the Trust Account after accounting for all redemptions in connection with the 2023 EGM; (ii) us obtaining or extending a directors and officers insurance policy on terms satisfactory to the parties; (iii) the conversion of Class B ordinary shares into Class A ordinary shares as needed to retain shareholders and meet continued listing requirements of Nasdaq in the event that the Extension is approved; (iv) the amendment of the Sponsor’s existing limited partnership agreement; (v) the transfer of 61,875 Class B ordinary shares from certain of our directors to Sunorange or its designees and (vi) the cancellation of the outstanding Working Capital Loan from the Sponsor and the reduction of certain advisory fees to be due upon the closing of an initial Business Combination.

In connection with the closing of the Sunorange Investment, on May 8, 2023, Sunorange caused US$300,000 to be deposited into the Trust Account to support the first three months of the Extension. Sunorange has agreed to deposit into the Trust Account an additional US$100,000 for each successive month, or portion thereof, that is needed by us to complete an initial Business Combination until May 8, 2024.

2023 EGM

On May 8, 2023, we held the 2023 EGM to amend our Amended and Restated Articles of Association to: (i) approve the Extension and (ii) to entitle holders of Class B ordinary shares to convert such shares into Class A ordinary shares prior to the closing of an initial Business Combination at the election of the holder.

There were 21,712,500 of our ordinary shares issued and outstanding on April 14, 2023, the record date for the 2023 EGM. At the 2023 EGM, there were 14,402,264 ordinary shares present in person or by proxy, representing approximately 66.33% of the total ordinary shares outstanding as of the record date, which constituted a quorum.

Shareholders holding 12,626,668 Class A ordinary shares exercised their right to redeem such shares for a pro rata portion of the funds in our Trust Account. These shares were redeemed for approximately US$10.50 per share for a total redemption value paid from the Trust Account of approximately US$132,616,922.

In connection with the 2023 EGM and pursuant to the Investment Agreement, Sunorange will contribute to us loans of the lesser of (i) US$100,000 or (ii) US$0.033 for each Finnovate Public Share that is not redeemed for each calendar month (commencing on May 8, 2023 and ending on the 8th day of each subsequent month), or portion thereof, that is needed by us to complete an initial Business Combination until May 8, 2024.

On June 2, 2023, we issued the June 2023 Note in the aggregate principal amount of up to US$1,200,000 to Sunorange, which will be deposited into the Trust Account for the benefit of each Finnovate Public Share that was not redeemed in connection with our May 8, 2023 shareholder vote to approve the Extension. The Sponsor agreed to pay US$100,000 per month until the completion of an initial Business Combination, commencing on May 8, 2023 and continuing through May 8, 2024. The June 2023 Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which we consummate our Business Combination and (ii) the date that our winding up is effective. At the election of Sunorange, up to US$1,200,000 of the unpaid principal amount of the June 2023 Note may be converted into Conversion Warrants at a conversion price of US$1.00 per warrant. The Conversion Warrants shall be identical to the Private Placement Warrants issued by us at the IPO. We have determined that the fair value of the June 2023 Note is its face value as the note was not issued with a substantial premium. Sunorange funded the first three months of the June 2023 Note in its first payment. As of June 30, 2024, the outstanding balance of the June 2023 Note was US$1,100,000, and no interest was accrued.

Founder Share Conversion

On May 8, 2023, we issued an aggregate of 4,237,499 Sponsor Shares to the Sponsor upon the Sponsor Conversion.

On the same date, we issued an aggregate of 75,000 Class A ordinary shares to the directors and the holders of our 75,000 Class B ordinary shares upon the conversion of an equal number of shares of Class B ordinary shares. On the same day, in connection with the closing of the Sunorange Investment, the Converted Class A Ordinary Shares held by the directors were transferred to designees of Sunorange.

The Converted Class A Ordinary Shares issued in connection with the Conversion are subject to the same restrictions as applied to the Class B ordinary shares before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial Business Combination as described in the prospectus for our IPO. Following the Conversion, there were 9,085,831 Class A ordinary shares issued and outstanding and one Class B ordinary share issued and outstanding. As a result of the Conversion, the Sponsor and certain designees of Sunorange held, in the aggregate, approximately 46.6% of the Finnovate Ordinary Shares that are outstanding.

Scage Business Combination

On August 21, 2023, we and Scage International entered into the Business Combination Agreement. Scage International is a zero-emission solution provider in China, focusing on the development and commercialization of heavy-duty NEV trucks and e-fuel solutions. Upon consummation of the Business Combination, PubCo will seek to be listed on Nasdaq. The outstanding securities of Scage International and us will be converted into the right to receive securities of PubCo. The transaction represents a post-combination valuation of US$1.0 billion (US$1,000,000,000) for Scage International upon closing of the Business Combination, subject to adjustment. Simultaneously with the execution of the Business Combination Agreement, we entered into the Key Seller Lock-Up Agreement, Shareholder Support Agreement, Sponsor Support Agreement, Insider Letter Amendment, and Non-Competition and Non-Solicitation Agreement and prior to the Closing, we will enter the Assignment, Assumption, and Amendment to Warrant Agreement. For a full description of the Business Combination Agreement, the transactions contemplated therein, and the Business Combination, please see our Current Report on Form 8-K filed with the SEC on August 25, 2023.

On August 29, 2023, the Company engaged a third-party consultant to provide the Company with an introduction to potential targets for its Business Combination. Pursuant to the terms of the agreement, as amended and restated on October 13, 2024, the Company has agreed to pay a contingent fee of 0.05% of the implied enterprise value of the target if the Company consummates a Business Combination.

On June 18, 2024, the parties to the Business Combination Agreement entered into the First Amendment to Business Combination Agreement. The amendment provides for, among other things, the:

•        reduction of the aggregate consideration to the shareholders of Scage International from $1,000,000,000 to $800,000,000;

•        correction of a scrivener’s error to clarify that Scage International is not an investment company;

•        the establishment of the ADS Facility by PubCo so that each of the ordinary shares to be issued by PubCo pursuant to the Business Combination Agreement may be represented by PubCo ADSs;

•        extension of the deadline for the Reorganization (as defined in the Business Combination Agreement) from September 30, 2023 to July 20, 2024; and

•        extend the Outside Date (as defined in the Business Combination Agreement) from February 29, 2024 to October 31, 2024.

On October 31, 2024, the parties to the Business Combination Agreement entered into the Second Amendment to Business Combination Agreement. The amendment extends the Outside Date (as defined in the Business Combination Agreement) from October 31, 2024 to March 31, 2025.

Lock-Up Agreements

Simultaneously with the execution of the Business Combination Agreement, PubCo, Scage International, the Company and certain shareholders of Scage International (“Key Scage Shareholders”) entitled to vote an aggregate 64.3% of all issued and outstanding shares of Scage International (without conversion of outstanding convertible bonds of Scage International), which is sufficient to constitute the Required Company Shareholder Approval (as that term is defined in the Business Combination Agreement) as the holder of record or the beneficial owner within the meaning of Rule 135-3 of the Exchange Act, each entered into Lock-Up Agreements (each, a “Key Seller Lock-Up Agreement”). It is a condition to the Closing that all stockholders of Scage International between signing and Closing enter into a Lock-Up Agreement (each, a “Seller Lock-Up Agreement”).

Pursuant to each Key Seller Lock-Up Agreement, each Key Scage Shareholder agreed not to, during the period commencing from the date and time at which the Closing is actually held (the “Closing Date”) and ending on (A) the 6-month anniversary of the Closing Date with respect to 40% of the restricted securities and (B) the 36-month anniversary of the Closing Date with respect to the remaining 60% of the restricted securities, (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, offer to sell, contract or agree to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase of a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-up Securities (as that term is defined in the Business Combination Agreement), whether any such transaction is to be settled by delivery of such restricted securities, in cash or otherwise, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of restricted securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”) (subject to early release if PubCo consummates a Change of Control (as that term is defined in the Business Combination Agreement)).

Pursuant to each Seller Lock-Up Agreement, the remaining Scage International shareholders will agree not to make a Prohibited Transfer during the period commencing from the Closing Date and ending on the 6-month anniversary of the Closing Date (subject to early release if PubCo consummates a Change of Control).

Shareholder Support Agreement

Simultaneously with the execution of the Business Combination Agreement, the Company, Scage International, and Key Scage Shareholders entered into a Shareholder Support Agreement (the “Shareholder Support Agreement”), pursuant to which, among other things, Key Scage Shareholders have agreed (a) to support the adoption of the Business Combination Agreement and the approval of the transactions contemplated therein, subject to certain customary conditions, and (b) not to transfer any of their subject shares (or enter into any arrangement with respect thereto), subject to certain customary conditions.

Sponsor Support Agreement

Simultaneously with the execution of the Business Combination Agreement, the Company, Scage International, PubCo and the Sponsor entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which the Sponsor agreed to vote all of its shares of the Company in favor of the Business Combination Agreement and the transactions contemplated therein. The Sponsor Support Agreement also prevents transfers of securities of the Company held by the Sponsor between the date of the Sponsor Support Agreement and the termination of the Sponsor Support Agreement.

Insider Letter Amendment

Simultaneously with the execution of the Business Combination Agreement, the Company, Scage International, the Sponsor, PubCo, Calvin Kung, Wang Chiu Wong, Chunyi Hao, Tiemei Li, and Sanjay Prasad entered into an amendment (the “Insider Letter Amendment”) to that certain letter agreement, dated November 8, 2021 (the “Insider Letter”), by and among the Company, the Sponsor and the directors, officers or other initial shareholders of the Company named therein, pursuant to which PubCo and Scage International are added as parties to the Insider Letter.

Non-Competition and Non-Solicitation Agreement

Simultaneously with the execution of the Business Combination Agreement, certain shareholders and officers (each, a “Subject Party”) of the Company each entered into a non-competition and non-solicitation agreement with the Company, PubCo, Scage International, and the Sponsor (collectively, the “Non-Competition and Non-Solicitation Agreement”). Under the Non-Competition and Non-Solicitation Agreement, the Subject Party agrees not to compete with PubCo, the Sponsor, the Company, Scage International, and their respective affiliates during the three-year period following the Closing and, during such three-year restricted period, not to solicit employees or customers of such entities. The Non-Competition and Non-Solicitation Agreement also contains customary confidentiality and non-disparagement provisions.

Assignment, Assumption, and Amendment to Warrant Agreement

Prior to the Closing, the Company, PubCo and Continental, as warrant agent (the “Warrant Agent”), will enter the Assignment, Assumption, and Amendment to Warrant Agreement (the “Warrant Amendment”), which will amend that certain Warrant Agreement, dated as of November 8, 2021, relating to the Company warrants (the “Warrant Agreement”), filed with the SEC on November 8, 2021. Pursuant to the Warrant Amendment: (i) PubCo will assume the obligations of the Company under the Warrant Agreement, such that, among other things, PubCo will be added as a party thereto and (ii) references to the Company’s Class A ordinary shares in the Warrant Agreement shall mean PubCo Ordinary Shares.

Nasdaq Compliance—Minimum Total Holders

On October 9, 2023, we received a deficiency notice from the Staff of Nasdaq notifying us that we no longer meet the minimum 400 total holders requirement for The Nasdaq Global Market pursuant to Listing Rule 5450(a)(2) (the “Minimum Total Holders Requirement”). The notification received has no immediate effect on our Nasdaq listing. On November 24, 2023, we submitted to Nasdaq a plan to regain compliance with the Minimum Total Holders Requirement.

Nasdaq Compliance—Annual Meeting Requirement

On January 22, 2024, we received a deficiency notice from the Staff of Nasdaq notifying us that we are not in compliance with Nasdaq Listing Rule 5620(a), which requires that Nasdaq-listed companies hold an annual meeting of shareholders within twelve months of their fiscal year end (the “Annual Meeting Requirement”), because the Company did not hold an annual meeting of shareholders within twelve months of its fiscal year ended December 31, 2022. The notification received has no immediate effect on the Company’s Nasdaq listing. On March 7, 2024, we submitted to Nasdaq a plan to regain compliance with the Annual Meeting Requirement, pursuant to which we requested an extension through June 28, 2024, by which date we must regain compliance with the Annual Meeting Requirement.

On July 3, 2024, Finnovate, received written notice from Nasdaq indicating that the Nasdaq Hearings Panel (the “Panel”) had granted Finnovate’s request for continued listing on Nasdaq, subject to the Company completing a business combination with an operating entity and evidencing compliance with the criteria for initial listing on Nasdaq, including the applicable holders requirement, by November 4, 2024.

On November 6, 2024, Finnovate’s shareholders approved an amendment to the Finnovate Articles (the “Third Extension Amendment”), which extends the date by which Finnovate must consummate its initial business combination from November 8, 2024 to May 8, 2025. On November 11, 2024, Finnovate issued the November 2024 Note in the aggregate principal amount of up to $259,588 to the Sponsor, the proceeds from which will be deposited into the Trust Account for the benefit of each Finnovate Public Share that was not redeemed in connection with the Third Extension Amendment. The Sponsor intends to deposit the initial monthly extension installment of US$43,264.50 (plus any applicable interest) into the trust account during the week of December 2, 2024.

On November 6, 2024, Finnovate notified the Panel that it would not be able to close its initial business combination by the Panel’s November 4, 2024, deadline. On November 8, 2024, Finnovate received written notice (the “Notice Letter”) from the Panel indicating that the Panel had determined to delist Finnovate’s securities from Nasdaq and that trading in the Company’s securities would be suspended at the open of trading on November 12, 2024 due to the Company’s failure to timely satisfy the terms of the Panel’s July 3, 2024 decision (the “Decision”).

Scage January 2024 Promissory Note

On January 26, 2024, we issued the January 2024 Promissory Note in the aggregate principal amount of up to $1,500,000 to Scage, for our working capital needs. The January 2024 Promissory Note does not bear interest and matures upon the earlier of the closing of our initial Business Combination and our liquidation. As of June 30, 2024, we had $200,000 outstanding under the January 2024 Promissory Note.

Waiver of Dissolution Expenses from Trust Account Interest

On November 5, 2024, Finnovate announced that it has agreed to waive its right to withdraw $50,000 out of up to $100,000 of interest accrued on the Trust Aaccount to pay dissolution expenses, should Finnovate ultimately liquidate prior to an initial business combination (the “Dissolution Expense Waiver”). As a result, Finnovate will not withdraw up to $50,000 out of up to $100,000 of interest, as permitted by its Existing Charter, for such dissolution expenses upon liquidation. Only up to $50,000 of interest, to the extent accrued, will be released to the Company to pay dissolution expenses, and the balance of any interest then-accrued will be held in the trust account and will be released to public shareholders upon the earliest to occur of (i) the redemption of the Public Shares in connection with a vote seeking to amend the provisions of the Existing Charter, (ii) the completion of Finnovate’s initial business combination and (iii) the redemption of 100% of the Public Shares if Finnovate is unable to complete its initial business combination by May 8, 2025 or such earlier date as determined by the Finnovate Board.

Results of Operations

As of June 30, 2024, we have not commenced any operations. All activity for the period from March 15, 2021 (inception) through June 30, 2024, relates to our formation and Initial Public Offering that occurred on November 8, 2021, and, since the completion of the Initial Public Offering, searching for a target to consummate an initial Business Combination. We will not generate any operating revenues until after the completion of an initial Business Combination, at the earliest. We will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering and placed in the Trust Account. There has been no significant change in our financial or trading position and no material adverse change has occurred since the date of our audited financial statements, December 31, 2023.

For the three months ended June 30, 2024, we had a net loss of $49,619 consisting of $455,763 in operating, general and administrative expenses offset by $406,144 in interest gained on the bank account and the investment held in Trust Account. For the six months ended June 30, 2024, we had net income of $192,476, consisting of $969,442 in interest gained on the bank account and the investment held in Trust Account offset by $776,966 in operating, general and administrative expenses.

For the three months ended June 30, 2023, we had net income of $798,325, consisting of $1,342,192 in interest gained on the bank account and the investment held in Trust Account offset by $543,867 in formation, general and administrative expenses. For the six months ended June 30, 2023, we had net income of $2,406,359, consisting of $3,252,490 in interest gained on the bank account and the investment held in Trust Account offset by $846,131 in formation, general and administrative expenses. For the year ended December 31, 2023, we had a net income of $2,494,909 consisting of $4,488,038 in interest earned on the bank account and the investment held in Trust Account offset by $1,993,129 in formation, general and administrative expenses.

For the year ended December 31, 2022, we had a net income of $1,110,622, consisting of $2,583,038 in interest earned on the bank account and the investment held in Trust Account offset by $1,472,416 in formation, general and administrative expenses.

Liquidity, Capital Resources and Going Concern

As of June 30, 2024, we had cash outside our Trust Account of $35,523 available for working capital needs. All remaining cash was held in the Trust Account and is generally unavailable for our use prior to our initial Business Combination.

For the six months ended June 30, 2024, we used $496,221 in operating activities, which was largely driven by $969,111 in interest earned on our investments held in the Trust Account offset by $192,476 in net income and a $280,414 change in operating assets and liabilities.

For the six months ended June 30, 2024, we were provided $26,432,976 in our investing activities, which was driven by $26,907,976 in shareholder redemptions offset by $475,000 in extension contributions.

For the six months ended June 30, 2024, we used $25,901,269 in our financing activities, which was the largely the result of $26,907,976 paid out in redemptions to shareholders offset by $1,006,707 in proceeds from our promissory notes.

For the year ended December 31, 2023, we used $786,645 in operating activities, which was largely driven by $4,486,207 in interest earned on our investments held in the Trust Account offset by $2,494,909 in net income as well as changes in prepaid expenses of $277,113, accounts payable and accrued expenses of $912,404 and due to related party of $15,136.

For the year ended December 31, 2023, we were provided $131,816,922 from our investing activities, which was driven by $132,616,922 redemptions as a result of our extraordinary shareholder meeting offset by $800,000 in Extension contributions.

For the year ended December 31, 2023, we utilized $131,274,419 in our financing activities, which was the result of the $132,616,922 payout of redemptions by our shareholders offset by $1,342,503 in proceeds from our promissory notes.

As noted above, pursuant to our Initial Public Offering on November 8, 2021 and the full exercise of the over-allotment option on November 12, 2021, we sold 17,250,000 Units at a price of $10.00 per Unit, generating gross proceeds to us of $172,500,000. These funds as well as a portion of the $8,800,000 in proceeds from the sale of Private Placement Warrants were placed in the Trust Account such that the Trust Account held an aggregate of $175,900,000, or $10.20 per Unit, as of November 12, 2021. These funds are to be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company. As of June 30, 2024, $25,736,479 of the Initial Public Offering proceeds as well as interest earned thereon were held in The Trust Account.

On November 1, 2023, we instructed Continental to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at Morgan Stanley with Continental continuing to act as trustee, until the earlier of the consummation of our initial Business Combination or our liquidation. As a result, following the liquidation of investments in the Trust Account, the remaining proceeds from the Initial Public Offering and Private Placement are no longer invested in U.S. government securities or money market funds invested in U.S. government securities.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial Business Combination, our Initial Shareholders or their affiliates or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial Business Combination, we would repay such loaned amounts (subject to the conversion rights described below). In the event that our initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may at the option of the lender determined at the time of the loan be convertible into Warrants at a price of $1.00 per Warrant of the post-initial Business Combination entity. The Warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period of the underlying Warrants.

On May 8, 2023, in connection with the Sunorange Investment, the Working Capital Loan and all amounts outstanding thereunder were canceled in full. This was deemed to be a benefit to us under SAB Topic 5T. In order to recognize this benefit, we de-recognized the outstanding promissory note and reclassified it to additional paid-in capital, as an in-substance capital contribution.

On November 8, 2023, we issued the November 2023 Promissory Note in the principal amount of up to $1,500,000 to Sunorange. The November 2023 Promissory Note was issued in connection with advances made by Sunorange since May 8, 2023 and advances Sunorange may make in the future to us for working capital expenses. The November 2023 Promissory Note is non-interest bearing and payable upon the earlier of (i) the date of the consummation of the Business Combination or (ii) the date of our liquidation. As of June 30, 2024 we had $974,210 outstanding under the November 2023 Promissory Note.

On January 26, 2024, we issued the January 2024 Promissory Note in the aggregate principal amount of up to $1,500,000 to Scage, for the Company’s working capital needs, including but not limited to any payment obligations to support the Extension. The note does not bear interest and matures upon the earlier of the closing of an initial Business Combination by the Company and the Company’s liquidation. As of June 30, 2024, we had $200,000 outstanding under the January 2024 Promissory Note.

We could use a portion of the funds not being placed in the Trust Account to pay commitment fees for financing, fees to consultants to assist us with our search for a target business or as a down payment or to fund a “no-shop” provision (a provision designed to keep target businesses from “shopping” around for transactions with other companies or investors on terms more favorable to such target businesses) with respect to a particular proposed initial Business Combination, although we do not have any current intention to do so. If we entered into an agreement where we paid for the right to receive exclusivity from a target business, the amount that would be used as a down payment or to fund a “no-shop” provision would be determined based on the terms of the specific initial Business Combination and the amount of our available funds at the time. Our forfeiture of such funds (whether as a result of our breach or otherwise) could result in our not having sufficient funds to continue searching for, or conducting due diligence with respect to, prospective target businesses.

As agreed by the shareholders, we have until May 8, 2025 (unless extended by Finnovate’s shareholders) to complete a Business Combination.

If we are not able to consummate a Business Combination before May 8, 2025 (unless extended by Finnovate’s shareholders), we will commence an automatic winding up, dissolution and liquidation. Our Management has determined that the automatic liquidation, should a Business Combination not occur, and potential subsequent dissolution also raise substantial doubt about our ability to continue as a going concern for a period of time within one year after the date that the unaudited condensed financial statements are issued. While Management intends to complete a Business Combination on or before May 8, 2025, it is uncertain whether we will be able to do so. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after May 8, 2025.

Off-Balance Sheet Financing Arrangements

We did not have any off-balance sheet arrangement as of June 30, 2024, as defined in Item 303(a)(4)(ii) of Regulation S-K.

Contractual Obligations

As of June 30, 2024, we did not have any long-term debt, capital or operating lease obligations.

We have entered into an administrative services agreement pursuant to which we are paying the Sponsor for office space, utilities and administrative support services, in an amount of up to US$3,000 per month.

We have engaged EBC as an advisor in connection with our initial business combination to assist us in holding meetings with our shareholders to discuss the potential initial business combination and the target business’ attributes, introduce us to potential investors that are interested in purchasing our securities in connection with our initial business combination, assist us in obtaining shareholder approval for the initial business combination and assist us with our press releases and public filings in connection with the initial business combination. In connection with the Sunorange Investment, we have agreed to pay EBC a reduced cash fee for such services upon the consummation of our initial business combination in an amount equal to 1.75% of the gross proceeds of our IPO. Upon consummation of the Business Combination, EBC’s transaction fee will be equal to US$3,018,750 payable in cash, convertible note or a combination of both (at the option of Finnovate).

We previously engaged a third-party consultant to provide us with assistance in various aspects of our potential business combination. Pursuant to the terms of the agreement, we have agreed to pay a contingent fee of at least US$3,500,000 if we consummate an initial business combination. No expense for which has been included in the unaudited condensed financial statements related to this agreement. As of May 8, 2023, this agreement was terminated.

On August 29, 2023, the Company engaged a third-party consultant to provide the Company with introduction to potential targets for its initial business combination. Pursuant to the terms of the agreement, as amended and restated on October 13, 2024, the Company has agreed to pay a contingent fee of 0.05% of the implied enterprise value of the target if the Company consummates an initial business combination. As the agreement was a subsequent event and the Business Combination is not considered probable, no expense for which has been included in the unaudited condensed financial statements related to this agreement.

Critical Accounting Policies

Management’s discussion and analysis of our results of operations and liquidity and capital resources are based on our audited financial information. We describe our significant accounting policies in Note 2 (Summary of Significant Accounting Policies), of the Notes to Unaudited Condensed Financial Statements included in this Report, with those considered critical outlined below. Our audited financial statements have been prepared in accordance with GAAP. Certain of our accounting policies require that management apply significant judgments in defining the appropriate assumptions integral to financial estimates. On an ongoing basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that our unaudited condensed financial statements are presented fairly and in accordance with GAAP. Judgments are based on historical experience, terms of existing contracts, industry trends and information available from outside sources, as appropriate. However, by their nature, judgments are subject to an inherent degree of uncertainty, and, therefore, actual results could differ from our estimates.

Class A Ordinary Shares Subject to Possible Redemption

We account for our Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the balance sheet.

Immediately upon the closing of the IPO, we recognized the accretion from initial book value to redemption amount. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid-in capital and accumulated deficit.

Net Income Per Ordinary Share

We comply with accounting and disclosure requirements of ASC 260. Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period. We have two classes of shares, redeemable ordinary shares and non-redeemable ordinary shares. Our redeemable ordinary shares are comprised of Class A shares sold in the Finnovate IPO. Our non-redeemable shares are comprised of Class A shares held by EBC and Class B shares purchased by the Sponsor. Earnings and losses are shared pro rata between the two classes of shares. Our statement of operations applies the two-class method in calculating net income (loss) per share. Basic and diluted net income (loss) per share for redeemable ordinary shares and non-redeemable ordinary shares is calculated by dividing net income (loss), allocated proportionally to each class of ordinary shares, attributable to us by the weighted average number of shares of redeemable and non-redeemable ordinary shares outstanding.

The calculation of diluted income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the IPO since exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such rights would be anti-dilutive. Accretion of the carrying value of Class A ordinary shares to redemption value is excluded from net income (loss) per redeemable share because the redemption value approximates fair value. As a result, diluted income per share is the same as basic income (loss) per share for the period presented.

Recent Accounting Standards

In August 2020, the FASB issued ASU 2020-06. The update simplifies the accounting for convertible instruments by removing certain separation models in ASU 470-20 for convertible instruments and introducing other changes. As a result of ASU 2020-06, more convertible debt instruments will be accounted for as a single liability measured at its amortized cost and more convertible preference shares will be accounted for as a single-equity instrument measured at its historical cost, as long as no features require bifurcation and recognition as derivatives. The amendments are effective for smaller reporting companies for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. We adopted ASU 2020-06 on January 1, 2024. There was no material impact on our financial position, results of operations or cash flows.

In June 2022, the FASB issued ASU 2022-03. ASU 2022-03 amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. ASU 2022-03 applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in ASU 2022-03 are effective for us in fiscal years beginning after December 15, 2023 and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. We are currently assessing what impact, if any, that ASU 2022-03 would have on our financial position, results of operations or cash flows.

In December 2023, the FASB issued ASU No 2023-09, “Income Taxes (Topic 740)—Improvements to Income Tax Disclosures” (“ASU 2023-09”) in order to enhance the transparency and usefulness of income tax disclosures. The guidance is applicable to all entities subject to income tax, and it will require disclosure of certain categories within the rate reconciliation to improve consistency as well as disclosure of reconciling items which meet a certain quantitative threshold which will improve transparency. Additionally, entities must disclose the amount of taxes paid to federal, state and foreign municipalities. For public business entities ASU 2023-09 is effective for annual periods beginning after December 15, 2024. We are currently evaluating the impact of its pending adoption of ASU 2023-09 on our financial position, results of operations or financial statement disclosure.

We do not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on our unaudited condensed financial statements.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” under the JOBS Act and are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our unaudited condensed financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an independent registered public accounting firm’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the independent registered public accounting firm’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an “emerging growth company,” whichever is earlier.

Factors That May Adversely Affect Our Results of Operations

Our results of operations and our ability to complete an initial Business Combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, the ongoing effects of the COVID-19 pandemic, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflict in the Ukraine. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial Business Combination.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

Finnovate is providing the following selected unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the transactions.

The unaudited pro forma combined balance sheet as of June 30, 2024 gives pro forma effect to the Transactions as if they had been consummated as of that date. The unaudited pro forma combined statements of operations for the year ended June 30, 2024 gives pro forma effect to the Transactions as if they had occurred as of the beginning of the earliest period presented. The pro forma financial information is presented based on Scage’s financial statements as of and for the year ended June 30, 2024, as the business combination will be treated as a reverse merger. Scage has been determined to be the “acquiror” with its most recent fiscal year of June 30, 2024. See “Accounting for the Transactions”.

This information should be read together with Scage’s and Finnovate’s audited financial statements and related notes, “Scage’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Finnovate’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined balance sheet as of June 30, 2024 has been prepared using the following:

•        Scage’s historical consolidated balance sheet as of June 30, 2024, as included elsewhere in this proxy statement/prospectus, and

•        Finnovate’s historical balance sheet as of June 30, 2024, as included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined statements of operations for the year ended June 30, 2024 have been prepared using the following:

•        Scage’s historical consolidated statements of operations for the fiscal year ended June 30, 2024, as included elsewhere in this proxy statement/prospectus, and

•        Finnovate’s historical statements of operations for the twelve months ended June 30, 2024 was prepared by adding historical statements of operations for the six months ended June 30, 2024 to historical statements of operations for the year ended December 31, 2023, and subtracting historical statements of operations for the six months ended June 30, 2023. Finnovate’s historical statements of operations for the year ended December 31, 2023, and for the six months ended June 30, 2024 and 2023 are included elsewhere in this proxy statement/prospectus.

Description of the Transactions

On August 21, 2023, Finnovate Acquisition Corp, a Cayman Islands business company (“Finnovate” or the “Purchaser”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with Scage International Limited, an exempted company incorporated in the Cayman Islands (“Scage” or the “Company”), Scage Future, an exempted company incorporated with limited liability in the Cayman Islands (“PubCo”), Hero 1, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of PubCo (“Merger Sub I”), and Hero 2, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of PubCo (“Merger Sub II”).

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly-owned subsidiary of PubCo and the outstanding Company Securities being converted into the right to receive PubCo Securities; (b) on the Closing Date and immediately following the First Merger, and as part of the same overall transaction as the First Merger, Second Merger Sub will merge with and into the Purchaser (the “Second Merger”, and together with the First Merger, the “Mergers”), with the Purchaser surviving the Second Merger as a wholly-owned subsidiary of PubCo and the outstanding Purchaser Securities being converted into the right to receive PubCo Securities.

Under the Business Combination Agreement, the Aggregate Merger Consideration Amount to be paid to the shareholders of Scage is (a) Eight hundred million U.S. Dollars (US$800,000,000) minus (b) if Closing Net Debt is a positive number, the amount of Closing Net Debt, plus (c) if Closing Net Debt is a negative number, the absolute value of the amount of Closing Net Debt. The Aggregate Merger Consideration will be paid entirely in shares, comprised of newly issued ordinary shares of the PubCo, including those represented by PubCo ADSs.

As a result of the Mergers, (a) on the Closing Date and immediately prior to the First Merger Effective Time, each Company Preferred Share that is issued and outstanding immediately prior to the First Merger Effective Time shall be canceled in exchange for the right to receive a number of validly issued, fully paid and non-assessable Company Ordinary Shares at the then effective conversion rate as calculated pursuant to the then effective amended and restated articles of associations of the Company (the “Conversion”); (b) each Company Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time and after the Conversion shall, as of the First Merger Effective Time, be canceled by virtue of the First Merger and converted into the right to receive 100% of such number of PubCo Ordinary Shares equal to the Exchange Ratio in the form of PubCo ADSs; (c) any Company Convertible Security, to the extent then outstanding and unexercised immediately prior to the First Merger Effective Time, shall automatically, without any action on the part of the holder thereof, be assumed by the PubCo and converted into a convertible security of PubCo, subject to the same terms and conditions as were applicable to the corresponding former Company Convertible Securities immediately prior to the First Merger Effective Time, taking into account any changes thereto by reason of the Agreement or the Transactions; (d) each ordinary share of the Purchaser that is issued and outstanding immediately prior to the Effective Time other than those held by the Insiders shall be cancelled and converted automatically into the right to receive one PubCo ADS; and (e) each ordinary share of the Purchaser that is issued and outstanding immediately prior to the Effective Time held by the Insiders shall be cancelled and converted automatically into the right to receive one PubCo Ordinary Share. Each outstanding Purchaser Public Warrant and Purchaser Private Warrant shall be converted into one PubCo Public Warrant and one PubCo Private Warrant, respectively.

Accounting for the Transactions

The Transactions will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Finnovate will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Scage shareholders expecting to have a majority of the voting power of the combined company, Scage comprising the ongoing operations of the combined entity, Scage comprising a majority of the governing body of the combined company, and Scage’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of Scage issuing shares for the net assets of Finnovate, accompanied by a recapitalization. The net assets of Finnovate will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Scage.

Scage has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Scage’s stockholders will have the majority voting interest in PubCo under both the no redemption and Contractual Maximum Redemption scenarios;

•        The PubCo Board will be composed of directors appointed by Scage;

•        Scage’s senior management will be the senior management of PubCo;

•        The business of Scage will comprise the ongoing operations of PubCo; and

•        Scage is the larger entity, in terms of substantive assets.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that depict the accounting for the transaction (“Transaction Accounting Adjustments”). The pro forma financial information does not give effect to any anticipated synergies and dis-synergies identified by management (“Management’s Adjustments”) in the business combination and the management elected not to present any Management’s Adjustments. The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, SEC Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Business.”

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Scage and Finnovate have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

There is no historical activity with respect to PubCo, First Merger Sub and Second Merger Sub, and accordingly, no adjustments were required with respect to these entities in the pro forma combined financial statements.

The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of Finnovate’s ordinary shares:

•        Scenario 1—Assuming no further redemption of Finnovate’s ordinary shares for cash since the last redemption of 1,383,214 shares in November 2024:    This presentation assumes that no public shareholders of Finnovate exercise redemption rights with respect to their ordinary shares upon consummation of the Transactions; and

•        Scenario 2—Assuming redemptions of 865,292 ordinary shares of Finnovate for cash:    This presentation assumes that public shareholders of Finnovate will exercise their redemption rights with respect to a maximum of 865,292 ordinary shares. The maximum redemption scenario is determined based on the Finnovate shareholders’ approval of amending the charter to remove the requirement that Finnovate has net tangible assets of $5,000,001 upon the close of the Business Combination (“Contractual Maximum Redemption”). Consequently, under the Contractual Maximum Redemption scenario, there are no share of Finnovate Public Shares remaining, upon the Closing.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are approximately 67,482,417 Ordinary Shares of PubCo to be issued to the Sellers in the form of PubCo ADSs, such amount calculated using Scage’s aggregate ordinary shares issued and outstanding on an as-converted basis as of June 30, 2024 (but excluding ordinary shares to be issued upon the conversion of convertible debts) times Exchange Ratio. Exchange Ratio (approximately 0.4841 as calculated below) represents the quotient obtained by dividing (i) the Company Merger Shares (approximately 67,848,091 shares as calculated below) as of the First Merger Effective Time divided by (ii) the aggregate number of, without duplication, Company Ordinary Shares that are (i) issued and outstanding, and (ii) issuable directly or indirectly upon, or subject to, the conversion, exercise or settlement of any Company Preferred Shares and Company Convertible Securities (including Scage’s 104,766,463 ordinary shares issued and outstanding as of June 30, 2024, Scage’s 3,442,342 ordinary shares issuable upon the receipt of investment in November 2024, Scage’s 31,191,586 convertible redeemable preferred shares issued and outstanding as of June 30, 2024, and 755,383 ordinary shares issuable upon the conversion of an outstanding convertible debt as of June 30, 2024. Company Merger Shares refer to a number of PubCo Ordinary Shares in the form of PubCo ADSs equal to the quotient determined by dividing (i) the Aggregate Merger Consideration Amount (the total Merger Consideration Amount of $800,000,000 minus the Closing Net Debt of $7,534,292 of Scage) by (ii) Per Share Price (the Redemption Price of approximately $11.68 per share). Per Share Price means the Redemption Price, which shall be no less than the par value of Purchaser Ordinary Shares.

Upon the completion of the Business Combination, assuming among other things, that no exercise of redemption rights by Finnovate Public Shareholder (prior to giving effect to any warrant exercises and assuming automatic conversion of rights into ordinary shares), no conversion of outstanding convertible bonds of Scage International and no exercise of Finnovate Warrants or PubCo Warrants, Finnovate Public Shareholders, the Sponsor and other Initial Shareholders, Scage International’s shareholders, and other Investors will own approximately 1.2%, 5.9%, 92.7%, and 0.2% of the outstanding shares of PubCo, respectively, such percentages calculated assuming that Scage International’s shareholders and their affiliates receive approximately 67,482,417 Ordinary Shares of PubCo in the form of PubCo ADSs, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment).

If 865,292 ordinary shares of Finnovate are ultimately redeemed, Public Shareholders, the Sponsor and other Initial Shareholders, the Sellers, and the other Investors are expected to own approximately nil, 6.0%, 93.8%, and 0.2%, respectively, of the Ordinary Shares of PubCo and approximately nil, 6.0%, 93.8%, and 0.2%, respectively, of voting power of PubCo following the closing. As such, Finnovate shareholders who do not redeem their ordinary shares of Finnovate will experience immediate and material dilution upon closing of the Business Combination.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF June 30, 2024

	Historical				Scenario 1 Assuming No Redemption			Scenario 2 Assuming Maximum Redemptions
	FinnovateA		ScageB		Transaction accounting adjustments		Pro Forma Balance Sheet	Transaction accounting adjustments		Pro Forma Balance Sheet
ASSETS
Current assets
Cash	$35,523		$1,977,494		$26,265,727	(1)	$22,609,548	$(10,106,611)	(3)	$12,502,937
	—		—		(8,062,492)	(2)	—	—		—
	—		—		(1,158,439)	(5)	—	—		—
	—		—		184,229	(5)	—	—		—
	—		—		(400,000)	(6)	—	—		—
	—		—		20,000,000	(7)	—	—		—
	—		—		(74,600)	(8)	—	—		—
	—		—		(16,157,894)	(10)	—	—		—
	—		—		200,000	(11)	—	—		—
	—		—		(200,000)	(12)	—	—		—
Restricted cash	—		6,880		—		6,880	—		6,880
Accounts receivables, net	—		2,006,000		—		2,006,000	—		2,006,000
Prepaid expenses and other current assets, net	60,889		2,857,031	(14)	(200,000)	(11)	2,717,920	—		2,717,920
Inventories, net	—		1,666,722		—		1,666,722	—		1,666,722
Amount due from a related party	—		39,489		(39,489)	(13)	—	—		—
Total Current Assets	96,412		8,553,616		20,357,042		29,007,070	(10,106,611)		18,900,459

Non-current assets:
Investment held in Trust Account	25,736,479		—		529,248	(1)	—	—		—
	—		—		(26,265,727)	(1)	—	—		—
Property and equipment, net	—		1,090,737		—		1,090,737	—		1,090,737
Right-of-use asset, net	—		283,607		—		283,607	—		283,607
Deferred offering costs	—		598,527		(598,527)	(2)	—	—		—
Other non-current assets	—		30,719		—		30,719	—		30,719
Total Non-current Assets	25,736,479		2,003,590		(26,335,006)		1,405,063	—		1,405,063
Total Assets	25,832,891		10,557,206		(5,977,964)		30,412,133	(10,106,611)		20,305,522

LIABILITIES
Current liabilities
Short-term borrowings	—		8,421,400		—	—	8,421,400			8,421,400
Accounts payable	—		221,097		—		221,097	—		$221,097
Contract liabilities	—		597,451		—		597,451	—		597,451
Convertible bonds, current	—		872,003				872,003			872,003
Extension note payable	1,175,000		—		150,000	(1)	—	—		—
	—		—		(1,325,000)	(2)	—	—		—
Accrued expenses and other payables	1,721,119		2,164,772		(1,670,690)	(2)	2,215,201	—		2,215,201
Operating lease liabilities, current	—		167,592		—		167,592	—		167,592
Amounts due to related parties	74,600		238,887		(74,600)	(8)	238,887	—		238,887
Working capital loan – related party	974,210	(14)	—		184,229	(5)	—	—		—
	—		—		(1,158,439)	(5)	—	—		—
Promissory note payable to Scage	200,000		—		(200,000)	(12)	—	—		—
Total Current Liabilities	4,144,929		12,683,202		(4,094,500)		12,733,631	—		12,733,631
Operating lease liabilities, non current	—		86,758		—		86,758	—		86,758
Total Liabilities	4,144,929		12,769,960		(4,094,500)		12,820,389	—		12,820,389

Commitments and Contingencies
Mezzanine equity	—		19,479,992		(19,479,992)	(4)	—	—		—
Redeemable non-controlling interests	—		4,584,984		—	—	4,584,984	—		4,584,984
Class A Ordinary Shares subject to possible redemption, 865,292 shares at redemption value of $11.45 at June 30, 2024	25,736,479		—		(9,578,585)	(3)	—	—		—
					(16,157,894)	(10)

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF June 30, 2024—(Continued)

	Historical		Scenario 1 Assuming No Redemption			Scenario 2 Assuming Maximum Redemptions
	FinnovateA	ScageB	Transaction accounting adjustments		Pro Forma Balance Sheet	Transaction accounting adjustments		Pro Forma Balance Sheet
SHAREHOLDERS’ (DEFICIT)/EQUITY
Ordinary Shares (par value of $0.00001 per share; 4,968,808,414 shares authorized as of June 30, 2024; 104,766,463 shares issued and outstanding as of June 30, 2024)	—	1,048	6,233	(4)	7,281	(87)	(4)	7,194
Preference Shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—	—		—	—		—
Class A Ordinary Shares, $0.0001 par value, 500,000,000 shares authorized, 4,462,499 issued and outstanding shares (excluding 4,623,332 shares subject to possible redemption) issued and outstanding	—	—	—		—	—		—
Class B Ordinary Shares, $0.0001 par value, 50,000,000 shares authorized, 1 issued and outstanding shares	446	—	(446)	(4)	—	—		—
Additional paid-in capital	—	—	(5,474,282)	(2)	39,908,793	—		29,802,269
	—	—	9,578,585	(3)	—	(10,106,611)	(3)	—
	—	—	15,425,242	(4)	—	87	(4)	—
	—	—	379,248	(9)	—	—		—
	—	—	20,000,000	(7)	—	—		—
Accumulated deficit	(4,048,963)	(27,269,342)	(191,047)	(2)	(27,899,878)	—		(27,899,878)
	—	—	4,048,963	(4)	—	—		—
	—	—	(400,000)	(6)	—	—		—
	—	—	379,248	(1)	—	—		—
	—	—	(379,248)	(9)	—	—		—
	—	—	(39,489)	(13)	—	—		—
Accumulated other comprehensive income	—	1,269,726	—		1,269,726	—		1,269,726
Non-controlling interests	—	(279,162)	—	—	(279,162)	—		(279,162)
Total Shareholders’ (Deficit) Equity	(4,048,517)	(26,277,730)	43,333,007		13,006,760	(10,106,611)		2,900,149
Total liabilities, ordinary shares subject to possible redemption and shareholders’ (deficit) equity	25,832,891	10,557,206	(5,977,964)		30,412,133	(10,106,611)		20,305,522

Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The pro forma adjustment to the unaudited pro forma condensed combined balance sheet consists of the following:

____________

(A)     Derived from the unaudited balance sheet of Finnovate as of June 30, 2024.

(B)     Derived from the audited balance sheet of Scage as of June 30, 2024.

(1)      Reflects the release of cash from investment held in the Trust Account as of November 4, 2024, including trust account balance of US$25,736,479 as of June 30, 2024, interest income US$379,248 earned from July 1, 2024 to November 4 2024, and extension payments of US$150,000 deposited into the trust account from May 2024 Promissory Note.

(2)      Reflects future cash payment of US$8.1 million upon consummation of Business Combination and reduction of deferred offering costs of US$598,527, which was already reflected on Scage’s historical balance sheet. Future cash payments include transaction costs of US$0.8 million ($0.2 million to be expensed and $0.6 million to be capitalized) and US$7.3 million to be paid by Scage and Finnovate, respectively, in relation to the Business Combination and Private Placement, including advisory, banking, printing, legal and accounting services).

          US$7.3 million transaction costs to be paid by Finnovate mainly includes (i) extension note payable and accrued expenses and other current liabilities that already are reflected on Finnovate’s historical balance sheet (US$1.1 million of extension note payable from June 2023 Promissory Note, US$75,000 of extension note payable from May 2024 Promissory Note and US$1.7 million of Accrued expenses and other current liabilities); (ii) transaction fees that have not been reflected on Finnovate’s historical balance sheet (US$4.3 million of transaction expenses to be paid relates to de-spac process, the remaining US$150,000 (“May 2024 Promissory Note”) to be deposited to the Trust Account, after June 30, 2024 but before the completion of business combination or liquidation. As of October 31, 2024, the Sponsor has deposited US$1.1 million from June 2023 Note and US$225,000 from May 2024 Promissory Note into the Trust Account and recorded as Extension Note Payable. The remaining US$0.1 million from the June 2023 Note will not be withdrawn.

          As a result of a capital reorganization, transaction costs that are directly relating to the Business Combination will offset additional-paid-in capital and the remaining transaction costs will be adjusted to accumulated deficit.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF June 30, 2024—(Continued)

(3)      In Scenario 1, which assumes no further additional Finnovate shareholders exercise their redemption rights since the last redemption of 1,383,214 shares in November 2024 (refer to Adjustment 10), all Finnovate shares previously subject to redemption for cash amounting to US$25.7 million would be transferred to shareholders’ equity.

In Scenario 2, which assumes, a maximum number of 865,292 Finnovate shares would be redeemed for cash with US$10.1 million. In the event that Proposal No.1 is not approved by Finnovate stockholders, the Business Combination may only be consummated if the combined company would have net tangible assets of at least $5,000,001 upon closing of the Business Combination. The maximum number of shares of redeemable Finnovate Ordinary Shares that may be redeemed and satisfy the NTA Requirement would be 661,229.

(4)      In the reverse merger, the historical equity of Finnovate will be eliminated and is the equivalent of Scage issuing shares for the net assets of Finnovate, accompanied by a recapitalization. Upon Closing, all Finnovate’s ordinary shares and issued and outstanding held by the Insiders prior to the Closing, will be canceled and converted automatically into PubCo’s ordinary shares, and Finnovate’s ordinary shares issued and outstanding other than those held by the Insiders and Scage’s shares, including all Scage’s ordinary shares issued and outstanding and shares potentially converted from convertible redeemable preferred shares and convertible debt, shall also be canceled and converted into PubCo ADSs. Scage is considered the predecessor entity to PubCo and its share capital will represent that of PubCo after the business combination. The adjustment (4) reflects (i) recapitalization of Scage through the issuance of Finnovate shares and eliminating Finnovate historical accumulated deficit; and (ii) the contribution of all the share capital in Scage to Finnovate.

(5)      Reflects the repayment of related party loans, including $974,210 outstanding as of June 30, 2024 and $184,229 subsequently received as of October 31, 2024. In November 2023, Finnovate issued a loan to Sunorange (“November 2023 Note”). As of October 31, 2024, an aggregate of approximately US$1,158,439 was due to Sunorange under the November 2023 Note. The November 2023 Note is non-interest bearing and payable upon the earlier of (i) the date of the consummation of the Business Combination or (ii) the date of our liquidation.

(6)      Reflects the payment to a financial consultant, 3A Partners, upon Closing. According to the service agreement (amended in October 2024) with the financial consultant, upon the Closing, Finnovate shall pay to the financial consultant a fee in cash equal to 0.05% of the implied enterprise value of the target company, or $400,000 provided for in the Transaction immediately prior to the closing of the Transaction. With consent by the financial consultant, all or any portion of the Fee may be payable in newly-issued of its ordinary shares at redemption price.

(7)      Scage International entered into two subscription agreements with an investor on October 20, 2024 and August 23, 2024, respectively, pursuant to which the investor shall invest $10 million and $10 million, and subscribe for 1,721,171 and 1,721,171 ordinary shares of Scage International, respectively, both at a per share price of US$5.81. Such shares subscribed by the investor will be canceled and converted into the right to receive a number of PubCo Ordinary Shares at the Exchange Ratio (as defined in the Business Combination Agreement) in the form of PubCo ADSs at the First Merger Effective Time pursuant to the Business Combination Agreement.

          As of November 19, 2024, Scage International has received $20 million, and issued 3,442,342 ordinary shares of Scage International to the investor.

(8)      Reflects the repayment of due to related party balance of US$74,600 as of June 30, 2024 to the Sponsor of Finnovate.

(9)      Reflects the reclassification of interest income of US$379,248 earned from July 1, 2024 to November 4, 2024 from Finnovate’s retained earnings to PubCo’s additional paid-in capital. The same as the settlement of Finnovate’s historical retained earnings as of June 30, 2024 in Adjustment (4).

(10)    Reflects the payments for subsequent redemption in November 2024 of 1,383,214 shares with the consideration of $16,157,894.

(11)    Reflects the retrieval of the promissory note upon the consummation of the Business Combination. On January 26, 2024, Finnovate issued a promissory note with the principal of up to US$1.5 million to Scage (“January 2024 Note”). No interest shall be accrued on the unpaid principal amount of this note. The principal balance of this note shall be due and payable in cash on the earlier of (a) the consummation of business combination and (b) the date of the liquidation of Finnovate. Upon lending US$0.2 million as of June 30, 2024 and US$106,520 subsequently as of October 31, 2024, Scage recorded it as a promissory note receivable, which will be settled upon the consummation of business combination. Upon closing, the impact resulting from the promissory note receivable is net cash inflow of US$0.2 million.

(12)    Reflects the repayment of the promissory note upon the consummation of the Business Combination. US$0.1 million was deposited into the Trust Account as of June 30, 2024 and the remaining US$0.1 million was for Finnovate’s daily operations. Subsequently in October 2024, additional US$106,520 was withdrawn for Finnovate’s daily operations. Upon receiving US$0.2 million as of June 30, 2024 and US$106,520 subsequently as of October 31, 2024, Finnovate recorded it as a promissory note payable, which will be settled upon the consummation of business combination. Upon closing, the impact resulting from the promissory note receivable is net cash outflow of US$0.2 million.

(13)    Reflects the combination of Scage Future’s financial statement and the elimination of intercompany balance between Scage Future and Scage International Limited. As of June 30, 2024, Scage Future recorded accumulated deficit and amount due to Scage International Limited of $39,489, which will be eliminated with amount due from Scage Future recorded by Scage International Limited upon closing.

(14)    Scage’s receivables from third parties within Prepaid expenses and other current assets, net consist of multiple non-interest bearing loans to a couple of third parties (“the Borrowers”), who are business partners of 3A Partners Limited, an affiliate of a consultant of Finnovate. The Borrowers utilized the funds from Scage to provide financial support to Sunorange. Finnovate’s Working capital loan—related party to Sunorange represents the borrowing from Sunorange and was used to pay fees for the business combination. The balances are not offset as there is no intention among the involved parties for such an action. Instead, the parties involved will fulfill their respective obligations through direct repayment as stipulated in the corresponding agreements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JUNE 30, 2024

	Historical		Scenario 1 Assuming No Redemption			Scenario 2 Assuming Maximum Redemptions
	FinnovateA	ScageB	Transaction accounting adjustments		Pro Forma Income Statement	Transaction accounting adjustments		Pro Forma Income Statement
Revenues	$—	$6,111,141	$—		$6,111,141	$—		$6,111,141
Formation and operating costs	—	(5,574,685)	—		(5,574,685)	—		(5,574,685)
Impairment of long-lived assets	—	(200,841)	—		(200,841)	—		(200,841)
General and administrative expenses	(1,923,964)	(3,863,434)	(4,903,297)	(3)	(10,690,695)	—		(10,690,695)
Research and development expenses		(1,698,494)	—		(1,698,494)	—		(1,698,494)
Selling expenses	—	(648,301)	—		(648,301)	—		(648,301)
Total operating losses	(1,923,964)	(5,874,614)	(4,903,297)		(12,701,875)	—		(12,701,875)

Other income (expense):
Other income	—	263,685	—		263,685	—		263,685
Financial income/(expense), net	491	(369,847)	—		(369,356)	—		(369,356)
Interest earned on investment held in Trust Account	2,204,499	—	(2,204,499)	(1)	—	—		—
Total other (loss)/income, net	2,204,990	(106,162)	(2,204,499)		(105,671)	—		(105,671)
Income/(Loss) before provision for income taxes	281,026	(5,980,776)	(7,107,796)		(12,807,546)	—		(12,807,546)
Income tax benefit	—	—	—		—	—		—
Net income/(loss)	281,026	(5,980,776)	(7,107,796)		(12,807,546)	—		(12,807,546)
Less: Net loss contributed to noncontrolling interests	—	(158,597)	—		(158,597)	—		(158,597)
Less: Net loss attributable to redeemable non-controlling interests	—	(7,738)	—		(7,738)	—		(7,738)
Net income/(loss) contributed to shareholders	281,026	(5,814,441)	(7,107,796)		(12,641,211)	—		(12,641,211)
Accretion of convertible redeemable preferred shares	—	—	—		—	—		—
Accretion of redeemable non-controlling interest	—	(1,851,388)	—		(1,851,388)	—		(1,851,388)
Net income/(loss) attributable to ordinary shareholders	281,026	(7,665,829)	(7,107,796)		(14,492,599)	—		(14,492,599)

Weighted average shares outstanding of ordinary shares	—	104,766,463	(31,956,254)	(2)	72,810,209	(865,292)	(2)	71,944,917
Weighted average shares outstanding of redeemable ordinary shares	4,245,962		(4,245,962)		—	—		—
Basic and diluted earnings/(loss) per ordinary share	$0.03	(0.07)	—		$(0.17)	—		$(0.18)
Weighted average shares outstanding of non-redeemable ordinary shares	4,462,500
Basic and diluted earnings per ordinary share	$0.03

Notes and adjustment to Unaudited Pro Forma Condensed combined Statement of Operations

The notes and pro forma adjustments to the unaudited condensed combined pro forma statements of operations consist of the following:

____________

(A)     Derived from Finnovate’s unaudited condensed statement of operations for the six months ended June 30, 2024 and 2023, and audited statement of operations for the year ended December 31, 2023.

(B)     Derived from Scage’s audited statement of operations for the year ended June 30, 2024.

(1)      Represents an adjustment to eliminate interest income related to cash and investment held in Trust Account.

(2)      The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the initial business combination occurred as of the earliest period presented. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combinations for the entire period.

(3)      To reflect Finnovate’s transaction costs to be incurred of $4.7 million (including $4.3 million transaction expenses to be incurred/paid and $400,000 to be paid to a financial consultant (Adjustment 2 and Adjustment 4 of unaudited pro forma condensed balance sheet)) and Scage’s transaction costs of $0.2 million that are not directly and incremental to the Business Combination and should be expensed.

Shares calculation

The following table presents the calculation of basic and diluted weighted average shares outstanding assuming two alternative levels of conversion for the period ended June 30, 2024:

	Scenario 1 Combined (Assuming No Redemptions Into Cash)	Scenario 2 Combined (Assuming Contractual Maximum Redemptions Into Cash)
Weighted average shares calculation, basic and diluted
Finnovate shares held by existing public shareholders	865,292	—
Finnovate shares held by the Sponsor and other Initial Shareholders	4,312,500	4,312,500
Finnovate shares held by the underwriter	150,000	150,000
Shares issued to Scage shareholders in Business Combination	67,482,417	67,482,417
Post-Combination PubCo shares outstanding	72,810,209	71,944,917

Percent of shares owned by existing public shareholders	1.2%	—%
Percent of shares owned by the Sponsor and other Initial Shareholders	5.9%	6.0%
Percent of shares owned by the underwriter	0.2%	0.2%
Percent of shares owned by Scage shareholders	92.7%	93.8%
	100.0%	100.0%

The following table presents the calculation of basic and diluted weighted average shares outstanding and gives effect to the potential convertible securities, assuming two alternative levels of conversion for the period ended June 30, 2024:

	Scenario 1 Combined (Assuming No Redemptions Into Cash)	Scenario 2 Combined (Assuming Contractual Maximum Redemptions Into Cash)
Weighted average shares calculation, basic and diluted
Finnovate shares held by existing public shareholders	13,802,792 (1)	12,937,500 (5)
Finnovate shares held by the Sponsor and other Initial Shareholders	12,555,538 (2)	12,555,538 (2)
Finnovate shares held by the underwriter	706,962 (3)	706,962 (3)
Shares issued to Scage shareholders in Business Combination	67,482,417 (4)	67,482,417 (4)
Post-Combination PubCo shares outstanding	94,547,709	93,682,417

Percent of shares owned by existing public shareholders	14.6%	13.8%
Percent of shares owned by the Sponsor and other Initial Shareholders	13.3%	13.4%
Percent of shares owned by the underwriter	0.7%	0.8%
Percent of shares owned by Scage shareholders	71.4%	72.0%
	100.0%	100.0%

____________

(1)      Including (i) 865,292 PubCo ADSs in exchange for the Finnovate Ordinary Shares held by public shareholders, and (ii) 12,937,500 PubCo ADSs to be issued upon the exercise of the assumed Public Warrants.

(2)      Including (i) 4,312,500 PubCo Ordinary Shares in exchange for the Finnovate Ordinary Shares held by the Sponsor and its affiliates, and (ii) 8,243,038 PubCo Ordinary Shares to be issued upon the exercise of the assumed Private Placement Warrants.

(3)      Including (i) 150,000 PubCo Ordinary Shares to be issued for the Finnovate Ordinary Shares held by the underwriter, and (ii) 556,962 PubCo Ordinary Shares to be issued upon the exercise of the assumed Private Placement Warrants.

(4)      Including 67,482,417 PubCo ADSs in exchange for Scage’s ordinary shares and preferred shares held by Scage’s shareholders.

(5)      Including 12,937,500 PubCo ADSs to be issued upon the exercise of the assumed Public Warrants.

Net loss per share

The weighted average shares outstanding and net loss per share information give pro forma effect to Business Combination and the other transactions contemplated by the Business Combination Agreement as if they had occurred on July 1, 2023.

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the sum of the Finnovate redeemable shares outstanding of 865,292 and non-redeemable shares outstanding of 4,462,500 under both scenarios for the year ended June 30, 2024, adjusted by (a) approximately 67,482,417 consideration shares estimated, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment), to be issued in connection with the Business Combination; (b) subsequent redemption of 1,383,214 shares in November 2024, and (c) redemption of nil shares under no redemption scenario and 865,292 shares under Contractual Maximum Redemption scenario.

For the purposes of calculating the weighted average number of shares of PubCo ordinary shares outstanding, the effects of outstanding warrants and exchangeable units to purchase ordinary shares and employee share option plans were not considered in the calculation of diluted loss per share, since the inclusion of such warrants and options would be anti-dilutive.

	Adjustment for Merger Assuming No Redemptions	Adjustment for Merger Assuming 865,292 Shares Redemptions
Finnovate’s redeemable ordinary share	2,248,506	2,248,506
Finnovate’s non-redeemable shares	4,462,500	4,462,500
Add: Closing merger consideration payable in shares to Scage shareholders	67,482,417	67,482,417
Less: subsequent redemption of 1,383,214 shares in November 2024	(1,383,214)	(1,383,214)
Less: shares assumed to be redeemed	—	(865,292)
Post-Combination weighted average shares outstanding	72,810,209	71,944,917

Comparative Share Information

The following table sets forth the historical comparative share information for Scage and Finnovate on a stand-alone basis and the unaudited pro forma combined share information for the year ended June 30, 2024, after giving effect to the Transactions,

(1)    assuming no further additional Finnovate shareholders exercise redemption rights with respect to their ordinary shares upon the consummation of the Transactions since the last redemption of 1,383,214 shares in November 2024; and

(2)    assuming that Finnovate shareholders will further exercise their redemption rights with respect to a maximum of 865,292 ordinary shares upon consummation of the Transactions.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of Finnovate and Scage and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period.

	Finnovate (Historical)	Scage (Historical)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming 865,292 Shares Redemptions)
As of and for the year ended June 30, 2024
Weighted average shares outstanding of redeemable ordinary shares	4,245,962	—	—	—
Weighted average shares outstanding of nonredeemable ordinary shares	4,462,500	104,766,463	—	—
Post-Combination weighted average shares outstanding			72,810,209	71,944,917
Preferred shares	—	—	—	—
Net income/(loss) per ordinary share
Basic and diluted	$0.03	$(0.07)	$(0.17)	$(0.18)
Cash dividends declared per share	$—	$—	$—	$—

MANAGEMENT OF FINNOVATE

Directors and Executive Officers

Finnovate’ current directors and executive officers are as follows:

Name	Age	Position(s) with the Company
Calvin Kung	40	Chairman of the Board of Directors and Chief Executive Officer
Wang Chiu (Tommy) Wong	50	Chief Financial Officer and Director
Chunyi (Charlie) Hao	64	Director
Tiemei (Sarah) Li	57	Director
Sanjay Prasad	61	Director

The experience of our current directors and executive officers is as follows:

Calvin Kung has served as Chairman of the Finnovate Board and Chief Executive Officer of Finnovate since May 2023. Mr. Kung served as a senior director at GDS Holdings Limited, a developer and operator of high-performance data centers in mainland China and Hong Kong from June 2020 to March 2023. During his tenure at GDS, Mr. Kung coordinated its secondary listing on the Hong Kong Stock Exchange, and the release of its sustainability strategy and inaugural ESG report. He assisted with other projects at GDS across operations, finance, legal and investor relations. From February 2017 to June 2020, Mr. Kung was director at RADII, a media and marketing platform. Prior to joining RADII, Mr. Kung worked as a corporate attorney in Beijing and New York with a focus on capital markets. He began his career in credit research at Goldman Sachs & Co. in New York. Mr. Kung received a bachelor’s degree from Duke University and Juris Doctor from Northwestern University. Mr. Kung is well qualified to serve as a director due to his extensive industry, investment research, financial market and related experience.

Wang Chiu (Tommy) Wong has served as a member of the Finnovate Board and the Chief Financial Officer of Finnovate since May 2023. Mr. Wong is a seasoned finance and investment professional with more than 20 years of experience. Mr. Wong served as a director of Tristar Acquisition I Corp. from July 2023 to August 2024. Since November 2012, Mr. Wong has worked at Yitian Group in various roles, and most recently as a vice president with responsibility for urban renewal projects. During his tenure, Mr. Wong led negotiations with numerous stakeholders and overseen various managerial finance and property management functions. From August 2004 to October 2012, he worked at Safe Chemical, a Hong Kong-based chemicals company, as general manager. Mr. Wong was also a business development manager at iiLcorp Limited, a communications firm from January 2003 to August 2004. Mr. Wong received his Bachelor of Science degree from the Chinese University of Hong Kong and was a visiting student at the University California, Los Angeles. He received a Master of Public Affairs from Indiana University with a concentration in Information Systems and Public Finance. Mr. Wong is well qualified to serve as a director due to his extensive managerial finance related experience.

Chunyi (Charlie) Hao has served as a member of the Finnovate Board since May 2023. Mr. Hao is a founding partner and has been a managing director of East Stone Capital Limited, a private equity firm focusing on emerging industries, since October 2017. Mr. Hao served as the chief executive officer and later the president of Tristar Acquisition I Corp. between July 2023 and August 2024, overseeing through its successful business combination with Helport AI Limited. He served as chief executive officer and president of Shandong Haizhishe Energy Engineering Co., Ltd., a solar and wind engineering company in China, and was in charge of the daily operations and business development of the company from December 2015 to March 2019. Prior to that, Mr. Hao was an investment officer of Shanghai Guxin Investment Limited, a firm engaging in the investment of solar farms across China, from 2014 to June 2015. He served as chief financial officer at Delphi Automotive Corp (Saginaw Steering System) (“Delphi”) of General Motors Inc., overseeing joint venture operation across China and Asia Pacific from 1995 to 1998. Mr. Hao is an independent director of Cogobuy Group PLC (HKSE: 0400.HK), an e-commerce platform and distributor for electronic goods in China. He served as chief executive officer and director at China Fundamental Acquisition Corporation and a board director and president of China operations at Asia Automotive Acquisition Corporation, two SPACs in 2008 and 2005, respectively. Most recently, Mr. Hao served as Chairman of the Board and Chief Financial Officer of East Stone Acquisition Corporation from August 2018 through November 2022, when it completed its business combination with NWTN, Inc. (Nasdaq: NWTN). Mr. Hao received his bachelor’s degree in French from Beijing Language and Culture University, a Master of Arts degree from the University of Notre Dame and an MBA degree from Pace University. Mr. Hao is well qualified to serve as a director due to his extensive experience with SPACs, as well as his expertise in management, finance and capital investments.

Sanjay Prasad has served as a member of the Finnovate Board since May 2023. Mr. Prasad has been the founder, chief executive officer and president of Global Business Dimensions Inc., a manufacturer, seller and distributor of PC components, semiconductor and consumer electronic products, since June 1994. Mr. Prasad also founded Cinemagic Entertainment, a home cinema and audio video installation company, in June 2006 and Buyonlineled.com, a seller of LED lighting products, in April 2017. Mr. Prasad is a member of the New Jersey District Export Council. Mr. Prasad has helped numerous companies export their products overseas providing guidance on financing, export license controls and help in marketing to Asia, Europe and Middle East. Mr. Prasad served as a director of East Stone Acquisition Corporation from February 2020 through November 2022, when it completed its business combination with NWTN, Inc. (Nasdaq: NWTN). Mr. Prasad received his bachelor’s degree in industrial engineering from BIT India, master’s degree in industrial engineering from Kansas State University and an MBA degree from Adelphi University. Mr. Prasad is well qualified to serve as a director due to his extensive experience in entrepreneurship and management across various countries.

Tiemei (Sarah) Li has served as a member of the Finnovate Board since May 2023. Ms. Li has been an associate professor at Telfer School of Management, University of Ottawa since 2011. From February 1995 to August 2005, Ms. Li was a managing director at Guotai & Junan Securities Co. Ltd., an investment banking and securities firm in China. Prior to that, she served as an accountant for Mini Refrigerating Co. Ltd. from July 1991 to August 1992. Ms. Li received her bachelor’s degree in management from HuaZhong University of Science & Technology, master’s degree in economics from Central University of Finance and Economics, a CPA from the Chinese Institute of Certified Public Accountants and a Ph.D. in Accounting from Concordia University. Ms. Li is well qualified to serve as a director due to her financial and accounting expertise as well as her experience in management across various countries.

Family Relationships

No family relationships exist between any of Finnovate’s current or former directors or executive officers.

Involvement in Certain Legal Proceedings

There are no material proceedings to which any director or executive officer or any associate of any such director or officer is a party adverse to our Company or has a material interest adverse to our Company.

Number and Terms of Office of Officers and Directors

The Finnovate Board consists of five members. Prior to consummation of our initial public offering, holders of our Founder Shares appointed each of our directors for a two-year term. The provisions of our amended and restated memorandum and articles of association regarding director appointment and removal may only be amended by a special resolution passed by at least 90% of our ordinary shares voting in a general meeting. Prior to our initial business combination, subject to any other special rights applicable to the shareholders, any vacancies on the Finnovate Board may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of our board or by a majority of the holders of our Class B ordinary shares. Our officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors, rather than for specific terms of office. The Finnovate Board is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate.

Director Independence

Nasdaq listing standards require that a majority of the Finnovate Board be independent within one year of the Finnovate IPO. An “independent director” is defined generally as a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which in the opinion of the Company’s Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that, each of our independent directors, Chunyi (Charlie) Hao, Tiemei (Sarah) Li and Sanjay Prasad, will be an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules. Each of our audit committee and compensation committee is entirely composed of independent directors meeting Nasdaq’s and the SEC’s additional requirements applicable to members of those committees. In addition, our independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Pursuant to Nasdaq listing rules, we have established two standing committees—an audit committee in compliance with Section 3(a)(58)(A) of the Exchange Act and a compensation committee, each comprised of independent directors. Under Nasdaq listing rule 5615(b)(1), a company listing in connection with its initial public offering is permitted to phase in its compliance with the independent committee requirements.

Audit Committee

We have established an audit committee of the Board of Directors. Chunyi (Charlie) Hao, Tiemei (Sarah) Li and Sanjay Prasad serve as members of our audit committee and Ms. Li serves as its chair. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to certain phase-in provisions. Each such member of our audit committee meets the independent director standard under Nasdaq listing standards and under Rule 10A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and the Finnovate Board has determined that Ms. Li qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

We have adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent auditors;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the Board of Directors. Chunyi (Charlie) Hao, Tiemei (Sarah) Li and Sanjay Prasad each serve as members of our compensation committee and Mr. Hao serves as its chairman. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent, subject to certain phase-in provisions. Each member of our compensation committee meets the independent director standard under Nasdaq listing standards and Rule 10C-1 of the Exchange Act applicable to members of the compensation committee.

We have adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation (if any is paid by us), evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and making recommendations to our Board of Directors with respect to the compensation and any incentive-compensation of all of our other officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provide that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating Committee

We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The Finnovate Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The independent director who will participate in the consideration and recommendation of director nominees are Chunyi (Charlie) Hao, Tiemei (Sarah) Li and Sanjay Prasad. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place at this time.

During the entire period until our initial business combination, only holders of our Class B ordinary shares, and not holders of our Class A ordinary shares, will have the right to appoint members of our board.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board of Directors will consider educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom and the ability to represent the best interests of our shareholders.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, and in the past year has not served, as a member of the Finnovate Board or compensation committee of any entity that has one or more officers serving on the Finnovate Board.

Code of Ethics

We have adopted a code of ethics applicable to our directors, officers and employees (our “Code of Ethics”). Our Code of Ethics is available on our website. Our Code of Ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Ethics on our website.

Executive Officer and Director Compensation

None of our officers or directors has received any cash compensation for services rendered to us. All of our directors have invested as a limited partner holding a minority, non-controlling interest in the Sponsor and therefore hold an indirect interest in the Founder Shares held by the Sponsor. Our audit committee will also review on a quarterly basis all payments that were made to the Sponsor, our officers and directors or our or their affiliates.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our shareholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time such materials are distributed, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined by a compensation committee constituted solely by independent directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

MANAGEMENT FOLLOWING THE BUSINESS COMBINATION

References in this section to “we,” “our,” “us,” “PubCo,” and the “Company” generally refer to Scage Future and its consolidated subsidiaries, prior to the merger and its consolidated subsidiaries after giving effect to the merger.

Management and Board of Directors

The following persons are expected to serve as PubCo’s executive officers and directors immediately after the consummation of the Business Combination. The biographical information concerning the executive officers and directors has been set forth as below as of the date of this proxy statement/prospectus.

Name	Age	Position
Chao Gao	41	Chairman and Chief Executive Officer
Yuanchi Guo(1)	33	Director Nominee
Ziqian Guan(1)	35	Director Nominee
Qiuliang Peng(2)	39	Independent Director Nominee
Kevin Chen(2)	46	Independent Director Nominee
Calvin Kung(2)	39	Independent Director Nominee
Yixian Wang(2)	40	Independent Director Nominee
Yu Xiang	41	Chief Financial Officer

____________

(1)      Each of Mr. Yuanchi Guo and Mr. Ziqian Guan has accepted appointment as a director of PubCo, effective upon the consummation of the Business Combination.

(2)      Each of Messrs. Kevin Chen, Qiuliang Peng, Calvin Kung and Yixian Wang has accepted appointment as an independent director of PubCo, effective upon the consummation of the Business Combination.

Executive Officers and Directors

Mr. Chao Gao is the founder of Scage International and has served as the chairman of Nanjing Scage since November 2021. He served as the executive vice president at Nanjing Yueboo Power System Co., Ltd. (“Nanjing Yueboo”) (SHE: 300742), from April 2012 to September 2019. Mr. Gao received a bachelor’s degree in aircraft power engineering in 2005 and received a master’s degree in vehicle engineering in 2018 from Nanjing University of Science and Technology.

Mr. Yuanchi Guo has served as a director of Nanjing Scage since March 2021. Mr. Guo is experienced at capital raising and financing, and he served as an investment director at Nextview Capital from 2018 to 2021, where he focused on angel investments and merger and acquisition businesses. Mr. Guo received his bachelor’s degree in finance in 2014 from University of Toronto and a master’s degree in finance in 2018 from Harvard University.

Mr. Ziqian Guan has served as the executive vice president of Nanjing Scage since November 2021. He served as the procurement director at Nanjing Yueboo from April 2012 to September 2019. Mr. Guan received an associate degree in e-commerce in 2015 from Jiangsu United Institute of Technology.

Ms. Yu Xiang has served as the chief financial officer of Scage International since November 2023. She has been the founding partner of Guangzhou Tuoyuan Enterprise Consulting Co., Ltd. since March 2023, where she focused on providing commercial and financial consulting service for PRC companies. Ms. Xiang has been the partner of Guangzhou Jingtian Enterprise Management Consulting Service Co., Ltd. since January 2021. Prior to that, Ms. Xiang was managing director at Marcum Bernstein & Pinchuk LLP from April 2008 to October 2020 and senior auditor at PricewaterhouseCoopers ZhongTian LLP from October 2005 to April 2008. Ms. Xiang received a bachelor’s degree in management studies from Nanjing Audit University in 2005 and is currently a member of the American Institute of Certified Public Accountants as well as a fellow member of the Association of Chartered Certified Accountants.

Independent Directors

Mr. Qiuliang Peng has served as the vice president of the Risk Operations and Portfolio Management department at the Canadian Western Bank since February 2023. He has also been a member of the Faculty and the Strategic Planning Committee of the Master of Mathematical Finance program at the University of Toronto since January 2013, as well as a managing director of the University of Toronto RiskLab since September 2016. From January 2019 to January 2023, he served as the vice president at the Wyth Financial. From January 2019 to January 2008, he served multiple positions, including a senior specialist and a senior manager, at the Office of the Superintendent of Financial Institutions. From January 2008 to January 2005, he was the head of enterprise economic capital group at TD Bank Financial Group. Mr. Peng received his bachelor’s degree in mathematics from Beijing Normal University in 1991. He obtained a master’s degree in applied mathematics from Chinese Academy of Sciences in 1994 and a master’s degree in applied statistics and actuarial sciences from University of Toronto in 2001. Mr. Peng received his Ph.D. in applied mathematics from University of Alberta in 1998. Mr. Peng has been a Chartered Financial Analyst since 2004.

Mr. Kevin Chen is currently the chief economist and CIO of Horizon Financial and the chairman and CEO of Edoc Acquisition Corporation. He also serves as the adjunct associate professor at New York University and a guest speaker at Harvard University, Fordham University, Pace University, and IESE Business School. He served as the senior portfolio manager at Credit Agricole and Amundi Asset Management from August 2008 to October 2011. Prior to that, he was the director of asset allocation at Morgan Stanley from August 2004 to August 2008 and a manager at China Development Bank from September 1998 to August 2000. He obtained a bachelor’s degree in economics from the Renmin University of China in 1998, a master’s degree in finance from Tilburg University in the Netherlands in 2001 and a doctor’s degree in finance from the University of Lausanne in 2004.

Mr. Calvin Kung has served as Chairman of the Finnovate Board and Chief Executive Officer of Finnovate since May 2023. Mr. Kung served as a senior director at GDS Holdings Limited, a developer and operator of data centers in China and Southeast Asia from June 2020 to March 2023. During his tenure at GDS, Mr. Kung coordinated its secondary listing on the Hong Kong Stock Exchange, the release of its sustainability strategy, and its application for a Singapore development license. He assisted with other projects at GDS across operations, finance, legal and investor relations. From February 2017 to June 2020, Mr. Kung was director at RADII, a media and marketing platform. Prior to RADII, Mr. Kung worked as a corporate attorney in Beijing and New York. He began his career in credit research at Goldman Sachs & Co. in New York. Mr. Kung received a bachelor’s degree from Duke University and Juris Doctor from Northwestern University.

Mr. Yixian Wang is an investment manager and financial advisor. Since 2014, Mr. Wang has participated in investment projects across industries. Representative projects include Qihoo 360, WeDoctor Group, Didi Chuxing, and Shandong Tianye. He has also managed real estate and urban renewal funds in China’s first tier cities. From 2009 to 2014, Mr. Wang served as Assistant Vice President at China Construction Bank International’s Investment Banking Department, responsible for large-scale mergers and acquisitions and capital markets projects. From 2007 to 2009, Mr. Wang worked at J.P. Morgan and UBS Securities. Mr. Wang obtained a Bachelor of Science degree from University College London.

Employment Agreements and Indemnification Agreements

PubCo will enter into employment agreements with each of its executive officers immediately prior to the consummation of the Business Combination. Under these agreements, each of PubCo’s executive officers is employed for a five-year period. PubCo may terminate an executive officer’s employment for cause, at any time, without notice or remuneration, for certain acts of the officer, including but not limited to incapacity to fulfill job responsibilities, breach of internal procedures or regulations which cause material damage to PubCo or breach of obligation of confidentiality.

An executive officer may terminate his/her employment at any time with 30 days prior written notice.

Each executive officer has agreed to hold, both during and after the employment agreement expires or is earlier terminated, in strict confidence and not to use, except for PubCo’s benefit, any confidential information of PubCo. In addition, all of PubCo’s executive officers have agreed to be bound by the non-competition agreements entered into between such executive officers and PubCo.

In addition, PubCo has entered into indemnification agreements with its directors and executive officers. Under these indemnification agreements, PubCo has agreed to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of them being PubCo’s directors or executive officers.

Board Composition

The primary responsibilities of the Board will be to provide oversight, strategic guidance, counseling and directions to the PubCo’s management. PubCo’s Board will consist of seven directors upon the consummation of the Business Combination. Mr. Chao Gao will serve as Chairman of the Board. The Board will meet on a regular basis and additionally as required.

Pursuant to PubCo A&R MAA, we may by an ordinary resolution appoint any person to be a director, and the board may, by the affirmative vote of a simple majority of the remaining director(s) present and voting at a board meeting, appoint any person as a director, to fill a casual vacancy on the board or as an addition to the existing board. A director may be removed from office by an ordinary resolution, notwithstanding anything in PubCo A&R MAA or in any agreement between us and such director (but without prejudice to any claim for damages under such agreement). A vacancy on the board created by the removal of a director under the previous sentence may be filled by an ordinary resolution or by the affirmative vote of a simple majority of the remaining director(s) present and voting at a board meeting. The office of director shall be vacated if, among other things, the director (1) dies, or becomes bankrupt or makes any arrangement or composition with his creditors; (2) is found to be or becomes of unsound mind, (3) resigns his office by notice in writing to the company, or (4) without special leave of absence from our board, is absent from three consecutive board meetings and our directors resolve that his office be vacated.

Director Independence

The Board has determined that each of Messrs. Kevin Chen, Qiuliang Peng, Calvin Kung and Yixian Wang will qualify as independent directors as defined under the listing rules of Nasdaq. In addition, we will be subject to the rules of the SEC and Nasdaq relating to the memberships, qualifications and operations of the audit committee, as discussed below.

Board Oversight of Risk

One of the core functions of the Board is to be informed to oversee our risk management process. We do not anticipate having a standing risk management committee, but rather anticipate administering this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight.

Committees of the Board of Directors

Upon the consummation of the business combination, the Board will establish an audit committee, a compensation committee, and a nominating and corporate governance committee. The Board will adopt a charter for each of the committees, which will comply with the applicable requirements of current Nasdaq rules. The charter of each committee will be available on PubCo’s website.

Audit Committee

Upon the effectiveness of the consummation of business combination, PubCo will establish an audit committee of the board of directors. Mr. Kevin Chen, Mr. Qiuliang Peng and Mr. Chao Gao will serve as members of the audit committee. Each of Mr. Kevin Chen of Mr. Qiuliang Peng is “independent” in accordance with applicable law, including the rules of Nasdaq and the more rigorous SEC independence requirements for audit committee members set forth in Rule 10A-3 under the Exchange Act, as determined by the Board after consideration of all factors determined to be relevant rules and regulations of Nasdaq and the SEC. Each member of the audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements.

Mr. Qiuliang Peng will serve as chairman of the audit committee. Each member of the audit committee meets the financial literacy requirements of Nasdaq listing standards, and our board of directors has determined that Mr. Kevin Chen qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The purpose of the audit committee will be to assist our board of directors in overseeing and monitoring:

•        the quality and integrity of our financial statements,

•        internal control over financial reporting and disclosure controls and procedures,

•        our compliance with legal and regulatory requirements,

•        our independent registered public accounting firm’s qualifications and independence,

•        the performance of our internal audit function, and

•        the performance of our independent registered public accounting firm.

Compensation Committee

Upon the effectiveness of the consummation of Business Combination, PubCo will establish a compensation committee of the board of directors. Mr. Kevin Chen, Mr. Qiuliang Peng and Mr. Chao Gao will serve as members of our compensation committee. Each of Mr. Kevin Chen and Mr. Qiuliang Peng is independent. Mr. Chao Gao will serve as chair of the compensation committee.

The purpose of the compensation committee is to assist our board of directors in discharging its responsibilities relating to:

•        reviewing and approving our compensation program and compensation of our executive officers and directors;

•        monitoring our incentive and equity-based compensation plans,

•        preparing the compensation committee report under the rules and regulations of the SEC,

•        reviewing and evaluating on an annual basis the performance of the compensation committee, and

•        recommending such changes as deemed necessary with the Board.

The composition and function of compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq’s listing rules, and so will to future requirements to the extent they become applicable to PubCo.

Nominating and Corporate Governance Committee

Upon the effectiveness of the consummation of Business Combination, PubCo will establish a nominating and corporate governance committee of the board of directors. Mr. Kevin Chen, Mr. Qiuliang Peng and Mr. Chao Gao will serve on our nominating and corporate governance committee. Each of Mr. Kevin Chen and Mr. Qiuliang Peng is independent. Mr. Chao Gao will serve as chairman of the nominating and corporate governance committee.

The primary purposes of our nominating and corporate governance committee will be to assist the board in:

•        screening and recommending individuals to be elected by the Board to fill vacancies and newly created directorships, and the nominees to be elected as directors at any meeting of shareholders, based on, among other things, their independence, character, ability to exercise sound judgment, diversity, age, demonstrated leadership, and relevant skills and experience, including financial literacy, and experience in the context of the needs of the Board. The Committee is committed to actively seeking out highly qualified women and individuals from minority groups to include in the pool from which Board candidates are chosen,

•        identifying individuals qualified to become a new member of the board of directors, consistent with criteria approved by the board of directors,

•        reviewing the qualifications of incumbent directors to determine whether to recommend them for re-election and selecting, or recommending that the board of directors select, the director nominees for the next annual meeting of shareholders,

•        identifying members of the board of directors qualified to fill vacancies on any board of directors committee and recommending that the board of directors appoint the identified member or members to the applicable committee,

•        reviewing and recommending to the board of directors the corporate governance principles applicable to us,

•        overseeing the evaluation of the board of directors and management, and

•        handling such other matters that are specifically delegated to the committee by the board of directors from time to time.

Director Nominations

Our nominating and corporate governance committee will screen and recommend to the board of director candidates for nomination for election at the annual meeting of the shareholders. The board of directors will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of shareholders (or, if applicable, a special meeting of shareholders). Our shareholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in PubCo A&R MAA (as amended from time to time).

In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, character, and the ability to exercise sound judgement, and relevant skills and experience, including financial literacy, and experience in the context of the needs of the Board.

Compensation of Directors and Executive Officers

In the fiscal year ended June 30, 2024, the aggregate cash compensation paid by Scage International to directors and executive officers was approximately RMB1.2 million (US$0.2 million). This amount consisted only of cash and did not include any share-based compensation or benefits in kind. Each of Scage International’s directors and officers is entitled to reimbursement for all necessary and reasonable expenses properly incurred in the course of employment or service. Scage International pays or sets aside amounts for pension, retirement or other benefits for its directors and officers, pursuant to a PRC government-mandated multi-employer defined contribution plan.

As of the date of this proxy statement/prospectus, PubCo has not paid compensation to its executive officers and directors.

Code of Business Conduct

We will adopt a new code of business conduct (the “Code of Business Conduct”) that applies to all directors, executive officers and employees. It will be available on our website upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part. Our Code of Business Conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Copies of the Code of Business Conduct and charters for each of our board committees will be provided without charge upon request from us and will be posted on our website. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our Internet website.

Corporate Governance Guidelines

Our board of directors will adopt corporate governance guidelines in accordance with the corporate governance rules of Nasdaq that serve as a flexible framework within which our board of directors and its committees operate. These guidelines will cover a number of areas including board membership criteria and director qualifications, director independence, director responsibilities, roles of the Chair of the Board and Chief Executive Officer, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines will be posted on our website.

BENEFICIAL OWNERSHIP OF SECURITIES

Beneficial Ownership of Finnovate

The following table sets forth information regarding the beneficial ownership of Finnovate Ordinary Shares as of the Record Date based on information obtained from the persons named below, with respect to the beneficial ownership of ordinary shares of Finnovate, by:

•        each person known by Finnovate to be the beneficial owner of more than 5% of our outstanding ordinary shares;

•        each of Finnovate’s current officers and directors that beneficially owns ordinary shares of Finnovate;

•        each of Finnovate’s former officers and directors that beneficially owns ordinary shares of Finnovate; and

•        all of Finnovate’s current officers and directors as a group.

As of the Record Date, there were [5,327,792] ordinary shares, consisting of [5,327,791] Class A ordinary shares and [one (1)] Class B ordinary share, issued and outstanding. Unless otherwise indicated, all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them.

Name and Address of Beneficial Owner(1)	Class A Ordinary Shares		Class B Ordinary Shares(2)		Approximate Percentage of Outstanding Ordinary Shares
	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class
Finnovate Sponsor, LP (the Sponsor)(3)(4)	4,237,499	79.5%	1	100%	79.5%
Calvin Kung(3)(4)	4,237,499	79.5%	1	100%	79.5%
Wang Chiu (Tommy) Wong(3)(4)	4,237,499	79.5%	1	100%	79.5%
Chunyi (Charlie) Hao(3)	—	—	—	—	—
Tiemei (Sarah) Li(3)
Sanjay Prasad(3)	—	—	—	—	—
All directors and executive officers as a group (5 individuals)	4,237,499	79.5%	1	100%	79.5%

Other 5% Shareholders
Mizuho Financial Group, Inc.(6)	640,627	9.5%	—	640,627	9.5%
Glazer Capital, LLC(7)	385,512	7.24%	—	—	7.24%

____________

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is c/o Finnovate Acquisition Corp., 265 Franklin Street, Suite 1702, Boston, MA 02110.

(2)      Class B ordinary shares are convertible into Class A ordinary shares on a one-for-one basis, subject to adjustment pursuant to the anti-dilution provisions contained therein. Class B ordinary shares otherwise have the same rights as Class A ordinary shares, except that prior to our initial business combination, only Class B ordinary shares have the right to vote in the election of directors.

(3)      The shares reported in this row are held of record by the Sponsor, Finnovate Sponsor L.P., a Delaware limited partnership. Sunorange Limited, a British Virgin Islands company, serves as the sole general partner of the Sponsor. Sunorange is controlled by Mr. Kung and Mr. Wong, who serve as the sole directors of Sunorange Limited. Consequently, Messrs. Kung and Wong may be deemed the beneficial owners of the shares held by the Sponsor and have voting and dispositive control over such securities. The limited partnership interests of the Sponsor are held by various individuals and entities, including Messrs. Hao, Kung, Prasad, Wong and Ms. Li. Each of Messrs. Hao, Kung, Prasad, Wong and Ms. Li disclaim beneficial ownership of the securities held by the Sponsor other than to the extent of their direct or indirect pecuniary interest in such securities.

(4)      The shares beneficially owned include: (i) 4,237,499 Class A ordinary shares held by the Sponsor; and (ii) one Class B ordinary share held by the Sponsor. Excludes 61,875 Class A ordinary shares received by a designee of Sunorange Limited, which designee is also a limited partner of the Sponsor.

(5)      Each of these individuals holds a direct or indirect interest in the Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(6)      Based on the Schedule 13G filed with the SEC on February 13, 2024, the ordinary shares are beneficially owned by Mizuho Financial Group, Inc. The number of shares held is based on the number of shares held on December 31, 2023, which may not reflect any redemption of shares in connection with the 2024 EGM any other transactions after December 31, 2023. Accordingly, the number of public shares and the percentages set forth in the table may not reflect the current beneficial ownership of the reporting holder. The business address of the Mizuho Financial Group, Inc. is 265 Franklin Street, Suite 1702, Boston, MA, 02110.

(7)      Based on the Schedule 13G filed with the SEC on November 14, 2024, the ordinary shares are beneficially owned by First Trust Merger Arbitrage Fund (“VARBX”), First Trust Capital Management L.P., an investment adviser registered with the SEC that provides investment advisory services to, among others, (i) series of Investment Managers Series Trust II, an investment company registered under the Investment Company Act of 1940, specifically First Trust Multi-Strategy Fund and VARBX and (ii) Highland Capital Management Institutional Fund II, LLC, a Delaware limited liability company (“FTCM”), First Trust Capital Solutions L.P., a Delaware limited partnership and control person of FTCM (“FTCS”) and FTCS Sub GP LLC, a Delaware limited liability company and control person of FTCM (“Sub GP”). The number of shares held is based on the number of shares held on September 30, 2024, which may not reflect any redemption of shares in transactions after September 30, 2024. Accordingly, the number of public shares and the percentages set forth in the table may not reflect the current beneficial ownership of the reporting holder. The principal business address of FTCM, FTCS and Sub GP is 225 W. Wacker Drive, 21st Floor, Chicago, IL 60606. The principal business address of VARBX is 235 West Galena Street, Milwaukee, WI 53212.

The table above does not include the ordinary shares underlying the private warrants held by the Sponsor because these securities are not exercisable within 60 days of the Record Date.

Beneficial Ownership of PubCo

The following table sets forth information regarding the expected beneficial ownership of PubCo Ordinary Shares immediately following the consummation of the Business Combination by:

•        each person who will become an executive officer or a director of PubCo upon consummation of the Business Combination;

•        all of the executive officers and directors of PubCo as a group upon consummation of the Business Combination; and

•        each person known by PubCo who will be the beneficial owner of 5% or more of the outstanding PubCo Ordinary Shares, including those represented by PubCo ADSs, immediately following the consummation of the Business Combination.

Except as otherwise noted herein, the number and percentage of PubCo Ordinary Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any PubCo Ordinary Shares as to which the holder has sole or shared voting power or investment power and also any PubCo Ordinary Shares which the holder has the right to acquire within 60 days of through the exercise of any option or any other right.

The expected beneficial ownership percentages set forth in the following table assume two scenarios:

•        Scenario 1—Assuming No Redemption:    Assuming a scenario of no redemption from Finnovate Public Shareholders, the expected beneficial ownership of PubCo Ordinary Shares immediately following the consummation of the Business Combination has been determined based on the following: (1) none of the investors set forth in the table below has purchased or purchases shares of PubCo Ordinary Shares (post-Business Combination), and (2) there will be an aggregate of 72,810,209 PubCo Ordinary Shares issued and outstanding upon the consummation of the Business Combination, consisting of (i) 67,482,417 PubCo Ordinary Shares to be issued to Scage International’s shareholders in the form of PubCo ADSs (based on an Aggregate Merger Consideration Amount calculated on June 30, 2024 and assuming no conversion of outstanding convertible bonds of Scage International and no exercise of Finnovate Warrants or PubCo Warrants), and (ii) 5,327,792 PubCo Ordinary Shares to be issued to Finnovate’s shareholders, excluding (x) 1,200,000 PubCo Ordinary Shares to be issued upon the exercise of the Private Placement Warrants convertible from the US$1,200,000 Extension Loan at a conversion price of $1.00 per warrant; and (y) 350,688 PubCo Ordinary Shares to be issued to the financial consultant upon Closing at the election of the financial consultant.

•        Scenario 2—Assuming Contractual Maximum Redemption:    Assuming that the Finnovate Public Shareholders holding approximately 100% of the Finnovate Public Shares exercise redemption rights with respect to their Finnovate Public Shares (which is determined based on the Finnovate shareholders’ approval of the NTA Proposal), the expected beneficial ownership of PubCo Ordinary Shares immediately following the consummation of the Business Combination has been determined based on the following: (1) none of the investors set forth in the table below has purchased or purchases shares of PubCo Ordinary Shares (post-Business Combination), and (2) there will be an aggregate of 71,944,917 PubCo Ordinary Shares issued and outstanding upon the consummation of the Business Combination, consisting of (i) 67,482,417 PubCo Ordinary Shares to be issued to Scage International’s shareholders in the form of PubCo ADSs (based on an Aggregate Merger Consideration Amount calculated on June 30, 2024 and assuming no conversion of outstanding convertible bonds of Scage International and no exercise of Finnovate Warrants or PubCo Warrants), and (ii) 4,462,500 PubCo Ordinary Shares to be issued to Finnovate’s shareholders, excluding (x) 1,200,000 PubCo Ordinary Shares to be issued upon the exercise of the Private Placement Warrants convertible from the US$1,200,000 Extension Loan at a conversion price of $1.00 per warrant; and (y) 350,688 PubCo Ordinary Shares to be issued to the financial consultant upon Closing at the election of the financial consultant.

	Post-Business Combination (Assuming No Redemption)			Post-Business Combination (Assuming Contractual Maximum Redemption)
	Number of PubCo Ordinary Shares Beneficially Owned	% of Total PubCo Ordinary Shares	% of Voting Power	Number of PubCo Ordinary Shares Beneficially Owned	% of Total PubCo Ordinary Shares	% of Voting Power
Directors and Executive Officers(1)
Chao Gao(2)	45,441,182	62.4%	62.4%	45,441,182	63.2%	63.2%
Yuanchi Guo(3)	3,903,900	5.4%	5.4%	3,903,900	5.4%	5.4%
Ziqian Guan(4)	3,123,110	4.3%	4.3%	3,123,110	4.3%	4.3%
Kevin Chen	—	—	—	—	—	—
Qiuliang Peng	—	—	—	—	—	—
Calvin Kung(7)	4,237,500	5.8%	5.8%	4,237,500	5.9%	5.9%
Yixian Wang	—	—	—	—	—	—
Yu Xiang	—	—	—	—	—	—

Directors and executive officers as a group	45,441,182	62.4%	62.4%	45,441,182	63.2%	63.2%

Principal Shareholders:
Upward Stars Group Limited(2)	45,441,182	62.4%	62.4%	45,441,182	63.2%	63.2%
Sikaiqi Jiuhe Holdings Limited(5)	6,526,578	9.0%	9.0%	6,526,578	9.1%	9.1%
Victorious Lights Holding Limited(6)	5,004,625	6.9%	6.9%	5,004,625	7.0%	7.0%
Three Action Brothers Limited(3)	3,903,900	5.4%	5.4%	3,903,900	5.4%	5.4%
Finnovate Sponsor, LP (the Sponsor)(7)	4,237,500	5.8%	5.8%	4,237,500	5.9%	5.9%

____________

(1)      Except as indicated otherwise below, the business address of PubCo’s directors and executive officers is 2F, Building 6, No. 6 Fengxin Road, Yuhuatai District, Nanjing City, Jiangsu Province, 210012, People’s Republic of China.

(2)      Represents (i) 29,785,174 PubCo Ordinary Shares in the form of PubCo ADSs to be issued to Upward Stars Group Limited, a British Virgin Islands company wholly owned by Mr. Chao Gao. The registered office of Upward Stars Group Limited is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands; and (ii) 15,656,008 PubCo Ordinary Shares in the form of PubCo ADS that Mr. Chao Gao will beneficially own by virtue of an acting-in-concert agreement. In August 2024, Upward Stars Group Limited, Two Courage Brothers Limited, Three Action Brothers Limited, Victorious Lights Holding Limited, Five Epic Brothers Limited and Four Genuine Brothers Limited entered into an acting-in-concert agreement, which will become effective immediately upon the First Merger. Pursuant to the acting-in-concert agreement, the parties agree to vote on the matters that require action in concert, and if the parties thereof are unable to reach a unanimous opinion in relation to such matters, a decision that is made by Mr. Gao as the sole owner of Upward Stars Group Limited shall be deemed as a decision that is unanimously passed and agreed by the parties and shall be binding on the parties. Therefore, Mr. Gao also beneficially owns (i) 5,004,625 PubCo Ordinary Shares in the form of PubCo ADSs to be issued to Victorious Lights Holding Limited, a British Virgin Islands company wholly owned by Mr. Qinghua Zeng; the registered office of Victorious Lights Holding Limited is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands; (ii) 3,903,900 PubCo Ordinary Shares in the form of PubCo ADSs to be issued to Three Action Brothers Limited, a British Virgin Islands company wholly owned by Mr. Yuanchi Guo; the registered office of Three Action Brothers Limited is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands; (iii) 3,123,110 PubCo Ordinary Shares in the form of PubCo ADSs to be issued to Two Courage Brothers Limited, a British Virgin Islands company wholly owned by Mr. Ziqian Guan; the registered office of Two Courage Brothers Limited is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands; (iv) 2,843,596 PubCo Ordinary Shares in the form of PubCo ADSs to be issued to Five Epic Brothers Limited, a British Virgin Islands company wholly owned by Ms. Rong Wang; the registered office of Five Epic Brothers Limited is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands; and (v) 780,777 PubCo Ordinary Shares in the form of PubCo ADSs to be issued to Four Genuine Brothers Limited, a British Virgin Islands company wholly owned by Mr. Guobin Zhai; the registered office of Four Genuine Brothers Limited is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands.

(3)      See footnote (2).

(4)      See footnote (2).

(5)      Sikaiqi Jiuhe Holdings Limited is a British Virgin Islands company wholly owned by Beijing Jiuhe Ruida Venture Capital Partnership L.P. The registered office of Sikaiqi Jiuhe Holdings Limited is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands.

(6)      See footnote (2).

(7)      The shares reported in this row are held of record by the Sponsor, Finnovate Sponsor L.P., a Delaware limited partnership. Sunorange Limited, a British Virgin Islands company, serves as the sole general partner of the Sponsor. Sunorange is controlled by Mr. Kung and Mr. Wong, who serve as the sole directors of Sunorange Limited. Consequently, Messrs. Kung and Wong may be deemed the beneficial owners of the shares held by the Sponsor and have voting and dispositive control over such securities. The limited partnership interests of the Sponsor are held by various individuals and entities, including Messrs. Hao, Kung, Prasad, Wong and Ms. Li. Each of Messrs. Hao, Kung, Prasad, Wong and Ms. Li disclaim beneficial ownership of the securities held by the Sponsor other than to the extent of their direct or indirect pecuniary interest in such securities. The Sponsor, on or before the consummation of the Business Combination, may distribute some or all of the securities held by the Sponsor and release some or all of such securities from lock-up restrictions. The shares reported in this row do not give effect to any such potential distribution.

CERTAIN RELATIONSHIPS AND RELATED PARTIES TRANSACTIONS

Finnovate’s Relationships and Related Party Transactions

In March 2021, the Sponsor purchased 4,312,500 Founder Shares for an aggregate purchase price of US$25,000, or approximately US$0.0058 per share. A total of 75,000 Founder Shares were transferred to our former independent directors following their appointment, of which 61,875 Founder Shares were subsequently transferred to designees of Sunorange Limited (“Sunorange”) in connection with the Investment (as defined below).

The Sponsor has purchased, in a private placement that occurred simultaneously with the closing of Finnovate IPO, an aggregate of, 8,243,038 private warrants at a price of US$1.00 per private warrant (US$8,243,038 in the aggregate). Each private warrant is exercisable to purchase one whole ordinary share at US$11.50 per share, subject to adjustment as provided herein. The Sponsor is permitted to transfer the private warrants held by it to certain permitted transferees, including our officers and directors and other persons or entities affiliated with or related to them, but the transferees receiving such securities will be subject to the same agreements with respect to such securities as the Sponsor. Otherwise, these warrants will generally not be transferable or salable until after the completion of our initial business combination.

The Founder Shares constitute 25% of the Finnovate Public Shares sold in Finnovate IPO. The Sponsor did not purchase any units in Finnovate IPO.

We entered into an Administrative Services Agreement on November 8, 2021, pursuant to which we pay the Sponsor US$3,000 per month for office space, utilities and administrative support services. Upon completion of our initial business combination or our liquidation, we will cease paying any of these monthly fees. Accordingly, in the event we take until November 8, 2024 to consummate our initial business combination, the Sponsor will be paid US$3,000 per month for office space, utilities and administrative support services and will be entitled to be reimbursed for any out-of-pocket expenses.

On April 27, 2023, Finnovate entered into an agreement (the “Investment Agreement”) with the Sponsor and Sunorange, pursuant to which Sunorange and its designees shall acquire partnership interests in the Sponsor and Class B ordinary shares directly held by certain directors of Finnovate, which combined interests will entitle Sunorange and its designees to receive, in the aggregate, 3,557,813 Class B ordinary shares and 6,160,000 private warrants (collectively, the “Insider Securities”), and Finnovate shall introduce a change in management and the board as follows: (i) Calvin Kung shall replace David Gershon as Chairman of Finnovate Board and Chief Executive Officer and Wang Chiu (Tommy) Wong shall replace Ron Golan as Chief Financial Officer and director of Finnovate Board, effective upon closing of the Investment; (ii) Jonathan Ophir and Uri Chaitchik shall tender their resignations as Chief Investment Officer and Senior Consultant, respectively, effective upon closing of the Investment; and (iii) Mitch Garber, Gustavo Schwed and Nadav Zohar shall tender their resignations as directors, to be effective upon expiration of all applicable waiting periods under Section 14(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14f-1 thereunder (such period of time being referred to herein as the “Waiting Period”), and whose vacancies shall be filled by individuals to be designated by Sunorange and effective upon expiration of the Waiting Period (such new officers and directors collectively referred to herein as the “New Management”). Sunorange’s acquisition of interests in the Insider Securities, the change to New Management, and other transactions contemplated by the Investment Agreement are hereinafter referred to as the “Investment.”

On May 8, 2023, Finnovate completed the closing of the Investment after Finnovate’s shareholders approved of certain proposals discussed below, and after certain closing conditions were met, including but not limited to: (i) a minimum of US$30 million remaining in the Trust Account after accounting for all redemptions in connection with the 2023 EGM; (ii) Finnovate obtaining or extending a D&O insurance policy on terms satisfactory to the parties, (iii) the conversion of Class B ordinary shares into Class A ordinary shares as needed to retain shareholders and meet continued listing requirements of Nasdaq in the event that the Articles Extension Proposal is approved; (iv) the amendment of the Sponsor’s existing limited partnership agreement; (v) the transfer of 61,875 Class B ordinary shares from certain Company directors to Sunorange or its designees; and (vi) the cancellation of the outstanding working capital loan from the Sponsor and the reduction of certain advisory fees to be due upon the closing of an initial business combination.

On November 8, 2023, we issued the November 2023 Note in the principal amount of up to US$1,500,000 to Sunorange. The November 2023 Note was issued in connection with advances made by Sunorange in the amount of US$477,330 from May 8, 2023 through December 16, 2023 and advances Sunorange may make in the future to us for working capital expenses. The November 2023 Note is non-interest bearing and payable upon the earlier of (i) the date of the consummation of the Business Combination or (ii) the date of our liquidation.

On May 15, 2024, we issued the May 2024 Note in the aggregate principal amount of up to $225,000 to the Sponsor, the proceeds from which will be deposited into the Trust Account for the benefit of each Finnovate Public Share that was not redeemed in connection with the Second Extension Amendment. In connection with such extension, the Sponsor has caused an aggregate of $225,000 to be deposited into the Company’s trust account.

Each of our independent directors invested, prior to the closing of Finnovate IPO, as a limited partner holding a minority, non-controlling interest in the Sponsor. Additionally, in connection with the consummation of the Investment, each of Calvin Kung, Tommy Wang Chiu Wong, Charlie (Chunyi) Hao, Tiemei (Sarah) Li and Sanjay Prasad became limited partners in the Sponsor. Each of such individuals therefore holds an indirect interest in the Founder Shares and private warrants held by the Sponsor.

If any of our officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, subject to their fiduciary duties under Cayman Islands law, he or she may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to us, subject to his or her fiduciary duties under Cayman Islands law. Our amended and restated memorandum and articles of association provide that to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other.

Our officers and directors currently have and will in the future have certain relevant fiduciary duties or contractual obligations that may, subject to applicable law, take priority over their duties to us. The Sponsor, our officers and directors, senior consultant or any of their respective affiliates, will be reimbursed for any bona-fide, documented out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, our officers and directors, or any of their respective affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

As of the date of the final prospectus in Finnovate IPO, the Sponsor had agreed to loan us up to US$250,000 under a promissory note to be used for a portion of the expenses of the initial public offering. We repaid this promissory note in full on November 8, 2021. In addition, in order to fund working capital deficiencies or finance transaction costs in connection with our initial business combination, the Sponsor or an affiliate of the Sponsor may, but is not obligated to, provide us with working capital loans. Any such loans would be on an interest-free basis. If we complete an initial business combination, we may repay the working capital loans out of the proceeds of the trust account released to us. In the event that an initial business combination does not close, we may use a portion of proceeds held outside the trust account to repay the working capital loans, but no proceeds held in the trust account would be used to repay the working capital loans. At the lender’s discretion, up to US$1,500,000 of such working capital loans may be convertible into warrants of the post initial business combination entity at a price of US$1.00 per warrant. The warrants would be identical to the private warrants. As of March 31, 2023, Finnovate had US$449,765 outstanding under the working capital loans. On May 8, 2023, all outstanding borrowings under the working capital loans were cancelled in connection with the closing of the Investment.

On May 8, 2023, Finnovate held the 2023 EGM to amend the Finnovate’s amended and restated memorandum and articles of association to, among other things, extend the date by which Finnovate has to consummate an initial business combination from May 8, 2023 to May 8, 2024 (the “Extension Amendment”). In connection with the closing of the Sunorange Investment, on May 8, 2023, Sunorange caused US$300,000 to be deposited into the Trust Account to support the first three months of the Extension Amendment. Sunorange agreed to deposit into the Trust Account an additional US$100,000 for each successive month, or portion thereof, that is needed by Finnovate to complete an initial business combination until May 8, 2024. All of such funds remitted by Sunorange will be interest-free and is due and payable upon the earlier to occur of (i) the date on which Finnovate consummates its Business Combination and (ii) the winding up of Finnovate is effective. At the election of the Sponsor, up to US$1,200,000 of the unpaid principal amount of the funds may be converted into warrants of Finnovate (the “Conversion Warrants”), each warrant being identical to the private placement warrants issued in the Finnovate IPO at a conversion price of US$1.00 per warrant.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds on a non-interest-bearing basis as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to US$1,500,000 of those loans may be converted into warrants at a price of US$1.00 per warrant at the option of the lender. The warrants would be identical to the private warrants issued and sold to the Sponsor in a private placement which occurred simultaneously with the closing of our initial public offering. Except as set forth above, the terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a general meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

We have entered into a registration rights agreement with respect to the Founder Shares, private warrants, ordinary shares held by our IPO underwriter and warrants issued upon conversion of working capital loans (if any), which is described under the heading “Registration Rights.”

We have entered into indemnity agreements with each of our officers and directors and our former senior consultant. Those agreements require us to indemnify those individuals to the fullest extent permitted under applicable Cayman Islands law and to hold harmless, exonerate and advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Related Party Transaction Policies

We have not yet adopted a formal policy for the review, approval or ratification of related party transactions. Accordingly, the transactions discussed above were not reviewed, approved or ratified in accordance with any such policy.

We have adopted a code of ethics requiring us to avoid, wherever possible, all conflicts of interest, except under guidelines or resolutions approved by our Board of Directors (or the appropriate committee of our board) or as disclosed in our public filings with the SEC. Under our code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving us. Our Code of Ethics is available on our website.

Our audit committee, pursuant to a written charter that we adopted prior to the consummation of our initial public offering, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present is required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee is required to approve a related party transaction. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, our officers or directors, or our or any of their affiliates.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor, our officers or directors unless we, or a committee of independent and disinterested directors, have obtained an opinion from an independent investment banking firm or an independent accounting firm that our initial business combination is fair to our Company from a financial point of view.

Furthermore, no finder’s fees, reimbursements or cash payments will be made by us to the Sponsor, our officers or directors, or our or any of their affiliates, for services rendered to us prior to or in connection with the completion of our initial business combination, other than the following payments, none of which will be made from the proceeds of our initial public offering and the sale of the private warrants held in the trust account prior to the completion of our initial business combination:

•        Repayment of an aggregate of up to US$1,200,000 in extension loans that may be made to us by Sunorange to cover the deposits made to the Trust Account to support the Extension Amendment;

•        Payment to the Sponsor of US$3,000 per month for office space, utilities and administrative support services;

•        Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and

•        Repayment of loans which may be made by the Sponsor or an affiliate of the Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to US$1,500,000 of those loans may be converted into warrants, at a price of US$1.00 per warrant at the option of the lender.

The above payments may be funded using the net proceeds of our initial public offering and the sale of the private warrants not held in the trust account or, upon completion of the initial business combination, from any amounts remaining from the proceeds of the trust account released to us in connection therewith.

Relationships and Related Party Transactions of Scage International

Employment Agreements and Indemnification Agreements

See “Management following the Business Combination—Employment Agreements and Indemnification Agreements” for details.

Other Related Party Transactions

The following table sets forth significant related party transactions of Scage International during the fiscal years ended June 30, 2024 and 2023, respectively.

Related parties	Nature	For the years ended June 30,
		2024	2023
		US$	US$
Mr. Chao Gao	Repayments of loan borrowed from a related party	454,645	—
	Proceeds of loans from a related party	—	632,766
Mr. Jimin An	Collection of loan previously lent to a related party	242,530	—
	Proceeds of loans borrowed from a related party	130,107	—
	Repayments of loan borrowed from a related party	96,888	—
	Expenses paid on behalf of the Company by a related party	73,892	27,405
	Reimbursement to a related party for expenses paid on behalf of the Company	63,308	—
Mr. Ziqian Guan	Expenses paid on behalf of the Company by a related party	180,324	44,290
	Reimbursement to a related party for expenses paid on behalf of the Company	109,805	—
	Advance to a related party for daily operation	54,209	—
Nanjing Feiqizhi Logistics Technology Co., Ltd.	Payment for purchases to a related party	262,983	—
	Collection of rent to a related party	16,886	—
	Rent to a related party	—	16,290
	Purchase from a related party	262,983	1,782
Mr. Yuanchi Guo	Expenses paid on behalf of the Company by a related party	11,855	—
Mr. Linfang Dong	Borrowing from a related party	—	—
	Repayment of the loan	—	11,505
Scage Future	Advance to related parties for daily operation	39,489	—

As of June 30, 2024 and 2023, Scage International had amounts due from related parties of US$39.5 thousand and US$280.6 thousand, respectively, and amounts due to related parties of US$238.9 thousand and US$638.1 thousand, respectively.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations

This section describes the material U.S. federal income tax considerations for beneficial owners of ordinary shares of Finnovate (“Finnovate Ordinary Shares”), warrants of Finnovate (“Finnovate Warrants”) (collectively with Finnovate Ordinary Shares, the “Finnovate securities”), and Company Ordinary Shares (including those converted from Company Preferred Shares in the Conversion) (i) electing, in the case of beneficial owners of Finnovate Ordinary Shares, to have their Finnovate Ordinary Shares redeemed for cash if the Business Combination is completed, (ii) of the Business Combination and (iii) of the ownership and disposition of PubCo ADSs and Assumed Warrants acquired pursuant to the Business Combination. This discussion applies only to Finnovate securities, Company Ordinary Shares, PubCo ADSs and Assumed Warrants held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not discuss all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules, including:

•        brokers, dealers and other investors that do not own their Finnovate securities, Company Ordinary Shares, PubCo ADSs or Assumed Warrants as capital assets;

•        traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;

•        banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

•        U.S. expatriates or former long-term residents of the United States;

•        persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the stock of Finnovate, Scage International or PubCo;

•        partnerships or other pass-through entities for U.S. federal income tax purposes, or beneficial owners of partnerships or other pass-through entities;

•        persons holding Finnovate securities, Company Ordinary Shares, PubCo ADSs or Assumed Warrants as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

•        persons required to accelerate the recognition of any item of gross income with respect to Finnovate securities, Company Ordinary Shares, PubCo ADSs or Assumed Warrants as a result of such income being recognized on an applicable financial statement;

•        persons whose functional currency is not the U.S. dollar;

•        persons that received Finnovate securities, Company Ordinary Shares, PubCo ADSs or Assumed Warrants as compensation for services; or

•        controlled foreign corporations or passive foreign investment companies.

For U.S. federal income tax purposes, persons who own our ADSs are generally considered to own the PubCo Ordinary Shares underlying any ADSs they own. Therefore, references to “ADSs” should also be considered references to the PubCo Ordinary Shares for U.S. federal income tax purposes.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published rulings by the U.S. Internal Revenue Service (the “IRS”) and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation, including the effect of the U.S. federal alternative minimum tax, or U.S. federal estate and gift tax, or any state, local or non-U.S. tax laws to a holder of Finnovate securities, Company Ordinary Shares, PubCo ADSs or Assumed Warrants. We have not sought and do not intend to seek any rulings from the IRS regarding the Business Combination. There is no assurance that the IRS will not take positions concerning the tax consequences of the Business Combination that are different from those discussed below, or that any such different positions would not be sustained by a court.

ALL HOLDERS OF FINNOVATE SECURITIES AND COMPANY ORDINARY SHARES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF PUBCO ADSs AND ASSUMED WARRANTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

The section applies to you if you are a U.S. holder. For purposes of this discussion, a U.S. holder means a beneficial owner of Finnovate securities, Company Ordinary Shares, PubCo ADSs or Assumed Warrants that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income tax regardless of its source; or

•        a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The Business Combination

Tax Consequences of the Business Combination

This section is subject to the discussion below under “—Application of the Passive Foreign Investment Company Rules to the Business Combination.”

It is the opinion of Finnovate’s counsel, Ellenoff Grossman & Schole LLP, that the Business Combination will qualify as an exchange described in Section 351(a) of the Code. However, there can be no assurance that the IRS will not successfully challenge this position, and if so then the exchange of Finnovate Ordinary Shares or Company Ordinary Shares for PubCo ADSs will be a taxable exchange, and the tax consequences described herein will be materially different from those described below. The remainder of this discussion assumes that the transactions described above qualify as an exchange described in Section 351(a) of the Code. In rendering this opinion, counsel may require and rely upon representations contained in letters and certificates to be received from Finnovate, the Company and PubCo. If the letters or certificates are incorrect, the conclusions reached in the tax opinion could be jeopardized. In addition, the opinion will be subject to certain qualifications and limitations as set forth therein.

Assuming such qualification as an exchange described in Section 351(a) of the Code, a U.S. holder that receives PubCo ADSs in exchange for Finnovate Ordinary Shares or Company Ordinary Shares in the Business Combination will not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the PubCo ADSs received in the Business Combination by a U.S. holder will be equal to the adjusted tax basis of the Finnovate Ordinary Shares or Company Ordinary Shares exchange therefor. The holding period of the PubCo ADSs will include the holding period during which the Finnovate Ordinary Shares or Company Ordinary Shares exchange therefor were held by such U.S. holder.

The appropriate U.S. federal income tax treatment of Finnovate Warrants received in the Business Combination is uncertain because, as described below, it is unclear whether the Mergers, in addition to qualifying as an exchange described in section 351(a) of the Code, will also qualify as a “reorganization” under Section 368 of the Code. There are many requirements that must be satisfied in order for the Business Combination to qualify as a “reorganization” under Section 368 of the Code, some of which are based upon factual determinations and others are fundamental to corporate reorganizations. For example, it is unclear as a matter of law whether an entity that may not have a historic business, such as Finnovate, can satisfy the “continuity of business enterprise” requirement under Section 368 of the Code. In addition, reorganization treatment could be adversely affected by events or actions that occur prior to or at the time of the Business Combination, some of which are outside the control of Finnovate. For example, the requirements for reorganization treatment could be affected by the magnitude of Finnovate Ordinary Share redemptions that occur in connection with the Business Combination. As a result, Finnovate’s counsel is unable to opine whether the Business Combination qualifies as a reorganization under Section 368 of the Code. If the Business Combination qualifies as an exchange governed only by Section 351 of the Code (and not by section 368 of the Code), a U.S. holder that holds no Finnovate Ordinary Shares and whose Finnovate Warrants automatically convert into Assumed Warrants will recognize gain or loss upon such exchange equal to the difference between the fair market value of the Assumed Warrants received and such U.S. holder’s adjusted basis in its Finnovate Warrants. A U.S. holder’s basis in its Assumed Warrants received in the Business Combination will equal the fair market value of the Assumed Warrants. A U.S. holder’s holding period in its Assumed Warrants will begin on the day after the Business Combination. If the Business Combination qualifies as a reorganization as well as a Section 351 exchange, a U.S. holder whose Finnovate Warrants automatically convert into Assumed Warrants should not recognize gain or loss upon such exchange. In such case, a U.S. holder’s adjusted tax basis in the Assumed Warrants received should be equal to the holder’s adjusted tax basis in the Finnovate Warrants exchanged therefor, and the holding period of the Assumed Warrants should include the holding period during which the Finnovate Warrants exchange therefor were held by such holder.

If the Business Combination qualifies as an exchange governed only by Section 351 of the Code (and not by Section 368 of the Code), a U.S. holder that receives PubCo ADSs in exchange for Finnovate Ordinary Shares and that holds Finnovate Warrants that automatically convert into Assumed Warrants will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess (if any) of (x) the sum of the fair market values of the PubCo ADSs and the Assumed Warrants received by such holder over (y) such holder’s aggregate adjusted tax basis in the Finnovate Ordinary Shares and Finnovate Warrants exchanged therefor) and (ii) the fair market value of the Assumed Warrants received by such holder in such exchange. To determine the amount of gain, if any, that such U.S. holder must recognize, the holder must compute the amount of gain or loss realized as a result of the Business Combination on a share-by-share and warrant-by-warrant basis by allocating the aggregate fair market value of (i) the PubCo ADSs and (ii) the Assumed Warrants received by such U.S. holder among the Finnovate Ordinary Shares and Finnovate Warrants owned by such U.S. holder immediately prior to the Business Combination in proportion to their fair market values. Any loss realized by a U.S. holder would not be recognized. In this case, the holding period of the PubCo ADSs received in the Business Combination will include the holding period during which the Finnovate Ordinary Shares exchanged therefor were held by such U.S. holder, and the holding period of Assumed Warrants received in the Business Combination will begin on the day after the Business Combination.

If the Business Combination qualifies as a reorganization as well as a Section 351 exchange, a U.S. holder that receives PubCo ADSs in exchange for Finnovate Ordinary Shares and whose Finnovate Warrants automatically convert into Assumed Warrants will not recognize any gain or loss upon the exchange. In such case, a U.S. holder’s tax basis in the PubCo ADSs and the Assumed Warrants received will be equal to the U.S. holder’s basis in the Finnovate Ordinary Shares and Finnovate Warrants exchanged therefor, and the holding period of the PubCo ADSs and Assumed Warrants will include the holding period during which the Finnovate Ordinary Shares and Finnovate Warrants exchanged therefor were held by such U.S. holder. However, there are many requirements that must be satisfied in order for the Business Combination to qualify as a “reorganization” under Section 368 of the Code, some of which are based upon factual determinations and others are fundamental to corporate reorganizations. For example, it is unclear as a matter of law whether an entity that may not have a historic business, such as Finnovate, can satisfy the “continuity of business enterprise” requirement under Section 368 of the Code. In addition, reorganization treatment could be adversely affected by events or actions that occur prior to or at the time of the Business Combination, some of which are outside the control of Finnovate. For example, the requirements for reorganization treatment could be affected by the magnitude of Finnovate Ordinary Share redemptions that occur in connection with the Business Combination.

U.S. holders of Finnovate Warrants are urged to consult with their tax advisors regarding the treatment of their Finnovate Warrants in connection with the Business Combination.

Application of the Passive Foreign Investment Company Rules to the Business Combination

Based upon the composition of its income and assets, Finnovate believes that that it would likely be considered a passive foreign investment company (“PFIC”) for its current taxable year which ends as a result of the Business Combination. Scage International has not determined whether it is likely to be a PFIC for its current taxable year.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging Finnovate Warrants for newly issued Assumed Warrants) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. holders of Finnovate Ordinary Shares or Company Ordinary Shares in connection with the Business Combination if:

(1)    Finnovate or Scage International, as the case may be, were classified as a PFIC at any time during such U.S. holder’s holding period for such Finnovate Ordinary Shares or Company Ordinary Shares; and

(2)    the U.S. holder had not timely made, effective from the first taxable year of its holding period of Finnovate Ordinary Shares or Company Ordinary Shares during which Finnovate or Scage International, as the case may be, qualified as a PFIC: (a) a valid election to treat Finnovate or Scage International, as the case may be, as a “qualified electing fund” under Section 1295 of the Code (a “QEF election”), or (b) a valid “mark-to-market election” under Section 1296 of the Code, with respect to such Finnovate Ordinary Shares or Company or Ordinary Shares.

The application of the PFIC rules to Finnovate Warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include a Finnovate Warrant) to acquire stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that a QEF Election does not apply to options and no mark-to-market election (as described above) is currently available with respect to options. Therefore, if finalized in their current form, these proposed Treasury Regulations may require gain recognition on the exchange of Finnovate Warrants for Assumed Warrants pursuant to the Business Combination Agreement.

The tax on any such recognized gain would be imposed based on the “excess distribution” rules, discussed below under “—Ownership and Disposition of PubCo ADSs and Assumed Warrants by U.S. Holders—Passive Foreign Investment Company Rules.”

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Additionally, the treatment of U.S. holders of Finnovate Ordinary Shares or Company Ordinary Shares who exchange their Finnovate Ordinary Shares or Company Ordinary Shares for PubCo ADSs could be materially different from that described above if PubCo is treated as a PFIC for U.S. federal income tax purposes (see discussion below under “—Ownership and Disposition of PubCo ADSs and Assumed Warrants by U.S. Holders—Passive Foreign Investment Company Rules”). Therefore, U.S. holders of Finnovate Ordinary Shares or Company Ordinary Shares that have not made a timely QEF election or a mark-to-market election and U.S. holders of Finnovate Warrants may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Business Combination to the extent their Finnovate Ordinary Shares and/or Finnovate Warrants or Company Ordinary Shares have a fair market value in excess of their tax basis therein.

THE RULES DEALING WITH PFICS IN THE CONTEXT OF THE BUSINESS COMBINATION ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS. ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Redemption of Finnovate Ordinary Shares

In the event that a U.S. holder of Finnovate Ordinary Shares exercises such holder’s right to have such holder’s Finnovate Ordinary Shares redeemed pursuant to the redemption provisions described herein, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of such stock pursuant to Section 302 of the Code or whether the U.S. holder will be treated as receiving a corporate distribution within the meaning of Section 301 of the Code. Whether that redemption qualifies for sale treatment will depend largely on the total number of shares of Finnovate Ordinary Shares treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder as a result of, among other things, owning warrants)

relative to all of shares of Finnovate Ordinary Shares both before and after the redemption. The redemption of stock generally will be treated as a sale of the stock (rather than as a corporate distribution) if the redemption is “substantially disproportionate” with respect to the U.S. holder, results in a “complete termination” of the U.S. holder’s interest in Finnovate or is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of Finnovate Ordinary Shares that are constructively owned by such U.S. holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which generally would include ordinary shares that could be acquired pursuant to the exercise of the Finnovate Warrants. In order to meet the substantially disproportionate test, the percentage of Finnovate’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Finnovate Ordinary Shares must, among other requirements, be less than 80% of the percentage of Finnovate’s outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either all the Finnovate Ordinary Shares actually and constructively owned by the U.S. holder are redeemed or all the Finnovate Ordinary Shares actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of the Finnovate Ordinary Shares will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Finnovate. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in Finnovate will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of redemption.

If the redemption qualifies as a sale of stock by the U.S. holder under Section 302 of the Code, the U.S. holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the Finnovate Ordinary Shares redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. holder’s tax basis in such holder’s shares of Finnovate Ordinary Shares generally will equal the cost of such shares. A U.S. holder that purchased Finnovate Units would have been required to allocate the cost between the shares of Finnovate Ordinary Shares and the Finnovate Warrants comprising the Finnovate Units based on their relative fair market values at the time of the purchase.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s Finnovate Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Finnovate Ordinary Shares. Special rules apply to dividends received by U.S. holders that are taxable corporations. After the application of the foregoing rules, any remaining tax basis of the U.S. holder in the redeemed Finnovate Ordinary Shares will be added to the U.S. holder’s adjusted tax basis in its remaining Finnovate Ordinary Shares, or, to the basis of Finnovate Ordinary Shares constructively owned by such holder if the stock actually owned by the holder is completely redeemed.

Ownership and Disposition of PubCo ADSs and Assumed Warrants by U.S. Holders

Distributions on PubCo ADSs

This section is subject to further discussion under “—Passive Foreign Investment Company Rules” below.

Distributions paid by PubCo out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as dividend income. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the

U.S. holder’s basis in the PubCo ADSs and thereafter as capital gain. However, PubCo does not intend to maintain calculations of its earnings and profits in accordance with U.S. federal income tax accounting principles. U.S. holders should therefore assume that any distribution by PubCo with respect to its shares will be treated as ordinary dividend income. Such dividends will not be eligible for the dividends-received deduction allowed to U.S. corporations with respect to dividends received from other U.S. corporations. U.S. holders should consult their own tax advisers with respect to the appropriate U.S. federal income tax treatment of any distribution received from PubCo.

Dividends received by non-corporate U.S. holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if the PubCo ADSs are readily tradable on an established securities market in the United States. There can be no assurance that PubCo ADSs will be considered “readily tradable” on an established securities market in future years. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of PubCo’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to the positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. PubCo will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See discussion below under “—Passive Foreign Investment Company Rules.” U.S. holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to PubCo ADSs.

Subject to certain exceptions, dividends on PubCo ADSs will generally constitute foreign source income for foreign tax credit limitation purposes. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by PubCo with respect to the PubCo ADSs generally will constitute “passive category income” but could, in the case of certain U.S. holders, constitute “general category income.”

Sale, Exchange or Other Taxable Disposition of PubCo ADSs and Assumed Warrants

This section is subject to further discussion under “—Passive Foreign Investment Company Rules,” below.

A U.S. holder generally would recognize gain or loss on any sale, exchange or other taxable disposition of PubCo ADSs or Assumed Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such PubCo ADSs or such Assumed Warrants, as applicable. Any gain or loss recognized by a U.S. holder on a taxable disposition of PubCo ADSs or Assumed Warrants generally will be capital gain or loss. A non-corporate U.S. holder, including an individual, who has held the PubCo ADSs or Assumed Warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations. Any such gain or loss recognized generally will be treated as U.S. source gain or loss. In the event any non-U.S. tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. holder’s ability to claim a foreign tax credit for such non-U.S. tax is subject to various limitations and restrictions. U.S. holders should consult their tax advisors regarding the ability to claim a foreign tax credit.

Exercise or Lapse of an Assumed Warrant

A U.S. holder generally will not recognize gain or loss upon the acquisition of a PubCo Ordinary Share on the exercise of an Assumed Warrant for cash. A U.S. holder’s initial tax basis in its PubCo ADSs received upon exercise of the Assumed Warrant generally would be an amount equal to the sum of the U.S. holder’s tax basis in Assumed Warrant exercised therefor and the exercise price. The U.S. holder’s holding period for a PubCo Ordinary Share received upon exercise of the Assumed Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Assumed Warrant and will not include the period during which the U.S. holder held the Assumed Warrant. If a Assumed Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Assumed Warrant.

The tax consequences of a cashless exercise of an Assumed Warrant are not clear under current tax law. Subject to the PFIC rules discussed under “—Passive Foreign Investment Company Rules” below, a cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. holder’s basis in the PubCo ADSs received would equal the holder’s basis in the Assumed Warrants exercised therefor. If the cashless exercise were treated as not being a gain realization event, a U.S. holder’s holding period in the PubCo ADSs would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Assumed Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the PubCo ADSs would include the holding period of the Assumed Warrants exercised therefor.

It is also possible that a cashless exercise of an Assumed Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth under “—Sale, Exchange, or Other Taxable Disposition of PubCo ADSs and Assumed Warrants.” In such event, a U.S. holder could be deemed to have surrendered warrants having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. Subject to the discussion below under “—Passive Foreign Investment Company Rules”, the U.S. holder would recognize capital gain or loss with respect to the Assumed Warrants deemed surrendered in an amount generally equal to the difference between (i) the fair market value of the PubCo ADSs that would have been received in a regular exercise of the Assumed Warrants deemed surrendered, net of the aggregate exercise price of such Assumed Warrants and (ii) the U.S. holder’s tax basis in such Assumed Warrants. In this case, a U.S. holder’s aggregate tax basis in the PubCo ADSs received would equal the sum of (i) such U.S. holder’s tax basis in the Assumed Warrants deemed exercised and (ii) the aggregate exercise price of such Assumed Warrants. A U.S. holder’s holding period for the PubCo ADSs received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the Assumed Warrants and will not include the period during which the U.S. holder held the Assumed Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, including when a U.S. holder’s holding period would commence with respect to the PubCo Ordinary Share received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Assumed Warrants.

Possible Effect of the Change in the Assumed Warrant Conversion Ratio

In some circumstances, the conversion ratio of the Assumed Warrants is subject to adjustment. For U.S. federal income tax purposes, U.S. holders of the Assumed Warrants will be treated as having received a constructive distribution, resulting in ordinary income to the extent of the increase of the U.S. holder’s proportionate interest in the PubCo’s current or accumulated earnings and profits if certain adjustments in the conversion ratio occur (particularly an adjustment to reflect a taxable dividend to holders of the PubCo ADSs) to increase the proportionate interest of the U.S. holder of a Assumed Warrant in the fully diluted PubCo ADSs, whether or not the U.S. holder ever exercises the Assumed Warrant. Generally, a U.S. holder’s tax basis in an Assumed Warrant will be increased by the amount of any such constructive distribution. The rules with respect to such adjustments are complex and U.S. holders should consult their own tax advisers regarding the applicability of such rules.

Passive Foreign Investment Company Rules

Generally.    The treatment of U.S. holders of the PubCo ADSs and Assumed Warrants could be materially different from that described above if PubCo is treated as a PFIC for U.S. federal income tax purposes. A PFIC is any non-U.S. corporation with respect to which either: (i) 75% or more of the gross income for a taxable year constitutes passive income for purposes of the PFIC rules (the “PFIC income test”), or (ii) more than 50% of such foreign corporation’s assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income (the “PFIC asset test”). Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. The determination of whether a foreign corporation is a PFIC is based upon the composition of such foreign corporation’s income and assets (including, among others, its proportionate share of the income and assets of any other corporation in which it owns, directly or indirectly, 25% (by value) of the stock), and the nature of such non-U.S. corporation’s activities. A separate determination must be made after the close of each taxable year as to whether a non-U.S. corporation was a PFIC for that year. Once a non-U.S. corporation qualifies as a PFIC it is, with respect to a shareholder during the time it qualifies as a PFIC, always treated as a PFIC with respect to such shareholder, regardless of whether it satisfied either of the qualification tests in subsequent years (unless the U.S. holder makes a deemed sale election with respect to the PubCo ADSs or Assumed Warrants once PubCo ceases to satisfy either of the qualification tests).

The determination of whether PubCo will be treated as a PFIC for the taxable year that includes the Business Combination will depend on a number of factors, including the timing of the Business Combination and the amount of cash held by Finnovate and Scage International and its subsidiaries at the time of the Business Combination, among others. Accordingly, there can be no assurances in this regard or any assurances that PubCo will not be treated as a PFIC in the taxable year that includes the Business Combination or any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and there can be no assurance that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Following the consummation of the Business Combination, whether PubCo or any of its subsidiaries are a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of its income and assets, and the market value of its securities. Changes in PubCo’s composition, the composition of PubCo’s income or the composition of its assets may cause it to be or become a PFIC for the current or subsequent taxable years. Whether PubCo is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.

If PubCo is or becomes a PFIC during any year in which a U.S. holder holds PubCo ADSs or Assumed Warrants, there are three separate taxation regimes that could apply to such U.S. holder under the PFIC rules, which are the (i) excess distribution regime (which is the default regime), (ii) QEF regime, and (iii) mark-to-market regime. A U.S. holder who holds (actually or constructively, including on account of holding an option to acquire stock) stock in a non-U.S. corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. federal income taxation under one of these three regimes. The effect of the PFIC rules on a U.S. holder will depend upon which of these regimes applies to such U.S. holder. However, dividends paid by a PFIC are generally not eligible for the lower rates of taxation applicable to qualified dividend income (“QDI”) under any of the foregoing regimes.

Excess Distribution Regime.    If you do not make a QEF election or a mark-to-market election, as described below, you will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of your PubCo ADSs or Assumed Warrants, and (ii) any “excess distribution” you receive on your PubCo ADSs (generally, any distributions in excess of 125% of the average of the annual distributions on PubCo ADSs during the preceding three years or your holding period, whichever is shorter). Generally, under this excess distribution regime:

a.      the gain or excess distribution will be allocated ratably over the period during which you held your PubCo ADSs or Assumed Warrants;

b.      the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which PubCo is a PFIC, will be taxed as ordinary income; and

c.      the amount allocated to each of the other taxable years will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) realized on the sale of your PubCo ADSs or Assumed Warrants cannot be treated as capital gains, even if you hold the shares as capital assets. Further, no portion of any distribution will be treated as QDI.

For purposes of the foregoing rules, the holding period of PubCo ADSs received upon an exercise of Assumed Warrants will generally include the U.S. holder’s holding period in the warrant.

QEF Regime.    If PubCo is a PFIC, a U.S. holder of PubCo ADSs (but not Assumed Warrants) may avoid taxation under the excess distribution rules described above by making a QEF election. However, a U.S. holder may make a QEF election with respect to its PubCo ADSs only if PubCo provides U.S. holders on an annual basis with certain financial information specified under applicable U.S. Treasury Regulations. Because PubCo currently does not intend to provide U.S. holders with such information on an annual basis, U.S. holders generally would not be able to make a QEF election with respect to the PubCo ADSs.

Mark-to-Market Regime.    Alternatively, a U.S. holder of PubCo ADSs (but not Assumed Warrants) may also avoid taxation under the excess distribution rules by making a mark-to-market election. The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury Regulations. The PubCo ADSs, which are expected to be listed on the Nasdaq, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that they will be “regularly traded” for purposes of these rules. If a U.S. holder makes a valid mark-to-market election with respect to its PubCo ADSs, such U.S. holder will include as ordinary income each year, the excess, if any, of the fair market value of the PubCo ADSs at the end of the taxable year over the U.S. holders adjusted basis in the PubCo ADSs. Such U.S. holder will also be allowed to take an ordinary loss in respect of the excess, if any, of such holder’s adjusted basis in the PubCo ADSs over the fair market value of such PubCo ADSs at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. holder’s basis in the PubCo ADSs will be adjusted to reflect any such income or loss amounts. Any gain that is recognized on the sale or other taxable disposition of PubCo ADSs would be ordinary income and any loss would be an ordinary loss to the extent of the net amount of previously included income as a result of the mark-to-market election and, thereafter, a capital loss. A mark-to-market election cannot be made for any lower-tier PFICs. U.S. holders should consult their tax advisers regarding the application of the PFIC rules to their indirect ownership of shares in any lower-tier PFICs.

PFIC Reporting Requirements.    A U.S. holder who owns, or who is treated as owning, PFIC stock during any taxable year in which PubCo is classified as a PFIC may be required to file IRS Form 8621. U.S. holders of PubCo ADSs and Assumed Warrants should consult their tax advisors regarding the requirement to file IRS Form 8621 and the potential application of the PFIC regime.

Additional Reporting Requirements

Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of an applicable dollar threshold are required to report information to the IRS relating to PubCo ADSs and Assumed Warrants, subject to certain exceptions (including an exception for PubCo ADSs and Assumed Warrants held in an account maintained with a U.S. financial institution), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold PubCo ADSs and Assumed Warrants. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of PubCo ADSs and Assumed Warrants.

Non-U.S. Holders

The section applies to you if you are a non-U.S. holder. For purposes of this discussion, a non-U.S. holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Finnovate securities, Company Ordinary Shares, PubCo ADSs or Assumed Warrants that is not a U.S. holder, including:

1.      a nonresident alien individual, other than certain former citizens and residents of the United States;

2.      a foreign corporation; or

3.      a foreign estate or trust;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition.

Non-U.S. Holders Exercising Redemption Rights with Respect to Finnovate Ordinary Shares

The characterization for U.S. federal income tax purposes of the redemption of a non-U.S. holder’s Finnovate Ordinary Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Finnovate Ordinary Shares, as described above under “—U.S. Holders—The Business Combination—Redemption of Finnovate Ordinary Shares.” Any redeeming non-U.S. holder generally will not be subject to

U.S. federal income tax and U.S. federal withholding tax on any gain recognized as a result of the redemption treated as a sale of stock under Section 302 of the Code or any corporate distribution received in the redemption within the meaning of Section 301 of the Code, except to the extent described below under “—Ownership and Disposition of PubCo ADSs and Assumed Warrants by Non-U.S. Holders”.

Ownership and Disposition of PubCo ADSs and Assumed Warrants by Non-U.S. Holders

A non-U.S. holder of PubCo ADSs or Assumed Warrants will not be subject to U.S. federal income tax or, subject to the discussion below under “—Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends received on PubCo ADSs or any gain recognized on a sale or other disposition of PubCo ADSs (including, any distribution to the extent it exceeds the adjusted basis in the non-U.S. holder’s PubCo ADSs) or Assumed Warrants unless the dividend or gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. In addition, special rules may apply to a non-U.S. holder that is an individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met. Such holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the sale or disposition of PubCo ADSs and Assumed Warrants.

Dividends and gains that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a non-U.S. holder’s exercise of an Assumed Warrant, or the lapse of an Assumed Warrant held by a non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “—U.S. Holders—Ownership and Disposition of PubCo ADSs and Assumed Warrants by U.S. Holders—Exercise or Lapse of an Assumed Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a non-U.S. holder’s gain on the sale or other disposition of the PubCo ADSs and Assumed Warrants.

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of Finnovate Ordinary Shares, dividends received by U.S. holders of PubCo ADSs, and the proceeds received on the disposition of PubCo ADSs or Assumed Warrants effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) or is otherwise subject to backup withholding. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and non-U.S. holders may be subject to backup withholding on amounts received in respect of their Finnovate securities, Company Ordinary Shares, PubCo ADSs or Assumed Warrants, unless the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

DESCRIPTION OF PUBCO’S SHARE CAPITAL

The following description of the material terms of the share capital of PubCo following the closing of the Business Combination includes a summary of specified provisions of the PubCo A&R MAA that will be in effect upon closing of the Business Combination. This description is qualified by reference to the PubCo A&R MAA as will be in effect upon consummation of the Business Combination, substantially in the form attached to this proxy statement/prospectus as Annex C and incorporated in this proxy statement/prospectus by reference. In this section, the terms “PubCo,” “we,” “our” or “us” refer to Scage Future following the completion of the Business Combination, and all capitalized terms used in this section are as defined in the PubCo A&R MAA, unless elsewhere defined herein.

PubCo is a Cayman Islands exempted company and its affairs are governed by the PubCo A&R MAA, upon the closing of the Business Combination, the Cayman Companies Act, and the common law of the Cayman Islands.

As of the date of this proxy statement/prospectus, the authorized share capital of PubCo is US$50,000 divided into 500,000,000 shares comprising (i) 400,000,000 PubCo Ordinary Shares of US$0.0001 par value each; and (ii) 100,000,000 shares of US$0.0001 par value each of such class or classes (however designated) as the PubCo’s board of directors may determine in accordance with the PubCo A&R MAA, with one ordinary share issued and outstanding.

Following the completion of the Business Combination, PubCo will have up to 72,810,209 PubCo Ordinary Shares issued and outstanding (assuming no redemption, no conversion of outstanding convertible bonds of Scage International and no share issuance to the financial consultant upon Closing), or up to 71,944,917 PubCo Ordinary Shares issued and outstanding (assuming Contractual Maximum Redemption and no conversion of outstanding convertible bonds of Scage International and no share issuance to the financial consultant upon Closing). All of the PubCo Ordinary Shares issued and outstanding, and all of the PubCo Ordinary Shares to be issued pursuant to the Business Combination have been or will be issued as fully paid, and certain PubCo Ordinary Shares issued pursuant to the Business Combination will be represented by PubCo ADSs.

The following includes a summary of the material provisions of the PubCo A&R MAA of the PubCo after the completion of the Business Combination and the Cayman Companies Act in so far as they relate to the material terms of PubCo Ordinary Shares. The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of the PubCo A&R MAA attached as Annex C to this proxy statement/prospectus.

Ordinary Shares

General

All of the issued PubCo Ordinary Shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares.

Dividends

Subject to the provisions of the Cayman Companies Act and any rights attaching to any class or classes of shares under and in accordance with the PubCo A&R MAA:

•        the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

•        our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors. Subject to the requirements of the Cayman Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account.

Voting Rights

Subject to any rights or restrictions as to voting attached to any shares, unless any share carries special voting rights, on a show of hands every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote per PubCo Ordinary Share. On a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy, or, in the case of corporations, by their duly authorized representatives, at a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy, at a general meeting. A special resolution will be required for important matters such as a change of name or making changes to the PubCo A&R MAA.

Directors’ Power to Issue Shares

Subject to the provisions of the Cayman Companies Act and the PubCo A&R MAA (including provisions about the redemption and purchase of PubCo Ordinary Shares), our board of directors may, in their absolute discretion and without the approval of the shareholders, cause us to (1) allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide; and (2) grant rights over shares or other securities to be issued in one or more classes as they deem necessary or appropriate and determine the designations, powers, preferences, privileges and other rights attaching to such shares or securities, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers, preferences, privileges and rights associated with the then issued and outstanding shares, at such times and on such other terms as they think proper.

Transfer of PubCo Ordinary Shares

Subject to any applicable requirements set forth in the PubCo A&R MAA and provided that a transfer of PubCo Ordinary Shares complies with applicable rules of the exchange, a shareholder may transfer PubCo Ordinary Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the exchange or in any other form approved by the directors, executed:

•        where the PubCo Ordinary Shares are fully paid, by or on behalf of that shareholder; and

•        where the PubCo Ordinary Shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of an PubCo Ordinary Share until the name of the transferee is entered into our register of members.

Where the PubCo Ordinary Shares in question are not listed or subject to the rules of the exchange, the board of directors may in its absolute discretion, decline to register any transfer of any PubCo Ordinary Share that has not been fully paid up or is subject to a company lien. The board of directors may also decline to register any transfer of any PubCo Ordinary Shares unless:

•        the instrument of transfer is lodged with us, accompanied by the certificate (if any) for the PubCo Ordinary Shares to which it relates and such other evidence as the board of directors may reasonably require to show the right of the transferor to make the transfer;

•        the instrument of transfer is in respect of only one class of PubCo Ordinary Shares;

•        the instrument of transfer is properly stamped, if required;

•        the PubCo Ordinary Shares transferred are Fully Paid Up (as defined under the PubCo A&R MAA) and free of any lien in favour of PubCo;

•        in the case of a transfer to joint holders, the number of joint holders to whom the PubCo Ordinary Share is to be transferred does not exceed four; and

•        any applicable fee of such maximum sum as the exchange may determine to be payable or such lesser sum as the directors may from time to time require is paid to PubCo in respect thereof.

If our directors refuse to register a transfer, they shall, within three calendar months after the date on which the instrument of transfer was lodged with us, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the exchange and on 14 Clear Days (as defined under the PubCo A&R MAA)’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register of members closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register of members closed for more than 30 Clear Days in any year.

Liquidation

If the PubCo is wound up, the shareholders may, subject to the PubCo A&R MAA and any other sanction required by the Cayman Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

•        to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

•        to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Calls on PubCo Ordinary Shares and Forfeiture of PubCo Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of PubCo Ordinary Shares

Subject to the provisions of the Cayman Companies Act and other applicable law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares, as may be determined by the board of directors.

Variations of Rights of Shares

Whenever the capital of PubCo is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class. The rights attached to or otherwise conferred upon the holders of the shares of any class shall not be deemed to be varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

General Meetings of Shareholders

General meetings may be convened by a majority of our board of directors. Advance notice of at least five (5) Clear Days is required for the convening of our annual general meeting and any other extraordinary general meeting of our shareholders. A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting if PubCo has more than one shareholders.

Inspection of Books and Records

Holders of PubCo Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than copies of our memorandum and articles of association and register of mortgages and charges, and any special resolutions passed by our shareholders).

Changes in Capital

We may from time to time by ordinary resolution:

•        increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

•        consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•        convert all or any of our paid-up shares into stock, and reconvert that stock into paid up shares of any denomination;

•        sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; or

•        cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Cayman Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce its share capital in any way

Anti-Takeover Provisions

Some provisions of the PubCo A&R MAA may discourage, delay or prevent a change of control of us or management that shareholders may consider favorable, including provisions that:

•        authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

•        limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under the PubCo A&R MAA for a proper purpose and for what they believe in good faith to be in the best interests of us.

Mergers and Similar Arrangements

The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies provided that the laws of the foreign jurisdiction permit such merger or consolidation. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a new consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is affected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by seventy-five percent (75%) in value of the shareholders or class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)     the statutory provisions as to the required majority vote have been met;

(b)    the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)     the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)    the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Squeeze-out Provisions

The Cayman Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Special Considerations for Exempted Companies

PubCo is an exempted company incorporated with limited liability under the Cayman Companies Act. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•        is a company that conducts its business mainly outside the Cayman Islands;

•        is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

•        does not have to make its register of members open to inspection by shareholders of that company;

•        does not have to hold an annual general meeting;

•        may obtain an undertaking against the imposition of any future taxation;

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as a limited duration company; and

•        may register as a segregated portfolio company.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by the PubCo A&R MAA on the rights of non-resident or foreign shareholders to hold or exercise voting rights on PubCo’s shares. In addition, there are no provisions in the PubCo A&R MAA governing the ownership threshold above which shareholder ownership must be disclosed.

Enforceability of Civil Liability under Cayman Islands Law

The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

There is uncertainty as to whether the courts of the Cayman Islands would:

•        recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

•        entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

There is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

(a)     is given by a foreign court of competent jurisdiction;

(b)    imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)     is final;

(d)    is not in respect of taxes, a fine or a penalty;

(e)     was not obtained by fraud; and

(f)     is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Anti-Money Laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases, the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (Revised) of the Cayman Islands, as amended and revised from time to time (the “Regulations”). Depending on the circumstances of each application, a detailed verification of identity might not be required where:

•        the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or

•        the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

•        the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority, or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection—Cayman Islands

This privacy notice explains the manner in which we collect, process, and maintain personal data about our investors pursuant to the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

By virtue of your investment in our Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g., to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by our Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into our Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

COMPARISON OF SHAREHOLDER RIGHTS

General

Finnovate is incorporated as a Cayman Islands exempted company and the rights of Finnovate’s shareholders are governed by the laws of the Cayman Islands, including the Cayman Companies Act, and by the Finnovate Articles. Scage International is incorporated as a Cayman Islands exempted company, and the rights of Scage International’s shareholders are governed by amended and restated memorandum and articles of association of Scage International (“Scage International Articles”). PubCo is incorporated as a Cayman Islands exempted company and the rights of PubCo’s shareholders will be governed by the laws of the Cayman Islands, including the Cayman Companies Act, and by PubCo A&R MAA. Following the Business Combination, the rights of Finnovate’s shareholders and Scage International’s shareholders who become PubCo’s shareholders will continue to be governed by Cayman Islands law but will no longer be governed by the Finnovate Articles or Scage International Articles, respectively, and instead will be governed by PubCo A&R MAA.

Comparison of Shareholders’ Rights

Set forth below is a summary comparison of material differences between the rights of Finnovate’s shareholders under the Finnovate Articles (left column), the rights of Scage International’s shareholders under the Scage International Articles (middle column), and the rights of PubCo shareholders under PubCo A&R MAA (right column) following the completion of the Business Combination. The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Finnovate Articles, Scage International Articles, and PubCo A&R MAA, as well as the relevant provisions of the Cayman Companies Act.

Finnovate	Scage International	PubCo
Authorized Share Capital

Share capital of Finnovate is US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

Share capital of Scage International is US$50,000 divided into 5,000,000,000 shares, consisting (1) 4,968,808,414 ordinary shares of a par value of US$0.00001 each, (2) 13,613,762 Series Angel Preferred Shares of a par value of US$0.00001 each, (3) 12,495,712 Series Pre-A Preferred Shares with a par value of US$0.00001 each, and (4) 5,082,112 Series A Preferred Shares with a par value of US$0.00001 each.

The share capital of PubCo is US$50,000 divided into 500,000,000 shares comprising (i) 400,000,000 PubCo Ordinary Shares of US$0.0001 par value each; and (ii) 100,000,000 shares of US$0.0001 par value each of such class or classes (however designated) as the PubCo’s board of directors may determine in accordance with the PubCo A&R MAA.

Number of Directors
The board of directors shall consist of not less than one person, provided however that Finnovate may by ordinary resolution increase or reduce the limits in the number of directors.

The board of directors shall consist of nine members, among which certain investors shall have the right to appoint a total of four directors (“Investor Directors”) and the founder shall have the rights to appoint five directors (“Founder Directors”).

PubCo’s board of directors shall consist of not less than three persons provided however that PubCo may by ordinary resolution increase or reduce the limits in the number of directors.

Finnovate	Scage International	PubCo
Appointment and Removal of Directors

Prior to the consummation of an initial business combination, Finnovate may by ordinary resolution of the holders of the Finnovate Class B Ordinary Shares appoint any person to be a director or may by ordinary resolution of the holders of the Finnovate Class B Shares remove any director. For the avoidance of doubt, prior to the consummation of an initial business combination, holders of Finnovate Class B Ordinary Shares shall have no right to vote on the appointment or removal of any director.

All shareholders or their proxy shall vote for the appointment of the Investor Directors and Founder Directors, and Scage International shall not remove any Investor Director or Founder Directors without the prior written consent of the investors or founder, respectively. Any Director who shall have been elected and appointed by a specified group of members may be removed, either for or without cause, by, and only by, the affirmative vote of the group of members then entitled to elect such director.

A director may be appointed by ordinary resolution or by a simple majority of the directors present and voting at a board meeting. The remaining director(s) may appoint a director even though there is not a quorum of directors. A director may be removed by ordinary resolution.

Filling Vacancies on the Board of Directors

The directors may appoint any person to be a director, either to fill a vacancy provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the Finnovate Articles as the maximum number of directors.

Any vacancy in the board of directors caused as a result of such removal of any Director who shall have been elected and appointed by a specified group of members, may be filled by, and only by, the affirmative vote of the group of members then entitled to elect such director, unless otherwise agreed upon among such members.

Any appointment may be to fill a vacancy or as an additional director. No appointment can cause the number of directors to exceed the maximum (if one is set); and any such appointment shall be invalid.

Shareholder Meeting Quorum

The holders of a majority of the shares of Finnovate being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum.

The holders of a majority of the aggregate voting power of all of the ordinary shares entitled to notice of and to attend and vote at such general meeting present in person or by proxy or if a company or other non-natural person by its duly authorized representative shall be a quorum.

One or more members holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at any general meeting if PubCo has more than one member.
Calling a General Meeting of Shareholders

The directors, the chief executive officer or the chairman of the board of directors may call general meetings, and, for the avoidance of doubt, shareholders shall not have the ability to call general meetings.

Scage International shall, if required by the statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the directors shall appoint. At these meetings, the report of the directors (if any) shall be presented. The directors may call general meetings, and they shall on a members requisition forthwith proceed to convene an extraordinary general meeting of Scage International.

The chairman of the PubCo’s board of directors or a majority of the directors may call a general meeting at any time. The directors must also call a general meeting if requisitioned by one or more members who together hold at least one-third (1/3) of the rights to vote at such general meeting.

Finnovate	Scage International	PubCo
Advance Notice of Meetings

A director may, or other officer on the direction of a director shall, call a meeting of the directors by at least two days’ notice in writing to every director, unless notice is waived by all the directors either at, before or after the meeting is held.

At least five clear days’ notice shall be given of any general meeting.

At least fifteen (15) Business Days’ notice shall be given of any general meeting unless such notice is waived either before, at or after such meeting (1) by the members (or their proxies) holding a majority of the aggregate voting power of all of the then outstanding ordinary shares entitled to attend and vote thereat (including the preferred shares on an as-converted basis), (ii) by the preferred shareholders (or their proxies).

Notice of a board meeting may be given to a director personally or by word of mouth or given in writing or by electronic communications at such address as he may from time to time specify for this purpose (or, if he does not specify an address, at his last known address). A director may waive his right to receive notice of any meeting either prospectively or retrospectively.

At least five clear days’ notice shall be given to members for any general meeting.

Shareholder Action by Written Consent

A resolution (including a special resolution) in writing (in one or more counterparts) signed by or on behalf of all of the shareholders for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorized representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of Finnovate duly convened and held.

Subject to certain restrictions, a resolution (including a special resolution) in writing (in one or more counterparts) signed by all the members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of Scage International duly convened and held.

Members may pass a resolution in writing without holding a meeting if the following conditions are met: (a) all members entitled to vote are given notice of the resolution as if the same were being proposed at a meeting of members; (b) all members entitled so to vote sign a document or sign several documents in the like form each signed by one or more of those members; (c) the signed document or documents is or are delivered to PubCo, including, if PubCo so nominates, by delivery of an electronic record by electronic means to the address specified for that purpose; and (4) such written resolution shall be as effective as if it had been passed at a meeting of the members entitled to vote duly convened and held.

Voting Requirements for Amendments to Memorandum and Articles of Association

Finnovate may by special resolution (resolution passed by at least two-thirds of such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and a unanimous written resolution) to alter or add to the memorandum and articles of Finnovate Articles.

Subject to certain restrictions, Scage International may by special resolution alter or add Scage International Articles.

PubCo may by special resolution (resolution passed by a majority of at least two-thirds of such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and a unanimous written resolution) to alter the PubCo A&R MAA.

Finnovate	Scage International	PubCo
Dividends

Subject to the Cayman Companies Act and Finnovate Articles and except as otherwise provided by the rights attached to any Shares, the directors may resolve to pay dividends and other distributions on shares in issue and authorize payment of the dividends or other distributions out of the funds of Finnovate lawfully available therefor.

Subject to the Cayman Companies Act and the Scage International Articles, the directors may declare dividends and distributions on shares in issue and authorize payment of the dividends or distributions out of the assets of Scage International lawfully available therefor. No dividend or distribution shall be paid except out of the realized or unrealized profits of Scage International, or out of the share premium account or as otherwise permitted by the Cayman Companies Act.

Dividends may be declared and paid out of any funds of PubCo lawfully available for distribution. Subject to the provisions of the Cayman Companies Act, PubCo may by ordinary resolution declare dividends in accordance with the respective rights of the members but no dividend shall exceed the amount recommended by the directors.

Indemnification of Directors and Officers

The Finnovate Articles provides for the indemnification for every director and officer (which for the avoidance of doubt, shall not include auditors of the Finnovate), together with every former director and former officer, out of the assets of Finnovate against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default.

Scage International Articles provides for the indemnification for each existing director, officer or trustee, provided that no such existing director, officer or trustee shall be indemnified in respect of any matter arising out of his own fraud or dishonesty.

PubCo A&R MAA provides for the indemnification for each existing or former director (including alternate director), secretary and other officer of PubCo (including an investment adviser or an administrator or liquidator) and their personal representatives, provided that no such existing or former director, secretary or officer shall be indemnified in respect of any matter arising out of his own dishonesty, willful default, willful neglect or fraud.

Certain privileges of the holders of Scage International’s preferred shares, including but not limited to the co-sale right, the right of redemption, the right of liquidation, the right of anti-dilution, the right of drag-along, the right of priority dividend and any right of such holders which would effect the application of qualified initial public offering was terminated on the date when Scage International submits the registration statement on Form F-4 in connection with the Business Combination.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. has agreed to act as the depositary bank for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A.—Hong Kong, located at 9/F Citi Tower, One Bay East, 83 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong.

We have appointed Citibank, N.A. as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-282523 when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, one ordinary share that are on deposit with the depositary bank and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary bank may agree to change the ADS-to-Share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary bank and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary bank, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary bank, and the depositary bank (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as an owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary bank will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the ordinary shares represented by your ADSs through the depositary bank only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

The manner in which you own and/or hold ADSs (e.g., in a brokerage account vs. as registered Holders on the ADS register maintained by the Depositary), the type of ADSs held (e.g., freely transferable ADSs vs. Restricted ADSs, and/or Full Entitlement ADSs vs. Partial Entitlement ADSs), the timeframe of issuance and ownership of ADSs (e.g., as of an ADS Record Date vs. before and/or after an ADS Record Date), and the number of ADSs held, may affect your rights and obligations (including, without limitation, the ADS fees payable), and the manner in which, and the extent to which, services are made available to you, in each case pursuant to the terms of the Deposit Agreement. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the ordinary shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of the Cayman Islands.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to- ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional ordinary shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary bank will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new ordinary shares other than in the form of ADSs.

The depositary bank will not distribute the rights to you if:

•        We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•        We fail to deliver satisfactory documents to the depositary bank; or

•        It is not reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the Cayman Islands would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to subscribe for additional ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide to the depositary bank all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell the property if:

•        We do not request that the property be distributed to you or if we request that the property not be distributed to you; or

•        We do not deliver satisfactory documents to the depositary bank; or

•        The depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting ordinary shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new

ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

Upon completion of the offering, the ordinary shares being offered pursuant to the prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will issue ADSs to the underwriters named in the prospectus. After the completion of the offering, the ordinary shares that are being offered for sale pursuant to the prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will issue ADSs to the underwriters named in the prospectus.

After the closing of the offer, the depositary bank may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and Cayman Islands legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•        The ordinary shares are duly authorized, validly issued, fully paid, nonassessable and legally obtained.

•        All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

•        You are duly authorized to deposit the ordinary shares.

•        The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•        The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination, and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

•        ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•        provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

•        provide any transfer stamps required by the State of New York or the United States; and

•        pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by U.S. and Cayman Islands legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•        Temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•        Obligations to pay fees, taxes and similar charges.

•        Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in the section of this prospectus titled “Description of PubCo’s Share Capital—Ordinary Shares—Voting Rights.”

At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary bank may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions.

Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the deposit agreement). Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.

Fees and Charges

As an ADS holder, you will be required to pay the following fees (some of which may be cumulative) under the terms of the deposit agreement:

Service	Fees

•   Issuance of ADSs (e.g., an issuance of ADS upon a deposit of ordinary shares, upon a change in the ADS(s)-to-ordinary share ratio, ADS conversions or for any other reason), excluding ADS issuances as a result of distributions of ordinary shares

Up to US$0.05 per ADS issued

•   Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-ordinary share ratio, ADS conversions, upon termination of the Deposit Agreement, or for any other reason)

Up to US$0.05 per ADS cancelled
• Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to US$0.05 per ADS held
• Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to US$0.05 per ADS held
• Distribution of financial instruments, including, without limitation, securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off and contingent value rights)	Up to US$0.05 per ADS held
• ADS Services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank
• Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to US$0.05 per ADS (or fraction thereof) transferred

•   Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa or conversion of ADSs for unsponsored American Depositary Shares (e.g., upon termination of the Deposit Agreement))).

Up to US$0.05 per ADS (or fraction thereof) converted

As an ADS holder, you will also be responsible to pay certain charges (some of which may be cumulative) such as:

•        taxes (including applicable interest and penalties) and other governmental charges;

•        the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the custodian, the depositary bank or any nominees upon the making of deposits and withdrawals, respectively;

•        certain cable, telex and facsimile transmission and delivery expenses;

•        the fees, expenses, spreads, taxes and other charges of the depositary bank and/or service providers (which may be a division, branch or affiliate of the depositary bank) in the conversion of foreign currency;

•        the reasonable and customary out-of-pocket expenses incurred by the depositary bank in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs and ADRs;

•        the fees, charges, costs and expenses incurred by the depositary bank, the custodian, or any nominee in connection with the ADR program; and

•        the amounts payable to the depositary bank by any party to the deposit agreement pursuant to any ancillary agreement to the deposit agreement in respect of the ADR program, the ADSs and the ADRs.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary bank into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series (which may entail the cancellation, issuance and transfer of ADSs and the conversion of ADSs from one series to another series), the applicable ADS issuance, cancellation, transfer and conversion fees will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

In the event of refusal to pay the depositary bank fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary bank fees from any distribution to be made to the ADS holder. Certain depositary bank fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes. The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time. Any failure by us to timely pay any fees, charges and reimbursements of the depositary bank for which we are responsible pursuant to the deposit agreement, or any ancillary agreement between us and the depositary bank, may suspend the obligation of the depositary bank to provide the services contemplated in the deposit agreement at our expense (including services being made available to you), and the depositary bank shall have no obligation to provide any such services made available at our expense (including services being made available to you) unless and until we have made payment in full.

Amendments and Termination

We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

In connection with any termination of the deposit agreement, the depositary bank may make available to owners of ADSs a means to withdraw the ordinary shares represented by ADSs and to direct the depositary bank of such ordinary shares into an unsponsored American depositary share program established by the depositary bank. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary bank fees.

Books of Depositary

The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

•        We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•        The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•        The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any financial transaction entered into by any person in respect of the ADSs or any Deposited Property, for any tax consequences that result from the ownership of, or any transaction involving, ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•        We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•        We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Memorandum and Articles of Association, Bylaws, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•        We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Memorandum and Articles of Association, Bylaws or in any provisions of or governing the securities on deposit.

•        We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•        We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•        We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•        We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•        No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

•        Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank and you as ADS holder.

•        Nothing in the deposit agreement precludes Citibank, N.A. (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank, N.A. to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

•        We and the depositary bank disclaim any liability for the manner in which you elect to own and/or hold ADSs (e.g., in a brokerage account vs. as registered Holder on the register of ADSs maintained by the depositary bank), the type of ADSs you elect to hold or own (e.g., freely transferable ADSs vs. Restricted ADSs, and/or Full Entitlement ADSs vs. Partial Entitlement ADSs), or the timeframe of issuance and ownership of ADSs (e.g., as of an ADS Record Date vs. before and/or after an ADS Record Date).

As the above limitations relate to our obligations and the depositary’s obligations to you under the deposit agreement, we believe that, as a matter of construction of the clause, such limitations would likely to continue to apply to ADS holders who withdraw the ordinary shares from the ADS facility with respect to obligations or liabilities incurred under the deposit agreement before the cancellation of the ADSs and the withdrawal of the ordinary shares, and such limitations would most likely not apply to ADS holders who withdraw the ordinary shares from the ADS facility with respect to obligations or liabilities incurred after the cancellation of the ADSs and the withdrawal of the ordinary shares and not under the deposit agreement.

In any event, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. In fact, you cannot waive our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•        Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•        Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•        Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) are governed by the laws of the Cayman Islands. As an owner of ADSs, you irrevocably agree that any legal action arising out of the Deposit Agreement, the ADSs or the ADRs, involving the Company or the Depositary, may only be instituted in a state or federal court in the city of New York.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT, THE ADSs, OR THE ADRs AGAINST US AND/OR THE DEPOSITARY BANK.

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary bank arising out of or relating to our ordinary shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary bank opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

ENFORCEABILITY OF CIVIL LIABILITIES

PubCo is a Cayman Islands holding company with no material operations of its own. Following the Business Combination, PubCo will conduct its operations in China through Scage International and its subsidiaries in China. Following the Closing, a majority of PubCo’s assets, management team and directors will be based in China. Service of process upon PubCo, its officers and these directors may be difficult to obtain within the United States and any judgment obtained in the U.S. against PubCo and these individuals may not be collectible within the U.S. See “Risk Factors—Risks Related to Doing Business in China—You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China or Cayman Islands against us or our management named in this proxy statement/prospectus based on foreign laws” and “Risk Factors—Risks Related to PubCo’s Securities—You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited.”

PubCo has irrevocably appointed           , located at           , as its agent upon whom process may be served in any action brought against it under the securities laws of the United States.

Cayman Islands

PubCo has been advised by Ogier, its counsel as to Cayman Islands law, that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws, or (2) entertain original actions brought in the Cayman Islands against it or its directors or officers that are entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

PubCo has also been advised by Ogier that, there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

(a)     is given by a foreign court of competent jurisdiction;

(b)    imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)     is final;

(d)    is not in respect of taxes, a fine or a penalty;

(e)     was not obtained by fraud; and

(f)     is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions

PRC

Jingtian & Gongcheng, PubCo’s counsel as to PRC law, has advised it that there is uncertainty as to whether the courts of China would:

•        recognize or enforce judgments of United States courts obtained against PubCo or its directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•        entertain original actions brought in the PRC against PubCo or its directors or officers predicated upon the securities laws of the United States or any state in the United States.

Jingtian & Gongcheng has further advised that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against PubCo or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against PubCo in the PRC for disputes relating to contracts or other property interests if they can establish sufficient connection to the PRC for a PRC court to have jurisdiction and meet other procedural requirements. The PRC court will determine whether to accept the complaint in accordance with the PRC Civil Procedures Law. In addition, it will be difficult for United States shareholders to originate actions against PubCo in China in accordance with PRC laws because PubCo is incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding PubCo ADSs or PubCo Ordinary Shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

For any proposal to be considered for inclusion in PubCo’s proxy statement and form of proxy for submission to the stockholders at PubCo’s 2025 annual meeting of shareholders, assuming consummation of the Business Combination, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the Bylaws. Since the 2025 annual meeting would be PubCo’s first annual meeting of stockholders, such proposals must be received by PubCo at its offices at c/o 2F, Building 6, No. 6 Fengxin Road, Yuhuatai District, Nanjing City, Jiangsu Province, 210012, People’s Republic of China, a reasonable time before PubCo begins to print and mail the 2025 annual meeting proxy materials in order to be considered for inclusion in PubCo’s proxy materials for the 2025 annual meeting.

APPRAISAL RIGHTS UNDER THE CAYMAN COMPANIES ACT

Holders of record of Finnovate Ordinary Shares may have appraisal rights in connection with the Second Merger under the Cayman Companies Act. In this proxy statement/prospectus, these appraisal or dissent rights are sometimes referred to as “Dissent Rights.” Holders of record of Finnovate Ordinary Shares wishing to exercise such Dissent Rights and make a demand for payment of the fair market value for his, her or its Finnovate Ordinary Shares must give written objection to the Second Merger to Finnovate prior to the shareholder vote at the Extraordinary General Meeting to approve the Mergers and follow the procedures set out in Section 238 of the Cayman Companies Act. These statutory appraisal rights are separate to and mutually exclusive of the right of Finnovate Public Shareholders to demand that their Finnovate Public Shares are redeemed for cash for a pro rata share of the funds on deposit in the trust account in accordance with the Finnovate Articles. It is possible that if a Finnovate Public Shareholder exercises appraisal rights, the fair value of the Finnovate Public Shares determined under Section 238 of the Cayman Companies Act could be more than, the same as, or less than such holder would obtain if they exercised their redemption rights as described herein. Finnovate believes that such fair market value would equal the amount that Finnovate Public Shareholders would obtain if they exercise their redemption rights as described herein.

Finnovate shareholders need not vote against any of the proposals at the Extraordinary General Meeting in order to exercise Dissent Rights. A Finnovate shareholder who elects to exercise Dissent Rights must do so in respect of all of the Finnovate Shares that person holds and will lose their right to exercise their redemption rights as described herein.

At the Effective Time, the Dissenting Finnovate Shares shall automatically be cancelled by virtue of the Second Merger, and each Dissenting Finnovate Shareholder will thereafter cease to have any rights with respect to such shares, except the right to be paid the fair value of such shares and such other rights as are granted by the Cayman Companies Act. Notwithstanding the foregoing, if any such holder shall have failed to perfect or withdraws or shall have otherwise lost his, her or its rights under Section 238 of the Cayman Companies Act (including in the circumstances described in the immediately following paragraph) or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Cayman Companies Act, then the right of such holder to be paid the fair value of such holder’s Dissenting Finnovate Shares under Section 238 of the Cayman Companies Act will cease, the shares will no longer be considered Dissenting Finnovate Shares and such holder’s former Finnovate Shares will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive one PubCo ADS for each Finnovate Share, without any interest thereon. As a result, such Finnovate shareholder would not receive any cash for their Finnovate shares and would become a shareholder of PubCo, which will be the public company following the consummation of the Business Combination.

Holders of Finnovate Shares are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights under the Cayman Companies Act.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with Finnovate’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Finnovate Acquisition Corp., 265 Franklin Street, Suite 1702, Boston, MA, or +1 424-253-0908. Following the Business Combination, such communications should be sent in care of PubCo by calling (86) 25-5240-9912 or writing to the principal executive offices of Scage Future at 2F, Building 6, No. 6 Fengxin Road, Yuhuatai District, Nanjing City, Jiangsu Province, 210012, People’s Republic of China. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

The legality of the PubCo Ordinary Shares represented by PubCo ADSs offered by this proxy statement/prospectus and certain other Cayman Islands legal matters will be passed upon for PubCo by Ogier. Certain legal matters relating to U.S. law will be passed upon for PubCo by Wilson Sonsini Goodrich & Rosati, Professional Corporation. Certain legal matters relating to PRC law will be passed upon for PubCo by Jingtian & Gongcheng. Certain legal matters relating to U.S. law will be passed upon for Finnovate by Ellenoff Grossman & Schole LLP. Certain Cayman Islands legal matters will be passed upon for Finnovate by Ogier. Wilson Sonsini Goodrich & Rosati, Professional Corporation may rely upon Ogier with respect to matters governed by Cayman Islands law and Jingtian & Gongcheng with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of Scage Future as of June 30, 2024 and for the period from July 14, 2023 (inception) through June 30, 2024 included in this proxy statement/registration statement have been audited by Marcum Asia CPAs LLP, an independent registered public accounting firm as stated in their report appearing herein (which contains an explanatory paragraph relating to substantial doubt about the ability of Scage Future to continue as a going concern as described in Note 2 to the financial statements).

The consolidated financial statements of Scage International as of and for the fiscal years ended June 30, 2024 and 2023 included in this proxy statement/registration statement have been audited by Marcum Asia CPAs LLP, an independent registered public accounting firm as stated in their report appearing herein (which contains an explanatory paragraph relating to substantial doubt about the ability of Scage International to continue as a going concern as described in Note 3 to the financial statements).

The financial statements of Finnovate Acquisition Corp. as of December 31, 2023 and 2022 and for the years then ended included in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Finnovate Acquisition Corp. to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given upon such firm as experts in auditing and accounting.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Finnovate and service providers that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of Finnovate’s proxy statement. Upon written or oral request, Finnovate will deliver a separate copy of the proxy statement to any shareholder at a shared address to which a single copy of such document was delivered and who wishes to receive separate copies of such document. Shareholders receiving multiple copies of such document may likewise request that Finnovate delivers single copies of such document in the future. Shareholders may notify Finnovate of their requests by writing or calling Finnovate at its principal executive offices 265 Franklin Street, Suite 1702, Boston, MA 02110. Following the Business Combination, such requests should be made by writing or calling +86 (25)-5240-9912, or writing to the principal executive offices of Scage Future at 2F, Building 6, No. 6 Fengxin Road, Yuhuatai District, Nanjing City, Jiangsu Province, 210012, People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION

PubCo has filed a registration statement on Form F-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

Finnovate files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) as required by the Exchange Act. You may access information on Finnovate at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

265 Franklin Street, Suite 1702, Boston, MA 02110
Boston, MA, 02110

To obtain timely delivery of the documents, you must request them no later than [five] business days before the date of the extraordinary general meeting of Finnovate, or no later than         , 2024.

SCAGE FUTURE
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SCAGE International Limited
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

finnovate ACQUISITION CORP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Scage Future

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Scage Future (the “Company”) as of June 30, 2024, the related consolidated statement of operations, changes in shareholder’s deficit and cash flows for the period from July 14, 2023 (inception) through June 30, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2024, and the results of its operation and its cash flows for the period from July 14, 2023 (inception) through June 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

We have served as the Company’s auditor since 2024.

Beijing, China

September 16, 2024

SCAGE FUTURE
CONSOLIDATED BALANCE SHEET
(In U.S. dollars, except for share and per share data, or otherwise noted)

As of June 30, 2024
Liabilities
Current liabilities
Amounts due to a related party	$39,489
Total liabilities	$39,489

Deficit
Ordinary share (par value of US$0.0001 per share; 500,000,000 shares authorized; 1 share issued and outstanding as of June 30, 2024)	—
Accumulated deficit	(39,489)
Total shareholder’s deficit	$(39,489)

The accompanying notes are an integral part of these financial statements.

SCAGE FUTURE
CONSOLIDATED STATEMENT OF OPERATIONS
(In U.S. dollars, except for share and per share data, or otherwise noted)

For the period from July 14, 2023 (inception) through June 30, 2024
Operating expenses
General and administrative expenses	$(39,489)
Total operating expenses	$(39,489)

Net loss	$(39,489)

Weighted average number of share outstanding, basic and diluted	1
Basic and diluted net loss per ordinary share	$(39,489)

The accompanying notes are an integral part of these financial statements.

SCAGE FUTURE
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER’S DEFICIT
(In U.S. dollars, except for share and per share data, or otherwise noted)

	Ordinary shares		Accumulated deficit	Total shareholder’s deficit
	Shares	Amount
Balance as of July 14, 2023 (inception)	—	$—	$—	$—
Issuance of ordinary shares	1	—	—	—
Net loss	—	—	(39,489)	(39,489)
Balance as of June 30, 2024	1	$—	$(39,489)	$(39,489)

The accompanying notes are an integral part of these financial statements.

SCAGE FUTURE
CONSOLIDATED STATEMENT OF CASH FLOWS
(In U.S. dollars, except for share and per share data, or otherwise noted)

For the period from July 14, 2023 (inception) through June 30, 2024
Cash Flows from Operating Activities
Net loss	$(39,489)
Changes in operating assets and liabilities:
Amounts due to a related party	39,489
Net cash used in operating activities	$—

Net change in cash	—
Cash, beginning of the period	—
Cash, end of the period	$—

Supplemental disclosure of non-cash operating activities:
General and administrative expenses paid by a related party	$39,489

The accompanying notes are an integral part of these financial statements.

SCAGE FUTURE
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

1.      Description of Organization and Business Operations

Scage Future (the “Company”) was incorporated under the laws of the Cayman Islands on July 14, 2023. The Company and its wholly owned subsidiaries, Hero 1, a Cayman company, and Hero 2, a Cayman company, (collectively, the “Group”), were formed for the purpose of effecting a merger among Finnovate Acquisition Corp. (“Finnovate”), and Scage International Limited (“Scage International”) through a series of transactions (the “Business Combination”) pursuant to the definitive agreement entered into on August 21, 2023 and amended on June 18, 2024. As a result of the Business Combination, Finnovate and Scage International will be surviving entities and will become wholly owned subsidiaries of the Company, with the Company serving as a public listed company whose shares shall be traded on Nasdaq.

2.      Going concern

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations. The Company incurred net losses of US$39,489 for the period from July 14, 2023 (inception) through June 30, 2024, with a working capital deficit of US$39,489 as of June 30, 2024. The Company’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Company will be able to reduce or eliminate its net losses for the foreseeable future. Accordingly, the Company may not be able to obtain additional financing. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Management plans to address this uncertainty through a Business Combination as discussed in Notes 1. The Company’s financial statements do not give effect to any adjustments relating to the carrying values and classification of assets and liabilities that would be necessary should the Company be unable to continue as a going concern.

3.      Summary of significant accounting policies

(a)    Basis of presentation

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) to reflect the financial position, results of operations and cash flows of the Company. Significant accounting policies followed by the Company in the preparation of the accompanying financial statements are summarized below.

(b)    Principles of consolidation

The financial statements include the financial statements of the Company and its subsidiaries. All transactions and balances among the Company have been eliminated upon consolidation. All intercompany transactions and balances among the Company have been eliminated upon consolidation.

(c)     Use of estimates

The preparation of the financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported periods in the financial statements and accompanying notes. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the financial statements.

(d)    Fair value measurement

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

SCAGE FUTURE
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

4.      Related party transactions

For the period from July 14, 2023 (inception) through June 30, 2024, the Company’s related party, Scage International, an affiliate company, made several payments as formation costs on behalf of the Company. The payments were non-interest bearing and had no due date. The amount due to Scage International amounted to US$39,489 as of June 30, 2024.

5.      Ordinary shares

The authorized number of ordinary shares of the Company is 500,000,000 shares with par value of US$0.0001 each. As of June 30, 2024, the Company had issued one ordinary share.

6.      Subsequent events

The Company has evaluated subsequent events through September 16, 2024, the date of issuance of the financial statements and does not identify any other subsequent events with material financial impact on the Company’s financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Scage International Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Scage International Limited and its subsidiaries (the “Company”) as of June 30, 2024 and 2023, the related consolidated statements of operations and comprehensive loss, changes in shareholders’ deficit and cash flows for each of the two years in the period ended June 30, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph—Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 3, the Company has significant accumulated deficits, has incurred significant losses and negative cash flows from operating activities and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

We have served as the Company’s auditor since 2023.

New York, New York

October 18, 2024

SCAGE INTERNATIONAL LIMITED
CONSOLIDATED BALANCE SHEETS
(In U.S. dollars, except for share and per share data, or otherwise noted)

	As of June 30,
	2024	2023
ASSETS
Current assets:
Cash	$1,977,494	$172,703
Restricted cash	6,880	903,286
Accounts receivable, net	2,006,000	79,937
Inventories, net	1,666,722	3,024,815
Amounts due from related parties, net	39,489	280,604
Prepaid expenses and other current assets, net	2,857,031	1,489,140
Total current assets	8,553,616	5,950,485

Non-current assets:
Property and equipment, net	1,090,737	1,842,161
Right-of-use assets, net	283,607	494,011
Deferred offering costs	598,527	47,947
Other non-current assets	30,719	30,787
Total non-current assets	2,003,590	2,414,906
TOTAL ASSETS	$10,557,206	$8,365,391

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Short-term borrowings	$8,421,400	$2,324,922
Accounts payable	221,097	458,761
Contract liabilities	597,451	1,204,300
Amounts due to related parties	238,887	638,097
Accrued expenses and other payables	2,164,772	2,327,505
Operating lease liabilities, current	167,592	200,595
Convertible debt, current	872,003	—
Total current liabilities	12,683,202	7,154,180

Non-current liabilities:
Convertible debt, non-current	—	863,945
Operating lease liabilities, non-current	86,758	254,908
Total non-current liabilities	86,758	1,118,853

TOTAL LIABILITIES	12,769,960	8,273,033

SCAGE INTERNATIONAL LIMITED
CONSOLIDATED BALANCE SHEETS—(Continued)
(In U.S. dollars, except for share and per share data, or otherwise noted)

	As of June 30,
	2024	2023
Commitments and contingencies (Note 19)

Mezzanine equity (Aggregate liquidation preference of $16,622,139 and $14,286,911 as of June 30, 2024 and 2023, respectively)
Series Angel convertible redeemable preferred shares (par value $0.0001 per share, 13,613,762 shares authorized, issued and outstanding as of June 30, 2024 and 2023, respectively)	3,560,518	3,568,326
Series Pre-A convertible redeemable preferred shares (par value $0.0001 per share, 12,495,712 shares authorized, issued and outstanding as of June 30, 2024 and 2023, respectively)	7,843,461	7,860,659
Series A convertible redeemable preferred shares (par value $0.0001 per share, 5,082,112 shares authorized, issued and outstanding as of June 30, 2024 and 2023, respectively)	8,811,509	8,830,831
Receivables for Series A convertible redeemable preferred shares	(735,496)	(1,612,125)
Redeemable non-controlling interests	4,584,984	—
Total mezzanine equity	$24,064,976	$18,647,691

Shareholders’ deficit
Ordinary shares (par value of $0.00001 per share; 4,968,808,414 shares authorized as of June 30, 2024 and 2023, respectively; 104,766,463 shares issued and outstanding as of June 30, 2024 and 2023, respectively)*	1,048	1,048
Accumulated deficit	(27,269,342)	(19,603,513)
Accumulated other comprehensive income	1,269,726	1,212,694
Scage International Limited shareholders’ deficit	(25,998,568)	(18,389,771)
Non-controlling interests	(279,162)	(165,562)
Total shareholders’ deficit	(26,277,730)	(18,555,333)
TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT	$10,557,206	$8,365,391

____________

*        The shares and per share information are presented on a retroactive basis to reflect the shares reorganization (Note 16).

The accompanying notes are an integral part of these consolidated financial statements.

SCAGE INTERNATIONAL LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In U.S. dollars, except for share and per share data, or otherwise noted)

	For the Years Ended June 30,
	2024	2023
Revenues – third parties	$6,111,141	$421,680
Revenues – a related party	—	16,290
Total Revenues	6,111,141	437,970
Cost of revenues	(5,574,685)	(795,286)
Gross profit/(loss)	536,456	(357,316)

Operating expenses:
Selling and marketing expenses	(648,301)	(1,138,183)
Research and development expenses	(1,698,494)	(2,297,474)
General and administrative expenses	(3,863,434)	(2,926,280)
Impairment of long-lived assets	(200,841)	—
Total operating expenses	(6,411,070)	(6,361,937)

Loss from operations	(5,874,614)	(6,719,253)

Interest expense, net	(369,847)	(151,492)
Other income, net	263,685	252,536
Total other (loss)/income, net	(106,162)	101,044

Loss before income taxes	(5,980,776)	(6,618,209)

Income tax expense	—	—

Net loss	(5,980,776)	(6,618,209)
Less: Net loss attributable to non-controlling interests	(158,597)	(180,881)
Less: Net loss attributable to redeemable non-controlling interests	(7,738)	—
Net loss attributable to Scage International Limited	(5,814,441)	(6,437,328)
Accretion of convertible redeemable preferred shares	—	(3,177,059)
Accretion for redeemable NCI	(1,851,388)	—
Net loss attributable to Scage International Limited’s ordinary shareholders	$(7,665,829)	$(9,614,387)

Net loss	(5,980,776)	(6,618,209)
Other comprehensive income
Foreign currency translation adjustment, net of tax of nil	102,029	1,171,995
Comprehensive loss	(5,878,747)	(5,446,214)
Less: Comprehensive loss attributable to non-controlling interests	(113,600)	(171,171)
Less: Comprehensive loss attributable to redeemable non-controlling interests	(7,738)	—
Comprehensive loss attributable to Scage International Limited	(5,757,409)	(5,275,043)
Accretion of convertible redeemable preferred shares	—	(3,177,059)
Accretion for redeemable NCI	(1,851,388)	—
Comprehensive loss attributable to Scage International Limited’s ordinary shareholders	$(7,608,797)	$(8,452,102)

Loss per share
Basic and Diluted*	(0.07)	(0.09)
Weighted average number of ordinary shares outstanding used in computing loss per share
Basic and Diluted*	104,766,463	104,766,463

____________

*        The shares and per share information are presented on a retroactive basis to reflect the shares reorganization (Note 16).

The accompanying notes are an integral part of these consolidated financial statements.

SCAGE INTERNATIONAL LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(In U.S. dollars, except for share and per share data, or otherwise noted)

	Ordinary Shares		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income	Scage International Limited shareholders’ deficit	Non- controlling interests	Total shareholders’ deficit
	Share*	Amount
		US$	US$	US$	US$	US$	US$	US$
Balance as of June 30, 2022	104,766,463	1,048	—	(10,128,218)	50,410	(10,076,760)	(137,766)	(10,214,526)
Contribution from NCI	—	—	—	—	—	—	143,374	143,374
Contribution from a shareholder	—	—	139,092	—	—	139,092	—	139,092
Net loss	—	—	—	(6,437,328)	—	(6,437,328)	(180,881)	(6,618,209)
Accretion of convertible redeemable preferred shares	—	—	(139,092)	(3,037,967)	—	(3,177,059)	—	(3,177,059)
Foreign currency translation adjustment	—	—	—	—	1,162,284	1,162,284	9,711	1,171,995
Balance as of June 30, 2023	104,766,463	1,048	—	(19,603,513)	1,212,694	(18,389,771)	(165,562)	(18,555,333)
Net loss	—	—	—	(5,814,441)	—	(5,814,441)	(158,597)	(5,973,038)
Accretion for redeemable NCI	—	—	—	(1,851,388)	—	(1,851,388)	—	(1,851,388)
Foreign currency translation adjustment	—	—	—	—	57,032	57,032	44,997	102,029
Balance as of June 30, 2024	104,766,463	1,048	—	(27,269,342)	1,269,726	(25,998,568)	(279,162)	(26,277,730)

____________

*        The shares and per share information are presented on a retroactive basis to reflect the shares reorganization (Note 16).

The accompanying notes are an integral part of these consolidated financial statements.

SCAGE INTERNATIONAL LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. dollars, except for share and per share data, or otherwise noted)

	For the Years Ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,980,776)	$(6,618,209)
Adjustments to reconcile net loss to net cash used in operating activities:
Write-downs for inventory	894,005	161,495
Provision for credit losses	292,480	38,943
Depreciation of property and equipment	542,398	446,335
Amortization of right-of-use assets	210,551	228,237
Amortization of debt issuance costs	97,133	46,924
Gain on disposal of property and equipment	(1,728)	—
Impairment of long-lived assets	200,841	—
Changes in operating assets and liabilities
Accounts receivable	(2,010,852)	(34,022)
Inventories	465,401	(1,645,314)
Amount due from related parties	(12,179)	(17,919)
Prepaid expenses and other current assets	265,299	(202,358)
Other non-current assets	—	14,050
Operating lease liabilities	(201,331)	(238,945)
Accounts payable	(238,050)	(18,803)
Contract liabilities	(607,761)	1,238,984
Amounts due to related parties	22,622	13,300
Accrued expenses and other payables	(161,850)	1,694,652
Net cash used in operating activities	(6,223,797)	(4,892,650)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(51,292)	(166,170)
Collection of loan previously lent to related parties	242,530	—
Loans to third parties	(1,787,891)	—
Net cash used in investing activities	(1,596,653)	(166,170)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings	12,318,776	2,372,872
Repayments of short-term borrowings	(6,200,220)	(539,389)
Repayments of long-term borrowings	—	(71,136)
Proceeds from issuance of convertible redeemable preferred shares	889,816	3,799,471
Contribution from a shareholder	—	143,810
Contribution from a non-controlling interest shareholder	—	140,934
Payments for listing expenses	(553,621)	(50,000)
Loans provided by related parties	130,107	632,766
Payments of issuance costs for short-term borrowings and convertible debt	(65,054)	(86,718)
Contribution from a redeemable non-controlling interest shareholder	2,768,243	—
Payments for issuance costs for convertible redeemable preferred shares	—	(124,684)
Repayment of loans provided by related parties	(551,533)	(38,910)
Net cash provided by financing activities	8,736,514	6,179,016

SCAGE INTERNATIONAL LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)
(In U.S. dollars, except for share and per share data, or otherwise noted)

	For the Years Ended June 30,
	2024	2023
Effect of exchange rate changes	(7,679)	(128,847)

Net increase in cash and restricted cash	908,385	991,349

Cash and restricted cash, at beginning of year	1,075,989	84,640
Cash and restricted cash, at end of year	$1,984,374	$1,075,989

RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH TO THE CONSOLIDATED BALANCE SHEET
Cash	1,977,494	172,703
Restricted cash	6,880	903,286
Total cash and restricted cash	$1,984,374	$1,075,989

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$258,380	$46,784
Cash paid for amounts included in the measurement of lease liabilities	$217,619	$275,890

NON-CASH FINANCING ACTIVITIES
Issuance of convertible redeemable preferred shares converted from convertible debt	$—	$733,433
Accretion of change in fair value of non-controlling interests subject to possible redemption	1,851,388	—

The accompanying notes are an integral part of these consolidated financial statements.

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      ORGANIZATION AND PRINCIPAL ACTIVITIES

Scage International Limited (“Scage”, or the “Company”) was incorporated under the laws of the Cayman Islands on December 16, 2021. The Company through its main subsidiary Nanjing Scage Automobile Technology Co., Ltd. (“Scage Nanjing”) and Scage Nanjing’s consolidated subsidiaries primarily engages in the development and commercialization of heavy-duty new energy vehicle trucks (“NEV”), and e-fuel solutions in the People’s Republic of China (“PRC” or “China”).

VVS International Limited (“Scage BVI”), which is 100% owned by the Company, was incorporated in British Virgin Islands (the “BVI”) on December 21, 2021. Scage BVI is an investment holding company with no operations.

Scage (Hong Kong) Limited (“Scage HK”), which is 100% owned by the Company through Scage BVI, was incorporated in Hong Kong on January 3, 2022. Scage HK is an investment holding company with no operations.

Reorganization

In preparation for listing in a stock market of the United States, the Company undertook a reorganization (“Reorganization”) through the following steps:

—     On September 22, 2023, Scage HK, the Company’s wholly owned subsidiary, acquired 100% equity interests of Nanjing Xinneng Hydrogen Automotive Technology Co., Ltd. (“Scage WFOE”);

—     On October 24, 2023, Scage WFOE and Scage HK acquired 73.55% and 26.45% equity interest of Scage Nanjing, and the Company indirectly controlled Scage Nanjing and its subsidiaries.

The Company and its subsidiaries (“the Group”) resulting from the reorganization have always been under the common control of the same majority shareholders group before and after the reorganization, as described above, which was accounted for as a recapitalization. The consolidation of the Group has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying Consolidated Financial Statements. Results of operations for the periods presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period, eliminating the effects of intercompany transactions.

The details of the Company’s major subsidiaries are as follows:

Name	Controlled by	Date of Incorporation	Percentage of Effective Ownership	Principal Activities
Scage BVI	The Company	December 21, 2021	100%	Investment holding
Scage HK	Scage BVI	January 3, 2022	100%	Investment holding
Scage WFOE	Scage HK	December 1, 2021	100%	Investment holding
Scage Nanjing	Scage WFOE	June 3, 2019	100%

Research and development of new energy vehicle technology, electronic devices and machinery; wholesale and retail of new energy vehicle, production and testing equipment, auto parts, electronic devices; vehicle rental, etc.

Nanjing Scage Intelligent Technology Co., Ltd. (“Scage Intelligent Nanjing”)	Scage Nanjing	May 17, 2021	100%

Vehicle rental, propose to engage in vehicle research and development, trial production, road test and other services and to cooperate with other entities on research and development according to the operation needs in the future

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      ORGANIZATION AND PRINCIPAL ACTIVITIES (cont.)

Name	Controlled by	Date of Incorporation	Percentage of Effective Ownership	Principal Activities
Scage (Beijing) Automotive Technology Co., Ltd. (“Scage Beijing”)	Scage Nanjing	April 12, 2021	100%	No actual operation, propose to engage in research and development of battery in the future
Scage (Shanghai) Hydrogen Energy Technology Co., Ltd. (“Scage Shanghai HET”)	Scage Nanjing	August 10, 2021	69.5%	Solid oxide electrolyzer and clean energy system development, renewable energy system and integrated energy system solution design and development in the future
Xinjiang Scage Chuangyuan Automobile Technology Co., Ltd. (“Scage Xinjiang”)	Scage Nanjing	May 20, 2021	51%	Vehicle wholesale and retail
Hunan Scage Automobile Technology Co., Ltd. (“Scage Hunan”)	Scage Nanjing	December 20, 2021	51%	No actual operation, propose to engage in vehicle wholesale and retail in the future
Beijing Scage Future Automobile Co., Ltd. (“Scage Future Beijing”)	Scage HK	December 13, 2023	96%	No actual operation, propose to engage in new energy business in the future

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)    Basis of presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

(b)    Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. Subsidiaries are those entities in which the Group, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

All intercompany transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

(c)     Non-controlling interests

Non-controlling interest represents the portion of the net assets of subsidiaries attributable to interests that are not owned or controlled by the Group. The non-controlling interest is presented in the consolidated balance sheets, separately from equity attributable to the shareholders of the Company. For the Company’s consolidated financial statements for the years ended June 30, 2024 and 2023, non-controlling interests represent the minority shareholders’ 31% equity interests in one subsidiary, Scage Shanghai HET, and the minority shareholders’ 49% equity interests in the subsidiaries including Hebei Scage Qilian Automobile Technology Co., Ltd., Scage Shanghai NET, Sichuan Scage Automobile Technology Co., Ltd., Scage Xinjiang and Scage Hunan. Non-controlling interest’s operating results are presented on the consolidated statements of operations and comprehensive loss as an allocation of the total loss for the years to seven non-controlling shareholders (of which are six corporate non-controlling shareholders and one individual non-controlling shareholder).

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(d)    Redeemable non-controlling interests

Redeemable noncontrolling interests represent redeemable equity interests issued by the Group’s subsidiary to certain investor, and have been classified as mezzanine noncontrolling interests in the consolidated financial statements as these redeemable interests represent a put option that gives investors the right to put the interest of the Group’s subsidiary for certain rate of return within the following two years. Pursuant to ASC 480-10, the investment is currently redeemable, but not mandatorily redeemable because of the uncertainty related to whether the holder will elect redemption. The process of adjusting non-controlling interests to its redemption value should be performed after attribution of the subsidiary’s net income or loss pursuant to ASC 810. The carrying amount of non-controlling interests will equal the higher of (i) its initial fair value adjusted by accumulated earnings/losses associated with the non-controlling interest or (ii) the redemption value as of the balance sheet date. The accretions were recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in capital. Once additional paid-in capital had been exhausted, additional charges were recorded by increasing the accumulated deficit.

(e)     Use of estimates

The preparation of the consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities on the date of the consolidated financial statements, and the reported revenues and expenses during the reported periods. Actual results could differ from those estimates. On an ongoing basis, management reviews these estimates and assumptions using the currently available information. Changes in facts and circumstances may result in revised estimates. Management bases its estimates on past experience and on various other assumptions that are believed to be reasonable and the results of these estimates form the basis for making judgments about the carrying values of assets and liabilities. Significant accounting estimates include, but not limited to, the provision for expected credit losses, estimates for inventory provisions, valuation allowance for deferred tax assets, warranty reserve, and impairment of long-lived assets.

(f)     Foreign currency translation and transaction

The Group uses U.S. dollars (“US$”) as its reporting currency. The functional currency of the Company and its subsidiaries incorporated outside of PRC is US$, while the functional currency of the PRC entities is Renminbi (“RMB”) as determined based on the criteria of ASC 830, “Foreign Currency Matters”.

The consolidated statements of operations and comprehensive loss and the consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive loss included in consolidated statements of changes in shareholders’ deficit. Gains and losses from foreign currency transactions are included in the consolidated statements of operations and comprehensive loss.

The following table outlines the currency exchange rates that were used in creating the consolidated financial statements:

	As of June 30,
Balance sheet items, except for equity accounts	2024	2023
US$ against RMB	7.2672	7.2513

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Items in the statements of operations and comprehensive loss, and statements of cash flows	For the years ended June 30,
	2024	2023
US$ against RMB	7.2248	6.9536

(g)    Cash

Cash consists of bank deposits. As of June 30, 2024 and 2023, the Group maintains substantially all the bank accounts in the PRC.

(h)    Restricted cash

Restricted cash represents bank deposits pledged for bank loans. Restricted cash were US$6,880 and US$903,286 as of June 30, 2024 and 2023, respectively.

(i)     Accounts receivable, net

Accounts receivable are stated at the original amount less an allowance for credit losses.

Accounts receivable are recognized in the period when the Group has provided products and services to its customers and when its right to consideration is unconditional. On July 1, 2023, the Group adopted ASU 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement on Credit Losses on Financial Instruments”, including certain subsequent amendments, transitional guidance and other interpretive guidance within ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-11, ASU 2020-02 and ASU 2020-03 (collectively, including ASU 2016-13, “ASC 326”). ASC 326 introduces an approach based on expected losses to estimate the allowance for credit losses, which replaces the previous incurred loss impairment model. The Group uses aging schedule method in the current expected credit loss model (“CECL model”) to estimate the expected credit losses. The Group’s estimation of allowance for credit losses considers factors such as historical credit loss experience, age of receivable balances, current market conditions, reasonable and supportable forecasts of future economic conditions, in combination with assessing receivable collectability on an individual basis, and applying current situation adjustment. The Group concludes that there is no impact over the initial adoption of CECL model, which should be treated as cumulative-effect adjustment on accumulated deficits as of July 1, 2023. Accounts receivable balances are written off after all collection efforts have been exhausted.

There were US$73,310 and US$6,953 provision of allowance for credit losses for the years ended June 30, 2024 and 2023, respectively.

(j)     Inventories, net

Inventories, net, primarily consisting of raw materials, work in process and finished goods, are stated at the lower of cost or net realizable value, with net realized value represented by estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and transportation. Cost of finished goods is computed using first-in, first-out method. Cost of raw materials and work in process is computed using the weighted average cost method. Inventories are written down to estimated net realizable value, which could be impacted by certain factors including historical usage, expected demand, anticipated sales price, new product development schedules, product obsolescence, and other factors. The Group periodically reviews its inventories for excess or slow-moving items and makes provisions as necessary to properly reflect inventory value. Inventory write-downs of US$894,005 and US$161,495 were recorded for the years ended June 30, 2024 and 2023, respectively.

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(k)    Property and equipment, net

Property and equipment are stated at cost less residual value part, accumulated depreciation and impairment, if any, and depreciated on a straight-line basis over the estimated useful lives of the assets. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its intended use. Estimated useful lives are as follows:

Category	Estimated useful lives
Vehicles	4 years
Machinery and equipment	5 – 10 years
Office and electronic equipment	3 – 5 years
Leasehold improvements	Shorter of 3 years or the remaining lease term
Software	2 years

Repair and maintenance costs are charged to expenses as incurred, whereas the cost of renewals and betterment that extends the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the costs, accumulated depreciation and impairment with any resulting gain or loss recognized in the consolidated statements of operations and comprehensive loss.

(l)     Impairment of long-lived assets

The Group reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Group measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the market approach. For the years ended June 30, 2024 and 2023, there were US$200,841 and nil impairment of long-lived assets, respectively.

(m)   Deferred offering costs

Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the reporting date that are directly related to an anticipated offering and that will be charged as a reduction against additional paid-in capital upon the completion of the offering. Should the offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

(n)    Leases

At inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange of a consideration. To assess whether a contract is or contains a lease, the Group assesses whether the contract involves the use of an identified asset, whether it has the right to obtain substantially all of the economic benefits from the use of the asset and whether it has the right to control the use of the asset.

The Group classifies a lease as a financing lease at lease commencement when the lease meets any one of the criteria:

a)      The lease transfers ownership of the underlying asset to the lessee by the end of the lease term.

b)      The lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise.

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

c)      The lease term is for a major part of the remaining economic life of the underlying asset.

d)      The present value of the sum of the lease payments and any residual value guaranteed by the lessee that is not already reflected in the lease payments equals or exceeds substantially all of the fair value of the underlying asset.

e)      The underlying asset is of such a specialized nature that it is expected to have no alternative use to the Group at the end of the lease term.

When none of the criteria are met, the Group classifies a lease as an operating lease.

Group as a lessee

When the Group acts as a lessee, leases with an initial term of 12 months or less are short-term lease and not recognized as operating lease right-of-use assets and operating lease liabilities on the consolidated balance sheet. The Group recognizes lease expense for short-term leases on a straight-line basis over the lease term.

The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and less any lease incentive received.

Lease term includes rent holidays and options to extend or terminate the lease when the Group is reasonably certain that the Group will exercise that option. The lease assets for operating leases consist of the amount of the measurement of the lease liabilities and any prepaid lease payments. Operating lease expense is recognized on a straight-line basis over the lease term by adding interest expense determined using the effective interest method to the amortization of the operating lease right-of-use assets. Interest expense is determined using the effective interest method. The Group’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Group as a lessor

When the Group acts as a lessor, it classifies at lease inception (or when there is a lease modification) each of its leases as either an operating lease or a finance lease.

Leases in which the Group does not transfer substantially all the risks and rewards incidental to ownership of an asset are classified as operating leases. Rental income is recognized over the non-cancellable lease term on a straight-line basis and is included in revenue in the consolidated statement of operations and comprehensive loss due to its operating nature. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognized over the lease term on the same basis on the rental income. The Group does not have any sales-type or direct financing leases for the years ended June 30, 2024 and 2023.

(o)    Revenue recognition

(i)     Revenues from the sales of NEVs and components

The core principle of the guidance requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply these five steps:

Step 1:    Identify the contract with the customer

Step 2:    Identify the performance obligations in the contract

Step 3:    Determine the transaction price

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Step 4:    Allocate the transaction price to the performance obligations in the contract

Step 5:    Recognize revenue when the company satisfies a performance obligation

The Group sells NEVs and related components to its customers. There are three types of contracts for sales of NEVs and components, including: 1) type i contract for supplies of standard NEVs only, 2) type ii contract for supplies of components only, and 3) type iii contract for supplies of both NEVs and components.

The Group determines whether arrangements are distinct based on whether the customer can benefit from the product or service on its own or together with other resources that are readily available and whether the Group’s commitment to transfer the product or service to the customer is separately identifiable from other obligations in the contract.

The Group has identified a single performance obligation for type i and ii contracts, and identified two separate performance obligations for the type iii contracts with supplies of both NEVs and components. For contracts with multiple performance obligations, the Group allocates the contract price to each distinct performance obligation based on its identifiable standalone selling price. The Group recognizes revenue at a point of time when the Group satisfies the performance obligations to transfer the NEVs and/or components to the designated place.

The Group considers itself the principal as it is primarily responsible for fulfilling the promise of providing the products, establishing the transaction price with customers and bearing the inventory risk before the control of products are transferred. Therefore, such revenues are reported on a gross basis. For certain components purchased on behalf of the customer from the designated vendor, the corresponding revenues are reported on a net basis.

In alignment with industry standards, the Group provides warranty coverage for its range of NEV and components, ensuring their operational integrity and reliability. Warranty periods are determined based on the specific product sold, with coverage extending for a defined number of years or miles, whichever comes first. Customers do not have the option to purchase the warranty separately. In addition, warranty periods provided by the Group are in line with the industry practice. Therefore, the warranty is intended to safeguard the customer against existing defects and does not provide any incremental service to the customer. Accordingly, warranty costs are treated as a cost of fulfillment subject to accrual, rather than a performance obligation.

(ii)    Revenue from leasing of NEVs

The Group entered into a lease agreement to lease its two vehicles to a related party starting from January 9, 2022 to February 28, 2023 with a monthly payment of US$2,202 (RMB16,000). The Group assesses the service for vehicle leasing arrangements under ASC Topic 842, “Leases (“ASC 842”)”, which is excluded from the scope of ASC Topic 606. The lease was classified as an operating lease and the lease income is recognized over the leased terms on a straight-line basis. The lease income were nil and US$16,290 for the years ended June 30, 2024 and 2023, respectively.

The following table disaggregates the Group’s revenue for the years ended June 30, 2024 and 2023:

	For the years ended June 30,
	2024	2023
Net revenues:
Sales of NEVs and components	$6,111,141	$421,680
Leasing of NEVs	—	16,290
Total	$6,111,141	$437,970

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table presents revenue classified by timing of revenue recognition for the years ended June 30, 2024 and 2023:

	For the years ended June 30,
	2024	2023
Point in time	$6,111,141	$421,680
Over time	—	16,290
Total	$6,111,141	$437,970

Contract Balances

The Group classifies its right to consideration in exchange for goods or services transferred to a customer as either a receivable or a contract asset. A receivable is a right to consideration that is unconditional as compared to a contract asset which is a right to consideration that is conditional upon factors other than the passage of time. The Group recognizes accounts receivable in its consolidated balance sheets when it performs a service in advance of receiving consideration and has the unconditional right to receive consideration. A contract asset is recorded when the Group has transferred services to the customer before payment is received or is due, and the Company’s right to consideration is conditional on future performance or other factors in the contract. As of June 30, 2024 and 2023, the Group had no contract assets.

Contract liabilities are recognized if the Group receives consideration prior to satisfying the performance obligations, which include customer advances. Contract liabilities of US$1,204,300 as of June 30, 2023 were recognized as revenues for the year ended June 30, 2024. Contract liabilities of US$597,451 as of June 30, 2024 were expected to be recognized as revenues in the following twelve months.

(p)    Employee benefits

The Company’s subsidiaries in the PRC participate in a government mandated, multiemployer, defined contribution plan, pursuant to which certain retirement, medical, housing and other welfare benefits are provided to employees. PRC labor laws require the entities incorporated in the PRC to pay to the local labor bureau a monthly contribution calculated at a stated contribution rate on the monthly basic compensation of qualified employees. The Group has no further commitments beyond its monthly contribution. Employee social benefits included as expenses in the accompanying consolidated statements of operations and comprehensive loss amounted to US$213,528 and US$869,554 for the years ended June 30, 2024 and 2023, respectively.

(q)    Warranty liabilities

The Group provided a manufacturer’s standard warranty on all vehicles and components sold. The Group accrued a warranty reserve for the vehicles sold by the Group, which included the Group’s best estimate of the future costs to be incurred in order to repair or replace items under warranties and recalls when identified. These estimates were made based on actual claims incurred to date and an estimate of the nature, frequency and magnitude of future claims with reference made to the past claim history. These estimates are inherently uncertain given the Group’s relatively short history of sales, and changes to the Group’s historical or projected warranty experience may cause material changes to the warranty reserve in the future. Warranty expense is recorded as a component of cost of sales in the consolidated statements of operations and comprehensive loss.

Accordingly, standard warranty is accounted for in accordance with ASC 460, “Guarantees”. For the years ended June 30, 2024 and 2023, the Group did not generate revenues from extended lifetime warranty services.

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(r)     Income taxes

The Group accounts for income taxes under ASC 740, “Income Taxes”. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date. Provision for income taxes consists of taxes currently due plus deferred taxes. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures.

The Group did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of operations and comprehensive loss for the years ended June 30, 2024 and 2023, respectively. The Group does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

(s)     Value added tax (“VAT”)

The Group is subject to VAT and related surcharges on revenue generated from sales of products. The Group records revenue net of VAT. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. The net VAT balance between input VAT and output VAT is recorded as VAT payable if output VAT is larger than input VAT and is included in prepaid expenses and other current assets if input VAT is larger than output VAT. All of the VAT returns filed by the Company’s subsidiaries incorporated in the PRC, have been and remain subject to examination by the tax authorities.

(t)     Related party transaction

The Group accounts for related party transactions in accordance with ASC 850, “Related Party Disclosures”.

Parties, which can be an entity or individual, are considered to be related if they have the ability, directly or indirectly, to control the Group or exercise significant influence over the Group in making financial and operational decisions. Entities are also considered to be related if they are subject to common control or common significant influence.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(u)    Loss per share

Basic loss per share is computed by dividing net loss attributable to ordinary shareholders, taking into consideration the deemed dividends to preferred shareholders (if any), by the weighted average number of ordinary shares outstanding during the year using the two-class method. Under the two-class method, net loss is allocated between ordinary shares and other participating securities based on their participating rights. Shares issuable for little to no consideration upon the satisfaction of certain conditions are considered as outstanding shares and included in the computation of basic loss per share as of the date that all necessary conditions have been satisfied. Net losses are not allocated to other participating securities if based on their contractual terms they are not obligated to share the losses.

The Group’s convertible redeemable preferred shares are participating securities, as they have contractual nonforfeitable right to participate in distributions of earnings. The convertible redeemable preferred shares have no contractual obligation to fund or otherwise absorb the Group’s losses. Accordingly, any undistributed net income is allocated on a pro rata basis to ordinary shares and convertible redeemable preferred shares, whereas any undistributed net loss is allocated to ordinary shares only.

Diluted loss per share is calculated by dividing net loss attributable to ordinary shareholders, as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the year. Ordinary equivalent shares consist of ordinary shares issuable upon the conversion of the preferred shares and convertible debts, using the if-converted method, and shares issuable upon the exercise of share options using the treasury stock method. Ordinary equivalent shares are not included in the denominator of the diluted loss per share calculation when inclusion of such share would be anti-dilutive.

(v)     Segment reporting

ASC 280, “Segment Reporting”, establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers. Based on the criteria established by ASC 280, the Group’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. As a whole and hence, the Group has only one reportable segment. The Group does not distinguish between markets or segments for internal reporting. As the Group’s long-lived assets are substantially located in the PRC, no segment geographical information is presented.

(w)    Fair value measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of the fair value hierarchy are described below:

•        Level 1—Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•        Level 2—Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•        Level 3—Inputs to the valuation methodology are unobservable and significant to the fair value.

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Financial instruments of the Group primarily consist of cash, restricted cash, accounts receivable, amounts due from related parties, other receivables included in prepaid expenses and other current assets, short-term and long-term borrowings, accounts payable, amounts due to related parties, other payables included in accrued expenses and other payables. As of June 30, 2024 and 2023, the carrying amounts of these financial instruments approximated to their fair values due to the short-term maturity of these instruments.

The Group’s non-financial assets, such as property and equipment, would be measured at fair value only if they were determined to be impaired.

(x)    Commitments and contingencies

In the normal course of business, the Group is subject to commitments and contingencies, including operating lease commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Group recognizes liability for any such contingencies if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Group may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter.

(y)     Concentration and credit Risk

Credit risk

Assets that potentially subject the Group to significant concentration of credit risk primarily consist of cash and cash equivalents. The maximum exposure of such assets to credit risk is their carrying amount as at the balance sheet dates. As of June 30, 2024 and 2023, the Group had cash and restricted cash of US$1,984,374 and US$1,075,989 substantially in financial institutions in the PRC. Each bank provides deposit insurance with the maximum limit of US$68,802 (RMB500,000) to each of the Company’s subsidiaries which has an associated account(s) in that bank. As of June 30, 2024 and 2023, US$284,453 and US$175,864 of the Company’s bank accounts are insured by the deposit insurance fund management institution that established by the People’s Bank of China. To limit the exposure to credit risk relating to deposits, the Group primarily places deposits with large financial institutions in China which management believes are of high credit quality and the Group also continually monitors their credit worthiness.

The Group’s operations are carried out in China. Accordingly, the Group’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, as well as by the general state of the PRC’s economy. In addition, the Group’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, rates and methods of taxation, among other factors.

Foreign currency risk

Substantially all of the Group’s revenues and expenses and assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

Concentration risks

Accounts receivable are typically unsecured and derived from goods sold and services rendered to customers that are located primarily in China, thereby exposed to credit risk. The risk is mitigated by the Company’s assessment of customers’ creditworthiness and its ongoing monitoring of outstanding balances. Refer to Note 18 for details.

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(z)     Recent accounting pronouncements

The Group is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

In October 2023, the FASB issued ASU 2023-06, “Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative.” This ASU incorporates certain U.S. Securities and Exchange Commission (SEC) disclosure requirements into the FASB Accounting Standards Codification. The amendments in the ASU are expected to clarify or improve disclosure and presentation requirements of a variety of Codification Topics, allow users to more easily compare entities subject to the SEC’s existing disclosures with those entities that were not previously subject to the requirements, and align the requirements in the Codification with the SEC’s regulations. For entities subject to the SEC’s existing disclosure requirements and for entities required to file or furnish financial statements with or to the SEC in preparation for the sale of or for purposes of issuing securities that are not subject to contractual restrictions on transfer, the effective date for each amendment will be the date on which the SEC removes that related disclosure from its rules. For all other entities, the amendments will be effective two years later. However, if by June 30, 2027, the SEC has not removed the related disclosure from its regulations, the amendments will be removed from the Codification and not become effective for any entity. The Company does not expect the adoption of ASU 2023-06 to have a material impact on its consolidated financial statements.

In November 2023, the FASB issued ASU No. 2023-07 (“ASU 2023-07”), Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023 on a retrospective basis. Early adoption is permitted. The Group expects the adoption of this ASU will not have a material effect on the Consolidated Financial Statements.

In December 2023, the FASB issued ASU 2023-09, Improvement to Income Tax Disclosure. This standard requires more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. This standard also includes certain other amendments to improve the effectiveness of income tax disclosures. ASU 2023-09 is effective for public business entities, for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. The Group expects the adoption of this ASU will not have a material effect on the Consolidated Financial Statements.

Except for the above-mentioned pronouncements, there are no recently issued accounting standards that will have a material impact on the consolidated financial position, statements of operations and cash flows.

3.      LIQUIDITY AND GOING CONCERN

In accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40)”, the Group has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued. The Group has incurred losses and negative cash flows since its inception. The Group incurred net losses of US$5,980,776 and US$6,618,209 for the years ended June 30, 2024 and 2023, respectively. Net cash used in operating activities were US$6,223,797 and US$4,892,650 for the years ended June 30, 2024 and 2023, respectively. The accumulated deficit amounted to US$27,269,342 and US$19,603,513 as of June 30, 2024 and 2023, respectively. These conditions raised substantial doubts about the Company’s ability to continue as a going concern.

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.      LIQUIDITY AND GOING CONCERN (cont.)

The Group has funded its operations from both operational sources of cash and equity and debt financing. The Group’s liquidity is based on its ability to generate cash from operating activities, obtain capital financing from equity interest investors and borrow funds on financial institutions. The Company’s ability to continue as a going concern is dependent on management’s ability to successfully execute its business plan, which includes generating revenue while controlling operating cost and expenses to generate positive operating cash flows and obtaining funds from outside sources of financing to generate positive financing cash flows. As of June 30, 2024 and 2023, the Group had cash and restricted cash of US$1,984,374 and US$1,075,989, respectively. The Group plans to improve its liquidity through mitigation plans including: 1) enlarging our production to increase the cash inflow from operating activities; 2) pursuing to obtain financial support from credit facilities and equity financing, and 3) improving operating efficiency and cost reduction. There can be no assurances, however, that the current mitigation plans will be achieved or that additional funding will be available on terms acceptable to the Group, or at all. If the Group is unable to obtain sufficient funding, it could be required to delay its development efforts and limit activities, which could adversely affect its business and the consolidated financial statements.

On August 21, 2023, the Group entered into the Agreement and Plan of Merger (the “Merger Agreement”) with Finnovate Acquisition Corp (“Finnovate”), a British Virgin Islands business company listed on NASDAQ as a special purpose acquisition company (“SPAC”).

The accompanying consolidated financial statements have been prepared on the basis the Group will be able to continue as a going concern for a period of one year after the issuance of the Consolidated Financial Statements. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, substantial doubt about the Group’s ability to continue as a going concern exists. The consolidated financial statements do not include any adjustments related to the recoverability or classification of asset and the amounts or classification of liabilities that may result from the outcome of this uncertainty.

4.      ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following:

	As of June 30,
	2024	2023
Accounts receivable	$2,085,535	$86,605
Less: Provision for credit losses	(79,535)	(6,668)
Accounts receivable, net	$2,006,000	$79,937

For the year ended June 30, 2024, the Group pledged US$4,906,529 (RMB35,656,730) of accounts receivable owned or entitled to dispose of by law as the pledged assets to provide guarantee for the short-term loan contract of US$1,376,046 (RMB10,000,000) signed with China Everbright Bank (Note 9).

Provisions for credit losses of US$73,310 and US$6,953 were recorded for the years ended June 30, 2024 and 2023, respectively. Movement of allowance for credit losses was as follows:

	For the years ended June 30,
	2024	2023
Balance at beginning of the year	$6,668	$—
Add: Provision for credit losses	73,310	6,953
Foreign currency translation adjustment	(443)	(285)
Balance at the end of the year	$79,535	$6,668

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.      INVENTORIES

Inventories consisted of the following:

	As of June 30,
	2024	2023
Raw materials	$766,734	$783,455
Work in progress	389,062	736,593
Finished goods	1,802,175	1,908,109
Gross amount	2,957,971	3,428,157
Inventory write-downs	(1,291,249)	(403,342)
Total inventories	$1,666,722	$3,024,815

Movement of inventory write-downs was as follows:

	For the years ended June 30,
	2024	2023
Balance at the beginning of the year	$403,342	$286,185
Addition	894,005	161,495
Foreign currency translation adjustment	(6,098)	(44,338)
Balance at the end of the year	$1,291,249	$403,342

Inventory write-downs of US$894,005 and US$161,495 were recorded in cost of revenues for the years ended June 30, 2024 and 2023, respectively.

6.      PREPAID EXPENSES AND OTHER CURRENT ASSETS, NET

Prepayments and other current assets, net consist of the following:

	As of June 30,
	2024	2023
Loans to third parties(1)	$1,409,774	$—
Advances for raw materials	581,478	718,399
Deductible input VAT	424,624	615,271
Loans to Finnovate Acquisition Corp.(2)	200,000	—
Loans to Finnovate Sponsor L.P.	169,844	—
Advances for services	122,987	47,208
Staff advances	42,050	29,812
Deposits	30,944	31,746
Others	81,498	46,704
Gross amount	3,063,199	1,489,140
Less: Provision for credit losses	(206,168)	—
Total prepaid expenses and other current assets, net	$2,857,031	$1,489,140

____________

(1)      Loans to third parties represents interest free loans provided to third parties with a term of one year. All of the loans will be due between July 2024 and June 2025, and has repaid the amount of $70,024 subsequently. Since July 2023, the Company has provided multiple non-interest bearing loans to a couple of third-party borrowers (“the Borrowers”), who are business partners of 3A Partners Limited, an affiliate of a consultant of Finnovate Acquisition Corp. (“Finnovate”). Finnovate is a party to the Business Combination Agreement entered into by the Company, Finnovate, and other parties on August 21, 2023 (the “Scage Business Combination Agreement”).

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.      PREPAID EXPENSES AND OTHER CURRENT ASSETS, NET (cont.)

          The aggregate balance was approximately $1,409,774 as of June 30, 2024, and is expected to be repaid by the Borrowers within 1 year from the date of each loan. In order to facilitate the business combination, the Borrowers utilized the funds to support the financial needs of Sunorange Limited, who is the general partner of the sponsor of Finnovate. Sunorange Limited is a third-party to Scage.

(2)      On January 26, 2024, the Company accepted an unsecured promissory note (the “January 2024 Promissory Note”) in the aggregate principal amount of up to $1,500,000 from Finnovate, a party to the Business Combination Agreement entered into by the Company, Finnovate, and other parties on August 21, 2023 (the “Scage Business Combination Agreement”), for the Finnovate’s working capital needs. The January 2024 Promissory Note does not bear interest and matures upon the earlier of the closing of an initial Business Combination by the Finnovate and the Finnovate’s liquidation. As of June 30, 2024, the Company had $200,000 outstanding under the January 2024 Promissory Note.

The Group recognized bad debt expense of US$207,378 and US$29,573 for the years ended June 30, 2024 and 2023, respectively. All bad debts were fully written off for the year ended June 30, 2023. Bad debt expenses recognized for the year ended June 30, 2024 were related to the non-performance of advances for raw materials and unrecoverable amounts from R&D purpose vehicles sales. Movement of allowance for credit losses was as follows:

	For the years ended June 30,
	2024	2023
Balance at the beginning of the year	$—	$—
Addition	207,378	29,573
Write-offs	—	(29,573)
Foreign currency translation adjustment	(1,210)	—
Balance at the end of the year	$206,168	$—

7.      PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consisted of the following:

	As of June 30,
	2024	2023
Vehicles	$1,787,852	$1,815,251
Machinery and equipment	476,924	447,036
Office and electronic equipment	115,029	108,196
Leasehold improvement	63,510	63,649
Software	11,361	11,386
Subtotal	2,454,676	2,445,518

Construction in Progress	3,553	69,248
Less: accumulated depreciation of property and equipment	(1,167,822)	(672,605)
Less: impairment charges of property and equipment	(199,670)	—
Total property and Equipment, net	$1,090,737	$1,842,161

Construction in progress as of June 30, 2024 and 2023 mainly represents the projects relate to modification of vehicles for exhibition and promotion purposes.

Depreciation expense was US$542,398 and US$446,335 for the years ended June 30, 2024 and 2023, respectively.

Impairment charge was US$200,841 and nil for the years ended June 30, 2024 and 2023, respectively.

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.      ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables consist of the following:

	As of June 30,
	2024	2023
Accrued employee payroll and welfare benefits	$1,582,587	$1,738,639
Professional service fees	251,912	254,883
Warranty reserve	143,206	25,597
Other tax payable	—	14,798
Loan from a third party	74,414	—
Transportation and delivery fees payable	17,107	18,970
Testing and application fees payable	25	58,672
Rental fees payable	—	45,494
Interest payable	64,973	38,428
Others	30,548	132,024
Total accrued expenses and other payables	$2,164,772	$2,327,505

9.      SHORT-TERM BORROWINGS

The short-term borrowings as of June 30, 2024 and 2023 consisted of the following:

	As of June 30,
	2024	2023
Short-term borrowings:	$8,421,400	$2,275,454
Current portion of long-term borrowings	—	68,216
Less: Debt issuance costs	—	(18,748)
Total short-term borrowings	$8,421,400	$2,324,922

As of June 30, 2024 and 2023, the short-term bank borrowings were for working capital and capital expenditure purposes. Details of the short-term bank borrowings as of June 30, 2024 are summarized as follows:

Lender	Period	Period	Interest Rate	Co-borrower	Guarantee	Pledged assets	Principal Amount (RMB)
China Everbright Bank	2023.7.28	2024.7.27	3.75%	—	Mr. Chao Gao	Accounts receivable owned or entitled to dispose of by law	3,000,000
China Everbright Bank	2024.2.1	2025.1.24	3.45%	—	Mr. Chao Gao	Accounts receivable owned or entitled to dispose of by law	7,000,000
Bank of China	2024.2.23	2025.2.20	3.05%	—	Mr. Chao Gao	Patents	10,000,000
Shanghai Pudong Development Bank	2023.8.29	2024.8.29	3.45%	—	Mr. Chao Gao	—	5,000,000
Shanghai Pudong Development Bank	2024.6.28	2025.6.27	3.45%	—	Mr. Chao Gao	—	5,000,000
The Agricultural Bank of China	2023.8.31	2024.8.29	3.50%	—	Mr. Chao Gao	—	5,000,000
Bank of Suzhou	2023.9.13	2024.9.13	3.65%	—	Mr. Chao Gao	—	3,000,000
Bank of Jiangsu	2023.9.18	2024.9.17	3.70%	—	Mr. Chao Gao	—	8,000,000
The Agricultural Bank of China	2024.6.24	2025.6.16	3.25%	—	Mr. Chao Gao, Nanjing Zijin Financing Guarantee Co., LTD	—	5,000,000
Bank of Nanjing	2023.10.31	2024.10.19	3.50%	—	Mr. Chao Gao	—	4,000,000
Bank of Nanjing	2023.12.7	2024.12.6	3.50%	—	Mr. Chao Gao	—	5,000,000
Bank of Nanjing	2024.6.7	2025.6.6	3.70%	—	Mr. Chao Gao	—	1,000,000
Bank of Beijing	2023.12.28	2024.12.25	3.50%	—	Mr. Chao Gao	—	200,000

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.      SHORT-TERM BORROWINGS (cont.)

The short-term bank loans as of June 30, 2024 were primarily obtained from financial institutions with interest rates ranging from 3.05% to 3.75% per annum. The loans as of June 30, 2023 were primarily obtained from three financial institutions with interest rates ranging from 4.00% to 16.20% per annum.

Interest expense was US$222,628 and US$91,890 for the years ended June 30, 2024 and 2023, respectively. The weighted average interest rates of short-term loans outstanding were 3.60% and 6.67% per annum as of June 30, 2024 and 2023, respectively.

10.    LEASING

The Group has entered into various non-cancellable operating lease agreements for certain offices, factories and warehouses which are substantially located in PRC. The Group determines if an arrangement is a lease, or contains a lease, at inception and record the leases in the consolidated financial statements upon lease commencement, which is the date when the lessor makes the underlying asset available for use by the lessee.

The balances for the operating leases are presented as follows within the consolidated balance sheets:

	As of June 30,
	2024	2023
Right-of-use assets	$283,607	$494,011

Lease liabilities – current	167,592	200,595
Lease liabilities – non-current	86,758	254,908
Total operating lease liabilities	$254,350	$455,503

The operating lease expense is recognized as cost of sales, selling, general and administrative expenses and research and development expenses.

	For the years ended June 30,
	2024	2023
Operating leases expense excluding short-term lease expense	$226,840	$256,008
Short-term lease expense	35,900	156,717
Total	$262,740	$412,725

Supplemental information related to operating lease was as follows:

	For the years ended June 30,
	2024	2023
Weighted-average remaining lease term	1.8	2.5
Weighted-average discount rate	4.65%	4.60%
Cash paid for amounts included in the measurement of lease liabilities	$217,619	$275,890

There was no addition of operating lease assets for the years ended June 30, 2024 and 2023.

As of June 30, 2024, the maturities of the Group’s operating lease liabilities are as follows:

2025	$175,542
2026	87,771
Total minimum lease payment	$263,313
Less: interest	(8,963)
Present value of lease obligation	$254,350

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.    CONVERTIBLE DEBTS

The balance of convertible debts as of June 30, 2024 and 2023 consisted of the following:

	As of June 30,
	2024	2023
Current
Debt from Shenzhen Deju	873,101
Less: Debt issuance costs	(1,098)	—
Total convertible debt, current	$872,003	$—

Non-current
Debt from Shenzhen Deju	$—	$875,016
Less: Debt issuance costs	—	(11,071)
Total convertible debt, non-current	$—	$863,945

Debt from Shenzhen Deju

In December 2021, the Group entered into a debt agreement with Shenzhen Deju Brothers No.2 Enterprise Management Partnership (“Shenzhen Deju”), pursuant to which Shenzhen Deju would provide US$891,352 (RMB6,345,000) of debt which can be converted into 755,383 shares of Series A Convertible Redeemable Preferred Shares at US$1.18 per share in the form of warrant at Shenzhen Deju’s request. The warrant in nature is a conversion option of the debt, which can be exercised once Shenzhen Deju completes the foreign exchange registration procedures for Overseas Direct Investment (“ODI”) under State Administration for Foreign Exchange (“SAFE”) requirements. The debt must be repaid by the Group to Shenzhen Deju in full either in cash or in certain amount of Series A Convertible Redeemable Preferred Shares converted at US$1.18 per share upon maturity date.

The Group is obligated to pay interests at 3% simple interest per annum accrued from the remittance date to the earlier maturity date of: (i) ten years after Shenzhen Deju remitting the debt, or (ii) two months after the Shenzhen Deju exercising the warrant. On February 13, 2023, the Group entered into a settlement agreement with Shenzhen Deju, pursuant to which the maturity date was amended to the earlier of (i) October 1, 2023, or (ii) two months after Shenzhen Deju exercising the warrant. And Shenzhen Deju had the option (i) to require the Group to repay the principal amount of the debt plus interest or (ii) to convert to Series A convertible redeemable preferred shares, before the maturity date. On August 30, 2023, the Group signed the second settlement agreement with Shenzhen Deju, which extended the maturity date to June 30, 2024, on the assumption that the Group would get listed by June 30, 2024. On July 3, 2024, the Group signed the third settlement agreement with Shenzhen Deju, which extended the maturity date to August 31, 2024, on the assumption that the Group would get listed by August 31, 2024. On August 27, 2024, the Group signed the fourth settlement agreement with Shenzhen Deju, which extended the maturity date to September 30, 2024. On October 2, 2024, the Group signed the fifth settlement agreement with Shenzhen Deju, which extended the maturity date to October 31, 2024.

The Group received US$891,352 (RMB6,345,000) of debt from Shenzhen Deju in January 2022.

Accounting for the debt with a conversion option in the form of warrant

The Group determined that the above warrant issued to Shenzhen Deju is not freestanding financial instruments, which in nature is a conversion option of the debt, as the debt must be repaid by the Group to Shenzhen Deju in full either in cash or in certain amount of Series A Convertible Redeemable Preferred Shares converted at US$1.18 per share upon maturity date. The combined instruments issued to Shenzhen Deju is substantially equivalent to convertible debt.

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.    CONVERTIBLE DEBTS (cont.)

The Group accounted for the convertible debt as a liability, which is subsequently stated at amortized cost with any difference between the initial carrying value and the debt issuance costs using the effective interest method over the period from the issuance date to the maturity date. The payment of interest is contingent upon the occurrence of certain conditions. The Group only accrues interest when conditions are considered probable. The amendments on extension of maturity date was not accounted for debt extinguishment, as the cash flow effect resulting from the changed terms on a present value basis is less than 10 percent, and the modification on the debt instrument is not considered to be substantially different.

The unamortized debt issuance costs of US$1,098 and US$11,071 were presented as a direct deduction from the principal amount of the convertible debt in the condensed consolidated balance sheets as of June 30, 2024 and 2023.

12.    CONVERTIBLE REDEEMABLE PREFERRED SHARES

The Group completed several rounds of equity financing as follows:

Series Angel

In December 2020, two investors (“Series Angel Investors”) and the Group entered into Series Angel convertible redeemable preferred shares (“Series Angel Convertible Redeemable Preferred Shares”) investment agreement, with the aggregate investment amount of US$2,652,066 (RMB17,250,000) at US$0.19 per share for 13,613,762 shares in aggregate.

Series Pre-A

In April 2021, six investors and the Group entered into Series Pre-A convertible redeemable preferred shares (“Series Pre-A Convertible Redeemable Preferred Shares”) investment agreement, with the aggregate investment amount of US$5,903,423 (RMB38,000,000) at US$0.47 per share for 12,495,712 shares in aggregate. In June 2021, the Group, one of six investors and a new investor signed the transfer of shareholding agreements, where one of the six investors transferred a portion of its investment, 1,308,732 shares (equivalent to the investment amount of US$608,705 (RMB4,000,000) to the new investor (seven investors collectively “Series Pre-A Investors”). This is considered as equity transaction between the former shareholder and the new investor; no accounting impact to the consolidated financial statement of the Group as a result of such transaction. During the year ended June 30, 2023, the Group received proceeds of US$77,634 (RMB520,000) from Series Pre-A Convertible Redeemable Preferred Shares, and since then all the receivables for Series Pre-A convertible redeemable preferred shares has been collected.

Series A

In September 2022, the Group entered into Series A convertible redeemable preferred shares (“Series A Convertible Redeemable Preferred Shares”) investment agreement with Gongqingcheng Lanyan and three new investors (“Series A Investors”), with the aggregate investment amount of US$6,010,445 (RMB42,690,000) at US$1.18 per share for 5,082,112 shares, and US$716,947 (RMB5,100,000) out of this total investment amount was provided by Gongqingcheng Lanyan through conversion of the debt of US$716,947 (RMB5,100,000) from Gongqingcheng Lanyan. During the years ended June 30, 2024 and 2023, the Group received proceeds of US$889,816 (RMB6,345,000) and US$4,398,320 (RMB31,000,000) from Series A Convertible Redeemable Preferred Shares investors, and the receipt of this proceed reduced the balance of receivables for Series A convertible redeemable preferred shares.

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.    CONVERTIBLE REDEEMABLE PREFERRED SHARES (cont.)

As of June 30, 2024 and 2023, the above issued convertible redeemable preferred shares (“Convertible Redeemable Preferred Shares”) in the consolidated balance sheets were stated at the redemption value, net of the unreceived investment amount US$735,496 and US$1,612,125, respectively. Receivables for convertible redeemable preferred shares as of June 30, 2024 represent investment from one Series A Investors who signed investment agreements in September 2022, for which the corresponding 755,383 Series A convertible redeemable preferred shares have been issued.

The following table summarized the roll-forward of the carrying amount of the convertible redeemable preferred shares for the years ended June 30, 2024 and 2023:

Mezzanine Equity – Convertible Redeemable Preferred Shares	Series Angel Convertible Redeemable Preferred Shares	Series Pre-A Convertible Redeemable Preferred Shares	Series A Convertible Redeemable Preferred Shares	Total
Balance as of June 30, 2022	$3,863,036	$8,432,242	$—	$12,295,278
Conversion of convertible debt to Series A Convertible Redeemable Preferred Shares	—	—	716,947	716,947
Proceeds from Series Pre-A Convertible Redeemable Preferred Shares	—	77,634	—	77,634
Issuance of convertible redeemable preferred shares	—	—	5,293,498	5,293,498
Receivable of Series A convertible redeemable preferred shares	—	—	(1,612,125)	(1,612,125)
Accretion to redemption value of convertible redeemable preferred shares	—	—	3,177,059	3,177,059
Issuance costs	—	—	(105,371)	(105,371)
Foreign exchange adjustment	(294,710)	(649,217)	(251,302)	(1,195,229)
Balance as of June 30, 2023	$3,568,326	$7,860,659	$7,218,706	$18,647,691
Proceeds from Series A Convertible Redeemable Preferred Shares	—	—	889,816	889,816
Foreign exchange adjustment	(7,808)	(17,198)	(32,509)	(57,515)
Balance as of June 30, 2024	$3,560,518	$7,843,461	$8,076,013	$19,479,992

Conversion of debt from Gongqingcheng Lanyan to Series A Convertible Redeemable Preferred Shares

In December 2021, the Group entered into a debt agreement with Gongqingcheng Lanyan Yufeng Investment Partnership (“Gongqingcheng Lanyan”), pursuant to which, Gongqingcheng Lanyan would provide $716,947 (RMB5,100,000) of debt which can be converted into purchase 607,129 shares of Series A Convertible Redeemable Preferred Shares at the price of $1.18 per share in the form of warrant. The warrant in nature is a conversion option of the debt, which can be exercised once Gongqingcheng Lanyan completes the foreign exchange registration procedures for Overseas Direct Investment (“ODI”) under State Administration for Foreign Exchange (“SAFE”) requirements. The debt must be repaid by the Group to Gongqingcheng Lanyan in full either in cash or in certain amount of Series A Convertible Redeemable Preferred Shares converted at US$1.18 per share upon maturity date.

The Group is obligated to pay interest at 3% simple interest per annum accrued from the remittance date to the earlier maturity date of: (i) two years after Gongqingcheng Lanyan remitting the debt, or (ii) two months after Gongqingcheng Lanyan exercising the warrant. The Group received $716,947 (RMB5,100,000) of debt from Gongqingcheng Lanyan in January 2022.

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.    CONVERTIBLE REDEEMABLE PREFERRED SHARES (cont.)

In September 2022, Gongqingcheng Lanyan entered into the Series A convertible redeemable preferred shares investment agreement with the Group, pursuant to which the Group would issue a total of 1,190,449 shares of Series A Convertible Redeemable Preferred Shares to Gongqingcheng Lanyan for an additional cash consideration of $672,246 (RMB4,900,000) together with the outstanding debt of $716,947 (RMB5,100,000) that was previously received in January 2022. Gongqingcheng Lanyan made the payment of $672,246 (RMB4,900,000) as the additional investment consideration to the Group in November 2022.

Key terms of the convertible redeemable preferred shares are as follows:

Conversion

Each convertible redeemable preferred shares shall be convertible, at the option of the holder thereof, to such number of ordinary shares on a one-for-one basis at any time after the issue date. The initial conversion price is the issuance price of convertible redeemable preferred shares, subject to adjustment for (1) share splits and combinations, (2) ordinary share dividends and distributions, (3) other dividends, (4) reorganizations, mergers, consolidations, reclassification, exchange, and substitution, and (5) for dilutive issuance.

Each preferred share shall automatically be converted into ordinary shares, based on the then-effective conversion price for each convertible redeemable preferred share, without the payment of any additional consideration, into fully-paid and non-assessable ordinary shares upon the earlier of the closing of (a) the Qualified IPO, or (b) the date specified by written consent or agreement of holders within each round of Convertible Redeemable Preferred Shares holding 50% or more of the issued and outstanding Convertible Redeemable Preferred Shares.

Qualified IPO is defined as a firm commitment underwritten public offering of the shares of the Company or the Group in a PRC or international stock exchange (including Shanghai Stock Exchange, Shenzhen Stock Exchange, Beijing Stock Exchange, Hong Kong Stock Exchange, New York Stock Exchange (NYSE) and NASDAQ Stock Exchange.

Redemption

Upon the occurrence of any of following circumstances (“Redemption Triggering Event”):

(a)     prior to December 31, 2025 (or such later date as agreed), the Company (i) fails to complete a qualified IPO; (ii) a security regulatory authority (including but not limited to the securities regulatory commission, the stock exchange, etc.) decides not to approve the initial public offering of the Company or the Company withdraws such application; or (iii) the occurrence of a substantial obstacle to the consummation of the Qualified IPO that the certified accountants appointed by the Company are unable to issue an unqualified audit report;

(b)    any material breach of representation, warranties, obligation or agreement as set forth in the Shareholder Agreement, the Share Purchase Agreement and the Memorandum and Articles by any of the Mr. Chao Gao and his holding companies (collectively, the “Founder Parties”), which results in a substantial loss to the Company and/or the shareholders of ordinary shares and convertible redeemable preferred shares (collectively, “Investor”);

(c)     material integrity issue of the Founder Parties or any employees or member of the senior management directly or indirectly hold any shares of the Company, including the existence of off-book income of the Group Companies beyond the acknowledgement of the Investor, the material internal control leak of the Group Companies which is intentionally caused by the Founder Parties, the occurrence of which has or will result in substantial loss of the Company and/or the Investor;

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.    CONVERTIBLE REDEEMABLE PREFERRED SHARES (cont.)

(d)    the redemption of shares of other shareholders of the Company by the Group or the Founder Parties;

(e)     the Founder Parties no longer devote major of their attention to the operation of the Group Companies, including the resignation from the Group Companies, being appointed by other companies engaging in a business which in competition with the Business of the Group Companies, or participant, operate or invest in the companies which are in competition with the Group Company (other than the circumstance that the Investor have already known and approved);

(f)     other circumstances result in the change of the ultimate controlling shareholder of the Company;

(g)    the main business of the Group is forbidden by applicable laws and regulations, or the alter of main business without approval of Investors;

(h)    any unclear, lost, infringement of third parties’ legal rights arising out of or relating to the core techniques and intellectual property which results in a material or substantial loss to the Company;

(i)     unless otherwise agreed by the Investors, the dismission or breach of the undertake of full-time work or the non-competition agreement over half of the key employees.

After the occurrence of the Redemption Triggering Event, each holder of the Convertible Redeemable Preferred Shares has the right to request for the redemption of part or all of the Convertible Redeemable Preferred Shares held by them. The redemption is exercised in the sequence of Series A Convertible Redeemable Preferred Share, Series Pre-A Convertible Redeemable Preferred Share, and Series Angel Convertible Redeemable Preferred Share.

Redemption value (“Redemption Value”) with respect to each Series A Convertible Redeemable Preferred Share, Series Pre-A Convertible Redeemable Preferred Share, and Series Angel Convertible Redeemable Preferred Share, shall equal the sum of 150% of the issue price corresponding to each series of the convertible redeemable preferred share, plus all declared but unpaid dividends.

Liquidation Preference

In the event of any liquidation events of the Company, the investor shall have the right to require the Company, after the payment of remuneration and welfare of employee, tax, and unpaid debt, to pay the liquidation amount to the Investor prior to founder party and any other ordinary shareholders of the Company. Liquidation events include: (i) the dissolution, insolvency, winding up, or liquidation of the Company under applicable laws and regulations; (ii) any merger or acquisition of the Company, in which all shareholders then together hold less than 50% equity interest in the Company or the survival entity; (iii) any substantial sale of all or major assets of Company, or any substantial sale or exclusive license of all intellectual property of the Company.

The liquidation preference is exercised in the sequence of Series A Preferred Shares, Series Pre-A Preferred Shares, and Series Angel Preferred Shares. Upon the occurrence of liquidation events, the holders of Preferred Share shall be entitled to receive the liquidation amount (“Liquidation Amount”) equal to 100% of the original purchase price of Convertible Redeemable Preferred Shares, plus the annual interest of 12% of the original purchase price and plus all declared but unpaid dividends on each Preferred Share. If the assets of the Company are insufficient to make payment of the 100% investment amounts to the holders of convertible redeemable preferred shares, the holders of Convertible Redeemable Preferred Shares are entitled to the amounts ratably in proportion to the full amount to which the holders are entitled. After the full payment of the Liquidation Amount as defined above, the remaining assets and the proceeds available for distribution shall be distributed among all shareholders of the Company pro rata to their then share proportion at the time of the liquidation.

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.    CONVERTIBLE REDEEMABLE PREFERRED SHARES (cont.)

Dividends

Each holder of a Preferred Share shall be entitled to receive dividends, in pari passu with each holder of any other class or series of Shares of the Company. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be non-cumulative. No dividend was declared or accrued for the years ended June 30, 2024 and 2023.

Voting Rights

The holder of a Preferred Share shall be entitled to such number of votes as equals the whole number of ordinary shares into which such holder’s collective Convertible Redeemable Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Company’s members entitled to vote. Each series of Convertible Redeemable Preferred Shares are allowed to vote separately with respect to any matters.

Accounting for the Convertible Redeemable Preferred Shares

The Group has classified the convertible redeemable preferred shares as mezzanine equity as these Convertible Redeemable Preferred Shares are contingently redeemable upon the occurrence of an event not solely within the control of the Group. Each issuance of the convertible redeemable preferred shares is recognized at the respective issue price at the date of issuance net of issuance costs. In addition, the Group adjusts changes in the redemption value of the convertible redeemable preferred shares based on the 150% of the original purchase price of each series of Convertible Redeemable Preferred Shares, as defined in the Redemption Value. The change in redemption value is recorded against retained earnings, or in the absence of retained earnings, against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges are recorded by increasing the accumulated deficit.

Impacts of adopting ASU 2020-06

Agreements for Series Angel Convertible Redeemable Preferred Shares and Series Pre-A Convertible Redeemable Preferred Shares were signed in December 2020 and in April 2021, respectively. The Group has evaluated and determined that there was no embedded derivative to be bifurcated and no beneficial conversion feature attributable to all series Convertible Redeemable Preferred Shares because the initial effective conversion price of these Convertible Redeemable Preferred Shares was higher than the fair value of the Company’s ordinary shares at the commitment date determined by the Company taking into account independent valuations.

From the fiscal year 2022 beginning July 1, 2021, the Group adopted ASU 2020-06, which simplifies accounting treatments for instruments with beneficial conversion features. Since no beneficial conversion feature recognized before July 1, 2021, there is no accounting impact upon the adoption of ASU 2020-06 in connection with the issuance of Series Angel Convertible Redeemable Preferred Shares and Series Pre-A Convertible Redeemable Preferred Shares. For Series A Convertible Redeemable Preferred Shares, there is no need to consider the accounting impact of beneficial conversion features with the adoption of ASU 2020-06.

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.    REDEEMABLE NON-CONTROLLING INTERESTS

On January 23, 2024, Beijing Scage Future Automobile Co., Ltd. (“Beijing Scage Future”), entered into a shareholder agreement (“Shareholder Agreement”) with Qingdao Guodao Yinsheng No. 3 Venture Capital Fund Partnership (L.P.) (“Guodao”), in which Guodao will inject US$4,225,412 (RMB30,000,000) for 6% equity interests of Beijing Scage Future. On April 2, 2024, Beijing Scage Future received US$2,765,487 (RMB20,000,000) from Guodao. On May 20, 2024, the Industrial and Commercial Registration process for the transfer of the 4% equity interests, corresponding to the investment amount received, has been completed, and thereafter, Guodao has become a non-controlling interest shareholder of Beijing Scage Future. The investment from Guodao is also subject to the below redemption terms:

Redemption right

Within two years from the Shareholder Agreement and related documents being legally signed, Guodao has the right to choose whether to redeem the investment in either one of the redemption mechanisms as stated below.

Redemption Mechanisms

(a)     Cash Redemption: When Guodao exercises its redemption right, Beijing Scage Future and/or the founder of Beijing Scage Future, Mr. Gao Chao, shall repurchase the corresponding equity interests invested by Guodao in cash. The redemption price consists of two portions: (A) the Company is responsible for the principal of the initial investment with 15% of simple interest per annum accrued started from the remittance date; (B) the Founder is responsible for the percentage of equity interests (i.e. 4%) that Guodao invested in *the equity value of Beijing Scage Future-the redemption amount that the Company is responsible for. The equity value of Beijing Scage Future shall be no less than RMB833 million at the time of redemption. The redemption period is within two years from the Shareholder Agreement was signed, i.e. from January 24, 2024 to January 23, 2026.

(b)    Share Swap to Equity Interest in the Group: Guodao would first request Beijing Scage Future to return the investment in full, and then Guodao will reinvest in Scage International Limited to obtain certain percentage of equity interest in Scage International Limited in the form of outbound direct investment (ODI). The percentage of equity interest to be obtained and the entity value of Scage International Limited will be negotiated by both parties at the time of redemption.

For initial recognition, on the date the Group received cash investment, the Group initially recorded the carrying amount at cash consideration. In determining subsequent measurement, the Group first attributed noncontrolling interest share of the Beijing Scage Future’s net loss pursuant to ASC 810-10, then adjust the noncontrolling interest to the maximum redemption amount (if higher) according to ASC 480-10-S99-3A. The Group recognized the maximum redemption amount including responsibilities of both the Group and the Founder as Guodao can enforce payment of the full obligation against the Group according to the Shareholder Agreement.

Mezzanine Equity – Redeemable Non-controlling Interests	Redeemable Non-controlling Interests
Balance as of June 30, 2023	$—
Contribution from redeemable non-controlling interests	2,765,487
Attribution of net loss	(7,738)
Accretion of redeemable non-controlling interests	1,851,388
Foreign exchange adjustment	(24,153)
Balance as of June 30, 2024	$4,584,984

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.    ORDINARY SHARES

The Group’s authorized share capital is US$50,000 divided into 5,000,000,000 shares consisting of: (i) 4,968,808,414 are designated as Ordinary Shares with a par value of US$0.00001 each; (ii) 13,613,762 designated as Series Angel Convertible Redeemable Preferred Shares with a par value of US$0.00001 each; (iii) 12,495,712 designated as Series Pre-A Convertible Redeemable Preferred Shares with a par value of US$0.00001 each; and (iv) 5,082,112 designated as Series A Convertible Redeemable Preferred Shares with a par value of US$0.00001 each. As of June 30, 2024 and 2023, there were 104,766,463 shares issued and outstanding.

15.    TAXATION

Cayman Islands

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

British Virgin Islands

Under the current laws of the British Virgin Islands, entities incorporated in British Virgin Islands are not subject to tax on their income or capital gains.

Hong Kong

According to Tax Amendment No. 3 Ordinance 2018 published by the Hong Kong government, effective April 1, 2018, under the two-tiered profits tax rates regime, the first 2.0 million Hong Kong Dollar (“HKD”) of profits of the qualifying group entity will be taxed at 8.25%, and profits above HKD2.0 million will be taxed at 16.5%. Under Hong Kong tax laws, Scage HK is not taxed on its foreign-sourced income. Additionally, upon payments of dividends from Scage HK to its shareholders, no withholding tax in Hong Kong will be imposed.

PRC

Under the PRC Enterprise Income Tax Law (the “EIT Law”), the standard enterprise income tax rate for domestic enterprises and foreign invested enterprises is 25%. The EIT Law also provides that an enterprise established under the laws of a foreign country or region but whose “de facto management body” is located in the PRC be treated as a resident enterprise for PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% on its global income. The Implementing Rules of the EIT Law merely define the location of the “de facto management body “as” the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, property, of a non-PRC company is located.” Based on a review of surrounding facts and circumstances, the Group does not believe that it is likely that its operations outside of the PRC should be considered as a resident enterprise for PRC tax purposes for the years ended June 30, 2024 and 2023.

In accordance with the implementation rules of EIT Laws, a qualified “High and New Technology Enterprise” (“HNTE”) is eligible for a preferential tax rate of 15%. The HNTE certificate is effective for a period of three years. An entity could re-apply for the HNTE certificate when the prior certificate expires. Nanjing Scage Automobile Technology Co., Ltd. obtained its HNTE status in 2021 and enjoyed the preferential tax rate for the period of 3 years through December 2023. In 2024, Nanjing Scage Automobile Technology Co., Ltd. re-applied for the HNTE and has been approved by Nanjing Science and Technology Bureau, waiting for the final approval and disclosure by Jiangsu Certification Authority Office.

According to Caishui [2019] No.13, [2021] No.12, announcement of the Ministry of Finance and the State Taxation Administration, and [2023] No.12, announcement of the Ministry of Finance and the State Taxation Administration, small, low profit enterprises shall meet three conditions for enjoying preferential tax conditions, including (i) annual taxable income of no more than RMB3 million (US$412,814), (ii) no more than 300 employees, and (iii) total assets of no more than RMB50 million (US$6,880,229).

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.    TAXATION (cont.)

According to [2021] No.8, announcement of the State Taxation Administration, which became effective on January 1, 2021 and until to December 31, 2022, small, low profit enterprises whose annual taxable income is no more than RMB1 million (US$137,605) is subject to the preferential income tax rate of 2.5% (only 12.5% of such taxable income shall be subject to enterprises income tax at a tax rate of 20%).

According to [2022] No.13, announcement of the Ministry of Finance and the State Taxation Administration, which became effective on January 1, 2022 and until to December 31, 2024, small, low profit enterprises whose annual taxable income exceed RMB1 million (US$137,605) but no more than RMB3 million (US$412,814) are subject to the preferential income tax rate of 5% (only 25% of such taxable income shall be subject to enterprises income tax at a tax rate of 20%).

According to [2023] No.06, announcement of the Ministry of Finance and the State Taxation Administration, which became effective on January 1, 2023 and until to December 31, 2024, small, low profit enterprises whose annual taxable income is no more than RMB1 million (US$137,605) is subject to the preferential income tax rate of 5% (only 25%% of such taxable income shall be subject to enterprises income tax at a tax rate of 20%).

According to [2023] No.12, announcement of the Ministry of Finance and the State Taxation Administration, which became effective on August 2, 2023 and until to December 31, 2027, small, low profit enterprises is subject to the preferential income tax rate of 5% (only 25% of such taxable income shall be subject to enterprises income tax at a tax rate of 20%).

For the years ended June 30, 2024 and 2023, some PRC subsidiaries are qualified small, low profit enterprises as defined, and thus are eligible for the above preferential tax rates for small, low profit enterprises.

According to [2021] No.13, announcement of the Ministry of Finance and the State Taxation Administration, which became effective from January 1, 2021, an enterprise engaged in manufacturing business and whose main operating revenue accounts for more than 50% of the total revenue, is entitled to claim an additional tax deduction amounting to 100% of the qualified R&D expenses incurred in determining its tax assessable profits for that year. The same tax incentives policy further applies to all enterprises according to [2022] No.16, announcement of the Ministry of Finance, the State Taxation Administration and Ministry of Science and Technology, and [2023] No.7, announcement of the Ministry of Finance and the State Taxation Administration, which became effective from January 1, 2022 and 2023, respectively.

According to [2023] No.7, announcement of the Ministry of Finance and the State Taxation Administration, effective from January 1, 2023 onwards, enterprises engaging in research and development activities are entitled to claim an additional tax deduction amounting to 100% of the qualified R&D expenses incurred in determining its tax assessable profits for that year.

The income tax provision consists of the following components:

For the years ended June 30,
	2024	2023
Current income tax expense	$—	$—
Deferred income tax benefit	—	—
Total income tax benefit	$—	$—

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.    TAXATION (cont.)

A reconciliation between the Group’s actual provision for income taxes and the provision at the PRC, mainland statutory rate is as follows:

	For the years ended June 30,
	2024	2023
Loss before income tax expense	$5,980,776	$6,618,209
Income tax benefit at the PRC statutory rate of 25%	1,495,193	1,654,553
Impact of different tax rates in other jurisdictions	(155,074)	—
Effect of preferential tax rate(a)	(715,782)	(712,507)
Tax effect of entertainment expense	(191,237)	(200,297)
Tax effect of welfare expense	—	(181)
Tax effect of R&D expense additional deduction	337,007	270,598
Tax effect of non-deductible expenses	—	(142,177)
Tax effect of true-up on NOL	(80,363)	—
Change in valuation allowance	(689,744)	(869,989)
Income tax expense	$—	$—

____________

(a)      The Group’s subsidiary Nanjing Scage is subject to a favorable tax rate of 15% as a “High and New Technology Enterprise” (“HNTE”), all the Group’s other subsidiaries are subject to a favorable tax rate of 2.5% or 5% as small, low-profit enterprises. For the years ended June 30, 2024 and 2023, per share effect of preferential tax were ($0.01) and ($0.01), respectively.

As of June 30, 2024 and 2023, the significant components of the deferred tax assets and deferred tax liabilities are summarized below:

	As of June 30,
	2024	2023
Deferred tax assets:
Net operating loss carry-forwards	$2,107,134	$1,643,817
Excess advertising expense	2	2
Allowance for credit losses	36,061	1,116
Inventory write-downs	191,624	60,469
Impairment of long-lived assets	17,038	—
Accrued expenses	81,123	60,601
Operating lease liabilities	38,152	56,861
Net-off with deferred tax liabilities	(57,288)	(90,951)
Total deferred tax assets	2,413,846	1,731,915
Less: Valuation allowance	(2,413,846)	(1,731,915)
Total deferred tax assets, net	$—	$—
	As of June 30,
	2024	2023
Deferred tax liabilities
Accelerated depreciation of fixed assets	$(4,557)	$(9,175)
Fixed assets cost adjustment arise from internal transactions	(10,190)	(8,939)
Right-of-use assets	(42,541)	(72,837)
Net-off with deferred tax assets	57,288	90,951
Total deferred tax assets, net	$—	$—

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.    TAXATION (cont.)

Changes in valuation allowance are as follows:

	For the years ended June 30,
	2024	2023
Balance at the beginning of the period	$1,731,915	$968,543
Additions	714,889	917,786
Utilization	(25,145)	(47,797)
Effect of change of preferential tax rate	—	3,121
Foreign exchange effect	(7,813)	(109,738)
Balance at the end of the period	$2,413,846	$1,731,915

According to PRC tax regulations, the PRC enterprise net operating loss can generally be carried forward for no longer than five years, and HNTE’s net operating losses can be carried forward for no longer than ten years, starting from the year subsequent to the year in which the loss was incurred. The Group will re-apply for the HNTE certificate when the prior certificate expires in the foreseeable future. As of June 30, 2024 and 2023, the Group had net operating loss carryforwards of US$15,565,700 and US$11,799,016, respectively, which arose from the Group’s subsidiaries established in the PRC. As of June 30, 2024, net operating loss carryforwards from PRC will expire in calendar years 2026 through 2034, if not utilized.

As of June 30, 2024 and 2023, the Group did not recognize any net deferred tax assets, as the Group has provided a valuation allowance of US$2,413,846 and US$1,731,915, respectively, for which it has concluded that it is more likely than not that these net operating losses would not be utilized in the future due to the Group’s history of losses.

Uncertain Tax Position

As of June 30, 2024 and 2023, the Group did not have any unrecognized uncertain tax positions and the Group does not believe that its unrecognized tax benefits will change over the next twelve months. For the years ended June 30, 2024 and 2023, the Group did not incur any interest and penalties related to potential underpaid income tax expenses. In general, the PRC tax authority has up to five years to conduct examinations of the Company’s tax filings. As of June 30, 2024, tax years from 2019 through 2023 for the Group’s affiliated entities in the PRC remain open for statutory examination by the PRC tax authorities.

16.    NET LOSS PER SHARE

The following table sets forth the basic and diluted net loss per share computation and provides a reconciliation of the numerator and denominator for the years presented:

	For the years ended June 30,
	2024	2023
Numerator:
Net loss attributable to Scage International	$(5,814,441)	$(6,437,328)
Accretion of convertible redeemable preferred shares	—	(3,177,059)
Accretion for redeemable non-controlling interests	(1,851,388)	—
Numerator for basic and diluted net loss per share calculation	$(7,665,829)	$(9,614,387)

Denominator:
Weighted average number of ordinary shares – basic and diluted	104,766,463	104,766,463

Net loss per ordinary share
– Basic and diluted	$(0.07)	$(0.09)

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.    NET LOSS PER SHARE (cont.)

Basic and diluted net loss per ordinary share is computed using the weighted average number of ordinary shares outstanding during the year. The effects of all outstanding convertible redeemable preferred shares and any shares subject to conversion from convertible debts were excluded from the computation of diluted loss per share in each of the applicable years as their effects would be anti-dilutive during the respective year. For the years ended June 30, 2024 and 2023, the number of the above shares excluded in calculation were 31,946,969 and 31,946,969, respectively.

17.    RELATED PARTY TRANSACTIONS

Nature of relationship with related parties

The following is a list of related parties, with which the Group has transactions:

No.	Name of Related Parties	Relationship
1	Mr. Chao Gao	Principal Shareholder of the Group, Chairman of the Board, Director and Chief Executive Officer
2	Mr. Jimin An	Director and Chief Executive Officer of subsidiaries
3	Mr. Ziqian Guan	Chief Operating Officer
4	Mr. Yuanchi Guo	Interim Chief Financial Officer
5	Mr. Linfang Dong	Principal Shareholder of Scage Xinjiang
6	Nanjing Feiqizhi Logistics Technology Co., Ltd.	Shared the same Supervisor with the Group
7	Mr. Qiang Fu	Supervisor of subsidiaries
8	Ms. Min Wu	Director of Scage Nanjing
9	Scage Future	Controlled by Gao Chao

Related parties transaction

Significant transactions with related parties during the years ended June 30, 2024 and 2023 were as follows:

		For the years ended June 30,
Related parties	Nature	2024	2023
Mr. Chao Gao	Repayments of loan borrowed from a related party	$454,645	$—
	Proceeds of loans from a related party	—	632,766
Mr. Jimin An	Collection of loan previously lent to a related party	242,530	—
	Proceeds of loans borrowed from a related party	130,107	—
	Repayments of loan borrowed from a related party	96,888	—
	Expenses paid on behalf of the Company by a related party	73,892	27,405
	Reimbursement to a related party for expenses paid on behalf of the Company	63,308	—
Mr. Ziqian Guan	Expenses paid on behalf of the Company by a related party	180,324	44,290
	Reimbursement to a related party for expenses paid on behalf of the Company	109,805	—
	Advance to a related party for daily operation	54,209	—

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.    RELATED PARTY TRANSACTIONS (cont.)

		For the years ended June 30,
Related parties	Nature	2024	2023
Nanjing Feiqizhi Logistics Technology Co., Ltd.	Payment for purchases from a related party	262,983	—
	Collection of rent from a related party	16,886	—
	Rent to a related party	—	16,290
	Purchase from a related party	262,983	1,782
Yuanchi Guo	Expenses paid on behalf of the Company by a related party	11,855	—
Mr. Linfang Dong	Repayments of loan from a related party	—	11,505
Scage Future	Advance to related parties for daily operation	39,489	—

Related parties balance

Amounts due from related parties as of June 30, 2024 and 2023 were as follows:

Related parties	Nature	As of June 30,
		2024	2023
Scage Future	Advances	$39,489	$—
Mr. Jimin An	Advances	—	241,644
Nanjing Feiqizhi Logistics Technology Co., Ltd.	Lease income receivables	14,036	30,892
Mr. Ziqian Guan	Advances	—	5,970
Mr. Yuanchi Guo	Advances	—	4,174
Mr. Linfang Dong	Advances	—	241
Gross amount		53,525	282,921
Less: Provision for credit losses		(14,036)	(2,317)
Total amount due from related parties		$39,489	$280,604

Provisions for amount due from related parties of were US$11,792 and US$2,416 for the years ended June 30, 2024 and 2023, respectively.

Amounts due to related parties as of June 30, 2024 and 2023 were as follow:

Related parties	Nature	As of June 30,
		2024	2023
Mr. Chao Gao	Loan and interest payable(1)	$181,715	$635,140
Mr. Jimin An	Loan and interest payable	43,548	—
Mr. Ziqian Guan	Payables for daily operations	10,258	—
Nanjing Feiqizhi Logistics Technology Co., Ltd.	Payables for raw materials	1,705	1,710
Mr. Yuanchi Guo	Payables for daily operations	789	—
Mr. Qiang fu	Payables for daily operations	872	495
Ms. Min Wu	Payables for daily operations	—	752
Total amount due to related parties		$238,887	$638,097

____________

Note 1: On March 15, 2020, Mr. Chao Gao signed a loan agreement with the Group and lent US$15,137 (RMB110,000, “First Loan”) to the Group for daily operations, with interest at a rate of 4% per annum. The loan has been fully repaid by the Group on November 20, 2023.

On January 4, 2023, Mr. Chao Gao signed a loan agreement with the Group and agreed to lend US$605,460 (RMB4,400,000, “Second Loan”) to the Group for daily operations, with interest at a rate of 4% per annum. The loan is due on demand of Mr. Chao Gao. US$454,645 of the balance has been repaid by the Group during the year ended June 30, 2024 and the amounts due to Mr. Chao Gao was US$181,715 as of June 30, 2024.

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.    CONCENTRATION OF CREDIT RISK

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of accounts receivable. The Group conducts credit evaluations of its customers, and generally does not require collateral or other security from them. The Group evaluates its collection experience and long outstanding balances to determine the need for an allowance for credit losses. The Group conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

The following table sets forth a summary of single customers who represent 10% or more of the Group’s total revenues.

	For the years ended June 30,
	2024	2023
Percentage of the Group’s total revenues
Customer A	96.77%	12.84%
Customer B	*	25.41%
Customer C	*	19.76%
Customer D	*	19.70%
Customer E	*	15.34%

____________

*        represents percentage less than 10%

The following table sets forth a summary of single customers who represent 10% or more of the Group’s total accounts receivable:

	As of June 30,
	2024	2023
Percentage of the Group’s accounts receivable from
Customer A	95.64%	*
Customer D	*	92.04%

____________

*        represents percentage less than 10%

The following table sets forth a summary of single suppliers who represent 10% or more of the Group’s total purchase:

	For the years ended June 30,
	2024	2023
Percentage of the Group’s purchase
Supplier A	51.61%	*
Supplier B	28.15%	*
Supplier C	*	51.40%
Supplier D	*	10.68%

____________

*        represents percentage less than 10%

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.    CONCENTRATION OF CREDIT RISK (cont.)

The following table sets forth a summary of single suppliers who represent 10% or more of the Group’s total accounts payable:

	As of June 30,
	2024	2023
Percentage of the Group’s accounts payable to
Supplier A	13.56%	*
Supplier E	19.31%	*
Supplier F	12.97%	14.54%
Supplier G	10.13%	*

____________

*        represents percentage less than 10%

19.    COMMITMENTS AND CONTINGENCIES

Contingencies

The Group may be involved in various legal proceedings, claims and other disputes arising from the commercial operations, projects, employees and other matters which, in general, are subject to uncertainties and in which the outcomes are not predictable. The Group determines whether an estimated loss from a contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. Although the outcomes of these legal proceedings cannot be predicted, the Group does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of operations or liquidity. As of June 30, 2024, the Group is not a party to any material legal or administrative proceedings.

20.    RESTRICTED NET ASSETS

A significant portion of the Group’s operations are conducted through its PRC (excluding Hong Kong) subsidiaries, the Group’s ability to pay dividends is primarily dependent on receiving distributions of funds from subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by our subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations, and after it has met the PRC requirements for appropriation to statutory reserves. The Group is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the surplus reserve are made at the discretion of the shareholders. Paid-in capital of our subsidiaries included in the Company’s consolidated net assets are also non-distributable for dividend purposes.

As a result of these PRC laws and regulations, the Group’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company. As of June 30, 2024 and 2023, net assets restricted in the aggregate, which include paid-in capital and statutory reserve funds of the Group’s PRC subsidiaries, that are included in the consolidated net assets were nil and $21.6 million, respectively.

21.    SUBSEQUENT EVENTS

The Group evaluated all events and transactions that occur after June 30, 2024, other than the event disclosed below, there is no other subsequent event occurred that would require recognition or disclosure in the Group’s consolidated financial statements.

On August 23, 2024, a Subscription Agreement (“Subscription Agreement of Global A”) is being entered into between Scage International Limited (“the Company”) and Global A Plus Investment SPC Ltd. (“Global A”), in which Global A promises to subscribe 1,721,171 ordinary shares with par value US$0.00001 per share in the

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

21.    SUBSEQUENT EVENTS (cont.)

capital of the Company, at a purchase price of US$5.81 per share, for an aggregate purchase price of US$10,000,000 (“Subscription Amount of Global A”). The Company’s obligation to issue the shares to Global A is contingent upon the receipt of full Subscription Amount of Global A by wire transfer in immediately available funds to the account designated by the Company in the closing notice. The Company expected to receive the Subscription Amount of Global A in October 2024.

On August 23, 2024, a Subscription Agreement (“Subscription Agreement of MOUETTE”) is being entered into between Scage International Limited (“the Company”) and MOUETTE CAPITAL COMPANY LTD. (“MOUETTE”), in which MOUETTE promises to subscribe 1,721,171 ordinary shares with par value US$0.00001 per share in the capital of the Company, at a purchase price of US$5.81 per share, for an aggregate purchase price of US$10,000,000 (“Subscription Amount of MOUETTE”). The Company’s obligation to issue the shares to MOUETTE is contingent upon the receipt of full Subscription Amount of MOUETTE by wire transfer in immediately available funds to the account designated by the Company in the closing notice. MOUETTE has wired $5,500,000 on September 20, 2024 and $4,500,000 on October 10, 2024 respectively. The Company received US$5,500,000 on September 26, 2024 and will proceed with issuing shares upon receiving the full Subscription Amount of MOUETTE.

On August 30, 2024, a Subscription Agreement (“Subscription Agreement of Taimingtang”) is being entered into between Scage International Limited (“the Company”) and Kunshan Taimingtang Investment Center (Limited Partnership) (“Taimingtang”), in which the Investor promises to subscribe 1,376,936 ordinary shares with par value US$0.00001 per share in the capital of the Company, at a purchase price of US$5.81 per share, for an aggregate purchase price of US$8,000,000 (“Subscription Amount of Taimingtang”). The Company’s obligation to issue the shares to Taimingtang is contingent upon the receipt of full Subscription Amount of Taimingtang by wire transfer in immediately available funds to the account designated by the Company in the closing notice. The Subscription Agreement of Taimingtang was terminated on September 30, 2024.

22.    CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

Regulation S-X requires the condensed financial information of a registrant shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated-subsidiaries shall mean the amount of the registrant’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party. The condensed parent company financial statements have been prepared in accordance with Rule 12-04. Schedule of Regulation S-X as the restricted net assets of the Company’s PRC subsidiary exceed 25% of the consolidated net assets of the Company.

The Company performed a test on the restricted net assets of consolidated subsidiary in accordance with U.S. Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial statements for the parent company.

The condensed financial information of the parent company, Scage, has been prepared using the same accounting policies as set out in Company’s Consolidated Financial Statements except that the parent company has used the equity method to account for its investment in its subsidiaries. The Company’s investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries.

The Company’s share of income and losses from its subsidiaries is reported as incomes from subsidiaries in the accompanying condensed financial information of parent company.

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands. The Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

22.    CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

Condensed balance sheets

	As of June 30,
	2024	2023
Assets
Current assets
Cash	$2,665	$—
Prepaid expenses and other current assets	42,700	—
Amounts due from related parties, net	229,157	—
Total current assets	274,522	—

Non-current assets
Deferred offering costs	50,320	—
Investment in subsidiaries	—	257,920
Total non-current assets	50,320	257,920
Total assets	$324,842	$257,920

Liabilities
Non-current liabilities
Accrued expenses and other payables	$5,000	$—
Total current liabilities	5,000	—

Non-current liabilities
Investment deficit in subsidiaries	2,253,434	—
Total non-current liabilities	2,253,434	—
Total liabilities	2,258,434	—

Mezzanine equity (Aggregate liquidation preference of $16,622,139 and $14,286,911 as of June 30, 2024 and 2023, respectively)
Series Angel convertible redeemable preferred shares (par value $0.0001 per share, 13,613,762 shares authorized, issued and outstanding as of June 30, 2024 and 2023, respectively)	3,560,518	3,568,326
Series Pre-A convertible redeemable preferred shares (par value $0.0001 per share, 12,495,712 shares authorized, issued and outstanding as of June 30, 2024 and 2023, respectively)	7,843,461	7,860,659
Series A convertible redeemable preferred shares (par value $0.0001 per share, 5,082,112 shares authorized, issued and outstanding as of June 30, 2024 and 2023, respectively)	8,811,509	8,830,831
Receivables for Series A convertible redeemable preferred shares	(735,496)	(1,612,125)
Redeemable non-controlling interests	4,584,984	—
Total mezzanine equity	24,064,976	18,647,691

Shareholders’ deficit
Ordinary shares	1,048	1,048
Additional paid-in capital	—	—
Accumulated deficit	(27,269,342)	(19,603,513)
Accumulated other comprehensive income	1,269,726	1,212,694
Total Scage shareholders’ deficit	(25,998,568)	(18,389,771)
Total liabilities, mezzanine equity and shareholders’ deficit	$324,842	$257,920

SCAGE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

22.    CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

Condensed statements of operations and comprehensive loss

	For the years ended June 30,
	2024	2023
	(Unaudited)	(Unaudited)
Operating loss:
General and administrative expenses	$(160,196)	$—
Share of loss from subsidiaries	(5,617,007)	(6,437,328)
Total operating loss	(5,777,203)	(6,437,328)

Interest expense, net	(37,238)	—
Total other loss, net	(37,238)	—

Loss before income taxes	(5,814,441)	(6,437,328)
Income tax expense	—	—
Net loss attributable to Scage International Limited	(5,814,441)	(6,437,328)
Accretion of convertible redeemable preferred shares	—	(3,177,059)
Accretion for redeemable NCI	(1,851,388)	—
Net loss attributable to Scage International Limited’s ordinary shareholders	(7,665,829)	(9,614,387)

Net loss attributable to Scage International Limited	(5,814,441)	(6,437,328)
Other comprehensive loss:
Foreign currency translation difference	57,032	1,162,285
Total comprehensive loss attributable to Scage International Limited	(5,757,409)	(5,275,043)
Accretion of convertible redeemable preferred shares	—	(3,177,059)
Accretion for redeemable NCI	(1,851,388)	—
Comprehensive loss attributable to Scage International Limited’s ordinary shareholders	$(7,608,797)	$(8,452,102)

Condensed statements of cash flows

	For the years ended June 30,
	2024	2023
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss attributable to Scage International Limited	$(5,814,441)	$(6,437,328)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in loss of subsidiaries	5,814,441	6,437,328
Net cash provided by operating activities	—	—
Net cash provided by investing activities	—	—
Net cash provided by financing activities	2,665	—
Net change in cash	2,665	—
Cash at beginning of year	—	—
Cash at end of year	$2,665	$—

FINNOVATE ACQUISITION CORP.
CONDENSED BALANCE SHEETS

	As of
	June 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current Assets
Cash	$35,523	$37
Prepaid expenses	60,889	37,389
Total Current Assets	96,412	37,426
Investments held in Trust Account	25,736,479	51,200,344
Total Assets	$25,832,891	$51,237,770

Liabilities, Redeemable Ordinary Shares and Shareholders’ Deficit
Current liabilities
Accounts payable and accrued expenses	$1,721,119	$1,435,205
Working Capital Loan – related party	974,210	542,503
Promissory Note payable	200,000	—
Promissory Note payable – related party	1,175,000	800,000
Due to related party	74,600	56,600
Total Liabilities	4,144,929	2,834,308

Commitments and Contingencies

Class A Ordinary Shares subject to possible redemption, 2,248,506 and 4,623,332 shares at redemption value of $11.45 and $11.07 at June 30, 2024 and December 31, 2023, respectively	25,736,479	51,200,344

Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Class A Ordinary Shares, $0.0001 par value; 500,000,000 shares authorized; 4,462,499 issued and outstanding (excluding 2,248,506 and 4,623,332 shares subject to possible redemption) at June 30, 2024 and December 31, 2023, respectively	446	446
Class B Ordinary Shares, $0.0001 par value; 50,000,000 shares authorized; 1 issued and outstanding at June 30, 2024 and December 31, 2023	—	—
Accumulated deficit	(4,048,963)	(2,797,328)
Total Shareholders’ Deficit	(4,048,517)	(2,796,882)
Total Liabilities, Redeemable Ordinary Shares and Shareholders’ Deficit	$25,832,891	$51,237,770

The accompanying notes are an integral part of these unaudited condensed financial statements.

FINNOVATE ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024 AND JUNE 30, 2023
(UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Operating, general and administrative expenses	$455,763	$543,867	$776,966	$846,131
Loss from operations	(455,763)	(543,867)	(776,966)	(846,131)

Other income
Interest earned on Investments held in Trust Account	405,982	1,341,938	969,111	3,250,819
Interest earned on Bank Account	162	254	331	1,671
Total other income	406,144	1,342,192	969,442	3,252,490

Net (Loss) Income	$(49,619)	$798,325	$192,476	$2,406,359

Basic and diluted weighted average shares outstanding, redeemable Class A Ordinary Shares	3,057,513	12,374,953	3,840,422	14,873,595
Basic and diluted net (loss) income per redeemable Class A Ordinary Share	$(0.01)	$0.06	$0.02	$0.13
Basic and diluted weighted average shares outstanding, non-redeemable Ordinary Shares	4,462,500	$1,753,435	4,462,500	3,002,072
Basic and diluted net (loss) income per non-redeemable Ordinary Share	$(0.01)	$0.06	$0.02	$0.13

The accompanying notes are an integral part of these unaudited condensed financial statements.

FINNOVATE ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND JUNE 30, 2023
(UNAUDITED)

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2023	4,462,499	$446	1	$—	$—	$(2,797,328)	$(2,796,882)
Remeasurement of redeemable Class A Ordinary Shares to redemption value	—	—	—	—	—	(563,129)	(563,129)
Extension contribution	—	—	—	—	—	(300,000)	(300,000)
Net income	—	—	—	—	—	242,095	242,095
Balance – March 31, 2024	4,462,499	$446	1	$—	—	$(3,418,362)	$(3,417,916)
Remeasurement of redeemable Class A Ordinary Shares to redemption value	—	—	—	—	—	(405,982)	(405,982)
Extension contribution	—	—	—	—	—	(175,000)	(175,000)
Net loss	—	—	—	—	—	(49,619)	(49,619)
Balance – June 30, 2024	4,462,499	$446	1	$—	—	$(4,048,963)	$(4,048,517)
	Ordinary Shares				Additional paid-in capital	Accumulated deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2022	150,000	$15	4,312,500	$431	$—	$(455,795)	$(455,349)
Remeasurement of redeemable Class A Ordinary Shares to redemption value	—	—	—	—	—	(1,908,881)	(1,908,881)
Net income	—	—	—	—	—	1,608,034	1,608,034
Balance – March 31, 2023	150,000	$15	4,312,500	$431	$—	$(756,642)	$(756,196)
Conversion of Sponsor Shares	4,312,499	431	(4,312,499)	(431)	—	—	—
Promissory Note forgiveness	—	—	—	—	449,765	—	449,765
Remeasurement of Class A Ordinary Shares to redemption value	—	—	—	—	(449,765)	(892,173)	(1,341,938)
Extension contribution	—	—	—	—	—	(300,000)	(300,000)
Net Income	—	—	—	—	—	798,325	798,325
Balance – June 30, 2023	4,462,499	$446	1	$—	$—	$(1,150,490)	$(1,150,044)

The accompanying notes are an integral part of these unaudited condensed financial statements.

FINNOVATE ACQUISITION CORP.
CONDENSED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND JUNE 30, 2023
(UNAUDITED)

	For the Six Months Ended
	June 30, 2024	June 30, 2023
Cash flows from operating activities:
Net income	$192,476	$2,406,359
Interest earned on Investments held in Trust Account	(969,111)	(3,250,819)
Changes in operating assets and liabilities:
Prepaid expenses	(23,500)	95,557
Accounts payable and accrued expenses	285,914	501,808
Due to related party	18,000	3,000
Net cash used by operating activities	$(496,221)	$(244,095)

Cash flows from investing activities:
Cash withdrawn from Trust Account in connection with redemption	26,907,976	132,616,922
Extension contribution	(475,000)	—
Net cash provided by investing activities	26,432,976	132,616,922

Cash flows from financing activities:
Redemption of Class A Ordinary Shares	(26,907,976)	(132,616,922)
Proceeds from Promissory Note	431,707	—
Proceeds from affiliate Promissory Note	200,000	—
Proceeds from Promissory Note – related party	375,000	—
Net cash provided used in financing activities	(25,901,269)	(132,616,922)

Net change in cash	$35,486	(244,095)
Cash at beginning of period	37	244,179
Cash at end of period	$35,523	$84

Supplemental disclosure of cash flow information:
Remeasurement of redeemable Class A Ordinary Shares to redemption value	$969,111	$3,250,819
Promissory Note forgiveness	$—	$449,765

The accompanying notes are an integral part of these unaudited condensed financial statements.

FINNOVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1—ORGANIZATION AND BUSINESS BACKGROUND

Organization and General

Finnovate Acquisition Corp. (the “Company”) was incorporated in the Cayman Islands on March 15, 2021. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early-stage and emerging growth company, and, as such, the Company is subject to all of the risks associated with early-stage and emerging growth companies.

As of June 30, 2024, the Company had not commenced any operations. All activity for the period from March 15, 2021 (inception) through June 30, 2024 relates to the Company’s formation and its initial public offering (the “Initial Public Offering” or “IPO”) described below, and, since the IPO, the search for a target for its Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year end.

IPO

On November 8, 2021, the Company completed the sale of 15,000,000 units (the “Units” and, with respect to the shares of Class A Ordinary Shares, par value $0.0001 per share (the “Class A Ordinary Shares”) included in the Units being offered, the “Public Shares”) at $10.00 per Unit. On November 12, 2021, the Company closed on the full over-allotment, resulting in the sale of an additional 2,250,000 Units. The IPO and subsequent exercise of the over-allotment generated gross proceeds of $172,500,000, which is described in Note 3. Each Unit consists of one share of Class A Ordinary Shares and three-quarters of one redeemable warrant (“Public Warrant”).

Simultaneously with the closing of the IPO, the Company completed the sale of 7,900,000 private placement warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement (the “Private Placement”) to Finnovate Sponsor, LP (the “Sponsor”) as well as to EarlyBirdCapital, Inc. (“EarlyBirdCapital”). On November 12, 2021, pursuant to the full exercise of the over-allotment option, the Sponsor purchased an additional 900,000 Private Placement Warrants. The IPO and subsequent exercise of the over-allotment generated gross proceeds of $8,800,000 from the sale of the Private Placement Warrants.

Following the closing of the IPO on November 8, 2021 and the subsequent exercise of the over-allotment option, $175,950,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”), located in the United States at a nationally recognized financial institution, with Continental Stock Transfer & Trust Company (“Continental”) acting as trustee, and invested only in in United States “government securities” within the meaning of Section 2(a) (16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. Department of the Treasury (the “Treasury”) obligations. Pursuant to the trust agreement, the trustee will not be permitted to invest in other securities or assets. The Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of the Business Combination; (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum”) to (A) modify the substance or timing of the Company’s obligation to allow redemption in connection with the Business Combination or to redeem the Public Shares if the Company does not complete the initial Business Combination within the Combination Period or (B) with respect to any other provision relating to shareholders’ rights or pre-Business Combination activity and (iii) the redemption of all of the Public Shares if the Company is unable to complete the Business Combination by November 8, 2024, subject to applicable law. If the Company does not invest the proceeds as discussed above, the Company may be deemed to be subject to the Investment Company Act.

FINNOVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1—ORGANIZATION AND BUSINESS BACKGROUND (cont.)

Initial Business Combination

The Company’s executive officers and directors (“Management” or “Management Team”) has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account as defined below (excluding the underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the Company’s signing of a definitive agreement in connection with its Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target business or assets sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of its Public Shares, including the holders of its Founder Shares (as defined below) prior to the Initial Public Offering (the “Initial Shareholders”) and Management Team to the extent its Initial Shareholders and/or the members of the Management Team purchase Public Shares, provided that each Initial Shareholder’s and member of its Management Team’s status as a “Public Shareholder” will only exist with respect to such Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, subject to the limitations described herein.

The amount in the Trust Account is approximately $11.45 per Public Share as of June 30, 2024. The per-share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the underwriting commissions the Company will pay to the underwriter. The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. There will be no redemption rights upon the completion of the Business Combination with respect to the warrants. The Company’s initial shareholders, directors and officers have entered into a letter agreement with the Company, pursuant to which they have agreed to waive their redemption rights with respect to the 4,312,500 shares of Class B ordinary shares, par value $0.0001 per share (“Class B Ordinary Shares”) purchased in March 2021 (the “Founder Shares,” described in more detail in Note 5) and Public Shares held by them in connection with the completion of the Business Combination.

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by applicable law or stock exchange rules and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or stock exchange rules, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares, and any Public Shares purchased during or after the IPO, in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

Notwithstanding the above, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Memorandum provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder

FINNOVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1—ORGANIZATION AND BUSINESS BACKGROUND (cont.)

is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to shareholders rights or pre-Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company has until November 8, 2024 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors (“Board” or “Board of Directors”), dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the IPO, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive its right to its underwriting commission (see Note 8) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the IPO price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.20 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay franchise and income taxes. This liability will not apply with respect to claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

FINNOVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1—ORGANIZATION AND BUSINESS BACKGROUND (cont.)

Liquidity, Capital Resources and Going Concern

As of June 30, 2024, the Company had $35,523 in its operating bank account and a working capital deficit of $4,048,517. The Company’s liquidity needs up to June 30, 2024 had been satisfied by payment from the Sponsor for the Founder Shares, a loan under an unsecured promissory note from the Sponsor of up to $250,000 (the “March 2021 Promissory Note”), drawdowns against the available Working Capital Loan ( as defined below), as well as advances and payments made on behalf of the Company by related parties. The March 2021 Promissory Note was fully repaid as of November 8, 2021.

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company with funds as may be required (the “Working Capital Loan”, as described in more detail in Note 5). As of June 30, 2024 and December 31, 2023, the Company had nothing outstanding under the Working Capital Loan, respectively.

On June 2, 2023, the Company issued a promissory note (the “June 2023 Promissory Note”) in the aggregate principal amount of up to $1,200,000 to the Sponsor, the proceeds from which will be deposited into the Trust Account for the benefit of each Public Share that was not redeemed in connection with the Company’s May 8, 2023 shareholder vote to approve an extension of the Company’s termination date from May 8, 2023 to May 8, 2024 (the “2023 Extension”). The Sponsor agreed to pay $100,000 per month until the completion of an initial Business Combination, commencing on May 8, 2023 and continuing through May 8, 2024. The June 2023 Promissory Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates its Business Combination and (ii) the date that the winding up of the Company is effective. At the election of the Sponsor, up to $1,200,000 of the unpaid principal amount of the June 2023 Promissory Note may be converted into warrants of the Company (the “Conversion Warrants”) at a conversion price of $1.00 per warrant. The Conversion Warrants shall be identical to the Private Placement Warrants issued by the Company at the IPO. The Company has determined that the fair value of the June 2023 Promissory Note is its face value as the note was not issued with a substantial premium. The Sponsor funded the first three months of the June 2023 Promissory Note in its first payment. As of June 30, 2024 and December 31, 2023, the outstanding balance of the June 30, 2023 Promissory Note was $1,100,000 and $800,000, respectively, which is included in the Promissory Note payable—related party account on the accompanying condensed balance sheets, and no interest was accrued.

If the Company is not able to consummate a Business Combination before November 8, 2024, the Company will commence an automatic winding up, dissolution and liquidation. Management has determined that automatic liquidation, should a Business Combination not occur, and potential subsequent dissolution also raises substantial doubt about the Company’s ability to continue as a going concern. While Management intends to complete a Business Combination on or before November 8, 2024, it is uncertain whether the Company will be able to do so. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after November 8, 2024.

On November 8, 2023, the Company issued a promissory note in the principal amount of up to $1,500,000 to Sunorange (the “November 2023 Promissory Note”). The note is non-interest bearing and is due on the earlier of consummation of the Business Combination or liquidation. The November 2023 Promissory Note was issued in connection with advances made by Sunorange since May 8, 2023 and advances Sunorange may make in the future to the Company for working capital expenses. The November 2023 Promissory Note is non-interest bearing and payable upon the earlier of (i) the date of the consummation of the Business Combination or (ii) the date of the Company’s liquidation. As of June 30, 2024, the Company had $974,210 outstanding under the November 2023 Promissory Note included in the Working Capital Loan—related party line of the accompany condensed balance sheets.

On January 26, 2024, the Company issued an unsecured promissory note (the “January 2024 Promissory Note”) in the aggregate principal amount of up to $1,500,000 to Scage, a party to the Business Combination Agreement entered into by the Company, Scage, and other parties on August 21, 2023 (the “Scage Business Combination Agreement”), for the Company’s working capital needs. The January 2024 Promissory Note does not bear interest and matures upon the earlier of the closing of an initial Business Combination by the Company and the Company’s liquidation. As of June 30, 2024, the Company had $200,000 outstanding under the January 2024 Promissory Note.

FINNOVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1—ORGANIZATION AND BUSINESS BACKGROUND (cont.)

On May 15, 2024, the Company issued an unsecured promissory note (the “May 2024 Promissory Note”) in the aggregate principal amount of up to $225,000 to the Sponsor, which will be deposited into the Trust Account for the benefit of each Public Share that was not redeemed in connection with the May 8, 2024 shareholder vote to approve an extension of the Company’s termination date from May 8, 2024 to November, 8, 2024 (the “2024 Extension”). The Sponsor agreed to pay $37,500 per month until the completion of an initial Business Combination, commencing on May 8, 2024 and continuing through November 8, 2024. The May 2024 Promissory Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which we consummate our Business Combination and (ii) the date that our winding up is effective. As of June 30, 2024 and December 31, 2023, the Company had $75,000 and $0, respectively, outstanding under the May 2024 Promissory Note, which is included in the Promissory Note payable—related party account on the accompanying condensed balance sheets.

These conditions, involving liquidity concerns and mandatory liquidation, raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the accompanying unaudited condensed financial statements are issued. There is no assurance that the Company’s plan to consummate a Business Combination will be successful or successful within the Combination Period. The accompanying unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Sunorange Investment

On April 27, 2023, the Company entered into an agreement (the “Investment Agreement”) with the Sponsor and Sunorange Limited (the “Sunorange”), pursuant to which Sunorange and its designees acquired partnership interests in the Sponsor and Class B Ordinary Shares directly held by certain Company directors, which combined interests entitled Sunorange and its designees to receive, in the aggregate, 3,557,813 Class B Ordinary Shares and 6,160,000 Private Placement Warrants (collectively, the “Insider Securities”), and the Company introduced a change in Management and the Board as follows: (i) Calvin Kung replaced David Gershon as Chairman of the Board and Chief Executive Officer, and Wang Chiu (Tommy) Wong replaced Ron Golan as Chief Financial Officer and director on the Board, effective upon closing of the Sunorange Investment (as defined herein); (ii) Jonathan Ophir and Uri Chaitchik tendered their resignations as Chief Investment Officer and Senior Consultant, respectively, effective upon closing of the Sunorange Investment; and (iii) Mitch Garber, Gustavo Schwed and Nadav Zohar tendered their resignations as directors, effective upon expiration of all applicable waiting periods under Section 14(f) of the Exchange Act and Rule 14f-1 thereunder (such period of time being referred to herein as the “Waiting Period”), and whose vacancies were filled by individuals to be designated by Sunorange and effective upon expiration of the Waiting Period (such new officers and directors collectively referred to herein as the “New Management”). Sunorange’s acquisition of interests in the Insider Securities, the change to New Management and other transactions contemplated by the Investment Agreement are hereinafter referred to as the “Sunorange Investment.”

On May 8, 2023, the Company completed the closing of the Sunorange Investment after the Company’s shareholders approved certain proposals discussed below, and after certain closing conditions were met, including but not limited to: (i) a minimum of $30 million remaining in the Company’s Trust Account after accounting for all redemptions in connection with the Company’s extraordinary general meeting of shareholders on May 8, 2023 (the “2023 EGM”); (ii) the Company obtaining or extending a D&O insurance policy on terms satisfactory to the parties; (iii) the conversion of Class B Ordinary Shares into Class A Ordinary Shares as needed to retain shareholders and meet continued listing requirements of The Nasdaq Stock Market LLC (“Nasdaq”) in the event that the 2023 Extension is approved; (iv) the amendment of the Sponsor’s existing limited partnership agreement; (v) the transfer of 61,875 Class B Ordinary Shares from certain Company directors to Sunorange or its designees and (vi) the cancellation of the outstanding Working Capital Loan from the Sponsor and the reduction of certain advisory fees to be due upon the closing of an initial Business Combination.

FINNOVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1—ORGANIZATION AND BUSINESS BACKGROUND (cont.)

In connection with the closing of the Sunorange Investment, on May 8, 2023, Sunorange caused $300,000 to be deposited into the Trust Account to support the first three months of the 2023 Extension from May 9, 2023 through August 8, 2023 (see Note 5). Sunorange also agreed to cause to be deposited into the Trust Account an additional $100,000 for each successive month, or portion thereof, that is needed by the Company to complete an initial Business Combination until May 8, 2024.

As of June 30, 2024, $1,275,000 has been deposited into the Trust Account in support of the 2023 Extension and 2024 Extension.

Business Combination Agreement

On August 21, 2023, the Company and Scage International Limited (“Scage”) entered into the Scage Business Combination Agreement. Scage is a zero-emission solution provider in China, focusing on the development and commercialization of heavy-duty NEV trucks and e-fuel solutions. Upon consummation of the two mergers and the other transaction contemplated by the Business Combination Agreement (the “Scage Business Combination”), Scage Future, a newly formed holding company (“Pubco”) will seek to be listed on Nasdaq. The outstanding securities of Scage and the Company will be converted into the right to receive securities of Pubco. The transaction represents a post-Business Combination valuation of $1.0 billion ($1,000,000,000) for Scage upon closing of the Scage Business Combination, subject to adjustment.

On August 29, 2023, the Company engaged a third-party consultant to provide the Company with an introduction to potential targets for its Business Combination. Pursuant to the terms of the agreement, the Company has agreed to pay a contingent fee of 0.05% of the implied enterprise value of the target if the Company consummates a Business Combination.

Lock-Up Agreements

Simultaneously with the execution of the Business Combination Agreement, Pubco, Scage, the Company and certain shareholders of Scage (“Key Scage Shareholders”), as shareholders holding shares of Scage sufficient to constitute the Required Company Shareholder Approval (as that term is defined in the Business Combination Agreement) as the holder of record or the beneficial owner within the meaning of Rule 135-3 of the Exchange Act, each entered into Lock-Up Agreements (each, a “Key Seller Lock-Up Agreement”). It is a condition to the Closing that all stockholders of Scage between signing and Closing enter into a Lock-Up Agreement (each, a “Seller Lock-Up Agreement”).

Pursuant to each Key Seller Lock-Up Agreement, each Key Scage Shareholder agreed not to, during the period commencing from the date and time at which the Closing is actually held (the “Closing Date”) and ending on (A) the 6-month anniversary of the Closing Date with respect to 40% of the restricted securities and (B) the 36-month anniversary of the Closing Date with respect to the remaining 60% of the restricted securities, (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, offer to sell, contract or agree to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase of a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-up Securities (as that term is defined in the Business Combination Agreement), whether any such transaction is to be settled by delivery of such restricted securities, in cash or otherwise, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of restricted securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”) (subject to early release if Pubco consummates a Change of Control (as that term is defined in the Business Combination Agreement)).

FINNOVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1—ORGANIZATION AND BUSINESS BACKGROUND (cont.)

Pursuant to each Seller Lock-Up Agreement, the remaining Scage shareholders agreed not to make a Prohibited Transfer during the period commencing from the Closing Date and ending on the 6-month anniversary of the Closing Date (subject to early release if Pubco consummates a Change of Control).

Shareholder Support Agreement

Simultaneously with the execution of the Business Combination Agreement, the Company, Scage, and Key Scage Shareholders entered into a Shareholder Support Agreement (the “Shareholder Support Agreement”), pursuant to which, among other things, Key Scage Shareholders have agreed (a) to support the adoption of the Business Combination Agreement and the approval of the transactions contemplated therein, subject to certain customary conditions, and (b) not to transfer any of their subject shares (or enter into any arrangement with respect thereto), subject to certain customary conditions.

Sponsor Support Agreement

Simultaneously with the execution of the Business Combination Agreement, the Company, Scage, Pubco and the Sponsor entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which the Sponsor agreed to vote all of its shares of the Company in favor of the Business Combination Agreement and the transactions contemplated therein. The Sponsor Support Agreement also prevents transfers of securities of the Company held by the Sponsor between the date of the Sponsor Support Agreement and the termination of the Sponsor Support Agreement.

Insider Letter Amendment

Simultaneously with the execution of the Business Combination Agreement, the Company, Scage, the Sponsor, Pubco, Calvin Kung, Wang Chiu Wong, Chunyi Hao, Tiemei Li, and Sanjay Prasad entered into an amendment (the “Insider Letter Amendment”) to that certain letter agreement, dated November 8, 2021 (the “Insider Letter”), by and among the Company, the Sponsor and the directors, officers or other initial shareholders of the Company named therein, pursuant to which Pubco and Scage are added as parties to the Insider Letter.

Non-Competition and Non-Solicitation Agreement

Simultaneously with the execution of the Business Combination Agreement, certain shareholders and officers (each, a “Subject Party”) of the Company each entered into a noncompetition and non-solicitation agreement with the Company, Pubco, Scage, and the Sponsor (collectively, the “Non-Competition and Non-Solicitation Agreement”). Under the Non-Competition and Non-Solicitation Agreement, the Subject Party agrees not to compete with Pubco, the Sponsor, the Company, Scage, and their respective affiliates during the three-year period following the Closing and, during such three-year restricted period, not to solicit employees or customers of such entities. The Non-Competition and Non-Solicitation Agreement also contains customary confidentiality and non-disparagement provisions.

Assignment, Assumption, and Amendment to Warrant Agreement

Prior to the Closing, the Company, Pubco and Continental, as warrant agent (the “Warrant Agent”), will enter the Assignment, Assumption, and Amendment to Warrant Agreement (the “Warrant Amendment”), which will amend that certain Warrant Agreement, dated as of November 8, 2021, relating to the Company warrants (the “Warrant Agreement”), filed with the SEC on November 8, 2021. Pursuant to the Warrant Amendment: (i) Pubco will assume the obligations of the Company under the Warrant Agreement, such that, among other things, Pubco will be added as a party thereto and (ii) references to the Company’s Class A Ordinary Shares in the Warrant Agreement shall mean Pubco ordinary shares.

FINNOVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1—ORGANIZATION AND BUSINESS BACKGROUND (cont.)

First Amendment to the BCA

On June 18, 2024, the parties to the Business Combination Agreement entered into the First Amendment to Scage Business Combination Agreement (the “First Amendment”). The First Amendment provides for, among other things, the:

•        reduction of the aggregate consideration to the shareholders of the Company from $1,000,000,000 to $800,000,000;

•        correction of a scrivener’s error to clarify that the Company is not an investment company;

•        the establishment of an American depositary share (“ADS”) facility by the Pubco so that the ordinary shares to be issued by Pubco pursuant to the Business Combination Agreement may be represented by ADSs;

•        extension of the deadline for the Reorganization (as defined in the Scage Business Combination Agreement) from September 30, 2023 to July 20, 2024; and

•        extend the Outside Date (as defined in the Scage Business Combination Agreement) from February 29, 2024 to October 31, 2024.

Risks and Uncertainties

Our results of operations and our ability to complete an initial Business Combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, the ongoing effects of the COVID-19 pandemic, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflicts in Ukraine and the Middle East. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial Business Combination.

Management is currently evaluating the impact of such risks and has concluded that while it is reasonably possible that they could have a negative effect on the Company’s financial position, results of its operations, close of the IPO and/or search for a target company, the specific impact is not readily determinable as of the date of the accompanying unaudited condensed financial statements. The accompanying unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of Management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

FINNOVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on April 1, 2024 (the “2023 Annual Report”). The interim results for the three and six months ended June 30, 2024 are not necessarily indicative of the results to be expected for the year ending December 31, 2024 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the accompanying unaudited condensed financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires Management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the accompanying unaudited condensed financial statements, which Management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash of $35,523 and $37 as of June 30, 2024 and December 31, 2023, respectively.

Investment Held in Trust Account

As of June 30, 2024 and December 31, 2023, the assets held in the Trust Account consisted of cash equivalents in the amount of $25,736,479 and $51,200,344, respectively. The Company’s portfolio of investments is comprised

FINNOVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

of cash in an interest-bearing demand deposit account and thus have a readily determinable fair value. The funds are presented on the accompanying condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in “income on investments held in the Trust Account” in the accompanying unaudited condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of June 30, 2024, the Company has not experienced losses on this account, and Management believes the Company is not exposed to significant risks on such account.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the Accounting Standards Codification (“ASC”) 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A—“Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the accompanying condensed balance sheets date that are related to the IPO. Offering costs were charged to Shareholder’s Equity upon completion of the IPO and subsequent exercise of the over-allotment. Accordingly, following the IPO on November 8, 2021 and subsequent exercise of the over-allotment on November 12, 2021, offering costs totaling $4,171,912 (consisting of $3,450,000 of underwriting fee, and $721,912 of other offering costs) have been charged to Shareholders’ Equity.

Fair Value Measurements

The fair value of the Company’s assets and liabilities which qualify as financial instruments under Financial Accounting Standards Board’s (“FASB”) ASC Topic 820, “Fair Value Measurements and Disclosures” (“ASC 820”), approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

The fair value of the Company’s financial assets and liabilities reflects Management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1 —  Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 —  Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 —  Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

FINNOVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A Ordinary Shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A Ordinary Shares and Class B Ordinary Shares (collectively, “Ordinary Shares”) (including Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Ordinary Shares are classified as shareholder’s equity. The Company’s Class A Ordinary Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, Class A Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholder’s equity section of the accompanying balance sheets.

Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount. Increases or decreases in the carrying amount of redeemable Ordinary Shares are affected by charges against additional paid-in capital and accumulated deficit.

As a result of the shareholder vote held on May 8, 2023, 12,626,668 shareholders exercised their right to redemption, which left a remainder of 4,623,332 Class A Ordinary Shares subject to possible redemption. These shareholders were paid an aggregate of $132,616,922, or $10.50 per share, on May 18, 2023.

As a result of the shareholder vote held on May 2, 2024, 2,374,826 shareholders exercised their right to redemption, which left a remainder of 2,248,506 Class A Ordinary Shares subject to possible redemption. These shareholders were paid an aggregate of $26,907,976, or $11.33 per share, upon redemption.

As of June 30, 2024 and December 31, 2023, the Class A Ordinary Shares subject to possible redemption reflected in the accompanying condensed balance sheets is reconciled in the following table:

	June 30, 2024	December 31, 2023
As of beginning of the period	$51,200,344	$178,531,059
Plus:
Remeasurement of carrying value to redemption value	969,111	4,486,207
Extension Contributions	475,000	800,000
Less:
Redemptions of Class A Ordinary Shares subject to possible redemption	(26,907,976)	(132,616,922)
	$25,736,479	$51,200,344

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480 and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own Ordinary Shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

FINNOVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all of the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. The Company accounts for its outstanding warrants as equity-classified instruments.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the accompanying unaudited condensed financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the accompanying unaudited condensed financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2024 and December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the accompanying unaudited condensed financial statements. The Company’s Management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of the FASB ASC Topic 260, “Earnings Per Share” (“ASC 260”). Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of Ordinary Shares outstanding during the period. The Company has two classes of shares, redeemable Ordinary Shares and non-redeemable Ordinary Shares. The Company’s redeemable Ordinary Shares are comprised of Class A shares sold in the IPO. The Company’s non-redeemable shares are comprised of Class A shares held by EarlyBirdCapital and Class B shares purchased by the Sponsor which were converted into Class A shares with their original legend in May 2023. Earnings and losses are shared pro rata between the two classes of shares. The accompanying unaudited condensed statements of operations applies the two-class method in calculating net income (loss) per share. Basic and diluted net income (loss) per share for redeemable Ordinary Shares and non-redeemable Ordinary Shares is calculated by dividing net income (loss), allocated proportionally to each class of Ordinary Shares, attributable to the Company by the weighted average number of shares of redeemable and non-redeemable Ordinary Shares outstanding.

The calculation of diluted income (loss) per ordinary share does not consider the effect of the rights issued in connection with the IPO since exercise of the rights is contingent upon the occurrence of future events and the inclusion of such rights would be anti-dilutive. Accretion of the carrying value of Class A Ordinary Shares to redemption value is excluded from net income (loss) per redeemable share because the redemption value approximates fair value. As a result, diluted income (loss) per share is the same as basic income per share for the period presented.

FINNOVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accordingly, basic and diluted income (loss) per Ordinary Share for the three months ended June 30, 2024 and June 30, 2023 is calculated as follows:

	For the three months ended June 30, 2024		For the three months ended June 30, 2023
	Redeemable Ordinary Shares	Non- Redeemable Ordinary Shares	Redeemable Ordinary Shares	Non- Redeemable Ordinary Shares
Basic and diluted net (loss) income per share
Numerator:
Allocation of net (loss) income	$(20,174)	$(29,445)	$699,247	$99,078

Denominator:
Weighted-average shares outstanding	3,057,513	4,462,500	12,374,953	1,753,435
Basic and diluted net (loss) income per share	$(0.01)	$(0.01)	$0.06	$0.06

Basic and diluted income per Ordinary Share for the six months ended June 30, 2024 and the period from June 30, 2023 is calculated as follows:

	For the six months ended June 30, 2024		For the six months ended June 30, 2023
	Redeemable Ordinary Shares	Non- Redeemable Ordinary Shares	Redeemable Ordinary Shares	Non- Redeemable Ordinary Shares
Basic and diluted net income per share
Numerator:
Allocation of net income	$89,028	$103,448	$2,002,231	$404,128

Denominator:
Weighted-average shares outstanding	3,840,422	4,462,500	14,873,595	3,002,072
Basic and diluted net income per share	$0.02	$0.02	$0.13	$0.13

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”). The update simplifies the accounting for convertible instruments by removing certain separation models in FASB ASU Subtopic 470-20, “Debt—Debt with Conversion and Other Options” (“ASU 470-20”) for convertible instruments and introducing other changes. As a result of ASU 2020-06, more convertible debt instruments will be accounted for as a single liability measured at its amortized cost and more convertible preference shares will be accounted for as a single-equity instrument measured at its historical cost, as long as no features require bifurcation and recognition as derivatives. The amendments are effective for smaller reporting companies for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted ASU 2020-06 on January 1, 2024. There was no material impact on its financial position, results of operations or cash flows.

In June 2022, the FASB issued ASU Topic 2022-03, “Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions” (“ASU 2022-03”). ASU 2022-03 amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. ASU 2022-03 applies to both holders and issuers of equity and Equity-Linked Securities

FINNOVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

measured at fair value. The amendments in ASU 2022-03 are effective for the Company in fiscal years beginning after December 15, 2023 and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company adopted ASU 2022-03 on January 1, 2024. There was no material impact on its financial position, results of operations or cash flows.

In December 2023, the FASB issued ASU Topic 2023-09, “Income Taxes (Topic 740)—Improvements to Income Tax Disclosures” (“ASU 2023-09”) in order to enhance the transparency and usefulness of income tax disclosures. The guidance is applicable to all entities subject to income tax, and it will require disclosure of certain categories within the rate reconciliation to improve consistency as well as disclosure of reconciling items which meet a certain quantitative threshold which will improve transparency. Additionally, entities must disclose the amount of taxes paid to federal, state and foreign municipalities. For public business entities ASU 2023-09 is effective for annual periods beginning after December 15, 2024. The Company is currently evaluating the impact of its pending adoption of ASU 2023-09 on its financial position, results of operations or financial statement disclosure.

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the accompanying unaudited condensed financial statements.

NOTE 3—INITIAL PUBLIC OFFERING

On November 8, 2021, the Company completed its IPO of 15,000,000 Units at a price of $10.00 per Unit. The Company granted the underwriter a 45-day option from the date of the IPO to purchase up to 2,250,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On November 12, 2021, the Company closed on the underwriters’ full exercise of their over-allotment option which resulted in the sale of an additional 2,250,000 Units. The IPO and subsequent over-allotment exercise generated gross proceeds of $172,500,000.

Each Unit consists of one share of Class A Ordinary Shares and three-quarters of one redeemable Public Warrant. Each whole Public Warrant entitles the holder thereof to purchase one share of Class A Ordinary Shares at a price of $11.50 per share, subject to adjustment (see Note 9).

Following the closing of the IPO on November 8, 2021 and subsequent exercise of the over-allotment, an aggregate of $175,950,000 ($10.20 per Unit) from the net proceeds of the sale of the Units and the sale of the Private Placement Warrants in the IPO and over-allotment exercise was deposited into the Trust Account. As of June 30, 2024, the net proceeds deposited into the Trust Account are invested in an interest-bearing demand deposit account.

NOTE 4—PRIVATE PLACEMENT WARRANTS

The Sponsor and EarlyBirdCapital agreed to purchase an aggregate of 7,900,000 Private Placement Warrants (7,400,000 bought by the Sponsor, and 500,000 bought by EarlyBirdCapital) at a price of $1.00 per Private Placement Warrant in a Private Placement that occurred simultaneously with the closing of the IPO. Simultaneously with the closing of the sale of the Over-Allotment Units on November 12, 2021, the Company completed an additional private sale of an aggregate of 900,000 warrants (the “Additional Private Placement Warrants”) to the Sponsor, which purchased 843,038 such warrants, and the underwriter, which purchased 56,962 such warrants. As a result of the IPO and subsequent over-allotment exercise, an aggregate of 8,800,000 Private Placement Warrants were sold (8,243,038 to the Sponsor and 556,962 to EarlyBirdCapital) for gross proceeds of $8,800,000.

Each whole Private Placement Warrant is exercisable for one whole share of Class A Ordinary Shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor have been added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

FINNOVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 5—RELATED PARTY TRANSACTIONS

Founder Shares

In March 2021, the Sponsor paid $25,000 (approximately $0.006 per share) in consideration for 4,312,500 shares of Class B Ordinary Shares with par value of $0.0001. Up to 562,500 of these Founder Shares were subject to forfeiture by the Sponsor if the underwriter’s over-allotment option was not exercised, so that the number of Founder Shares will collectively represent approximately 20% of the Company’s issued and outstanding shares after the IPO. On November 12, 2021, the underwriter fully exercised the over-allotment option which resulted in the 562,500 shares no longer being subject to forfeiture.

The Sponsor and the Company’s directors and executive officers have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their shares of Class A Ordinary Shares for cash, securities or other property.

On May 8, 2023, the Company issued an aggregate of 4,237,499 (the “Sponsor Shares”) of the Company’s Class A Ordinary Shares to the Sponsor upon the conversion of an equal number of shares of Class B Ordinary Shares (the “Sponsor Conversion”). Combined with the Director Share conversion discussed below, the Sponsor Conversion left 1 Class B Ordinary Share outstanding. These Sponsor Shares continue to hold the same legend as they did prior to their conversion. Accordingly, these shares are accounted for as Class A Ordinary Shares at their par value.

EarlyBirdCapital Founder Shares

In March 2021, the Company issued to EarlyBirdCapital and its designees an aggregate of 150,000 Class A Ordinary Shares (“EBC Founder Shares”) at a price of $0.0001 per share. The Company estimated the fair value of the EBC Founder Shares to be $870 based upon the price of the Founder Shares issued to the Sponsor. The holders of the EBC Founder Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The EBC Founder Shares have been deemed compensation by the Financial Industry Regulatory Authority (“FINRA”) and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the IPO pursuant to FINRA Rule 5110(e)(1). Pursuant to FINRA Rule 5110(e)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the IPO, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the IPO except to any underwriter and selected dealer participating in the IPO and their officers or partners, associated persons or affiliates.

Director Shares

In October 2021, the Sponsor transferred 75,000 Founder Shares to the independent directors of the Company (“Director Shares”) at a price of $0.0001 per share. The Company estimated the fair value of the Director Shares to be $450,676 based upon the price of the Founder Shares issued to the Sponsor.

FINNOVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 5—RELATED PARTY TRANSACTIONS (cont.)

On May 8, 2023, the Company issued an aggregate of 75,000 Class A Ordinary Shares (together with the Sponsor Shares, the “Converted Class A Ordinary Shares”) to the Directors and the holders of the Company’s 75,000 Class B Ordinary Shares upon the conversion of an equal number of shares of Class B Ordinary Shares (together with the Sponsor Conversion, the “Conversion”). On the same day, in connection with the closing of the Sunorange Investment, 61,875 of the Converted Class A Ordinary Shares held by the Directors were transferred to designees of Sunorange.

The conversion of these Director Shares from Class B to Class A was not the result of a Business Combination, and the Company has previously recognized $450,676 in expenses related to these Director Shares. As such, these shares will continue to be held at their book value.

Related Party Loans

In March 2021, the Sponsor issued an unsecured Promissory Note to the Company, pursuant to which the Company was permitted to borrow an aggregate principal amount of $250,000. The Promissory Note was non-interest bearing, and the Promissory Note was fully repaid as of November 8, 2021, upon the closing of the IPO.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor may, but is not obligated to, provide the Company with a Working Capital Loans. Any such loans would be on an interest-free basis. If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. At the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. On May 8, 2023, in connection with the Sunorange Investment, the outstanding balance under the existing Promissory Note was forgiven. This was deemed to be a benefit to the Company under SAB Topic 5T. In order to recognize this benefit, the Company de-recognized the outstanding Promissory Note and reclassified it to additional paid-in capital, as an in-substance capital contribution. As of June 30, 2024 and December 31, 2023, the Company had no outstanding borrowings under the Working Capital Loan, respectively.

On June 2, 2023, the Company issued the June 2023 Promissory Note in the aggregate principal amount of up to $1,200,000 to the Sponsor, which will be deposited into the Trust Account for the benefit of each Public Share that was not redeemed in connection with the Company’s May 8, 2023 shareholder vote to approve the 2023 Extension. The Sponsor agreed to pay $100,000 per month until the completion of an initial Business Combination, commencing on May 8, 2023 and continuing through May 8, 2024. The June 2023 Promissory Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates its Business Combination and (ii) the date that the winding up of the Company is effective. At the election of the Sponsor, up to $1,200,000 of the unpaid principal amount of the June 2023 Promissory Note may be converted into Conversion Warrants at a conversion price of $1.00 per warrant. The Conversion Warrants shall be identical to the Placement Warrants issued by the Company at the IPO. The Company has determined that the fair value of the June 2023 Promissory Note is its face value as the note was not issued with a substantial premium. The Sponsor funded the first three months of the June 2023 Promissory Note in its first payment. As of June 30, 2024 and December 31, 2023, the balance outstanding on the June 2023 Promissory Note was $1,100,000 and $800,000, respectively.

On May 15, 2024, the Company issued the May 2024 Promissory Note in the aggregate principal amount of up to $225,000 to the Sponsor, which will be deposited into the Trust Account for the benefit of each Public Share that was not redeemed in connection with the May 8, 2024 shareholder vote to approve the 2024 Extension. The Sponsor agreed to pay $37,500 per month until the completion of an initial Business Combination, commencing on May 8, 2024 and continuing through November 8, 2024. As of June 30, 2024 and December 31, 2023, the balance outstanding on the May 2024 Promissory Note was $75,000 and $0, respectively.

FINNOVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 5—RELATED PARTY TRANSACTIONS (cont.)

On November 8, 2023, the Company issued the November 2023 Promissory Note the amount of $1,500,000 to Sunorange Investment. The November 2023 Promissory Note is non-interest bearing and is due at the earlier of consummation of the Business Combination or liquidation. Prior to the November 2023 Promissory Note being in place, related parties were making advances to the Company and on behalf of the Company for the purposes of paying its vendors. All advances made by the related parties between May 8, 2023 and the date of execution are retroactively covered by the November 2023 Promissory Note. As of June 30, 2024 and December 31, 2023, $974,210 and $542,503, respectively, was outstanding under the November 2023 Promissory Note.

Administrative Services Agreement

Commencing on the date that the Company’s securities are first listed on a U.S. national securities exchange, the Company has committed to pay a total of $3,000 per month to the Sponsor for office space, utilities and administrative support services. This administrative service arrangement will terminate upon completion of the Business Combination or liquidation of the Company. As of June 30, 2024, the Company has accrued $74,600 under the agreement in Due to related party and expensed $9,000 and $18,000 in Operating, general and administrative expenses for the three and six month periods then ended.

NOTE 6—PROMISSORY NOTE

On January 26, 2024, the Company issued an unsecured promissory note in the aggregate principal amount of up to $1,500,000 to Scage for the Company’s working capital needs. The January 2024 Promissory Note does not bear interest and matures upon the earlier of the closing of an initial Business Combination by the Company and the Company’s liquidation. As of June 30, 2024, $200,000 was outstanding under the January 2024 Promissory Note.

NOTE 7—INVESTMENTS HELD IN TRUST ACCOUNT

As of June 30, 2024, investments in the Company’s Trust Account consisted of $25,736,479 in an interest-bearing demand deposit account.

NOTE 8—COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares and Private Placement Warrants (and any shares of Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the IPO, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A Ordinary Shares). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the date of the IPO to purchase up to 2,250,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. The underwriter fully exercised this option which closed subsequent to the IPO.

FINNOVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 8—COMMITMENTS AND CONTINGENCIES (cont.)

EarlyBirdCapital earned an underwriting discount of $0.20 per Unit, or $3,450,000 in the aggregate, upon the closing of the IPO and subsequent exercise of the full over-allotment option.

Business Combination Marketing Agreement

The Company has engaged EarlyBirdCapital as an advisor in connection with the Business Combination to assist in holding meetings with shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing securities in connection with the Business Combination, assist in obtaining shareholder approval for the Business Combination and assist with press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital a cash fee for such services solely in the event of consummation of the Business Combination in an amount equal to 1.75%, or $3,018,750) of the gross proceeds of the IPO (exclusive of any applicable finders’ fees which might become payable). This fee will become payable to EarlyBirdCapital upon consummation of the Business Combination. No liability will be recorded for such fee until it becomes probable that the fee will be paid.

Consulting Agreement

The Company has engaged a third-party consultant to provide the Company with assistance in various aspects of any potential Business Combination. Pursuant to the terms of the agreement, the Company has agreed to pay a contingent fee of at least $3,500,000 if the Company consummates a Business Combination. No expense has been recorded in the accompanying unaudited condensed financial statements related to this agreement, nor is any due.

On August 29, 2023, the Company engaged a third-party consultant to provide the Company with an introduction to potential targets for its Business Combination. Pursuant to the terms of the agreement, the Company has agreed to pay a contingent fee of 0.05% of the implied enterprise value of the target if the Company consummates a Business Combination. As the Business Combination is not considered probable, no expense has been recorded in the accompanying unaudited condensed financial statements related to this agreement.

Legal Agreement

The Company has engaged a third-party legal firm to provide the Company with assistance in various aspects of any potential Business Combination. Pursuant to the terms of the agreement, the Company has agreed to contingent payments upon the achievement of certain milestones. As of June 30, 2024, the Company has incurred and paid roughly $20,000 related to this agreement. An additional $90,000 could be earned by the legal firm as outlined in the contractual milestones. The remaining milestones are not yet considered probable and as such have not been accrued for.

NOTE 9—SHAREHOLDERS’ DEFICIT

Preference Shares

The Company is authorized to issue 5,000,000 preference shares, with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s Board of Directors. As of June 30, 2024 and December 31, 2023, there were no preference shares issued or outstanding.

Class A Ordinary Shares

The Company is authorized to issue 500,000,000 shares of Class A Ordinary Shares with a par value of $0.0001 per share. Holders of Class A Ordinary Shares are entitled to one vote for each share. As of June 30, 2024 and December 31, 2023, there were 4,462,499 shares of Class A Ordinary Shares issued and outstanding (excluding 2,248,506 and 4,623,332 shares subject to possible redemption), respectively.

FINNOVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 9—SHAREHOLDERS’ DEFICIT (cont.)

Class B Ordinary Shares

The Company is authorized to issue 50,000,000 shares of Class B Ordinary Shares with a par value of $0.0001 per share. As of June 30, 2024 and December 31, 2023, there was 1 Class B Ordinary Shares issued and outstanding.

Holders of Class A Ordinary Shares and Class B Ordinary Shares will vote together as a single class on all matters submitted to a vote of shareholders except as required by law. Under the terms of the Sunorange Investment, the Class B Ordinary Shares were converted to Class A Ordinary Shares although the Sponsor will retain at least one Class B Ordinary Share.

Any Founder Shares outstanding at the time of the Business Combination will automatically convert into shares of Class A Ordinary Shares on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A Ordinary Shares, or Equity-Linked Securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of a Business Combination, the ratio at which shares of Class B Ordinary Shares shall convert into shares of Class A Ordinary Shares will be adjusted (unless the holders of a majority of the outstanding shares of Class B Ordinary Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A Ordinary Shares issuable upon conversion of all shares of Class B Ordinary Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of Ordinary Shares outstanding upon the completion of the IPO plus all shares of Class A Ordinary Shares and Equity-Linked Securities issued or deemed issued in connection with a Business Combination (excluding any shares or Equity-Linked Securities issued, or to be issued, to any seller in a Business Combination).

Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 12 months from the closing of the IPO and (b) 30 days after the completion of a Business Combination.

The Company will not be obligated to deliver any shares of Class A Ordinary Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable, and the Company will not be obligated to issue any shares of Class A Ordinary Shares upon exercise of a warrant unless the share of Class A Ordinary Shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Ordinary Shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Class A Ordinary Shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A Ordinary Shares is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act, and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A Ordinary Shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed

FINNOVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 9—SHAREHOLDERS’ DEFICIT (cont.)

to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the closing price of the Class A Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

In addition, if (x) the Company issues additional Class A Ordinary Shares or Equity-Linked Securities for capital raising purposes in connection with the closing of the Business Combination at a Newly Issued Price of less than $9.20 per Class A ordinary share, (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (z) the Market Value is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the greater of (i) the Market Value or (ii) the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the IPO.

NOTE 10—SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the accompanying condensed balance sheets date up to the date that the accompanying unaudited condensed financial statements were issued. Based upon this review the Company did not identify any subsequent events, other than those described below, that would have required adjustment or disclosure in the accompanying unaudited condensed financial statements.

On October 31, 2024, the parties to the Business Combination Agreement entered into the Second Amendment to Business Combination Agreement (the “Second Amendment”), pursuant to which the parties agreed to extend the Outside Date (as defined in the Business Combination Agreement) from October 31, 2024 to March 31, 2025.

On October 13, 2024, the Company’s third-party agreement with 3A Partners Limited, initially entered into on August 29, 2023, was amended and restated to, among other things, reduce the contingent fee to 0.05%. As this amended agreement was a subsequent event and the Business Combination is not considered probable, no expense for which has been included in the unaudited condensed financial statements related to this agreement.

On November 8, 2024, the Company received written notice (the “Notice Letter”) from the Nasdaq Hearings Panel (the “Panel”) indicating that the Panel had determined to delist our securities from The Nasdaq Stock Market LLC (“Nasdaq”) and that trading in the Company’s securities would be suspended at the open of trading on November 12, 2024 due to its failure to satisfy the terms of the Panel’s July 3, 2024 decision (the “Decision”). Pursuant to the terms of the Decision, amongst other things, the Company was required to close its initial business

FINNOVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 10—SUBSEQUENT EVENTS (cont.)

combination (the “Business Combination”) with an operating entity and the combined entity was required to evidence compliance with the criteria for initial listing on Nasdaq, including the applicable holders requirement, by November 4, 2024. On 6, 2024, the Company notified the Panel that it would not be able to close its Business Combination by the Panel’s November 4, 2024 deadline. Accordingly, the Panel has determined to delist the Company’s securities from Nasdaq as set forth in the Notice Letter.

On November 6, 2024, the Company held an extraordinary general meeting of shareholders (the “Meeting”). At the Meeting, the following proposals were considered and acted upon by the shareholders of the Company:

(a) a proposal to amend the Company’s amended and restated memorandum and articles of association, as amended (the “Charter Amendment”) to extend the date by which the Company has to consummate an initial business combination from November 8, 2024 to May 8, 2025 (or such earlier date as determined by the Company’s board of directors (the “Board”) in its sole discretion) (the “Articles Extension Proposal”); and

(b) a proposal to approve the adjournment of the Meeting to a later date or dates, if necessary or desirable, at the determination of the Board (the “Adjournment Proposal”).

The Articles Extension Proposal was approved. As there were sufficient votes at the time of the Meeting to approve the Articles Extension Proposal, the Adjournment Proposal, which had been previously voted on by proxy, was not presented to shareholders at the Meeting.

Shareholders holding 1,383,214 shares of the Company’s Class A ordinary shares exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s trust account (the “Trust Account”). As a result, approximately $16.16 million (approximately $11.68 per share) will be removed from the Trust Account to pay such holders.

On November 11, 2024, the Company issued the November 2024 Note in the aggregate principal amount of up to $259,588 to the Sponsor, which will be deposited into the Trust Account for the benefit of each Public Share that was not redeemed in connection with the November 2024 Extension. The Sponsor agreed to pay US$43,264.60 per month until the completion of an initial Business Combination, commencing on November 8, 2024 and continuing through May 8, 2025. The November 2024 Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which we consummate our Business Combination and (ii) the date that our winding up is effective.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Finnovate Acquisition Corp

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Finnovate Acquisition Corp. (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2023 and 2022, and the related notes. In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years ended December 31, 2023 and 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph—Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of completing a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities on or before May 8, 2024. The Company entered into a definitive business combination agreement with a business combination target on August 21, 2023; however, the completion of this transaction is subject to the approval of the Company’s stockholders among other conditions. There is no assurance that the Company will obtain the necessary approvals, satisfy the required closing conditions, raise the additional capital it needs to fund its operations, and complete the transaction prior to by May 8, 2024, or such other date as may be extended pursuant to the Business Combination Agreement, if at all. The Company also has no approved plan in place to extend the business combination deadline and fund operations for any period of time after by May 8, 2024, or such other date as may be extended pursuant to the Business Combination Agreement, in the event that it is unable to complete a business combination by that date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2021.

Houston, TX

April 1, 2024

FINNOVATE ACQUISITION CORP.

BALANCE SHEETS

	As of December 31, 2023	As of December 31, 2022
Assets
Current Assets
Cash	$37	$244,179
Prepaid expenses	37,389	314,502
Total Current Assets	37,426	558,681
Investments held in Trust Account	51,200,344	178,531,059
Total Assets	$51,237,770	$179,089,740

Liabilities, Redeemable Ordinary Shares and Shareholders’ Deficit
Current liabilities
Accounts payable and accrued expenses	$1,435,205	$522,801
Working capital loan – related party	542,503	449,765
Promissory note payable – related party	800,000	—
Due to related party	56,600	41,464
Total Liabilities	2,834,308	1,014,030

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 4,623,332 and 17,250,000 shares at redemption value of $11.07 and $10.35 at December 31, 2023 and 2022, respectively	51,200,344	178,531,059

Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 4,462,499 and 150,000 issued and outstanding (excluding 4,623,332 and 17,250,000 shares subject to possible redemption) at December 31, 2023 and 2022, respectively	446	15
Class B Ordinary Shares, $0.0001 par value, 50,000,000 shares authorized, 1 and 4,312,500 issued and outstanding at December 31, 2023 and 2022, respectively	—	431
Accumulated deficit	(2,797,328)	(455,795)
Total Shareholders’ Deficit	(2,796,882)	(455,349)
Total Liabilities, Redeemable Ordinary Shares and Shareholders’ Deficit	$51,237,770	$179,089,740

The accompanying notes are an integral part of these financial statements.

FINNOVATE ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	For the Year ended December 31, 2023	For the Year ended December 31, 2022
Formation, general and administrative expenses	$1,993,129	$1,472,416
Loss from operations	(1,993,129)	(1,472,416)

Other income
Interest earned on Investments held in Trust Account	4,486,207	2,578,957
Interest earned on Bank Account	1,831	4,081
Total other income	4,488,038	2,583,038

Net Income	$2,494,909	$1,110,622

Basic and diluted weighted average shares outstanding, redeemable Class A ordinary shares	8,982,127	17,400,000
Basic and diluted net income per redeemable Class A ordinary share	$0.19	$0.05

Basic and diluted weighted average shares outstanding, non-redeemable ordinary shares	4,462,500	4,312,500
Basic and diluted net income per non-redeemable ordinary share	$0.19	$0.05

The accompanying notes are an integral part of these financial statements.

FINNOVATE ACQUISITION CORP.

STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2023

	Ordinary Shares				Additional paid-in capital	Accumulated deficit	Total Shareholder’s Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2022	150,000	$15	4,312,500	$431	$—	$(455,795)	$(455,349)
Conversion of Sponsor Shares	4,312,499	431	(4,312,499)	(431)	—	—	—
Promissory Note Forgiveness	—	—	—	—	449,765	—	449,765
Remeasurement of Class A redeemable shares to redemption value	—	—	—	—	(449,765)	(4,036,442)	(4,486,207)
Extension Contribution	—	—	—	—	—	(800,000)	(800,000)
Net income	—	—	—	—	—	2,494,909	2,494,909
Balance – December 31, 2023	4,462,499	$446	1	$—	—	$(2,797,328)	$(2,796,882)

The accompanying notes are an integral part of these financial statements.

FINNOVATE ACQUISITION CORP.

STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2022

	Ordinary Shares				Additional paid-in capital	Accumulated deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2021	150,000	$15	4,312,500	$431	$1,654,188	$(639,546)	$1,015,088
Remeasurement of Class A redeemable shares to redemption value	—	—	—	—	(1,654,188)	(926,871)	(2,581,059)
Net income	—	—	—	—	—	1,110,622	1,110,622
Balance – December 31, 2022	150,000	$15	4,312,500	$431	$—	$(455,795)	$(455,349)

The accompanying notes are an integral part of these financial statements.

FINNOVATE ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	For the Year ended December 31, 2023	For the Year ended December 31, 2022
Cash flows from operating activities:
Net income	$2,494,909	$1,110,622
Interest earned on Investments held in Trust Account	(4,486,207)	(2,578,957)
Changes in operating assets and liabilities:
Prepaid expenses	277,113	355,109
Accounts payable and accrued expenses	912,404	357,064
Accrued offering expenses	—	(46,894)
Due to Related Party	15,136	35,464
Net cash used in operating activities	(786,645)	(767,592)

Cash flows from investing activities:
Cash withdrawn from Trust Account in connection with redemptions	132,616,922	—
Extension Contribution	(800,000)	—
Net cash provided by investing activities	131,816,922	—

Cash flows from financing activities:
Redemption of Class A Ordinary Shares to underwriters	(132,616,922)	—
Proceeds from affiliate promissory note	542,503	—
Proceeds from promissory note – related party	800,000	—
Net cash used in financing activities	(131,274,419)	—

Net change in cash	(244,142)	(767,592)
Cash at beginning of period	244,179	1,011,771
Cash at end of period	$37	$244,179

Supplemental disclosure of cash flow information:
Remeasurement of Class A redeemable shares to redemption value	$4,486,207	$2,581,059
Promissory Note forgiveness	$449,765	$—

The accompanying notes are an integral part of these financial statements.

FINNOVATE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BUSINESS BACKGROUND

Organization and General

Finnovate Acquisition Corp. (the “Company”) was incorporated in the Cayman Islands on March 15, 2021. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2023, the Company had not commenced any operations. All activity for the period from March 15, 2021 (inception) through December 31, 2023 relates to the Company’s formation and its initial public offering (the “IPO”) described below, and, since the IPO, the search for a target for its Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year end.

IPO

On November 8, 2021, the Company completed the sale of 15,000,000 units (the “Units” and, with respect to the shares of Class A Ordinary Shares, par value $0.0001 per share (the “Class A Ordinary Shares”) included in the Units being offered, the “Public Shares”) at $10.00 per Unit. On November 12, 2021, the Company closed on the full over-allotment resulting in the sale of an additional 2,250,000 Units. The IPO and subsequent exercise of the over- allotment generated gross proceeds of $172,500,000, which is described in Note 3. Each Unit consists of one share of Class A Ordinary Shares and three-quarters of one redeemable warrant (“Public Warrant”).

Simultaneously with the closing of the IPO, the Company completed the sale of 7,900,000 private placement warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Finnovate Sponsor, LP (the “Sponsor”) as well as to EarlyBirdCapital, Inc. (“EarlyBirdCapital”). On November 12, 2021, pursuant to the full exercise of the over- allotment option, the Sponsor purchased an additional 900,000 Private Placement Warrants. The IPO and subsequent exercise of the over-allotment generated gross proceeds of $8,800,000 from the sale of the Private Placement Warrants.

Following the closing of the IPO on November 8, 2021 and the subsequent exercise of the over-allotment option, $175,950,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”), located in the United States at a nationally recognized financial institution, with Continental Stock Transfer & Trust Company acting as trustee, and invested only in in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee will not be permitted to invest in other securities or assets. The Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of the Business Combination; (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum”) to (A) modify the substance or timing of the Company’s obligation to allow redemption in connection with the Business Combination or to redeem the Public Shares if the Company does not complete the initial Business Combination within the Combination Period or (B) with respect to any other provision relating to shareholders’ rights or pre-Business Combination activity; and (iii) the redemption of all of the Public Shares if the Company is unable to complete the Business Combination by May 8, 2024, subject to applicable law. If the Company does not invest the proceeds as discussed above, the Company may be deemed to be subject to the Investment Company Act.

FINNOVATE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BUSINESS BACKGROUND (cont.)

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account as defined below (excluding the underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the Company’s signing a definitive agreement in connection with its Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target business or assets sufficient for it not to be required to register as an investment company under the Investment Company.

The Company will provide its Public Shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, subject to the limitations described herein.

The amount in the Trust Account is $11.07 per Public Share as of December 31, 2023. The per-share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the underwriting commissions the Company will pay to the underwriter. The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. There will be no redemption rights upon the completion of the Business Combination with respect to the warrants. The Company’s initial shareholders, directors and officers have entered into a letter agreement with the Company, pursuant to which they have agreed to waive their redemption rights with respect to the 4,312,500 shares of Class B ordinary shares, par value $0.0001 per share (“Class B Ordinary Shares”) purchased in March 2021 (the “Founder Shares”, described in more detail in Note 5) and Public Shares held by them in connection with the completion of the Business Combination.

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by applicable law or stock exchange rules and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or stock exchange rules, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares, and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

Notwithstanding the above, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Memorandum provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

FINNOVATE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BUSINESS BACKGROUND (cont.)

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to shareholders rights or pre- Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until May 8, 2024 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors (“Board” or “Board of Directors”), dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the IPO, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive its right to its underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the IPO price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.20 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay franchise and income taxes. This liability will not apply with respect to claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

FINNOVATE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BUSINESS BACKGROUND (cont.)

Liquidity, Capital Resources and Going Concern

As of December 31, 2023, the Company had $37 in its operating bank account and a working capital deficit of $2,796,882. The Company’s liquidity needs up to December 31, 2023 had been satisfied by payment from the Sponsor for the Founder Shares, a loan under an unsecured promissory note from the Sponsor of up to $250,000 (the “March 2021 Promissory Note”), drawdowns against the available working capital loan (the “Working Capital Loan”), as well as advances and payments made on behalf of the Company by related parties. The March 2021 Promissory Note was fully repaid as of November 8, 2021.

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company with funds as may be required (Working Capital Loans, described in more detail in Note 5). As of December 31, 2023 and December 31, 2022, the Company had $0 and $449,765 outstanding under the Working Capital Loan, respectively.

On June 2, 2023, the Company issued a promissory note (the “June 2023 Promissory Note”) in the aggregate principal amount of up to $1,200,000 to the Sponsor, the proceeds from which will be deposited into the Trust Account for the benefit of each Public Share that was not redeemed in connection with the Company’s May 8, 2023 shareholder vote to approve an extension of the Company’s termination date from May 8, 2023 to May 8, 2024 (the “Extension”). The Sponsor agreed to pay $100,000 per month until the completion of an initial Business Combination, commencing on May 8, 2023 and continuing through May 8, 2024. The June 2023 Promissory Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates its Business Combination and (ii) the date that the winding up of the Company is effective. At the election of the Sponsor, up to $1,200,000 of the unpaid principal amount of the June 2023 Promissory Note may be converted into warrants of the Company (the “Conversion Warrants”) at a conversion price of $1.00 per warrant. The Conversion Warrants shall be identical to the Private Placement Warrants issued by the Company at the IPO. The Company has determined that the fair value of the June 2023 Promissory Note is its face value as the note was not issued with a substantial premium. The Sponsor funded the first three months of the June 2023 Promissory Note in its first payment. As of December 31, 2023, the outstanding balance of the June 2023 Promissory Note was $800,000, and no interest was accrued. If the Company is not able to consummate a Business Combination before May 8, 2024, the Company will commence an automatic winding up, dissolution and liquidation. Management has determined that automatic liquidation, should a Business Combination not occur, and potential subsequent dissolution also raises substantial doubt about the Company’s ability to continue as a going concern. While management intends to complete a Business Combination on or before May 8, 2024, it is uncertain whether the Company will be able to do so. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 8, 2024.

On November 8, 2023, the Company issued a promissory note in the principal amount of up to $1,500,000 to Sunorange (the “November 2023 Promissory Note”). The note is non-interest bearing and is due on the earlier of consummation of the Business Combination or liquidation. The November 2023 Promissory Note was issued in connection with advances made by Sunorange since May 8, 2023 and advances Sunorange may make in the future to the Company for working capital expenses. The November 2023 Promissory Note is non-interest bearing and payable upon the earlier of (i) the date of the consummation of the Business Combination or (ii) the date of the Company’s liquidation. As of December 31, 2023, the Company had $542,503 outstanding under the November 2023 Promissory Note included in the Working capital loan—related party line of the balance sheet.

These conditions, involving liquidity concerns and mandatory liquidation, raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the unaudited condensed financial statements are issued. There is no assurance that the Company’s plan to consummate a Business Combination will be successful or successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

FINNOVATE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BUSINESS BACKGROUND (cont.)

Sunorange Investment

On April 27, 2023, the Company entered into an agreement (the “Investment Agreement”) with the Sponsor and Sunorange Limited (the “Sunorange”), pursuant to which Sunorange and its designees acquired partnership interests in the Sponsor and Class B Ordinary Shares directly held by certain Company directors, which combined interests entitled Sunorange and its designees to receive, in the aggregate, 3,557,813 Class B Ordinary Shares and 6,160,000 Private Placement Warrants (collectively, the “Insider Securities”), and the Company introduced a change in management and the Board as follows: (i) Calvin Kung shall replace David Gershon as Chairman of the Board and Chief Executive Officer, and Wang Chiu (Tommy) Wong shall replace Ron Golan as Chief Financial Officer and director on the Board, effective upon closing of the Sunorange Investment (as defined herein); (ii) Jonathan Ophir and Uri Chaitchik tendered their resignations as Chief Investment Officer and Senior Consultant, respectively, effective upon closing of the Sunorange Investment; and (iii) Mitch Garber, Gustavo Schwed and Nadav Zohar tendered their resignations as directors, effective upon expiration of all applicable waiting periods under Section 14(f) of the Exchange Act and Rule 14f-1 thereunder (such period of time being referred to herein as the “Waiting Period”), and whose vacancies were filled by individuals to be designated by Sunorange and effective upon expiration of the Waiting Period (such new officers and directors collectively referred to herein as the “New Management”). Sunorange’s acquisition of interests in the Insider Securities, the change to New Management and other transactions contemplated by the Investment Agreement are hereinafter referred to as the “Sunorange Investment.”

On May 8, 2023, the Company completed the closing of the Sunorange Investment after our shareholders approved certain proposals discussed below, and after certain closing conditions were met, including but not limited to: (i) a minimum of $30 million remaining in the Company’s Trust Account after accounting for all redemptions in connection with the Company’s extraordinary general meeting of shareholders on May 8, 2023 (the “2023 EGM”); (ii) the Company obtaining or extending a D&O insurance policy on terms satisfactory to the parties; (iii) the conversion of Class B Ordinary Shares into Class A Ordinary Shares as needed to retain shareholders and meet continued listing requirements of The Nasdaq Stock Market LLC (“Nasdaq”) in the event that the Extension is approved; (iv) the amendment of the Sponsor’s existing limited partnership agreement; (v) the transfer of 61,875 Class B Ordinary Shares from certain Company directors to Sunorange or its designees and (vi) the cancellation of the outstanding Working Capital Loan from the Sponsor and the reduction of certain advisory fees to be due upon the closing of an initial Business Combination.

In connection with the closing of the Sunorange Investment, on May 8, 2023, Sunorange caused $300,000 to be deposited into the Trust Account to support the first three months of the Extension from May 9, 2023 through August 8, 2023 (see Note 5). Sunorange also agreed to cause to be deposited into the Trust Account an additional $100,000 for each successive month, or portion thereof, that is needed by the Company to complete an initial Business Combination until May 8, 2024. As of December 31, 2023, $800,000 has been deposited into the Trust Account in support of the Extension.

Business Combination Agreement

On August 21, 2023, the Company and Scage International Limited (“Scage”) entered into a definitive Business Combination Agreement (the “Business Combination Agreement”). Scage is a zero-emission solution provider in China, focusing on the development and commercialization of heavy-duty NEV trucks and e-fuel solutions. Upon consummation of the two mergers and the other transaction contemplated by the Business Combination Agreement (the “Scage Business Combination”), Scage Future, a newly formed holding company (“Pubco”) will seek to be listed on Nasdaq. The outstanding securities of Scage and the Company will be converted into the right to receive securities of Pubco. The transaction represents a post-Business Combination valuation of $1.0 billion ($1,000,000,000) for Scage upon closing of the Scage Business Combination, subject to adjustment.

On August 29, 2023, the Company engaged a third-party consultant to provide the Company with an introduction to potential targets for its Business Combination. Pursuant to the terms of the agreement, the Company has agreed to pay a contingent fee of 0.05% of the implied enterprise value of the target if the Company consummates a Business Combination.

FINNOVATE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BUSINESS BACKGROUND (cont.)

Lock-Up Agreements

Simultaneously with the execution of the Business Combination Agreement, Pubco, Scage, the Company and certain shareholders of Scage (“Key Scage Shareholders”), as shareholders holding shares of Scage sufficient to constitute the Required Company Shareholder Approval (as that term is defined in the Business Combination Agreement) as the holder of record or the beneficial owner within the meaning of Rule 135-3 of the Exchange Act, each entered into Lock-Up Agreements (each, a “Key Seller Lock-Up Agreement”). It is a condition to the Closing that all stockholders of Scage between signing and Closing enter into a Lock-Up Agreement (each, a “Seller Lock-Up Agreement”).

Pursuant to each Key Seller Lock-Up Agreement, each Key Scage Shareholder agreed not to, during the period commencing from the date and time at which the Closing is actually held (the “Closing Date”) and ending on (A) the 6-month anniversary of the Closing Date with respect to 40% of the restricted securities and (B) the 36-month anniversary of the Closing Date with respect to the remaining 60% of the restricted securities, (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, offer to sell, contract or agree to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase of a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-up Securities (as that term is defined in the Business Combination Agreement), whether any such transaction is to be settled by delivery of such restricted securities, in cash or otherwise, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of restricted securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”) (subject to early release if Pubco consummates a Change of Control (as that term is defined in the Business Combination Agreement)).

Pursuant to each Seller Lock-Up Agreement, the remaining Scage shareholders will agree not to make a Prohibited Transfer during the period commencing from the Closing Date and ending on the 6-month anniversary of the Closing Date (subject to early release if Pubco consummates a Change of Control).

Shareholder Support Agreement

Simultaneously with the execution of the Business Combination Agreement, the Company, Scage, and Key Scage Shareholders entered into a Shareholder Support Agreement (the “Shareholder Support Agreement”), pursuant to which, among other things, Key Scage Shareholders have agreed (a) to support the adoption of the Business Combination Agreement and the approval of the transactions contemplated therein, subject to certain customary conditions, and (b) not to transfer any of their subject shares (or enter into any arrangement with respect thereto), subject to certain customary conditions.

Sponsor Support Agreement

Simultaneously with the execution of the Business Combination Agreement, the Company, Scage, Pubco and the Sponsor entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which the Sponsor agreed to vote all of its shares of the Company in favor of the Business Combination Agreement and the transactions contemplated therein. The Sponsor Support Agreement also prevents transfers of securities of the Company held by the Sponsor between the date of the Sponsor Support Agreement and the termination of the Sponsor Support Agreement.

FINNOVATE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BUSINESS BACKGROUND (cont.)

Insider Letter Amendment

Simultaneously with the execution of the Business Combination Agreement, the Company, Scage, the Sponsor, Pubco, Calvin Kung, Wang Chiu Wong, Chunyi Hao, Tiemei Li, and Sanjay Prasad entered into an amendment (the “Insider Letter Amendment”) to that certain letter agreement, dated November 8, 2021 (the “Insider Letter”), by and among the Company, the Sponsor and the directors, officers or other initial shareholders of the Company named therein, pursuant to which Pubco and Scage are added as parties to the Insider Letter.

Non-Competition and Non-Solicitation Agreement

Simultaneously with the execution of the Business Combination Agreement, certain shareholders and officers (each, a “Subject Party”) of the Company each entered into a noncompetition and non-solicitation agreement with the Company, Pubco, Scage, and the Sponsor (collectively, the “Non-Competition and Non-Solicitation Agreement”). Under the Non-Competition and Non-Solicitation Agreement, the Subject Party agrees not to compete with Pubco, the Sponsor, the Company, Scage, and their respective affiliates during the three-year period following the Closing and, during such three-year restricted period, not to solicit employees or customers of such entities. The Non-Competition and Non-Solicitation Agreement also contains customary confidentiality and non-disparagement provisions.

Assignment, Assumption, and Amendment to Warrant Agreement

Prior to the Closing, the Company, Pubco and Continental, as warrant agent (the “Warrant Agent”), will enter the Assignment, Assumption, and Amendment to Warrant Agreement (the “Warrant Amendment”), which will amend that certain Warrant Agreement, dated as of November 8, 2021, relating to the Company warrants (the “Warrant Agreement”), filed with the SEC on November 8, 2021. Pursuant to the Warrant Amendment: (i) Pubco will assume the obligations of the Company under the Warrant Agreement, such that, among other things, Pubco will be added as a party thereto and (ii) references to the Company’s Class A Ordinary Shares in the Warrant Agreement shall mean Pubco ordinary shares.

Risks and Uncertainties

Our results of operations and our ability to complete an initial Business Combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, the ongoing effects of the COVID-19 pandemic, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflicts in Ukraine and the Middle East. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial Business Combination.

Management is currently evaluating the impact of such risks and has concluded that while it is reasonably possible that they could have a negative effect on the Company’s financial position, results of its operations, close of the IPO and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements of the Company is presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. In the opinion of management, all adjustments (consisting of normal recurring adjustments) have been made that are necessary to present fairly the financial position, and the results of its operations and its cash flows.

FINNOVATE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash of $37 and $244,179 as of December 31, 2023 and 2022, respectively.

Investment Held in Trust Account

As of December 31, 2023 and 2022, the assets held in the Trust Account consisted of $51,200,344 and $178,531,059, respectively. The Company’s portfolio of investments is comprised of investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value. The investments in money market funds are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income on investments held in the Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

FINNOVATE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of December 31, 2023, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of Accounting Standards Codification (“ASC”) 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A—“Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO. Offering costs were charged to Shareholder’s Equity upon the completion of the IPO and subsequent exercise of the over-allotment. Accordingly, following the IPO on November 8, 2021 and subsequent exercise of the over-allotment on November 12, 2021, offering costs totaling $4,171,912 (consisting of $3,450,000 of underwriting fee, and $721,912 of other offering costs) have been charged to Shareholders’ Equity.

Fair Value Measurements

The fair value of the Company’s assets and liabilities which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1 —

Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 —

Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 —	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A Ordinary Shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A Ordinary Shares and Class B Ordinary Shares (collectively, “Ordinary Shares”) (including Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Ordinary Shares are classified as shareholder’s equity. The Company’s Class A Ordinary Shares feature certain redemption rights that are considered to be outside of the Company’s control

FINNOVATE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

and subject to occurrence of uncertain future events. Accordingly, Class A Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholder’s equity section of the Company’s balance sheet.

Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount. Increases or decreases in the carrying amount of redeemable Ordinary Shares are affected by charges against additional paid-in capital and accumulated deficit.

As a result of the shareholder vote held on May 8, 2023, 12,626,668 shareholders exercised their right to redemption which left a remainder of 4,623,332 Class A Ordinary Shares subject to possible redemption. These shareholders were paid an aggregate of $132,616,922, or $10.50 per share, on May 18, 2023.

As of December 31, 2023 and 2022, the Class A Ordinary Shares subject to possible redemption reflected in the balance sheet is reconciled in the following table:

	December 31, 2023	December 31, 2022
As of beginning of the period	$178,531,059	$175,950,000
Plus:	—	—
Remeasurement of carrying value to redemption value	4,486,207	2,581,059
Extension Contributions	800,000	—
Less:
Redemptions of Class A ordinary shares subject to possible redemption	(132,616,922)	—
	$51,200,344	$178,531,059

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own Ordinary Shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all of the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. The Company accounts for its outstanding warrants as equity-classified instruments.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FINNOVATE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s unaudited condensed financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income Per Ordinary Share

The Company complies with accounting and disclosure requirements of the Financial Accounting Standards Board’s (“FASB”) ASC Topic 260, Earnings Per Share. Net income per share is computed by dividing net income by the weighted average number of Ordinary Shares outstanding during the period. The Company has two classes of shares, redeemable Ordinary Shares and non-redeemable Ordinary Shares. The Company’s redeemable Ordinary Shares are comprised of Class A shares sold in the IPO. The Company’s non-redeemable shares are comprised of Class A shares held by EarlyBirdCapital and Class B shares purchased by the Sponsor which were converted into Class A shares with their original legend in May 2023. Earnings and losses are shared pro rata between the two classes of shares. The Company’s statement of operations applies the two-class method in calculating net income per share. Basic and diluted net income per share for redeemable Ordinary Shares and non-redeemable Ordinary Shares is calculated by dividing net income, allocated proportionally to each class of Ordinary Shares, attributable to the Company by the weighted average number of shares of redeemable and non-redeemable Ordinary Shares outstanding.

The calculation of diluted income per ordinary share does not consider the effect of the rights issued in connection with the IPO since exercise of the rights is contingent upon the occurrence of future events and the inclusion of such rights would be anti-dilutive. Accretion of the carrying value of Class A Ordinary Shares to redemption value is excluded from net income per redeemable share because the redemption value approximates fair value. As a result, diluted income per share is the same as basic loss per share for the period presented.

Accordingly, basic and diluted income per ordinary share for the years ended December 31, 2023 and 2022 is calculated as follows:

	For the Year ended December 31, 2023		For the Year ended December 31, 2022
	Redeemable Ordinary Shares	Non- Redeemable Ordinary Shares	Redeemable Ordinary Shares	Non- Redeemable Ordinary Shares
Basic and diluted net income per share:
Numerator:
Allocation of net income	$1,666,806	$828,103	$890,032	$220,590

Denominator:
Weighted-average shares outstanding	8,982,127	4,462,500	17,400,000	4,312,500
Basic and diluted net income per share	$0.19	$0.19	$0.05	$0.05

FINNOVATE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”). The update simplifies the accounting for convertible instruments by removing certain separation models in Subtopic 470-20, Debt—Debt with Conversion and Other Options for convertible instruments and introducing other changes. As a result of ASU No. 2020-06, more convertible debt instruments will be accounted for as a single liability measured at its amortized cost and more convertible preference shares will be accounted for as a single equity instrument measured at its historical cost, as long as no features require bifurcation and recognition as derivatives. The amendments are effective for smaller reporting companies for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently assessing what impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and Equity-Linked Securities measured at fair value. The amendments in this ASU are effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is currently assessing what impact, if any, that ASU 2022-03 would have on its financial position, results of operations or cash flows.

In December 2023, the FASB issued ASU No 2023-09, Income Taxes (Topic 740)—Improvements to Income Tax Disclosures (“ASU 2023-09”) in order to enhance the transparency and usefulness of income tax disclosures. The guidance is applicable to all entities subject to income tax, and it will require disclosure of certain categories within the rate reconciliation to improve consistency as well as disclosure of reconciling items which meet a certain quantitative threshold which will improve transparency. Additionally, entities must disclose the amount of taxes paid to federal, state and foreign municipalities. For public business entities ASU 2023-09 is effective for annual periods beginning after December 15, 2024. The Company is currently evaluating the impact of its pending adoption of ASU 2023-09 on its financial position, results of operations or financial statement disclosure.

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3—INITIAL PUBLIC OFFERING

On November 8, 2021, the Company completed its IPO of 15,000,000 Units at a price of $10.00 per Unit. The Company granted the underwriter a 45-day option from the date of the IPO to purchase up to 2,250,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On November 12, 2021, the Company closed on the underwriters’ full exercise of their over-allotment option which resulted in the sale of an additional 2,250,000 Units. The IPO and subsequent over-allotment exercise generated gross proceeds of $172,500,000.

Each Unit consists of one share of Class A Ordinary Shares and three-quarters of one redeemable Public Warrant. Each whole Public Warrant entitles the holder thereof to purchase one share of Class A Ordinary Shares at a price of $11.50 per share, subject to adjustment (see Note 8).

Following the closing of the IPO on November 8, 2021, and subsequent exercise of the over-allotment an aggregate of $175,950,000 ($10.20 per Unit) from the net proceeds of the sale of the Units and the sale of the Private Placement Warrants in the IPO and over-allotment exercise was deposited into the Trust Account. As of December 31, 2023, the net proceeds deposited into the Trust Account are invested in U.S. government securities,

FINNOVATE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 3—INITIAL PUBLIC OFFERING (cont.)

within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company.

NOTE 4—PRIVATE PLACEMENT WARRANTS

The Sponsor and EarlyBirdCapital agreed to purchase an aggregate of 7,900,000 Private Placement Warrants (7,400,000 bought by the Sponsor, and 500,000 bought by EarlyBirdCapital) at a price of $1.00 per Private Placement Warrant in a private placement that occurred simultaneously with the closing of the IPO. Simultaneously with the closing of the sale of the Over-Allotment Units on November 12, 2021, the Company completed an additional private sale of an aggregate of 900,000 warrants (the “Additional Private Placement Warrants”) to the Sponsor, which purchased 843,038 such warrants, and the underwriter, which purchased 56,962 such warrants. As a result of the IPO and subsequent over-allotment exercise, an aggregate of 8,800,000 Private Placement Warrants were sold (8,243,038 to the Sponsor and 556,962 to EarlyBirdCapital) for gross proceeds of $8,800,000.

Each whole Private Placement Warrant is exercisable for one whole share of Class A Ordinary Shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor have been added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

NOTE 5—RELATED PARTY TRANSACTIONS

Founder Shares

In March 2021, the Sponsor paid $25,000 (approximately $0.006 per share) in consideration for 4,312,500 shares of Class B Ordinary Shares with par value of $0.0001. Up to 562,500 of these Founder Shares were subject to forfeiture by the Sponsor if the underwriter’s over-allotment option was not exercised, so that the number of Founder Shares will collectively represent approximately 20% of the Company’s issued and outstanding shares after the IPO. On November 12, 2021 the underwriter fully exercised the over- allotment option which resulted in the 562,500 shares no longer being subject to forfeiture.

The Sponsor and the Company’s directors and executive officers have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their shares of Class A Ordinary Shares for cash, securities or other property.

On May 8, 2023, the Company issued an aggregate of 4,237,499 (the “Sponsor Shares”) of the Company’s Class A Ordinary Shares to the Sponsor upon the conversion of an equal number of shares of Class B Ordinary Shares (the “Sponsor Conversion”). Combined with the Director Share conversion discussed below, the Sponsor Conversion left 1 Class B ordinary share outstanding. These Sponsor Shares continue to hold the same legend as they did prior to their conversion. Accordingly, these shares are accounted for as Class A Ordinary Shares at their par value.

EarlyBirdCapital Founder Shares

In March 2021, the Company issued to EarlyBirdCapital and its designees an aggregate of 150,000 Class A Ordinary Shares (“EBC Founder Shares”) at a price of $0.0001 per share. The Company estimated the fair value of the EBC Founder Shares to be $870 based upon the price of the Founder Shares issued to the Sponsor. The holders of

FINNOVATE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 5—RELATED PARTY TRANSACTIONS (cont.)

the EBC Founder Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The EBC Founder Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the IPO pursuant to FINRA Rule 5110(e)(1). Pursuant to FINRA Rule 5110(e)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the IPO, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the IPO except to any underwriter and selected dealer participating in the IPO and their officers or partners, associated persons or affiliates.

Director Shares

In October 2021, the Sponsor transferred 75,000 Founder Shares to the independent directors (“Director Shares”) at a price of $0.0001 per share. The Company estimated the fair value of the Director Shares to be $450,676 based upon the price of the Founder Shares issued to the Sponsor.

On May 8, 2023, the Company issued an aggregate of 75,000 Class A Ordinary Shares (together with the Sponsor Shares, the “Converted Class A Ordinary Shares”) to the Directors and the holders of the Company’s 75,000 Class B Ordinary Shares upon the conversion of an equal number of shares of Class B Ordinary Shares (together with the Sponsor Conversion, the “Conversion”). On the same day, in connection with the closing of the Sunorange Investment, 61,875 of the Converted Class A Ordinary Shares held by the Directors were transferred to designees of Sunorange.

The conversion of these Director Shares from Class B to Class A was not the result of a Business Combination, and the Company has previously recognized $450,676 in expenses related to these Director Shares. As such, these shares will continue to be held at their book value.

Related Party Loans

In March 2021, the Sponsor issued an unsecured Promissory Note to the Company, pursuant to which the Company was permitted to borrow an aggregate principal amount of $250,000. The Promissory Note was non-interest bearing, and the Promissory Note was fully repaid as of November 8, 2021, upon the closing of the IPO.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor may, but is not obligated to, provide the Company with Working Capital Loans. Any such loans would be on an interest-free basis. If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. At the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. On May 8, 2023, in connection with the Sunorange Investment, the outstanding balance under the existing Promissory Note was forgiven. This was deemed to be a benefit to the Company under SAB Topic 5T. In order to recognize this benefit, the Company de-recognized the outstanding Promissory Note and reclassified it to additional paid-in capital, as an in-substance capital contribution. As of December 31, 2023 and 2022, the Company had $0 and $449,765 of outstanding borrowings under the Working Capital Loan, respectively.

FINNOVATE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 5—RELATED PARTY TRANSACTIONS (cont.)

On June 2, 2023, the Company issued the June 2023 Promissory Note in the aggregate principal amount of up to $1,200,000 to the Sponsor, which will be deposited into the Trust Account for the benefit of each Public Share that was not redeemed in connection with the Company’s May 8, 2023 shareholder vote to approve the Extension. The Sponsor agreed to pay $100,000 per month until the completion of an initial Business Combination, commencing on May 8, 2023 and continuing through May 8, 2024. The June 2023 Promissory Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates its Business Combination and (ii) the date that the winding up of the Company is effective. At the election of the Sponsor, up to $1,200,000 of the unpaid principal amount of the June 2023 Promissory Note may be converted into Conversion Warrants at a conversion price of $1.00 per warrant. The Conversion Warrants shall be identical to the Placement Warrants issued by the Company at the IPO. The Company has determined that the fair value of the June 2023 Promissory Note is its face value as the note was not issued with a substantial premium. The Sponsor funded the first three months of the June 2023 Promissory Note in its first payment. As of December 31, 2023, the Sponsor had deposited an aggregate of $800,000 in payments to support the Extension on behalf of the Company. As of December 31, 2023, the outstanding balance of the June 2023 Promissory Note was $800,000, and no interest was accrued.

On November 8, 2023, the Company issued the November 2023 Promissory Note the amount of $1,500,000 to Sunorange Investment. The November 2023 Promissory Note is non-interest bearing and is due at the earlier of consummation of the Business Combination or liquidation. Prior to the November 2023 Promissory Note being in place, related parties were making advances to the Company and on behalf of the Company for the purposes of paying its vendors. All advances made by the related parties between May 8, 2023 and the date of execution are retroactively covered by the November 2023 Promissory Note. As of December 31, 2023, $542,503 was outstanding under the November 2023 Promissory Note.

Administrative Services Agreement

Commencing on the date that the Company’s securities are first listed on a U.S. national securities exchange, the Company has committed to pay a total of $3,000 per month to the Sponsor for office space, utilities and administrative support services. This administrative service arrangement will terminate upon completion of the Business Combination or liquidation of the Company. As of December 31, 2023 the Company has accrued $56,600 under the agreement in Due to related party and expensed $36,000 in Formation, general and administrative expenses.

NOTE 6—INVESTMENTS HELD IN TRUST ACCOUNT

As of December 31, 2023, investments in the Company’s Trust Account consisted of $51,200,344 in an interest-bearing demand deposit account. The following tables present information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2023 and 2022:

	December 31, 2023	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Observable Inputs (Level 3)
Cash in demand deposit account	$51,200,344	$51,200,344	$—	$—
	$51,200,344	$51,200,344	$—	$—
	December 31, 2022	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Observable Inputs (Level 3)
Money market fund	$178,531,059	$178,531,059	$—	$—
	$178,531,059	$178,531,059	$—	$—

FINNOVATE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 7—COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares and Private Placement Warrants (and any shares of Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the IPO, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A Ordinary Shares). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the date of the IPO to purchase up to 2,250,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. The underwriter fully exercised this option which closed subsequent to the IPO.

EarlyBirdCapital earned an underwriting discount of $0.20 per Unit, or $3,450,000 in the aggregate, upon the closing of the IPO and subsequent exercise of the full over-allotment option.

Business Combination Marketing Agreement

The Company has engaged EarlyBirdCapital as an advisor in connection with the Business Combination to assist in holding meetings with shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing securities in connection with the Business Combination, assist in obtaining shareholder approval for the Business Combination and assist with press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital a cash fee for such services solely in the event of consummation of the Business Combination in an amount equal to 1.75%, or $3,018,750) of the gross proceeds of the IPO (exclusive of any applicable finders’ fees which might become payable). This fee will become payable to EarlyBirdCapital upon consummation of the Business Combination. No liability will be recorded for such fee until it becomes probable that the fee will be paid.

Consulting Agreement

The Company has engaged a third-party consultant to provide the Company with assistance in various aspects of any potential Business Combination. Pursuant to the terms of the agreement, the Company has agreed to pay a contingent fee of at least $3,500,000 if the Company consummates a Business Combination. No expense has been recorded in the financial statements related to this agreement. No expense has been recorded in the financial statements related to this agreement, nor is any due.

On August 29, 2023, the Company engaged a third-party consultant to provide the Company with an introduction to potential targets for its Business Combination. Pursuant to the terms of the agreement, the Company has agreed to pay a contingent fee of 0.05% of the implied enterprise value of the target if the Company consummates a Business Combination. As the Business Combination is not considered probable, no expense has been recorded in the financial statements related to this agreement.

FINNOVATE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 7—COMMITMENTS AND CONTINGENCIES (cont.)

Legal Agreement

The Company has engaged a third-party legal firm to provide the Company with assistance in various aspects of any potential Business Combination. Pursuant to the terms of the agreement, the Company has agreed to contingent payments upon the achievement of certain milestones. As of December 31, 2023, the Company has incurred and paid roughly $20,000 related to this agreement. An additional $90,000 could be earned by the legal firm as outlined in the contractual milestones. The remaining milestones are not yet considered probable and as such have not been accrued for.

NOTE 8—SHAREHOLDERS’ DEFICIT

Preference Shares—The Company is authorized to issue 5,000,000 preference shares, with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s Board of Directors. As of December 31, 2023 and 2022, there were no preference shares issued or outstanding.

Class A Ordinary Shares—The Company is authorized to issue 500,000,000 shares of Class A Ordinary Shares with a par value of $0.0001 per share. Holders of Class A Ordinary Shares are entitled to one vote for each share. As of December 31, 2023 and 2022, there were 4,462,499 and 150,000 shares of Class A Ordinary Shares issued and outstanding (excluding 4,623,332 and 17,250,000 shares subject to possible redemption), respectively.

Class B Ordinary Shares—The Company is authorized to issue 50,000,000 shares of Class B Ordinary Shares with a par value of $0.0001 per share. As of December 31, 2023 and 2022, there were 1 and 4,312,500 shares of Class B Ordinary Shares issued and outstanding, respectively.

Holders of Class A Ordinary Shares and Class B Ordinary Shares will vote together as a single class on all matters submitted to a vote of shareholders except as required by law. Under the terms of the Sunorange Investment, the Class B Ordinary Shares were converted to Class A Ordinary Shares although the Sponsor will retain at least one Class B ordinary share.

Any Founder Shares outstanding at the time of the Business Combination will automatically convert into shares of Class A Ordinary Shares on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A Ordinary Shares, or Equity-Linked Securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of a Business Combination, the ratio at which shares of Class B Ordinary Shares shall convert into shares of Class A Ordinary Shares will be adjusted (unless the holders of a majority of the outstanding shares of Class B Ordinary Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A Ordinary Shares issuable upon conversion of all shares of Class B Ordinary Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of Ordinary Shares outstanding upon the completion of the IPO plus all shares of Class A Ordinary Shares and Equity-Linked Securities issued or deemed issued in connection with a Business Combination (excluding any shares or Equity-Linked Securities issued, or to be issued, to any seller in a Business Combination).

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 12 months from the closing of the IPO and (b) 30 days after the completion of a Business Combination.

The Company will not be obligated to deliver any shares of Class A Ordinary Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable, and the Company will not be

FINNOVATE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 8—SHAREHOLDERS’ DEFICIT (cont.)

obligated to issue any shares of Class A Ordinary Shares upon exercise of a warrant unless the share of Class A Ordinary Shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Ordinary Shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Class A Ordinary Shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A Ordinary Shares is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A Ordinary Shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants.    Once the warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the closing price of the Class A Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

In addition, if (x) the Company issues additional Class A Ordinary Shares or Equity-Linked Securities for capital raising purposes in connection with the closing of the Business Combination at a Newly Issued Price of less than $9.20 per Class A ordinary share, (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (z) the Market Value is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the greater of (i) the Market Value or (ii) the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the IPO.

FINNOVATE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 9—SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review the Company did not identify any subsequent events, other than those described below, that would have required adjustment or disclosure in the financial statements.

In each of the months of January, February and March, $100,000, for an aggregate of $300,000, was deposited into the Trust Account in connection with the agreement to extend the date by which the Company must complete an initial Business Combination to May 8, 2024.

On January 22, 2024, the Company received a deficiency notice (the “Notice”) from the Listing Qualifications Department (the “Staff”) of Nasdaq notifying the Company that it was not in compliance with Nasdaq Listing Rule 5620(a), which requires that Nasdaq-listed companies hold an annual meeting of shareholders within twelve months of their fiscal year end (the “Annual Meeting Requirement”), because the Company did not hold an annual meeting of shareholders within twelve months of its fiscal year ended December 31, 2022. The notification received had no immediate effect on the Company’s Nasdaq listing. In accordance with Nasdaq rules, the Company had 45 calendar days, or until March 7, 2024, to submit a plan to regain compliance with the Annual Meeting Requirement. On March 7, 2024, the Company submitted the plan of compliance to Nasdaq, pursuant to which the Company requested an extension through June 28, 2024, by which date the Company must regain compliance with the Annual Meeting Requirement.

On January 26, 2024, the Company issued an unsecured promissory note in the aggregate principal amount of up to $1,500,000 to Scage, a party to the Business Combination Agreement entered into by the Company, Scage, and other parties on August 21, 2023, for the Company’s working capital needs. The 2024 Promissory Note does not bear interest and matures upon the earlier of the closing of an initial Business Combination by the Company and the Company’s liquidation.

Annex A-1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

FINNOVATE ACQUISITION CORP.,
as Purchaser,

SCAGE FUTURE,
as Pubco,

HERO 1,
as First Merger Sub,

HERO 2,
as Second Merger Sub,

and

SCAGE INTERNATIONAL LIMITED,
as the Company

Dated as of August 21, 2023

Annex A-1 Page Nos.
ARTICLE I MERGERS		A-1-2
1.1	The Mergers.	A-1-2
1.2	Effective Time.	A-1-2
1.3	Effect of the Merger.	A-1-3
1.4	Organizational Documents of Surviving Company.	A-1-3
1.5	Directors, Officers and Registered Agents.	A-1-4

ARTICLE II CONVERSION OF SECURITIES; EXCHANGE OF COMPANY SECURITIES		A-1-4
2.1	Conversion of Company Securities.	A-1-4
2.2	Conversion of Issued Securities of Purchaser.	A-1-5
2.3	No Liability	A-1-6
2.4	Taking of Necessary Action; Further Action.	A-1-6
2.5	Surrender of Company Securities and Disbursement of Company Share Consideration	A-1-6
2.6	Fractional Shares.	A-1-7
2.7	Company Closing Statement.	A-1-7
2.8	Dissenter’s Rights.	A-1-7

ARTICLE III CLOSING		A-1-8
3.1	Closing.	A-1-8

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		A-1-8
4.1	Organization and Standing.	A-1-8
4.2	Authorization; Binding Agreement.	A-1-8
4.3	Governmental Approvals.	A-1-9
4.4	Non-Contravention.	A-1-9
4.5	Capitalization.	A-1-9
4.6	SEC Filings; Purchaser Financials; Internal Controls.	A-1-10
4.7	Absence of Certain Changes.	A-1-11
4.8	Compliance with Laws.	A-1-12
4.9	Actions; Orders; Permits.	A-1-12
4.10	Taxes and Returns.	A-1-12
4.11	Employees and Employee Benefit Plans.	A-1-13
4.12	Properties.	A-1-13
4.13	Material Contracts.	A-1-13
4.14	Transactions with Affiliates.	A-1-14
4.15	Investment Company Act; JOBS Act.	A-1-14
4.16	Finders and Brokers.	A-1-14
4.17	Certain Business Practices.	A-1-14
4.18	Insurance.	A-1-14
4.19	Information Supplied.	A-1-15
4.20	Independent Investigation.	A-1-15
4.21	Trust Account.	A-1-15
4.22	Registration and Listing.	A-1-16
4.23	Termination of Prior Merger Agreements.	A-1-16

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PUBCO, FIRST MERGER SUB AND SECOND MERGER SUB		A-1-16
5.1	Organization and Standing.	A-1-16
5.2	Authorization; Binding Agreement.	A-1-16
5.3	Governmental Approvals.	A-1-17

Annex A-1-i

Annex A-1 Page Nos.
5.4	Non-Contravention.	A-1-17
5.5	Capitalization.	A-1-17
5.6	Activities of Pubco, First Merger Sub and Second Merger Sub Activities.	A-1-17
5.7	Finders and Brokers.	A-1-18
5.8	Investment Company Act.	A-1-18
5.9	Information Supplied.	A-1-18
5.10	Independent Investigation.	A-1-18
5.11	Exclusivity of Representations and Warranties.	A-1-18

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-1-19
6.1	Organization and Standing.	A-1-19
6.2	Authorization; Binding Agreement.	A-1-19
6.3	Capitalization.	A-1-20
6.4	Subsidiaries..	A-1-20
6.5	Governmental Approvals.	A-1-21
6.6	Non-Contravention.	A-1-21
6.7	Financial Statements.	A-1-21
6.8	Absence of Certain Changes.	A-1-23
6.9	Compliance with Laws.	A-1-23
6.10	Company Permits.	A-1-23
6.11	Litigation.	A-1-23
6.12	Material Contracts.	A-1-23
6.13	Intellectual Property.	A-1-25
6.14	Taxes and Returns.	A-1-27
6.15	Real Property.	A-1-28
6.16	Personal Property.	A-1-28
6.17	Title to and Sufficiency of Assets.	A-1-29
6.18	Employee Matters.	A-1-29
6.19	Benefit Plans.	A-1-30
6.20	Environmental Matters.	A-1-31
6.21	Transactions with Related Persons.	A-1-31
6.22	Insurance.	A-1-32
6.23	Books and Records.	A-1-32
6.24	Top Customers and Suppliers.	A-1-32
6.25	Certain Business Practices.	A-1-32
6.26	Investment Company Act.	A-1-33
6.27	Finders and Brokers.	A-1-33
6.28	Disclosure.	A-1-33
6.29	Information Supplied.	A-1-33
6.30	Independent Investigation.	A-1-34
6.31	Exclusivity of Representations and Warranties.	A-1-34

ARTICLE VII CONVENANTS		A-1-34
7.1	Access and Information.	A-1-34
7.2	Conduct of Business of the Company, Pubco, First Merger Sub and Second Merger Sub.	A-1-35
7.3	Conduct of Business of Purchaser.	A-1-37
7.4	Annual and Interim Financial Statements.	A-1-39
7.5	Purchaser Public Filings.	A-1-39
7.6	No Solicitation.	A-1-39
7.7	No Trading.	A-1-40

Annex A-1-ii

Annex A-1 Page Nos.
7.8	Notification of Certain Matters.	A-1-40
7.9	Efforts.	A-1-40
7.10	Further Assurances.	A-1-42
7.11	The Registration Statement.	A-1-42
7.12	Company Shareholder Meeting.	A-1-44
7.13	Public Announcements.	A-1-44
7.14	Confidential Information.	A-1-44
7.15	Post-Closing Board of Directors and Executive Officers	A-1-45
7.16	Indemnification of Directors and Officers; Tail Insurance.	A-1-46
7.17	Trust Account Proceeds.	A-1-46
7.18	PIPE Investment.	A-1-46
7.19	Tax Matters.	A-1-47
7.20	Reorganization.	A-1-47
7.21	Lock-up Agreement.	A-1-47
7.22	Operation Sustainability of the Company.	A-1-47
7.23	Delivery of Audited Company Financial Statements.	A-1-47
7.24	Indebtedness.	A-1-47

ARTICLE VIII CLOSING CONDITIONS		A-1-48
8.1	Conditions to Each Party’s Obligations.	A-1-48
8.2	Conditions to Obligations of the Company, Pubco, First Merger Sub and Second Merger	A-1-49
8.3	Conditions to Obligations of Purchaser.	A-1-50
8.4	Frustration of Conditions.	A-1-51

ARTICLE X TERMINATION AND EXPENSES		A-1-51
10.1	Termination.	A-1-51
10.2	Effect of Termination.	A-1-53
10.3	Fees and Expenses.	A-1-53

ARTICLE XI WAIVERS AND RELEASES		A-1-53
11.1	Waiver of Claims Against Trust.	A-1-53

ARTICLE XII MISCELLANEOUS		A-1-55
12.1	Notices.	A-1-55
12.2	Binding Effect; Assignment.	A-1-56
12.3	Third Parties.	A-1-56
12.4	Nonsurvival of Representations, Warranties and Covenants..	A-1-56
12.5	Governing Law; Jurisdiction.	A-1-56
12.6	WAIVER OF JURY TRIAL.	A-1-57
12.7	Specific Performance.	A-1-57
12.8	Severability.	A-1-57
12.9	Amendment.	A-1-57
12.10	Waiver.	A-1-57
12.11	Entire Agreement.	A-1-58
12.12	Interpretation.	A-1-58
12.13	Counterparts.	A-1-59
12.14	No Recourse.	A-1-59
12.15	Legal Representation.	A-1-59
Annex A-1-iii

Annex A-1 Page Nos.
ARTICLE XIII DEFINITIONS		A-1-59
13.1	Certain Definitions.	A-1-59
13.2	Section References.	A-1-68

INDEX OF ANNEXES AND EXHIBITS

Exhibit	Description
Exhibit A-1	Form of Key Seller Lock-Up Agreement
Exhibit A-2	Form of Seller Lock-Up Agreement
Exhibit B-1	Form of Shareholder Support Agreement
Exhibit B-2	Form of Sponsor Support Agreement
Exhibit C	Form of Insider Letter Amendment
Exhibit D	Form of Non-Competition and Non-Solicitation Agreement
Exhibit E	Form of Assignment, Assumption and Amendment to Warrant Agreement

Annex A-1-iv

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of August 21, 2023 by and among: (i) Finnovate Acquisition Corp, an exempted company incorporated with limited liability in the Cayman Islands (the “Purchaser”), (ii) Scage Future, an exempted company incorporated with limited liability in the Cayman Islands, (“Pubco”), (iv) Hero 1, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (“First Merger Sub”); (iii) Hero 2, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (“Second Merger Sub”), and (iv) Scage International Limited, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”). Purchaser, Pubco First Merger Sub, Second Merger Sub, and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, prior to the execution and delivery of this Agreement, the Company and Nanjing Scage Auto Tech Co., Ltd. (南京司凯奇汽车科技有限公司), a company incorporated in the PRC as a company with limited liability (“Nanjing Scage”), have entered into those certain agreements (together with all agreements, deeds, instruments or other documents as may be necessary or appropriate, the “Reorganization Documents”) to implement and effect the Reorganization in accordance with the reorganization plan provided to the Purchaser;

WHEREAS, prior to the First Effective Time, the Sellers have received the entire issued share capital of the Company pursuant to the Reorganization such that the Sellers shall constitute and become the sole Company Shareholders as provided in the Reorganization Documents at the time of such distribution;

WHEREAS, Pubco is a newly incorporated Cayman Islands exempted company that is currently wholly owned by Mr. Chao Gao, whose ownership is in the process of being transferred from Mr. Gao to One Strength Brother Limited, a company incorporated in the British Virgin Islands and wholly owned by Mr. Gao;

WHEREAS, First Merger Sub (a newly incorporated Cayman Islands exempted company) and Second Merger Sub (a newly incorporated Cayman Islands exempted company) are both currently wholly owned by Mr. Chao Gao, whose ownership is in the process of being transferred from Mr. Chao Gao to Pubco;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) on the Closing Date, First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding Company Securities being converted into the right to receive Pubco Securities (the Company, in its capacity as the surviving company of the First Merger, is sometimes referred to herein as the “Surviving Company”); (b) on the Closing Date and immediately following the First Merger, and as part of the same overall transaction as the First Merger, Second Merger Sub will merge with and into the Purchaser (the “Second Merger”, and together with the First Merger, the “Mergers”), with the Purchaser surviving the Second Merger as a wholly-owned subsidiary of Pubco and the outstanding Purchaser Securities being converted into the right to receive Pubco Securities (the Purchaser, in its capacity as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Entity”) (the Mergers together with the other transactions contemplated by this Agreement and the Ancillary Documents (as defined below), the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable law;

WHEREAS, Pubco will assume all of the outstanding Purchaser Warrants and each Purchaser Warrant will become a warrant to purchase the same number of Pubco Ordinary Shares at the same exercise price during the same exercise period and otherwise on the same terms as the Purchaser Warrant being assumed pursuant to the terms of an assignment, assumption and amendment agreement substantially in the form attached hereto as Exhibit E (the “Assignment, Assumption and Amendment to Warrant Agreement”) (such transactions, the “Company Warrant Assumption”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Key Company Shareholders, as shareholders holding Company Shares sufficient to constitute the Required Company Shareholder Approval (either as the holder of record or the beneficial owner within the meaning of Rule 13d-3 under the Exchange Act) have each entered into (a) a Lock-Up Agreement with Pubco and Purchaser, the form of which is

Annex A-1-1

attached as Exhibit A-1 hereto (each, a “Key Seller Lock-Up Agreement”), which will become effective as of the Closing, subject to the written waiver by Purchaser; and (b) a Support Agreement with the Company and Purchaser, the form of which is attached as Exhibit B-1 hereto (the “Shareholder Support Agreement”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, each of the Company, Purchaser, Pubco and the Insiders (as defined thereunder) entered into an amendment to that certain letter agreement, dated November 8, 2021, by and among, Purchaser, Finnovate Sponsor L.P. (the “Sponsor”) and the other directors and officers of Purchaser named therein, the form of which is attached as Exhibit C hereto (the “Insider Letter Amendment”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company a support agreement, the form of which is attached as Exhibit B-2 hereto (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement, the Ancillary Agreement and the transactions contemplated hereunder.

WHEREAS, in connection with the consummation of the Merger, the Company, the Sponsor and Pubco will on or prior to the Closing enter into an amended and restated Founder Registration Rights Agreement, in form and substance to be mutually agreed upon by Purchaser and the Company (the “Amended and Restated Registration Rights Agreement”), which will become effective as of the Merger Effective Time;

WHEREAS, simultaneously with the execution and delivery of this Agreement, each of Chao Gao, Ziqian Guan and Yuanchi Guo has entered into a Non-Competition and Non-Solicitation Agreement in favor of Purchaser and the Company, the form of which is attached as Exhibit D hereto (the “Non-Competition Agreement”), which will become effective as of the Closing;

WHEREAS, the boards of directors or similar governing bodies of each of Purchaser, Pubco, First Merger Sub, Second Merger Sub and the Company have each (a) determined that the Transactions are fair, advisable and in the best commercial interests of their respective companies and shareholders, and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein and in accordance with the Cayman Companies Act (each as defined herein); and

WHEREAS, certain capitalized terms used herein are defined in ARTICLE XII hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
MERGERS

1.1 The Mergers.

(a) Upon the terms and subject to the conditions set forth in ARTICLE VIII, and in accordance with the Cayman Companies Act, on the Closing Date, First Merger Sub shall be merged with and into the Company. As a result of the First Merger, the separate corporate existence of First Merger Sub shall cease and the Company shall continue its corporate existence as the surviving company (within the meaning of the Cayman Companies Act) of the First Merger pursuant to the provisions of the Cayman Companies Act.

(b) Upon the terms and subject to the conditions set forth in ARTICLE VIII, and in accordance with the Cayman Companies Act, on the Closing Date and immediately following the First Merger, Second Merger Sub shall be merged with and into the Purchaser. As a result of the Second Merger, the separate corporate existence of the Second Merger Sub shall cease and the Purchaser shall continue as the surviving company (within the meaning of the Cayman Companies Act) of the Second Merger.

1.2 Effective Time. As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing):

Annex A-1-2

(a) Pubco, First Merger Sub and the Company shall cause the First Merger to be consummated by executing a plan of merger (the “First Merger Plan of Merger”), in such form as is required by, and executed in accordance with, the relevant provisions of the Cayman Companies Act and mutually agreed by the parties, and filing the Plan of Merger and all such other documents (including, without limitation, a director’s declaration by a director of each of the Company and First Merger Sub made in accordance with Section 233(9) of the Cayman Companies Act) required to effect the First Merger pursuant to the Cayman Companies Act with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) as provided in Section 233 of the Cayman Companies Act (the “First Merger Documents”), and make such other filings or records and take such other actions as may be required in accordance with the applicable provisions of the Cayman Companies Act to make the First Merger effective hereinafter (such effective time being the “First Merger Effective Time”); and,

(b) immediately following the First Merger Effective Time, Pubco, Second Merger Sub and the Purchaser shall cause the Second Merger to be consummated by executing a plan of merger (the “Second Merger Plan of Merger”), in such form as is required by, and executed in accordance with, the relevant provisions of the Cayman Companies Act and mutually agreed by the parties, and filing the Second Merger Plan of Merger and all such other documents (including, without limitation, a director’s declaration by a director of each of the Purchaser and Second Merger Sub made in accordance with Section 233(9) of the Cayman Companies Act) required to effect the Second Merger pursuant to the Cayman Companies Act with the Cayman Registrar as provided in Section 233 of the Cayman Companies Act (the “Second Merger Documents”, and, with the First Merger Documents, the “Merger Documents”), and make such other filings or records and take such other actions as may be required in accordance with the applicable provisions of the Cayman Companies Act to make the Second Merger effective hereinafter (such effective time being the “Effective Time”).

1.3 Effect of the Merger.

(a) On the First Merger Effective Time, the effect of the First Merger shall be as provided in the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the First Merger Effective Time, (i) all the rights, the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges of the Company and First Merger Sub shall immediately vest in the Surviving Company, (ii) all Company Securities immediately prior to the First Merger Effective Time shall be cancelled and converted into the right to receive Pubco Securities, as provided in Section 2.1, (iii) all First Merger Sub Share(s) immediately prior to the First Merger Effective Time shall be cancelled and converted into the right to receive the same class and number of shares of the Surviving Company, (iv) all the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of the Company and First Merger Sub shall become the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of the Surviving Company, and (v) the separate corporate existence of First Merger Sub shall cease.

(b) At the Effective Time, the effect of the Second Merger shall be as provided in this Agreement and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) all the rights, the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges of the Purchaser and Second Merger Sub shall immediately vest in the Surviving Entity, (ii) all outstanding shares of Purchaser Ordinary Shares shall be converted into the right to receive Pubco Ordinary Shares, as provided in Section 2.1, (iii) all outstanding Purchaser Warrants shall be converted into Pubco Warrants, as provided in Section 2.2; (iv) all Second Merger Sub Share(s) immediately prior to the Second Merger Effective Time shall be cancelled and converted into the right to receive the same class and number of shares of the Surviving Entity; (v) all the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of the Purchaser and Second Merger Sub shall become the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of the Surviving Entity and (vi) the separate corporate existence of Second Merger Sub shall cease.

1.4 Organizational Documents of Surviving Company and Surviving Entity.

(a) At the First Merger Effective Time, the Surviving Company shall adopt the new memorandum and articles of association (the “Surviving Company Charter”), which are substantially in the form of the memorandum and articles of association of First Merger Sub, as in effect immediately prior to the First Merger Effective Time, as the memorandum and articles of association of the Surviving Company and shall be filed

Annex A-1-3

with the Cayman Registrar and once filed, as so amended, will be the memorandum and articles of association of the Surviving Company; provided, that at the First Merger Effective Time, references therein to the name of the Surviving Company shall be amended to be such name as reasonably determined by the Company.

(b) At the Effective Time, (i) an amended and restated version of the memorandum and articles of association of the Surviving Entity (the “Surviving Entity Charter”), which will be substantially in the form of the memorandum and articles of association of Second Merger Sub, as in effect immediately prior to the Effective Time, shall be filed with the Cayman Registrar and once filed, as so amended, will be the memorandum and articles of association of the Surviving Entity; provided, that at the Effective Time, references therein to the name of the Surviving Entity shall be amended to be such name as reasonably determined by the Purchaser, in addition, the Purchaser confirms that, at or prior to Closing, the shareholders of Purchaser (the “Purchaser Shareholders”) will have approved the amendment and restatement of the memorandum and articles of association and if required, the change of name referenced in the immediately preceding sentences and agree that the Purchaser’s registered office is instructed to file a copy of the relevant resolutions, together with the Second Merger Plan of Merger and the Second Merger Documents with the Cayman Registrar pursuant to the Cayman Companies Act; and (ii) the Pubco Charter, as in effect immediately prior to the First Merger Effective Time, shall be amended and restated in its entirety to be in the form of the Amended Pubco Charter.

1.5 Directors, Officers and Registered Agents.

(a) At the First Merger Effective Time, the board of directors and executive officers of the Surviving Company shall be such directors and officers as appointed by the Company as provided in the First Merger Plan of Merger, each to hold office in accordance with the provisions of the Cayman Companies Act and the Surviving Company Charter until their respective successors are duly elected or appointed and qualified.

(b) At the Effective Time, the board of directors and executive officers of the Surviving Entity shall be such directors and officers as appointed by the Company or Pubco as provided in the Second Merger Plan of Merger, each to hold office in accordance with the provisions of the Cayman Companies Act and the Surviving Entity Charter until their respective successors are duly elected or appointed and qualified.

(c) At the Effective Time, the client of record of the registered office provider of the Surviving Entity shall be such named individual or individuals as nominated by the Company or Pubco and the Purchaser shall have provided the registered officer provider of the Surviving Entity with written instructions to recognize the authority of the new client(s) of record of the Surviving Entity on and from the Effective Time.

ARTICLE II
CONVERSION OF SECURITIES; EXCHANGE OF COMPANY SECURITIES

2.1 Conversion of Company Securities. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any Party or the holders of any of the following securities:

(a) Company Preferred Shares. On the Closing Date and immediately prior to the First Merger Effective Time, each Company Preferred Share that is issued and outstanding immediately prior to the First Merger Effective Time shall be canceled in exchange for the right to receive a number of validly issued, fully paid and non-assessable Company Ordinary Shares at the then effective conversion rate as calculated pursuant to the then effective amended and restated articles of associations of the Company (the “Conversion”). After the Conversion, all of the Company Preferred Shares shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Shares shall thereafter cease to have any rights with respect to such securities.

(b) Company Ordinary Shares. Each Company Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time and after the Conversion shall, as of the First Merger Effective Time, be canceled by virtue of the First Merger and converted into the right to receive 100% of such number of Pubco Ordinary Shares equal to the Exchange Ratio (the “Company Share Consideration”, in accordance with Section 1.3. All of the Company Ordinary Shares converted into the right to receive Pubco Ordinary Shares shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, the register of members of the Company shall be updated promptly at the First Merger Effective Time to reflect such cancellation, and each holder of a share certificate of the Company previously representing any such shares of

Company Ordinary Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the Pubco Ordinary Shares into which such Company Ordinary Shares shall have been converted in the First Merger and as otherwise provided under the Cayman Companies Act.

(c) [RESERVED]

(d) First Merger Sub Ordinary Shares. Each share of First Merger Sub Ordinary Shares issued and outstanding immediately prior to the First Merger Effective Time shall, as of the First Merger Effective Time, be converted into and exchanged for one validly issued, fully paid and nonassessable ordinary share, par value $0.0001 per share, of the Surviving Company.

(e) Company Convertible Securities. Any Company Convertible Security, , to the extent then outstanding and unexercised immediately prior to the First Merger Effective Time, shall automatically, without any action on the part of the holder thereof, be assumed by the Pubco and converted into a convertible security of Pubco, subject to the same terms and conditions as were applicable to the corresponding former Company Convertible Securities immediately prior to the First Merger Effective Time, taking into account any changes thereto by reason of the Agreement or the Transactions (the “Pubco Convertible Security”). Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Convertible Security remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Convertible Security.

(f) Cancellation of Pubco Ordinary Shares Owned by One Strength Brother Limited. At the First Merger Effective Time, every issued and outstanding share(s) of Pubco owned by One Strength Brother Limited, being the only issued and outstanding share(s) in Pubco immediately prior to the First Merger Effective Time, shall be canceled without any conversion thereof or payment therefor.

2.2 Conversion of Issued Securities of Purchaser. At the Effective Time, by virtue of the Second Merger and without any action on the part of any Party or the holders of any of the following securities:

(a) Purchaser Units. At the Effective Time, each issued and outstanding Purchaser Public Unit shall be automatically detached and the holder thereof shall be deemed to hold one Purchaser A Ordinary Share and three-quarters of one Purchaser Public Warrant, in each case in accordance with the terms of the applicable Purchaser Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 2.2 below.

(b) Purchaser Ordinary Share. At the Effective Time, every issued and outstanding Purchaser Ordinary Share (other than those described in Section 2.2(d) and Section 2.2(e) below) immediately prior to the Effective Time shall be canceled by virtue of the Second Merger and converted automatically into the right to receive one Pubco Ordinary Share (such consideration, the “Purchaser Merger Consideration”). All Purchaser Ordinary Shares shall cease to be issued and outstanding and shall automatically be canceled and shall cease to exist, the register of members of the Purchaser shall be updated promptly at the Effective Time to reflect such cancellation, and each holder of a share certificate of the Purchaser previously representing any such shares of Purchaser Ordinary Shares shall thereafter cease to have any rights with respect to such shares, except the right to receive the Pubco Ordinary Shares into which such Purchaser Ordinary Shares shall have been converted in the Second Merger and as otherwise provided under the Cayman Companies Act.

(c) Purchaser Warrants. Pursuant to the Assignment, Assumption and Amendment to Warrant Agreement, at the Effective Time, by virtue of the Second Merger and without any action on the part of any holder, each outstanding Purchaser Public Warrant shall be converted into one Pubco Public Warrant, and each outstanding Purchaser Private Warrant shall be converted into one Pubco Private Warrant, in accordance with the terms of the Assignment, Assumption and Amendment to Warrant Agreement. At the Effective Time, the Purchaser Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Private Warrants, except that in each case they shall represent the right to acquire Pubco Ordinary Shares in lieu of Purchaser Ordinary Shares. At or prior to the Effective Time, Pubco shall take all corporate actions necessary to reserve for future issuance and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Warrants.

Annex A-1-5

(d) Cancellation of Shares Held by Purchaser. At the Effective Time, if there are any shares of Purchaser that are held by Purchaser as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(e) Redeemed Shares. Each Purchaser Ordinary Share for which a holder has validly exercised its right of Redemption shall be surrendered and cancelled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

(f) Second Merger Sub Ordinary Shares. Each share in Second Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share, par value $0.0001 per share, of the Surviving Entity.

(g) Transfers of Ownership. If any certificate for Purchaser Shares is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly cancelled and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

(h) Surrender of Purchaser Certificates. All securities issued upon the surrender of Purchaser Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Purchaser Securities shall also apply to the Pubco Securities so issued in exchange.

(i) Lost, Stolen or Destroyed Purchaser Certificates. In the event any certificates shall have been lost, stolen or destroyed, Pubco shall issue, in exchange for such lost, stolen or destroyed certificates, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.2; provided, however, that the Surviving Entity may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Entity with respect to the certificates alleged to have been lost, stolen or destroyed.

2.3 No Liability. Notwithstanding anything to the contrary in this ARTICLE II, none of the Surviving Company, Surviving Entity, Pubco or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.4 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company or the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Purchaser, the Company, First Merger Sub and Second Merger Sub, the officers and directors of Purchaser, the Company, First Merger Sub and Second Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.5 Surrender of Company Securities and Disbursement of Company Share Consideration

(a) At the Closing, Pubco shall cause the Company Share Consideration to be issued and delivered to the Sellers as converted from their Company Securities in accordance with Section 2.1.

(b) At the Closing, the Sellers will deliver to Pubco their collective Company Securities, including any certificates representing Company Ordinary Shares (“Company Certificates”), along with applicable share power or transfer forms reasonably acceptable to Pubco. In the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Pubco, the Sellers may instead deliver to Pubco an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Pubco (a “Lost Certificate Affidavit”), which at the reasonable discretion of Pubco may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as

Annex A-1-6

Pubco may reasonably direct as indemnity against any claim that may be made against Pubco or the Company with respect to the Company Ordinary Shares represented by such Company Certificate alleged to have been lost, stolen or destroyed.

2.6 Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that would otherwise be received by such Person) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Ordinary Share.

2.7 Company Closing Statement. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a statement prepared by the Company’s chief financial officer (the “Company Closing Statement”) setting forth (a) an estimated consolidated balance sheet of the Target Companies as of the Reference Time, prepared in good faith and in accordance with the Accounting Principles, (b) a good faith calculation of the Company’s estimate of the Closing Net Debt, as of the Reference Time and along with reasonably detailed calculations, and (c) the resulting estimated Aggregate Merger Consideration Amount and Pubco Common Shares to be issued by Pubco at the Closing using the formula in Section 13.1 based on such estimate of Closing Net Debt, which Company Closing Statement shall be subject to the review and the reasonable approval by Purchaser. Promptly after delivering the Company Closing Statement to Purchaser, the Company will meet with Purchaser to review and discuss the Company Closing Statement and the Company will consider in good faith Purchaser’s comments to the Company Closing Statement and make any appropriate adjustments to the Company Closing Statement prior to the Closing, as mutually approved by the Company and Purchaser both acting reasonably and in good faith, which adjusted Company Closing Statement shall thereafter become the Company Closing Statement for all purposes of this Agreement. The Company Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

2.8 Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Companies Act, Company Shares that are outstanding immediately prior to the First Merger Effective Time and that are held by Persons who shall have demanded properly in writing dissenters’ rights for such Company Shares in accordance with Section 238 of the Companies Act and otherwise complied with all of the provisions of the Companies Act relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such Company shareholders shall have no right to receive, the applicable Pubco Ordinary Shares unless and until such Company shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Companies Act. The Company Shares owned by any shareholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Companies Act shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the First Merger Effective Time, the right to receive the applicable Pubco Ordinary Shares, without any interest thereon. Prior to the Closing, the Company shall give Purchaser prompt notice of any demands for dissenters’ rights received by the Company and any withdrawals of such demands and the Company shall have complete control over all negotiations and proceedings with respect to such dissenters’ rights (including the ability to make any payment with respect to any exercise by a shareholder of its rights to dissent from the Mergers or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands).

(b) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Companies Act, Purchaser Ordinary Shares that are outstanding immediately prior to the Effective Time and that are held by Persons who shall have demanded properly in writing dissenters’ rights for such Purchaser Ordinary Shares in accordance with Section 238 of the Companies Act and otherwise complied with all of the provisions of the Companies Act relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such Purchaser shareholders shall have no right to receive, the applicable Pubco Ordinary Shares unless and until such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Companies Act. The Purchaser Ordinary Shares owned by any shareholder of the Purchaser who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Companies Act shall thereupon be deemed to have been converted into, and to have become exchangeable for, as

Annex A-1-7

of the Effective Time, the right to receive the applicable Pubco Ordinary Shares, without any interest thereon. Prior to the Closing, Purchaser shall give the Company prompt notice of any demands for dissenters’ rights received by Purchaser and any withdrawals of such demands and Purchaser shall have complete control over all negotiations and proceedings with respect to such dissenters’ rights (including the ability to make any payment with respect to any exercise by a shareholder of its rights to dissent from the Mergers or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands).

ARTICLE III
CLOSING

3.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VIII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP (“EGS”), 1345 Avenue of the Americas, New York, NY 10105, or by electronic exchange of documents and signatures, on a date and at a time to be agreed upon by Purchaser and the Company, which date shall be no later than the third (3rd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) at 10:00 a.m. local time, or at such other date, time or place (including remotely) as Purchaser, Pubco and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (i) the disclosure schedules delivered by Purchaser to the Company and accepted by Pubco on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR no later than 5:30 p.m. on the day immediately before the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 4.1 (Corporate Organization), Section 4.2 (Authorization; Binding Agreement) and Section 4.5 (Capitalization)), Purchaser represents and warrants to the Company and Pubco, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in full force and effect. Purchaser is not in violation of any provision of its Organizational Documents.

4.2 Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Purchaser and (b) other than the Required Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. Purchaser’s board of directors, either (A) at a duly called and held meeting or (B) by way of written resolution, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Second Merger, are advisable, fair to and in the best commercial interests of Purchaser and Purchaser’s shareholders, (ii) approved and adopted this Agreement, (iii) resolved to recommend that Purchaser’s shareholders vote in favor of the approval of this Agreement, the Second Merger, and the other Purchaser Shareholder Approval Matters in accordance with the Companies Act (the

Annex A-1-8

“Purchaser Recommendation”) and (iv) directed that this Agreement and the Purchaser Shareholder Approval Matters be submitted to the Purchaser shareholders for their approval. This Agreement has been, and each Ancillary Document to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

4.3 Governmental Approvals. Except as otherwise described in Schedule 4.3, no Consent of or with any Governmental Authority, on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, and (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder.

4.4 Non-Contravention. Except as otherwise described in Schedule 4.4, the execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the transactions contemplated hereby and thereby, and compliance by Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.5 Capitalization.

(a) The authorized share capital of the Purchaser is US$55,500 divided into (i) 500,000,000 Purchaser Class A Ordinary Shares, (ii) 50,000,000 Purchaser Class B Ordinary Shares, and (iii) 5,000,000 Purchaser Preference Shares. As of the date of this Agreement, the issued and outstanding Purchaser Securities are set forth hereto in Schedule 4.5 (a). As of the date of this Agreement, there are no issued or outstanding shares of Purchaser Preference Shares. All outstanding shares of Purchaser Securities (i) are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Act, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party and (ii) except as set forth on Schedule 4.5(b), are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Purchaser Securities). None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(b) Except as set forth in Schedule 4.5 (a) or Schedule 4.5 (b) there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character

Annex A-1-9

(other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any capital shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth on Schedule 4.5 (b), there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting or transfer of any shares of Purchaser.

(c) As of the date hereof, Purchaser does not have any Indebtedness except as set forth in Schedule 4.5(c) I. No Indebtedness of Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser, (iii) the ability of Purchaser to grant any Lien on its properties or assets, or (iv) the consummation of the Transactions contemplated by this Agreement or the Ancillary Documents.

(d) Since the date of incorporation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

4.6 SEC Filings; Purchaser Financials; Internal Controls.

(a) Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s annual reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, to the extent publicly available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). Except for any changes (including any required revisions to or restatements of the Purchaser Financials (defined below) or the SEC Reports) to (A) the Purchaser’s historical accounting of the Purchaser Warrants as equity rather than as liabilities that may be required as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies that was issued by the SEC on April 12, 2021, and related guidance by the SEC or (B) the Purchaser’s accounting or classification of Purchaser’s outstanding redeemable shares as temporary, as opposed to permanent, equity that may be required as a result of related statements by the SEC staff or recommendations or requirements of the Purchaser’s auditors (clauses (A) and (B), collectively, “SEC SPAC Accounting Changes”), the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

Annex A-1-10

(b) As of the date of this Agreement, (A) the Purchaser Units, the Purchaser Ordinary Shares and the Purchaser Public Warrants are listed on Nasdaq, (B) Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, and there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by Nasdaq or the SEC with respect to any intention by such entity to deregister or terminate the listing of such Purchaser Securities on Nasdaq, and there are no circumstances known or knowable to Purchaser that would be reasonably expected to cause Nasdaq or the SEC to take any Actions described in the immediately preceding clause, (C) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq, (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq, (E) except as set forth in Schedule 4.6, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports, and (F) to the Knowledge of Purchaser, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(c) Except for the SEC SPAC Accounting Changes, the financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) audited in accordance with PCAOB standards.

(d) Except as and to the extent reflected or reserved against in the Purchaser Financials, Purchaser has not incurred and does not have any Liabilities or obligations (whether determined, contingent or otherwise) that is not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Purchaser’s incorporation in the ordinary course of business. Purchaser does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. As of the date of this Agreement, no financial statements other than those of Purchaser are required by GAAP to be included in the financial statements of Purchaser.

(e) Except as set forth on Schedule 4.6(e), since the IPO, the Purchaser has not received from its independent auditors any written notification of any (i) “significant deficiency” in the internal controls over financial reporting of the Purchaser, (ii) “material weakness” in the internal controls over financial reporting of the Purchaser or (iii) fraud, whether or not material, that involves management or other employees of the Purchaser who have a significant role in the internal controls over financial reporting of the Purchaser.

(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of the Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, since the IPO, (i) the Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Purchaser’s financial reporting and the preparation of the Purchaser’s financial statements for external purposes in accordance with GAAP and (ii) the Purchaser has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to the Purchaser is made known to the Purchaser’s principal executive officer and principal financial officer by others within the Purchaser, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.

(g) There are no outstanding loans or other extensions of credit made by Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Purchaser and Purchaser has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

4.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 4.7, Purchaser has, (a) since its incorporation, conducted no business other than its incorporation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial

Annex A-1-11

Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since December 31, 2019, not been subject to a Material Adverse Effect on the Purchaser.

4.8 Compliance with Laws. The Purchaser has since its incorporation been, in compliance with all Laws applicable to it and the conduct of its business in all material respects. Since its incorporation date, (a) Purchaser has not been subjected to, or received written notice alleging any material violation of applicable Law respect by Purchaser or any investigation by a Governmental Authority for actual or alleged violation of any Applicable Law, and (b) Purchaser is not and has not been in conflict with, or in default, breach or violation of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser is a party or by which Purchaser or any property or asset of Purchaser is bound.

4.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of Purchaser, threatened Action to which Purchaser is subject which would or would reasonably be expected to have a Material Adverse Effect on Purchaser. There is no Action that Purchaser has pending against any other Person. Purchaser is not subject to any Orders of any Governmental Authority, nor are any such Orders pending. Purchaser holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

4.10 Taxes and Returns.

(a) Purchaser has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 4.10(a) sets forth each jurisdiction where Purchaser files or is required to file a Tax Return. There is no Action currently pending or, to the Knowledge of Purchaser, threatened against Purchaser by a Governmental Authority in a jurisdiction where Purchaser does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. To the Knowledge of Purchaser, there are no claims, assessments. audits, examinations, investigations or other Actions pending against Purchaser in respect of any material Tax, and Purchaser has not been notified in writing of any material proposed Tax claims or assessments against Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of Purchaser’s assets, other than Permitted Liens. Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its incorporation, Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund, (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund, or (v) received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(c) Purchaser has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulations Section 1.6011-4.

(d) Purchaser does not have any Liability for the Taxes of another Person that are not adequately reflected in the Purchaser Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). Purchaser is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on Purchaser with respect to any period following the Closing Date.

Annex A-1-12

(e) Purchaser has not requested and is not the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(f) Purchaser: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which Purchaser is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; and (ii) is not and has not ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which Purchaser is or was the common parent corporation.

(g) Purchaser is not aware of any fact or circumstance that would reasonably be expected to prevent the Mergers from together qualifying as an exchange described in Section 351 of the Code.

4.11 Employees and Employee Benefit Plans. Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Purchaser has no unsatisfied liability with respect to any officer or director. Neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the Transactions will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Purchaser; or (b) result in the acceleration of the time of payment or vesting of any such payment or benefit.

4.12 Properties. Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Purchaser does not own or lease any material real property or Personal Property. To the Knowledge of Purchaser, it has not infringed, misappropriated or violated any Intellectual Property of any other person.

4.13 Material Contracts.

(a) Except as set forth on Schedule 4.13, other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee, (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser as its business is currently conducted, any acquisition of material property by Purchaser, or restricts in any material respect the ability of Purchaser from engaging in business as currently conducted by it or from competing with any other Person, or (iv) otherwise constitutes a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract; and (v) Purchaser has not received written notice from any other party to any such Purchaser Material Contract that such party intends to terminate or not renew any such Purchaser Material Contract.

Annex A-1-13

4.14 Transactions with Affiliates. Schedule 4.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Purchaser, on the one hand, and any (a) present or former director, officer, or employee, or Affiliate of Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Purchaser’s outstanding share as of the date hereof, on the other hand.

4.15 Investment Company Act; JOBS Act. As of the date of this Agreement, Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.16 Finders and Brokers. Except as set forth on Schedule 4.16 , no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser or its Affiliates or, to the Knowledge of Purchaser, Pubco, the Target Companies, or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

4.17 Certain Business Practices.

(a) Neither Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the incorporation of Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of Purchaser are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(c) None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or other applicable Governmental Authority; (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, the Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe); or (iii) in the aggregate, fifty (50) percent or greater owned directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five (5) fiscal years.

4.18 Insurance. Schedule 4.18 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Purchaser. Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser.

Annex A-1-14

4.19 Information Supplied. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Pubco, the Target Companies or any of their respective Affiliates.

4.20 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies, Pubco, First Merger Sub and Second Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies, Pubco, First Merger Sub and Second Merger Sub for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, Pubco, First Merger Sub and Second Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company, Pubco, First Merger Sub and Second Merger Sub for the Registration Statement; and (b) none of the Company and its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto.

4.21 Trust Account. As of August 18, 2023, Purchaser had an amount of assets in the Trust Account of no less than $49,795,136. The funds held in the Trust Account are invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Purchaser and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. Purchaser has complied with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Purchaser or the Trustee. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to the Knowledge of Purchaser, that would entitle any Person (other than (i) in respect of deferred underwriting commissions set forth in Schedule 4.21 or Taxes, (ii) the holders of Purchaser Securities prior to the Effective Time who shall have elected to redeem their Purchaser Ordinary Shares pursuant to the Purchaser’s Organizational Documents or in connection with an amendment thereof to extend Purchaser’s deadline to consummate a Business Combination or (iii) if Purchaser fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, Purchaser in limited amounts to permit Purchaser to pay the expenses of the Trust Account’s liquidation and dissolution, and then Purchaser’s Public Shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem Purchaser Ordinary Shares pursuant to the Purchaser’s Organizational Documents, or in connection with an amendment thereof to extend Purchaser’s deadline to consummate a Business Combination. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Purchaser, threatened with respect to the Trust Account. Upon consummation of the

Annex A-1-15

Mergers and notice thereof to the Trustee pursuant to the Trust Agreement, Purchaser shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Purchaser as promptly as practicable, the funds held in the Trust Account in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of Purchaser due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to holders of Purchaser Public Units who exercises such holder’s redemption rights in accordance with the Purchaser’s Organizational Documents with respect to its Purchaser Ordinary Shares in connection with the Transactions contemplated hereby, (b) to the Trustee for fees and costs incurred in accordance with the Trust Agreement and (c) with respect to filings, applications and/or other actions taken pursuant to this Agreement or required under Law.

4.22 Registration and Listing. The issued and outstanding Purchaser Public Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “FNVTU.” The issued and outstanding shares of Purchaser Ordinary Shares that were included as part of the Purchaser Public Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “FNVT.” The issued and outstanding Purchaser Public Warrants that were included as part of the Purchaser Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “FNVTW.” As of the date of this Agreement, Purchaser has not received notice from Nasdaq that it is not currently in compliance with applicable continued listing requirements related to the Purchaser Securities. None of Purchaser or any of its Affiliates has taken any action in an attempt to terminate the registration of the Purchaser Units, the Purchaser Ordinary Shares or the Purchaser Public Warrants under the Exchange Act.

4.23 Termination of Prior Merger Agreements. As of the date of this Agreement, other than this Agreement, Purchaser is not a party to, or subject to, or has any obligations or Liabilities under, or otherwise bound by, any Contract related to merger, consolidation, acquisition of equity interests or assets, or any other form of business combination (each such Contract, a “Prior Merger Agreement”), or any amendment of any such Prior Merger Agreement from time to time, or any ancillary documents entered into by the Purchaser in connection with the transactions contemplated under the foregoing.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PUBCO, FIRST MERGER SUB AND
SECOND MERGER SUB

Pubco hereby, and each of First Merger Sub and Second Merger Sub represent and warrant to Purchaser, as of the date hereof and as of the Closing, as follows:

5.1 Organization and Standing. Each of Pubco, First Merger Sub and Second Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of Pubco, First Merger Sub and Second Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco, First Merger Sub and Second Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco, First Merger Sub and Second Merger Sub have heretofore made available to Purchaser and the Company accurate and complete copies of the Organizational Documents of Pubco, First Merger Sub and Second Merger Sub, each as currently in effect. None of Pubco, First Merger Sub or Second Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

5.2 Authorization; Binding Agreement. Subject to the filing of the Amended Pubco Charter, each of Pubco, First Merger Sub and Second Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which each of Pubco, First Merger Sub and Second Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate actions and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement (including the filing of the Amended Pubco Charter), on the part of Pubco, First Merger Sub or Second Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which each of Pubco, First Merger Sub and Second Merger Sub is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which

Annex A-1-16

Pubco, First Merger Sub or Second Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Pubco, First Merger Sub or Second Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as are expressly contemplated by this Agreement, including the Amended Pubco Charter, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.4 Non-Contravention. The execution and delivery by Pubco, First Merger Sub and Second Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to the filing of the Amended Pubco Charter, conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.4 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.5 Capitalization. As of the date hereof, (i) the authorized share capital of Pubco is US$50,000 divided into 500,000,000 Pubco Ordinary Shares, of which one (1) Pubco Ordinary Share is issued and outstanding, and held by the Company, (ii) the authorized share capital of First Merger Sub is US$50,000 divided into 500,000,000 ordinary shares of First Merger Sub, of which one (1) share is issued and outstanding and held by Pubco, and (iii) the authorized share capital of Second Merger Sub is US$50,000 divided into 500,000,000 shares of one class of Second Merger Sub, of which one (1) ordinary share is issued and outstanding and held by Pubco. Prior to giving effect to the transactions contemplated by this Agreement, other than First Merger Sub and Second Merger Sub, Pubco does not have any Subsidiaries or own any equity interests in any other Person.

5.6 Activities of Pubco, First Merger Sub and Second Merger Sub Activities. Since their formation or incorporation (as applicable), Pubco, First Merger Sub and Second Merger Sub have not engaged in any business activities other than as contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of First Merger Sub and Second Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than their respective Organizational Documents, this Agreement and the Ancillary Documents to which they are a party, Pubco, First Merger Sub and Second Merger Sub are not party to or bound by any Contract.

Annex A-1-17

5.7 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco, First Merger Sub or Second Merger Sub.

5.8 Investment Company Act. Pubco is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

5.9 Information Supplied. None of the information supplied or to be supplied by Pubco, First Merger Sub or Second Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco, First Merger Sub or Second Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of Pubco, First Merger Sub or Second Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Target Companies or any of their respective Affiliates.

5.10 Independent Investigation. Each of Pubco, First Merger Sub and Second Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and Purchaser for such purpose. Each of Pubco, First Merger Sub and Second Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and Purchaser set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) and in any certificate delivered to Pubco, First Merger Sub or Second Merger Sub pursuant hereto, and the information provided by or on behalf of the Company or Purchaser for the Registration Statement; and (b) none of the Company, Purchaser or their respective Representatives have made any representation or warranty as to the Target Companies, Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) or in any certificate delivered to Pubco, First Merger Sub or Second Merger Sub pursuant hereto.

5.11 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V, Pubco, First Merger Sub and Second Merger Sub hereby expressly disclaim and negate any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Pubco, First Merger Sub and Second Merger Sub, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Purchaser, its Affiliates or any of their respective Representatives by, or on behalf of, Pubco, First Merger Sub or Second Merger Sub, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, none of PubCo, First Merger Sub or Second Merger Sub nor any other person on behalf of PubCo, First Merger Sub or Second Merger Sub has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Purchaser, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of PubCo, First Merger Sub or Second Merger Sub (including the reasonableness of the assumptions underlying any of the

Annex A-1-18

foregoing), whether or not included in any management presentation or in any other information made available to the Purchaser, its Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to, and accepted by, Purchaser on the date hereof (the “Company Disclosure Schedules”), each of which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced, the Company hereby represents and warrants to Purchaser as of the date hereof and as of the Closing, as follows:

6.1 Organization and Standing. The Company is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Schedule 6.1 lists all jurisdictions in which each Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to Purchaser accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

6.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors and/or shareholders of the Company (if applicable) in accordance with the Company’s Organizational Documents, the Cayman Companies Act, any other applicable Law or any Contract to which the Company or any of its shareholders is a party or by which it or its securities are bound, subject to obtaining the Required Company Shareholder Approval, and (b) other than the Required Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby (other than the filing and recordation of appropriate merger documents as required by the Cayman Companies Act). This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, either (A) at a duly called and held meeting or (B) by way of written resolution, has unanimously (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best commercial interests of, the Company and its shareholders, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein and in accordance with the Cayman Companies Act, (iii) directed that this Agreement be submitted to the Company’s shareholders for adoption and (iv) resolved to recommend that the Company shareholders adopt this Agreement.

Annex A-1-19

6.3 Capitalization.

(a) As of the date hereof, the authorized share capital of the Company is $50,000 divided into 5,000,000,000 ordinary shares, par value $0.00001. Immediately following the Reorganization, the authorized share capital of the Company will be $US$50,000 divided into (i) 4,968,808,414 ordinary shares, par value US$0.00001 per share (the “Company Ordinary Shares”), (ii) 13,613,762 Series Angel preferred shares, par value US$0.00001 per share, (iii) 12,495,711 Series Pre-A preferred shares, par value US$0.00001 per share, and (iv) 5,082,112 Series A preferred shares, par value US$0.0001 per share (collectively, the “Company Preferred Shares”), as provided in the Reorganization Documents. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Ordinary Shares and other equity interests of the Company are set forth on Schedule 6.3(a)(i), along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws. All of the issued and outstanding Company Ordinary Shares and other equity interests of the Company immediately following the Reorganization are set forth on Schedule 6.3(a)(ii), along with the beneficial and record owners thereof. As of the date of this Agreement, there are no issued or outstanding Company Preferred Shares. Except as set forth on Schedule 6.3(a), all outstanding shares of Company Securities (i) are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Act, Company’s Organizational Documents or any Contract to which Company is a party and (ii) are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Company Securities). None of the outstanding Company Securities has been issued in violation of any applicable securities Laws. Except as set forth on Schedule 6.3, prior to giving effect to the transactions contemplated by this Agreement, the Company does not have any Subsidiaries or own any equity interests in any other Person. After giving effect to the First Merger, Pubco shall own all of the issued and outstanding equity interests of the Company free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

(b) As of the date hereof, except as set forth on Schedule 6.3 (b), there are no Company Convertible Securities or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 6.3 (b), to the knowledge of the Company, there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as disclosed in the Company Financials or the transactions contemplated by the Reorganization Documents or as set forth on Schedule 6.3 (c), since its inception, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

6.4 Subsidiaries. Schedule 6.4 sets forth the corporate structure chart specifying all Subsidiaries of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, and (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the

Annex A-1-20

Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 6.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. No Target Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a Target Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, to any other Person.

6.5 Governmental Approvals. Except as otherwise described on Schedule 6.5, as the date hereof, no Consent of or filing with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement or otherwise in accordance with the Cayman Companies Act, (b) any filings required with Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, (d) the filings required with the China Securities Regulatory Commission (the “CSRC”) with respect to the Transactions, and (e) those Consents, the failure of which to obtain prior to the Closing, would not individually or in the aggregate reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.6 Non-Contravention. Except as otherwise described in Schedule 6.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect.

6.7 Financial Statements.

(a) As used herein, the term “Company Financials” means the unaudited consolidated financial statements of the Target Companies (which do not contain notes) consisting of the consolidated balance sheets of the Target Companies as of June 30, 2023 (the “Balance Sheet Date”) and June 30, 2022 and the related consolidated income statements, changes in shareholder equity and statements of cash flows for the fiscal years then ended. True and correct copies of the Company Financials have been provided to Purchaser. The Company Financials (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein in all material respects, (ii) were prepared in accordance with GAAP, consistently applied

Annex A-1-21

throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, (vi) accounts, notes and other receivables and inventory are recorded accurately and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. For the past two (2) years, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) Except as and to the extent set forth in the Company Financials, the Target Companies do not have any Indebtedness required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business of the Target Companies and each Target Company, as applicable, since the Balance Sheet Date (ii) obligations for future performance under any contract to which any Target Company is a party, or (iii) such other liabilities and obligations which would not, individually or in the aggregate, be material and adverse to the Target Companies taken as a whole. Except as disclosed on Schedule 6.7 (c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d) Except as set forth in the Company Financials, no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning Accounting Standards Codification 810), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e) All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions specified therein that the Company believes to be reasonable.

(f) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a Target Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials that could reasonably result in a Material Adverse Effect.

Annex A-1-22

6.8 Absence of Certain Changes. Except as set forth on Schedule 6.8 or for actions expressly contemplated by this Agreement or as contemplated by the Reorganization, since June 30, 2023, each Target Company: (a) has conducted its business only in the ordinary course of business consistent with past practice, (b) has not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 7.2(b) (without giving effect to Schedule 7.2) if such action were taken on or after the date hereof without the consent of the Purchaser.

6.9 Compliance with Laws. Except as set forth on Schedule 6.9, no Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, since their respective inception, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it is or any of its properties, assets, employee, businesses or operations are or were bound or affected. There are no any existing PRC laws, regulations or policies that have a Material Adverse Effect on the continuity of the business operation of the Target Companies.

6.10 Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company) holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to Purchaser true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed on Schedule 6.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened in writing. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

6.11 Litigation. Except as described on Schedule 6.11, since Nanjing Scage’s inception, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, nor is there any reasonable basis for any such Action to be made, and no such Action has been brought or, to the Company’s Knowledge, threatened; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 6.11, if finally determined adversely to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. Since Nanjing Scage’s inception, to the knowledge of the Company, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

6.12 Material Contracts.

(a) Schedule 6.12(a) sets forth a true, correct and complete list of, and the Company has made available to Purchaser (including written summaries of oral Contracts), true, correct and complete copies of each Contract (subject to redactions only to the extent necessary to avoid disclosure of any confidential and proprietary information of the Target Companies) currently in effect to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 6.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

Annex A-1-23

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices other than those entered into in the ordinary course of business of the Target Companies on behalf of a customers or any ordinary course transactions;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $300,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $1,500,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $300,000 per year or $1,500,000 in the aggregate;

(viii) is with any Top Customer or Top Supplier;

(ix) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the Effective Time in excess of $100,000;

(x) is between any (A) Target Company and (B) any directors, officers or employees of a Target Company (other than at will employment, arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi) obligates the Target Companies to make any capital commitment or expenditure in excess of $250,000 (including pursuant to any joint venture);

(xii) relates to a settlement of any Action for an amount greater than $100,000 entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xiv) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Target Company, other than (A) Off the Shelf Software, (B) non-exclusive licenses granted to Company’s customers in the ordinary course, (C) non-disclosure agreements entered into in the ordinary course, or (D) non-exclusive licenses that are merely incidental to the transaction contemplated in such license, including contracts that include an incidental license to use the trademarks of the Company for marketing or advertising purposes;

(xv) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xvi) is otherwise material to any Target Company and not described in clauses (i) through (xv) above.

(b) Except as disclosed in Schedule 6.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all material respects against the Target Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation

Annex A-1-24

of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in material breach or default in any material respect, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in material breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or materially amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Target Companies, taken as a whole, in any material respect; and (vi) no Target Company has waived any rights under any such Company Material Contract.

(c) The Target Companies have entered into valid and enforceable contracts with their cooperative manufacturers to ensure the continuity of the manufacturing of the new energy road and off-road vehicles.

6.13 Intellectual Property.

(a) Schedule 6.13(a) sets forth: as the date hereof, (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Target Company. Schedule 6.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than (i) “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available to the public generally (collectively, “Off-the-Shelf Software”) and (ii) licenses, sublicenses and other agreements or permissions for any Target Company to use Intellectual Property owned by any third party specified in commercial agreements (including supply agreements) entered into in the ordinary course of business of the Target Companies, which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any material Intellectual Property. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has valid and enforceable rights to use, sell, license, transfer or assign, all material Intellectual Property currently used, licensed or held for use by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 6.13(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Target Company has recorded assignments of all Company Registered IP.

(b) Each Target Company has a valid and enforceable license to use all material Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the material licenses, sublicenses and other agreements or permissions for material Intellectual Property necessary to operate the Target Companies as presently conducted. Each Target Company has performed all material obligations imposed on it in the applicable Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in material breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a material default thereunder. The continued use by the Target Companies of the material Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for material Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions

Annex A-1-25

pending, and all applications to register any material Copyrights, Patents and Trademarks are pending and in good standing. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c) Schedule 6.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor (each, an “Outbound IP License”). Each Target Company has performed all material obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in material breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a material default thereunder.

(d) No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any material Intellectual Property currently owned, licensed, used or held for use by the Target Companies for the Target Companies’ main businesses as currently conducted, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. During the past two (2) years, no Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or is otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any material Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in any material respects in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has, in the past two (2) years, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any material Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently, or in the past two (2) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company and material to the Target Companies’ businesses as currently conducted (“Company IP”) in any material respect.

(e) All officers, directors, employees and independent contractors of a Target Company (and each of their respective Affiliates) have assigned to the Target Companies all material Intellectual Property arising from the services performed for a Target Company by such Persons, and all such assignments have been recorded. To the Knowledge of the Company, no current or former officers, employees or independent contractors of a Target Company have claimed in writing any ownership interest in any material Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no material violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. The Company has made available to the Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned the material Intellectual Property developed for a Target Company to a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s commercially reasonable efforts to promote the interests of the Target Companies, or that would materially conflict with the businesses of the Target Companies taken as a whole as presently conducted. Each Target Company has taken commercially reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f) To the Knowledge of the Company, during the past two (2) years, no Person has obtained unauthorized access in any material respect to third party information and data (including personally identifiable information) in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Target Company. Each Target Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the

Annex A-1-26

collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person in any material respects, or constitute unfair competition or trade practices under applicable Law.

(g) To the Knowledge of the Company, the consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of material Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ material rights under such Contracts or Company IP Licenses to the same or similar extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

6.14 Taxes and Returns.

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Each Target Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no Action currently pending or, to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. To the Knowledge of the Company, there are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any material Tax, and no Target Company has been notified in writing of any material proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established or are immaterial in amount).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) Each Target Company has collected or withheld all material Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) No Target Company has made any change in Tax accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) No Target Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(i) No Target Company has any Liability for the Taxes of another Person (other than another Target Company) that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of

Annex A-1-27

Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(j) No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any material Taxes, nor is any such request outstanding.

(k) No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(l) No Target Company is aware of any fact or circumstance that would reasonably be expected to prevent the Mergers from together qualifying as an exchange described in Section 351 of the Code.

6.15 Real Property. Schedule 6.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

6.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Schedule 6.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 6.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

Annex A-1-28

6.17 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet as of the Balance Sheet Date included in the Company Financials and (d) Liens set forth on Schedule 6.17, except for where the failure to have such good title or valid leasehold interests would not be material to the Target Companies, taken as a whole. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.

6.18 Employee Matters.

(a) Except as set forth in Schedule 6.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 6.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or employee of a Target Company has provided any Target Company written notice or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b) Except as set forth in Schedule 6.18 (b), each Target Company (i) is and has been in compliance in all material respects with all material applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 6.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Target Companies showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the fiscal year ended June 30, 2022 and (iii) any wages, salary, bonus, commission or other compensation due and owing to all employees during or for the fiscal year ended June 30, 2023. Except as set forth on Schedule 6.18(c), (A) no employee is a party to a written employment Contract with a Target Company and each is employed “at will”, and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth on Schedule 6.18(c), each Target Company employee has entered into the Company’s standard

Annex A-1-29

form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.

(d) Schedule 6.18 (d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration. Except as set forth on Schedule 6.18 (d), all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 6.18 (d), each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of template of which has been provided to Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee. For the purpose of this section, “independent contractors” mean the individuals who are currently engaged by any Target Company to provide services and who are not full-time employees of any Target Company.

(e) None of the senior management or key employees of the Target Companies are subject to any contracts or any other obligations which prohibit, restrict or otherwise adversely affect the involvement of such senior management or key employees in the business operation of the Target Companies, and there is no dispute among the senior management, key employees, and their former employers.

6.19 Benefit Plans.

(a) Set forth on Schedule 6.19(a) is a true and complete list of each Foreign Plan of a Target Company (each, a “Company Benefit Plan”). No Target Company has maintained or contributed to (or had an obligation to contribute to) or has any Liability with respect to any Benefit Plan which is not a Foreign Plan.

(b) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) the current plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any material Company Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all material communications in the past two (2) years with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding material Liability.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty that would result in material Liability to any Target Company has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions and premiums required to be made with respect to a Company Benefit have been timely made or have been fully accrued in all material respects on the Company Financials; and (v) to the extent applicable, the present value of the accrued benefit Liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently-ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Company Benefit Plan allocable to such benefit liabilities or have been accrued in all material respects on the Company Financials.

(d) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual of a Target Company.

(e) Except to the extent required by applicable Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

Annex A-1-30

(f) All Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any Liability to the Pubco or Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

6.20 Environmental Matters. Except as set forth in Schedule 6.20:

(a) Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material, in each case that would reasonably be expected to give rise to any material Liability. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently owned, leased, or operated properties of any Target Company.

6.21 Transactions with Related Persons. Except as (i) set forth on Schedule 6.21, and (ii) any Company Benefit Plan, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years or since their respective inception (whichever is shorter), has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, or director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than five percent (5%) of the outstanding

Annex A-1-31

voting power or economic interest of a publicly traded company), other than any Ancillary Document. Except as set forth on Schedule 6.21, or as contemplated by or provided for in any Ancillary Document, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. Except as set forth on Schedule 6.21, the assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person.

6.22 Insurance.

(a) Schedule 6.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Except as would not be expected to result in a Material Adverse Effect on the Target Companies taken as a whole, each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. Since their respective inception, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 6.22(b) identifies each individual insurance claim in excess of $50,000 made by a Target Company for the past two (2) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

6.23 Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

6.24 Top Customers and Suppliers. Schedule 6.24 lists, by dollar volume received or paid, as applicable, for (a) the twelve (12) months ended on June 30, 2023 and (b) the twelve (12) months ended on June 30, 2022, the ten (10) largest customers of the Target Companies (the “Top Customers”) and the ten largest suppliers of goods or services to the Target Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of each Target Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Target Company or intends to stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, (iv) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any Target Company with any Top Supplier or Top Customer.

6.25 Certain Business Practices.

(a) No Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or

Annex A-1-32

domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority; (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, the Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, the Crimea region of Ukraine and Zimbabwe); or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and no Target Company has, directly or, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five (5) fiscal years.

6.26 Investment Company Act. The Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

6.27 Finders and Brokers. Except as set forth in Schedule 6.26, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

6.28 Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein no materially misleading.

6.29 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or its Affiliates.

Annex A-1-33

6.30 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser, Pubco, First Merger Sub and Second Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser, Pubco, First Merger Sub and Second Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser, Pubco, First Merger Sub and Second Merger Sub set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of Purchaser, Pubco, First Merger Sub or Second Merger Sub for the Registration Statement; and (b) none of Purchaser, Pubco, First Merger Sub or Second Merger Sub or their respective Representatives have made any representation or warranty as to Purchaser, Pubco, First Merger Sub or Second Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to Company pursuant hereto.

6.31 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this ARTICLE VI, the Company has not made or does not make any representation or warranty, whether express or implied. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, the Company has not made and does not make any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Purchaser, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any other Target Companies (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Purchaser, its Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

ARTICLE VII
COVENANTS

7.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), subject to Section 7.13, each of the Company, Pubco, First Merger Sub and Second Merger Sub shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, Pubco, First Merger Sub and Second Merger Sub as Purchaser or its Representatives may reasonably request regarding the Target Companies, Pubco or Merger Sub and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Representatives of the Company, Pubco, First Merger Sub and Second Merger Sub to reasonably cooperate with Purchaser and its Representatives in their investigation; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies, Pubco, First Merger Sub or Second Merger Sub.

(b) During the Interim Period, subject to Section 7.13, Purchaser shall give, and shall cause its Representatives to give, the Company, Pubco, First Merger Sub or Second Merger Sub and their respective Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser, as the Company, Pubco, First Merger Sub and Second Merger Sub

Annex A-1-34

or their respective Representatives may reasonably request regarding Purchaser and its businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) and cause each of Purchaser’s Representatives to reasonably cooperate with the Company, Pubco, First Merger Sub, and Second Merger Sub and their respective Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser.

7.2 Conduct of Business of the Company, Pubco, First Merger Sub and Second Merger Sub. Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated, permitted or required by this Agreement, the Reorganization Documents or any Ancillary Document or as set forth on Schedule 7.2 of the Company Disclosure Schedules, or as required by applicable Law, the Company, Pubco, First Merger Sub and Second Merger Sub shall, and shall cause their respective Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies, Pubco, First Merger Sub and Second Merger Sub and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 7.2 (a) and except as contemplated by the terms of this Agreement or the Ancillary Document (including in connection with any PIPE Investment), as set forth on Schedule 7.2, or as required by applicable Law, during the Interim Period, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), none of the Company, Pubco, First Merger Sub or Second Merger Sub shall, and each shall cause its Subsidiaries to not:

(i) Terminate, amend, restate, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its shares, equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its shares, equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities; provided that the (1) the issuance of Company Ordinary Shares (or other class of equity security of the Company, as applicable) pursuant to the terms of the Company Preferred Shares (as provided in Section 2.1) and other Company Convertible Securities, and (2) the issuance of any Company Securities pursuant to the Permitted Equity Financing, in each case, shall not require the consent of the Purchaser;

(iii) sub-divide, consolidate, capitalize or re-designate any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, provided that any intra-group transfer of equity interests or securities of the Target Companies shall not require the consent of the Purchaser;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 individually or $1,000,000 in the aggregate, make a loan or advance to any third party (other than advancement of expenses to employees or payments to suppliers in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $300,000 individually or $1,500,000 in the aggregate;

(v) except as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice, increase the wages, salaries or compensation of its employees, or make or commit to make any bonus payment (whether in cash, property or

Annex A-1-35

securities) to any employees, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager, director or employee;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material Taxes, file any amended material Tax Return or claim for refund, or make any material change in its Tax accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with IFRS or GAAP or PRC GAAP;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company Licensed IP or other Company IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with IFRS or GAAP or PRC GAAP and after consulting with such Party’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Target Company, Pubco, First Merger Sub, Second Merger Sub or their respective Affiliates) not in excess of $250,000 individually or $1,000,000 in the aggregate, or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials, as applicable;

(xiv) [reserved];

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets, outside the ordinary course of business consistent with past practice;

(xvi) make any capital expenditures in excess of $250,000 (individually for any project (or set of related projects) or $1,000,000 in the aggregate);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liabilities or obligation (whether absolute, accrued, contingent or otherwise) in excess of $300,000 individually or $1,500,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

Annex A-1-36

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents or any Governmental Authority (if required) to be obtained in connection with this Agreement;

(xxii) issue or propose to issue any Company Convertible Securities, except that pursuant to the Permitted Equity Financing;

(xxiii) authorize or agree to do any of the foregoing actions.

7.3 Conduct of Business of Purchaser.

(a) Unless the Company and Pubco shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or, as set forth on Schedule 7.3, Purchaser shall, (i) conduct its businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Purchaser and its businesses, assets and employees, and (iii) take all commercially reasonable efforts to preserve intact, in all material respects, their respective business organizations, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 7.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending one or more times, in accordance with the Purchaser Charter Documents and IPO Prospectus, or by amendment to the Purchaser Charter Documents, the deadline by which it must complete its initial Business Combination (each, an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 7.3 (a) and except as contemplated by the terms of this Agreement (including as contemplated by any PIPE Investment) or any Ancillary Document or as set forth on Schedule 7.3, or as required by applicable Law, during the Interim Period, without the prior written consent of the Company and Pubco (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) sub-divide, consolidate, capitalize or re-designate any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 5.3(b)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement (including any PIPE Investment and the costs and expenses necessary for an Extension (such expenses, “Extension Expenses”), up to aggregate additional Indebtedness during the Interim Period of $2,500,000 (the “Interim Cap”), provided, that if any of the conditions to the Closing set forth in Article VIII have not been satisfied or waived by the Outside Date, Purchaser can increase the Interim Cap to an aggregate amount of Indebtedness to be mutually agreed upon between Purchaser and the Company);

Annex A-1-37

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material Taxes, file any amended material Tax Return or claim for refund, or make any material change in its Tax accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser;

(vii) terminate, waive or assign any material right under any Purchaser Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi) revalue any of its assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting Purchaser’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate (excluding for the avoidance of doubt, incurring any SPAC Transaction Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any SPAC Transaction Expenses), other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 7.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

Annex A-1-38

7.4 Annual and Interim Financial Statements. During the Interim Period, within twenty (20) calendar days following the end of each calendar month, the Company shall deliver to the Purchaser an unaudited consolidated income statement for such calendar month and an unaudited consolidated balance sheet as of such calendar month end of the Target Companies, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

7.5 Purchaser Public Filings. During the Interim Period, Purchaser will (i) keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Purchaser Public Units, the Purchaser Ordinary Shares and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco Ordinary Shares and the Pubco Warrants, and (ii) cooperate with the Company to cause the Pubco Ordinary Shares and the Pubco Warrants to be issued in connection with the Mergers to be approved for listing as of the Closing Date on Nasdaq and to do such things as are necessary, proper or advisable which may be requested by Nasdaq in connection with a listing pursued pursuant to this Section 7.5.

7.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Pubco, First Merger Sub and Second Merger Sub and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination for Purchaser.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company and Purchaser, directly or indirectly, (i) solicit, assist, initiate or knowingly facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or its or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party. Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and

Annex A-1-39

shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

(c) For the avoidance of doubt, nothing in this Section 7.6 shall affect the right of the Company, Pubco, First Merger Sub or Second Merger Sub under Section 7.2.

7.7 No Trading. The Company, Pubco, First Merger Sub and Second Merger Sub each acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Pubco, First Merger Sub and Second Merger Sub each hereby agree that, while it is in possession of any material nonpublic information of Purchaser, it shall not purchase or sell any securities of Purchaser (other than to engage in the Mergers in accordance with Article I), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws or cause or encourage any third party to do any of the foregoing.

7.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any material non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in ARTICLE VIII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party, or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

7.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 7.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or

Annex A-1-40

its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives or with respect to the Company, any Seller receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. No party to this Agreement shall agree to participate in any meeting, video or telephone conference, or other communications with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, conference or other communications unless it consults with the other Parties in advance, and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting, conference or other communications. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) The Company shall use (and shall cause its Affiliates to use) its commercially reasonable efforts to fulfill the filing procedure with the CSRC and report relevant information in a timely manner per the requirements of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, promulgated by the CSRC on February 17, 2023 (the “Overseas Listing Trial Measures”) and the supporting guidelines of the Overseas Listing Trial Measures.

(e) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

Annex A-1-41

(f) With respect to Pubco, during the Interim Period, the Company, Pubco, First Merger Sub and Second Merger Sub shall use commercially reasonable efforts to cause Pubco to maintain its status as a “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and through the Closing.

7.10 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Reorganization, the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

7.11 The Registration Statement.

(a) As promptly as practicable after the date hereof, Purchaser and Pubco shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 or F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Securities to be issued under this Agreement to the shareholders and warrantholders of the Company and the Purchaser, which Registration Statement will also contain a proxy statement of Purchaser (as amended, and supplemented from time to time, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser shareholders for the matters to be acted upon at the Special Shareholder Meeting and providing the Public Shareholders an opportunity in accordance with Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser shareholders to vote, at an extraordinary general meeting of Purchaser shareholders to be called and held for such purpose (the “Special Shareholder Meeting”), in favor of resolutions approving (A) the adoption and approval of this Agreement and the Transactions (including, to the extent required, the issuance of the Company Share Consideration and the issuance of any shares in connection with the PIPE Investment), by the holders of Purchaser Ordinary Shares in accordance with Purchaser’s Organizational Documents, the Companies Act and the rules and regulations of the SEC and Nasdaq, (B) the authorization and approval of the Second Plan of Merger and associated documents by way of special resolution pursuant to the Cayman Companies Act, (C) adoption of an amendment to the Purchaser Charter, effective immediately prior to the Closing, to remove the “Redemption Limitation” requirements set forth in Sections 49.2(b), 49.4 and 49.5 thereof in connection with the transactions contemplated by this Agreement, (D) the appointment of the members of the Post-Closing Pubco Board, in each case in accordance with Section 7.15 hereof, (E) to the extent required by the Federal Securities Laws, the Companies Act, the adoption of the Amended Pubco Charter, and (F) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) through (F), collectively, the “Purchaser Shareholder Approval Matters”), and (G) the adjournment of the Special Shareholder Meeting, if necessary or desirable in the reasonable determination of Purchaser. If on the date for which the Special Shareholder Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Shareholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting. In connection with the Registration Statement, Purchaser will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the Companies Act and the rules and regulations of the SEC and Nasdaq.

(b) Pubco, the Purchaser and the Company each shall use their commercially reasonable efforts to (i) cause the Proxy Statement and Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement or the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable, (iv) to keep the Registration Statement effective as long as is necessary to consummate the Mergers, and (v) to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Shareholder Meeting and the Redemption. No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by the Purchaser or Pubco without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Each of the Purchaser and the Company shall promptly furnish all information concerning it as may reasonably be requested by the other party in

Annex A-1-42

connection with such actions and the preparation of the Registration Statement and the Proxy Statement, provided, however, that neither the Purchaser nor the Company shall use any such information for any purposes other than those contemplated by this Agreement. All documents that the Purchaser, Pubco and the Company is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. In the event that the SEC requires an opinion of counsel with respect to the U.S. federal income tax consequences of the Mergers to the holders of Purchaser Securities, Purchaser shall use commercially reasonable efforts to cause EGS (or such other counsel retained by Purchaser) to render such opinion.

(c) Each of the Purchaser and the Company represents to the other party that the information supplied by it for inclusion in the Registration Statement and the Proxy Statement does not and shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Purchaser, (iii) the time of the Special Shareholder Meeting of the Purchaser, and (iv) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to the Purchaser (with respect to the Purchaser), or relating to the Company, Pubco, First Merger Sub or Second Merger Sub (with respect to the Company, Pubco, First Merger Sub, or Second Merger Sub, as applicable), or their respective officers or directors, should be discovered by the Purchaser or the Company (as applicable) which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Purchaser or the Company (as applicable) shall promptly inform the other. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser and Pubco shall amend or supplement the Registration Statement and, subject to Section 7.11(b), Purchaser and Pubco shall file with the SEC and disseminate to Purchaser’s shareholders the Registration Statement, as so amended or supplemented, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents.

(d) Purchaser, Pubco and the Company each will advise the other, promptly after they receive notice thereof, of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC with respect to the Proxy Statement. Purchaser and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Special Shareholder Meeting and the Redemption promptly after the receipt of such comments.

(e) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser and Pubco shall distribute the Registration Statement to Purchaser’s shareholders and, Purchaser shall call the Special Shareholder Meeting in accordance with the Purchaser’s Organizational Documents and the Companies Act as promptly as practicable thereafter and for a date no later than thirty (30) days following the effectiveness of the Registration Statement. Purchaser, acting through its board of directors (or a committee thereof), shall (i) make the Purchaser Recommendation and include such Purchaser Recommendation in the Proxy Statement and (ii) use its commercially reasonable efforts to solicit from its shareholders proxies or votes in favor of the approval of the Purchaser Shareholder Approval Matters, and (iii) take all other action necessary or advisable to secure the approval of the Purchaser Shareholder Approval Matters. If on the date for which the Special Shareholder Meeting is scheduled, Purchaser has not received proxies and votes representing a sufficient number of shares to obtain the Required Shareholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Special Shareholder Meeting for up to 30 days in the aggregate upon the good faith determination by the board of directors of the Purchaser that such postponement or adjournment is necessary to solicit additional proxies and votes to obtain approval of the Purchaser Shareholder Approval Matters or otherwise take actions consistent with the Purchaser’s obligations pursuant to Section 7.9, or for such additional periods of time that may be mutually agreed upon between the Purchaser and the Company. The Purchaser shall use its commercially reasonable efforts to obtain the approval of the Purchaser Shareholder Approval Matters, including by soliciting from its shareholders proxies as promptly

Annex A-1-43

as possible in favor of the Purchaser Shareholder Approval Matters, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders.

7.12 Company Shareholder Meeting. As promptly as practicable after the Registration Statement has become effective, the Company will call a meeting of its shareholders (the “Company Special Meeting”) or cause a written resolution to be passed (the “Company Written Resolution”) in order to obtain the Required Company Shareholder Approval, and the Company shall use its commercially reasonable efforts to solicit from the Company Shareholders proxies in favor of the Required Company Shareholder Approval prior to such Company Special Meeting or Company Written Resolution, and to take all other actions necessary or advisable to secure the Required Company Shareholder Approval.

7.13 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser, Pubco and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) As promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), the Parties shall mutually agree upon and issue a press release announcing the execution of this Agreement (the “Signing Press Release”) and the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall have approved prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the transactions contemplated hereby. Furthermore, nothing contained in this Section7.13 shall prevent the Purchaser or the Company or its respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.13.

7.14 Confidential Information.

(a) The Company, Pubco, First Merger Sub and Second Merger Sub agree that during the Interim Period and, in the event this Agreement is terminated in accordance with ARTICLE XI, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information that is provided to such Person or its Representatives, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without Purchaser’s prior written consent; and (ii) in the event that the Company, Pubco, First Merger Sub and Second Merger Sub or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE X, for a period of two (2) years after such termination, becomes legally compelled to disclose any

Annex A-1-44

Purchaser Confidential Information, (A) provide Purchaser to the extent legally permitted with prompt written notice of such requirement so that Purchaser or an Affiliate thereof may seek, at Purchaser’s sole expense, a protective Order or other remedy or waive compliance with this Section 7.14 (a), and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 7.14 (a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, Pubco, First Merger Sub and Second Merger Sub shall, and shall cause their respective Representatives to, promptly deliver to Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company, Pubco, First Merger Sub and Second Merger Sub and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, Pubco and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

(b) Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with ARTICLE X, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 7.13 (b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 7.13 (b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

(c) If there is any inconsistency between this Agreement and the terms and conditions of a confidentiality agreement between the Company and the Purchaser, then the terms and conditions of this Section 7.14 shall govern in all respects.

7.15 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of the Pubco to resign, so that effective immediately after the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of seven (7) individuals, which shall include (i) two (2) persons that are designated by Purchaser prior to the Closing and approved by the Company in its reasonable judgment (the “Purchaser Directors”) as independent directors, both of whom shall qualify as independent directors under Nasdaq rules and shall initially serve a one (1) year term unless removed or resign in accordance with the Amended Pubco Charter, such term effective from the Closing, and (ii) five (5) persons that are designated by the Company prior to the Closing and

Annex A-1-45

approved by the Purchaser in its reasonable judgment (the “Company Directors”) and shall include such number of independent directors to the effect that the board composition of Pubco will be compliant with Nasdaq rules. At or prior to the Closing, Pubco will provide each Purchaser Director and Company director with a customary director indemnification agreement, in form and substance reasonably acceptable to such Purchaser Director or Company Director.

(b) The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

7.16 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of each Target Company and Purchaser (the “D&O Indemnified Persons”) as provided in their Organizational Documents, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the applicable Party, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of the Surviving Entity and Pubco to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the applicable Party to the extent permitted by applicable Law. The provisions of this Section 7.16 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of Purchaser’s directors and officers, Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”), except that in no event shall Pubco be required to pay an annual premium for such insurance in excess of $750,000. If obtained, Pubco shall, for a period of six years after the Effective Time, maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Pubco shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

7.17 Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in ARTICLE VIII and provisions of notice thereof to the Trustee (which notice the Purchaser shall provide to the Trustee in accordance with the terms of the Trust Agreement, (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Purchaser (i) shall cause any documents, and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall cause the Trustee to, and the Trustee shall thereupon be obligated to pay as and when due all amounts payable to former shareholders of the Purchaser pursuant to the Redemptions. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Pubco or Purchaser from any PIPE Investment that was procured through the efforts led by Purchaser, shall first be used to pay (i) the unpaid SPAC Transaction Expenses and the Company Transaction Expenses, subject to the upper limits of the SPAC Fee Cap and Fee Cap, as applicable, as provided in Section 10.3 of this Agreement and (ii) thereafter be transferred to a Target Company or Pubco and used for working capital and general corporate purposes.

7.18 PIPE Investment. Without limiting anything to the contrary contained herein, during the Interim Period, Purchaser may, but shall not be required to enter into and consummate subscription agreements with investors relating to a private equity investment in Purchaser, Pubco or the Company to purchase shares of Purchaser, Pubco or the Company in connection with a private placement, and/or enter into backstop or other alternative financing arrangements with potential investors (a “PIPE Investment”). If Purchaser elects to seek a PIPE Investment, Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser).

Annex A-1-46

7.19 Tax Matters. The Parties hereby agree and acknowledge that for U.S. federal income Tax purposes, the Mergers together are intended to qualify as an exchange described in Section 351 of the Code (the “Intended Tax Treatment”). Each of the Parties acknowledge and agree that each is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Transactions do not qualify under Section 351 of the Code. Warrant Agreement. Immediately prior to the Effective Time, Purchaser shall assign to PubCo and PubCo shall assume all of Purchaser’s rights, interests, and obligations in and under the Warrant Agreement, and the Parties shall, to the extent required by the Warrant Agreement, cause the agent of the SPAC Warrants to enter into an assignment and assumption agreement reflecting such assignment and assumption of the SPAC Warrants by PubCo and other amendments to the Warrant Agreement as agreed between the Parties, the form of which is attached hereto as Exhibit E (the Warrant Agreement, as assigned, assumed, and amended, the “Assumed Warrant Agreement”).

7.20 Reorganization. Each of the Company and Nanjing Scage shall use commercially reasonable efforts to, and shall cause its Affiliates to, take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable in order to consummate the Reorganization in accordance with applicable Laws as contemplated by the Reorganization Documents as soon as reasonably practicable and in any event no later than September 30, 2023 (the “Completion Date of Reorganization”) and deliver all documents that evidence the completion of the Reorganization to the Purchaser, including a certificate signed by an executive officer of the Company in such capacity, dated the Completion Date of Reorganization, certifying as to the completion of the Reorganization in accordance with applicable Laws and the Reorganization Documents in all material respects.

7.21 Lock-up Agreement. On or prior to the Closing, in addition to the Key Seller Lock-Up Agreements that would be entered into by the Key Company Shareholders simultaneously with the execution and delivery of this Agreement, the Company shall cause all other shareholders of the Company to each enter into a Lock-Up Agreement with Pubco and Purchaser, the form of which is attached as Exhibit A-2 (the “Seller Lock-up Agreement”), which will become effective as of the Closing, subject to the written waiver by Purchaser.

7.22 Operation Sustainability of the Company. During the Interim Period and after Closing, each Target Company shall, and the Company shall cause each Target Company to, (i) comply with all applicable Laws in all material respects, including but not limited to applicable Laws and regulations in connection with the operations of the Target Companies; (ii) use commercially reasonable efforts to ensure the sustainability of the collaboration with its cooperative manufacturers for its new energy road vehicles and off-road vehicles manufacturing; (iii) take proper measures to ensure the continuity of its business operations if PRC government implements any laws or policies that have a Material Adverse Effect on the Target Companies; and (iv) enter into definitive contracts with its cooperative manufacturers as soon as practicable, explicitly addressing important matters arising from the collaboration such as the ownership of Intellectual Property, Trademark usage, vehicle certification, and product liability.

7.23 Delivery of Audited Company Financial Statements. As soon as reasonably practicable following the date of this Agreement but no later than September 30, 2023, the Company shall deliver to Purchaser the Audited Company Financials; provided, that upon delivery of such Audited Company Financials as and when such Audited Company Financials have been signed by the Company’s independent auditors in connection with the filing of the Registration Statement, the representations and warranties set forth in Section 6.7(a) shall be deemed to apply to the Audited Company Financials with the same force and effect as if made as of the date of this Agreement. “Audited Company Financial Statements” means the audited financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Company as of June 30, 2022 and June 30, 2023, and the related consolidated income statements and statements of cash flow for the fiscal years then ended, each audited by PCAOB-qualified auditors in accordance with GAAP and PCAOB standards.

7.24 Indebtedness. If the Closing Date occurs prior to the original Outside Date as provided in Section 10.1, unless otherwise agreed by the Company in writing, the total Indebtedness of Purchaser (including all SPAC Transaction Expenses incurred in connection with this Agreement and the Transactions) shall not exceed the SPAC Fee Cap pursuant to Section 10.3.

Annex A-1-47

ARTICLE VIII
CLOSING CONDITIONS

8.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and Purchaser of the following conditions:

(a) Required Purchaser Shareholder Approval. The Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of Purchaser at the Special Shareholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of Purchaser at the Special Shareholder Meeting in accordance with Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Shareholder Approval”).

(b) Required Company Shareholder Approval. The Company Special Meeting or Company Written Resolution shall have been held or passed in accordance with the Companies Act and the Company’s Organizational Documents, and at such meeting, the requisite vote of the Company Shareholders (including any separate class or series vote that is required, whether pursuant to the Company’s Organizational Documents, any shareholder agreement or otherwise) shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Merger (the “Required Company Shareholder Approval”).

(c) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made, including but not limited to the CSRC filing.

(e) Requisite Consents. The Consents required to be obtained from or made with any bank that has granted a valid credit facility to the Company or any notifications to be made to any such bank in order to consummate the transactions contemplated by this Agreement shall have each been obtained or made.

(f) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(g) Amended Pubco Charter. At or prior to the Closing, the shareholder(s) of Pubco shall have adopted the Amended Pubco Charter which shall be in a form prepared by the Company.

(h) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(i) Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing with effect from the Closing consistent with the requirements of Section 7.15.

(j)  Nasdaq Listing Requirements. The Pubco Ordinary Shares and Pubco Warrants contemplated to be listed pursuant to this Agreement shall have been approved for listing on Nasdaq and shall be eligible for listing on Nasdaq immediately following the Closing, subject only to official notice of issuance thereof and any applicable requirement to have a sufficient number of round lot holders.

(k) Net Tangible Asset. The Purchaser or Pubco shall have consolidated net tangible assets of at least $5,000,001 (as calculated and determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to the Closing (after giving effect to the Redemption) or upon the Closing after giving effect to the Mergers (including the Redemption), or Pubco otherwise is exempt from the provisions of Rule 419 promulgated under the Exchange Act (i.e. one of several exclusions from the “penny stock” rules of the SEC applies and the Purchaser relies on another exclusion).

Annex A-1-48

8.2 Conditions to Obligations of the Company, Pubco, First Merger Sub and Second Merger Sub. In addition to the conditions specified in Section 8.1, the obligations of the Company, Pubco, First Merger Sub and Second Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of Purchaser pursuant hereto, shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Purchaser.

(b) Agreements and Covenants. Purchaser shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Purchaser since the date of this Agreement which is continuing and uncured.

(d) PIPE Investment. The cash proceeds from the PIPE Investment shall be no less than an aggregated of $15,000,000.

(e) Closing Deliveries.

(i) Director Certificate. Purchaser shall have delivered to the Company and Pubco a certificate, dated the Closing Date, signed by an executive officer of Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2 (a), 8.2(b) and 8.2(c) with respect to Purchaser.

(ii) Secretary Certificate. Purchaser shall have delivered to the Company and Pubco a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Purchaser’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Purchaser is or is required to be a party or otherwise bound.

(iii) Good Standing. Purchaser shall have delivered to the Company and Pubco a good standing certificate (or similar documents applicable for such jurisdictions) for Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Purchaser’s jurisdiction of incorporation and from each other jurisdiction in which Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Amended and Restated Registration Rights Agreement. The Company and Pubco shall have received a copy of the Amended and Restated Registration Rights Agreement to, among other matters, have Pubco assume the registration obligations of Purchaser under the Founder Registration Rights Agreement and have such rights apply to the Pubco Securities, in the form to be mutually agreed by Purchaser and the Company, duly executed by Purchaser and the holders of a majority of the “Registrable Securities” thereunder.

(v) Seller Registration Rights Agreement. The Sellers shall have received from Pubco a registration rights agreement covering the Company Share Consideration received by the Sellers, in the form to be mutually agreed by Purchaser and the Company (the “Seller Registration Rights Agreement”), duly executed by Pubco.

Annex A-1-49

(vi) Employment Agreements. The Company and Pubco shall have received employment agreements (the “Employment Agreements”), in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and the Purchaser, between each of the persons set forth Schedule 8.3(e)(iv) hereto and the applicable Target Company or the Purchaser, as noted in Schedule 8.3(e)(iv), each such employment agreement duly executed by the parties thereto.

8.3 Conditions to Obligations of Purchaser. In addition to the conditions specified in Section 8.1, the obligations of Purchaser to consummate the Transactions are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company, Pubco, First Merger Sub and Second Merger Sub set forth in this Agreement and in any certificate delivered by or on behalf of the Company, Pubco, First Merger Sub or Second Merger Sub pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Target Companies, taken as a whole.

(b) Agreements and Covenants. The Company, Pubco, First Merger Sub and Second Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies, taken as a whole, since the date of this Agreement which is continuing and uncured.

(d) Certain Ancillary Documents. The Non-Competition Agreements, the Employment Agreements, the Amended and Restated Registration Rights Agreement, and, subject to the written waiver by Purchaser, each Key Seller Lock-Up Agreement and each Seller Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof from the Closing.

(e) Resignation of Directors and Officers. Subject to the requirements of Section 7.15, the Purchaser shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company as requested by the Purchaser prior to the Closing.

(f) Termination of Certain Contracts. The Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Contracts involving the Target Companies and/or Company Security Holders or other Related Persons set forth on Schedule 8.3(f) shall have been terminated with no further obligation or Liability of the Target Companies thereunder.

(g) Reorganization. The Reorganization shall have been consummated by the Completion Date of Reorganization pursuant to the Reorganization Documents.

(h) [Reserved]

(i) Equity Dispute. The Company and Nanjing Scage shall have reached a waiver, compromise, conciliation, settlement or similar resolution of disputes with Shenzhen Deju Brothers Special II Corporate Management Partnership (Limited Partnership)（深圳德聚兄弟专项贰号企业管理合伙企业（有限合伙））regarding the Company’s or Nanjing Scage’s equity, and the property preservation measures against Nanjing Scage (the equity interest held by Nanjing Scage in Scage (Shanghai) Hydrogen Energy Technology Co., Ltd. (司凯奇（上海）氢能科技有限公司) has been judicially frozen) have been released.

(j) Closing Deliveries.

(i) Officer Certificate. Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3 (a), 8.3 (b) and 8.3 (c). Pubco shall have delivered to

Annex A-1-50

Purchaser a certificate, dated the Closing Date, signed by an executive officer of Pubco in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3 (a), 8.3 (b) and 8.3 (c) with respect to Pubco, First Merger Sub and Second Merger Sub, as applicable.

(ii) Secretary Certificates. The Company and Pubco shall each have delivered to Purchaser a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of its board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and the adoption of the Amended Pubco Charter and recommending the approval and adoption of the same by the Company Shareholders at a duly called meeting of shareholders, (C) evidence that the Required Company Shareholder Approval has been obtained, and (D) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions. Pubco shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each of Pubco, First Merger Sub and Second Merger Sub certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Pubco’s, First Merger Sub’s and Second Merger Sub’s jurisdiction of organization and from each other jurisdiction in which Pubco or Merger Sub is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Employment Agreements. The Purchaser shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and the Purchaser, between each of the persons set forth Schedule 8.3(e)(iv) hereto and the applicable Target Company or the Purchaser, as noted in Schedule 8.3(e)(iv), each such employment agreement duly executed by the parties thereto.

8.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this ARTICLE VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, Pubco, First Merger Sub or Second Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE X
TERMINATION AND EXPENSES

10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of Purchaser and the Company;

(b) by written notice by either Purchaser or the Company if any of the conditions to the Closing set forth in ARTICLE VIII have not been satisfied or waived by February 29, 2024 (the “Outside Date”); provided, that if Purchaser seeks and receives an Extension, Purchaser may provide a written notice thereof to the Company to obtain, and the Company may in its sole discretion to grant, the Company’s approval to extend the Outside Date by an additional period equal to the shortest of (A) three additional months, (B) the period ending on the last day by which Purchaser must consummate its initial Business Combination pursuant to such Extension and (C) such period as mutually agreed upon by the Parties; provided, however, that the right to terminate this Agreement under this Section 10.1 (b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, Pubco, First Merger Sub or Second Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was a material and proximate cause of, or materially and proximately resulted in, the failure of the Closing to occur on or before the Outside Date.

Annex A-1-51

(c) by written notice by either Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1 (c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, any Seller, Pubco, First Merger Sub, or Second Merger Sub) to comply with any provision of this Agreement has been a material cause of, or materially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to Purchaser, if (i) there has been a material breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2 (a) or Section 8.2 (b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Purchaser by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1 (d) if at such time the Company, Pubco, First Merger Sub or Second Merger Sub is in material uncured breach of this Agreement;

(e) by written notice by the Company to Purchaser if the Purchaser Board or any committee thereof has withheld, withdrawn, qualified, amended or modified, or publicly proposed or resolved to withhold, withdraw, qualify, amend or modify, the Purchaser Recommendation;

(f) by written notice by the Company to the Purchaser, if there shall have been a Material Adverse Effect on the Purchaser following the date of this Agreement which is uncured and continuing;

(g) by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its covenants or agreements contained in Section 7.23, or (ii) if the Company’s total assets as of June 30, 2023 calculated in accordance with the Audited Financial Statements is more than five (5%) lower than the total assets as of the same date calculated in accordance with the Company Financials.

(h) by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole following the date of this Agreement which is uncured and continuing;

(i) by written notice by Purchaser to the Company, if (i) there has been a breach by the Company, Pubco, First Merger Sub or Second Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3 (a) or Section 8.3 (b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by Purchaser or (B) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.1(f) if at such time Purchaser is in material uncured breach of this Agreement;

(j) by written notice by either Purchaser or the Company to the other if the Special Shareholders Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser’s shareholders have duly voted, and the Required Shareholders Approval was not obtained; provided that the right to terminate this Agreement under this Section 10.1 (j) shall not be available to a Party if the material breach or violation by such Party of any representation, warranty, covenant or obligation under this Agreement was a direct cause of the failure to obtain the Required Shareholders Approval;

(k) by written notice by either the Purchaser or the Company to the other, if the Company Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Company Shareholders have duly voted, and the Required Company Shareholder Approval was obtained; provided that the right to terminate this Agreement under this Section 10.1(j) shall not be available to a Party if the material breach or violation by such Party of any representation, warranty, covenant or obligation under this Agreement was a direct cause of the failure to obtain the Required Company Shareholder Approval; and

Annex A-1-52

(l) by written notice by Purchaser to the Company, if the Reorganization has not been completed by the Completion Date of Reorganization.

10.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 10.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Section 7.14 (Confidential Information), this Section 10.2 (Effect of Termination), Section 10.3 (Fees and Expenses), Section 11.1 (Waiver of Claims Against Trust), ARTICLE XI (Miscellaneous), and any definitions to the foregoing under ARTICLE XII shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section Article VI11.1). Without limiting the foregoing, and except as provided in Sections 9.3 and this Section 9.2 (but subject to Section 10.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.7, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 9.1.

10.3 Fees and Expenses.

(a) Except as otherwise provided in this Agreement, all expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Closing has occurred in accordance with this Agreement; provided that Purchaser and the Company shall each pay one half of the filing fee for any notification and report forms filed under any Antitrust Laws, if any, and one half of all registration fees or filing fees payable to the SEC, Nasdaq or any other Governmental Entity, in each case of the foregoing in connection with the Transactions; provided, further, that if the Closing is consummated prior to the Outside Date, Pubco shall be responsible for paying (i) the SPAC Transaction Expenses in an amount of up to US$9,000,000 (the “SPAC Fee Cap”); provided, however, that those SPAC Transaction Expenses set forth on Schedule 10.3(a)(i) shall be excluded from the SPAC Fee Cap and (ii) the SPAC Transaction Expenses and the Company Transaction Expenses, in an aggregate amount, shall not exceed US$15,000,000 (the “Fee Cap”); provided further, however, that those SPAC Transaction Expenses set forth on Schedule 10.3(a)(i) shall be excluded from the Fee Cap. Attached as Schedule 10.3(a) is an estimate as of the date of this Agreement of the SPAC Transaction Expenses for illustrative purposes, and shall not be binding on any Party.

(b) Subject to Section 4.6 (d) and Section 7.3 (b), the Company and Purchaser agree that during the Interim Period each Party’s discretionary expenses, such as fees and expenses related to travel and communication, shall not without the prior written consent of the other Party, exceed One Hundred Thousand U.S. Dollars ($100,000) in aggregate.

ARTICLE XI
WAIVERS AND RELEASES

11.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company, Pubco, First Merger Sub and Second Merger Sub hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their shares of Purchaser Ordinary Shares (or Pubco Ordinary Shares upon the Merger) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (the “Business

Annex A-1-53

Combination”) or in connection with an amendment to Purchaser’s Organizational documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Shareholders if Purchaser fails to consummate a Business Combination within 30 months after the closing of the IPO, subject to further extension by amendment to Purchaser’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Pubco, First Merger Sub and Second Merger Sub hereby agree on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Pubco, First Merger Sub, Second Merger Sub nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom prior to the Closing, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, Pubco, First Merger Sub and Second Merger, or any Seller or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, Pubco, First Merger Sub and Second Merger Sub on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any Public Shareholder Distributions) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates); provided, however, that, for the avoidance of doubt, the foregoing waiver will not limit or prohibit the Company from pursuing a claim against the Purchaser or any other person (other than Public Shareholders with respect to funds released from the Trust Account pursuant to the Redemption), in each case for (i) legal relief against monies or other assets of the Purchaser held outside of the Trust Account (and any assets that have been purchased or acquired with any such funds other than distributions therefrom to its public shareholders); (ii) specific performance or other equitable relief in connection with the Transactions, provided that (x) such claim is permitted pursuant to Section 12.7 and (y) the Company shall not be entitled to seek specific performance to enforce the release or other distribution of funds from the Trust Account. The Company, Pubco, First Merger Sub and Second Merger Sub each agree and acknowledge that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company, Pubco, First Merger Sub and Second Merger Sub further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company, Pubco, First Merger Sub and Second Merger Sub or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company, Pubco, First Merger Sub and Second Merger Sub hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company, Pubco, First Merger Sub and Second Merger Sub any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, Pubco, First Merger Sub and Second Merger Sub or any of their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 11.1 shall survive termination of this Agreement for any reason.

Annex A-1-54

ARTICLE XII
MISCELLANEOUS

12.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including email), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser at or prior to the Closing, to:	with a copy (which will not constitute notice) to:
Finnovate Acquisition Corp. 265 Franklin Street Suite 1702 Boston, MA 02110 Attn: Calvin Kung, Chief Executive Officer Telephone No.: +1 424-253-0908 Email: calvin@estonecapital.com

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn: Barry I. Grossman, Esq.
Jonathan P. Cramer, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

            jcramer@egsllp.com

If to the Company at or prior to the Closing, to:	with a copy (which will not constitute notice) to:
Scage International Limited 2F, Building 6, No. 6 Fengxin Road, Yuhuatai District, Nanjing City, Jiangsu Province, China Attn: An Jimin Telephone No.: +86 13956222991 Email: scagepr@scagefd.com

Wilson Sonsini Goodrich & Rosati PC
Unit 2901, 29F, Tower C, Beijing Yintai Centre
No. 2 Jianguomenwai Avenue
Chaoyang District, Beijing
Facsimile +86 10 65298399
Telephone No.: +86 10 6529 8300
Email: projectsparta@wsgr.com

and a copy to:

Jingtian & Gongcheng
34th Floor, Tower 3, China Central Place, 77 Jianguo Road, Chaoyang District, Beijing
Facsimile No.: +86 10 58091100
Telephone No.: +86 10 58091000

If to Pubco, First Merger Sub or Second Merger Sub at or prior to the Closing, to:	with a copy (which will not constitute notice) to:
Scage International Limited 2F, Building 6, No. 6 Fengxin Road, Yuhuatai District, Nanjing City, Jiangsu Province, China Attn: An Jimin Telephone No.: +86 13956222991 Email: scagepr@scagefd.com

Wilson Sonsini Goodrich & Rosati PC
Unit 2901, 29F, Tower C, Beijing Yintai Centre
No. 2 Jianguomenwai Avenue
Chaoyang District, Beijing
Facsimile: +86 10 65298399
Telephone No.: +86 10 6529 8300
Email: projectsparta@wsgr.com

and a copy to:

Jingtian & Gongcheng
34th Floor, Tower 3, China Central Place, 77 Jianguo Road, Chaoyang District, Beijing
Facsimile No.: +86 10 58091100
Telephone No.: +86 10 58091000

Annex A-1-55

If to Pubco, Purchaser, or the Company after the Closing, to:	with a copy (which will not constitute notice) to:
Scage Future 2F, Building 6, No. 6 Fengxin Road, Yuhuatai District, Nanjing City, Jiangsu Province, China Attn: An Jimin Telephone No.: +86 13956222991 Email: scagepr@scagefd.com

Wilson Sonsini Goodrich & Rosati PC
Unit 2901, 29F, Tower C, Beijing Yintai Centre
No. 2 Jianguomenwai Avenue
Chaoyang District, Beijing
Facsimile: +86 10 65298399
Telephone No.: +86 10 6529 8300
Email: projectsparta@wsgr.com

and a copy to:

Jingtian & Gongcheng
34th Floor, Tower 3, China Central Place, 77 Jianguo Road, Chaoyang District, Beijing
Facsimile No.: +86 10 58091100
Telephone No.: +86 10 58091000

12.2 Binding Effect; Assignment. Subject to Section 12.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser, Pubco and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

12.3 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 7.16, which the Parties acknowledge and agree are express third-party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

12.4 Nonsurvival of Representations, Warranties and Covenants. Without prejudice to Section 9.2, none of the representations, warranties or covenants or agreements that contemplate the performance prior to the Closing in this Agreement or in any document or instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 12.4 nor anything else in this Agreement to the contrary shall limit the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part at, as of or after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms.

12.5 Governing Law; Jurisdiction. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, construed and enforced in accordance with the Laws (both substantive and procedural) of the State of New York. Notwithstanding the foregoing, (i) the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands in respect of which the Parties hereby irrevocable submit it to the non-exclusive jurisdiction of the courts of the Cayman Islands: (a) the First Merger and (b) following the First Merger, (x) the vesting of the rights and the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of First Merger Sub and the Company in the Surviving Company and (y) the cancellation of the shares, the rights provided in Section 238 of the Cayman Companies Act, the fiduciary or other duties of the board of directors of the Company and the board of directors of First Merger Sub and the internal corporate affairs of the Company, First Merger Sub and the Surviving Company; (ii) the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands in respect of which the Parties hereby irrevocable submit it to the non-exclusive jurisdiction of the courts of the Cayman Islands: (a) the Second Merger and (b) following the Second Merger, (x)

Annex A-1-56

the vesting of the rights and the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of Second Merger Sub and Purchaser in the Surviving Entity and (y) the cancellation of the shares, the rights provided in Section 238 of the Companies Act, the fiduciary or other duties of the board of directors of Purchaser and the board of directors of Second Merger Sub and the internal corporate affairs of Purchaser and Second Merger Sub. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the federal courts of the State of New York sitting in New York, New York or any appellate courts thereof (collectively, the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 12.1. Nothing in this Section 12.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

12.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.6.

12.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, restraining order or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

12.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

12.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of the Parties hereto.

12.10 Waiver. Each of Purchaser, Pubco and the Company on behalf of itself and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-

Annex A-1-57

Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

12.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

12.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not party of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP, based on the accounting principles used by the applicable Person, provided that any accounting term with respect to any Target Company shall be interpreted in accordance with the Accounting Principles; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (j) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (k) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (l) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information, or such information or documentation was made available or otherwise provided to Purchaser, its Affiliates or any of their Representatives in-person or by email.

Annex A-1-58

12.13 Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no related party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any related party of a Party and no personal liability shall attach to any related party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Applicable Law or otherwise. The provisions of this Section 12.14 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each related party of a Party, each of whom is an intended third-party beneficiary of this Section 12.14.

12.15 Legal Representation. The Parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented Purchaser and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented Purchaser, Sponsor and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco, First Merger Sub and Second Merger Sub, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, First Merger Sub and Second Merger Sub, Purchaser, the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Sponsor, Purchaser or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Pubco, Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, Purchaser or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

ARTICLE XIII
DEFINITIONS

13.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means in accordance with GAAP, as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company and/or the Target Companies in the preparation of the latest audited Company Financials (if any).

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of Purchaser prior to the Closing.

Annex A-1-59

“Aggregate Merger Consideration Amount” means (a) One Billion U.S. Dollars ($1,000,000,000) minus (b) if Closing Net Debt is a positive number, the amount of Closing Net Debt, plus (c) if Closing Net Debt is a negative number, the absolute value of the amount of Closing Net Debt.

“Amended Pubco Charter” means an amended and restated memorandum and articles of association of the Pubco in a customary form to be determined by the Company and agreed by the Purchaser (which agreement shall not be unreasonably withheld), which will become effective immediately prior to the completion of the First Merger.

“Ancillary Documents” means each agreement, instrument or document including the Key Seller Lock-Up Agreements, the Assumed Warrant Agreement, the Non-Competition Agreements, Seller Lock-Up Agreements, the Sponsor Support Agreement, the Shareholder Support Agreement, the Insider Letter Amendment, the Amended and Restated Registration Rights Agreement, the Seller Registration Rights Agreement, the Amended Pubco Charter, the Employment Agreements, and other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life, or welfare benefit or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, China or the Cayman Islands are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in the foregoing locations are generally open for use by customers on such day.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands, as amended.

“China” means PRC, the People’s Republic of China.

“Closing Company Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Target Companies on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Target Companies as of such time.

“Closing Net Debt” means, as of the Reference Time, (i) the aggregate Indebtedness of the Target Companies, less (ii) the Closing Company Cash, in each case of clauses (i) and (ii), on a consolidated basis and as determined in accordance with the Accounting Principles.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies, Pubco, First Merger Sub or Second Merger Sub or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company, Pubco, First Merger Sub, Second Merger Sub or their respective Representatives to Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

Annex A-1-60

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any share capital of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any share capital of the Company.

“Company Merger Shares” means a number of Pubco Ordinary Shares equal to the quotient determined by dividing (i) the Aggregate Merger Consideration Amount by (ii) Per Share Price.

“Company Ordinary Shares” means, upon and after completion of the Reorganization, the ordinary shares, $0.00001 par value per share, of the Company.

“Company Preferred Shares” means, upon and after completion of the Reorganization, the preferred shares, par value $0.00001 per share, of the Company.

“Company Shares” means, collectively, the Company Ordinary Shares and the Company Preferred Shares.

“Company Securities” means, collectively, the Company Shares and any other Company Convertible Securities.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Shareholders” means, collectively, the holders of Company Shares.

“Company Transaction Expenses” means all reasonable and documented out-of-pocket fees and expenses payable by any Target Company (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation or consummation of this Agreement or any Ancillary Document or the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, as appointed by the Company, and (b) subject to Section 10.3, any and all filing fees payable by any Target Company or any of their respective Affiliates to the Governmental Authorities in connection with the Transactions. All Company Transaction Expenses shall be supported with formal bills or invoices setting out in reasonable detail the scope of services that have been provided if such Company Transactions shall be borne by Pubco pursuant to Section 10.3.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

Annex A-1-61

“CSRC” means the China Securities Regulatory Commission.

“Environmental Law” means any Law any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, any other ownership interest or similar interest in any Person (including any share appreciation, phantom stock, profit participation or similar rights), and any direct or indirect option, warrant, right, security (including debt securities) convertible, exchangeable or exercisable, directly or indirectly, therefor.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means (i) the Company Merger Shares as of the First Merger Effective Time divided by (ii) the aggregate number of, without duplication, Company Ordinary Shares that are (i) issued and outstanding, and (ii) issuable directly or indirectly upon, or subject to, the conversion, exercise or settlement of any Company Preferred Shares and Company Convertible Securities.

“First Merger Sub Ordinary Shares” means the ordinary shares, of the First Merger Sub.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of November 8, 2021, by and among Purchaser, Sponsor and the other “Holders” named therein.

“Founder Shares” means an aggregate of 4,312,500 Purchaser Ordinary Shares which were issued to the initial shareholders of Purchaser in a private placement transaction.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

Annex A-1-62

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (as applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Insider Letter” means the letter agreement, dated as of November 8, 2021, by and among Purchaser, Sponsor, and certain other directors, officers or advisors of Purchaser party thereto.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, dated as of November 3, 2021, and filed with the SEC on November 4, 2021 (File No. 333-260261).

“IPO Underwriter” means EarlyBirdCapital, Inc.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Key Company Shareholders” means the persons and entities listed on Schedule 13.1.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of the Company and any Target Companies, after reasonable inquiry, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

Annex A-1-63

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospectus or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for the purposes of clause (a) above, any fact, event, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in any country or region in which such Person or any of its Subsidiaries does business; (ii) changes, conditions or effects that generally affect any industry or geographic area in which such Person or any of its Subsidiaries principally operate; (iii) changes or proposed change in the interpretation of any Law (including the Exchange Act or the Securities Act or any rules promulgated thereunder) or in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate, or any regulatory guidance, policies or interpretations of the foregoing; (iv) conditions caused by acts of God, epidemic, pandemics or other outbreak of public health events (including COVID-19), cyberterrorism or terrorism, war (whether or not declared) (including the Russian invasion of the Ukraine or any surrounding countries), military action, civil unrest, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfire, or other natural disaster and any other force majeure events (including any escalation or general worsening of any of the foregoing); (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi) with respect to Purchaser, the consummation and effects of the Redemption (or any redemption in connection with the Extension); and (vii) the announcement or the execution of this Agreement or the Ancillary Documents, the pendency or consummation of the Transactions or the performance of this Agreement or the Ancillary Documents (or the obligations hereunder), including the impact thereof on relationships with Governmental Authority, partners, customers, suppliers or employees; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if any) or the failure to obtain the Required Shareholder Approval shall not deemed to be a Material Adverse Effect on or with respect to Purchaser.

“Nasdaq” means the Nasdaq Capital Market.

“Non-Competition Agreement” means a non-competition and non-solicitation Agreement in favor of Pubco, Purchaser and the Company to be entered into by senior executives of the Company and in such customary form as reasonably determined by the Company.

Annex A-1-64

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other Action that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its articles of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Overseas Listing Trial Measures” means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, promulgated by the CSRC on February 17, 2023.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Price” means the Redemption Price, which shall be no less than the par value of Purchaser Ordinary Shares.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Equity Financing” means an investment of up to US$10 million worth of Company Securities individually and $50 million in the aggregate prior to the Closing pursuant to written investment agreement(s) entered into by the Company and investor(s) after the date hereof.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially and adversely affect the value of, or materially and adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PRC” means the People’s Republic of China.

“Pubco Charter” means the memorandum and articles of association of Pubco, as amended and in effect under the Cayman Companies Act.

“Pubco Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any share capital of Pubco or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any share capital of Pubco, including but not limited to the Pubco Warrants.

“Pubco Ordinary Shares” means, the ordinary shares, par value $0.0001 per share, of Pubco.

“Pubco Private Warrant” means one whole warrant entitling the holder thereof to purchase one Pubco Ordinary Share at a purchase price of $11.50 per full share.

Annex A-1-65

“Pubco Public Warrant” means one whole warrant entitling the holder thereof to purchase one Pubco Ordinary Share at a purchase price of $11.50 per full share.

“Pubco Securities” means the Pubco Ordinary Shares and the Pubco Convertible Securities, collectively.

“Pubco Warrants” means the Pubco Private Warrants and Pubco Public Warrants, collectively.

“Purchaser Charter” means the amended and restated memorandum and articles of association of Purchaser, as may be amended and restated from time to time and in effect under the Cayman Companies Act.

“Purchaser Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of Purchaser.

“Purchaser Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of Purchaser.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Purchaser or its Representatives to the Company, Pubco, First Merger Sub, Second Merger Sub any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Ordinary Shares” means the Purchaser Class A Ordinary Shares and Purchaser Class B Ordinary Shares.

“Purchaser Preference Shares” means the preference shares, par value $0.0001, of Purchaser.

“Purchaser Private Warrant” means one whole warrant that was issued by Purchaser in a private placement to the Sponsor and the IPO Underwriter at the time of the consummation of the IPO entitling the holder thereof to purchase one (1) Purchaser Ordinary Share at a price of $11.50 per full Purchaser Ordinary Share.

“Purchaser Public Unit” means a unit issued in the IPO consisting of one (1) Purchaser Ordinary Share and three-quarters (3/4) of one (1) Purchaser Public Warrant.

“Purchaser Public Warrant” means one whole warrant that was included as part of each Purchaser Public Unit entitling the holder thereof to purchase one (1) Purchaser Ordinary Share at a price of $11.50 per full Purchaser Ordinary Share.

“Purchaser Securities” means Purchaser Units, Purchaser Ordinary Shares, Purchaser Preference Shares and the Purchaser Warrants, collectively.

“Purchaser Units” means the Purchaser Public Units.

“Purchaser Warrants” means the Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Redemption Price” means an amount equal to the price at which each Purchaser Ordinary Share is redeemed or converted pursuant to the Redemption (as equitably adjusted for share sub-divisions, share dividends, consolidations, capitalizations, re-designations and the like after the Closing).

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser and Pubco hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

Annex A-1-66

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Reorganization” means the reorganization as contemplated under the Reorganization Documents.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Sellers” means each of the holders of the Company’s capital shares, and a “Seller” means any one of the Sellers.

“Second Merger Sub Ordinary Shares” means the ordinary shares, of the Second Merger Sub.

“Software” means any computer software programs, including all source code and object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“SPAC Transaction Expenses” means all reasonable and documented fees and expenses that have been incurred by, or are otherwise payable by, Purchaser or any of its controlled Affiliates prior to or as of the Closing (whether or not billed), in each case, as a result of or in connection with the negotiation, documentation or consummation of this Agreement or any Ancillary Document or the Transactions, including (a) all documented fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, as appointed by Purchaser and Sponsor, and (b) any Indebtedness of Purchaser owed to any of Purchaser’s officers, directors or Sponsor, or the IPO Underwriter, or their respective shareholders or Affiliates, or any other party. All SPAC Transaction Expenses shall be supported with formal bills or invoices setting out in reasonable detail the scope of services that have been provided if such SPAC Transaction Expenses shall be borne by Pubco pursuant to Section 10.3.

“Sponsor” means Finnovate Sponsor L.P., a Delaware limited partnership.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” and “Target Companies” means each of the Company and its direct and indirect Subsidiaries (excluding Pubco and First Merger Sub and Second Merger Sub).

Annex A-1-67

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of November 8, 2021, as it may be amended, by and between Purchaser and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“Warrant Agreement” shall mean the Warrant Agreement, dated as of November 8, 2021, between Stock Transfer & Trust Company, a New York corporation and Purchaser.

13.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
Accounts Receivable	6.7(f)	Closing Date	3.1
Acquisition Proposal	7.6(a)	Closing Filing	7.12(b)
Agreement	Preamble	Closing Press Release	7.12(b)
Alternative Transaction	7.6(a)	Company	Preamble
Amended and Restated Registration Rights Agreement	Recitals	Company Benefit Plan	6.19(a)
Antitrust Laws	7.9(b)	Company Certificates	2.5(b)
Assignment, Assumption and Amendment to Warrant Agreement	Recitals	Company Closing Statement	2.7
Assumed Warrant Agreement	7.19	Company Directors	7.15(a)
Audited Company Financials	7.23	Company Disclosure Schedules	ARTICLE VI
Balance Sheet Date	6.7(a)	Company Financials	6.7(a)
Business Combination	11.1	Company IP	6.13(d)
Cayman Registrar	1.2(a)	Company IP Licenses	6.13(a)
Closing	3.1	Company Material Contract	6.12(a)

Annex A-1-68

Term	Section	Term	Section
Company Ordinary Shares	6.3(a)	Pubco Convertible Security	2.1(e)
Company Permits	6.10	Public Certifications	4.6(a)
Company Personal Property Leases	6.16	Public Shareholders	11.1
Company Preferred Shares	6.3(a)	Purchaser	Preamble
Company Real Property Leases	6.15	Purchaser Directors	7.15(a)
Company Registered IP	6.13(a)	Purchaser Disclosure Schedules	ARTICLE IV
Company Share Consideration	2.1 (b)	Purchaser Financials	4.6(c)
Company Special Meeting	7.12	Purchaser Material Contract	4.13(a)
Company Warrant Assumption	Recitals	Purchaser Merger Consideration	2.2(b)
Company Written Resolution	7.12	Purchaser Recommendation	4.2
Completion Date of Reorganization	7.20	Purchaser Shareholders	1.4(b)
Conversion	2.1(a)	Purchaser Shareholders Approval Matters	7.11(a)
CSRC	6.5	Redemption	7.11(a)
D&O Indemnified Person	7.16(a)	Registration Statement	7.11(a)
D&O Tail Insurance	7.16(b)	Related Person	6.21
Effective Time	1.2(b)	Released Claims	11.1
EGS	3.1	Reorganization Documents	Recitals
Employment Agreements	8.2(d)(vi)	Required Company Shareholder Approval	8.1(b)
Enforceability Exceptions	4.2	Required Shareholder Approval	8.1(a)
Environmental Permits	6.20(a)	SEC Reports	4.6(a)
Extension	7.3(a)	SEC SPAC Accounting Changes	4.6(a)
Extension Expenses	7.3(b)(iv)	Second Merger	Recitals
Federal Securities Laws	7.7	Second Merger Documents	1.2(b)
Fee Cap	10.3(a)	Second Merger Plan of Merger	1.2(b)
First Merger	Recitals	Second Merger Sub	Preamble
First Merger Documents	1.2(a)	Seller Lock-Up Agreement	7.21
First Merger Effective Time	1.2(a)	Seller Registration Rights Agreement	8.2(e)(v)
First Merger Plan of Merger	1.2(a)	Shareholder Support Agreement	Recitals
First Merger Sub	Preamble	Signing Filing	7.13(b)
Insider Letter Amendment	Recitals	Signing Press Release	7.13(b)
Intended Tax Treatment	7.19	SPAC Fee Cap	10.3(a)
Interim Cap	7.3(b)(iv)	Special Shareholder Meeting	7.11(a)
Interim Period	7.1(a)	Specified Courts	12.5
Key Seller Lock-Up Agreement	Recitals	Sponsor	Recitals
Lost Certificate Affidavit	2.5(b)	Sponsor Support Agreement	Recitals
Merger Documents	1.2(b)	Surviving Company	Recitals
Mergers	Recitals	Surviving Company Charter	1.4(a)
Nanjing Scage	Recitals	Surviving Entity	Recitals
Non-Competition Agreement	Preamble	Surviving Entity Charter	1.4(b)
OFAC	4.17(c)	Top Customer	6.24
Off-the-Shelf Software	6.13(a)	Top Suppliers	6.24
Outbound IP Licenses	6.13(c)	Transactions	Recitals
Outside Date	10.1(b)
Overseas Listing Trial Measures	7.9(d)
Party(ies)	Preamble
PIPE Investment	7.18
Post-Closing Pubco Board	7.15(a)
Prior Merger Agreement	4.23
Proxy Statement	7.11(a)
Pubco	Preamble

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

Annex A-1-69

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Purchaser:
FINNOVATE ACQUISITION CORP.
By:	/s/ Calvin Kung
Name:	Calvin Kung
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]
Annex A-1-70

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above

Pubco:
SCAGE FUTURE
By:	/s/ Chao Gao
Name:	Chao Gao
Title:	Director
First Merger Sub:
HERO 1
By:	/s/ Chao Gao
Name:	Chao Gao
Title:	Director
Second Merger Sub:
HERO 2
By:	/s/ Chao Gao
Name:	Chao Gao
Title:	Director
The Company:
SCAGE INTERNATIONAL LIMITED
By:	/s/ Chao Gao
Name:	Chao Gao
Title:	Director

[Signature Page to Business Combination Agreement]

Annex A-1-71

Annex A-2

FIRST AMENDMENT
TO
BUSINESS COMBINATION AGREEMENT

This First Amendment (“First Amendment”) to the Business Combination Agreement (as defined below) is made and entered into as of June 18, 2024, by and among (i) Finnovate Acquisition Corp, an exempted company incorporated with limited liability in the Cayman Islands (“Purchaser”), (ii) Scage Future, an exempted company incorporated with limited liability in the Cayman Islands (“Pubco”), (iii) Hero 1, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (“First Merger Sub”), (iv) Hero 2, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (“Second Merger Sub”) and (v) Scage International Limited, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).

RECITALS:

WHEREAS, Purchaser, Pubco, First Merger Sub, Second Merger Sub and the Company have entered into that certain Business Combination Agreement, dated as of August 21, 2023 (the “Original Agreement,” and as amended, including by this First Amendment, the “Business Combination Agreement”); and

WHEREAS, Section 12.9 of the Business Combination Agreement provides that the Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Purchaser, Pubco, First Merger Sub, Second Merger Sub and the Company; and

WHEREAS, the Parties now desire to amend the Original Agreement to, among other matters, (i) amend the Aggregate Merger Consideration Amount, (ii) extend the date by which the Reorganization must be completed, (iii) adopt an ADS facility, and (iv) extend the Outside Date from February 29, 2024 to October 31, 2024, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Business Combination Agreement, the Parties hereto, intending to be legally bound, do hereby acknowledge and agree as follows:

1.      Amendments to Business Combination Agreement.

(a)     Section 1.3(b) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“At the Effective Time, the effect of the Second Merger shall be as provided in this Agreement and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) all the rights, the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges of the Purchaser and Second Merger Sub shall immediately vest in the Surviving Entity, (ii) all outstanding shares of Purchaser Ordinary Shares shall be converted into the right to receive Pubco Securities, as provided in Section 2.1, (iii) all outstanding Purchaser Warrants shall be converted into Pubco Warrants, as provided in Section 2.2; (iv) all Second Merger Sub Share(s) immediately prior to the Second Merger Effective Time shall be cancelled and converted into the right to receive the same class and number of shares of the Surviving Entity; (v) all the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of the Purchaser and Second Merger Sub shall become the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of the Surviving Entity and (vi) the separate corporate existence of Second Merger Sub shall cease.”

(b)    Article I of the Original Agreement is hereby amended by adding Section 1.6 as follows:

“1.6 Establishment of ADS Facility; Deposit of Pubco Ordinary Shares; Distribution of Pubco ADSs.

a)     Prior to the First Merger Effective Time, the Company shall cause a sponsored American depositary share facility for the Pubco Ordinary Shares (the “ADS Facility”) to be established with a reputable depositary bank reasonably acceptable to SPAC (such bank or any successor depositary bank,

Annex A-2-1

the “Depositary Bank”) for the purpose of issuing and distributing the Pubco ADSs, including specifically and without limitation (i) entering into a customary deposit agreement with the Depositary Bank (the “Deposit Agreement”) establishing the ADS Facility, to be effective as of the First Merger Effective Time, in form and substance reasonably acceptable to SPAC, and (ii) filing with the SEC a registration statement on Form F-6 relating to the registration under the Securities Act for the issuance of the Pubco ADSs (the “Form F-6”). The Company shall use its reasonable best efforts to cause the Depositary Bank to file such Form F-6 with the SEC prior to or in conjunction with the declaration of the effectiveness of the Registration Statement by the SEC.

b)     Purchaser shall, as promptly as reasonably practicable following Purchaser’s receipt of the final determination of such number from the Trustee, notify the Company and Pubco in writing of the number of the redeemed Purchaser Shares. Prior to the First Merger Effective Time, Pubco shall (i) allot and issue, or cause to be allotted and issued, to the Depositary Bank (or its custodian), credited as fully paid and free of all Encumbrance, such number of Pubco Ordinary Shares equal to the aggregate number of Pubco ADSs to be issued pursuant to Section 2.1 and Section 2.2 (such holder, the “ADS Recipients”) , and (ii) deposit or cause to be deposited with the Depositary Bank (or its custodian) such Pubco Ordinary Shares representing the aggregate number of such Pubco ADSs to be issued for the benefit of the ADS Recipients, for exchange in accordance with this Section 2.1 and Section 2.2, and (iii) the Depositary Bank shall be authorized to issue and distribute the Pubco ADSs to the ADS Recipients in accordance with this Agreement, the Deposit Agreement and an instruction provided by the Company.

c)     Following the First Merger Effective Time, (i) the Depositary Bank shall distribute the Pubco ADSs to the ADS Recipients in accordance with this Section 2.1 and Section 2.2 and the Deposit Agreement; and (ii) Pubco shall distribute Pubco Ordinary Shares to the Insiders pursuant to Section 2.2(b).

d)     The Pubco ADSs (other than the Pubco ADSs representing those Pubco Ordinary Shares that are Restricted Securities as defined in the Deposit Agreement) shall be accepted into the Depository Trust Company, and each of the ADS Recipients that holds Pubco ADSs shall be entitled to receive a book-entry authorization representing the number of Pubco ADSs that such holder has the right to receive pursuant to this Agreement, the Assignment, Assumption and Amendment to Warrant Agreement, and the terms of the Pubco Warrant, as applicable.

e)     The Depositary Bank will hold the Pubco Ordinary Shares from time to time in accordance with the terms of the Deposit Agreement, and holders of Pubco ADSs will have the rights with respect to the Pubco Ordinary Shares underlying the Pubco ADSs they hold that are specified in the Deposit Agreement.”

(c)     Section 2.1(b) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(b) Company Ordinary Shares. Each Company Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time and after the Conversion shall, as of the First Merger Effective Time, be canceled by virtue of the First Merger and converted into the right to receive 100% of such number of Pubco Ordinary Shares equal to the Exchange Ratio in the form of Pubco ADS (the “Company Share Consideration”, in accordance with Section 1.3. All of the Company Ordinary Shares converted into the right to receive Pubco Ordinary Shares in the form of Pubco ADS shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, the register of members of the Company shall be updated promptly at the First Merger Effective Time to reflect such cancellation, and each holder of a share certificate of the Company previously representing any such shares of Company Ordinary Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the Pubco ADS into which such Company Ordinary Shares shall have been converted in the First Merger and as otherwise provided under the Cayman Companies Act.”

Annex A-2-2

(d)    Section 2.2(b) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(b) Purchaser Ordinary Share. At the Effective Time, (i) every issued and outstanding Purchaser Ordinary Share (other than those held by the Insiders and those described in Section 2.2(d) and Section 2.2(e) below) immediately prior to the Effective Time shall be canceled by virtue of the Second Merger and converted automatically into the right to receive one Pubco ADS, and (ii) every issued and outstanding Purchaser Ordinary Share held by the Insiders immediately prior to the Effective Time shall be canceled by virtue of the Second Merger and converted automatically into the right to receive one Pubco Ordinary Share (such consideration, the “Purchaser Merger Consideration”). All Purchaser Ordinary Shares shall cease to be issued and outstanding and shall automatically be canceled and shall cease to exist, the register of members of the Purchaser shall be updated promptly at the Effective Time to reflect such cancellation, and each holder of a share certificate of the Purchaser previously representing any such shares of Purchaser Ordinary Shares shall thereafter cease to have any rights with respect to such shares, except the right to receive the Pubco Ordinary Shares or the Pubco ADSs into which such Purchaser Ordinary Shares shall have been converted in the Second Merger and as otherwise provided under the Cayman Companies Act.”

(e)     Section 2.2(c) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(c) Purchaser Warrants. Pursuant to the Assignment, Assumption and Amendment to Warrant Agreement, at the Effective Time, by virtue of the Second Merger and without any action on the part of any holder, each outstanding Purchaser Public Warrant shall be converted into one Pubco Public Warrant, and each outstanding Purchaser Private Warrant shall be converted into one Pubco Private Warrant, in accordance with the terms of the Assignment, Assumption and Amendment to Warrant Agreement. At the Effective Time, the Purchaser Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Private Warrants, except that in each case they shall represent the right to acquire Pubco Ordinary Shares in the form of ADSs in lieu of Purchaser Ordinary Shares. At or prior to the Effective Time, Pubco shall take all corporate actions necessary to reserve for future issuance and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Warrants.

(f)     Section 2.6 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“2.6 Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that would otherwise be received by such Person) shall instead have the number of Pubco Ordinary Shares issued to such Person (or in the form of Pubco ADS to the extent applicable) rounded down in the aggregate to the nearest whole Pubco Ordinary Share.”

(g)    Section 6.12(a)(xv) of the Original Agreement is hereby amended by deleting the term “Form S-1” and replacing it with the term “Form F-1”.

(h)    Section 6.26 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“6.26 Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

Annex A-2-3

(i)     Section 7.5 of the Original Agreement is hereby deleted and replaced with the following:

“7.5 Purchaser Public Filings. During the Interim Period, Purchaser will (i) keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Purchaser Public Units, the Purchaser Ordinary Shares and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco ADSs and the Pubco Warrants, and (ii) cooperate with the Company to cause the Pubco ADSs and the Pubco Warrants to be issued in connection with the Mergers to be approved for listing as of the Closing Date on Nasdaq and to do such things as are necessary, proper or advisable which may be requested by Nasdaq in connection with a listing pursued pursuant to this Section 7.5.”

(j)     Section 7.18 of the Original Agreement is hereby deleted and replaced with the following:

“7.18 PIPE Investment. Without limiting anything to the contrary contained herein, during the Interim Period, Purchaser (and if requested by Purchaser, the Company and Pubco) may enter into and consummate subscription agreements with investors relating to a private equity investment in Purchaser, Pubco or the Company to purchase shares of Purchaser, Pubco or the Company, as applicable, in connection with a private placement, and/or enter into backstop or other alternative financing arrangements with potential investors (a “PIPE Investment”). If Purchaser, Pubco or the Company elect to seek a PIPE Investment, Purchaser, Pubco and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser).”

(k)     Section 7.20 of the Original Agreement is hereby amended by deleting the date “September 30, 2023” and replacing it with the date “July 20, 2024”.

(l)     Section 8.1(j) of the Original Agreement is hereby deleted and replaced with the following:

“(j) Nasdaq Listing Requirements. The Pubco ADSs and Pubco Warrants contemplated to be listed pursuant to this Agreement shall have been approved for listing on Nasdaq and shall be eligible for listing on Nasdaq immediately following the Closing, subject only to official notice of issuance thereof and any applicable requirement to have a sufficient number of round lot holders.”

(m)   Section 8.2(d) of the Original Agreement is hereby amended by deleting the word “aggregated” and replacing it with the word “aggregate”.

(n)    Section 10.1(b) of the Original Agreement is hereby amended by deleting the date “February 29, 2024” and replacing it with the date “October 31, 2024”.

(o)    Section 13.1 of the Original Agreement is hereby amended by deleting the definition of “Aggregate Merger Consideration Amount” and replacing it with the following:

“Aggregate Merger Consideration Amount” means (a) Eight Hundred Million U.S. Dollars ($800,000,000) minus (b) if Closing Net Debt is a positive number, the amount of Closing Net Debt, plus (c) if Closing Net Debt is a negative number, the absolute value of the amount of Closing Net Debt.

(p)    Section 13.1 of the Original Agreement is hereby amended by adding the definition of “Pubco ADS” as follows:

“Pubco ADS” means an American depositary share of Pubco duly and validly issued against the deposit of one (1) underlying Pubco Ordinary Share deposited with the Depositary Bank in accordance with the Deposit Agreement.

Annex A-2-4

(q)    Section 13.1 of the Original Agreement is hereby amended by deleting the definition of “Pubco Securities” and replacing it with the following:

“Pubco Securities” means the Pubco Ordinary Shares, the Pubco Convertible Securities and the Pubco ADSs, collectively.

2.      Miscellaneous. Except as expressly provided in this First Amendment, all of the terms and provisions in the Original Agreement and the Ancillary Documents are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This First Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement or any Ancillary Document, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Business Combination Agreement in the Business Combination Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this First Amendment (or as the Business Combination Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this First Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Business Combination Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this First Amendment, the provision of this First Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. Sections 12.1 through 12.10, and 12.12 through 12.15 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this First Amendment as if all references to the “Agreement” contained therein were instead references to this First Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

Annex A-2-5

IN WITNESS WHEREOF, each Party hereto has caused this First Amendment to be signed and delivered as of the date first written above.

The Purchaser:
FINNOVATE ACQUISITION CORP
By:
Name: Calvin Kung
Title: Chief Executive Officer
Pubco:
SCAGE FUTURE
By:
Name: Chao Gao
Title: Director
First Merger Sub:
HERO 1
By:
Name: Chao Gao
Title: Director
Second Merger Sub:
HERO 2
By:
Name: Chao Gao
Title: Director
The Company:
SCAGE INTERNATIONAL LIMITED
By:
Name: Chao Gao
Title: Director

Annex A-2-6

Annex A-3

SECOND AMENDMENT

TO

BUSINESS COMBINATION AGREEMENT

This Second Amendment (this “Second Amendment”) to the Business Combination Agreement (as defined below) is made and entered into as of October 31, 2024, by and among (i) Finnovate Acquisition Corp, an exempted company incorporated with limited liability in the Cayman Islands (“Purchaser”), (ii) Scage Future, an exempted company incorporated with limited liability in the Cayman Islands (“Pubco”), (iii) Hero 1, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (“First Merger Sub”), (iv) Hero 2, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (“Second Merger Sub”) and (v) Scage International Limited, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).

RECITALS:

WHEREAS, Purchaser, Pubco, First Merger Sub, Second Merger Sub and the Company have entered into that certain Business Combination Agreement, dated as of August 21, 2023 (the “Original Agreement,” and as amended, including by the First Amendment (as defined below) and this Second Amendment, the “Business Combination Agreement”); and

WHEREAS, on June 18, 2024, the Parties entered into that certain First Amendment to the Business Combination Agreement (the “First Amendment”);

WHEREAS, Section 12.9 of the Business Combination Agreement provides that the Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Purchaser, Pubco, First Merger Sub, Second Merger Sub and the Company; and

WHEREAS, the Parties now desire to amend the Original Agreement to extend the Outside Date from October 31, 2024 to March 31, 2025, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Business Combination Agreement, the Parties hereto, intending to be legally bound, do hereby acknowledge and agree as follows:

1.     Amendments to Business Combination Agreement.

(a)   Section 10.1(b) of the Original Agreement, as amended by the First Amendment, is hereby amended by deleting the date “October 31, 2024” and replacing it with the date “March 31, 2025”.

2.      Miscellaneous. Except as expressly provided in the First Amendment and this Second Amendment, all of the terms and provisions in the Original Agreement and the Ancillary Documents are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This Second Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Business Combination Agreement or any Ancillary Document, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Business Combination Agreement in the Business Combination Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by the First Amendment and this Second Amendment (or as the Business Combination Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by the First Amendment and this Second Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Business

Annex A-3-1

Combination Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original Agreement, as amended by the First Amendment, is materially different from or inconsistent with any provision of this Second Amendment, the provision of this Second Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. Sections 12.1 through 12.10, and 12.12 through 12.15 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this Second Amendment as if all references to the “Agreement” contained therein were instead references to this Second Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

Annex A-3-2

IN WITNESS WHEREOF, each Party hereto has caused this Second Amendment to be signed and delivered as of the date first written above.

The Purchaser:
FINNOVATE ACQUISITION CORP
By:	/s/ Calvin Kung
Name: Calvin Kung
Title: Chief Executive Officer
Pubco:
SCAGE FUTURE
By:	/s/ Chao Gao
Name: Chao Gao
Title: Director
First Merger Sub:
HERO 1
By:	/s/ Chao Gao
Name: Chao Gao
Title: Director
Second Merger Sub:
HERO 2
By:	/s/ Chao Gao
Name: Chao Gao
Title: Director
The Company:
SCAGE INTERNATIONAL LIMITED
By:	/s/ Chao Gao
Name: Chao Gao
Title: Director

Annex A-3-3

Annex B

Dated

Hero 2

and

Finnovate Acquisition Corp.

_________________________________________

PLAN OF MERGER

_________________________________________

This plan of merger (the Plan of Merger) is made on             .

BETWEEN

(1)         Hero 2, an exempted company incorporated under the laws of the Cayman Islands with company number 401901 with its registered office situated at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the Merging Company or the Second Merger Sub); and

(2)         Finnovate Acquisition Corp., an exempted company incorporated under the laws of the Cayman Islands with company number 372903 with its registered office situated at the office of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the Surviving Company or the Purchaser, and together with the Merging Company, the Constituent Companies).

WHEREAS:

(A)        The Second Merger Sub, the Purchaser, Scage Future, Hero 1 and Scage International Limited have entered into a business combination agreement dated 21 August 2023 (the Merger Agreement), pursuant to which, among other things, the Second Merger Sub will merge with and into the Purchaser, with the Purchaser being the surviving company (the Merger) in accordance with the terms and conditions set forth therein.

(B)         The Constituent Companies wish to merge in accordance with Part XVI of the Companies Act (Revised) of the Cayman Islands (the Companies Act).

(C)         This Plan of Merger is the plan of merger for the Merger for the purposes of the Companies Act.

IT IS AGREED as follows:

1            Definitions and Interpretation

1.1         Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Merger Agreement

1.2         In this Plan of Merger:

(a)         Effective Time has the meaning given to such term under paragraph 6 in this Plan of Merger;

(b)         Purchaser Dissenting Shares means the Purchaser Ordinary Shares issued and outstanding immediately prior to the Effective Time that are held by the holder who has validly exercised its dissenter’s rights in writing for such Purchaser Ordinary Shares in respect of the Merger pursuant to section 238 of the Companies Act;

(c)         Purchaser Ordinary Shares means the ordinary shares of a par value US$0.0001 each of the Purchaser; and

(d)         Purchaser Private Warrant means one whole warrant that was issued by Purchaser in a private placement to the Sponsor (as defined in the Merger Agreement) and the IPO Underwriter (as defined in the Merger Agreement) at the time of consummation of the IPO entitling the holder thereof to purchase on Purchaser Ordinary Share at a price of US$11.50 per full Purchaser Ordinary Share

(e)         Purchaser Public Unit means a unit issued in the IPO (as defined in the Merger Agreement) consisting of one Purchaser Ordinary Share and three-quarters of one Purchaser Public Warrant;

(f)          Purchaser Public Warrant means one whole warrant that was included as part of the Purchaser Public Unit entitling the holder thereof to purchase on Purchaser Ordinary Share at a price of US$11.50 per full Purchaser Ordinary Share;

Annex B-2

(g)         Purchaser Redeeming Shares means the Purchaser Ordinary Shares issued and outstanding immediately prior to the Effective Time for which the holder thereof has validly exercised (and not failed to perfect, or not effectively withdrawn or lost) its right of Redemption (as defined in the Merger Agreement); and

(h)         Purchaser Treasury Shares means any shares of the Purchaser that are owned by the Purchaser as treasury shares.

2            Constituent Companies

2.1         The Constituent Companies to this Plan of Merger are the Surviving Company and the Merging Company.

3            Name of Surviving Company

3.1         [The Surviving Company shall be the surviving company (as defined in the Companies Act) and the name of the Surviving Company shall be changed to             .]

4            Registered Office

4.1         The registered office of the Surviving Company is at the office of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4.2         The registered office of the Merging Company is at the office of the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

5            Authorised and Issued Share Capital

5.1         Immediately prior to the Effective Date, the authorised share capital of the Purchaser is US$55,500 divided into (i) 500,000,000 class A ordinary shares of a par value of US$0.0001 each, (ii) 50,000,000 class B ordinary shares of a par value of US$0.0001 each and (iii) 5,000,000 preference shares of a par value of US$0.0001 each, of which              ordinary share are in issue and outstanding.

5.2         Immediately prior to the Effective Date, the authorised share capital of Second Merger Sub is US$50,000 divided into 500,000,000 ordinary shares of par value US$0.0001 each, of which one (1) share is in issue and outstanding.

5.3         On the Effective Date, the authorised share capital of the Surviving Company will be US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each.

6            Effective Date

6.1         In accordance with section 233(13) of the Companies Act, the Merger shall take effect on the date on which this Plan of Merger is registered by the Registrar of Companies of the Cayman Islands (the Effective Time).

7            Terms of Merger

7.1         The terms and conditions of the Merger, including the manner and basis of converting shares in the Merging Company into shares in the Surviving Company or into other property, are set out in the Merger Agreement. In particular, on the Effective Date, and in accordance with the terms and conditions of the Merger,

(a)         each Purchaser Public Unit issued and outstanding immediately prior to the Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one class A ordinary share of the Purchaser and three-quarters of one Purchaser Public Warrant;

(b)         each Purchaser Ordinary Shares issued and outstanding immediately prior to the Effective Time (other than the Purchaser Treasury Shares, the Purchaser Redeeming Shares and the Purchaser Dissenting Shares) shall be cancelled and automatically converted into the right to receive one Pubco Ordinary Share (as defined in the Merger Agreement);

Annex B-3

(c)         each Purchaser Public Warrant issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into one Pubco Public Warrant (as defined in the Merger Agreement) and each Purchaser Private Warrant issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into one Pubco Private Warrant (as defined in the Merger Agreement);

(d)         each Purchaser Treasury Share shall be cancelled and extinguished without conversion thereof or payment therefor;

(e)         each Purchaser Redeeming Share issued and outstanding immediately prior to the Effective time shall be surrendered and cancelled and shall cease to exist and no consideration shall be delivered and deliverable in exchange therefor;

(f)          each shares in Second Merger Sub issued and outstanding immediately prior to the Effective time shall converted into and exchanged for one validly issued, fully paid and non-assessable shares of a par value of US$0.0001 each of the Surviving Company; and

(g)         each Purchaser Dissenting Share issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and cease to exist in accordance with the procedures set out in section 238 of the Companies Act, and holder of each Purchaser Dissenting Share shall be entitled to receive only the payment resulting from the procedure in section 238 of the Companies Act with respect to the Purchaser Dissenting Shares owned by such holder (unless and until such holder of Dissenting Shares effectively withdraws his demand for, or loses his rights to, dissent from the Merger under the Companies Act).

8            Rights and Restrictions of Shares

8.1         At the Effective Time, the rights and restrictions attaching to the ordinary shares of the Surviving Company shall as set out in the Memorandum and Articles of the Surviving Company (as defined below).

9            Memorandum and Articles

9.1         At the Effective Time, the memorandum and articles of association of the Surviving Company (the Memorandum and Articles of the Surviving Company) shall be the memorandum and articles of association of the Merging Company as in effect immediately prior to the Effective Time, as amended in the form attached at Annexure 1 hereto.

10          Property

10.1       At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges or security interest and all contracts, obligations, claims, debts and liabilities of each Constituent Companies, all as more particularly described in the Merger Agreement.

11          Directors of Surviving Company

11.1       The names and addresses of the directors of the Surviving Company are:

(a)

(b)

12          Director Benefits

12.1       No amounts or benefits have been paid, or shall be payable to any director of any of the Constituent Companies in connection with the Merger, other than by reason of their ownership of the shares or other equity securities in the Purchaser in issue and outstanding immediately prior to the Effective Time.

Annex B-4

13          Secured Creditors

13.1       Each of the Constituent Companies has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

14          Approval and Authorisation

14.1       This Plan of Merger has been approved by the board of directors of each of the Purchaser and the Second Merger Sub pursuant to section 233(3) of the Companies Act.

14.2       This Plan of Merger has been approved by the shareholders of each of the Purchaser and the Second Merger Sub pursuant to section 233(6) of the Companies Act.

15          Variation

15.1       At any time prior to the Effective Time, this Plan of Merger may be amended by the boards of directors of both the Surviving Company and the Merging Company to:

(a)         change the Effective Time, provided that such changed date shall not be a date earlier than the date on which this Plan of Merger is registered with the Registrar of Companies of the Cayman Islands or later than the ninetieth (90th) day after the date of such registration; and

(b)         effect any other changes to this Plan of Merger as the Merger Agreement or this Plan of Merger may expressly authorise the boards of directors of both the Surviving Company and the Merging Company to effect in their discretion, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company.

16          Right of Termination

16.1       At any time prior to the Effective Time, this Plan of Merger may be terminated by the board of directors of any of the Surviving Company and the Merging Company pursuant to the terms and conditions of the Merger Agreement.

17          Governing Law

17.1       This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands. The Constituent Companies hereby agree to submit any dispute arising from this Plan of Merger to the exclusive jurisdiction of the courts of the Cayman Islands.

18          Counterparts

18.1       This Plan of Merger may be executed in counterparts by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signature page to follow]

Annex B-5

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

Signed for and on behalf of: Hero 2
By:
Title
Duly authorised signatory
Signed for and on behalf of: Finnovate Acquisition Corp.
By:
Title
Duly authorised signatory

Annex B-6

Annexure 1

Companies Act (Revised)

Company Limited by Shares

Finnovate Acquisition Corp.

_______________________________________________________

AMENDED AND RESTATED

memorandum of association

(adopted by special resolutions passed on [date] and effective at the Effective Time (as defined in Business Combination Agreement dated as of August 21, 2023 (as amended, restated or supplemented) by and among the Company, Scage Future, Hero 1, Hero 2 and Scage International Limited and other parties thereto)

_______________________________________________________

Annex B-7

Companies Act (Revised)

Company Limited by Shares

Amended and Restated Memorandum of Association

of

Finnovate Acquisition Corp.

(adopted by special resolutions passed on [date] and effective at the Effective Time (as defined in Business Combination Agreement dated as of August 21, 2023 (as amended, restated or supplemented) by and among the Company, Scage Future, Hero 1, Hero 2 and Scage International Limited and other parties thereto)

1       The name of the Company is Finnovate Acquisition Corp..

2       The Company’s registered office will be situated at the office of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place in the Cayman Islands as the directors may at any time decide.

3       The Company’s objects are unrestricted. As provided by section 7(4) of the Companies Act (Revised), the Company has full power and authority to carry out any object not prohibited by any law of the Cayman Islands.

4       The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by section 27 (2) of the Companies Act (Revised), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.

5       Nothing in any of the preceding paragraphs permits the Company to carry on any of the following businesses without being duly licensed, namely:

(a)     the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Act (Revised); or

(b)    insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Act (Revised);or

(c)     the business of company management without being licensed in that behalf under the Companies Management Act (Revised).

6       Unless licensed to do so, the Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of its business carried on outside the Cayman Islands. Despite this, the Company may effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands any of its powers necessary for the carrying on of its business outside the Cayman Islands.

7       The Company is a company limited by shares and accordingly the liability of each member is limited to the amount (if any) unpaid on that member’s shares.

8       The share capital of the Company is USD50,000 divided into 500,000,000 Ordinary shares of par value USD0.0001 each. However, subject to the Companies Act (Revised) and the Company’s articles of association, the Company has power to do any one or more of the following:

(a)     to redeem or repurchase any of its shares; and

(b)    to increase or reduce its capital; and

Annex B-8

(c)     to issue any part of its capital (whether original, redeemed, increased or reduced):

(i)     with or without any preferential, deferred, qualified or special rights, privileges or conditions; or

(ii)    subject to any limitations or restrictions

and unless the condition of issue expressly declares otherwise, every issue of shares (whether declared to be ordinary, preference or otherwise) is subject to this power; or

(d)    to alter any of those rights, privileges, conditions, limitations or restrictions.

9       The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

Annex B-9

Companies Act (Revised)

Company Limited by Shares

Finnovate Acquisition Corp.

________________________________________________________

amended and restated

ARTICLES OF ASSOCIATION

(adopted by special resolutions passed on [date] and effective at the Effective Time (as defined in Business Combination Agreement dated as of August 21, 2023 (as amended, restated or supplemented) by and among the Company, Scage Future, Hero 1, Hero 2 and Scage International Limited and other parties thereto)

________________________________________________________

Annex B-10

Contents

Annex B Page Nos.
1 Definitions, interpretation and exclusion of Table A	B-16
Definitions	B-16
Interpretation	B-17
Exclusion of Table A Articles	B-18
2 Shares	B-18
Power to issue Shares and options, with or without special rights	B-18
Power to issue fractions of a Share	B-18
Power to pay commissions and brokerage fees	B-18
Trusts not recognised	B-18
Power to vary class rights	B-18
Effect of new Share issue on existing class rights	B-19
Capital contributions without issue of further Shares	B-19
No bearer Shares or warrants	B-19
Treasury Shares	B-19
Rights attaching to Treasury Shares and related matters	B-19
3 Share certificates	B-20
Issue of share certificates	B-20
Renewal of lost or damaged share certificates	B-20
4 Lien on Shares	B-20
Nature and scope of lien	B-20
Company may sell Shares to satisfy lien	B-21
Authority to execute instrument of transfer	B-21
Consequences of sale of Shares to satisfy lien	B-21
Application of proceeds of sale	B-21
5 Calls on Shares and forfeiture	B-21
Power to make calls and effect of calls	B-21
Time when call made	B-22
Liability of joint holders	B-22
Interest on unpaid calls	B-22
Deemed calls	B-22
Power to accept early payment	B-22
Power to make different arrangements at time of issue of Shares	B-22
Notice of default	B-22
Forfeiture or surrender of Shares	B-23
Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender	B-23
Effect of forfeiture or surrender on former Member	B-23
Evidence of forfeiture or surrender	B-23
Sale of forfeited or surrendered Shares	B-23
6 Transfer of Shares	B-24
Form of transfer	B-24
Power to refuse registration	B-24
Notice of refusal to register	B-24
Power to suspend registration	B-24
Fee, if any, payable for registration	B-24
Company may retain instrument of transfer	B-24

Annex B-11

Annex B Page Nos.
7 Transmission of Shares	B-24
Persons entitled on death of a Member	B-24
Registration of transfer of a Share following death or bankruptcy	B-24
Indemnity	B-25
Rights of person entitled to a Share following death or bankruptcy	B-25
8 Alteration of capital	B-25
Increasing, consolidating, converting, dividing and cancelling share capital	B-25
Dealing with fractions resulting from consolidation of Shares	B-26
Reducing share capital	B-26
9 Redemption and purchase of own Shares	B-26
Power to issue redeemable Shares and to purchase own Shares	B-26
Power to pay for redemption or purchase in cash or in specie	B-26
Effect of redemption or purchase of a Share	B-26
10 Meetings of Members	B-27
Power to call meetings	B-27
Content of notice	B-27
Period of notice	B-28
Persons entitled to receive notice	B-28
Publication of notice on a website	B-28
Time a website notice is deemed to be given	B-28
Required duration of publication on a website	B-28
Accidental omission to give notice or non-receipt of notice	B-28
11 Proceedings at meetings of Members	B-29
Quorum	B-29
Lack of quorum	B-29
Use of technology	B-29
Chairman	B-29
Right of a director to attend and speak	B-29
Adjournment	B-29
Method of voting	B-30
Outcome of vote by show of hands	B-30
Withdrawal of demand for a poll	B-30
Taking of a poll	B-30
Chairman’s casting vote	B-30
Amendments to resolutions	B-30
Written resolutions	B-31
Sole-member company	B-31
12 Voting rights of Members	B-31
Right to vote	B-31
Rights of joint holders	B-32
Representation of corporate Members	B-32
Member with mental disorder	B-32
Objections to admissibility of votes	B-32
Form of proxy	B-32
How and when proxy is to be delivered	B-33
Voting by proxy	B-33
13 Number of directors	B-33

Annex B-12

Annex B Page Nos.
14 Appointment, disqualification and removal of directors	B-34
First directors	B-34
No age limit	B-34
Corporate directors	B-34
No shareholding qualification	B-34
Appointment of directors	B-34
Removal of directors	B-34
Resignation of directors	B-35
Termination of the office of director	B-35
15 Alternate directors	B-35
Appointment and removal	B-35
Notices	B-36
Rights of alternate director	B-36
Appointment ceases when the appointor ceases to be a director	B-36
Status of alternate director	B-36
Status of the director making the appointment	B-36
16 Powers of directors	B-36
Powers of directors	B-36
Appointments to office	B-37
Remuneration	B-37
Disclosure of information	B-37
17 Delegation of powers	B-38
Power to delegate any of the directors’ powers to a committee	B-38
Power to appoint an agent of the Company	B-38
Power to appoint an attorney or authorised signatory of the Company	B-38
Power to appoint a proxy	B-38
18 Meetings of directors	B-39
Regulation of directors’ meetings	B-39
Calling meetings	B-39
Notice of meetings	B-39
Period of notice	B-39
Use of technology	B-39
Place of meetings	B-39
Quorum	B-39
Voting	B-39
Validity	B-39
Recording of dissent	B-39
Written resolutions	B-40
Sole director’s minute	B-40
19 Permissible directors’ interests and disclosure	B-40
Permissible interests subject to disclosure	B-40
Notification of interests	B-40
Voting where a director is interested in a matter	B-41
20 Minutes	B-41

Annex B-13

Annex B Page Nos.
21 Accounts and audit	B-41
Accounting and other records	B-41
No automatic right of inspection	B-41
Sending of accounts and reports	B-41
Time of receipt if documents are published on a website	B-42
Validity despite accidental error in publication on website	B-42
When accounts are to be audited	B-42
22 Financial year	B-42
23 Record dates	B-42
24 Dividends	B-42
Declaration of dividends by Members	B-42
Payment of interim dividends and declaration of final dividends by directors	B-42
Apportionment of dividends	B-43
Right of set off	B-43
Power to pay other than in cash	B-43
How payments may be made	B-43
Dividends or other moneys not to bear interest in absence of special rights	B-44
Dividends unable to be paid or unclaimed	B-44
25 Capitalisation of profits	B-44
Capitalisation of profits or of any share premium account or capital redemption reserve	B-44
Applying an amount for the benefit of members	B-44
26 Share premium account	B-45
Directors to maintain share premium account	B-45
Debits to share premium account	B-45
27 Seal	B-45
Company seal	B-45
Duplicate seal	B-45
When and how seal is to be used	B-45
If no seal is adopted or used	B-45
Power to allow non-manual signatures and facsimile printing of seal	B-45
Validity of execution	B-46
28 Indemnity	B-46
Indemnity	B-46
Release	B-46
Insurance	B-46
29 Notices	B-47
Form of notices	B-47
Electronic communications	B-47
Persons authorised to give notices	B-47
Delivery of written notices	B-47
Joint holders	B-47
Signatures	B-47
Evidence of transmission	B-48
Giving notice to a deceased or bankrupt Member	B-48
Date of giving notices	B-48
Saving provision	B-48

Annex B-14

Annex B Page Nos.
30 Authentication of Electronic Records	B-48
Application of Articles	B-48
Authentication of documents sent by Members by Electronic means	B-49
Authentication of document sent by the Secretary or Officers of the Company by Electronic means	B-49
Manner of signing	B-49
Saving provision	B-49
31 Transfer by way of continuation	B-50
32 Winding up	B-50
Distribution of assets in specie	B-50
No obligation to accept liability	B-50
The directors are authorised to present a winding up petition	B-50
33 Amendment of Memorandum and Articles	B-50
Power to change name or amend Memorandum	B-50
Power to amend these Articles	B-50

Annex B-15

Companies Act (Revised)

Company Limited by Shares

Amended and Restated Articles of Association

of

Finnovate Acquisition Corp.

(adopted by special resolutions passed on [date] and effective at the Effective Time (as defined in Business Combination Agreement dated as of August 21, 2023 (as amended, restated or supplemented) by and among the Company, Scage Future, Hero 1, Hero 2 and Scage International Limited and other parties thereto)

1            Definitions, interpretation and exclusion of Table A

Definitions

1.1         In these Articles, the following definitions apply:

Act means the Companies Act (Revised).

Articles means, as appropriate:

(a)         these Articles of Association as amended from time to time: or

(b)         two or more particular Articles of these Articles;

and Article refers to a particular Article of these Articles.

Business Day means a day other than a public holiday in the place where the Company’s registered office is located, a Saturday or a Sunday.

Clear Days, in relation to a period of notice, means that period excluding:

(a)         the day when the notice is given or deemed to be given; and

(b)         the day for which it is given or on which it is to take effect.

Company means the above-named company.

Default Rate means 10% (ten per cent) per annum.

Electronic has the meaning given to that term in the Electronic Transactions Act (Revised).

Electronic Record has the meaning given to that term in the Electronic Transactions Act (Revised).

Electronic Signature has the meaning given to that term in the Electronic Transactions Act (Revised).

Fully Paid and Paid Up:

(a)         in relation to a Share with par value, means that the par value for that Share and any premium payable in respect of the issue of that Share, has been fully paid or credited as paid in money or money’s worth;

(b)         in relation to a Share without par value, means that the agreed issue price for that Share has been fully paid or credited as paid in money or money’s worth.

Islands means the British Overseas Territory of the Cayman Islands.

Member means any person or persons entered on the register of members from time to time as the holder of a Share.

Memorandum means the Memorandum of Association of the Company as amended from time to time.

Annex B-16

Officer means a person appointed to hold an office in the Company; and the expression includes a director, alternate director or liquidator, but does not include the Secretary.

Ordinary Resolution means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote. The expression also includes a unanimous written resolution.

Secretary means a person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary.

Share means a share in the share capital of the Company; and the expression:

(a)         includes stock (except where a distinction between shares and stock is expressed or implied); and

(b)         where the context permits, also includes a fraction of a share.

Special Resolution has the meaning given to that term in the Act; and the expression includes a unanimous written resolution.

Treasury Shares means Shares of the Company held in treasury pursuant to the Act and Article 2.12.

Interpretation

1.2         In the interpretation of these Articles, the following provisions apply unless the context otherwise requires:

(a)         A reference in these Articles to a statute is a reference to a statute of the Islands as known by its short title, and includes:

(i)          any statutory modification, amendment or re-enactment; and

(ii)         any subordinate legislation or regulations issued under that statute.

Without limitation to the preceding sentence, a reference to a revised Act of the Cayman Islands is taken to be a reference to the revision of that Act in force from time to time as amended from time to time.

(b)         Headings are inserted for convenience only and do not affect the interpretation of these Articles, unless there is ambiguity.

(c)         If a day on which any act, matter or thing is to be done under these Articles is not a Business Day, the act, matter or thing must be done on the next Business Day.

(d)         A word which denotes the singular also denotes the plural, a word which denotes the plural also denotes the singular, and a reference to any gender also denotes the other genders.

(e)         A reference to a person includes, as appropriate, a company, trust, partnership, joint venture, association, body corporate or government agency.

(f)          Where a word or phrase is given a defined meaning another part of speech or grammatical form in respect to that word or phrase has a corresponding meaning.

(g)         All references to time are to be calculated by reference to time in the place where the Company’s registered office is located.

(h)         The words written and in writing include all modes of representing or reproducing words in a visible form, but do not include an Electronic Record where the distinction between a document in writing and an Electronic Record is expressed or implied.

(i)          The words including, include and in particular or any similar expression are to be construed without limitation.

Annex B-17

Exclusion of Table A Articles

1.3         The regulations contained in Table A in the First Schedule of the Act and any other regulations contained in any statute or subordinate legislation are expressly excluded and do not apply to the Company.

2            Shares

Power to issue Shares and options, with or without special rights

2.1         Subject to the provisions of the Act and the Articles about the redemption and purchase of the Company’s own Shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued Shares of the Company to such persons, at such times and on such terms and conditions as they may decide. No Share may be issued at a discount except in accordance with the provisions of the Act.

2.2         Without limitation to the preceding Article, the directors may so deal with the unissued Shares of the Company:

(a)         either at a premium or at par;

(b)         with or without preferred, deferred or other special rights or restrictions whether in regard to dividend, voting, return of capital or otherwise.

Power to issue fractions of a Share

2.3         Subject to the Act, the Company may issue fractions of a Share of any class. A fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a Share of that class of Shares.

Power to pay commissions and brokerage fees

2.4         The Company may pay a commission to any person in consideration of that person:

(a)         subscribing or agreeing to subscribe, whether absolutely or conditionally; or

(b)         procuring or agreeing to procure subscriptions, whether absolute or conditional for any Shares in the Company. That commission may be satisfied by the payment of cash or the allotment of Fully Paid or partly-paid Shares or partly in one way and partly in another.

2.5         The Company may employ a broker in the issue of its capital and pay him any proper commission or brokerage.

Trusts not recognised

2.6         Except as required by law:

(a)         no person shall be recognised by the Company as holding any Share on any trust; and

(b)         no person other than the Member shall be recognised by the Company as having any right in a Share.

Power to vary class rights

2.7         If the share capital is divided into different classes of Shares then, unless the terms on which a class of Shares was issued state otherwise, the rights attaching to a class of Shares may only be varied if one of the following applies:

(a)         the Members holding two thirds of the issued Shares of that class consent in writing to the variation; or

Annex B-18

(b)         the variation is made with the sanction of a Special Resolution passed at a separate general meeting of the Members holding the issued Shares of that class.

2.8         For the purpose of paragraph (b) of the preceding Article, all the provisions of these Articles relating to general meetings apply, mutatis mutandis, to every such separate meeting except that:

(a)         the necessary quorum shall be one or more persons holding, or representing by proxy, not less than one third of the issued Shares of the class; and

(b)         any Member holding issued Shares of the class, present in person or by proxy or, in the case of a corporate Member, by its duly authorised representative, may demand a poll.

Effect of new Share issue on existing class rights

2.9         Unless the terms on which a class of Shares was issued state otherwise, the rights conferred on the Member holding Shares of any class shall not be deemed to be varied by the creation or issue of further Shares ranking pari passu with the existing Shares of that class.

Capital contributions without issue of further Shares

2.10       With the consent of a Member, the directors may accept a voluntary contribution to the capital of the Company from that Member without issuing Shares in consideration for that contribution. In that event, the contribution shall be dealt with in the following manner:

(a)         It shall be treated as if it were a share premium.

(b)         Unless the Member agrees otherwise:

(i)          if the Member holds Shares in a single class of Shares - it shall be credited to the share premium account for that class of Shares;

(ii)         if the Member holds Shares of more than one class - it shall be credited rateably to the share premium accounts for those classes of Shares (in the proportion that the sum of the issue prices for each class of Shares that the Member holds bears to the total issue prices for all classes of Shares that the Member holds).

(c)         It shall be subject to the provisions of the Act and these Articles applicable to share premiums.

No bearer Shares or warrants

2.11       The Company shall not issue Shares or warrants to bearers.

Treasury Shares

2.12       Shares that the Company purchases, redeems or acquires by way of surrender in accordance with the Act shall be held as Treasury Shares and not treated as cancelled if:

(a)         the directors so determine prior to the purchase, redemption or surrender of those shares; and

(b)         the relevant provisions of the Memorandum and Articles and the Act are otherwise complied with.

Rights attaching to Treasury Shares and related matters

2.13       No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be made to the Company in respect of a Treasury Share.

2.14       The Company shall be entered in the Register as the holder of the Treasury Shares. However:

(a)         the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

Annex B-19

(b)         a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Act.

2.15       Nothing in the preceding Article prevents an allotment of Shares as fully paid bonus shares in respect of a Treasury Share and Shares allotted as fully paid bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.

2.16       Treasury Shares may be disposed of by the Company in accordance with the Act and otherwise on such terms and conditions as the directors determine.

3            Share certificates

Issue of share certificates

3.1         Upon being entered in the register of members as the holder of a Share, a Member shall be entitled:

(a)         without payment, to one certificate for all the Shares of each class held by that Member (and, upon transferring a part of the Member’s holding of Shares of any class, to a certificate for the balance of that holding); and

(b)         upon payment of such reasonable sum as the directors may determine for every certificate after the first, to several certificates each for one or more of that Member’s Shares.

3.2         Every certificate shall specify the number, class and distinguishing numbers (if any) of the Shares to which it relates and whether they are Fully Paid or partly paid up. A certificate may be executed under seal or executed in such other manner as the directors determine.

3.3         The Company shall not be bound to issue more than one certificate for Shares held jointly by several persons and delivery of a certificate for a Share to one joint holder shall be a sufficient delivery to all of them.

Renewal of lost or damaged share certificates

3.4         If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to:

(a)         evidence;

(b)         indemnity;

(c)         payment of the expenses reasonably incurred by the Company in investigating the evidence; and

(d)         payment of a reasonable fee, if any, for issuing a replacement share certificate as the directors may determine, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.

4            Lien on Shares

Nature and scope of lien

4.1         The Company has a first and paramount lien on all Shares (whether Fully Paid or not) registered in the name of a Member (whether solely or jointly with others). The lien is for all moneys payable to the Company by the Member or the Member’s estate:

(a)         either alone or jointly with any other person, whether or not that other person is a Member; and

(b)         whether or not those moneys are presently payable.

4.2         At any time the directors may declare any Share to be wholly or partly exempt from the provisions of this Article.

Annex B-20

Company may sell Shares to satisfy lien

4.3         The Company may sell any Shares over which it has a lien if all of the following conditions are met:

(a)         the sum in respect of which the lien exists is presently payable;

(b)         the Company gives notice to the Member holding the Share (or to the person entitled to it in consequence of the death or bankruptcy of that Member) demanding payment and stating that if the notice is not complied with the Shares may be sold; and

(c)         that sum is not paid within 14 Clear Days after that notice is deemed to be given under these Articles.

4.4         The Shares may be sold in such manner as the directors determine.

4.5         To the maximum extent permitted by law, the directors shall incur no personal liability to the Member concerned in respect of the sale.

Authority to execute instrument of transfer

4.6         To give effect to a sale, the directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The title of the transferee of the Shares shall not be affected by any irregularity or invalidity in the proceedings in respect of the sale.

Consequences of sale of Shares to satisfy lien

4.7         On sale pursuant to the preceding Articles:

(a)         the name of the Member concerned shall be removed from the register of members as the holder of those Shares; and

(b)         that person shall deliver to the Company for cancellation the certificate for those Shares.

Despite this, that person shall remain liable to the Company for all monies which, at the date of sale, were presently payable by him to the Company in respect of those Shares. That person shall also be liable to pay interest on those monies from the date of sale until payment at the rate at which interest was payable before that sale or, failing that, at the Default Rate. The directors may waive payment wholly or in part or enforce payment without any allowance for the value of the Shares at the time of sale or for any consideration received on their disposal.

Application of proceeds of sale

4.8         The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable. Any residue shall be paid to the person whose Shares have been sold:

(a)         if no certificate for the Shares was issued, at the date of the sale; or

(b)         if a certificate for the Shares was issued, upon surrender to the Company of that certificate for cancellation but, in either case, subject to the Company retaining a like lien for all sums not presently payable as existed on the Shares before the sale.

5            Calls on Shares and forfeiture

Power to make calls and effect of calls

5.1         Subject to the terms of allotment, the directors may make calls on the Members in respect of any moneys unpaid on their Shares including any premium. The call may provide for payment to be by instalments. Subject to receiving at least 14 Clear Days’ notice specifying when and where payment is to be made, each Member shall pay to the Company the amount called on his Shares as required by the notice.

Annex B-21

5.2         Before receipt by the Company of any sum due under a call, that call may be revoked in whole or in part and payment of a call may be postponed in whole or in part. Where a call is to be paid in instalments, the Company may revoke the call in respect of all or any remaining instalments in whole or in part and may postpone payment of all or any of the remaining instalments in whole or in part.

5.3         A Member on whom a call is made shall remain liable for that call notwithstanding the subsequent transfer of the Shares in respect of which the call was made. He shall not be liable for calls made after he is no longer registered as Member in respect of those Shares.

Time when call made

5.4         A call shall be deemed to have been made at the time when the resolution of the directors authorising the call was passed.

Liability of joint holders

5.5         Members registered as the joint holders of a Share shall be jointly and severally liable to pay all calls in respect of the Share.

Interest on unpaid calls

5.6         If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid:

(a)         at the rate fixed by the terms of allotment of the Share or in the notice of the call; or

(b)         if no rate is fixed, at the Default Rate.

The directors may waive payment of the interest wholly or in part.

Deemed calls

5.7         Any amount payable in respect of a Share, whether on allotment or on a fixed date or otherwise, shall be deemed to be payable as a call. If the amount is not paid when due the provisions of these Articles shall apply as if the amount had become due and payable by virtue of a call.

Power to accept early payment

5.8         The Company may accept from a Member the whole or a part of the amount remaining unpaid on Shares held by him although no part of that amount has been called up.

Power to make different arrangements at time of issue of Shares

5.9         Subject to the terms of allotment, the directors may make arrangements on the issue of Shares to distinguish between Members in the amounts and times of payment of calls on their Shares.

Notice of default

5.10       If a call remains unpaid after it has become due and payable the directors may give to the person from whom it is due not less than 14 Clear Days’ notice requiring payment of:

(a)         the amount unpaid;

(b)         any interest which may have accrued;

(c)         any expenses which have been incurred by the Company due to that person’s default.

5.11       The notice shall state the following:

(a)         the place where payment is to be made; and

(b)         a warning that if the notice is not complied with the Shares in respect of which the call is made will be liable to be forfeited.

Annex B-22

Forfeiture or surrender of Shares

5.12       If the notice under the preceding Article is not complied with, the directors may, before the payment required by the notice has been received, resolve that any Share the subject of that notice be forfeited. The forfeiture shall include all dividends or other moneys payable in respect of the forfeited Share and not paid before the forfeiture. Despite the foregoing, the directors may determine that any Share the subject of that notice be accepted by the Company as surrendered by the Member holding that Share in lieu of forfeiture.

Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender

5.13       A forfeited or surrendered Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine either to the former Member who held that Share or to any other person. The forfeiture or surrender may be cancelled on such terms as the directors think fit at any time before a sale, re-allotment or other disposition. Where, for the purposes of its disposal, a forfeited or surrendered Share is to be transferred to any person, the directors may authorise some person to execute an instrument of transfer of the Share to the transferee.

Effect of forfeiture or surrender on former Member

5.14       On forfeiture or surrender:

(a)         the name of the Member concerned shall be removed from the register of members as the holder of those Shares and that person shall cease to be a Member in respect of those Shares; and

(b)         that person shall surrender to the Company for cancellation the certificate (if any) for the forfeited or surrendered Shares.

5.15       Despite the forfeiture or surrender of his Shares, that person shall remain liable to the Company for all moneys which at the date of forfeiture or surrender were presently payable by him to the Company in respect of those Shares together with:

(a)         all expenses; and

(b)         interest from the date of forfeiture or surrender until payment:

(i)          at the rate of which interest was payable on those moneys before forfeiture; or

(ii)         if no interest was so payable, at the Default Rate.

The directors, however, may waive payment wholly or in part.

Evidence of forfeiture or surrender

5.16       A declaration, whether statutory or under oath, made by a director or the Secretary shall be conclusive evidence of the following matters stated in it as against all persons claiming to be entitled to forfeited Shares:

(a)         that the person making the declaration is a director or Secretary of the Company, and

(b)         that the particular Shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the Shares.

Sale of forfeited or surrendered Shares

5.17       Any person to whom the forfeited or surrendered Shares are disposed of shall not be bound to see to the application of the consideration, if any, of those Shares nor shall his title to the Shares be affected by any irregularity in, or invalidity of the proceedings in respect of, the forfeiture, surrender or disposal of those Shares.

Annex B-23

6            Transfer of Shares

Form of transfer

6.1         Subject to the following Articles about the transfer of Shares, a Member may transfer Shares to another person by completing an instrument of transfer, in a common form or in a form approved by the directors, executed:

(a)         where the Shares are Fully Paid, by or on behalf of that Member; and

(b)         where the Shares are partly paid, by or on behalf of that Member and the transferee.

Power to refuse registration

6.2         The directors may refuse to register the transfer of a Share to any person. They may do so in their absolute discretion, without giving any reason for their refusal, and irrespective of whether the Share is Fully Paid or the Company has no lien over it.

Notice of refusal to register

6.3         If the directors refuse to register a transfer of a Share, they must send notice of their refusal to the existing Member within two months after the date on which the transfer was lodged with the Company.

Power to suspend registration

6.4         The directors may suspend registration of the transfer of Shares at such times and for such periods, not exceeding 30 days in any calendar year, as they determine.

Fee, if any, payable for registration

6.5         If the directors so decide, the Company may charge a reasonable fee for the registration of any instrument of transfer or other document relating to the title to a Share.

Company may retain instrument of transfer

6.6         The Company shall be entitled to retain any instrument of transfer which is registered; but an instrument of transfer which the directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.

7            Transmission of Shares

Persons entitled on death of a Member

7.1         If a Member dies, the only persons recognised by the Company as having any title to the deceased Members’ interest are the following:

(a)         where the deceased Member was a joint holder, the survivor or survivors; and

(b)         where the deceased Member was a sole holder, that Member’s personal representative or representatives.

7.2         Nothing in these Articles shall release the deceased Member’s estate from any liability in respect of any Share, whether the deceased was a sole holder or a joint holder.

Registration of transfer of a Share following death or bankruptcy

7.3         A person becoming entitled to a Share in consequence of the death or bankruptcy of a Member may elect to do either of the following:

(a)         to become the holder of the Share; or

(b)         to transfer the Share to another person.

Annex B-24

7.4         That person must produce such evidence of his entitlement as the directors may properly require.

7.5         If the person elects to become the holder of the Share, he must give notice to the Company to that effect. For the purposes of these Articles, that notice shall be treated as though it were an executed instrument of transfer.

7.6         If the person elects to transfer the Share to another person then:

(a)         if the Share is Fully Paid, the transferor must execute an instrument of transfer; and

(b)         if the Share is partly paid, the transferor and the transferee must execute an instrument of transfer.

7.7         All the Articles relating to the transfer of Shares shall apply to the notice or, as appropriate, the instrument of transfer.

Indemnity

7.8         A person registered as a Member by reason of the death or bankruptcy of another Member shall indemnify the Company and the directors against any loss or damage suffered by the Company or the directors as a result of that registration.

Rights of person entitled to a Share following death or bankruptcy

7.9         A person becoming entitled to a Share by reason of the death or bankruptcy of a Member shall have the rights to which he would be entitled if he were registered as the holder of the Share. But, until he is registered as Member in respect of the Share, he shall not be entitled to attend or vote at any meeting of the Company or at any separate meeting of the holders of that class of Shares in the Company.

8            Alteration of capital

Increasing, consolidating, converting, dividing and cancelling share capital

8.1         To the fullest extent permitted by the Act, the Company may by Ordinary Resolution do any of the following and amend its Memorandum for that purpose:

(a)         increase its share capital by new Shares of the amount fixed by that Ordinary Resolution and with the attached rights, priorities and privileges set out in that Ordinary Resolution;

(b)         consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)         convert all or any of its Paid Up Shares into stock, and reconvert that stock into Paid Up Shares of any denomination;

(d)         sub-divide its Shares or any of them into Shares of an amount smaller than that fixed by the Memorandum, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(e)         cancel Shares which, at the date of the passing of that Ordinary Resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the Shares so cancelled or, in the case of Shares without nominal par value, diminish the number of Shares into which its capital is divided.

Annex B-25

Dealing with fractions resulting from consolidation of Shares

8.2         Whenever, as a result of a consolidation of Shares, any Members would become entitled to fractions of a Share the directors may on behalf of those Members:

(a)         sell the Shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Act, the Company); and

(b)         distribute the net proceeds in due proportion among those Members.

For that purpose, the directors may authorise some person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall the transferee’s title to the Shares be affected by any irregularity in, or invalidity of, the proceedings in respect of the sale.

Reducing share capital

8.3         Subject to the Act and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may, by Special Resolution, reduce its share capital in any way.

9            Redemption and purchase of own Shares

Power to issue redeemable Shares and to purchase own Shares

9.1         Subject to the Act, and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may by its directors:

(a)         issue Shares that are to be redeemed or liable to be redeemed, at the option of the Company or the Member holding those redeemable Shares, on the terms and in the manner its directors determine before the issue of those Shares;

(b)         with the consent by Special Resolution of the Members holding Shares of a particular class, vary the rights attaching to that class of Shares so as to provide that those Shares are to be redeemed or are liable to be redeemed at the option of the Company on the terms and in the manner which the directors determine at the time of such variation; and

(c)         purchase all or any of its own Shares of any class including any redeemable Shares on the terms and in the manner which the directors determine at the time of such purchase.

The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Act, including out of any combination of the following: capital, its profits and the proceeds of a fresh issue of Shares.

Power to pay for redemption or purchase in cash or in specie

9.2         When making a payment in respect of the redemption or purchase of Shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorised by the terms of the allotment of those Shares, or by the terms applying to those Shares in accordance with Article 9.1, or otherwise by agreement with the Member holding those Shares.

Effect of redemption or purchase of a Share

9.3         Upon the date of redemption or purchase of a Share:

(a)         the Member holding that Share shall cease to be entitled to any rights in respect of the Share other than the right to receive:

(i)          the price for the Share; and

(ii)         any dividend declared in respect of the Share prior to the date of redemption or purchase;

(b)         the Member’s name shall be removed from the register of members with respect to the Share; and

Annex B-26

(c)         the Share shall be cancelled or held as a Treasury Shares, as the directors may determine.

For the purpose of this Article, the date of redemption or purchase is the date when the redemption or purchase falls due.

10          Meetings of Members

Power to call meetings

10.1       The directors may call a general meeting at any time.

10.2       If there are insufficient directors to constitute a quorum and the remaining directors are unable to agree on the appointment of additional directors, the directors must call a general meeting for the purpose of appointing additional directors.

10.3       The directors must also call a general meeting if requisitioned in the manner set out in the next two Articles.

10.4       The requisition must be in writing and given by one or more Members who together hold at least 10% of the rights to vote at such general meeting.

10.5       The requisition must also:

(a)         specify the purpose of the meeting.

(b)         be signed by or on behalf of each requisitioner (and for this purpose each joint holder shall be obliged to sign). The requisition may consist of several documents in like form signed by one or more of the requisitioners.

(c)         be delivered in accordance with the notice provisions.

10.6       Should the directors fail to call a general meeting within 21 Clear Days from the date of receipt of a requisition, the requisitioners or any of them may call a general meeting within three months after the end of that period.

10.7       Without limitation to the foregoing, if there are insufficient directors to constitute a quorum and the remaining directors are unable to agree on the appointment of additional directors, any one or more Members who together hold at least 10% of the rights to vote at a general meeting may call a general meeting for the purpose of considering the business specified in the notice of meeting which shall include as an item of business the appointment of additional directors.

10.8       If the Members call a meeting under the above provisions, the Company shall reimburse their reasonable expenses.

Content of notice

10.9       Notice of a general meeting shall specify each of the following:

(a)         the place, the date and the hour of the meeting;

(b)         if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting;

(c)         subject to paragraph (d), the general nature of the business to be transacted; and

(d)         if a resolution is proposed as a Special Resolution, the text of that resolution.

10.10     In each notice there shall appear with reasonable prominence the following statements:

(a)         that a Member who is entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of that Member; and

(b)         that a proxyholder need not be a Member.

Annex B-27

Period of notice

10.11     At least five Clear Days’ notice of a general meeting must be given to Members. But a meeting may be convened on shorter notice with the consent of the Member or Members who, individually or collectively, hold at least 90% of the voting rights of all those who have a right to vote at that meeting.

Persons entitled to receive notice

10.12     Subject to the provisions of these Articles and to any restrictions imposed on any Shares, the notice shall be given to the following people:

(a)         the Members;

(b)         persons entitled to a Share in consequence of the death or bankruptcy of a Member; and

(c)         the directors.

Publication of notice on a website

10.13     Subject to the Act, a notice of a general meeting may be published on a website providing the recipient is given separate notice of:

(a)         the publication of the notice on the website;

(b)         the place on the website where the notice may be accessed;

(c)         how it may be accessed; and

(d)         the place, date and time of the general meeting.

10.14     If a Member notifies the Company that he is unable for any reason to access the website, the Company must as soon as practicable give notice of the meeting to that Member by any other means permitted by these Articles. But this will not affect when that Member is deemed to have received notice of the meeting.

Time a website notice is deemed to be given

10.15     A website notice is deemed to be given when the Member is given notice of its publication.

Required duration of publication on a website

10.16     Where the notice of meeting is published on a website, it shall continue to be published in the same place on that website from the date of the notification until the conclusion of the meeting to which the notice relates.

Accidental omission to give notice or non-receipt of notice

10.17     Proceedings at a meeting shall not be invalidated by the following:

(a)         an accidental failure to give notice of the meeting to any person entitled to notice; or

(b)         non-receipt of notice of the meeting by any person entitled to notice.

10.18     In addition, where a notice of meeting is published on a website, proceedings at the meeting shall not be invalidated merely because it is accidentally published:

(a)         in a different place on the website; or

(b)         for part only of the period from the date of the notification until the conclusion of the meeting to which the notice relates.

Annex B-28

11          Proceedings at meetings of Members

Quorum

11.1       Save as provided in the following Article, no business shall be transacted at any meeting unless a quorum is present in person or by proxy. A quorum is as follows:

(a)         if the Company has only one Member: that Member;

(b)         if the Company has more than one Member: two Members.

Lack of quorum

11.2       If a quorum is not present within 15 minutes of the time appointed for the meeting, or if at any time during the meeting it becomes inquorate, then the following provisions apply:

(a)         If the meeting was requisitioned by Members, it shall be cancelled.

(b)         In any other case, the meeting shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the directors. If a quorum is not present within 15 minutes of the time appointed for the adjourned meeting, then the Members present in person or by proxy shall constitute a quorum.

Use of technology

11.3       A person may participate in a general meeting through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting. A person participating in this way is deemed to be present in person at the meeting.

Chairman

11.4       The chairman of a general meeting shall be the chairman of the board or such other director as the directors have nominated to chair board meetings in the absence of the chairman of the board. Absent any such person being present within 15 minutes of the time appointed for the meeting, the directors present shall elect one of their number to chair the meeting.

11.5       If no director is present within 15 minutes of the time appointed for the meeting, or if no director is willing to act as chairman, the Members present in person or by proxy and entitled to vote shall choose one of their number to chair the meeting.

Right of a director to attend and speak

11.6       Even if a director is not a Member, he shall be entitled to attend and speak at any general meeting and at any separate meeting of Members holding a particular class of Shares in the Company.

Adjournment

11.7       The chairman may at any time adjourn a meeting with the consent of the Members constituting a quorum. The chairman must adjourn the meeting if so directed by the meeting. No business, however, can be transacted at an adjourned meeting other than business which might properly have been transacted at the original meeting.

11.8       Should a meeting be adjourned for more than seven Clear Days, whether because of a lack of quorum or otherwise, Members shall be given at least seven Clear Days’ notice of the date, time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any notice of the adjournment.

Annex B-29

Method of voting

11.9       A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of the show of hands, a poll is duly demanded. A poll may be demanded:

(a)         by the chairman; or

(b)         by any Member or Members present who, individually or collectively, hold at least 10% of the voting rights of all those who have a right to vote on the resolution.

Outcome of vote by show of hands

11.10     Unless a poll is duly demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting shall be conclusive evidence of the outcome of a show of hands without proof of the number or proportion of the votes recorded in favour of or against the resolution.

Withdrawal of demand for a poll

11.11     The demand for a poll may be withdrawn before the poll is taken, but only with the consent of the chairman. The chairman shall announce any such withdrawal to the meeting and, unless another person forthwith demands a poll, any earlier show of hands on that resolution shall be treated as the vote on that resolution; if there has been no earlier show of hands, then the resolution shall be put to the vote of the meeting.

Taking of a poll

11.12     A poll demanded on the question of adjournment shall be taken immediately.

11.13     A poll demanded on any other question shall be taken either immediately or at an adjourned meeting at such time and place as the chairman directs, not being more than 30 Clear Days after the poll was demanded.

11.14     The demand for a poll shall not prevent the meeting continuing to transact any business other than the question on which the poll was demanded.

11.15     A poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be Members) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held in more than place, the chairman may appoint scrutineers in more than place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.

Chairman’s casting vote

11.16     If the votes on a resolution, whether on a show of hands or on a poll, are equal the chairman may if he wishes exercise a casting vote.

Amendments to resolutions

11.17     An Ordinary Resolution to be proposed at a general meeting may be amended by Ordinary Resolution if:

(a)         not less than 48 hours before the meeting is to take place (or such later time as the chairman of the meeting may determine), notice of the proposed amendment is given to the Company in writing by a Member entitled to vote at that meeting; and

(b)         the proposed amendment does not, in the reasonable opinion of the chairman of the meeting, materially alter the scope of the resolution.

11.18     A Special Resolution to be proposed at a general meeting may be amended by Ordinary Resolution, if:

(a)         the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed, and

(b)         the amendment does not go beyond what the chairman considers is necessary to correct a grammatical or other non-substantive error in the resolution.

Annex B-30

11.19     If the chairman of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairman’s error does not invalidate the vote on that resolution.

Written resolutions

11.20     Members may pass a resolution in writing without holding a meeting if the following conditions are met:

(a)         all Members entitled to vote are given notice of the resolution as if the same were being proposed at a meeting of Members;

(b)         all Members entitled so to vote :

(i)          sign a document; or

(ii)         sign several documents in the like form each signed by one or more of those Members; and

(c)         the signed document or documents is or are delivered to the Company, including, if the Company so nominates, by delivery of an Electronic Record by Electronic means to the address specified for that purpose.

Such written resolution shall be as effective as if it had been passed at a meeting of the Members entitled to vote duly convened and held.

11.21     If a written resolution is described as a Special Resolution or as an Ordinary Resolution, it has effect accordingly.

11.22     The directors may determine the manner in which written resolutions shall be put to Members. In particular, they may provide, in the form of any written resolution, for each Member to indicate, out of the number of votes the Member would have been entitled to cast at a meeting to consider the resolution, how many votes he wishes to cast in favour of the resolution and how many against the resolution or to be treated as abstentions. The result of any such written resolution shall be determined on the same basis as on a poll.

Sole-member company

11.23     If the Company has only one Member, and the Member records in writing his decision on a question, that record shall constitute both the passing of a resolution and the minute of it.

12          Voting rights of Members

Right to vote

12.1       Unless their Shares carry no right to vote, or unless a call or other amount presently payable has not been paid, all Members are entitled to vote at a general meeting, whether on a show of hands or on a poll, and all Members holding Shares of a particular class of Shares are entitled to vote at a meeting of the holders of that class of Shares.

12.2       Members may vote in person or by proxy.

12.3       On a show of hands, every Member shall have one vote. For the avoidance of doubt, an individual who represents two or more Members, including a Member in that individual’s own right, that individual shall be entitled to a separate vote for each Member.

12.4       On a poll a Member shall have one vote for each Share he holds, unless any Share carries special voting rights.

12.5       A fraction of a Share shall entitle its holder to an equivalent fraction of one vote.

12.6       No Member is bound to vote on his Shares or any of them; nor is he bound to vote each of his Shares in the same way.

Annex B-31

Rights of joint holders

12.7       If Shares are held jointly, only one of the joint holders may vote. If more than one of the joint holders tenders a vote, the vote of the holder whose name in respect of those Shares appears first in the register of members shall be accepted to the exclusion of the votes of the other joint holder.

Representation of corporate Members

12.8       Save where otherwise provided, a corporate Member must act by a duly authorised representative.

12.9       A corporate Member wishing to act by a duly authorised representative must identify that person to the Company by notice in writing.

12.10     The authorisation may be for any period of time, and must be delivered to the Company not less than two hours before the commencement of the meeting at which it is first used.

12.11     The directors of the Company may require the production of any evidence which they consider necessary to determine the validity of the notice.

12.12     Where a duly authorised representative is present at a meeting that Member is deemed to be present in person; and the acts of the duly authorised representative are personal acts of that Member.

12.13     A corporate Member may revoke the appointment of a duly authorised representative at any time by notice to the Company; but such revocation will not affect the validity of any acts carried out by the duly authorised representative before the directors of the Company had actual notice of the revocation.

Member with mental disorder

12.14     A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Islands or elsewhere) in matters concerning mental disorder may vote, whether on a show of hands or on a poll, by that Member’s receiver, curator bonis or other person authorised in that behalf appointed by that court.

12.15     For the purpose of the preceding Article, evidence to the satisfaction of the directors of the authority of the person claiming to exercise the right to vote must be received not less than 24 hours before holding the relevant meeting or the adjourned meeting in any manner specified for the delivery of forms of appointment of a proxy, whether in writing or by Electronic means. In default, the right to vote shall not be exercisable.

Objections to admissibility of votes

12.16     An objection to the validity of a person’s vote may only be raised at the meeting or at the adjourned meeting at which the vote is sought to be tendered. Any objection duly made shall be referred to the chairman whose decision shall be final and conclusive.

Form of proxy

12.17     An instrument appointing a proxy shall be in any common form or in any other form approved by the directors.

12.18     The instrument must be in writing and signed in one of the following ways:

(a)         by the Member; or

(b)         by the Member’s authorised attorney; or

(c)         if the Member is a corporation or other body corporate, under seal or signed by an authorised officer, secretary or attorney.

If the directors so resolve, the Company may accept an Electronic Record of that instrument delivered in the manner specified below and otherwise satisfying the Articles about authentication of Electronic Records.

Annex B-32

12.19     The directors may require the production of any evidence which they consider necessary to determine the validity of any appointment of a proxy.

12.20     A Member may revoke the appointment of a proxy at any time by notice to the Company duly signed in accordance with the Article above about signing proxies; but such revocation will not affect the validity of any acts carried out by the proxy before the directors of the Company had actual notice of the revocation.

How and when proxy is to be delivered

12.21     Subject to the following Articles, the form of appointment of a proxy and any authority under which it is signed (or a copy of the authority certified notarially or in any other way approved by the directors) must be delivered so that it is received by the Company at any time before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote. They must be delivered in either of the following ways:

(a)         In the case of an instrument in writing, it must be left at or sent by post:

(i)          to the registered office of the Company; or

(ii)         to such other place within the Islands specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting.

(b)         If, pursuant to the notice provisions, a notice may be given to the Company in an Electronic Record, an Electronic Record of an appointment of a proxy must be sent to the address specified pursuant to those provisions unless another address for that purpose is specified:

(i)          in the notice convening the meeting; or

(ii)         in any form of appointment of a proxy sent out by the Company in relation to the meeting; or

(iii)        in any invitation to appoint a proxy issued by the Company in relation to the meeting.

12.22     Where a poll is taken:

(a)         if it is taken more than seven Clear Days after it is demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered as required under the preceding Article not less than 24 hours before the time appointed for the taking of the poll;

(b)         but if it to be taken within seven Clear Days after it was demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be e delivered as required under the preceding Article not less than two hours before the time appointed for the taking of the poll.

12.23     If the form of appointment of proxy is not delivered on time, it is invalid.

Voting by proxy

12.24     A proxy shall have the same voting rights at a meeting or adjourned meeting as the Member would have had except to the extent that the instrument appointing him limits those rights. Notwithstanding the appointment of a proxy, a Member may attend and vote at a meeting or adjourned meeting. If a Member votes on any resolution a vote by his proxy on the same resolution, unless in respect of different Shares, shall be invalid.

13          Number of directors

Unless otherwise determined by Ordinary Resolution, the minimum number of directors shall be one and the maximum number shall be ten. There shall be no directors, however, until the first director is or the first directors are appointed by the subscriber or subscribers to the Memorandum.

Annex B-33

14          Appointment, disqualification and removal of directors

First directors

14.1       The first directors shall be appointed in writing by the subscriber or subscribers to the Memorandum.

No age limit

14.2       There is no age limit for directors save that they must be aged at least 18 years.

Corporate directors

14.3       Unless prohibited by law, a body corporate may be a director. If a body corporate is a director, the Articles about representation of corporate Members at general meetings apply, mutatis mutandis, to the Articles about directors’ meetings.

No shareholding qualification

14.4       Unless a shareholding qualification for directors is fixed by Ordinary Resolution, no director shall be required to own Shares as a condition of his appointment.

Appointment of directors

14.5       A director may be appointed by Ordinary Resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

14.6       Notwithstanding the other provisions of these Articles, in any case where, as a result of death, the Company has no directors and no shareholders, the personal representatives of the last shareholder to have died have the power, by notice in writing to the Company, to appoint a person to be a director. For the purpose of this Article:

(a)         where two or more shareholders die in circumstances rendering it uncertain who was the last to die, a younger shareholder is deemed to have survived an older shareholder;

(b)         if the last shareholder died leaving a will which disposes of that shareholder’s shares in the Company (whether by way of specific gift, as part of the residuary estate, or otherwise):

(i)          the expression personal representatives of the last shareholder means:

(A)        until a grant of probate in respect of that will has been obtained from the Grand Court of the Cayman Islands, all of the executors named in that will who are living at the time the power of appointment under this Article is exercised; and

(B)        after such grant of probate has been obtained, only such of those executors who have proved that will;

(ii)         without derogating from section 3(1) of the Succession Act (Revised), the executors named in that will may exercise the power of appointment under this Article without first obtaining a grant of probate.

14.7       A remaining director may appoint a director even though there is not a quorum of directors.

14.8       No appointment can cause the number of directors to exceed the maximum; and any such appointment shall be invalid.

Removal of directors

14.9       A director may be removed by Ordinary Resolution.

Annex B-34

Resignation of directors

14.10     A director may at any time resign office by giving to the Company notice in writing or, if permitted pursuant to the notice provisions, in an Electronic Record delivered in either case in accordance with those provisions.

14.11     Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to the Company.

Termination of the office of director

14.12     A director’s office shall be terminated forthwith if:

(a)         he is prohibited by the law of the Islands from acting as a director; or

(b)         he is made bankrupt or makes an arrangement or composition with his creditors generally; or

(c)         in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director; or

(d)         he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(e)         without the consent of the other directors, he is absent from meetings of directors for a continuous period of six months.

15          Alternate directors

Appointment and removal

15.1       Any director may appoint any other person, including another director, to act in his place as an alternate director. No appointment shall take effect until the director has given notice of the appointment to the other directors. Such notice must be given to each other director by either of the following methods:

(a)         by notice in writing in accordance with the notice provisions;

(b)         if the other director has an email address, by emailing to that address a scanned copy of the notice as a PDF attachment (the PDF version being deemed to be the notice unless Article 30.7 applies), in which event notice shall be taken to be given on the date of receipt by the recipient in readable form. For the avoidance of doubt, the same email may be sent to the email address of more than one director (and to the email address of the Company pursuant to Article 15.4(c)).

15.2       Without limitation to the preceding Article, a director may appoint an alternate for a particular meeting by sending an email to his fellow directors informing them that they are to take such email as notice of such appointment for such meeting. Such appointment shall be effective without the need for a signed notice of appointment or the giving of notice to the Company in accordance with Article 15.4.

15.3       A director may revoke his appointment of an alternate at any time. No revocation shall take effect until the director has given notice of the revocation to the other directors. Such notice must be given by either of the methods specified in Article 15.1.

15.4       A notice of appointment or removal of an alternate director must also be given to the Company by any of the following methods:

(a)         by notice in writing in accordance with the notice provisions;

(b)         if the Company has a facsimile address for the time being, by sending by facsimile transmission to that facsimile address a facsimile copy or, otherwise, by sending by facsimile transmission to the facsimile address of the Company’s registered office a facsimile copy (in either case, the facsimile copy being deemed to be the notice unless Article 30.7 applies), in which event notice shall be taken to be given on the date of an error-free transmission report from the sender’s fax machine;

Annex B-35

(c)         if the Company has an email address for the time being, by emailing to that email address a scanned copy of the notice as a PDF attachment or, otherwise, by emailing to the email address provided by the Company’s registered office a scanned copy of the notice as a PDF attachment (in either case, the PDF version being deemed to be the notice unless Article 30.7 applies), in which event notice shall be taken to be given on the date of receipt by the Company or the Company’s registered office (as appropriate) in readable form; or

(d)         if permitted pursuant to the notice provisions, in some other form of approved Electronic Record delivered in accordance with those provisions in writing.

Notices

15.5       All notices of meetings of directors shall continue to be given to the appointing director and not to the alternate.

Rights of alternate director

15.6       An alternate director shall be entitled to attend and vote at any board meeting or meeting of a committee of the directors at which the appointing director is not personally present, and generally to perform all the functions of the appointing director in his absence.

15.7       For the avoidance of doubt:

(a)         if another director has been appointed an alternate director for one or more directors, he shall be entitled to a separate vote in his own right as a director and in right of each other director for whom he has been appointed an alternate; and

(b)         if a person other than a director has been appointed an alternate director for more than one director, he shall be entitled to a separate vote in right of each director for whom he has been appointed an alternate.

15.8       An alternate director, however, is not entitled to receive any remuneration from the Company for services rendered as an alternate director.

Appointment ceases when the appointor ceases to be a director

15.9       An alternate director shall cease to be an alternate director if the director who appointed him ceases to be a director.

Status of alternate director

15.10     An alternate director shall carry out all functions of the director who made the appointment.

15.11     Save where otherwise expressed, an alternate director shall be treated as a director under these Articles.

15.12     An alternate director is not the agent of the director appointing him.

15.13     An alternate director is not entitled to any remuneration for acting as alternate director.

Status of the director making the appointment

15.14     A director who has appointed an alternate is not thereby relieved from the duties which he owes the Company.

16          Powers of directors

Powers of directors

16.1       Subject to the provisions of the Act, the Memorandum and these Articles, the business of the Company shall be managed by the directors who may for that purpose exercise all the powers of the Company.

Annex B-36

16.2       No prior act of the directors shall be invalidated by any subsequent alteration of the Memorandum or these Articles. However, to the extent allowed by the Act, Members may by Special Resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

Appointments to office

16.3       The directors may appoint a director:

(a)         as chairman of the board of directors;

(b)         as managing director;

(c)         to any other executive office

for such period and on such terms, including as to remuneration, as they think fit.

16.4       The appointee must consent in writing to holding that office.

16.5       Where a chairman is appointed he shall, unless unable to do so, preside at every meeting of directors.

16.6       If there is no chairman, or if the chairman is unable to preside at a meeting, that meeting may select its own chairman; or the directors may nominate one of their number to act in place of the chairman should he ever not be available.

16.7       Subject to the provisions of the Act, the directors may also appoint any person, who need not be a director:

(a)         as Secretary; and

(b)         to any office that may be required

for such period and on such terms, including as to remuneration, as they think fit. In the case of an Officer, that Officer may be given any title the directors decide.

16.8       The Secretary or Officer must consent in writing to holding that office.

16.9       A director, Secretary or other Officer of the Company may not the hold the office, or perform the services, of auditor.

Remuneration

16.10     Every director may be remunerated by the Company for the services he provides for the benefit of the Company, whether as director, employee or otherwise, and shall be entitled to be paid for the expenses incurred in the Company’s business including attendance at directors’ meetings.

16.11     A director’s remuneration shall be fixed by the Company by Ordinary Resolution. Unless that resolution provides otherwise, the remuneration shall be deemed to accrue from day to day.

16.12     Remuneration may take any form and may include arrangements to pay pensions, health insurance, death or sickness benefits, whether to the director or to any other person connected to or related to him.

16.13     Unless his fellow directors determine otherwise, a director is not accountable to the Company for remuneration or other benefits received from any other company which is in the same group as the Company or which has common shareholdings.

Disclosure of information

16.14     The directors may release or disclose to a third party any information regarding the affairs of the Company, including any information contained in the register of members relating to a Member, (and they may authorise any director, Officer or other authorised agent of the Company to release or disclose to a third party any such information in his possession) if:

(a)         the Company or that person, as the case may be, is lawfully required to do so under the laws of any jurisdiction to which the Company is subject; or

Annex B-37

(b)         such disclosure is in compliance with the rules of any stock exchange upon which the Company’s shares are listed; or

(c)         such disclosure is in accordance with any contract entered into by the Company; or

(d)         the directors are of the opinion such disclosure would assist or facilitate the Company’s operations.

17          Delegation of powers

Power to delegate any of the directors’ powers to a committee

17.1       The directors may delegate any of their powers to any committee consisting of one or more persons who need not be Members. Persons on the committee may include non-directors so long as the majority of those persons are directors.

17.2       The delegation may be collateral with, or to the exclusion of, the directors’ own powers.

17.3       The delegation may be on such terms as the directors think fit, including provision for the committee itself to delegate to a sub-committee; save that any delegation must be capable of being revoked or altered by the directors at will.

17.4       Unless otherwise permitted by the directors, a committee must follow the procedures prescribed for the taking of decisions by directors.

Power to appoint an agent of the Company

17.5       The directors may appoint any person, either generally or in respect of any specific matter, to be the agent of the Company with or without authority for that person to delegate all or any of that person’s powers. The directors may make that appointment:

(a)         by causing the Company to enter into a power of attorney or agreement; or

(b)         in any other manner they determine.

Power to appoint an attorney or authorised signatory of the Company

17.6       The directors may appoint any person, whether nominated directly or indirectly by the directors, to be the attorney or the authorised signatory of the Company. The appointment may be:

(a)         for any purpose;

(b)         with the powers, authorities and discretions;

(c)         for the period; and

(d)         subject to such conditions

as they think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under these Articles. The directors may do so by power of attorney or any other manner they think fit.

17.7       Any power of attorney or other appointment may contain such provision for the protection and convenience for persons dealing with the attorney or authorised signatory as the directors think fit. Any power of attorney or other appointment may also authorise the attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in that person.

Power to appoint a proxy

17.8       Any director may appoint any other person, including another director, to represent him at any meeting of the directors. If a director appoints a proxy, then for all purposes the presence or vote of the proxy shall be deemed to be that of the appointing director.

Annex B-38

17.9       Articles 15.1 to 15.4 inclusive (relating to the appointment by directors of alternate directors) apply, mutatis mutandis, to the appointment of proxies by directors.

17.10     A proxy is an agent of the director appointing him and is not an officer of the Company.

18          Meetings of directors

Regulation of directors’ meetings

18.1       Subject to the provisions of these Articles, the directors may regulate their proceedings as they think fit.

Calling meetings

18.2       Any director may call a meeting of directors at any time. The Secretary, if any, must call a meeting of the directors if requested to do so by a director.

Notice of meetings

18.3       Every director shall be given notice of a meeting, although a director may waive retrospectively the requirement to be given notice. Notice may be oral.

Period of notice

18.4       At least five Clear Days’ notice of a meeting of directors must be given to directors. But a meeting may be convened on shorter notice with the consent of all directors.

Use of technology

18.5       A director may participate in a meeting of directors through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting.

18.6       A director participating in this way is deemed to be present in person at the meeting.

Place of meetings

18.7       If all the directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is.

Quorum

18.8       The quorum for the transaction of business at a meeting of directors shall be two unless the directors fix some other number or unless the Company has only one director.

Voting

18.9       A question which arises at a board meeting shall be decided by a majority of votes. If votes are equal the chairman may, if he wishes, exercise a casting vote.

Validity

18.10     Anything done at a meeting of directors is unaffected by the fact that it is later discovered that any person was not properly appointed, or had ceased to be a director, or was otherwise not entitled to vote.

Recording of dissent

18.11     A director present at a meeting of directors shall be presumed to have assented to any action taken at that meeting unless:

(a)         his dissent is entered in the minutes of the meeting; or

(b)         he has filed with the meeting before it is concluded signed dissent from that action; or

Annex B-39

(c)         he has forwarded to the Company as soon as practical following the conclusion of that meeting signed dissent.

A director who votes in favour of an action is not entitled to record his dissent to it.

Written resolutions

18.12     The directors may pass a resolution in writing without holding a meeting if all directors sign a document or sign several documents in the like form each signed by one or more of those directors.

18.13     Despite the foregoing, a resolution in writing signed by a validly appointed alternate director or by a validly appointed proxy need not also be signed by the appointing director. But if a written resolution is signed personally by the appointing director, it need not also be signed by his alternate or proxy.

18.14     Such written resolution shall be as effective as if it had been passed at a meeting of the directors duly convened and held; and it shall be treated as having been passed on the day and at the time that the last director signs.

Sole director’s minute

18.15     Where a sole director signs a minute recording his decision on a question, that record shall constitute the passing of a resolution in those terms.

19          Permissible directors’ interests and disclosure

Permissible interests subject to disclosure

19.1       Save as expressly permitted by these Articles or as set out below, a director may not have a direct or indirect interest or duty which conflicts or may possibly conflict with the interests of the Company.

19.2       If, notwithstanding the prohibition in the preceding Article, a director discloses to his fellow directors the nature and extent of any material interest or duty in accordance with the next Article, he may:

(a)         be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is or may otherwise be interested;

(b)         be interested in another body corporate promoted by the Company or in which the Company is otherwise interested. In particular, the director may be a director, secretary or officer of, or employed by, or be a party to any transaction or arrangement with, or otherwise interested in, that other body corporate.

19.3       Such disclosure may be made at a meeting at a meeting of the board or otherwise (and, if otherwise, it must be made in writing). The director must disclose the nature and extent of his direct or indirect interest in or duty in relation to a transaction or arrangement or series of transactions or arrangements with the Company or in which the Company has any material interest.

19.4       If a director has made disclosure in accordance with the preceding Article, then he shall not, by reason only of his office, be accountable to the Company for any benefit that he derives from any such transaction or arrangement or from any such office or employment or from any interest in any such body corporate, and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

Notification of interests

19.5       For the purposes of the preceding Articles:

(a)         a general notice that a director gives to the other directors that he is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that he has an interest in or duty in relation to any such transaction of the nature and extent so specified; and

Annex B-40

(b)         an interest of which a director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

19.6       A director shall not be treated as having an interest in a transaction or arrangement if he has no knowledge of that interest and it is unreasonable to expect the director to have that knowledge.

Voting where a director is interested in a matter

19.7       A director may vote at a meeting of directors on any resolution concerning a matter in which that director has an interest or duty, whether directly or indirectly, so long as that director discloses any material interest pursuant to these Articles. The director shall be counted towards a quorum of those present at the meeting. If the director votes on the resolution, his vote shall be counted.

19.8       Where proposals are under consideration concerning the appointment of two or more directors to offices or employment with the Company or any body corporate in which the Company is interested, the proposals may be divided and considered in relation to each director separately and each of the directors concerned shall be entitled to vote and be counted in the quorum in respect of each resolution except that concerning his or her own appointment.

20          Minutes

The Company shall cause minutes to be made in books kept for the purpose in accordance with the Act.

21          Accounts and audit

Accounting and other records

21.1       The directors must ensure that proper accounting and other records are kept, and that accounts and associated reports are distributed in accordance with the requirements of the Act.

No automatic right of inspection

21.2       Members are only entitled to inspect the Company’s records if they are expressly entitled to do so by law, or by resolution made by the directors or passed by Ordinary Resolution.

Sending of accounts and reports

21.3       The Company’s accounts and associated directors’ report or auditor’s report that are required or permitted to be sent to any person pursuant to any law shall be treated as properly sent to that person if:

(a)         they are sent to that person in accordance with the notice provisions: or

(b)         they are published on a website providing that person is given separate notice of:

(i)          the fact that publication of the documents has been published on the website;

(ii)         the address of the website; and

(iii)        the place on the website where the documents may be accessed; and

(iv)        how they may be accessed.

21.4       If, for any reason, a person notifies the Company that he is unable to access the website, the Company must, as soon as practicable, send the documents to that person by any other means permitted by these Articles. This, however, will not affect when that person is taken to have received the documents under the next Article.

Annex B-41

Time of receipt if documents are published on a website

21.5       Documents sent by being published on a website in accordance with the preceding two Articles are only treated as sent at least five Clear Days before the date of the meeting at which they are to be laid if:

(a)         the documents are published on the website throughout a period beginning at least five Clear Days before the date of the meeting and ending with the conclusion of the meeting; and

(b)         the person is given at least five Clear Days’ notice of the hearing.

Validity despite accidental error in publication on website

21.6       If, for the purpose of a meeting, documents are sent by being published on a website in accordance with the preceding Articles, the proceedings at that meeting are not invalidated merely because:

(a)         those documents are, by accident, published in a different place on the website to the place notified; or

(b)         they are published for part only of the period from the date of notification until the conclusion of that meeting.

When accounts are to be audited

21.7       Unless the directors or the Members, by Ordinary Resolution, so resolve or unless the Act so requires, the Company’s accounts will not be audited. If the Members so resolve, the Company’s accounts shall be audited in the manner determined by Ordinary Resolution. Alternatively, if the directors so resolve, they shall be audited in the manner they determine.

22          Financial year

Unless the directors otherwise specify, the financial year of the Company:

(a)         shall end on 31st December in the year of its incorporation and each following year; and

(b)         shall begin when it was incorporated and on 1st January each following year.

23          Record dates

Except to the extent of any conflicting rights attached to Shares, the directors may fix any time and date as the record date for declaring or paying a dividend or making or issuing an allotment of Shares. The record date may be before or after the date on which a dividend, allotment or issue is declared, paid or made.

24          Dividends

Declaration of dividends by Members

24.1       Subject to the provisions of the Act, the Company may by Ordinary Resolution declare dividends in accordance with the respective rights of the Members but no dividend shall exceed the amount recommended by the directors.

Payment of interim dividends and declaration of final dividends by directors

24.2       The directors may pay interim dividends or declare final dividends in accordance with the respective rights of the Members if it appears to them that they are justified by the financial position of the Company and that such dividends may lawfully be paid.

24.3       Subject to the provisions of the Act, in relation to the distinction between interim dividends and final dividends, the following applies:

(a)         Upon determination to pay a dividend or dividends described as interim by the directors in the dividend resolution, no debt shall be created by the declaration until such time as payment is made.

Annex B-42

(b)         Upon declaration of a dividend or dividends described as final by the directors in the dividend resolution, a debt shall be created immediately following the declaration, the due date to be the date the dividend is stated to be payable in the resolution.

If the resolution fails to specify whether a dividend is final or interim, it shall be assumed to be interim.

24.4       In relation to Shares carrying differing rights to dividends or rights to dividends at a fixed rate, the following applies:

(a)         If the share capital is divided into different classes, the directors may pay dividends on Shares which confer deferred or non-preferred rights with regard to dividends as well as on Shares which confer preferential rights with regard to dividends but no dividend shall be paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.

(b)         The directors may also pay, at intervals settled by them, any dividend payable at a fixed rate if it appears to them that there are sufficient funds of the Company lawfully available for distribution to justify the payment.

(c)         If the directors act in good faith, they shall not incur any liability to the Members holding Shares conferring preferred rights for any loss those Members may suffer by the lawful payment of the dividend on any Shares having deferred or non-preferred rights.

Apportionment of dividends

24.5       Except as otherwise provided by the rights attached to Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amount paid up on the Shares during the time or part of the time in respect of which the dividend is paid. But if a Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.

Right of set off

24.6       The directors may deduct from a dividend or any other amount payable to a person in respect of a Share any amount due by that person to the Company on a call or otherwise in relation to a Share.

Power to pay other than in cash

24.7        If the directors so determine, any resolution declaring a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets. If a difficulty arises in relation to the distribution, the directors may settle that difficulty in any way they consider appropriate. For example, they may do any one or more of the following:

(a)         issue fractional Shares;

(b)         fix the value of assets for distribution and make cash payments to some Members on the footing of the value so fixed in order to adjust the rights of Members; and

(c)         vest some assets in trustees.

How payments may be made

24.8       A dividend or other monies payable on or in respect of a Share may be paid in any of the following ways:

(a)         if the Member holding that Share or other person entitled to that Share nominates a bank account for that purpose - by wire transfer to that bank account; or

(b)         by cheque or warrant sent by post to the registered address of the Member holding that Share or other person entitled to that Share.

24.9       For the purpose of paragraph (a) of the preceding Article, the nomination may be in writing or in an Electronic Record and the bank account nominated may be the bank account of another person. For the purpose of paragraph (b) of the preceding Article, subject to any applicable law or regulation, the cheque or

Annex B-43

warrant shall be made to the order of the Member holding that Share or other person entitled to the Share or to his nominee, whether nominated in writing or in an Electronic Record, and payment of the cheque or warrant shall be a good discharge to the Company.

24.10     If two or more persons are registered as the holders of the Share or are jointly entitled to it by reason of the death or bankruptcy of the registered holder (Joint Holders), a dividend (or other amount) payable on or in respect of that Share may be paid as follows:

(a)         to the registered address of the Joint Holder of the Share who is named first on the register of members or to the registered address of the deceased or bankrupt holder, as the case may be; or

(b)         to the address or bank account of another person nominated by the Joint Holders, whether that nomination is in writing or in an Electronic Record.

24.11     Any Joint Holder of a Share may give a valid receipt for a dividend (or other amount) payable in respect of that Share.

Dividends or other moneys not to bear interest in absence of special rights

24.12     Unless provided for by the rights attached to a Share, no dividend or other monies payable by the Company in respect of a Share shall bear interest.

Dividends unable to be paid or unclaimed

24.13     If a dividend cannot be paid to a Member or remains unclaimed within six weeks after it was declared or both, the directors may pay it into a separate account in the Company’s name. If a dividend is paid into a separate account, the Company shall not be constituted trustee in respect of that account and the dividend shall remain a debt due to the Member.

24.14     A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the Company.

25          Capitalisation of profits

Capitalisation of profits or of any share premium account or capital redemption reserve

25.1       The directors may resolve to capitalise:

(a)         any part of the Company’s profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)         any sum standing to the credit of the Company’s share premium account or capital redemption reserve, if any.

The amount resolved to be capitalised must be appropriated to the Members who would have been entitled to it had it been distributed by way of dividend and in the same proportions. The benefit to each Member so entitled must be given in either or both of the following ways:

(a)         by paying up the amounts unpaid on that Member’s Shares;

(b)         by issuing Fully Paid Shares, debentures or other securities of the Company to that Member or as that Member directs. The directors may resolve that any Shares issued to the Member in respect of partly paid Shares (Original Shares) rank for dividend only to the extent that the Original Shares rank for dividend while those Original Shares remain partly paid.

Applying an amount for the benefit of members

25.2       The amount capitalised must be applied to the benefit of Members in the proportions to which the Members would have been entitled to dividends if the amount capitalised had been distributed as a dividend.
Annex B-44

25.3       Subject to the Act, if a fraction of a Share, a debenture, or other security is allocated to a Member, the directors may issue a fractional certificate to that Member or pay him the cash equivalent of the fraction.

26          Share premium account

Directors to maintain share premium account

26.1       The directors shall establish a share premium account in accordance with the Act. They shall carry to the credit of that account from time to time an amount equal to the amount or value of the premium paid on the issue of any Share or capital contributed or such other amounts required by the Act.

Debits to share premium account

26.2       The following amounts shall be debited to any share premium account:

(a)         on the redemption or purchase of a Share, the difference between the nominal value of that Share and the redemption or purchase price; and

(b)         any other amount paid out of a share premium account as permitted by the Act.

26.3       Notwithstanding the preceding Article, on the redemption or purchase of a Share, the directors may pay the difference between the nominal value of that Share and the redemption purchase price out of the profits of the Company or, as permitted by the Act, out of capital.

27          Seal

Company seal

27.1       The Company may have a seal if the directors so determine.

Duplicate seal

27.2       Subject to the provisions of the Act, the Company may also have a duplicate seal or seals for use in any place or places outside the Islands. Each duplicate seal shall be a facsimile of the original seal of the Company. However, if the directors so determine, a duplicate seal shall have added on its face the name of the place where it is to be used.

When and how seal is to be used

27.3       A seal may only be used by the authority of the directors. Unless the directors otherwise determine, a document to which a seal is affixed must be signed in one of the following ways:

(a)         by a director (or his alternate) and the Secretary; or

(b)         by a single director (or his alternate).

If no seal is adopted or used

27.4       If the directors do not adopt a seal, or a seal is not used, a document may be executed in the following manner:

(a)         by a director (or his alternate) and the Secretary; or

(b)         by a single director (or his alternate); or

(c)         in any other manner permitted by the Act.

Power to allow non-manual signatures and facsimile printing of seal

27.5       The directors may determine that either or both of the following applies:

(a)         that the seal or a duplicate seal need not be affixed manually but may be affixed by some other method or system of reproduction;

Annex B-45

(b)         that a signature required by these Articles need not be manual but may be a mechanical or Electronic Signature.

Validity of execution

27.6       If a document is duly executed and delivered by or on behalf of the Company, it shall not be regarded as invalid merely because, at the date of the delivery, the Secretary, or the director, or other Officer or person who signed the document or affixed the seal for and on behalf of the Company ceased to be the Secretary or hold that office and authority on behalf of the Company.

28          Indemnity

Indemnity

28.1       To the extent permitted by law, the Company shall indemnify each existing or former Secretary, director (including alternate director), and other Officer of the Company (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)         all actions, proceedings, claims, demands, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former Secretary, director (including alternate director) or Officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former Secretary’s, director’s (including alternate director’s) or Officer’s duties, powers, authorities or discretions; and

(b)         without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former Secretary, director or Officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Islands or elsewhere.

No such existing or former Secretary, director (including alternate director) or Officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

28.2       To the extent permitted by law, the Company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former Secretary, director (including alternate director)or Officer of the Company in respect of any matter identified in paragraph (a) or paragraph (b) of the preceding Article on condition that the Secretary or Officer must repay the amount paid by the Company to the extent that it is ultimately found not liable to indemnify the Secretary, director (including alternate director) or that Officer for those legal costs.

Release

28.3       To the extent permitted by law, the Company may by Special Resolution release any existing or former director (including alternate director), Secretary or other Officer of the Company from liability for any loss or damage or right to compensation which may arise out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of his office; but there may be no release from liability arising out of or in connection with that person’s own dishonesty.

Insurance

28.4       To the extent permitted by law, the Company may pay, or agree to pay, a premium in respect of a contract insuring each of the following persons against risks determined by the directors, other than liability arising out of that person’s own dishonesty:

(a)         an existing or former director (including alternate director), Secretary or Officer or auditor of:

(i)          the Company;

(ii)         a company which is or was a subsidiary of the Company;

(iii)        a company in which the Company has or had an interest (whether direct or indirect); and

Annex B-46

(b)         a trustee of an employee or retirement benefits scheme or other trust in which any of the persons referred to in paragraph (a) is or was interested.

29          Notices

Form of notices

29.1       Save where these Articles provide otherwise, any notice to be given to or by any person pursuant to these Articles shall be:

(a)         in writing signed by or on behalf of the giver in the manner set out below for written notices; or

(b)         subject to the next Article, in an Electronic Record signed by or on behalf of the giver by Electronic Signature and authenticated in accordance with Articles about authentication of Electronic Records; or

(c)         where these Articles expressly permit, by the Company by means of a website.

Electronic communications

29.2       Without limitation to Articles 15.1 to 15.4 inclusive (relating to the appointment and removal by directors of alternate directors) and to Articles 17.8 to 17.10 inclusive (relating to the appointment by directors of proxies), a notice may only be given to the Company in an Electronic Record if:

(a)         the directors so resolve;

(b)         the resolution states how an Electronic Record may be given and, if applicable, specifies an email address for the Company; and

(c)         the terms of that resolution are notified to the Members for the time being and, if applicable, to those directors who were absent from the meeting at which the resolution was passed.

If the resolution is revoked or varied, the revocation or variation shall only become effective when its terms have been similarly notified.

29.3       A notice may not be given by Electronic Record to a person other than the Company unless the recipient has notified the giver of an Electronic address to which notice may be sent.

Persons authorised to give notices

29.4       A notice by either the Company or a Member pursuant to these Articles may be given on behalf of the Company or a Member by a director or company secretary of the Company or a Member.

Delivery of written notices

29.5       Save where these Articles provide otherwise, a notice in writing may be given personally to the recipient, or left at (as appropriate) the Member’s or director’s registered address or the Company’s registered office, or posted to that registered address or registered office.

Joint holders

29.6       Where Members are joint holders of a Share, all notices shall be given to the Member whose name first appears in the register of members.

Signatures

29.7       A written notice shall be signed when it is autographed by or on behalf of the giver, or is marked in such a way as to indicate its execution or adoption by the giver.

29.8       An Electronic Record may be signed by an Electronic Signature.

Annex B-47

Evidence of transmission

29.9       A notice given by Electronic Record shall be deemed sent if an Electronic Record is kept demonstrating the time, date and content of the transmission, and if no notification of failure to transmit is received by the giver.

29.10     A notice given in writing shall be deemed sent if the giver can provide proof that the envelope containing the notice was properly addressed, pre-paid and posted, or that the written notice was otherwise properly transmitted to the recipient.

Giving notice to a deceased or bankrupt Member

29.11     A notice may be given by the Company to the persons entitled to a Share in consequence of the death or bankruptcy of a Member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a Member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like description, at the address, if any, supplied for that purpose by the persons claiming to be so entitled.

29.12     Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

Date of giving notices

29.13     A notice is given on the date identified in the following table.

Method for giving notices	When taken to be given
Personally	At the time and date of delivery
By leaving it at the member’s registered address	At the time and date it was left
If the recipient has an address within the Islands, by posting it by prepaid post to the street or postal address of that recipient	48 hours after it was posted
If the recipient has an address outside the Islands, by posting it by prepaid airmail to the street or postal address of that recipient	7 Clear Days after posting
By Electronic Record (other than publication on a website), to recipient’s Electronic address	Within 24 hours after it was sent
By publication on a website	See the Articles about the time when notice of a meeting of Members or accounts and reports, as the case may be, are published on a website

Saving provision

29.14     None of the preceding notice provisions shall derogate from the Articles about the delivery of written resolutions of directors and written resolutions of Members.

30          Authentication of Electronic Records

Application of Articles

30.1       Without limitation to any other provision of these Articles, any notice, written resolution or other document under these Articles that is sent by Electronic means by a Member, or by the Secretary, or by a director or other Officer of the Company, shall be deemed to be authentic if either Article 30.2 or Article 30.4 applies.

Annex B-48

Authentication of documents sent by Members by Electronic means

30.2       An Electronic Record of a notice, written resolution or other document sent by Electronic means by or on behalf of one or more Members shall be deemed to be authentic if the following conditions are satisfied:

(a)         the Member or each Member, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by one or more of those Members; and

(b)         the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, that Member to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)         Article 30.7 does not apply.

30.3       For example, where a sole Member signs a resolution and sends the Electronic Record of the original resolution, or causes it to be sent, by facsimile transmission to the address in these Articles specified for that purpose, the facsimile copy shall be deemed to be the written resolution of that Member unless Article 30.7 applies.

Authentication of document sent by the Secretary or Officers of the Company by Electronic means

30.4       An Electronic Record of a notice, written resolution or other document sent by or on behalf of the Secretary or an Officer or Officers of the Company shall be deemed to be authentic if the following conditions are satisfied:

(a)         the Secretary or the Officer or each Officer, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by the Secretary or one or more of those Officers; and

(b)         the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, the Secretary or that Officer to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)         Article 30.7 does not apply.

This Article applies whether the document is sent by or on behalf of the Secretary or Officer in his own right or as a representative of the Company.

30.5       For example, where a sole director signs a resolution and scans the resolution, or causes it to be scanned, as a PDF version which is attached to an email sent to the address in these Articles specified for that purpose, the PDF version shall be deemed to be the written resolution of that director unless Article 30.7 applies.

Manner of signing

30.6       For the purposes of these Articles about the authentication of Electronic Records, a document will be taken to be signed if it is signed manually or in any other manner permitted by these Articles.

Saving provision

30.7       A notice, written resolution or other document under these Articles will not be deemed to be authentic if the recipient, acting reasonably:

(a)         believes that the signature of the signatory has been altered after the signatory had signed the original document; or

(b)         believes that the original document, or the Electronic Record of it, was altered, without the approval of the signatory, after the signatory signed the original document; or

(c)         otherwise doubts the authenticity of the Electronic Record of the document

Annex B-49

and the recipient promptly gives notice to the sender setting the grounds of its objection. If the recipient invokes this Article, the sender may seek to establish the authenticity of the Electronic Record in any way the sender thinks fit.

31          Transfer by way of continuation

31.1       The Company may, by Special Resolution, resolve to be registered by way of continuation in a jurisdiction outside:

(a)         the Islands; or

(b)         such other jurisdiction in which it is, for the time being, incorporated, registered or existing.

31.2       To give effect to any resolution made pursuant to the preceding Article, the directors may cause the following:

(a)         an application be made to the Registrar of Companies to deregister the Company in the Islands or in the other jurisdiction in which it is for the time being incorporated, registered or existing; and

(b)         all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

32          Winding up

Distribution of assets in specie

32.1       If the Company is wound up, the Members may, subject to these Articles and any other sanction required by the Act, pass a Special Resolution allowing the liquidator to do either or both of the following:

(a)         to divide in specie among the Members the whole or any part of the assets of the Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the Members or different classes of Members;

(b)         to vest the whole or any part of the assets in trustees for the benefit of Members and those liable to contribute to the winding up.

No obligation to accept liability

32.2       No Member shall be compelled to accept any assets if an obligation attaches to them.

The directors are authorised to present a winding up petition

32.3       The directors have the authority to present a petition for the winding up of the Company to the Grand Court of the Cayman Islands on behalf of the Company without the sanction of a resolution passed at a general meeting.

33          Amendment of Memorandum and Articles

Power to change name or amend Memorandum

33.1       Subject to the Act, the Company may, by Special Resolution:

(a)         change its name; or

(b)         change the provisions of its Memorandum with respect to its objects, powers or any other matter specified in the Memorandum.

Power to amend these Articles

33.2       Subject to the Act and as provided in these Articles, the Company may, by Special Resolution, amend these Articles in whole or in part.

Annex B-50

Annex C

Companies Act (Revised)

Company Limited by Shares

_________________________________________

amended and restated
memorandum of association
OF
scage future

_________________________________________

Adopted by special resolution on            and effective on

Companies Act (Revised)

Company Limited by Shares

Amended and Restated

Memorandum of Association

of

Scage Future

Adopted by special resolution on            and effective on

1            The name of the Company is Scage Future.

2            The Company’s registered office will be situated at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands or at such other place in the Cayman Islands as the directors may at any time decide.

3            The Company’s objects are unrestricted. As provided by section 7(4) of the Companies Act (Revised), the Company has full power and authority to carry out any object not prohibited by any law of the Cayman Islands.

4            The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by section 27 (2) of the Companies Act (Revised), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.

5            Nothing in any of the preceding paragraphs permits the Company to carry on any of the following businesses without being duly licensed, namely:

(a)         the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Act (Revised); or

(b)         insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Act (Revised); or

(c)         the business of company management without being licensed in that behalf under the Companies Management Act (Revised).

6            The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of its business carried on outside the Cayman Islands. Despite this, the Company may effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands any of its powers necessary for the carrying on of its business outside the Cayman Islands.

7            The Company is a company limited by shares and accordingly the liability of each member is limited to the amount (if any) unpaid on that member’s shares.

8            The authorised share capital of the Company is US$50,000 divided into 500,000,000 Shares comprising (i) 400,000,000 Ordinary Shares of US$0.0001 par value each; and (ii) 100,000,000 Shares of US$0.0001 par value each of such class or classes (however designated) as the Board may determine in accordance with Article 2.4 of the Articles. However, subject to the Companies Act (Revised) and the Company’s articles of association, the Company has power to do any one or more of the following:

(a)         redeem or repurchase any of its shares;

(b)         increase or reduce its capital;

(c)         issue any part of its capital (whether original, redeemed, increased or reduced):

(i)          with or without any preferential, deferred, qualified or special rights, privileges or conditions; or

(ii)         subject to any limitations or restrictions

and unless the condition of issue expressly declares otherwise, every issue of shares (whether declared to be ordinary, preference or otherwise) is subject to this power; and

(d)         alter any of those rights, privileges, conditions, limitations or restrictions.

9            The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

Companies Act (Revised)

Company Limited By Shares

_________________________________________

AMENDED AND RESTATED
articles of association
of
Scage FUture

_________________________________________

(Adopted by special resolution passed on            and effective on           )

Contents

Annex C Page Nos.
1 Definitions, interpretation and exclusion of Table A	C-1
Definitions	C-1
Interpretation	C-3
Exclusion of Table A Articles	C-3
2 Shares	C-4
Power to issue Shares and options, with or without special rights	C-4
Power to pay commissions and brokerage fees	C-5
Trusts not recognised	C-5
Security interests	C-5
Power to vary class rights	C-5
Effect of new Share issue on existing class rights	C-6
No bearer Shares or warrants	C-6
Treasury Shares	C-6
Rights attaching to Treasury Shares and related matters	C-6
Register of Members	C-7
Annual Return	C-7
3 Share certificates	C-7
Issue of share certificates	C-7
Renewal of lost or damaged share certificates	C-7
4 Lien on Shares	C-8
Nature and scope of lien	C-8
Company may sell Shares to satisfy lien	C-8
Authority to execute instrument of transfer	C-8
Consequences of sale of Shares to satisfy lien	C-8
Application of proceeds of sale	C-9
5 Calls on Shares and forfeiture	C-9
Power to make calls and effect of calls	C-9
Time when call made	C-9
Liability of joint holders	C-9
Interest on unpaid calls	C-9
Deemed calls	C-9
Power to accept early payment	C-10
Power to make different arrangements at time of issue of Shares	C-10
Notice of default	C-10
Forfeiture or surrender of Shares	C-10
Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender	C-10
Effect of forfeiture or surrender on former Member	C-10
Evidence of forfeiture or surrender	C-11
Sale of forfeited or surrendered Shares	C-11
6 Transfer of Shares	C-11
Form of Transfer	C-11
Power to refuse registration for Shares not listed on a Designated Stock Exchange	C-11
Suspension of transfers	C-12
Company may retain instrument of transfer	C-12
Notice of refusal to register	C-12
7 Transmission of Shares	C-12
Persons entitled on death of a Member	C-12
Registration of transfer of a Share following death or bankruptcy	C-12

Annex C-i

Annex C Page Nos.
Indemnity	C-13
Rights of person entitled to a Share following death or bankruptcy	C-13
8 Alteration of capital	C-13
Increasing, consolidating, converting, dividing and cancelling share capital	C-13
Dealing with fractions resulting from consolidation of Shares	C-13
Reducing share capital	C-13
9 Redemption and purchase of own Shares	C-14
Power to issue redeemable Shares and to purchase own Shares	C-14
Power to pay for redemption or purchase in cash or in specie	C-14
Effect of redemption or purchase of a Share	C-14
10 Meetings of Members	C-14
Annual and extraordinary general meetings	C-14
Power to call meetings	C-15
Content of notice	C-15
Period of notice	C-16
Persons entitled to receive notice	C-16
Accidental omission to give notice or non-receipt of notice	C-16
11 Proceedings at meetings of Members	C-16
Quorum	C-16
Lack of quorum	C-16
Chairman	C-17
Right of a Director to attend and speak	C-17
Accommodation of Members at meeting	C-17
Security	C-17
Adjournment	C-17
Method of voting	C-18
Outcome of vote by show of hands	C-18
Withdrawal of demand for a poll	C-18
Taking of a poll	C-18
Chairman’s casting vote	C-18
Written resolutions	C-18
Sole-Member Company	C-19
12 Voting rights of Members	C-19
Right to vote	C-19
Rights of joint holders	C-19
Representation of corporate Members	C-19
Member with mental disorder	C-20
Objections to admissibility of votes	C-20
Form of proxy	C-20
How and when proxy is to be delivered	C-20
Voting by proxy	C-22
13 Number of Directors	C-22
14 Appointment, disqualification and removal of Directors	C-22
First Directors	C-22
No age limit	C-22
Corporate Directors	C-22
No shareholding qualification	C-22
Appointment of Directors	C-22
Board’s power to appoint Directors	C-22

Annex C-ii

Annex C Page Nos.
Removal of Directors	C-23
Resignation of Directors	C-23
Termination of the office of Director	C-23
15 Alternate Directors	C-23
Appointment and removal	C-23
Notices	C-24
Rights of alternate Director	C-24
Appointment ceases when the appointor ceases to be a Director	C-24
Status of alternate Director	C-24
Status of the Director making the appointment	C-24
16 Powers of Directors	C-25
Powers of Directors	C-25
Directors below the minimum number	C-25
Appointments to office	C-25
Provisions for employees	C-25
Exercise of voting rights	C-26
Remuneration	C-26
Disclosure of information	C-26
17 Delegation of powers	C-26
Power to delegate any of the Directors’ powers to a committee	C-26
Local boards	C-27
Power to appoint an agent of the Company	C-27
Power to appoint an attorney or authorised signatory of the Company	C-27
Borrowing Powers	C-28
Corporate Governance	C-28
18 Meetings of Directors	C-28
Regulation of Directors’ meetings	C-28
Calling meetings	C-28
Notice of meetings	C-28
Use of technology	C-28
Quorum	C-28
Chairman or deputy to preside	C-28
Voting	C-29
Recording of dissent	C-29
Written resolutions	C-29
Validity of acts of Directors in spite of formal defect	C-29
19 Permissible Directors’ interests and disclosure	C-29
20 Minutes	C-30
21 Accounts and audit	C-30
Auditors	C-30
22 Record dates	C-31
23 Dividends	C-31
Source of dividends	C-31
Declaration of dividends by Members	C-31
Payment of interim dividends and declaration of final dividends by Directors	C-31
Apportionment of dividends	C-32
Right of set off	C-32
Power to pay other than in cash	C-32
How payments may be made	C-32

Annex C-iii

Annex C Page Nos.
Dividends or other monies not to bear interest in absence of special rights	C-33
Dividends unable to be paid or unclaimed	C-33
24 Capitalisation of profits	C-33
Capitalisation of profits or of any share premium account or capital redemption reserve;	C-33
Applying an amount for the benefit of Members	C-33
25 Share Premium Account	C-33
Directors to maintain share premium account	C-33
Debits to share premium account	C-34
26 Seal	C-34
Company seal	C-34
Duplicate seal	C-34
When and how seal is to be used	C-34
If no seal is adopted or used	C-34
Power to allow non-manual signatures and facsimile printing of seal	C-34
Validity of execution	C-34
27 Indemnity	C-35
Release	C-35
Insurance	C-35
28 Notices	C-36
Form of notices	C-36
Electronic communications	C-36
Persons entitled to notices	C-37
Persons authorised to give notices	C-37
Delivery of written notices	C-37
Joint holders	C-37
Signatures	C-37
Giving notice to a deceased or bankrupt Member	C-37
Date of giving notices	C-38
Saving provision	C-38
29 Authentication of Electronic Records	C-38
Application of Articles	C-38
Authentication of documents sent by Members by Electronic means	C-38
Authentication of document sent by the Secretary or Officers of the Company by Electronic means	C-38
Manner of signing	C-39
Saving provision	C-39
30 Transfer by way of continuation	C-39
31 Winding up	C-40
Distribution of assets in specie	C-40
No obligation to accept liability	C-40
32 Amendment of Memorandum and Articles	C-40
Power to change name or amend Memorandum	C-40
Power to amend these Articles	C-40

Annex C-iv

Companies Act (Revised)

Company Limited by Shares

Amended and Restated
Articles of Association

of

Scage Future

(Adopted by special resolution passed on            and effective on           )

1            Definitions, interpretation and exclusion of Table A

Definitions

1.1         In these Articles, the following definitions apply:

Act means the Companies Act (Revised) of the Cayman Islands, including any statutory modification or re-enactment thereof for the time being in force;

Articles means, as appropriate:

(a)         these articles of association as amended from time to time: or

(b)         two or more particular articles of these Articles;

and Article refers to a particular article of these Articles;

Auditors means the auditor or auditors for the time being of the Company;

Board means the board of Directors from time to time;

Business Day means a day when banks in Grand Cayman, the Cayman Islands are open for the transaction of normal banking business and for the avoidance of doubt, shall not include a Saturday, Sunday or public holiday in the Cayman Islands;

Cayman Islands means the British Overseas Territory of the Cayman Islands;

Clear Days, in relation to a period of notice, means that period of calendar days excluding:

(a)         the calendar day when the notice is given or deemed to be given; and

(b)         the calendar day for which it is given or on which it is to take effect;

Commission means Securities and Exchange Commission of the United States of America or other federal agency for the time being administering the U.S. Securities Act;

Company means the above-named company;

Default Rate means ten per cent per annum;

Designated Stock Exchanges means the Nasdaq Capital Market in the United States of America for so long as the Company’s Shares are there listed and any other stock exchange on which the Company’s Shares are listed for trading;

Designated Stock Exchange Rules means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares or on the Designated Stock Exchanges;

Directors means the directors for the time being of the Company and the expression Director shall be construed accordingly;

Annex C-1

Electronic has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands;

Electronic Record has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands;

Electronic Signature has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands;

Fully Paid Up means:

(a)         in relation to a Share with par value, means that the par value for that Share and any premium payable in respect of the issue of that Share, has been fully paid or credited as paid in money or money’s worth; and

(b)         in relation to a Share without par value, means that the agreed issue price for that Share has been fully paid or credited as paid in money or money’s worth;

General Meeting means a general meeting of the Company duly constituted in accordance with the Articles;

Independent Director means a Director who is an independent director as defined in the Designated Stock Exchange Rules as determined by the Board;

Member means any person or persons entered on the register of Members from time to time as the holder of a Share;

Memorandum means the memorandum of association of the Company as amended from time to time;

month means a calendar month;

Officer means a person appointed to hold an office in the Company including a Director, alternate Director or liquidator and excluding the Secretary;

Ordinary Resolution means a resolution of a General Meeting passed by a simple majority of Members who (being entitled to do so) vote in person or by proxy or, in the case of corporations, by their duly authorised representatives, at that meeting. The expression includes a unanimous written resolution by all of the Members entitled to vote at that General Meeting;

Ordinary Share means an ordinary share in the capital of the Company;

Partly Paid Up means:

(a)         in relation to a Share with par value, that the par value for that Share and any premium payable in respect of the issue of that Share, has not been fully paid or credited as paid in money or money’s worth; and

(b)         in relation to a Share without par value, means that the agreed issue price for that Share has not been fully paid or credited as paid in money or money’s worth;

Secretary means a person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary;

Share means a share in the share capital of the Company and the expression:

(a)         includes stock (except where a distinction between shares and stock is expressed or implied); and

(b)         where the context permits, also includes a fraction of a Share;

Annex C-2

Special Resolution means a resolution of a General Meeting or a resolution of a meeting of the holders of any class of Shares in a class meeting duly constituted in accordance with the Articles in each case passed by a majority of not less than two-thirds of Members who (being entitled to do so) vote in person or by proxy at that meeting. The expression includes a unanimous written resolution by all of the Members entitled to vote at such meeting;

Treasury Shares means Shares held in treasury pursuant to the Act and Article 2.13; and

U.S. Securities Act means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

Interpretation

1.2         In the interpretation of these Articles, the following provisions apply unless the context otherwise requires:

(a)         A reference in these Articles to a statute is a reference to a statute of the Cayman Islands as known by its short title, and includes:

(i)          any statutory modification, amendment or re-enactment; and

(ii)         any subordinate legislation or regulations issued under that statute.

Without limitation to the preceding sentence, a reference to a revised Act of the Cayman Islands is taken to be a reference to the revision of that Act in force from time to time as amended from time to time.

(b)         Headings are inserted for convenience only and do not affect the interpretation of these Articles, unless there is ambiguity.

(c)         If a day on which any act, matter or thing is to be done under these Articles is not a Business Day, the act, matter or thing must be done on the next Business Day.

(d)         A word which denotes the singular also denotes the plural, a word which denotes the plural also denotes the singular, and a reference to any gender also denotes the other genders.

(e)         A reference to a person includes, as appropriate, a company, trust, partnership, joint venture, association, body corporate or government agency.

(f)          Where a word or phrase is given a defined meaning another part of speech or grammatical form in respect to that word or phrase has a corresponding meaning.

(g)         All references to time are to be calculated by reference to time in the place where the Company’s registered office is located.

(h)         The words written and in writing include all modes of representing or reproducing words in a visible form, but do not include an Electronic Record where the distinction between a document in writing and an Electronic Record is expressed or implied.

(i)          The words including, include and in particular or any similar expression are to be construed without limitation.

1.3         The headings in these Articles are intended for convenience only and shall not affect the interpretation of these Articles.

Exclusion of Table A Articles

1.4         The regulations contained in Table A in the First Schedule of the Act and any other regulations contained in any statute or subordinate legislation are expressly excluded and do not apply to the Company.

Annex C-3

2            Shares

Power to issue Shares and options, with or without special rights

2.1         Subject to the provisions of the Act and these Articles (including provisions about the redemption and purchase of the Shares), the Directors have general and unconditional authority to:

(a)         allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued Shares to such persons, at such times and on such terms and conditions as they may decide; and/or

(b)         grant rights over Shares or other securities to be issued in one or more classes as they deem necessary or appropriate and determine the designations, powers, preferences, privileges and other rights attaching to such Shares or securities, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers, preferences, privileges and rights associated with the then issued and outstanding Shares, at such times and on such other terms as they think proper.

No Share may be issued at a discount except in accordance with the provisions of the Act.

2.2         Without limitation to the preceding Article, the Directors may so deal with the unissued Shares:

(a)         either at a premium or at par; or

(b)         with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise.

2.3         Without limitation to the two preceding Articles, the Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

2.4         Subject to the provisions of the Act and these Articles (including provisions about the redemption and purchase of the Shares), the Directors may authorise the division of Shares into any number of classes and the different classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different classes (if any) may be fixed and determined by the Directors or by an Ordinary Resolution. The Directors may issue Shares with such preferred or other rights, all or any of which may be greater than the rights of Ordinary Shares, at such time and on such terms as they may think appropriate. Notwithstanding Article 2.12, the Directors may issue from time to time, out of the authorised share capital of the Company (other than the authorised but unissued Ordinary Shares), series of preferred shares in their absolute discretion and without approval of the Members; provided, however, before any preferred shares of any series are issued, the Directors shall fix, by resolution or resolutions, the following provisions of such series:

(a)         the designation of such series and the number of preferred shares to constitute such series;

(b)         whether the shares of such series shall have voting rights, in addition to any voting rights provided by Law, and, if so, the terms of such voting rights, which may be general or limited;

(c)         the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any Shares of any other class of Shares or any other series of preferred shares;

(d)         whether the preferred shares or such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e)         the amount or amounts payable upon preferred shares of such series upon, and the rights of the holders of such series in, a voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Company;

Annex C-4

(f)          whether the preferred shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preferred shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation of the retirement or sinking fund;

(g)         whether the preferred shares of such series shall be convertible into, or exchangeable for, Shares of any other class of Shares or any other series of preferred shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)         the limitations and restrictions, if any, to be effective while any preferred shares or such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing Shares or Shares of any other class of Shares or any other series of preferred shares;

(i)          the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional Shares, including additional shares of such series or of any other class of Shares or any other series of preferred shares; and

(j)          any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions of any other class of Shares or any other series of preferred shares.

Power to pay commissions and brokerage fees

2.5         The Company may pay a commission to any person in consideration of that person:

(a)         subscribing or agreeing to subscribe, whether absolutely or conditionally; or

(b)         procuring or agreeing to procure subscriptions, whether absolute or conditional,

for any Shares. That commission may be satisfied by the payment of cash or the allotment of Fully Paid Up or Partly Paid Up Shares or partly in one way and partly in another.

2.6         The Company may employ a broker in the issue of its capital and pay him any proper commission or brokerage.

Trusts not recognised

2.7         Except as required by Act:

(a)         no person shall be recognised by the Company as holding any Share on any trust; and

(b)         no person other than the Member shall be recognised by the Company as having any right in a Share.

Security interests

2.8         Notwithstanding the preceding Article, the Company may (but shall not be obliged to) recognise a security interest of which it has actual notice over shares. The Company shall not be treated as having recognised any such security interest unless it has so agreed in writing with the secured party.

Power to vary class rights

2.9         If the share capital is divided into different classes of Shares then, unless the terms on which a class of Shares was issued state otherwise, the rights attaching to a class of Shares may only be varied if one of the following applies:

(a)         the Members holding not less than two-thirds of the issued Shares of that class consent in writing to the variation; or

Annex C-5

(b)         the variation is made with the sanction of a Special Resolution passed at a separate general meeting of the Members holding the issued Shares of that class.

2.10       For the purpose of Article 2.9(b), all the provisions of these Articles relating to general meetings apply, mutatis mutandis, to every such separate meeting except that:

(a)         the necessary quorum shall be one or more persons holding, or representing by proxy, not less than one third of the issued Shares of the class; and

(b)         any Member holding issued Shares of the class, present in person or by proxy or, in the case of a corporate Member, by its duly authorised representative, may demand a poll.

Effect of new Share issue on existing class rights

2.11       Unless the terms on which a class of Shares was issued state otherwise, the rights conferred on the Member holding Shares of any class shall not be deemed to be varied by the creation or issue of further Shares ranking pari passu with the existing Shares of that class. The rights attached to or otherwise conferred upon the holders of the Shares of any class shall not be deemed to be varied by the creation or issue of Shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

No bearer Shares or warrants

2.12       The Company shall not issue Shares or warrants to bearers.

Treasury Shares

2.13       Shares that the Company purchases, redeems or acquires by way of surrender in accordance with the Act shall be held as Treasury Shares and not treated as cancelled if:

(a)         the Directors so determine prior to the purchase, redemption or surrender of those shares; and

(b)         the relevant provisions of the Memorandum and Articles and the Act are otherwise complied with.

Rights attaching to Treasury Shares and related matters

2.14       No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Members on a winding up) may be made to the Company in respect of a Treasury Share.

2.15       The Company shall be entered in the register of Members as the holder of the Treasury Shares. However:

(a)         the Company shall not be treated as a Member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void; and

(b)         a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Act.

2.16       Nothing in Article 2.15 prevents an allotment of Shares as Fully Paid Up bonus shares in respect of a Treasury Share and Shares allotted as Fully Paid Up bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.

2.17       Treasury Shares may be disposed of by the Company in accordance with the Act and otherwise on such terms and conditions as the Directors determine.

Annex C-6

Register of Members

2.18       The Directors shall keep or cause to be kept a register of Members as required by the Act and may cause the Company to maintain one or more branch registers as contemplated by the Act, provided that where the Company is maintaining one or more branch registers, the Directors shall ensure that a duplicate of each branch register is kept with the Company’s principal register of Members and updated within such number of days of any amendment having been made to such branch register as may be required by the Act.

2.19       The title to Shares listed on a Designated Stock Exchange may be evidenced and transferred in accordance with the laws applicable to the rules and regulations of the Designated Stock Exchange and, for these purposes, the register of Members may be maintained in accordance with Article 40B of the Act.

Annual Return

2.20       The Directors in each calendar year shall prepare or cause to be prepared an annual return and declaration setting forth the particulars required by the Act and shall deliver a copy thereof to the registrar of companies for the Cayman Islands.

3            Share certificates

Issue of share certificates

3.1         A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. If the Directors resolve that share certificates shall be issued, upon being entered in the register of Members as the holder of a Share, the Directors may issue to any Member:

(a)         without payment, one certificate for all the Shares of each class held by that Member (and, upon transferring a part of the Member’s holding of Shares of any class, to a certificate for the balance of that holding); and

(b)         upon payment of such reasonable sum as the Directors may determine for every certificate after the first, several certificates each for one or more of that Member’s Shares.

3.2         Every certificate shall specify the number, class and distinguishing numbers (if any) of the Shares to which it relates and whether they are Fully Paid Up or Partly Paid Up. A certificate may be executed under seal or executed in such other manner as the Directors determine.

3.3         Every certificate shall bear legends required under the applicable laws, including the U.S. Securities Act (to the extent applicable).

3.4         The Company shall not be bound to issue more than one certificate for Shares held jointly by several persons and delivery of a certificate for a Share to one joint holder shall be a sufficient delivery to all of them.

Renewal of lost or damaged share certificates

3.5         If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to:

(a)         evidence;

(b)         indemnity;

(c)         payment of the expenses reasonably incurred by the Company in investigating the evidence; and

(d)         payment of a reasonable fee, if any for issuing a replacement share certificate,

as the Directors may determine, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.

Annex C-7

4            Lien on Shares

Nature and scope of lien

4.1         The Company has a first and paramount lien on all Shares (whether Fully Paid Up or not) registered in the name of a Member (whether solely or jointly with others). The lien is for all monies payable to the Company by the Member or the Member’s estate:

(a)         either alone or jointly with any other person, whether or not that other person is a Member; and

(b)         whether or not those monies are presently payable.

4.2         At any time the Board may declare any Share to be wholly or partly exempt from the provisions of this Article.

Company may sell Shares to satisfy lien

4.3         The Company may sell any Shares over which it has a lien if all of the following conditions are met:

(a)         the sum in respect of which the lien exists is presently payable;

(b)         the Company gives notice to the Member holding the Share (or to the person entitled to it in consequence of the death or bankruptcy of that Member) demanding payment and stating that if the notice is not complied with the Shares may be sold; and

(c)         that sum is not paid within fourteen Clear Days after that notice is deemed to be given under these Articles,

and Shares to which this Article 4.3 applies shall be referred to as Lien Default Shares.

4.4         The Lien Default Shares may be sold in such manner as the Board determines.

4.5         To the maximum extent permitted by law, the Directors shall incur no personal liability to the Member concerned in respect of the sale.

Authority to execute instrument of transfer

4.6         To give effect to a sale, the Directors may authorise any person to execute an instrument of transfer of the Lien Default Shares sold to, or in accordance with the directions of, the purchaser.

4.7         The title of the transferee of the Lien Default Shares shall not be affected by any irregularity or invalidity in the proceedings in respect of the sale.

Consequences of sale of Shares to satisfy lien

4.8         On a sale pursuant to the preceding Articles:

(a)         the name of the Member concerned shall be removed from the register of Members as the holder of those Lien Default Shares; and

(b)         that person shall deliver to the Company for cancellation the certificate (if any) for those Lien Default Shares.

4.9         Notwithstanding the provisions of Article 4.8, such person shall remain liable to the Company for all monies which, at the date of sale, were presently payable by him to the Company in respect of those Lien Default Shares. That person shall also be liable to pay interest on those monies from the date of sale until payment at the rate at which interest was payable before that sale or, failing that, at the Default Rate. The Board may waive payment wholly or in part or enforce payment without any allowance for the value of the Lien Default Shares at the time of sale or for any consideration received on their disposal.

Annex C-8

Application of proceeds of sale

4.10       The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable. Any residue shall be paid to the person whose Lien Default Shares have been sold:

(a)         if no certificate for the Lien Default Shares was issued, at the date of the sale; or

(b)         if a certificate for the Lien Default Shares was issued, upon surrender to the Company of that certificate for cancellation but, in either case, subject to the Company retaining a like lien for all sums not presently payable as existed on the Lien Default Shares before the sale.

5            Calls on Shares and forfeiture

Power to make calls and effect of calls

5.1         Subject to the terms of allotment, the Board may make calls on the Members in respect of any monies unpaid on their Shares including any premium. The call may provide for payment to be by instalments. Subject to receiving at least 14 Clear Days’ notice specifying when and where payment is to be made, each Member shall pay to the Company the amount called on his Shares as required by the notice.

5.2         Before receipt by the Company of any sum due under a call, that call may be revoked in whole or in part and payment of a call may be postponed in whole or in part. Where a call is to be paid in instalments, the Company may revoke the call in respect of all or any remaining instalments in whole or in part and may postpone payment of all or any of the remaining instalments in whole or in part.

5.3         A Member on whom a call is made shall remain liable for that call notwithstanding the subsequent transfer of the Shares in respect of which the call was made. He shall not be liable for calls made after he is no longer registered as Member in respect of those Shares.

Time when call made

5.4         A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

Liability of joint holders

5.5         Members registered as the joint holders of a Share shall be jointly and severally liable to pay all calls in respect of the Share.

Interest on unpaid calls

5.6         If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid:

(a)         at the rate fixed by the terms of allotment of the Share or in the notice of the call; or

(b)         if no rate is fixed, at the Default Rate.

The Directors may waive payment of the interest wholly or in part.

Deemed calls

5.7         Any amount payable in respect of a Share, whether on allotment or on a fixed date or otherwise, shall be deemed to be payable as a call. If the amount is not paid when due the provisions of these Articles shall apply as if the amount had become due and payable by virtue of a call.

Annex C-9

Power to accept early payment

5.8         The Company may accept from a Member the whole or a part of the amount remaining unpaid on Shares held by him although no part of that amount has been called up.

Power to make different arrangements at time of issue of Shares

5.9         Subject to the terms of allotment, the Directors may make arrangements on the issue of Shares to distinguish between Members in the amounts and times of payment of calls on their Shares.

Notice of default

5.10       If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than 14 Clear Days’ notice requiring payment of:

(a)         the amount unpaid;

(b)         any interest which may have accrued; and

(c)         any expenses which have been incurred by the Company due to that person’s default.

5.11       The notice shall state the following:

(a)         the place where payment is to be made; and

(b)         a warning that if the notice is not complied with the Shares in respect of which the call is made will be liable to be forfeited.

Forfeiture or surrender of Shares

5.12       If the notice given pursuant to Article 5.10 is not complied with, the Directors may, before the payment required by the notice has been received, resolve that any Share the subject of that notice be forfeited. The forfeiture shall include all dividends or other monies payable in respect of the forfeited Share and not paid before the forfeiture. Despite the foregoing, the Board may determine that any Share the subject of that notice be accepted by the Company as surrendered by the Member holding that Share in lieu of forfeiture.

Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender

5.13       A forfeited or surrendered Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Board determine either to the former Member who held that Share or to any other person. The forfeiture or surrender may be cancelled on such terms as the Directors think fit at any time before a sale, re-allotment or other disposition. Where, for the purposes of its disposal, a forfeited or surrendered Share is to be transferred to any person, the Directors may authorise some person to execute an instrument of transfer of the Share to the transferee.

Effect of forfeiture or surrender on former Member

5.14       On forfeiture or surrender:

(a)         the name of the Member concerned shall be removed from the register of Members as the holder of those Shares and that person shall cease to be a Member in respect of those Shares; and

(b)         that person shall surrender to the Company for cancellation the certificate (if any) for the forfeited or surrendered Shares.

5.15       Despite the forfeiture or surrender of his Shares, that person shall remain liable to the Company for all monies which at the date of forfeiture or surrender were presently payable by him to the Company in respect of those Shares together with:

(a)         all expenses; and

Annex C-10

(b)         interest from the date of forfeiture or surrender until payment:

(i)          at the rate of which interest was payable on those monies before forfeiture; or

(ii)         if no interest was so payable, at the Default Rate.

The Directors, however, may waive payment wholly or in part.

Evidence of forfeiture or surrender

5.16       A declaration, whether statutory or under oath, made by a Director or the Secretary shall be conclusive evidence of the following matters stated in it as against all persons claiming to be entitled to forfeited Shares:

(a)         that the person making the declaration is a Director or Secretary of the Company, and

(b)         that the particular Shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the Shares.

Sale of forfeited or surrendered Shares

5.17       Any person to whom the forfeited or surrendered Shares are disposed of shall not be bound to see to the application of the consideration, if any, of those Shares nor shall his title to the Shares be affected by any irregularity in, or invalidity of the proceedings in respect of, the forfeiture, surrender or disposal of those Shares.

6            Transfer of Shares

Form of Transfer

6.1         Subject to the following Articles about the transfer of Shares, and provided that such transfer complies with applicable rules of the Designated Stock Exchange, a Member may freely transfer Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the directors, executed:

(a)         where the Shares are Fully Paid, by or on behalf of that Member; and

(b)         where the Shares are partly paid, by or on behalf of that Member and the transferee.

6.2         The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered into the Register of Members.

Power to refuse registration for Shares not listed on a Designated Stock Exchange

6.3         Where the Shares in question are not listed on or subject to the rules of any Designated Stock Exchange, the Directors may in their absolute discretion decline to register any transfer of such Shares which are not Fully Paid Up or on which the Company has a lien. The Directors may also, but are not required to, decline to register any transfer of any such Share unless:

(a)          the instrument of transfer is lodged with the Company, accompanied by the certificate (if any) for the Shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(b)         the instrument of transfer is in respect of only one class of Shares;

(c)          the instrument of transfer is properly stamped, if required;

(d)         in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four;

Annex C-11

(e)          the Shares transferred are Fully Paid Up and free of any lien in favour of the Company; and

(f)          any applicable fee of such maximum sum as the Designated Stock Exchanges may determine to be payable, or such lesser sum as the Board may from time to time require, related to the transfer is paid to the Company.

Suspension of transfers

6.4         The registration of transfers may, on 14 Clear Days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register of Members closed at such times and for such periods as the Directors may, in their absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the register of Members closed for more than 30 Clear Days in any year.

Company may retain instrument of transfer

6.5         All instruments of transfer that are registered shall be retained by the Company.

Notice of refusal to register

6.6         If the Directors refuse to register a transfer of any Shares, they shall within three calendar months after the date on which the instrument of transfer was lodged with the Company send to each of the transferor and the transferee notice of the refusal.

7            Transmission of Shares

Persons entitled on death of a Member

7.1         If a Member dies, the only persons recognised by the Company as having any title to the deceased Members’ interest are the following:

(a)         where the deceased Member was a joint holder, the survivor or survivors; and

(b)         where the deceased Member was a sole holder, that Member’s personal representative or representatives.

7.2         Nothing in these Articles shall release the deceased Member’s estate from any liability in respect of any Share, whether the deceased was a sole holder or a joint holder.

Registration of transfer of a Share following death or bankruptcy

7.3         A person becoming entitled to a Share in consequence of the death or bankruptcy of a Member may elect to do either of the following:

(a)         to become the holder of the Share; or

(b)         to transfer the Share to another person.

7.4         That person must produce such evidence of his entitlement as the Directors may properly require.

7.5         If the person elects to become the holder of the Share, he must give notice to the Company to that effect. For the purposes of these Articles, that notice shall be treated as though it were an executed instrument of transfer.

7.6         If the person elects to transfer the Share to another person then:

(a)         if the Share is Fully Paid Up, the transferor must execute an instrument of transfer; and

(b)         if the Share is nil or Partly Paid Up, the transferor and the transferee must execute an instrument of transfer.

7.7         All the Articles relating to the transfer of Shares shall apply to the notice or, as appropriate, the instrument of transfer.

Annex C-12

Indemnity

7.8         A person registered as a Member by reason of the death or bankruptcy of another Member shall indemnify the Company and the Directors against any loss or damage suffered by the Company or the Directors as a result of that registration.

Rights of person entitled to a Share following death or bankruptcy

7.9         A person becoming entitled to a Share by reason of the death or bankruptcy of a Member shall have the rights to which he would be entitled if he were registered as the holder of the Share. But, until he is registered as Member in respect of the Share, he shall not be entitled to attend or vote at any meeting of the Company or at any separate meeting of the holders of that class of Shares.

8            Alteration of capital

Increasing, consolidating, converting, dividing and cancelling share capital

8.1         To the fullest extent permitted by the Act, the Company may by Ordinary Resolution do any of the following and amend its Memorandum for that purpose:

(a)         increase its share capital by new Shares of the amount fixed by that Ordinary Resolution and with the attached rights, priorities and privileges set out in that Ordinary Resolution;

(b)         consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)         convert all or any of its Paid Up Shares into stock, and reconvert that stock into Paid Up Shares of any denomination;

(d)         sub-divide its Shares or any of them into Shares of an amount smaller than that fixed by the Memorandum, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(e)         cancel Shares which, at the date of the passing of that Ordinary Resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the Shares so cancelled or, in the case of Shares without nominal par value, diminish the number of Shares into which its capital is divided.

Dealing with fractions resulting from consolidation of Shares

8.2         Whenever, as a result of a consolidation of Shares, any Members would become entitled to fractions of a Share the Directors may on behalf of those Members deal with the fractions as it thinks fit, including (without limitation):

(a)         sell the Shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Act, the Company); and

(b)         distribute the net proceeds in due proportion among those Members.

8.3         For the purposes of Article 8.2, the Directors may authorise some person to execute an instrument of transfer of the Shares to, in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall the transferee’s title to the Shares be affected by any irregularity in, or invalidity of, the proceedings in respect of the sale.

Reducing share capital

8.4         Subject to the Act and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may, by Special Resolution, reduce its share capital in any way.

Annex C-13

9            Redemption and purchase of own Shares

Power to issue redeemable Shares and to purchase own Shares

9.1         Subject to the Act and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may by its Directors:

(a)         issue Shares that are to be redeemed or liable to be redeemed, at the option of the Company or the Member holding those redeemable Shares, on the terms and in the manner its Directors determine before the issue of those Shares;

(b)         with the consent by Special Resolution of the Members holding Shares of a particular class, vary the rights attaching to that class of Shares so as to provide that those Shares are to be redeemed or are liable to be redeemed at the option of the Company on the terms and in the manner which the Directors determine at the time of such variation; and

(c)         purchase all or any of its own Shares of any class including any redeemable Shares on the terms and in the manner which the Directors determine at the time of such purchase.

The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Act, including out of any combination of the following: capital, its profits and the proceeds of a fresh issue of Shares.

For the avoidance of doubt, the purchase of any Share shall not oblige the Company to purchase any other Share other than as may be required pursuant to applicable law and any other contractual obligations of the Company.

Power to pay for redemption or purchase in cash or in specie

9.2         When making a payment in respect of the redemption or purchase of Shares, the Directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorised by the terms of the allotment of those Shares or by the terms applying to those Shares in accordance with Article 9.1, or otherwise by agreement with the Member holding those Shares.

Effect of redemption or purchase of a Share

9.3         Upon the date of redemption or purchase of a Share:

(a)         the Member holding that Share shall cease to be entitled to any rights in respect of the Share other than the right to receive:

(i)          the price for the Share; and

(ii)         any dividend declared in respect of the Share prior to the date of redemption or purchase;

(b)         the Member’s name shall be removed from the register of Members with respect to the Share;

(c)         the Member shall surrender to the Company for cancellation the certificate (if any) with respect to the Share; and

(d)         the Share shall be cancelled or held as a Treasury Share, as the Directors may determine.

9.4         For the purpose of Article 9.3, the date of redemption or purchase is the date when the Member’s name is removed from the register of Members with respect to the Shares the subject of the redemption or purchase.

10          Meetings of Members

Annual and extraordinary general meetings

10.1       The Company may, but shall not (unless required by the Designated Stock Exchange Rules) be obligated to, in each year hold a general meeting as an annual general meeting, which, if held, shall be convened by the Board, in accordance with these Articles.

10.2       All general meetings other than annual general meetings shall be called extraordinary general meetings.

Annex C-14

Power to call meetings

10.3       The chairman of the Board or a majority of the Directors may call a general meeting at any time.

10.4       If there are insufficient Directors to constitute a quorum and the remaining Directors are unable to agree on the appointment of additional Directors, the Directors must call a general meeting for the purpose of appointing additional Directors.

10.5       The Directors must also call a general meeting if requisitioned in the manner set out in the next two Articles.

10.6       The requisition must be in writing and given by one or more Members who together hold at least one-third (1/3) of the rights to vote at such general meeting.

10.7       The requisition must also:

(a)         specify the purpose of the meeting.

(b)         be signed by or on behalf of each requisitioner (and for this purpose each joint holder shall be obliged to sign). The requisition may consist of several documents in like form signed by one or more of the requisitioners; and

(c)         be delivered in accordance with the notice provisions.

10.8       Should the Directors fail to call a general meeting within 21 Clear Days’ from the date of receipt of a requisition, the requisitioners or any of them may call a general meeting within three months after the end of that period.

10.9       Without limitation to the foregoing, if there are insufficient Directors to constitute a quorum and the remaining Directors are unable to agree on the appointment of additional Directors, any one or more Members who together hold at least five per cent of the rights to vote at a general meeting may call a general meeting for the purpose of considering the business specified in the notice of meeting which shall include as an item of business the appointment of additional Directors.

10.10     If the Members call a meeting under the above provisions, the Company shall reimburse their reasonable expenses.

Content of notice

10.11     Notice of a general meeting shall specify each of the following:

(a)         the place, the date and the hour of the meeting;

(b)         if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting;

(c)         subject to paragraph (d) and the requirements of the Designated Stock Exchange Rules (to the extent applicable), the general nature of the business to be transacted; and

(d)         if a resolution is proposed as a Special Resolution, the text of that resolution.

10.12     In each notice there shall appear with reasonable prominence the following statements:

(a)         that a Member who is entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of that Member; and

(b)         that a proxyholder need not be a Member.

Annex C-15

Period of notice

10.13     At least five (5) Clear Days’ notice shall be given to Members for any general meeting.

10.14     Subject to the Act, a meeting may be convened on shorter notice, subject to the Act with the consent of the Member or Members who, individually or collectively, hold at least two-thirds of the voting rights of all those who have a right to vote at that meeting.

Persons entitled to receive notice

10.15     Subject to the provisions of these Articles and to any restrictions imposed on any Shares, the notice shall be given to the following people:

(a)         the Members

(b)         persons entitled to a Share in consequence of the death or bankruptcy of a Member;

(c)         the Directors; and

(d)         the Auditors (if appointed).

10.16     The Board may determine that the Members entitled to receive notice of a meeting are those persons entered on the register of Members at the close of business on a day determined by the Board.

Accidental omission to give notice or non-receipt of notice

10.17     Proceedings at a meeting shall not be invalidated by the following:

(a)         an accidental failure to give notice of the meeting to any person entitled to notice; or

(b)         non-receipt of notice of the meeting by any person entitled to notice.

10.18     In addition, where a notice of meeting is published on a website proceedings at the meeting shall not be invalidated merely because it is accidentally published:

(a)         in a different place on the website; or

(b)         for part only of the period from the date of the notification until the conclusion of the meeting to which the notice relates.

11          Proceedings at meetings of Members

Quorum

11.1       Save as provided in the following Article, no business except for the appointment of a chairman for the meeting shall be transacted at any meeting unless a quorum is present in person or by proxy. A quorum is as follows:

(a)         if the Company has only one Member: that Member;

(b)         if the Company has more than one Member: one or more Members holding Shares that represent not less than one-third of the outstanding Shares carrying the right to vote at such general meeting.

Lack of quorum

11.2       If a quorum is not present within fifteen minutes of the time appointed for the meeting, or if at any time during the meeting it becomes inquorate, then the following provisions apply:

(a)         If the meeting was requisitioned by Members, it shall be cancelled.

Annex C-16

(b)         In any other case, the meeting shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the Directors. If a quorum is not present within fifteen minutes of the time appointed for the adjourned meeting, then the Members present in person or by proxy shall constitute a quorum.

Chairman

11.3       The chairman of a general meeting shall be the chairman of the Board or such other Director as the Directors have nominated to chair Board meetings in the absence of the chairman of the Board. Absent any such person being present within fifteen minutes of the time appointed for the meeting, the Directors present shall elect one of their number to chair the meeting.

11.4       If no Director is present within fifteen minutes of the time appointed for the meeting, or if no Director is willing to act as chairman, the Members present in person or by proxy and entitled to vote shall choose one of their number to chair the meeting.

Right of a Director to attend and speak

11.5       Even if a Director is not a Member, he shall be entitled to attend and speak at any general meeting and at any separate meeting of Members holding a particular class of Shares.

Accommodation of Members at meeting

11.6       lf it appears to the chairman of the meeting that the meeting place specified in the notice convening the meeting is inadequate to accommodate all Members entitled and wishing to attend, the meeting will be duly constituted and its proceedings valid if the chairman is satisfied that adequate facilities are available to ensure that a Member who is unable to be accommodated is able (whether at the meeting place or elsewhere):

(a)         to participate in the business for which the meeting has been convened;

(b)         to hear and see all persons present who speak (whether by the use of microphones, loud-speakers, audio-visual communications equipment or otherwise); and

(c)         to be heard and seen by all other persons present in the same way.

Security

11.7       In addition to any measures which the Board may be required to take due to the location or venue of the meeting, the Board may make any arrangement and impose any restriction it considers appropriate and reasonable in the circumstances to ensure the security of a meeting including, without limitation, the searching of any person attending the meeting and the imposing of restrictions on the items of personal property that may be taken into the meeting place. The Board may refuse entry to, or eject from, a meeting a person who refuses to comply with any such arrangements or restrictions.

Adjournment

11.8       The chairman may at any time adjourn a meeting with the consent of the Members constituting a quorum. The chairman must adjourn the meeting if so directed by the meeting. No business, however, can be transacted at an adjourned meeting other than business which might properly have been transacted at the original meeting.

11.9       Should a meeting be adjourned for more than fourteen (14) Clear Days, whether because of a lack of quorum or otherwise, Members shall be given at least seven Clear Days’ notice of the date, time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any notice of the adjournment.

Annex C-17

Method of voting

11.10     A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on, the declaration of the result of the show of hands, a poll is duly demanded. Subject to the Act, a poll may be demanded:

(a)         by the chairman of the meeting;

(b)         by at least two Members having the right to vote on the resolutions; or

(c)         by any Member or Members present who, individually or collectively, hold at least ten per cent of the voting rights of all those who have a right to vote on the resolution.

Outcome of vote by show of hands

11.11     Unless a poll is duly demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting shall be conclusive evidence of the outcome of a show of hands without proof of the number or proportion of the votes recorded in favour of or against the resolution.

Withdrawal of demand for a poll

11.12     The demand for a poll may be withdrawn before the poll is taken, but only with the consent of the chairman. The chairman shall announce any such withdrawal to the meeting and, unless another person forthwith demands a poll, any earlier show of hands on that resolution shall be treated as the vote on that resolution; if there has been no earlier show of hands, then the resolution shall be put to the vote of the meeting.

Taking of a poll

11.13     A poll demanded on the question of adjournment shall be taken immediately.

11.14     A poll demanded on any other question shall be taken either immediately or at an adjourned meeting at such time and place as the chairman directs, not being more than thirty Clear Days after the poll was demanded.

11.15     The demand for a poll shall not prevent the meeting continuing to transact any business other than the question on which the poll was demanded.

11.16     A poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be Members) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held in more than one places, the chairman may appoint scrutineers in more than one places; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.

Chairman’s casting vote

11.17     In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the meeting at which the show of hands takes place or at which the poll is demanded shall be entitled to a second or casting vote.

Written resolutions

11.18     Members may pass a resolution in writing without holding a meeting if the following conditions are met:

(a)         all Members entitled to vote are given notice of the resolution as if the same were being proposed at a meeting of Members;

(b)         all Members entitled so to vote;

(i)          sign a document; or

(ii)         sign several documents in the like form each signed by one or more of those Members; and

Annex C-18

(c)         the signed document or documents is or are delivered to the Company, including, if the Company so nominates, by delivery of an Electronic Record by Electronic means to the address specified for that purpose.

(d)         Such written resolution shall be as effective as if it had been passed at a meeting of the Members entitled to vote duly convened and held.

11.19     If a written resolution is described as a Special Resolution or as an Ordinary Resolution, it has effect accordingly.

11.20     The Directors may determine the manner in which written resolutions shall be put to Members. In particular, they may provide, in the form of any written resolution, for each Member to indicate, out of the number of votes the Member would have been entitled to cast at a meeting to consider the resolution, how many votes he wishes to cast in favour of the resolution and how many against the resolution or to be treated as abstentions. The result of any such written resolution shall be determined on the same basis as on a poll.

Sole-Member Company

11.21     If the Company has only one Member, and the Member records in writing his decision on a question, that record shall constitute both the passing of a resolution and the minute of it.

12          Voting rights of Members

Right to vote

12.1       Unless their Shares carry no right to vote, or unless a call or other amount presently payable has not been paid, all Members are entitled to vote at a general meeting, whether on a show of hands or on a poll, and all Members holding Shares of a particular class of Shares are entitled to vote at a meeting of the holders of that class of Shares.

12.2       Members may vote in person or by proxy.

12.3       On a show of hands, every Member shall have one vote. For the avoidance of doubt, an individual who represents two or more Members, including a Member in that individual’s own right, that individual shall be entitled to a separate vote for each Member.

12.4       On a poll a Member shall have one vote for each Share he holds, unless any Share carries special voting rights.

12.5       No Member is bound to vote on his Shares or any of them; nor is he bound to vote each of his Shares in the same way.

Rights of joint holders

12.6       If Shares are held jointly, only one of the joint holders may vote. If more than one of the joint holders tenders a vote, the vote of the holder whose name in respect of those Shares appears first in the register of Members shall be accepted to the exclusion of the votes of the other joint holder.

Representation of corporate Members

12.7       Save where otherwise provided, a corporate Member must act by a duly authorised representative.

12.8       A corporate Member wishing to act by a duly authorised representative must identify that person to the Company by notice in writing.

12.9       The authorisation may be for any period of time, and must be delivered to the Company before the commencement of the meeting at which it is first used.

12.10     The Directors of the Company may require the production of any evidence which they consider necessary to determine the validity of the notice.

Annex C-19

12.11     Where a duly authorised representative is present at a meeting that Member is deemed to be present in person; and the acts of the duly authorised representative are personal acts of that Member.

12.12     A corporate Member may revoke the appointment of a duly authorised representative at any time by notice to the Company; but such revocation will not affect the validity of any acts carried out by the duly authorised representative before the Directors of the Company had actual notice of the revocation.

Member with mental disorder

12.13     A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Cayman Islands or elsewhere) in matters concerning mental disorder may vote, whether on a show of hands or on a poll, by that Member’s receiver, curator bonis or other person authorised in that behalf appointed by that court.

12.14     For the purpose of the preceding Article, evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote must be received not less than 24 hours before holding the relevant meeting or the adjourned meeting in any manner specified for the delivery of forms of appointment of a proxy, whether in writing or by Electronic means. In default, the right to vote shall not be exercisable.

Objections to admissibility of votes

12.15     An objection to the validity of a person’s vote may only be raised at the meeting or at the adjourned meeting at which the vote is sought to be tendered. Any objection duly made shall be referred to the chairman whose decision shall be final and conclusive.

Form of proxy

12.16     An instrument appointing a proxy shall be in any common form or in any other form approved by the Directors.

12.17     The instrument must be in writing and signed in one of the following ways:

(a)         by the Member; or

(b)         by the Member’s authorised attorney; or

(c)         if the Member is a corporation or other body corporate, under seal or signed by an authorised officer, secretary or attorney.

If the Directors so resolve, the Company may accept an Electronic Record of that instrument delivered in the manner specified below and otherwise satisfying the Articles about authentication of Electronic Records.

12.18     The Directors may require the production of any evidence which they consider necessary to determine the validity of any appointment of a proxy.

12.19     A Member may revoke the appointment of a proxy at any time by notice to the Company duly signed in accordance with Article 12.17.

12.20     No revocation by a Member of the appointment of a proxy made in accordance with Article 12.19 will affect the validity of any acts carried out by the relevant proxy before the Directors of the Company had actual notice of the revocation.

How and when proxy is to be delivered

12.21     Subject to the following Articles, the Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the

Annex C-20

form of appointment of a proxy and any authority under which it is signed (or a copy of the authority certified notarially or in any other way approved by the Directors) must be delivered so that it is received by the Company before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote. They must be delivered in either of the following ways:

(a)         In the case of an instrument in writing, it must be left at or sent by post:

(i)          to the registered office of the Company; or

(ii)         to such other place within the Cayman Islands specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting.

(b)         If, pursuant to the notice provisions, a notice may be given to the Company in an Electronic Record, an Electronic Record of an appointment of a proxy must be sent to the address specified pursuant to those provisions unless another address for that purpose is specified:

(i)          in the notice convening the meeting; or

(ii)         in any form of appointment of a proxy sent out by the Company in relation to the meeting; or

(iii)        in any invitation to appoint a proxy issued by the Company in relation to the meeting.

(c)         Notwithstanding Article 12.21(a) and Article 12.21(b), the chairman of the Company may, in any event at his discretion, direct that an instrument of proxy shall be deemed to have been duly deposited.

12.22     Where a poll is taken:

(a)         if it is taken more than seven Clear Days after it is demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered in accordance with Article 12.21 before the time appointed for the taking of the poll;

(b)         if it to be taken within seven Clear Days after it was demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered in accordance with Article 12.21 before the time appointed for the taking of the poll.

12.23     If the form of appointment of proxy is not delivered on time, it is invalid.

12.24     When two or more valid but differing appointments of proxy are delivered or received in respect of the same Share for use at the same meeting and in respect of the same matter, the one which is last validly delivered or received (regardless of its date or of the date of its execution) shall be treated as replacing and revoking the other or others as regards that Share. lf the Company is unable to determine which appointment was last validly delivered or received, none of them shall be treated as valid in respect of that Share.

12.25     The Board may at the expense of the Company send forms of appointment of proxy to the Members by post (that is to say, pre-paying and posting a letter), or by Electronic communication or otherwise (with or without provision for their return by pre-paid post) for use at any general meeting or at any separate meeting of the holders of any class of Shares, either blank or nominating as proxy in the alternative any one or more of the Directors or any other person. lf for the purpose of any meeting invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the Company’s expense, they shall be issued to all (and not to some only) of the Members entitled to be sent notice of the meeting and to vote at it. The accidental omission to send such a form of appointment or to give such an invitation to, or the non-receipt of such form of appointment by, any Member entitled to attend and vote at a meeting shall not invalidate the proceedings at that meeting

Annex C-21

Voting by proxy

12.26     A proxy shall have the same voting rights at a meeting or adjourned meeting as the Member would have had except to the extent that the instrument appointing him limits those rights. Notwithstanding the appointment of a proxy, a Member may attend and vote at a meeting or adjourned meeting. If a Member votes on any resolution a vote by his proxy on the same resolution, unless in respect of different Shares, shall be invalid.

12.27     The instrument appointing a proxy to vote at a meeting shall be deemed also to confer authority to demand or join in demanding a poll and, for the purposes of Article 11.11, a demand by a person as proxy for a Member shall be the same as a demand by a Member. Such appointment shall not confer any further right to speak at the meeting, except with the permission of the chairman of the meeting.

13          Number of Directors

13.1       There shall be a Board consisting of not less than three persons provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors. Unless fixed by Ordinary Resolution, the maximum number of Directors shall be unlimited.

14          Appointment, disqualification and removal of Directors

First Directors

14.1       The first Directors shall be appointed in writing by the subscriber or subscribers to the Memorandum, or a majority of them.

No age limit

14.2       There is no age limit for Directors save that they must be at least eighteen years of age.

Corporate Directors

14.3       Unless prohibited by law, a body corporate may be a Director. If a body corporate is a Director, the Articles about representation of corporate Members at general meetings apply, mutatis mutandis, to the Articles about Directors’ meetings.

No shareholding qualification

14.4       Unless a shareholding qualification for Directors is fixed by Ordinary Resolution, no Director shall be required to own Shares as a condition of his appointment.

Appointment of Directors

14.5       A Director may be appointed by Ordinary Resolution or by the Directors. Any appointment may be to fill a vacancy or as an additional Director.

14.6       The remaining Director(s) may appoint a Director even though there is not a quorum of Directors.

14.7       No appointment can cause the number of Directors to exceed the maximum (if one is set); and any such appointment shall be invalid.

14.8       For so long as Shares are listed on a Designated Stock Exchange, the Directors shall include at least such number of Independent Directors as applicable law, rules or regulations or the Designated Stock Exchange Rules require as determined by the Board.

Board’s power to appoint Directors

14.9       Without prejudice to the Company’s power to appoint a person to be a Director pursuant to these Articles, the Board shall have power at any time to appoint any person who is willing to act as a Director, either to fill a vacancy or as an addition to the existing Board, subject to the total number of Directors not exceeding any maximum number fixed by or in accordance with these Articles.

Annex C-22

14.10     An appointment of a Director may be on terms that the Director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the Company and the Director, if any; but no such term shall be implied in the absence of express provision. Each Director whose term of office expires shall be eligible for re-election at a meeting of the Shareholders or re-appointment by the Board.

Removal of Directors

14.11     A Director may be removed by Ordinary Resolution.

Resignation of Directors

14.12     A Director may at any time resign office by giving to the Company notice in writing or, if permitted pursuant to the notice provisions, in an Electronic Record delivered in either case in accordance with those provisions.

14.13     Unless the notice specifies a different date, the Director shall be deemed to have resigned on the date that the notice is delivered to the Company.

Termination of the office of Director

14.14     A Director may retire from office as a Director by giving notice in writing to that effect to the Company at the registered office, which notice shall be effective upon such date as may be specified in the notice, failing which upon delivery to the registered office.

14.15     Without prejudice to the provisions in these Articles for retirement (by rotation or otherwise), a Director’s office shall be terminated forthwith if:

(a)         he is prohibited by the law of the Cayman Islands from acting as a Director; or

(b)         he is made bankrupt or makes an arrangement or composition with his creditors generally; or

(c)         he resigns his office by notice to the Company; or

(d)         he only held office as a Director for a fixed term and such term expires; or

(e)         in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a Director; or

(f)          he is given notice by the majority of the other Directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such Director); or

(g)         he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)         without the consent of the other Directors, he is absent from meetings of Directors for a continuous period of six months.

15          Alternate Directors

Appointment and removal

15.1       Any Director may appoint any other person, including another Director, to act in his place as an alternate Director. No appointment shall take effect until the Director has given notice of the appointment to the Board.

15.2       A Director may revoke his appointment of an alternate at any time. No revocation shall take effect until the Director has given notice of the revocation to the Board.

Annex C-23

15.3       A notice of appointment or removal of an alternate Director shall be effective only if given to the Company by one or more of the following methods:

(a)         by notice in writing in accordance with the notice provisions contained in these Articles;

(b)         if the Company has a facsimile address for the time being, by sending by facsimile transmission to that facsimile address a facsimile copy or, otherwise, by sending by facsimile transmission to the facsimile address of the Company’s registered office a facsimile copy (in either case, the facsimile copy being deemed to be the notice unless Article 29.7 applies), in which event notice shall be taken to be given on the date of an error-free transmission report from the sender’s fax machine;

(c)         if the Company has an email address for the time being, by emailing to that email address a scanned copy of the notice as a PDF attachment or, otherwise, by emailing to the email address provided by the Company’s registered office a scanned copy of the notice as a PDF attachment (in either case, the PDF version being deemed to be the notice unless Article 29.7 applies), in which event notice shall be taken to be given on the date of receipt by the Company or the Company’s registered office (as appropriate) in readable form; or

(d)         if permitted pursuant to the notice provisions, in some other form of approved Electronic Record delivered in accordance with those provisions in writing.

Notices

15.4       All notices of meetings of Directors shall continue to be given to the appointing Director and not to the alternate.

Rights of alternate Director

15.5       An alternate Director shall be entitled to attend and vote at any Board meeting or meeting of a committee of the Directors at which the appointing Director is not personally present, and generally to perform all the functions of the appointing Director in his absence. An alternate Director, however, is not entitled to receive any remuneration from the Company for services rendered as an alternate Director.

Appointment ceases when the appointor ceases to be a Director

15.6       An alternate Director shall cease to be an alternate Director if:

(a)         the Director who appointed him ceases to be a Director; or

(b)         the Director who appointed him revokes his appointment by notice delivered to the Board or to the registered office of the Company or in any other manner approved by the Board; or

(c)         in any event happens in relation to him which, if he were a Director of the Company, would cause his office as Director to be vacated.

Status of alternate Director

15.7       An alternate Director shall carry out all functions of the Director who made the appointment.

15.8       Save where otherwise expressed, an alternate Director shall be treated as a Director under these Articles.

15.9       An alternate Director is not the agent of the Director appointing him.

15.10     An alternate Director is not entitled to any remuneration for acting as alternate Director.

Status of the Director making the appointment

15.11     A Director who has appointed an alternate is not thereby relieved from the duties which he owes the Company.

Annex C-24

16          Powers of Directors

Powers of Directors

16.1       Subject to the provisions of the Act, the Memorandum and these Articles the business of the Company shall be managed by the Directors who may for that purpose exercise all the powers of the Company.

16.2       No prior act of the Directors shall be invalidated by any subsequent alteration of the Memorandum or these Articles. However, to the extent allowed by the Act, Members may, by Special Resolution, validate any prior or future act of the Directors which would otherwise be in breach of their duties.

Directors below the minimum number

16.3       lf the number of Directors is less than the minimum prescribed in accordance with these Articles, the remaining Director or Directors shall act only for the purposes of appointing an additional Director or Directors to make up such minimum or of convening a general meeting of the Company for the purpose of making such appointment. lf there are no Director or Directors able or willing to act, any two Members may summon a general meeting for the purpose of appointing Directors. Any additional Director so appointed shall hold office (subject to these Articles) only until the dissolution of the annual general meeting next following such appointment unless he is re-elected during such meeting.

Appointments to office

16.4       The Directors may appoint a Director:

(a)         as chairman of the Board;

(b)         as managing Director;

(c)         to any other executive office,

for such period, and on such terms, including as to remuneration as they think fit.

16.5       The appointee must consent in writing to holding that office.

16.6       Where a chairman is appointed he shall, unless unable to do so, preside at every meeting of Directors.

16.7       If there is no chairman, or if the chairman is unable to preside at a meeting, that meeting may select its own chairman; or the Directors may nominate one of their number to act in place of the chairman should he ever not be available.

16.8       Subject to the provisions of the Act, the Directors may also appoint and remove any person, who need not be a Director:

(a)         as Secretary; and

(b)         to any office that may be required

for such period and on such terms, including as to remuneration, as they think fit. In the case of an Officer, that Officer may be given any title the Directors decide.

16.9       The Secretary or Officer must consent in writing to holding that office.

16.10     A Director, Secretary or other Officer of the Company may not the hold the office, or perform the services, of auditor.

Provisions for employees

16.11     The Board may make provision for the benefit of any persons employed or formerly employed by the Company or any of its subsidiary undertakings (or any member of his family or any person who is dependent on him) in connection with the cessation or the transfer to any person of the whole or part of the undertaking of the Company or any of its subsidiary undertakings.

Annex C-25

Exercise of voting rights

16.12     The Board may exercise the voting power conferred by the Shares in any body corporate held or owned by the Company in such manner in all respects as it thinks fit (including, without limitation, the exercise of that power in favour of any resolution appointing any Director as a Director of such body corporate, or voting or providing for the payment of remuneration to the Directors of such body corporate).

Remuneration

16.13     Every Director may be remunerated by the Company for the services he provides for the benefit of the Company, whether as Director, employee or otherwise, and shall be entitled to be paid for the expenses incurred in the Company’s business including attendance at Directors’ meetings.

16.14     Until otherwise determined by the Company by Ordinary Resolution, the Directors (other than alternate Directors) shall be entitled to such remuneration by way of fees for their services in the office of Director as the Directors may determine.

16.15     Remuneration may take any form and may include arrangements to pay pensions, health insurance, death or sickness benefits, whether to the Director or to any other person connected to or related to him.

16.16     Unless his fellow Directors determine otherwise, a Director is not accountable to the Company for remuneration or other benefits received from any other company which is in the same group as the Company or which has common shareholdings.

Disclosure of information

16.17     Subject to the compliance with applicable laws, including the federal securities laws of the United States, the Directors may release or disclose to a third party any information regarding the affairs of the Company, including any information contained in the register of Members relating to a Member, (and they may authorise any Director, Officer or other authorised agent of the Company to release or disclose to a third party any such information in his possession) if:

(a)         the Company or that person, as the case may be, is lawfully required to do so under the laws of any jurisdiction to which the Company is subject; or

(b)         such disclosure is in compliance with the Designated Stock Exchange Rules; or

(c)         such disclosure is in accordance with any contract entered into by the Company; or

(d)         the Directors are of the opinion such disclosure would assist or facilitate the Company’s operations.

17          Delegation of powers

Power to delegate any of the Directors’ powers to a committee

17.1       The Directors may delegate any of their powers to any committee consisting of one or more persons who need not be Members. Persons on the committee may include non-Directors so long as the majority of those persons are Directors. For so long as Shares are listed on a Designated Stock Exchange, any such committee shall be made up of such number of Independent Directors as required from time to time by the Designated Stock Exchange Rules or otherwise required by applicable law.

17.2       The delegation may be collateral with, or to the exclusion of, the Directors’ own powers.

17.3       The delegation may be on such terms as the Directors think fit, including provision for the committee itself to delegate to a sub-committee; save that any delegation must be capable of being revoked or altered by the Directors at will.

17.4       Unless otherwise permitted by the Directors, a committee must follow the procedures prescribed for the taking of decisions by Directors.

Annex C-26

17.5       For so long as Shares are listed on a Designated Stock Exchange, the Board shall establish an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in these Articles. Each of the audit committee, compensation committee and nominating and corporate governance committee shall consist of at least three Directors (or such larger minimum number as may be required from time to time by the Designated Stock Exchange Rules). The committees shall be made up of such number of Independent Directors as required from time to time by the Designated Stock Exchange Rules or otherwise required by applicable law, subject to any exemptions permitted under the Designated Stock Exchange Rules and other applicable laws.

Local boards

17.6       The Board may establish any local or divisional board or agency for managing any of the affairs of the Company whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional Board, or to be managers or agents, and may fix their remuneration.

17.7       The Board may delegate to any local or divisional board, manager or agent any of its powers and authorities (with power to sub-delegate) and may authorise the members of any local or divisional board or any of them to fill any vacancies and to act notwithstanding vacancies.

17.8       Any appointment or delegation under this Article 17.8 may be made on such terms and subject to such conditions as the Board thinks fit and the Board may remove any person so appointed, and may revoke or vary any delegation.

Power to appoint an agent of the Company

17.9       The Directors may appoint any person, either generally or in respect of any specific matter, to be the agent of the Company with or without authority for that person to delegate all or any of that person’s powers. The Directors may make that appointment:

(a)         by causing the Company to enter into a power of attorney or agreement; or

(b)         in any other manner they determine.

Power to appoint an attorney or authorised signatory of the Company

17.10     The Directors may appoint any person, whether nominated directly or indirectly by the Directors, to be the attorney or the authorised signatory of the Company. The appointment may be:

(a)         for any purpose;

(b)         with the powers, authorities and discretions;

(c)         for the period; and

(d)         subject to such conditions

as they think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the Directors under these Articles. The Directors may do so by power of attorney or any other manner they think fit.

17.11     Any power of attorney or other appointment may contain such provision for the protection and convenience for persons dealing with the attorney or authorised signatory as the Directors think fit. Any power of attorney or other appointment may also authorise the attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in that person.

17.12     The Board may remove any person appointed under Article 17.10 and may revoke or vary the delegation.

Annex C-27

Borrowing Powers

17.13     The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital, or any part thereof, and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or its parent undertaking (if any) or any subsidiary undertaking of the Company or of any third party.

Corporate Governance

17.14     The Board may, from time to time, and except as required by applicable law or the Designated Stock Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives of the Company, which shall be intended to set forth the guiding principles and policies of the Company and the Board on various corporate governance related matters as the Board shall determine by resolution from time to time.

18          Meetings of Directors

Regulation of Directors’ meetings

18.1       Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit.

Calling meetings

18.2       Any Director may call a meeting of Directors at any time. The Secretary must call a meeting of the Directors if requested to do so by a Director.

Notice of meetings

18.3       Notice of a Board meeting may be given to a Director personally or by word of mouth or given in writing or by Electronic communications at such address as he may from time to time specify for this purpose (or, if he does not specify an address, at his last known address). A Director may waive his right to receive notice of any meeting either prospectively or retrospectively.

Use of technology

18.4       A Director may participate in a meeting of Directors through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting.

18.5       A Director participating in this way is deemed to be present in person at the meeting.

Quorum

18.6       The quorum for the transaction of business at a meeting of Directors shall be two unless the Directors fix some other number.

Chairman or deputy to preside

18.7       The Board may appoint a chairman and one or more deputy chairman or chairmen and may at any time revoke any such appointment.

18.8       The chairman, or failing him any deputy chairman (the longest in office taking precedence if more than one is present), shall preside at all Board meetings. If no chairman or deputy chairman has been appointed, or if he is not present within five minutes after the time fixed for holding the meeting, or is unwilling to act as chairman of the meeting, the Directors present shall choose one of their number to act as chairman of the meeting.

Annex C-28

Voting

18.9       A question which arises at a Board meeting shall be decided by a majority of votes. If votes are equal the chairman may, if he wishes, exercise a casting vote.

Recording of dissent

18.10     A Director present at a meeting of Directors shall be presumed to have assented to any action taken at that meeting unless:

(a)         his dissent is entered in the minutes of the meeting; or

(b)         he has filed with the meeting before it is concluded signed dissent from that action; or

(c)         he has forwarded to the Company as soon as practical following the conclusion of that meeting signed dissent.

A Director who votes in favour of an action is not entitled to record his dissent to it.

Written resolutions

18.11     The Directors may pass a resolution in writing without holding a meeting if all Directors sign a document or sign several documents in the like form each signed by one or more of those Directors.

18.12     A written resolution signed by a validly appointed alternate Director need not also be signed by the appointing Director.

18.13     A written resolution signed personally by the appointing Director need not also be signed by his alternate.

18.14     A resolution in writing passed pursuant to Article 18.11, Article 18.12 and/or Article 18.13 shall be as effective as if it had been passed at a meeting of the Directors duly convened and held; and it shall be treated as having been passed on the day and at the time that the last Director signs (and for the avoidance of doubt, such day may or may not be a Business Day).

Validity of acts of Directors in spite of formal defect

18.15     All acts done by a meeting of the Board, or of a committee of the Board, or by any person acting as a Director or an alternate Director, shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director or member of the committee, or that any of them were disqualified or had vacated office or were not entitled to vote, be as valid as if every such person had been duly appointed and qualified and had continued to be a Director or alternate Director and had been entitled to vote.

19          Permissible Directors’ interests and disclosure

19.1       A Director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made or transaction so consummated. Subject to the Designated Stock Exchange Rules and disqualification by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration.

Annex C-29

19.2       For the purposes of the preceding Article:

(a)         a general notice that a Director gives to the other Directors that he is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that he has an interest in or duty in relation to any such transaction of the nature and extent so specified; and

(b)         an interest of which a Director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

20          Minutes

20.1       The Company shall cause minutes to be made in books of:

(a)         all appointments of Officers and committees made by the Board and of any such Officer’s remuneration; and

(b)         the names of Directors present at every meeting of the Directors, a committee of the Board, the Company or the holders of any class of shares or debentures, and all orders, resolutions and proceedings of such meetings.

20.2       Any such minutes, if purporting to be signed by the chairman of the meeting at which the proceedings were held or by the chairman of the next succeeding meeting or the Secretary, shall be prima facie evidence of the matters stated in them.

21          Accounts and audit

21.1       The Directors must ensure that proper accounting and other records are kept, and that accounts and associated reports are distributed in accordance with the requirements of the Act.

21.2       The books of account shall be kept at the registered office of the Company and shall always be open to inspection by the Directors. No Member (other than a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Act or as authorised by the Directors or by Ordinary Resolution.

21.3       Unless the Directors otherwise prescribe, the financial year of the Company shall end on 30 June in each year and begin on 1 July in each year.

Auditors

21.4       The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

21.5       At any general meeting convened and held at any time in accordance with these Articles, the Members may, by Ordinary Resolution, remove the Auditor before the expiration of his term of office. If they do so, the Members shall, by Ordinary Resolution, at that meeting appoint another Auditor in his stead for the remainder of his term.

21.6       The Auditors shall examine such books, accounts and vouchers; as may be necessary for the performance of their duties.

21.7       The Auditors shall, if so requested by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment, and at any time during their term of office, upon request of the Directors or any general meeting of the Company.

Annex C-30

22          Record dates

22.1       Except to the extent of any conflicting rights attached to Shares, the resolution declaring a dividend on Shares of any class, whether it be an Ordinary Resolution of the Members or a Director’s resolution, may specify that the dividend is payable or distributable to the persons registered as the holders of those Shares at the close of business on a particular date, notwithstanding that the date may be a date prior to that on which the resolution is passed.

22.2       If the resolution does so specify, the dividend shall be payable or distributable to the persons registered as the holders of those Shares at the close of business on the specified date in accordance with their respective holdings so registered, but without prejudice to the rights inter se in respect of the dividend of transferors and transferees of any of those Shares.

22.3       The provisions of this Article apply, mutatis mutandis, to bonuses, capitalisation issues, distributions of realised capital profits or offers or grants made by the Company to the Members.

23          Dividends

Source of dividends

23.1       Dividends may be declared and paid out of any funds of the Company lawfully available for distribution.

23.2       Subject to the requirements of the Act regarding the application of a company’s Share premium account and with the sanction of an Ordinary Resolution, dividends may also be declared and paid out of any share premium account.

Declaration of dividends by Members

23.3       Subject to the provisions of the Act, the Company may by Ordinary Resolution declare dividends in accordance with the respective rights of the Members but no dividend shall exceed the amount recommended by the Directors.

Payment of interim dividends and declaration of final dividends by Directors

23.4       The Directors may declare and pay interim dividends or recommend final dividends in accordance with the respective rights of the Members if it appears to them that they are justified by the financial position of the Company and that such dividends may lawfully be paid.

23.5       Subject to the provisions of the Act, in relation to the distinction between interim dividends and final dividends, the following applies:

(a)         Upon determination to pay a dividend or dividends described as interim by the Directors in the dividend resolution, no debt shall be created by the declaration until such time as payment is made.

(b)         Upon declaration of a dividend or dividends described as final by the Directors in the dividend resolution, a debt shall be created immediately following the declaration, the due date to be the date the dividend is stated to be payable in the resolution.

If the resolution fails to specify whether a dividend is final or interim, it shall be assumed to be interim.

23.6       In relation to Shares carrying differing rights to dividends or rights to dividends at a fixed rate, the following applies:

(a)         If the share capital is divided into different classes, the Directors may pay dividends on Shares which confer deferred or non-preferred rights with regard to dividends as well as on Shares which confer preferential rights with regard to dividends but no dividend shall be paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.

Annex C-31

(b)         The Directors may also pay, at intervals settled by them, any dividend payable at a fixed rate if it appears to them that there are sufficient funds of the Company lawfully available for distribution to justify the payment.

(c)         If the Directors act in good faith, they shall not incur any liability to the Members holding Shares conferring preferred rights for any loss those Members may suffer by the lawful payment of the dividend on any Shares having deferred or non-preferred rights.

Apportionment of dividends

23.7       Except as otherwise provided by the rights attached to Shares all dividends shall be declared and paid according to the amounts Paid Up on the Shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amount Paid Up on the Shares during the time or part of the time in respect of which the dividend is paid. But if a Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.

Right of set off

23.8       The Directors may deduct from a dividend or any other amount payable to a person in respect of a Share any amount due by that person to the Company on a call or otherwise in relation to a Share.

Power to pay other than in cash

23.9       If the Directors so determine, any resolution declaring a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets. If a difficulty arises in relation to the distribution, the Directors may settle that difficulty in any way they consider appropriate. For example, they may do any one or more of the following:

(a)         issue fractional Shares;

(b)         fix the value of assets for distribution and make cash payments to some Members on the footing of the value so fixed in order to adjust the rights of Members; and

(c)         vest some assets in trustees.

How payments may be made

23.10     A dividend or other monies payable on or in respect of a Share may be paid in any of the following ways:

(a)         if the Member holding that Share or other person entitled to that Share nominates a bank account for that purpose—by wire transfer to that bank account; or

(b)         by cheque or warrant sent by post to the registered address of the Member holding that Share or other person entitled to that Share.

23.11     For the purposes of Article 23.10(a), the nomination may be in writing or in an Electronic Record and the bank account nominated may be the bank account of another person. For the purposes of Article 23.10(b), subject to any applicable law or regulation, the cheque or warrant shall be made to the order of the Member holding that Share or other person entitled to the Share or to his nominee, whether nominated in writing or in an Electronic Record, and payment of the cheque or warrant shall be a good discharge to the Company.

23.12     If two or more persons are registered as the holders of the Share or are jointly entitled to it by reason of the death or bankruptcy of the registered holder (Joint Holders), a dividend (or other amount) payable on or in respect of that Share may be paid as follows:

(a)         to the registered address of the Joint Holder of the Share who is named first on the register of Members or to the registered address of the deceased or bankrupt holder, as the case may be; or

(b)         to the address or bank account of another person nominated by the Joint Holders, whether that nomination is in writing or in an Electronic Record.

Annex C-32

23.13     Any Joint Holder of a Share may give a valid receipt for a dividend (or other amount) payable in respect of that Share.

Dividends or other monies not to bear interest in absence of special rights

23.14     Unless provided for by the rights attached to a Share, no dividend or other monies payable by the Company in respect of a Share shall bear interest.

Dividends unable to be paid or unclaimed

23.15     If a dividend cannot be paid to a Member or remains unclaimed within six weeks after it was declared or both, the Directors may pay it into a separate account in the Company’s name. If a dividend is paid into a separate account, the Company shall not be constituted trustee in respect of that account and the dividend shall remain a debt due to the Member.

23.16     A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the Company.

24          Capitalisation of profits

Capitalisation of profits or of any share premium account or capital redemption reserve;

24.1       The Directors may resolve to capitalise:

(a)         any part of the Company’s profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)         any sum standing to the credit of the Company’s share premium account or capital redemption reserve, if any.

24.2       The amount resolved to be capitalised must be appropriated to the Members who would have been entitled to it had it been distributed by way of dividend and in the same proportions. The benefit to each Member so entitled must be given in either or both of the following ways::

(a)         by paying up the amounts unpaid on that Member’s Shares;

(b)         by issuing Fully Paid Up Shares, debentures or other securities of the Company to that Member or as that Member directs. The Directors may resolve that any Shares issued to the Member in respect of Partly Paid Up Shares (Original Shares) rank for dividend only to the extent that the Original Shares rank for dividend while those Original Shares remain Partly Paid Up.

Applying an amount for the benefit of Members

24.3       The amount capitalised must be applied to the benefit of Members in the proportions to which the Members would have been entitled to dividends if the amount capitalised had been distributed as a dividend.

24.4       Subject to the Act, if a fraction of a Share, a debenture or other security is allocated to a Member, the Directors may issue a fractional certificate to that Member or pay him the cash equivalent of the fraction.

25          Share Premium Account

Directors to maintain share premium account

25.1       The Directors shall establish a share premium account in accordance with the Act. They shall carry to the credit of that account from time to time an amount equal to the amount or value of the premium paid on the issue of any Share or capital contributed or such other amounts required by the Act.

Annex C-33

Debits to share premium account

25.2       The following amounts shall be debited to any share premium account:

(a)         on the redemption or purchase of a Share, the difference between the nominal value of that Share and the redemption or purchase price; and

(b)         any other amount paid out of a share premium account as permitted by the Act.

25.3       Notwithstanding the preceding Article, on the redemption or purchase of a Share, the Directors may pay the difference between the nominal value of that Share and the redemption purchase price out of the profits of the Company or, as permitted by the Act, out of capital.

26          Seal

Company seal

26.1       The Company may have a seal if the Directors so determine.

Duplicate seal

26.2       Subject to the provisions of the Act, the Company may also have a duplicate seal or seals for use in any place or places outside the Cayman Islands. Each duplicate seal shall be a facsimile of the original seal of the Company. However, if the Directors so determine, a duplicate seal shall have added on its face the name of the place where it is to be used.

When and how seal is to be used

26.3       A seal may only be used by the authority of the Directors. Unless the Directors otherwise determine, a document to which a seal is affixed must be signed in one of the following ways:

(a)         by a Director (or his alternate) and the Secretary; or

(b)         by a single Director (or his alternate).

If no seal is adopted or used

26.4       If the Directors do not adopt a seal, or a seal is not used, a document may be executed in the following manner:

(a)         by a Director (or his alternate) and the Secretary; or

(b)         by a single Director (or his alternate); or

(c)         in any other manner permitted by the Act.

Power to allow non-manual signatures and facsimile printing of seal

26.5       The Directors may determine that either or both of the following applies:

(a)         that the seal or a duplicate seal need not be affixed manually but may be affixed by some other method or system of reproduction;

(b)         that a signature required by these Articles need not be manual but may be a mechanical or Electronic Signature.

Validity of execution

26.6       If a document is duly executed and delivered by or on behalf of the Company, it shall not be regarded as invalid merely because, at the date of the delivery, the Secretary, or the Director, or other Officer or person who signed the document or affixed the seal for and on behalf of the Company ceased to be the Secretary or hold that office and authority on behalf of the Company.

Annex C-34

27          Indemnity

27.1       To the extent permitted by law, the Company shall indemnify each existing or former Director (including alternate Director), Secretary and other Officer of the Company (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)         all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former Director (including alternate Director), Secretary or Officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former Director’s (including alternate Director’s), Secretary’s or Officer’s duties, powers, authorities or discretions; and

(b)         without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former Director (including alternate Director), Secretary or Officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former Director (including alternate Director), Secretary or Officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty, wilful default, wilful neglect or fraud.

27.2       To the extent permitted by Act, the Company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former Director (including alternate Director), Secretary or Officer of the Company in respect of any matter identified in Article 27.1 on condition that the Director (including alternate Director), Secretary or Officer must repay the amount paid by the Company to the extent that it is ultimately found not liable to indemnify the Director (including alternate Director), Secretary or that Officer for those legal costs.

Release

27.3       To the extent permitted by Act, the Company may by Special Resolution release any existing or former Director (including alternate Director), Secretary or other Officer of the Company from liability for any loss or damage or right to compensation which may arise out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of his office; but there may be no release from liability arising out of or in connection with that person’s own dishonesty, wilful default, wilful neglect or fraud.

Insurance

27.4       To the extent permitted by Act, the Company may pay, or agree to pay, a premium in respect of a contract insuring each of the following persons against risks determined by the Directors, other than liability arising out of that person’s own dishonesty, wilful default, wilful neglect or fraud:

(a)         an existing or former Director (including alternate Director), Secretary or Officer or auditor of:

(i)          the Company;

(ii)         a company which is or was a subsidiary of the Company;

(iii)        a company in which the Company has or had an interest (whether direct or indirect); and

(b)         a trustee of an employee or retirement benefits scheme or other trust in which any of the persons referred to in paragraph (a) is or was interested.

Annex C-35

28          Notices

Form of notices

28.1       Save where these Articles provide otherwise, and subject to the Designated Stock Exchange Rules, any notice to be given to or by any person pursuant to these Articles shall be:

(a)         in writing signed by or on behalf of the giver in the manner set out below for written notices; or

(b)         subject to the next Article, in an Electronic Record signed by or on behalf of the giver by Electronic Signature and authenticated in accordance with Articles about authentication of Electronic Records; or

(c)         where these Articles expressly permit, by the Company by means of a website.

Electronic communications

28.2       A notice may only be given to the Company in an Electronic Record if:

(a)         the Directors so resolve;

(b)         the resolution states how an Electronic Record may be given and, if applicable, specifies an email address for the Company; and

(c)         the terms of that resolution are notified to the Members for the time being and, if applicable, to those Directors who were absent from the meeting at which the resolution was passed.

If the resolution is revoked or varied, the revocation or variation shall only become effective when its terms have been similarly notified.

28.3       A notice may not be given by Electronic Record to a person other than the Company unless the recipient has notified the giver of an Electronic address to which notice may be sent.

28.4       Subject to the Act, the Designated Stock Exchange Rules and to any other rules which the Company is bound to follow, the Company may also send any notice or other document pursuant to these Articles to a Member by publishing that notice or other document on a website where:

(a)         the Company and the Member have agreed to his having access to the notice or document on a website (instead of it being sent to him);

(b)         the notice or document is one to which that agreement applies;

(c)         the Member is notified (in accordance with any requirements laid down by the Act and, in a manner for the time being agreed between him and the Company for the purpose) of:

(i)          the publication of the notice or document on a website;

(ii)         the address of that website; and

(iii)        the place on that website where the notice or document may be accessed, and how it may be accessed; and

(d)         the notice or document is published on that website throughout the publication period, provided that, if the notice or document is published on that website for a part, but not all of, the publication period, the notice or document shall be treated as being published throughout that period if the failure to publish that notice of document throughout that period is wholly attributable to circumstances which it would not be reasonable to have expected the Company to prevent or avoid. For the purposes of this Article 28.4 “publication period” means a period of not less than twenty-one days, beginning on the day on which the notification referred to in Article 28.4(c) is deemed sent.

Annex C-36

Persons entitled to notices

28.5       Any notice or other document to be given to a Member may be given by reference to the register of Members as it stands at any time within the period of twenty-one days before the day that the notice is given or (where and as applicable) within any other period permitted by, or in accordance with the requirements of, (to the extent applicable) the Designated Stock Exchange Rules and/or the Designated Stock Exchanges. No change in the register of Members after that time shall invalidate the giving of such notice or document or require the Company to give such item to any other person.

Persons authorised to give notices

28.6       A notice by either the Company or a Member pursuant to these Articles may be given on behalf of the Company or a Member by a Director or company secretary of the Company or a Member.

Delivery of written notices

28.7       Save where these Articles provide otherwise, a notice in writing may be given personally to the recipient, or left at (as appropriate) the Member’s or Director’s registered address or the Company’s registered office, or posted to that registered address or registered office.

Joint holders

28.8       Where Members are joint holders of a Share, all notices shall be given to the Member whose name first appears in the register of Members.

Signatures

28.9       A written notice shall be signed when it is autographed by or on behalf of the giver, or is marked in such a way as to indicate its execution or adoption by the giver.

28.10     An Electronic Record may be signed by an Electronic Signature.

Evidence of transmission

28.11     A notice given by Electronic Record shall be deemed sent if an Electronic Record is kept demonstrating the time, date and content of the transmission, and if no notification of failure to transmit is received by the giver.

28.12     A notice given in writing shall be deemed sent if the giver can provide proof that the envelope containing the notice was properly addressed, pre-paid and posted, or that the written notice was otherwise properly transmitted to the recipient.

28.13     A Member present, either in person or by proxy, at any meeting of the Company or of the holders of any class of Shares shall be deemed to have received due notice of the meeting and, where requisite, of the purposes for which it was called.

Giving notice to a deceased or bankrupt Member

28.14     A notice may be given by the Company to the persons entitled to a Share in consequence of the death or bankruptcy of a Member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a Member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like description, at the address, if any, supplied for that purpose by the persons claiming to be so entitled.

28.15     Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

Annex C-37

Date of giving notices

28.16     A notice is given on the date identified in the following table

Method for giving notices	When taken to be given
(A) Personally	At the time and date of delivery
(B) By leaving it at the Member’s registered address	At the time and date it was left
(C) By posting it by prepaid post to the street or postal address of that recipient	48 hours after the date it was posted
(D) By Electronic Record (other than publication on a website), to recipient’s Electronic address	48 hours after the date it was sent
(E) By publication on a website	24 hours after the date on which the Member is deemed to have been notified of the publication of the notice or document on the website

Saving provision

28.17     None of the preceding notice provisions shall derogate from the Articles about the delivery of written resolutions of Directors and written resolutions of Members.

29          Authentication of Electronic Records

Application of Articles

29.1       Without limitation to any other provision of these Articles, any notice, written resolution or other document under these Articles that is sent by Electronic means by a Member, or by the Secretary, or by a Director or other Officer of the Company, shall be deemed to be authentic if either Article 29.2 or Article 29.4 applies.

Authentication of documents sent by Members by Electronic means

29.2       An Electronic Record of a notice, written resolution or other document sent by Electronic means by or on behalf of one or more Members shall be deemed to be authentic if the following conditions are satisfied:

(a)         the Member or each Member, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by one or more of those Members; and

(b)         the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, that Member to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)         Article 29.7 does not apply.

29.3       For example, where a sole Member signs a resolution and sends the Electronic Record of the original resolution, or causes it to be sent, by facsimile transmission to the address in these Articles specified for that purpose, the facsimile copy shall be deemed to be the written resolution of that Member unless Article 28.7 applies.

Authentication of document sent by the Secretary or Officers of the Company by Electronic means

29.4       An Electronic Record of a notice, written resolution or other document sent by or on behalf of the Secretary or an Officer or Officers of the Company shall be deemed to be authentic if the following conditions are satisfied:

(a)         the Secretary or the Officer or each Officer, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by the Secretary or one or more of those Officers; and

Annex C-38

(b)         the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, the Secretary or that Officer to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)         Article 29.7 does not apply.

This Article 29.4 applies whether the document is sent by or on behalf of the Secretary or Officer in his own right or as a representative of the Company.

29.5       For example, where a sole Director signs a resolution and scans the resolution, or causes it to be scanned, as a PDF version which is attached to an email sent to the address in these Articles specified for that purpose, the PDF version shall be deemed to be the written resolution of that Director unless Article 29.7 applies.

Manner of signing

29.6       For the purposes of these Articles about the authentication of Electronic Records, a document will be taken to be signed if it is signed manually or in any other manner permitted by these Articles.

Saving provision

29.7       A notice, written resolution or other document under these Articles will not be deemed to be authentic if the recipient, acting reasonably:

(a)         believes that the signature of the signatory has been altered after the signatory had signed the original document; or

(b)         believes that the original document, or the Electronic Record of it, was altered, without the approval of the signatory, after the signatory signed the original document; or

(c)         otherwise doubts the authenticity of the Electronic Record of the document and the recipient promptly gives notice to the sender setting the grounds of its objection. If the recipient invokes this Article, the sender may seek to establish the authenticity of the Electronic Record in any way the sender thinks fit.

30          Transfer by way of continuation

30.1       The Company may, by Special Resolution, resolve to be registered by way of continuation in a jurisdiction outside:

(a)          the Cayman Islands; or

(b)          such other jurisdiction in which it is, for the time being, incorporated, registered or existing.

30.2       To give effect to any resolution made pursuant to the preceding Article, the Directors may cause the following:

(a)          an application be made to the Registrar of Companies of the Cayman Islands to deregister the Company in the Cayman Islands or in the other jurisdiction in which it is for the time being incorporated, registered or existing; and

(b)          all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

Annex C-39

31          Winding up

Distribution of assets in specie

31.1       If the Company is wound up the Members may, subject to these Articles and any other sanction required by the Act, pass a Special Resolution allowing the liquidator to do either or both of the following:

(a)         to divide in specie among the Members the whole or any part of the assets of the Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the Members or different classes of Members; and/or

(b)         to vest the whole or any part of the assets in trustees for the benefit of Members and those liable to contribute to the winding up.

No obligation to accept liability

31.2       No Member shall be compelled to accept any assets if an obligation attaches to them.

31.3       The Directors are authorised to present a winding up petition

31.4       The Directors have the authority to present a petition for the winding up of the Company to the Grand Court of the Cayman Islands on behalf of the Company without the sanction of a resolution passed at a general meeting.

32          Amendment of Memorandum and Articles

Power to change name or amend Memorandum

32.1       Subject to the Act, the Company may, by Special Resolution:

(a)         change its name; or

(b)         change the provisions of its Memorandum with respect to its objects, powers or any other matter specified in the Memorandum.

Power to amend these Articles

32.2       Subject to the Act and as provided in these Articles, the Company may, by Special Resolution, amend these Articles in whole or in part.

Annex C-40

Annex D-1

Fairness Opinion
Related to the Purchase
of Scage International Limited
by Finnovate Acquisition Corp.

Valuation Date: June 30, 2023
Report Date: October 31, 2023

Prepared for:

Board of Directors

Finnovate Acquisition Corp.

October 31, 2023

Board of Directors
c/o Mr. Calvin Kung, Chairman and CEO
Finnovate Acquisition Corp.
The White House 20 Genesis Close
George Town, Grand Cayman KY1 1208

Dear Mr. Kung:

ValueScope, Inc. was engaged to advise the Board of Directors of Finnovate Acquisition Corp. (“Finnovate”) as to the fairness of a business combination with (the “Subject Transaction”) Scage International Limited (“Scage”). Our analysis is based on the available financial information as of June 30, 2023 (the “Valuation Date”).

Our opinion is based on a review of publicly available business and financial information relating to Finnovate and Scage. We have also reviewed internal financial and operating information related to Finnovate and Scage. In addition, we have interviewed members of Finnovate’s and Scage’s management (collectively, “Management”).

This opinion is based on financial analyses prepared in accordance with generally accepted valuation standards. These procedures included substantive valuation tests that we considered necessary and appropriate under the circumstances.

Our analyses relied upon, but were not necessarily limited to, the following procedures:

•        A review of the draft Business Combination Agreement by and among Finnovate Acquisition Corp., as Purchaser, Scage Future, as Pubco, Hero 1, as First Merger Sub, Hero 2, as Second Merger Sub, and Scage International Limited, as the Company, dated August 16, 2023 (the “DRAFT BCA”).

•        A review of Scage’s unaudited financial statements as of, and for the fiscal years, ended June 30, 2021, June 30, 2022, and June 30, 2023.

•        A review of Scage’s projected financial statements for the fiscal years ending June 30, 2024 through June 30, 2027.

•        A review of Scage’s targeted launch dates for its product lines.

•        A review of several presentations prepared by Scage’s management.

•        A review of information relating to Scage’s industry and similar companies.

•        A review of pricing data of comparable guideline companies and industry transactions existing as of the Valuation Date.

We have not independently verified any of the foregoing information and have relied upon its completeness and accuracy in all material aspects. We have not made an independent evaluation or appraisal of the assets of Scage.

We are not acting as the financial advisor to Finnovate or its shareholders in connection with this acquisition. It is understood that this letter is for the use of the Board of Directors and shareholders of Finnovate. Other than discussions in the proxy statement and registration statements related to the Subject Transaction, this letter is not to be used with any other document in connection with the Subject Transaction, without the express written consent of ValueScope, Inc. We understand and agree that our analysis and conclusions in the letter may be shared with current and potential shareholders and advisors of Finnovate.

Based upon and subject to the foregoing, it is our opinion that, as of the Valuation Date, the total consideration of $1,000,000,000 minus closing net debt to be paid by Finnovate to acquire Scage is less than the estimated fair market value of Scage; therefore, the transaction is FAIR to the shareholders of Finnovate from a financial point of view.1

We are independent of and have no current or prospective economic interests in Finnovate and Scage. Our fee for the development of this fairness opinion was in no way influenced by our conclusion.

Respectfully submitted,

ValueScope, Inc.

Steven C. Hastings, Principal, CPA/ABV/CFF/CGMA, ASA, CVA

____________

1        The total consideration of $1,000,000,000 minus closing net debt for the equity implies an enterprise value of $1,000,000,000.

TABLE OF APPENDICES

Annex D-1 Page Nos.
Appendix A: Background of Transaction	D-1-1

Appendix B: Economic and Industry Overview	D-1-2
Global Economic Outlook	D-1-2
China Economic Outlook	D-1-2
Global Electric Vehicle Outlook	D-1-3
Hybrid and Electric Vehicle Manufacturing Industry	D-1-6
Heavy Duty Truck Manufacturing	D-1-8

Appendix C: Company Overview	D-1-11
Finnovate Acquisition Corp.	D-1-11
Scage International Limited	D-1-11

Appendix D: Valuation Methodology	D-1-14
Valuation Approaches	D-1-14

Appendix E: Scage International Limited (“Scage”) Valuation	D-1-15
Income Approach – Discounted Cash Flow Method	D-1-15
Market Approach – Guideline Public Company Method	D-1-18
Conclusion of Value	D-1-20

Appendix F: Assumptions and Limiting Conditions	D-1-21

Annex D-1-i

Appendix A: Background of Transaction2

On May 13, 2023, Finnovate Acquisition Corp. (“Finnovate”), as purchaser, prepared a term sheet outlining its intent to purchase Scage International Limited (“Scage”). Per the DRAFT BCA, Finnovate will acquire 100% of the outstanding equity and equity equivalents of Scage (including all preferred stocks, options, warrants or other securities that have the right to acquire or convert into equity securities of the Company), through a series of mergers. The aggregate merger consideration amount is $1,000,000 minus the net debt amount at closing.

____________

2        Information in this section was obtained from the BCA.

Annex D-1-1

Appendix B: Economic and Industry Overview

Global Economic Outlook3

Global growth is projected to fall from an estimated 3.5 percent in 2022 to 3.0 percent in both 2023 and 2024. While the forecast for 2023 is modestly higher than predicted in the April 2023 World Economic Outlook (WEO), it remains weak by historical standards. The rise in central bank policy rates to fight inflation continues to weigh on economic activity. Global headline inflation is expected to fall from 8.7 percent in 2022 to 6.8 percent in 2023 and 5.2 percent in 2024. Underlying (core) inflation is projected to decline more gradually, and forecasts for inflation in 2024 have been revised upward.

The recent resolution of the US debt ceiling standoff and, earlier this year, strong action by authorities to contain turbulence in US and Swiss banking, reduced the immediate risks of financial sector turmoil. This moderated adverse risks to the outlook. However, the balance of risks to global growth remains tilted to the downside. Inflation could remain high and even rise if further shocks occur, including those from an intensification of the war in Ukraine and extreme weather-related events, triggering more restrictive monetary policy. Financial sector turbulence could resume as markets adjust to further policy tightening by central banks. China’s recovery could slow, in part as a result of unresolved real estate problems, with negative cross-border spillovers. Sovereign debt distress could spread to a wider group of economies. On the upside, inflation could fall faster than expected, reducing the need for tight monetary policy, and domestic demand could again prove more resilient.

In most economies, the priority remains achieving sustained disinflation while ensuring financial stability. Therefore, central banks should remain focused on restoring price stability and strengthening financial supervision and risk monitoring. Should market strains materialize, countries should provide liquidity promptly while mitigating the possibility of moral hazard. They should also build fiscal buffers, with the composition of fiscal adjustment ensuring targeted support for the most vulnerable. Improvements to the supply side of the economy would facilitate fiscal consolidation and a smoother decline of inflation toward target levels.

China Economic Outlook4

GDP growth rebounded in the first quarter of 2023 to 4.5% year-on-year. The rebound reflects the lifting of COVID-19-related restrictions. In-person services, including catering, accommodation, tourism, and entertainment, which were restricted during lockdowns, rebounded strongly. In contrast, consumption of goods, which continued even during lockdowns, remains weak. Despite the current momentum in services consumption, overall consumption is constrained by relatively high unemployment rates and a large number of graduate students entering the labor market this year. Investment growth is firming as infrastructure investment is picking up, and new support measures contain the contraction of real estate investment.

China is relatively well insulated from global food and energy market shocks. China has a large share of food in its consumption, but this has limited import content. Large grain reserves and export restrictions in the form of quotas will continue to mitigate the impact of rising global grain prices on domestic inflation and reduce the risk of shortages. Domestically produced coal is used for heating, which is not affected by higher prices in global markets. However, China is more dependent on oil and gas imports. Replacing part of crude oil imports by discounted Urals oil from Russia is containing inflationary pressure and LNG reserves are being refilled from Russian sources. The revival of demand may increase price pressures, but the overall inflation environment remains benign.

Monetary policy continues to support the recovery and ensure adequate liquidity. While the benchmark lending rate remained stable in recent months, the required reserve ratio has recently been cut slightly. Capital outflows and currency depreciation during 2022 were halted by revived confidence following the opening of the economy. Market rates have fallen more than the benchmark rate. Following the coordinated cut of the deposit rate by major state lenders in September 2022, a new mortgage rate adjustment mechanism for first mortgages was introduced in early 2023. This allows local authorities to decide whether to remove the mortgage interest floor in cities in which new housing prices decrease for three consecutive months. More stringent implementation of credit quotas for pre-sold housing, lower provident fund lending rates for first-time buyers, and other measures have helped the property

____________

3        International Monetary Fund, World Economic Outlook Update, July 2023.

4        Organisation for Economic Co-operation and Development, OECD Economic Outlook, Volume 2023 Issue 1: Preliminary Version, 2023.

Annex D-1-2

market bottom out and will support the recovery of the property sector. The rebound, however, will be moderate as restrictions, including on eligibility to purchase real estate, continue to suppress demand. Shadow banking appears to have stabilized and credit supply is ample, but demand is rebounding only gradually. Savings accumulated during the lockdowns may be used partially in the real estate market if it recovers more strongly, and partially for household consumption.

Fiscal policy will continue to provide support through tax cuts and exemptions, but tax and charge deferrals have mostly ended. Some proceeds from special local bonds issued in 2022 are being spent this year. New policies are being announced to boost the recovery, including tax exemptions for small and micro enterprises and accelerated deduction of research costs. Development banks are providing funds financed by bonds to support investment, as a lack of funds has constrained the roll-out of infrastructure projects. Sizeable interest subsidies continue to support re-lending for manufacturing, social services, small and medium-sized companies, and individual businesses.

Following the lifting of COVID-19 restrictions, GDP growth will gradually return to its estimated potential rate. Infrastructure investment will remain robust and real estate investment will stabilize due to lower mortgage rates and improving consumer confidence. Exports will recover as global demand rebounds. Export growth will be driven by the global need for equipment for the energy transition. Reopening will boost tourism imports, but import growth may be contained by an increasing reliance on domestic inputs. Raw material demand will be kept high by infrastructure investment. Longer-term growth prospects have diminished as the population ages, constraining the strength of the recovery. A further rise in corporate defaults will improve risk pricing but may adversely affect the financial sector and private investors. A stable supply of energy and grains will continue to contain price increases, keeping headline inflation benign.

Relatively high unemployment, especially for youth, slow job creation and a more gradual recovery of consumption remain a key downside risk. Continued credit events and disorderly deleveraging in the overstretched property sector may trigger failures of smaller banks and shadow banking institutions. By contrast, relaxing prudential measures and encouraging investment in real estate would likely create another bubble and subsequently cause greater future disruptions. A stronger rebound of housing prices could divert savings to the real estate sector and revive housing-related consumption.

Reforms to enhance competition would sustain the economic recovery from the pandemic. Administrative monopolies, often with exclusive rights to provide certain goods and services, should be dismantled. Recent measures aimed at creating a single domestic market are a welcome step. Stronger consumer protection could boost competitive pressures. Levelling the playing field would support private sector investment and underlying growth. Fundamental reforms to strengthen the social safety net would help to reduce precautionary saving and rebalance demand from investment to consumption. Pension and unemployment insurance coverage should be extended to all. The list of treatments and medicines covered by health insurance should be widened. The extension of the pensionable age is urgent, and a target age should be reached within a short time span given the relatively long-life expectancy. Women should not be allowed to retire 5-10 years earlier than men. China has a large imbalance in the population due to the long-term favoring of boys over girls, in particular in rural areas. While this is changing with urbanization and rising living standards, there is ample room for policies to ensure greater gender equality. Girls’ tertiary enrollment is high and so is female employment, but there is a persistent wage gap, and few women are in managerial positions. Strict implementation of equal pay laws and, where needed, affirmative action could help.

Global Electric Vehicle Outlook5

Electric car markets are seeing exponential growth as sales exceeded 10 million in 2022. A total of 14% of all new cars sold were electric in 2022, up from around 9% in 2021 and less than 5% in 2020. Three markets dominated global sales. China was the frontrunner once again, accounting for around 60% of global electric car sales. More than half of the electric cars on roads worldwide are now in China and the country has already exceeded its 2025 target for new energy vehicle sales. In Europe, the second largest market, electric car sales increased by over 15% in 2022, meaning that more than one in every five cars sold was electric. Electric car sales in the United States—the third largest market—increased 55% in 2022, reaching a sales share of 8%.

____________

5        International Energy Agency (IEA), Global EV Outlook 2023, April 2023

Annex D-1-3

Electric car sales are expected to continue strongly through 2023. Over 2.3 million electric cars were sold in the first quarter, about 25% more than in the same period last year. We currently expect to see 14 million in sales by the end of 2023, representing a 35% year-on-year increase with new purchases accelerating in the second half of this year. As a result, electric cars could account for 18% of total car sales across the full calendar year. National policies and incentives will help bolster sales, while a return to the exceptionally high oil prices seen last year could further motivate prospective buyers.

There are promising signs for emerging electric vehicle markets, albeit from a small base. Electric car sales are generally low outside the major markets, but 2022 was a growth year in India, Thailand, and Indonesia. Collectively, sales of electric cars in these countries more than tripled compared to 2021, reaching 80,000. For Thailand, the share of electric cars in total sales came in at slightly over 3% in 2022, while both India and Indonesia averaged around 1.5% last year. In India, electric vehicle and component manufacturing is ramping up, supported by the government’s USD 3.2 billion incentive program that has attracted investments totaling USD 8.3 billion. Thailand and Indonesia are also strengthening their policy support schemes, potentially providing valuable experience for other emerging market economies seeking to foster electric vehicle adoption.

Market trends and policy efforts in major car markets are supporting a bright outlook for electric vehicle sales. Under the IEA Stated Policies Scenario (STEPS), the global outlook for the share of electric car sales based on existing policies and firm objectives has increased to 35% in 2030, up from less than 25% in the previous outlook. In the projections, China retains its position as the largest market for electric cars with 40% of total sales by 2030 in the STEPS. The United States doubles its market share to 20% by the end of the decade as recent policy announcements drive demand, while Europe maintains its current 25% share.

Projected demand for electric cars in major car markets will have profound implications on energy markets and climate goals in the current policy environment. Based on existing policies, oil demand from road transport is projected to peak around 2025 in the STEPS, with the amount of oil displaced by electric vehicles exceeding 5 million barrels per day in 2030. In the STEPS, emissions of around 700 Mt CO2-equivalents are avoided by the use of electric cars in 2030.

The European Union and the United States have passed legislation to match their electrification ambitions. The European Union adopted new CO2 standards for cars and vans that are aligned with the 2030 goals set out in the Fit for 55 package. In the United States, the Inflation Reduction Act (IRA), combined with adoption of California’s Advanced Clean Cars II rule by a number of states, could deliver a 50% market share for electric cars in 2030, in line with the national target. The implementation of the recently proposed emissions standards from the US Environmental Protection Agency is set to further increase this share.

Battery manufacturing continues to expand, encouraged by the outlook for electric vehicles. As of March 2023, announcements on battery manufacturing capacity delivered by 2030 are more than sufficient to meet the demand implied by government pledges and would even be able to cover the demand for electric vehicles in the Net Zero Emissions by 2050 Scenario. It is therefore possible that higher shares of sales are achievable for electric cars than those anticipated on the basis of current government policy and national targets.

Global spending on electric cars exceeded USD 425 billion in 2022, up 50% relative to 2021. Only 10% of the spending can be attributed to government support, the remainder was from consumers. Investors have also maintained confidence in electric vehicles, with the stocks of electric vehicle-related companies consistently outperforming traditional carmakers since 2019. Venture capital investments in start-up firms developing electric vehicle and battery technologies have also boomed, reaching nearly USD 2.1 billion in 2022, up 30% relative to 2021, with investments increasing in batteries and critical minerals.

SUVs and large cars dominated available electric car options in 2022. They accounted for 60% of available electric vehicle options in China and Europe and an even greater share in the United States, similar to the trend towards SUVs seen in internal combustion engine (ICE) car markets. In 2022, ICE SUVs emitted over 1 Gt CO2, far greater than the 80 Mt net emissions reductions from the electric vehicle fleet that year. Battery electric SUVs often have batteries that are two- to three-times larger than small cars, requiring more critical minerals. However, last year electric SUVs resulted in the displacement of over 150,000 barrels of oil consumption per day and avoided the associated tailpipe emissions that would have been generated through burning the fuel in combustion engines.

Annex D-1-4

The electric car market is increasingly competitive. A growing number of new entrants, primarily from China but also from other emerging markets, are offering more affordable models. Major incumbent carmakers are increasing ambition as well, especially in Europe, and 2022-2023 saw another series of important electric vehicle announcements: fully electric fleets, cheaper cars, greater investment, and vertical integration with battery-making and critical minerals.

Consumers can choose from an increasing number of options for electric cars. The number of available electric car models reached 500 in 2022, more than double the options available in 2018. However, outside of China, there is a need for original equipment manufacturers (OEMs) to offer affordable, competitively priced options in order to enable mass adoption of electric vehicles. Today’s level of available electric car models is still significantly lower than the number of ICE options on the market, but the number of ICE models available has been steadily decreasing since its peak in the mid-2010s.

Electrification of road transport goes beyond cars. Two or three-wheelers are the most electrified market segment today; in emerging markets and developing economies, they outnumber cars. Over half of India’s three-wheeler registrations in 2022 were electric, demonstrating their growing popularity due to government incentives and lower lifecycle costs compared with conventional models, especially in the context of higher fuel prices. In many developing economies, two/three-wheelers offer an affordable way to get access to mobility, meaning their electrification is important to support sustainable development.

The commercial vehicle stock is also seeing increasing electrification. Electric light commercial vehicle (LCV) sales worldwide increased by more than 90% in 2022 to more than 310,000 vehicles, even as overall LCV sales declined by nearly 15%. In 2022, nearly 66,000 electric buses and 60,000 medium- and heavy-duty trucks were sold worldwide, representing about 4.5% of all bus sales and 1.2% of truck sales. Where governments have committed to reduce emissions from public transport, such as in dense urban areas, electric bus sales reached even higher shares; in Finland, for example, electric bus sales accounted for over 65% in 2022.

Ambition with respect to electrifying heavy-duty vehicles is growing. In 2022, around 220 electric heavy-duty vehicle models entered the market, bringing the total to over 800 models offered by well over 100 OEMs. A total of 27 governments have pledged to achieve 100% electric vehicle bus and truck sales by 2040 and both the United States and European Union have also proposed stronger emissions standards for heavy-duty vehicles.

The increase in demand for electric vehicles is driving demand for batteries and related critical minerals. Automotive lithium-ion (Li-ion) battery demand increased by about 65% to 550 GWh in 2022, from about 330 GWh in 2021, primarily as a result of growth in electric passenger car sales. In 2022, about 60% of lithium, 30% of cobalt and 10% of nickel demand was for electric vehicle batteries. Only five years prior, these shares were around 15%, 10% and 2%, respectively. Reducing the need for critical materials will be important for supply chain sustainability, resilience, and security, especially given recent price developments for battery material.

New alternatives to conventional lithium-ion are on the rise. The share of lithium-iron-phosphate (LFP) chemistries reached its highest point ever, driven primarily by China; around 95% of the LFP batteries for electric LDVs went into vehicles produced in China. Supply chains for (lithium-free) sodium-ion batteries are also being established, with over 100 GWh of manufacturing capacity either currently operating or announced, almost all in China.

The electric vehicle supply chain is expanding, but manufacturing remains highly concentrated in certain regions, with China being the main player in battery and electric vehicle component trade. In 2022, 35% of exported electric cars came from China, compared with 25% in 2021. Europe is China’s largest trade partner for both electric cars and their batteries. In 2022, the share of electric cars manufactured in China and sold in the European market increased to 16%, up from about 11% in 2021.

Electric vehicle supply chains are increasingly at the forefront of electric vehicle-related policymaking to build resilience through diversification. The Net Zero Industry Act, proposed by the European Union in March 2023, aims for nearly 90% of the European Union’s annual battery demand to be met by EU battery manufacturers, with a manufacturing capacity of at least 550 GWh in 2030. Similarly, India aims to boost domestic manufacturing of electric vehicles and batteries through Production Linked Incentive (PLI) schemes. In the United States, the Inflation Reduction Act emphasizes the strengthening of domestic supply chains for electric vehicles, electric vehicle batteries and battery minerals, laid out in the criteria to qualify for clean vehicle tax credits. As a result, between August 2022 and March 2023, major electric vehicle and battery makers announced cumulative post-IRA investments of at least USD 52 billion in North American electric vehicle supply chains – of which 50% is for battery manufacturing and about 20% each for battery components and electric vehicle manufacturing.

Annex D-1-5

Hybrid and Electric Vehicle Manufacturing Industry6

Industry Definition

This industry primarily manufactures hybrid and electric automobiles that use one or more electric motors for propulsion. A hybrid electric vehicle (HEV) is a type of a vehicle that combines a conventional internal combustion engine (ICE) propulsion system with an electric propulsion system. The most common form of HEV is the hybrid electric car, though hybrid electric trucks (pickups and tractors) and SUVs also exist.

Industry Performance

Hybrid and Electric Vehicle Manufacturing industry revenue has grown at a CAGR of 29.6% to $88.8 billion through 2023, including a 24.7% rise in 2023 alone, when profit is set to reach 7.3%.

On the road to greener pastures

•        Global warming continues to be an important environmental issue as consumers want to make a difference.

•        Fully electric vehicles emit three times less emissions than cars running on gasoline.

•        Lower emissions and higher fuel economy make electric and hybrid cars more attractive.

•        Based on data from the Alternative Fuels Data Center, hybrids, plug-in hybrids, and all-electric vehicles emit 6,258 lbs, 5,779 lbs and 3932 lbs of carbon dioxide per year, respectively. Gasoline vehicles, on the other hand, emit more than 11,000 lbs of CO2 per year.

•        The manufacturing process in power plants produces the majority of emissions.

Government assistance fuels demand

•        President Joe Biden set the goal to have electric vehicles account for half of new car sales by 2030.

•        The newly passed Inflation Reduction Act provides up to $7,500 in tax credits for eligible purchases of electric vehicles, both new and used.

•        To qualify for this program, the final assembly must be in North America, reducing import volumes from Japan.

•        The Infrastructure Investment and Jobs Act provides funding for new charging stations across the country, making them more accessible for the public.

Fuel prices spiral out of control

•        High oil and gas prices through 2023 have made traditional cars more expensive for consumers.

•        The declining price of battery packs has made electric vehicles less costly, increasing sales.

Key External Drivers

1.    Consumer confidence index: Consumer sentiment has played an important role in industry demand. When consumers are low on disposable income, they tend to postpone purchases, hurting automakers. Consumer confidence plummeted in 2020, which flowed upstream to industry players as fewer hybrid and electric vehicles were purchased. The Consumer Confidence Index is expected to decrease in 2023.

____________

6        IBISWorld Industry Report OD5146, Hybrid and Electric Vehicle Manufacturing, January 2023.

Annex D-1-6

2.    World price of crude oil: The price of gas is important to industry players because it represents a significant part of a vehicle’s running costs. Through 2023, the retail price of gasoline has grown, which has led consumers to consider their fuel consumption. Consumers demand smaller and more fuel-efficient vehicles, increasing industry revenue. The world price of crude oil is expected to decrease in 2023.

3.    Tax credits for energy efficiency: Consumers received tax credits up to $7,500 depending on the make of the car. An increase in the availability of these tax credits leads to higher industry revenue as consumers buy more hybrid and electric cars. Tax credits for energy efficiency are expected to increase in 2023, representing a potential opportunity for the industry.

4.    Demand from new car dealers: New car dealers demand industry vehicles when consumers increase demand for these cars. The financial crisis has taken a toll on dealers and a significant proportion of companies had trouble finding funds to stock their showrooms. Demand from new car dealers is expected to decrease in 2023, posing a potential threat to industry operators.

5.    Trade-weighted index: The level of international trade for industry products is affected by US dollar exchange rates. An appreciating US dollar causes domestic goods to become relatively more expensive compared with industry products manufactured abroad. This tends to heighten import competition and reduce exports. The trade-weighted index, which measures the value of the US dollar against key trading partners, is expected to increase in 2023.

Key Success Factors

1.    Strong supply chain links: Close relationships with suppliers and good distribution channels are important. Manufacturers need to be able to access parts on a timely basis to ensure the smooth flow of production. Operators need good distribution channels to minimize supply chain interruptions.

2.    Use of most efficient work practices: Good industrial relations through a motivated work force ensure the smooth running of a production plant. Work stoppages can be costly to industry players, and good industrial relations can hedge manufacturers against that type of risk.

3.    Access to the latest available and most efficient technology and techniques: The degree of investment in technological improvements and product development is important. In the current environment, the development of fuel-efficient, hybrid and alternative-fuel vehicles is crucial for competitive purposes.

4.    Ability to expand and curtail operations rapidly in line with market demand: Industry players that respond to market signals will likely be competitive. This factor is evidenced by the high acceptance of a few of the industry’s hybrid models.

Industry Outlook

Through 2028, revenue is forecast to increase a CAGR of 11.7% to $154.7 billion, with profit creeping upward to 8.3% of revenue.

Incentives continue to push growth

•        Tax credits for electric vehicles will be in place through 2032, with tax credits as rebates starting in 2024.

•        The percentage of critical minerals and battery components sourced from North America is set to increase every year, bringing production back to the United States for quicker access to these materials (these benchmarks are only necessary for vehicles that want to qualify for tax credits).

•        More charging station installations will increase access to electric vehicles domestically.

Research and development aimed to cut costs

•        Battery makers will continue to receive funding to produce low-cost and longer lasting batteries.

•        These batteries cut down on the price of vehicles while allowing them to travel further, which has been the main complaint about electric cars.

•        Lower purchasing costs equate to higher profit.

Annex D-1-7

Sustainability remains a selling point

•        Concerns about limited fossil fuels continue to be an issue.

•        Elevated fuel prices will deter customers away from traditional vehicles.

•        Commercial customers will continue to replace outdated fleets with new electric and hybrid vehicles to reach ESG standards.

•        New entrants will continue joining the industry and create innovative productions to address rising environmental concerns.

Heavy Duty Truck Manufacturing7

Industry Performance

Global heavy-duty truck manufacturing’s revenue has been falling at a CAGR of 5.0% over the past five years, including an estimated 1.7% growth in the current year, and is expected to total $345.7 billion in 2023, with profit set to reach 6.9%.

Volatile commodity prices influence profitability

•        Steel and aluminum prices, two major components in truck production, have been volatile and increased during the period.

•        When these costs rise, manufacturing costs also increase, hurting profit.

BRIC nations’ performance is vastly different from that of developed countries

•        Most trucks manufactured in BRIC countries are for domestic use or are exported to other emerging economies.

•        The COVID-19 pandemic led to economic effects of varying degrees globally, with Brazil, India and Russia experiencing sharp economic contractions in 2020.

•        While China suffered somewhat, the zero-covid policy contributed to lower productivity during the lockdown period, decreasing its contribution to the industry.

•        Aside from COVID-19, the Ukraine-Russian war reduced Russia’s production volume, contributing to lower industry revenue.

The industry has been characterized by high merger and acquisition activity

•        Consolidation increased as companies realized the benefits of merging, which include sharing technology, increasing market share, and gaining access to new markets.

•        The industry is also highly regulated, and standards and laws differ from country to country, which makes it difficult for manufacturers to enter new markets.

•        Mergers and acquisitions allow companies to enter markets they would not be able to enter on their own, causing barriers to entry and creating more challenging conditions.

Key External Drivers

1.    Global per capita income: Increased disposable income in 2023 will encourage consumers to purchase more goods, meaning businesses must invest in more trucks to transport these goods.

2.    GDP of the BRIC nations: The BRIC nations, which include Brazil, Russia, India, and China, represent emerging economies with rapidly expanding industrial capacities. Decreased expansion and construction in these countries in 2023 will lead to falling demand for heavy-duty trucks, posing a potential threat to the industry.

____________

7        IBISWorld Industry Report C2532-GL, Global Heavy Duty Truck Manufacturing, May 2023.

Annex D-1-8

3.    Regulation for the global heavy duty truck manufacturing industry: The industry is sensitive to environmental and fuel-efficiency policies. Regulation for the Global Heavy-Duty Truck Manufacturing industry is expected to increase in 2023.

4.    World price of crude oil: Lower oil prices in 2023 will support demand for newly manufactured heavy-duty trucks because the cost of owning and operating such vehicles falls.

5.    Industrial production index of OECD countries: When the industrial production index of OECD countries rises in 2023, truck and bus manufacturers typically benefit, representing a potential opportunity for the industry.

Key Success Factors

1.    Effective cost controls: Close relationships with component suppliers and good distribution channels assist in controlling supply and demand chains, which is integral to success.

2.    Use of most efficient work practices: Strong industrial relations can be achieved through a motivated workforce. It is important for an industry operator to motivate its employees through appropriate rewards and empowerment to lead to work practices that embrace efficiency and innovation.

3.    Access to the latest available and most efficient technology and techniques: The degree of investment in technological improvements and product development is important for success. To succeed, investment in technology and research and development is essential.

4.    Optimum capacity utilization: The ability to downsize quickly during periods of declining demand requires flexibility and is important for success.

5.    Adaptability of operations to comply with social distancing protocols: Many companies temporarily suspended operations in their factories at the height of the COVID-19 (coronavirus) pandemic to mitigate the spread of the virus. Factories have since reopened and have adjusted their production lines.

Industry Outlook

The Global Heavy-Duty Truck Manufacturing industry’s revenue is expected to grow at a CAGR of 2.5% to $390.4 billion over the five years to 2028, when profit is estimated to climb to 7.0%.

The future of BRIC nations determines industry growth

•        BRIC governments have invested in transport infrastructure, such as road networks, which support demand for freight services.

•        After a period of solid growth, the BRIC countries, except India, have experienced an economic slowdown. For example, China’s economy in 2019 was the weakest it had been since 1990.

•        While China and India experienced solid economic recovery in 2021, Brazil and Russia endured subdued growth.

•        Given that China and India have the two largest markets out of these countries, demand for new trucks will likely rise.

•        Much of the future economic growth for China depends on future trade policies with the United States, which are challenging to forecast.

•        Growth potential in other low-cost economies in Eastern Europe and South America will augment industry revenue.

The potential growth of electric vehicles attracts new entrants

•        The complex supply chain networks of many globalized industries will likely lead to a rise in freight levels, which will benefit the industry.
Annex D-1-9

•        While major companies dominate the global market, new start-ups will enter the industry to capitalize on the shift to electric vehicles and autonomous driving.

•        The newly joined workers will be more skilled as companies increase their robotic automation capabilities to improve profitability.

•        Companies will no longer contend with the anomalous effects of the coronavirus pandemic on industry profitability.

Innovative technologies will likely drive the industry

•        Industry manufacturers have increased research and development investment to bring nascent autonomous trucks to market.

•        Autonomous trucks will likely first be sold commercially in lower risk driving environments, such as mines, where routes are predetermined, and roads are not open to the public.

•        Downstream markets will invest in these technologies to improve safety and productivity while reducing labor costs, especially in high-cost countries.

•        Electric heavy-duty trucks will likely become more common as companies seek to reduce greenhouse gas emissions and fuel costs.

•        Daimler AG’s Freightliner brand recently built its first two all-electric semi-trucks in August 2019, while Tesla will also launch an electric semi-truck model in 2023.

•        As more companies focus on electric trucks as technology improves, price-based and fuel-efficiency-based competition will increase.

Annex D-1-10

Appendix C: Company Overview

Finnovate Acquisition Corp.

Company Background8

Finnovate Acquisition Corp. (“Finnovate”) does not have significant operations. Finnovate focuses on effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities. Finnovate was incorporated in 2021 and is based in George Town, the Cayman Islands.

Scage International Limited9

Company Background

Founded in 2019, Scage International Limited (“Scage”) is an integrated solution provider of zero-emission new energy heavy commercial vehicles and upstream hydrogen production. Scage has completed the design, production and testing of a variety of new energy commercial vehicles, mainly covering scenarios for logistics, mining, and ports, with major customers including China Merchants State Grid, Hengyang Steel, Shenhua Group, and China Building Materials.

Investors include Jiuhe Ventures, Hanergy Ventures, Amazing Blue Capital, Orient Capital, Purple Peak Capital, Angel Bay Ventures, Taiming Capital, Manjing Hua, INP Bojak Capital, and Temasek Yi Feng.

Key Team Members

Chao Gao—Founder, CEO

•        Founder and CTO of Yueboo

•        17 years of experience in the new energy vehicle industry

•        Ph.D. at Nanjing University of Aeronautics and Astronautics

Dr. Qinghua Zeng—Co-founder

•        27 years of experience in the automotive industry

•        Doctor of Vehicle Engineering, Senior Engineer, Tongji University

Dr. Yoshio Onuma—Head of Engineer (Fuel cell)

•        Research and development of the electrolytic cell in the high-temperature electrolysis of water for hydrogen production has deep technical accumulation

____________

8        Business description obtained from S&P Capital IQ.

9        Information obtained from board presentations.

Annex D-1-11

Products

The following is a product comparison of the fuel cell electric vehicles on the market.

Brand
Name	Galaxy II	TRE FCEV	Hypertruck ERX
Stage	Mass production	Mass production	Complete vehicle: in production Parts: Mass production
Range (km)	2,000	805	1,610
Payload (ton)	38	/	21
Battery Capacity (kWh)	100.9	753	/

The following is a product comparison of the battery electric vehicles on the market.

Brand
Name	Andromeda	TRE BEV	eActros	Semi
Stage	Mass production	Cumulative production: 125 Cumulative delivery: 111	Production & sales begin in H2 2023	First deliveries in December 2022
Range (km)	400	531	351	644
Payload (ton)	75	24	10	37
Battery Capacity (kWh)	254	733	336 – 448	/

The following is a product comparison of the hydrogen-electric hybrid vehicles on the market.

Brand
Name	Galaxy III	Nikola One	Karno	Class 8
Stage	In R&D	Launched in 2016, not in production	In R&D	Available for purchase
Range (km)	/	1,932	/	684
Payload (ton)	/	/	/	/
Battery Capacity (kWh)	/	320	/	110

Annex D-1-12

Historical Financial Review

We reviewed Scage’s unaudited financial statements for the years ended June 30, 2021 through June 30, 2023. The financial statements were prepared in US dollars.

Historical Income Statements

Scage reported revenue of $102 thousand in FY2021, growing to $2.1 million in FY2023. Scage reported cost of goods sold of $68 thousand in FY2021, growing to $2.5 million in FY2023. Scage reported a gross profit of -$307 thousand in FY2023. Scage’s operating expenses grew from $1.4 million in FY2021 to $6.3 million in FY2023. Scage’s FY2023 operating expenses consisted of $1.1 million in sales costs, $3.5 million in general & administrative costs, and $1.7 million in research & development. Operating income was -$6.7 million in FY2023.

Historical Balance Sheet

As of June 30, 2023, Scage reported $8.3 million in total assets, $8.2 million in total liabilities, and $0.1 million in total equity. Scage’s current assets exceeded its current liabilities, excluding cash and debt, by $481 thousand as of June 30, 2023. Scage’s total debt was $3.6 million as of that date.

Annex D-1-13

Appendix D: Valuation Methodology

There are three conceptually distinct methodologies that can be applied to determine the fair market value of a business or asset: (a) the income approach, (b) the market approach and (c) the cost approach. Each of these generally accepted valuation methodologies is considered in the appraisal process and are more or less relevant given the nature of the business and the observable data used to apply the method.

Valuation Approaches

Income Approach

The income approach quantifies the present value of anticipated future income generated by a business or an asset. Forecasts of future income require analyses of variables that influence income, such as revenues, expenses, and taxes. One form of the income approach, the discounted cash flow (DCF) analysis, defines future economic income as net cash flow and takes into account not only the profit-generating abilities of a business but also the investment in capital equipment and working capital required to sustain the projected net cash flow. The forecasted net cash flow is then discounted to present value using an appropriate rate of return or discount rate. The income approach is unique in its ability to account for the specific contribution to the overall value of various factors of production.

Market Approach

The market approach considers the implied pricing in third-party transactions of comparable businesses or assets. Transactions are analyzed in order to identify pricing patterns or trends that can be used to infer value on the subject business or asset. Adjustments are made to the transaction data to account for relative differences between the subject and the comparable transactions. The primary strength of the market approach is that it offers relatively objective pricing evidence from the market at large and, aside from certain adjustments to the transaction data, requires few assumptions to be made. The market approach is most applicable to highly homogeneous assets or businesses for which a ready market exists.

Cost Approach

The cost approach considers replacement cost as the primary indicator of value. The cost approach is based on the reasoning that a prudent investor would not pay more for the subject business or an asset than the cost to the investor to replace or re-create it. Historical cost data is often used to indicate the current cost of replacement or re-creation, with certain adjustments made for physical deterioration or obsolescence. Like the market approach, the cost approach makes few assumptions compared to the income approach, but the primary limitation inherent in the cost approach is its inability to capture the value of many categories of intangible assets.

Conclusion

The income and market approaches were utilized to arrive at a conclusion of value for Scage’s equity. The income approach directly measures the value of a company by estimating the expected cash flows derived from the business. The market approach provides an indication of value of a company’s shares by observing the market value of guideline companies based on various pricing measures or transactions. We utilized the guideline public company method under the market approach. We did not utilize the transaction approach since Scage has yet to generate significant revenue, and forward multiples are not readily available for transactions. The cost approach was considered and rejected for the valuation of the companies because this approach tends to misstate the fundamental economic value of an ongoing business enterprise.

Annex D-1-14

Appendix E: Scage International Limited (“Scage”) Valuation

Income Approach—Discounted Cash Flow Method

We developed a DCF model to arrive at Scage’s market value of invested capital (MVIC) as of the Valuation Date. The DCF method first projects the cash flow the business is expected to produce over a discrete period. Then, each discrete cash flow is discounted to present value at a rate that reflects the risk of receiving that amount at the time anticipated in the projection. To better reflect these projections, items such as revenue, operating costs, capital expenses, and working capital were forecasted. These projections were used to determine the net cash flow generated by the business, which was then discounted to the present value, using an appropriate discount rate. Total outstanding debt, if any, was then subtracted from the MVIC to arrive at the value of equity.

Projected Income Statements

Management provided financial projections for the years ending June 30, 2024 through June 30, 2027. We assessed the reasonability of these financial projections by reviewing the projected financial performance of Scage’s competitors, as available, for 2023 through 2025. Ultimately, we relied upon Management’s projections for the valuation.

The following chart presents unit sales by product throughout the forecast period.

Prices for each product are presented in the following table. Prices were projected to remain constant throughout the forecast.

Annex D-1-15

Based on these assumptions, we projected revenue to grow from ¥778.1 million in FY2024 to ¥13,384.1 million in FY2027. The following chart presents Scage’s projected revenue throughout the forecast.

Cost of goods sold (COGS) varied by product and was projected to decrease as a percentage of revenue over time. The following table presents the projected gross margins for FY2027.

Scage’s gross margin was projected to be 17.2% in FY2024, growing each year thereafter to 22.2% in FY2027. The following chart presents the projected gross profit and margin.

Annex D-1-16

Operating expenses were segregated into four categories: (1) taxes & fees, (2) sales cost, (3) general & administrative, (4) research & development. Operating expenses were projected based on a percentage of revenue. In aggregate, operating expenses were projected to decrease from 36.4% of revenue in FY2024, to 11.6% of revenue in FY2027.

These projections resulted in an EBITDA margin of -19.2% in FY2024, increasing to 10.6% in FY2027. This is consistent with industry data reviewed and the guideline companies. Projected EBITDA and EBITDA margins are presented in the following chart.

Projected revenue is presented in Schedule B.1 and projected expenses in Schedule B.2. Scage’s projected income statements are presented in Schedule B.3.

Projected Balance Sheets

Capital expenditures were projected to be ¥50 million in FY2024, ¥75 million in FY2025, ¥100 million in FY2026, and ¥155 million in FY2027.

Working capital was projected based on a review of industry ratios. Working capital was projected to grow to 8.8% of revenue in FY2027.

Scage’s projected working capital inputs are presented in Schedule B.3. Scage’s projected capital expenditures are presented in Schedule B.6. and Scage’s projected balance sheets are presented in Schedule B.5.

Tax Rate

Scage qualifies for China’s reduced corporate income tax rate of 15.0%. Additionally, Scage will benefit from China’s “super deduction,” which allows corporations to further reduce taxable income by 200.0% of the research & development (R&D) spend in the given year.10 Scage’s tax calculations are presented in Schedule B.7.

Weighted Average Cost of Capital

In determining an indication of value utilizing the discounted cash flow model, we derived a weighted average cost of capital (WACC) for Scage. The WACC is intended to approximate the required rate of return of Scage’s operating assets. Two components of the WACC calculation are the firm’s cost of equity capital and the firm’s cost of debt.

____________

10      PricewaterhouseCoopers, Tax Summaries - China, June 28, 2023.

Annex D-1-17

Cost of Equity

A firm’s cost of equity capital, Ke, is the expected, or required, rate of return on the firm’s common stock. We reviewed the 2022 Pepperdine Private Capital Markets Report to determine the cost of equity. The Pepperdine Report surveys investors on their required rates of return for varying investment types and company stages. Based on Scage’s condition and prospects as of the Valuation Date, as well as the projected financial statements, we selected a required rate of return of 40.0%.

Cost of Debt

We determined the cost of debt based on the Moody’s Baa rate as of the valuation date plus 600 basis points, or 11.7%.

Conclusion—Weighted Average Cost of Capital

The WACC calculation is a function of the cost of capital components and the capital structure of Scage and its industry. The equation used for the calculation of the WACC is presented as follows:

	Ko =	We * Ke + Wd * Kd * (1-Tm)
where
	Ko =	the weighted average cost of capital
	We =	the proportion of equity in the capital structure
	Ke =	the cost of equity
	Wd =	the proportion of debt in the capital structure
	Kd =	the pretax cost of debt
	Tm =	the marginal tax rate for a C corporation

We based the capital structure estimates on the median of the guideline companies’ debt to capital ratio.

Based on these determinations, the weighted average cost of capital was determined as:

[0.808 * 40.0%] + [0.192 * 11.7% * (1 - 15.0%)] = 34.2% (rounded)

Schedule B.8 shows the details of the WACC calculation and Schedule B.9 presents the discounted cash flow calculations.

Conclusion—Income Approach Analysis

Based on the forecasts and methodologies presented in this analysis, the income approach indicated an enterprise value of ¥8.1 billion on a controlling, marketable interest basis for Scage as of the Valuation Date.

Market Approach—Guideline Public Company Method

The first step in performing the guideline public company analysis was the identification and selection of comparable companies. To be included in our guideline sample, companies had to be engaged in the same or similar line of business as Scage as of the Valuation Date. The second criterion was that the comparable companies face similar industry and economic risks.

Based on our examination of the industry, our discussions with Management, and our search from the S&P Capital IQ database, we identified the following companies:

1.      Heavy Next Gen Truck OEMs

a.      Nikola Corporation (NasdaqGS: NKLA)

b.      Hyliion Holdings Corp. (NYSE: HYLN)

c.      Hyzon Motors Inc. (NasdaqGS: HYZN)

Annex D-1-18

2.      Electric Vehicle OEMs

a.      Tesla, Inc. (NasdaqGS: TSLA)

b.      NIO Inc. (NYSE: NIO)

c.      Lucid Group, Inc. (NasdaqGS: LCID)

d.      Rivian Automotive, Inc. (NasdaqGS: RIVN)

3.      Truck Component Suppliers

a.      Cummins Inc. (NYSE: CMI)

b.      Allison Transmission Holdings, Inc. (NYSE: ALSN)

4.      Truck OEMs

a.      AB Volvo (OM: VOLV B)

b.      PACCAR Inc (NasdaqGS: PCAR)

c.      Traton SE (XTRA: 8TRA)

Using the most recently filed financial statements of the selected guideline companies as of the Valuation Date, we compiled a summary their historical financial performance and projected financial performance and calculated their enterprise value and the following valuation multiples:

•        Enterprise Value to Sales (EV/S),

•        Enterprise Value to 2023 Sales (EV/’23 S),

•        Enterprise Value to 2024 Sales (EV/’24 S),

•        Enterprise Value to 2025 Sales (EV/’25 S),

The compiled information and these calculations are presented in Schedule C.1.

Based on this analysis, we established a relative basis for comparison between the guideline public companies and Scage. We determined the low and high end of the range and calculated the mean and median of the pricing multiples of the comparable companies. Due to Scage’s current life-cycle stage and high projected growth, we determined that the EV/’25 S multiples were appropriate to conclude a value of Scage. The 25th percentile, median, and 75th percentile EV/’25 S multiples were 0.7x, 1.2x, and 1.8x, respectively. We selected an EV/’25 S multiple of 0.95x, between the 25th percentile and median multiples, for application to Scage. After applying this multiple, adjusting for cash and debt, and adding a control premium of 16.0%, we calculated an equity value of ¥7.4 billion on a controlling, marketable interest basis.

Conclusion—Guideline Public Company Method

Based on the analysis and procedures described herein, it is our opinion that the enterprise value of Scage, on a controlling, marketable basis, can be reasonably stated as ¥7.4 billion. The analysis is presented in Schedule C.2.

Annex D-1-19

Conclusion of Value

We utilized the discounted cash flow method under the income approach and the guideline company method under the market approach to derive conclusions of the value for Scage on a control, marketable interest basis. We weighed each method equally. The conclusion of enterprise value is presented in the following table and in the Summary Schedule.

Annex D-1-20

Appendix F: Assumptions and Limiting Conditions

This Fairness Opinion prepared by ValueScope, Inc. (“ValueScope”) is subject to and governed by the following Assumptions and Limiting Conditions and other terms, assumptions and conditions contained in the engagement letter.

Limitation on Distribution and Use

The Fairness Opinion, the conclusion of fairness, and the prospective financial analyses included therein are intended solely for the information of the person or persons to whom they are addressed and solely for the purposes stated, they should not be relied upon for any other purpose, and no party other than the Partnership may rely on them for any purpose whatsoever. Neither the Fairness Opinion, nor its contents, nor any reference to the appraiser or ValueScope, may be referred to or quoted in any registration statement, prospectus, offering memorandum, sales brochure, other appraisal, loan or other agreement or document given to third parties without our prior written consent. In addition, except as set forth in the Fairness Opinion, our analysis and Fairness Opinion are not intended for general circulation or publication, nor are they to be reproduced or distributed to third parties without our prior written consent; provided, however, that if ValueScope fails to inform the Company whether ValueScope will provide such consent within five (5) business days after receiving the Company’s request thereof, then ValueScope’s consent shall be deemed conclusively to have been provided without any further action by the Partnership or ValueScope.

No change of any item in this Fairness Opinion shall be made by anyone other than ValueScope, and we shall have no responsibility for any such unauthorized change. The Fairness Opinion may not be used in conjunction with any other appraisal or study. The conclusion(s) stated in this appraisal is based on the program of utilization described in the Fairness Opinion and may not be separated into parts. The Fairness Opinion was prepared solely for the purpose, function and party so identified in the Fairness Opinion. The Fairness Opinion may not be reproduced, in whole or in part, and the conclusions may not be utilized by a third party for any purpose, without the express written consent of ValueScope.

As required by new U.S. Treasury rules, we inform you that, unless expressly stated otherwise, any U.S. federal tax advice contained in this Fairness Opinion, including attachments, is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding any penalties that may be imposed by the Internal Revenue Service.

Purpose of Fairness Opinion

This Fairness Opinion was prepared for the sole purpose of reviewing the Transaction. Our conclusion of fairness does not extend to any managerial decisions which occurred pre- or post-transaction.

Operational Assumptions

Unless stated otherwise, our analysis (i) assumes that, as of the valuation date, the Company and its assets will continue to operate as configured as a going concern, (ii) is based on the past, present and future projected financial condition of the Partnership and its assets as of the valuation date, and (iii) assumes that the Company has no undisclosed real or contingent assets or liabilities, other than in the ordinary course of business, that would have a material effect on our analysis.

We did not make an onsite visit to the Company’s facilities.

Competent Management Assumed

It should be specifically noted that the Fairness Opinion assumes the Company will be competently managed and maintained over the expected period of ownership. This Fairness Opinion does not entail an evaluation of management’s effectiveness, nor are we responsible for future marketing efforts and other management or ownership actions upon which actual results will depend.

Annex D-1-21

No Obligation to Provide Services after Completion

Valuation assignments are accepted with the understanding that there is no obligation to furnish services after completion of this engagement. If the need for subsequent services related to a valuation assignment (e.g., including testimony, preparation for testimony, other activity compelled by legal process, updates, conferences, reprint or copy services, document production or interrogatory response preparation, whether by request of the Company or by subpoena or other legal process initiated by a party other than the Company) arises, special arrangements for such services acceptable to ValueScope must be made in advance. ValueScope reserves the right to make adjustments to the analysis, opinion and conclusion set forth in the Fairness Opinion as we deem reasonably necessary based upon consideration of additional or more reliable data that may become available.

In all matters that may be potentially challenged by a Court or other party, we do not take responsibility for the degree of reasonableness of contrary positions that others may choose to take, nor for the costs or fees that may be incurred in the defense of our recommendations against challenge(s). We will, however, retain our supporting work papers for your matter(s), and will be available to assist in defending our professional positions taken, at our then current rates, plus direct expenses at actual, and according to our then current Standard Professional Agreement.

No Opinion is Rendered as to Legal Fee or Property Title

No opinion is rendered as to legal fee or property title. No opinion is intended in matters that require legal, engineering, or other professional advice that has been or will be obtained from professional sources.

Liens and Encumbrances

ValueScope will give no consideration to liens or encumbrances except as specifically stated. We will assume that all required licenses and permits are in full force and effect, and we make no independent on-site tests to identify the presence of any potential environmental risks. We assume no responsibility for the acceptability of the valuation approaches used in our Fairness Opinion as legal evidence in any particular court or jurisdiction.

Information Provided by Others

Information furnished by others is presumed to be reliable; no responsibility, whether legal or otherwise, is assumed for its accuracy and cannot be guaranteed as being certain. All financial data, operating histories and other data relating to income and expenses attributed to the business have been provided by management or its representatives and have been accepted without further verification except as specifically stated in the Fairness Opinion.

Prospective Financial Information

Fairness opinions may contain prospective financial information, estimates or opinions that represent reasonable expectations at a particular point in time, but such information, estimates or opinions are not offered as forecasts, prospective financial statements or opinions, predictions or as assurances that a particular level of income or profit will be achieved, that events will occur or that a particular price will be offered or accepted. Actual results achieved during the period covered by our prospective financial analysis will vary from those described in our Fairness Opinion, and the variations may be material.

Any use of Management’s projections or forecasts in our analysis will not constitute an examination, review, or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (AICPA). We will not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines.

Regulatory and Environmental Considerations

The Fairness Opinion assumes all required licenses, certificates of occupancy, consents, or legislative or administrative authority from any local, state, or national government, or private entity or organization have been or can be obtained or reviewed for any use on which the opinion contained in the Fairness Opinion are based.

Annex D-1-22

ValueScope is not an environmental consultant or auditor, and it takes no responsibility for any actual or potential environmental liabilities. Any person entitled to rely on this Fairness Opinion, wishing to know whether such liabilities exist, or the scope and their effect on the value of the property, is encouraged to obtain a professional environmental assessment. ValueScope does not conduct or provide environmental assessments and has not performed one for the subject property.

ValueScope has not determined independently whether the Partnership is subject to any present or future liability relating to environmental matters (including, but not limited to CERCLA/Superfund liability) or the scope of any such liabilities. ValueScope’s valuation takes no such liabilities into account, except as they have been reported to ValueScope by the Company or by an environmental consultant working for the Company, and then only to the extent that the liability was reported to us in an actual or estimated dollar amount. Such matters, if any, are noted in the Fairness Opinion. To the extent such information has been reported to us, ValueScope has relied on it without verification and offers no warranty or representation as to its accuracy or completeness.

Unless otherwise stated, no effort has been made to determine the possible effect, if any, on the subject business due to future federal, state, or local legislation, including any environmental or ecological matters or interpretations thereof.

ValueScope has not made a specific compliance survey or analysis of the subject property to determine whether it is subject to, or in compliance with, the American Disabilities Act of 1990, and this valuation does not consider the effect, if any, of noncompliance.

ValueScope expresses no opinion for matters that require legal or other specialized expertise, investigation, or knowledge beyond that customarily employed by business appraisers.

Indemnification by the Company

The following indemnifications apply only to the extent that any losses, claims, damages, judgments, or liabilities are not caused by fraud, bad faith, gross negligence, or willful malfeasance on the part of ValueScope.

The Company agrees to indemnify and hold harmless ValueScope, and its respective principals, affiliates, agents, and employees (“Indemnified Party”) against any losses, claims, damages, judgments, or liabilities arising out of or based upon any professional advisory services rendered pursuant to this agreement. Furthermore, the Company agrees to indemnify ValueScope and any Indemnified Party against any losses, claims, damages, judgments, or liabilities incurred as a result of a third party initiating a lawsuit against any Indemnified Party based upon any consulting services rendered to the Partnership pursuant to this agreement. In consideration for this indemnification agreement, ValueScope will provide professional advisory services.

The Company agrees to reimburse ValueScope and any Indemnified Party for any necessary and reasonable expenses, attorneys’ fees or costs incurred in the enforcement of any part of the indemnity agreement 30 days after receiving written notice from ValueScope.

The obligations of ValueScope under this agreement are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person in ValueScope shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

Annex D-1-23

Annex D-2

Fairness Opinion
Related to the Purchase
of Scage International Limited
by Finnovate Acquisition Corp.

Valuation Date: December 31, 2023
Report Date: June 17, 2024

Prepared for:

Board of Directors

Finnovate Acquisition Corp.

June 17, 2024

Board of Directors
c/o Mr. Calvin Kung, Chairman and CEO
Finnovate Acquisition Corp.
265 Franklin Street
Suite 1702
Boston, MA 02110

Dear Mr. Kung:

ValueScope, Inc. was engaged to advise the Board of Directors of Finnovate Acquisition Corp. (“Finnovate”) as to the fairness of a business combination with (the “Subject Transaction”) Scage International Limited (“Scage”). Our analysis is based on the available financial information as of December 31, 2023 (the “Valuation Date”).

Our opinion is based on a review of publicly available business and financial information relating to Finnovate and Scage. We have also reviewed internal financial and operating information related to Finnovate and Scage. In addition, we have interviewed members of Finnovate’s and Scage’s management (collectively, “Management”).

This opinion is based on financial analyses prepared in accordance with generally accepted valuation standards. These procedures included substantive valuation tests that we considered necessary and appropriate under the circumstances.

Our analyses relied upon, but were not necessarily limited to, the following procedures:

•        A review of the Business Combination Agreement by and among Finnovate Acquisition Corp., as Purchaser, Scage Future, as Pubco, Hero 1, as First Merger Sub, Hero 2, as Second Merger Sub, and Scage International Limited, as the Company, dated August 21, 2023 (the “BCA”).

•        A review of Scage’s unaudited financial statements as of, and for the fiscal years, ended June 30, 2021, June 30, 2022, and June 30, 2023.

•        A review of Scage’s unaudited financial statement, for the six months ended December 31, 2023, and balance sheet as of December 31, 2023.

•        A review of Scage’s projected financial statements for the fiscal years ending June 30, 2024 through June 30, 2027.

•        A review of Scage’s targeted launch dates for its product lines.

•        A review of several presentations prepared by Scage’s management.

•        A review of information relating to Scage’s industry and similar companies.

•        A review of pricing data of comparable guideline companies and industry transactions existing as of the Valuation Date.

We have not independently verified any of the foregoing information and have relied upon its completeness and accuracy in all material aspects. We have not made an independent evaluation or appraisal of the assets of Scage.

We are not acting as the financial advisor to Finnovate or its shareholders in connection with this acquisition. It is understood that this letter is for the use of the Board of Directors and shareholders of Finnovate. Other than discussions in the proxy statement and registration statements related to the Subject Transaction, this letter is not to be used with any other document in connection with the Subject Transaction, without the express written consent of ValueScope, Inc. We understand and agree that our analysis and conclusions in the letter may be shared with current and potential shareholders and advisors of Finnovate.

Based upon and subject to the foregoing, it is our opinion that, as of the Valuation Date, the total consideration of $800,000,000 minus closing net debt to be paid by Finnovate to acquire Scage is less than the estimated fair market value of Scage; therefore, the transaction is FAIR to the shareholders of Finnovate from a financial point of view.1

We are independent of and have no current or prospective economic interests in Finnovate and Scage. Our fee for the development of this fairness opinion was in no way influenced by our conclusion.

Respectfully submitted,

ValueScope, Inc.

Steven C. Hastings, Principal, CPA/ABV/CFF/CGMA, ASA, CVA

____________

1       The total consideration of $800,000,000 minus closing net debt for the equity implies an enterprise value of $800,000,000.

TABLE OF APPENDICES

Annex D-2 Page Nos.
Appendix A: Background of Transaction	D-2-1

Appendix B: Economic and Industry Overview	D-2-2
Global Economic Outlook	D-2-2
China Economic Outlook	D-2-2
Global Electric Vehicle Outlook	D-2-4
Hybrid and Electric Vehicle Manufacturing Industry	D-2-6
Heavy Duty Truck Manufacturing	D-2-9

Appendix C: Company Overview	D-2-12
Finnovate Acquisition Corp.	D-2-12
Scage International Limited	D-2-12

Appendix D: Valuation Methodology	D-2-15
Valuation Approaches	D-2-15

Appendix E: Scage International Limited (“Scage”) Valuation	D-2-16
Income Approach – Discounted Cash Flow Method	D-2-16
Market Approach – Guideline Public Company Method	D-2-19
Conclusion of Value	D-2-21

Appendix F: Assumptions and Limiting Conditions	D-2-22

Annex D-2-i

Appendix A: Background of Transaction2

On May 13, 2023, Finnovate Acquisition Corp. (“Finnovate”), as purchaser, prepared a term sheet outlining its intent to purchase Scage International Limited (“Scage”). Per the BCA, entered into on August 21, 2023, Finnovate will acquire 100% of the outstanding equity and equity equivalents of Scage (including all preferred stocks, options, warrants or other securities that have the right to acquire or convert into equity securities of the Company), through a series of mergers. Per an email from Management, the BVA was undergoing a revision to adjust the aggregate merger consideration amount to $800,000,000 minus the net debt amount at closing.

____________

2      Information in this section was obtained from the BCA.

Annex D-2-1

Appendix B: Economic and Industry Overview

Global Economic Outlook3

Global growth is projected at 3.1 percent in 2024 and 3.2 percent in 2025, with the 2024 forecast 0.2 percentage point higher than that in the October 2023 World Economic Outlook (WEO) on account of greater-than expected resilience in the United States and several large emerging market and developing economies, as well as fiscal support in China. The forecast for 2024 – 25 is, however, below the historical (2000 – 19) average of 3.8 percent, with elevated central bank policy rates to fight inflation, a withdrawal of fiscal support amid high debt weighing on economic activity, and low underlying productivity growth. Inflation is falling faster than expected in most regions, amid unwinding supply-side issues and restrictive monetary policy. Global headline inflation is expected to fall to 5.8 percent in 2024 and to 4.4 percent in 2025, with the 2025 forecast revised down.

With disinflation and steady growth, the likelihood of a hard landing has receded, and risks to global growth are broadly balanced. On the upside, faster disinflation could lead to further easing of financial conditions. A looser fiscal policy than necessary and then assumed in the projections could imply temporarily higher growth, but at the risk of a more costly adjustment later on. Stronger structural reform momentum could bolster productivity with positive cross-border spillovers. On the downside, new commodity price spikes from geopolitical shocks––including continued attacks in the Red Sea––and supply disruptions or more persistent underlying inflation could prolong tight monetary conditions. Deepening property sector woes in China or, elsewhere, a disruptive turn to tax hikes and spending cuts could also cause growth disappointments.

Policymakers’ near-term challenge is to successfully manage the final descent of inflation to target, calibrating monetary policy in response to underlying inflation dynamics and—where wage and price pressures are clearly dissipating—adjusting to a less restrictive stance. At the same time, in many cases, with inflation declining and economies better able to absorb effects of fiscal tightening, a renewed focus on fiscal consolidation to rebuild budgetary capacity to deal with future shocks, raise revenue for new spending priorities, and curb the rise of public debt is needed. Targeted and carefully sequenced structural reforms would reinforce productivity growth and debt sustainability and accelerate convergence toward higher income levels. More efficient multilateral coordination is needed for, among other things, debt resolution, to avoid debt distress and create space for necessary investments, as well as to mitigate the effects of climate change.

China Economic Outlook4

Economic growth will rebound only moderately to 5.2% in 2023 and then slow to 4.7% and 4.2% in 2024 and 2025 respectively. Consumption growth will likely remain subdued due to increased precautionary savings, gloomier prospects for employment creation and heightened uncertainty. The ongoing adjustment in the real estate sector continues with falling investment and continued financial stress. Relaxation of some demand-side restrictions is expected to stabilize sales, aided by lower mortgage costs. Excessive indebtedness of local investment vehicles constrains the delivery of urban infrastructure projects. Exports will remain weak amid sluggish global growth. Consumer price inflation will remain very low, though sustained deflation is unlikely. A deeper correction in the real estate market is a key risk. Trade sanctions may disrupt production at some high-tech manufacturers.

Monetary policy should remain supportive, with further interest rate and reserve requirement cuts as needed. The widening of the interest differential with other economies has led to capital outflows and a currency depreciation. Fiscal policy could provide more support for the debt resolution of financing vehicles, in addition to the planned shift in the composition of spending towards infrastructure and urban village reconstruction. Deductions and exemptions of taxes and charges for targeted groups will provide some support. The anticipated stabilization of the housing sector will bring about a rebound of budgetary revenues at the local level.

Growth bottomed out in the third quarter, following a moderate recovery after the re-opening and weaknesses in the first half of the year. Property investment is still decreasing at a steady rate and weighing on growth. Infrastructure investment has been growing at a steady, but low, rate due to financing constraints, and manufacturing investment

____________

3        International Monetary Fund, World Economic Outlook Update, January 2024.

4        Organization for Economic Co-operation and Development, OECD Economic Outlook, Volume 2023 Issue 2: Preliminary Version, 2023.

Annex D-2-2

is being held back by lower capacity utilization rates. Consumption growth is stable but is being constrained by relatively high unemployment as many graduate students entered the labor market this year. Weak demand in some key export markets is weighing on export growth, but a very limited recovery of tourism imports is helping to maintain the current account surplus.

The Chinese economy was spared from inflation stemming from soaring global energy and food prices as its food self-sufficiency rate is high and it has substituted some crude oil imports with discounted oil from Russia. More recently, falling energy prices have supported energy imports. Productivity improvements and innovation help to keep overall inflation low, even if food prices have increased. High unemployment, subdued wage growth and low demand are also contributing to low inflation.

Monetary policy continues to support the recovery and ensure adequate liquidity. The benchmark lending rate and the ratio of reserves to be kept at the central bank have been cut multiple times. The effective mortgage lending rate is being driven down by the new mortgage rate adjustment mechanism introduced in early 2023, which allows local authorities to remove the mortgage interest floor in cities where new housing prices decrease for three consecutive months. More recent measures, such as facilitating there negotiation of rates on outstanding loans, also work in that direction. This reduces households’ debt service burden. The realized savings on debt payments are expected at least partly to be channeled to consumption. More stringent implementation of credit quotas for presold housing, lower provident fund lending rates for first-time buyers, the broadening of the definition of first-time buyers and other measures will help stabilize the property sector and allow adjustments to continue in an orderly manner.

Fiscal policy will continue to provide support through tax cuts and exemptions for small and micro enterprises and accelerated deductions of research costs. Special treasury bonds of CNY 1 trillion, or around 0.8% of GDP, will support growth in 2024. The issuance of refinancing bonds by several local entities is expected to reduce the pressure on heavily indebted local investment vehicles and help implementation of planned infrastructure projects. While this may provide short-term relief, the problem of implicit debt at the local government level needs to be addressed effectively and in a timely manner. Urban village redevelopment will be a focus of the coming infrastructure drive, with urban infrastructure provision in large swathes of land in the middle of cities and improvements of intra-city connections. This will boost productivity, upgrade the residence status of the inhabitants of those areas and clarify land rights, with potential improvements in living standards.

Following a moderate rebound after the re-opening, the Chinese economy will return to its gradually slowing path, with 4.7% growth in 2024 and 4.2% in 2025, due to unfavorable demographics and slowing trend productivity growth. The on-going adjustment in the real estate sector will continue to weigh on residential investment and related consumption. Infrastructure investment will pick up, as the debt and financing issues of investment vehicles at the local level are resolved, due to high needs arising from the green transition, urban village redevelopment, and other environmental and social targets. Consumption is expected to remain sluggish given weak confidence and the lack of reforms to strengthen the social safety net. Tourism imports may not recover to pre-COVID levels. By moving up the value chain, China will reduce its reliance on imported parts and components and thus, even amid weak foreign demand, the current account surplus will remain high.

Overall risks are tilted to the downside. Potential further defaults may disrupt orderly adjustment in the real estate sector. Excessive relaxation of demand-side restrictions in the property sector may result in stronger growth but also a further build-up of imbalances and more painful adjustment subsequently. Delays in addressing implicit local government debt may hold back infrastructure investment. Sanctions on frontier technologies might lead to reshuffling of global value chains, disrupting production in high-tech intensive and import-dependent domestic manufacturing sectors in the short run, and reducing productivity growth in the longer term.

Monetary and fiscal policy should continue to support growth in the near term but avoid adding to financial risks. Amid unfavorable demographic prospects and labor shortages, high youth unemployment rates need to be brought down by better matching training options and skills needed in the market as well as better managing expectations with regards to job choices. To rebalance the economy towards consumption and reduce savings, a stronger social safety net is needed. Unemployment insurance coverage should be extended to all, and pensions should provide at least a minimum standard of living to all eligible people. Furthermore, the list of treatments and medicines covered by health insurance should be widened so that health costs do not push people into poverty. Reforms to create a level

Annex D-2-3

playing field and enhance competition would help the private sector recovery. Stronger consumer protection could also boost competitive pressures. Administrative monopolies, often with exclusive rights to provide certain goods and services, should be dismantled. Recent measures aimed at creating a single domestic market are a welcome step. Meeting the ambitious climate targets requires a timely phase out of coal-fired power plants.

Global Electric Vehicle Outlook5

Electric car markets are seeing exponential growth as sales exceeded 10 million in 2022. A total of 14% of all new cars sold were electric in 2022, up from around 9% in 2021 and less than 5% in 2020. Three markets dominated global sales. China was the frontrunner once again, accounting for around 60% of global electric car sales. More than half of the electric cars on roads worldwide are now in China and the country has already exceeded its 2025 target for new energy vehicle sales. In Europe, the second largest market, electric car sales increased by over 15% in 2022, meaning that more than one in every five cars sold was electric. Electric car sales in the United States—the third largest market—increased 55% in 2022, reaching a sales share of 8%.

Electric car sales are expected to continue strongly through 2023. Over 2.3 million electric cars were sold in the first quarter, about 25% more than in the same period last year. We currently expect to see 14 million in sales by the end of 2023, representing a 35% year-on-year increase with new purchases accelerating in the second half of this year. As a result, electric cars could account for 18% of total car sales across the full calendar year. National policies and incentives will help bolster sales, while a return to the exceptionally high oil prices seen last year could further motivate prospective buyers.

There are promising signs for emerging electric vehicle markets, albeit from a small base. Electric car sales are generally low outside the major markets, but 2022 was a growth year in India, Thailand, and Indonesia. Collectively, sales of electric cars in these countries more than tripled compared to 2021, reaching 80,000. For Thailand, the share of electric cars in total sales came in at slightly over 3% in 2022, while both India and Indonesia averaged around 1.5% last year. In India, electric vehicle and component manufacturing is ramping up, supported by the government’s USD 3.2 billion incentive program that has attracted investments totaling USD 8.3 billion. Thailand and Indonesia are also strengthening their policy support schemes, potentially providing valuable experience for other emerging market economies seeking to foster electric vehicle adoption.

Market trends and policy efforts in major car markets are supporting a bright outlook for electric vehicle sales. Under the IEA Stated Policies Scenario (STEPS), the global outlook for the share of electric car sales based on existing policies and firm objectives has increased to 35% in 2030, up from less than 25% in the previous outlook. In the projections, China retains its position as the largest market for electric cars with 40% of total sales by 2030 in the STEPS. The United States doubles its market share to 20% by the end of the decade as recent policy announcements drive demand, while Europe maintains its current 25% share.

Projected demand for electric cars in major car markets will have profound implications on energy markets and climate goals in the current policy environment. Based on existing policies, oil demand from road transport is projected to peak around 2025 in the STEPS, with the amount of oil displaced by electric vehicles exceeding 5 million barrels per day in 2030. In the STEPS, emissions of around 700 Mt CO2-equivalents are avoided by the use of electric cars in 2030.

The European Union and the United States have passed legislation to match their electrification ambitions. The European Union adopted new CO2 standards for cars and vans that are aligned with the 2030 goals set out in the Fit for 55 package. In the United States, the Inflation Reduction Act (IRA), combined with adoption of California’s Advanced Clean Cars II rule by a number of states, could deliver a 50% market share for electric cars in 2030, in line with the national target. The implementation of the recently proposed emissions standards from the US Environmental Protection Agency is set to further increase this share.

Battery manufacturing continues to expand, encouraged by the outlook for electric vehicles. As of March 2023, announcements on battery manufacturing capacity delivered by 2030 are more than sufficient to meet the demand implied by government pledges and would even be able to cover the demand for electric vehicles in the Net Zero Emissions by 2050 Scenario. It is therefore possible that higher shares of sales are achievable for electric cars than those anticipated on the basis of current government policy and national targets.

____________

5        International Energy Agency (IEA), Global EV Outlook 2023, April 2023

Annex D-2-4

Global spending on electric cars exceeded USD 425 billion in 2022, up 50% relative to 2021. Only 10% of the spending can be attributed to government support, the remainder was from consumers. Investors have also maintained confidence in electric vehicles, with the stocks of electric vehicle-related companies consistently outperforming traditional carmakers since 2019. Venture capital investments in start-up firms developing electric vehicle and battery technologies have also boomed, reaching nearly USD 2.1 billion in 2022, up 30% relative to 2021, with investments increasing in batteries and critical minerals.

SUVs and large cars dominated available electric car options in 2022. They accounted for 60% of available electric vehicle options in China and Europe and an even greater share in the United States, similar to the trend towards SUVs seen in internal combustion engine (ICE) car markets. In 2022, ICE SUVs emitted over 1 Gt CO2, far greater than the 80 Mt net emissions reductions from the electric vehicle fleet that year. Battery electric SUVs often have batteries that are two- to three-times larger than small cars, requiring more critical minerals. However, last year electric SUVs resulted in the displacement of over 150,000 barrels of oil consumption per day and avoided the associated tailpipe emissions that would have been generated through burning the fuel in combustion engines.

The electric car market is increasingly competitive. A growing number of new entrants, primarily from China but also from other emerging markets, are offering more affordable models. Major incumbent carmakers are increasing ambition as well, especially in Europe, and 2022-2023 saw another series of important electric vehicle announcements: fully electric fleets, cheaper cars, greater investment, and vertical integration with battery-making and critical minerals.

Consumers can choose from an increasing number of options for electric cars. The number of available electric car models reached 500 in 2022, more than double the options available in 2018. However, outside of China, there is a need for original equipment manufacturers (OEMs) to offer affordable, competitively priced options in order to enable mass adoption of electric vehicles. Today’s level of available electric car models is still significantly lower than the number of ICE options on the market, but the number of ICE models available has been steadily decreasing since its peak in the mid-2010s.

Electrification of road transport goes beyond cars. Two or three-wheelers are the most electrified market segment today; in emerging markets and developing economies, they outnumber cars. Over half of India’s three-wheeler registrations in 2022 were electric, demonstrating their growing popularity due to government incentives and lower lifecycle costs compared with conventional models, especially in the context of higher fuel prices. In many developing economies, two/three-wheelers offer an affordable way to get access to mobility, meaning their electrification is important to support sustainable development.

The commercial vehicle stock is also seeing increasing electrification. Electric light commercial vehicle (LCV) sales worldwide increased by more than 90% in 2022 to more than 310,000 vehicles, even as overall LCV sales declined by nearly 15%. In 2022, nearly 66,000 electric buses and 60,000 medium- and heavy-duty trucks were sold worldwide, representing about 4.5% of all bus sales and 1.2% of truck sales. Where governments have committed to reduce emissions from public transport, such as in dense urban areas, electric bus sales reached even higher shares; in Finland, for example, electric bus sales accounted for over 65% in 2022.

Ambition with respect to electrifying heavy-duty vehicles is growing. In 2022, around 220 electric heavy-duty vehicle models entered the market, bringing the total to over 800 models offered by well over 100 OEMs. A total of 27 governments have pledged to achieve 100% electric vehicle bus and truck sales by 2040 and both the United States and European Union have also proposed stronger emissions standards for heavy-duty vehicles.

The increase in demand for electric vehicles is driving demand for batteries and related critical minerals. Automotive lithium-ion (Li-ion) battery demand increased by about 65% to 550 GWh in 2022, from about 330 GWh in 2021, primarily as a result of growth in electric passenger car sales. In 2022, about 60% of lithium, 30% of cobalt and 10% of nickel demand was for electric vehicle batteries. Only five years prior, these shares were around 15%, 10% and 2%, respectively. Reducing the need for critical materials will be important for supply chain sustainability, resilience, and security, especially given recent price developments for battery material.

New alternatives to conventional lithium-ion are on the rise. The share of lithium-iron-phosphate (LFP) chemistries reached its highest point ever, driven primarily by China; around 95% of the LFP batteries for electric LDVs went into vehicles produced in China. Supply chains for (lithium-free) sodium-ion batteries are also being established, with over 100 GWh of manufacturing capacity either currently operating or announced, almost all in China.

Annex D-2-5

The electric vehicle supply chain is expanding, but manufacturing remains highly concentrated in certain regions, with China being the main player in battery and electric vehicle component trade. In 2022, 35% of exported electric cars came from China, compared with 25% in 2021. Europe is China’s largest trade partner for both electric cars and their batteries. In 2022, the share of electric cars manufactured in China and sold in the European market increased to 16%, up from about 11% in 2021.

Electric vehicle supply chains are increasingly at the forefront of electric vehicle-related policymaking to build resilience through diversification. The Net Zero Industry Act, proposed by the European Union in March 2023, aims for nearly 90% of the European Union’s annual battery demand to be met by EU battery manufacturers, with a manufacturing capacity of at least 550 GWh in 2030. Similarly, India aims to boost domestic manufacturing of electric vehicles and batteries through Production Linked Incentive (PLI) schemes. In the United States, the Inflation Reduction Act emphasizes the strengthening of domestic supply chains for electric vehicles, electric vehicle batteries and battery minerals, laid out in the criteria to qualify for clean vehicle tax credits. As a result, between August 2022 and March 2023, major electric vehicle and battery makers announced cumulative post-IRA investments of at least USD 52 billion in North American electric vehicle supply chains – of which 50% is for battery manufacturing and about 20% each for battery components and electric vehicle manufacturing.

Hybrid and Electric Vehicle Manufacturing Industry6

Industry Definition

This industry primarily manufactures hybrid and electric automobiles that use one or more electric motors for propulsion. A hybrid electric vehicle (HEV) is a type of a vehicle that combines a conventional internal combustion engine (ICE) propulsion system with an electric propulsion system. The most common form of HEV is the hybrid electric car, though hybrid electric trucks (pickups and tractors) and SUVs also exist.

Industry Performance

Hybrid and Electric Vehicle Manufacturing industry revenue has grown at a CAGR of 32.1% to $104.8 billion through 2024, including a 19.9% rise in 2024 alone, when profit is set to reach 6.0%.

Companies must make more efficient vehicles

•        Global warming remains an important environmental and social issue; more consumers prefer eco-friendly products, despite often higher prices. Fully electric vehicles emit three times less the emissions that cars running on gasoline generate.

•        Lower emissions, reduced carbon footprint and higher fuel economy make electric and hybrid cars more attractive to potential buyers. According to the University of Michigan’s Transportation Research Institute, the average cost to fuel an electric car was $485 a year, compared to $1,117 for a gas-powered vehicle.

•        Based on the Alternative Fuels Data Center data, hybrids, plug-in hybrids and all-electric vehicles emit 6,258, 5,779 and 3932 pounds of carbon dioxide per year, respectively. Comparatively, gasoline vehicles emit more than 11,000 pounds of CO2 per year. The manufacturing process in power plants produces the majority of emissions.

Government assistance fuels demand

•        In 2021, the president passed an executive order called the EV Acceleration Challenge. This executive order strives to make “zero-emissions vehicles, including battery electric, plug-in hybrid electric or fuel cell electric vehicles” half of all new car sales by 2030.

•        Similarly, the Inflation Reduction Act, passed in 2022, provides up to $7,500 in tax credits for eligible new and used electric vehicle purchases. To qualify for this program, the final assembly must be in North America, indirectly hindering import markets.

____________

6        IBISWorld Industry Report OD5146, Hybrid and Electric Vehicle Manufacturing, January 2024.

Annex D-2-6

•        The Infrastructure Investment and Jobs Act (IIJA) also provides funding for new charging stations nationwide, making EVs and PHEVs more accessible to the public. This move addresses a crucial issue that consumers have voiced regarding EVs: the availability of charging stations.

Manufacturers attempt to make electric vehicles more accessible to the public

•        High oil and gas prices throughout 2023 have made owning and operating traditional cars more expensive for consumers. Even so, the upfront cost of an electric or plug-in hybrid vehicle remains prohibitive for many buyers.

•        Cox Automotive reported that EV prices fell more than 22.0% between September 2022 and 2023. However, these prices remain more than 28.0% above average gas-powered automobiles. Regardless, these price declines have increased market reach.

•        Similarly, a 2020 Consumer Reports study highlighted that EVs cost 60.0% less on fuel each year compared with gas-powered cars. Similarly, The US Department of Energy states that current EVs are 2.6 to 4.8 times more efficient per mile. These cost savings have encouraged consumers to purchase electric and hybrid vehicles despite the generally higher price tags.

•        Government incentives also bolster competition, keeping the price of battery packs on a downward trajectory while improving fuel efficiency. The EVs4ALL program constantly researches new batteries that reduce emissions and charge more efficiently, making EVs more accessible and affordable to US buyers.

Input price volatility has posed a major threat to manufacturers

•        Commodity prices, like oil, gas, steel, aluminum, rubber and semiconductors, play significant roles in the pricing and demand for cars and automobiles. Steel and aluminum prices have climbed to historic levels following the pandemic – many automakers have passed these costs onto buyers but risk pricing out certain consumers.

•        Semiconductor shortages have also slammed automakers. These shortages forced companies to slash production as they waited for key components, leading to automobile demand wholly eclipsing supply.

•        These trends have caused major profit fluctuations. Larger companies managed to leverage diversified portfolios to weather poor conditions, but smaller companies and start-ups have struggled to generate returns.

Union strikes have impacted automakers

•        Most auto workers are union members. The 2023 United Auto Workers (UAW) strike has led to climbing wage costs and major layoffs as companies attempt to meet greater compensation and workplace demands.

•        This development has already led to major layoffs across most domestic manufacturers, most notably with Stellantis, Ford and General Motors. Higher wage costs could lead to long-term profit declines.

•        However, Tesla workers are not union members; the industry leader might not face the same wage hikes and cost pressures as competitors, enabling potential profit expansion.

Key External Drivers

1.    Crude oil and gas prices directly correlate to demand for hybrid and electric cars; consumers often drive more when prices are low, leading to higher replacement rates. Similarly, consistently high crude oil prices often encourage consumers to switch to more fuel-efficient models, like hybrid and electric vehicles. Falling crude oil prices will pose a minor threat to hybrid and electric vehicle manufacturers.

2.    Consumer confidence drives demand for new and used vehicles. Weak consumer confidence discourages more expensive purchases, limiting demand for new hybrid and electric vehicles. Rebounding consumer confidence will present new opportunities for hybrid and electric vehicle manufacturers despite the metric’s volatility through the current period.

Annex D-2-7

3.    Most automobile manufacturers hybrid and electric vehicles through affiliate car dealerships. New car dealers have increasingly demanded hybrid and electric vehicles based on shifting consumer preferences for eco-friendly and cost-effective driving. The financial crisis took a toll on dealers and many companies had trouble finding funds to stock their showrooms.

4.    The trade-weighted index (TWI) measures the strength of the US dollar compared with its closest trading partners. When the TWI appreciates, the cost of US-produced goods increases, making domestic exports relatively more expensive on global trade markets. A strong TWI can cause buyers to shift to foreign producers, slashing demand.

Key Success Factors

1.    Strong supply chain links: Close relationships with suppliers and good distribution channels are important. Manufacturers need to be able to access parts on a timely basis to ensure the smooth flow of production. Operators need good distribution channels to minimize supply chain interruptions.

2.    Use of most efficient work practices: Good industrial relations through a motivated work force ensure the smooth running of a production plant. Work stoppages can be costly to industry players, and good industrial relations can hedge manufacturers against that type of risk.

3.    Access to the latest available and most efficient technology and techniques: The degree of investment in technological improvements and product development is important. In the current environment, the development of fuel-efficient, hybrid and alternative-fuel vehicles is crucial for competitive purposes.

4.    Ability to expand and curtail operations rapidly in line with market demand: Industry players that respond to market signals will likely be competitive. This factor is evidenced by the high acceptance of a few of the industry’s hybrid models.

Industry Outlook

Through 2029, revenue is forecast to increase a CAGR of 8.9%, with profit creeping upward to 10.9% of revenue.

Research and development will drive growth

•        Manufacturers will continue to pour money into battery manufacturing to create lower-cost and longer-lasting EV and HEV batteries. Manufacturers hope to create less expensive electric models, enabling them to attract lower-income buyers and expand market reach.

•        Companies will also experiment with lighter materials for car bodies, increasingly opting for aluminum rather than carbon steel. This switch will aid battery lifespan.

•        Some manufacturers will also focus on new technologies, like autonomous driving and head-up displays (HUDs), leading to extensive partnerships with research universities and technology companies, especially semiconductor manufacturers. These advancements will create new opportunities for advanced start-ups, especially in luxury markets.

•        Some manufacturers will also integrate artificial intelligence and other automation techniques to cut costs, improve operational efficiency and streamline design processes. Even so, unions have limited automation and AI implementation.

International manufacturers will pose a major threat

•        Tesla has historically had a clear advantage in the fully electric markets as an early-mover. However, other manufacturers have caught up and surpassed the EV giant through the current period.

•        Many economy and luxury producers, ranging from Honda and Toyota to BMW and Porsche, have released hybrid and electric vehicles across the price spectrum to compete directly with Tesla and open new markets.

Annex D-2-8

•        While many of these brands also have facilities in the United States, this trend will contribute to mounting exports from Japan, South Korea and Germany. The rise of German EVs will also limit domestic manufacturers’ penetration into EU markets. Even so, many producers will continue to take advantage of tax breaks, rebates and other government programs that encourage vehicle assembly in the United States.

•        Similarly, BYD, a Chinese brand, has emerged as a strong contender for top EV brand. The company has developed strong footholds in Asia, with BYD accounting for more than 90.0% of EV sales in China and limiting exports to Asia-Pacific. The US is considering more extensive tariffs on Chinese automobiles to prevent BYD, NIO and other Chinese brands from flooding domestic markets.

Improving economic conditions will support growth

•        A strong economic outlook will create robust growth for hybrid and electric vehicle manufacturers. Most consumers finance automobile purchases with short-term loans. High interest rates and rampant inflation at the end of the current period made auto loans daunting for most consumers. Consumers will take advantage of falling loan rates or lease vehicles at lower rates.

•        Climbing consumer confidence, greater spending and strong disposable income will also encourage individuals to trade up to more expensive and luxurious vehicles, boosting revenue and profit.

•        Similarly, people will travel more, hastening vehicle fleet replacement cycles. Consumers will purchase more EVs and hybrids as manufacturers expand vehicle sustainability portfolios. Rental and taxi companies will also purchase new vehicles to replace outdated models more frequently.

Manufacturers will benefit from rapidly expanding market acceptance

•        Consumer sentiment will increasingly favor sustainability through the outlook period, leading to greater market acceptance for hybrid and electric vehicles, especially as prices steadily decline and companies deliver “economy” models to pair with luxury offerings.

•        Continued tax credits and rebates will pile onto lower prices, creating a significantly wider addressable consumer base. Most tax credits for electric vehicles will extend through the outlook period to 2032.

•        Similarly, infrastructure spending for charging stations will alleviate major consumer concerns regarding charging accessibility and easy and inexpensive access to electricity. Even so, charging infrastructure will

Heavy Duty Truck Manufacturing7

Industry Performance

Global heavy-duty truck manufacturing’s revenue has been falling at a CAGR of 5.0% over the past five years, including an estimated 1.7% growth in the current year, and is expected to total $345.7 billion in 2023, with profit set to reach 6.9%.

Volatile commodity prices influence profitability

•        Steel and aluminum prices, two major components in truck production, have been volatile and increased during the period.

•        When these costs rise, manufacturing costs also increase, hurting profit.

BRIC nations’ performance is vastly different from that of developed countries

•        Most trucks manufactured in BRIC countries are for domestic use or are exported to other emerging economies.

•        The COVID-19 pandemic led to economic effects of varying degrees globally, with Brazil, India and Russia experiencing sharp economic contractions in 2020.

____________

7        IBISWorld Industry Report C2532-GL, Global Heavy Duty Truck Manufacturing, September 2023.

Annex D-2-9

•        While China suffered somewhat, the zero-covid policy contributed to lower productivity during the lockdown period, decreasing its contribution to the industry.

•        Aside from COVID-19, the Ukraine-Russian war reduced Russia’s production volume, contributing to lower industry revenue.

The industry has been characterized by high merger and acquisition activity

•        Consolidation increased as companies realized the benefits of merging, which include sharing technology, increasing market share, and gaining access to new markets.

•        The industry is also highly regulated, and standards and laws differ from country to country, which makes it difficult for manufacturers to enter new markets.

•        Mergers and acquisitions allow companies to enter markets they would not be able to enter on their own, causing barriers to entry and creating more challenging conditions.

Key External Drivers

1.    Global per capita income: Increased disposable income in 2023 will encourage consumers to purchase more goods, meaning businesses must invest in more trucks to transport these goods.

2.    GDP of the BRIC nations: The BRIC nations, which include Brazil, Russia, India, and China, represent emerging economies with rapidly expanding industrial capacities. Decreased expansion and construction in these countries in 2023 will lead to falling demand for heavy-duty trucks, posing a potential threat to the industry.

3.    Regulation for the global heavy duty truck manufacturing industry: The industry is sensitive to environmental and fuel-efficiency policies. Regulation for the Global Heavy-Duty Truck Manufacturing industry is expected to increase in 2023.

4.    World price of crude oil: Lower oil prices in 2023 will support demand for newly manufactured heavy-duty trucks because the cost of owning and operating such vehicles falls.

5.    Industrial production index of OECD countries: When the industrial production index of OECD countries rises in 2023, truck and bus manufacturers typically benefit, representing a potential opportunity for the industry.

Key Success Factors

1.    Effective cost controls: Close relationships with component suppliers and good distribution channels assist in controlling supply and demand chains, which is integral to success.

2.    Use of most efficient work practices: Strong industrial relations can be achieved through a motivated workforce. It is important for an industry operator to motivate its employees through appropriate rewards and empowerment to lead to work practices that embrace efficiency and innovation.

3.    Access to the latest available and most efficient technology and techniques: The degree of investment in technological improvements and product development is important for success. To succeed, investment in technology and research and development is essential.

4.    Optimum capacity utilization: The ability to downsize quickly during periods of declining demand requires flexibility and is important for success.

5.    Adaptability of operations to comply with social distancing protocols: Many companies temporarily suspended operations in their factories at the height of the COVID-19 (coronavirus) pandemic to mitigate the spread of the virus. Factories have since reopened and have adjusted their production lines.

Annex D-2-10

Industry Outlook

The Global Heavy-Duty Truck Manufacturing industry’s revenue is expected to grow at a CAGR of 2.5% to $390.4 billion over the five years to 2028, when profit is estimated to climb to 7.0%.

The future of BRIC nations determines industry growth

•        BRIC governments have invested in transport infrastructure, such as road networks, which support demand for freight services.

•        After a period of solid growth, the BRIC countries, except India, have experienced an economic slowdown. For example, China’s economy in 2019 was the weakest it had been since 1990.

•        While China and India experienced solid economic recovery in 2021, Brazil and Russia endured subdued growth.

•        Given that China and India have the two largest markets out of these countries, demand for new trucks will likely rise.

•        Much of the future economic growth for China depends on future trade policies with the United States, which are challenging to forecast.

•        Growth potential in other low-cost economies in Eastern Europe and South America will augment industry revenue.

The potential growth of electric vehicles attracts new entrants

•        The complex supply chain networks of many globalized industries will likely lead to a rise in freight levels, which will benefit the industry.

•        While major companies dominate the global market, new start-ups will enter the industry to capitalize on the shift to electric vehicles and autonomous driving.

•        The newly joined workers will be more skilled as companies increase their robotic automation capabilities to improve profitability.

•        Companies will no longer contend with the anomalous effects of the coronavirus pandemic on industry profitability.

Innovative technologies will likely drive the industry

•        Industry manufacturers have increased research and development investment to bring nascent autonomous trucks to market.

•        Autonomous trucks will likely first be sold commercially in lower risk driving environments, such as mines, where routes are predetermined, and roads are not open to the public.

•        Downstream markets will invest in these technologies to improve safety and productivity while reducing labor costs, especially in high-cost countries.

•        Electric heavy-duty trucks will likely become more common as companies seek to reduce greenhouse gas emissions and fuel costs.

•        Daimler AG’s Freightliner brand recently built its first two all-electric semi-trucks in August 2019, while Tesla will also launch an electric semi-truck model in 2023.

•        As more companies focus on electric trucks as technology improves, price-based and fuel-efficiency-based competition will increase.

Annex D-2-11

Appendix C: Company Overview

Finnovate Acquisition Corp.

Company Background8

Finnovate Acquisition Corp. (“Finnovate”) does not have significant operations. Finnovate focuses on effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities. Finnovate was incorporated in 2021 and is based in George Town, the Cayman Islands.

Scage International Limited9

Company Background

Founded in 2019, Scage International Limited (“Scage”) is an integrated solution provider of zero-emission new energy heavy commercial vehicles and upstream hydrogen production. Scage has completed the design, production and testing of a variety of new energy commercial vehicles, mainly covering scenarios for logistics, mining, and ports, with major customers including China Merchants State Grid, Hengyang Steel, Shenhua Group, and China Building Materials.

Investors include Jiuhe Ventures, Hanergy Ventures, Amazing Blue Capital, Orient Capital, Purple Peak Capital, Angel Bay Ventures, Taiming Capital, Manjing Hua, INP Bojak Capital, and Temasek Yi Feng.

Key Team Members

Chao Gao—Founder, CEO

•        Founder and CTO of Yueboo

•        17 years of experience in the new energy vehicle industry

•        Ph.D. at Nanjing University of Aeronautics and Astronautics

Dr. Qinghua Zeng—Co-founder

•        27 years of experience in the automotive industry

•        Doctor of Vehicle Engineering, Senior Engineer, Tongji University

Dr. Yoshio Onuma—Head of Engineer (Fuel cell)

•        Research and development of the electrolytic cell in the high-temperature electrolysis of water for hydrogen production has deep technical accumulation

____________

8        Business description obtained from S&P Capital IQ.

9        Information obtained from board presentations.

Annex D-2-12

Products

The following is a product comparison of the fuel cell electric vehicles on the market.

Brand
Name	Galaxy II	TRE FCEV	Hypertruck ERX
Stage	Mass production	Mass production	Complete vehicle: in production Parts: Mass production
Range (km)	2,000	805	1,610
Payload (ton)	38	/	21
Battery Capacity (kWh)	100.9	753	/

The following is a product comparison of the battery electric vehicles on the market.

Brand
Name	Andromeda	TRE BEV	eActros	Semi
Stage	Mass production	Cumulative production: 125 Cumulative delivery: 111	Production & sales begin in H2 2023	First deliveries in December 2022
Range (km)	400	531	351	644
Payload (ton)	75	24	10	37
Battery Capacity (kWh)	254	733	336 – 448	/

The following is a product comparison of the hydrogen-electric hybrid vehicles on the market.

Brand
Name	Galaxy III	Nikola One	Karno	Class8
Stage	In R&D	Launched in 2016, not in production	In R&D	Available for purchase
Range (km)	/	1,932	/	684
Payload (ton)	/	/	/	/
Battery Capacity (kWh)	/	320	/	110

Annex D-2-13

Historical Financial Review

We reviewed Scage’s unaudited financial statements for the years ended June 30, 2022 and June 30, 2023, along with the 6-months ended December 31, 2023. The financial statements were prepared in US dollars and Chinese Yuan Renminbi.

Historical Income Statements

Scage reported revenue of ¥1.8 million in FY2022, growing to ¥23.5 million in the 6-months ended December 31, 2023. Scage reported cost of goods sold of ¥4.2 million in FY2022, growing to ¥16.2 million in the 6-months ended December 31, 2023. Scage reported a gross profit of ¥7.3 million in the 6-months ended December 31, 2023. Scage’s 6-months ended December 31, 2023 operating expenses consisted of ¥4.0 million in sales costs, ¥12.2 million in general & administrative costs, and ¥7.2 million in research & development.

Historical Balance Sheet

As of December 31, 2023, Scage reported ¥67.9 million in total assets, ¥81.2 million in total liabilities, and -¥13.3 million in total equity. Scage’s current assets exceeded its current liabilities, excluding cash and debt, by ¥21.7 million as of December 31, 2023. Scage’s total debt was ¥59.8 million as of that date.

Annex D-2-14

Appendix D: Valuation Methodology

There are three conceptually distinct methodologies that can be applied to determine the fair market value of a business or asset: (a) the income approach, (b) the market approach and (c) the cost approach. Each of these generally accepted valuation methodologies is considered in the appraisal process and are more or less relevant given the nature of the business and the observable data used to apply the method.

Valuation Approaches

Income Approach

The income approach quantifies the present value of anticipated future income generated by a business or an asset. Forecasts of future income require analyses of variables that influence income, such as revenues, expenses, and taxes. One form of the income approach, the discounted cash flow (DCF) analysis, defines future economic income as net cash flow and takes into account not only the profit-generating abilities of a business but also the investment in capital equipment and working capital required to sustain the projected net cash flow. The forecasted net cash flow is then discounted to present value using an appropriate rate of return or discount rate. The income approach is unique in its ability to account for the specific contribution to the overall value of various factors of production.

Market Approach

The market approach considers the implied pricing in third-party transactions of comparable businesses or assets. Transactions are analyzed in order to identify pricing patterns or trends that can be used to infer value on the subject business or asset. Adjustments are made to the transaction data to account for relative differences between the subject and the comparable transactions. The primary strength of the market approach is that it offers relatively objective pricing evidence from the market at large and, aside from certain adjustments to the transaction data, requires few assumptions to be made. The market approach is most applicable to highly homogeneous assets or businesses for which a ready market exists.

Cost Approach

The cost approach considers replacement cost as the primary indicator of value. The cost approach is based on the reasoning that a prudent investor would not pay more for the subject business or an asset than the cost to the investor to replace or re-create it. Historical cost data is often used to indicate the current cost of replacement or re-creation, with certain adjustments made for physical deterioration or obsolescence. Like the market approach, the cost approach makes few assumptions compared to the income approach, but the primary limitation inherent in the cost approach is its inability to capture the value of many categories of intangible assets.

Conclusion

The income and market approaches were utilized to arrive at a conclusion of value for Scage’s equity. The income approach directly measures the value of a company by estimating the expected cash flows derived from the business. The market approach provides an indication of value of a company’s shares by observing the market value of guideline companies based on various pricing measures or transactions. We utilized the guideline public company method under the market approach. We did not utilize the transaction approach since Scage has yet to generate significant revenue, and forward multiples are not readily available for transactions. The cost approach was considered and rejected for the valuation of the companies because this approach tends to misstate the fundamental economic value of an ongoing business enterprise.

Annex D-2-15

Appendix E: Scage International Limited (“Scage”) Valuation

Income Approach—Discounted Cash Flow Method

We developed a DCF model to arrive at Scage’s market value of invested capital (MVIC) as of the Valuation Date. The DCF method first projects the cash flow the business is expected to produce over a discrete period. Then, each discrete cash flow is discounted to present value at a rate that reflects the risk of receiving that amount at the time anticipated in the projection. To better reflect these projections, items such as revenue, operating costs, capital expenses, and working capital were forecasted. These projections were used to determine the net cash flow generated by the business, which was then discounted to the present value, using an appropriate discount rate. Total outstanding debt, if any, was then subtracted from the MVIC to arrive at the value of equity.

Projected Income Statements

Management provided financial projections for the years ending June 30, 2024 through June 30, 2027. We assessed the reasonability of these financial projections by reviewing the projected financial performance of Scage’s competitors, as available, for 2023 through 2025. Ultimately, we relied upon Management’s projections for the valuation.

The following chart presents unit sales by product throughout the forecast period.

Prices for each product are presented in the following table. Prices were projected to remain constant throughout the forecast.

Annex D-2-16

Based on these assumptions, we projected revenue to grow from ¥70.7 million in FY2024 to ¥6,779.5 million in FY2027. The following chart presents Scage’s projected revenue throughout the forecast.

Cost of goods sold (COGS) varied by product and was projected to decrease as a percentage of revenue over time. The following table presents the projected gross margins for FY2027.

Scage’s gross margin was projected to be 29.8% in FY2024, declining each year thereafter to 21.7% in FY2026. The following chart presents the projected gross profit and margin.

Annex D-2-17

Operating expenses were segregated into four categories: (1) taxes & fees, (2) sales cost, (3) general & administrative, (4) research & development. Operating expenses were projected based on a percentage of revenue. In aggregate, operating expenses were projected to decrease from 70.9% of revenue in FY2024, to 14.7% of revenue in FY2027.

These projections resulted in an EBITDA margin of -41.0% in FY2024, increasing to 7.0% in FY2027. This is consistent with industry data reviewed and the guideline companies. Projected EBITDA and EBITDA margins are presented in the following chart.

Projected revenue is presented in Schedule B.1 and projected expenses in Schedule B.2. Scage’s projected income statements are presented in Schedule B.3.

Projected Balance Sheets

Capital expenditures were projected to be ¥280 million in FY2025, ¥200 million in FY2026, and ¥200 million in FY2027.

Working capital was projected based on a review of industry ratios. Working capital was projected to grow to 8.9% of revenue in FY2027.

Scage’s projected working capital inputs are presented in Schedule B.4. Scage’s projected capital expenditures are presented in Schedule B.6. and Scage’s projected balance sheets are presented in Schedule B.5.

Tax Rate

Scage qualifies for China’s reduced corporate income tax rate of 15.0%. Additionally, Scage will benefit from China’s “super deduction,” which allows corporations to further reduce taxable income by 200.0% of the research & development (R&D) spend in the given year.10 Scage’s tax calculations are presented in Schedule B.7.

Weighted Average Cost of Capital

In determining an indication of value utilizing the discounted cash flow model, we derived a weighted average cost of capital (WACC) for Scage. The WACC is intended to approximate the required rate of return of Scage’s operating assets. Two components of the WACC calculation are the firm’s cost of equity capital and the firm’s cost of debt.

____________

10      PricewaterhouseCoopers, Tax Summaries - China, June 28, 2023.

Annex D-2-18

Cost of Equity

A firm’s cost of equity capital, Ke, is the expected, or required, rate of return on the firm’s common stock. We reviewed the 2023 Pepperdine Private Capital Markets Report to determine the cost of equity. The Pepperdine Report surveys investors on their required rates of return for varying investment types and company stages. Based on Scage’s condition and prospects as of the Valuation Date, as well as the projected financial statements, we selected a required rate of return of 30.0%.

Cost of Debt

We determined the cost of debt based on the Moody’s Baa rate as of the valuation date plus 600 basis points, or 11.5%.

Conclusion—Weighted Average Cost of Capital

The WACC calculation is a function of the cost of capital components and the capital structure of Scage and its industry. The equation used for the calculation of the WACC is presented as follows:

	Ko =	We × Ke + Wd × Kd × (1-Tm)
where
	Ko =	the weighted average cost of capital
	We =	the proportion of equity in the capital structure
	Ke =	the cost of equity
	Wd =	the proportion of debt in the capital structure
	Kd =	the pretax cost of debt
	Tm =	the marginal tax rate for a C corporation

We based the capital structure estimates on the median of the guideline companies’ debt to capital ratio.

Based on these determinations, the weighted average cost of capital was determined as:

[80.0% × 30.0%] + [20.0% × 11.5% × (1 - 15.0%)] = 26.0% (rounded)

Schedule B.8 shows the details of the WACC calculation, Schedule B.9 shows the details of the Stub Cash Flow Calculation, and Schedule B.10 presents the discounted cash flow calculations.

Conclusion—Income Approach Analysis

Based on the forecasts and methodologies presented in this analysis, the income approach indicated an enterprise value of ¥5.6 billion on a controlling, marketable interest basis for Scage as of the Valuation Date.

Market Approach—Guideline Public Company Method

The first step in performing the guideline public company analysis was the identification and selection of comparable companies. To be included in our guideline sample, companies had to be engaged in the same or similar line of business as Scage as of the Valuation Date. The second criterion was that the comparable companies face similar industry and economic risks.

Based on our examination of the industry, our discussions with Management, and our search from the S&P Capital IQ database, we identified the following companies:

1.    Heavy Next Gen Truck OEMs

a.    Nikola Corporation (NasdaqGS: NKLA)

b.    Hyliion Holdings Corp. (NYSE: HYLN)

c.    Hyzon Motors Inc. (NasdaqGS: HYZN)

Annex D-2-19

2.    Electric Vehicle OEMs

a.    Tesla, Inc. (NasdaqGS: TSLA)

b.    NIO Inc. (NYSE: NIO)

c.    Lucid Group, Inc. (NasdaqGS: LCID)

d.    Rivian Automotive, Inc. (NasdaqGS: RIVN)

3.    Truck Component Suppliers

a.    Cummins Inc. (NYSE: CMI)

b.    Allison Transmission Holdings, Inc. (NYSE: ALSN)

4.    Truck OEMs

a.    AB Volvo (OM: VOLV B)

b.    PACCAR Inc (NasdaqGS: PCAR)

c.    Traton SE (XTRA: 8TRA)

Using the most recently filed financial statements of the selected guideline companies as of the Valuation Date, we compiled a summary their historical financial performance and projected financial performance and calculated their enterprise value and the following valuation multiples:

•        Enterprise Value to Sales (EV/S),

•        Enterprise Value to 2023 Sales (EV/’23 S),

•        Enterprise Value to 2024 Sales (EV/’24 S),

•        Enterprise Value to 2025 Sales (EV/’25 S),

•        Enterprise Value to 2026 Sales (EV/’25 S),

The compiled information and these calculations are presented in Schedule C.1.

Based on this analysis, we established a relative basis for comparison between the guideline public companies and Scage. We determined the low and high end of the range and calculated the mean and median of the pricing multiples of the comparable companies. Due to Scage’s current life-cycle stage and high projected growth, we determined that the EV/’25 S multiples were appropriate to conclude a value of Scage. The EV/’25 S multiples ranged from 0.7x to 5.3x with a median of 1.5x. We selected an EV/’25 S multiple of 2.0x, for application to Scage. After applying this multiple, adjusting for cash and debt, and adding a control premium of 16.0%, we calculated an enterprise value of ¥5.9 billion on a controlling, marketable interest basis.

Conclusion—Guideline Public Company Method

Based on the analysis and procedures described herein, it is our opinion that the enterprise value of Scage, on a controlling, marketable basis, can be reasonably stated as ¥5.9 billion. The analysis is presented in Schedule C.2.

Annex D-2-20

Conclusion of Value

We utilized the discounted cash flow method under the income approach and the guideline company method under the market approach to derive conclusions of the value for Scage on a control, marketable interest basis. We weighed each method equally. The conclusion of enterprise value is presented in the following table and in the Summary Schedule.

Annex D-2-21

Appendix F: Assumptions and Limiting Conditions

This Fairness Opinion prepared by ValueScope, Inc. (“ValueScope”) is subject to and governed by the following Assumptions and Limiting Conditions and other terms, assumptions and conditions contained in the engagement letter.

Limitation on Distribution and Use

The Fairness Opinion, the conclusion of fairness, and the prospective financial analyses included therein are intended solely for the information of the person or persons to whom they are addressed and solely for the purposes stated, they should not be relied upon for any other purpose, and no party other than the Partnership may rely on them for any purpose whatsoever. Neither the Fairness Opinion, nor its contents, nor any reference to the appraiser or ValueScope, may be referred to or quoted in any registration statement, prospectus, offering memorandum, sales brochure, other appraisal, loan or other agreement or document given to third parties without our prior written consent. In addition, except as set forth in the Fairness Opinion, our analysis and Fairness Opinion are not intended for general circulation or publication, nor are they to be reproduced or distributed to third parties without our prior written consent; provided, however, that if ValueScope fails to inform the Company whether ValueScope will provide such consent within five (5) business days after receiving the Company’s request thereof, then ValueScope’s consent shall be deemed conclusively to have been provided without any further action by the Partnership or ValueScope.

No change of any item in this Fairness Opinion shall be made by anyone other than ValueScope, and we shall have no responsibility for any such unauthorized change. The Fairness Opinion may not be used in conjunction with any other appraisal or study. The conclusion(s) stated in this appraisal is based on the program of utilization described in the Fairness Opinion and may not be separated into parts. The Fairness Opinion was prepared solely for the purpose, function and party so identified in the Fairness Opinion. The Fairness Opinion may not be reproduced, in whole or in part, and the conclusions may not be utilized by a third party for any purpose, without the express written consent of ValueScope.

As required by new U.S. Treasury rules, we inform you that, unless expressly stated otherwise, any U.S. federal tax advice contained in this Fairness Opinion, including attachments, is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding any penalties that may be imposed by the Internal Revenue Service.

Purpose of Fairness Opinion

This Fairness Opinion was prepared for the sole purpose of reviewing the Transaction. Our conclusion of fairness does not extend to any managerial decisions which occurred pre- or post-transaction.

Operational Assumptions

Unless stated otherwise, our analysis (i) assumes that, as of the valuation date, the Company and its assets will continue to operate as configured as a going concern, (ii) is based on the past, present and future projected financial condition of the Partnership and its assets as of the valuation date, and (iii) assumes that the Company has no undisclosed real or contingent assets or liabilities, other than in the ordinary course of business, that would have a material effect on our analysis.

We did not make an onsite visit to the Company’s facilities.

Competent Management Assumed

It should be specifically noted that the Fairness Opinion assumes the Company will be competently managed and maintained over the expected period of ownership. This Fairness Opinion does not entail an evaluation of management’s effectiveness, nor are we responsible for future marketing efforts and other management or ownership actions upon which actual results will depend.

Annex D-2-22

No Obligation to Provide Services after Completion

Valuation assignments are accepted with the understanding that there is no obligation to furnish services after completion of this engagement. If the need for subsequent services related to a valuation assignment (e.g., including testimony, preparation for testimony, other activity compelled by legal process, updates, conferences, reprint or copy services, document production or interrogatory response preparation, whether by request of the Company or by subpoena or other legal process initiated by a party other than the Company) arises, special arrangements for such services acceptable to ValueScope must be made in advance. ValueScope reserves the right to make adjustments to the analysis, opinion and conclusion set forth in the Fairness Opinion as we deem reasonably necessary based upon consideration of additional or more reliable data that may become available.

In all matters that may be potentially challenged by a Court or other party, we do not take responsibility for the degree of reasonableness of contrary positions that others may choose to take, nor for the costs or fees that may be incurred in the defense of our recommendations against challenge(s). We will, however, retain our supporting work papers for your matter(s), and will be available to assist in defending our professional positions taken, at our then current rates, plus direct expenses at actual, and according to our then current Standard Professional Agreement.

No Opinion is Rendered as to Legal Fee or Property Title

No opinion is rendered as to legal fee or property title. No opinion is intended in matters that require legal, engineering, or other professional advice that has been or will be obtained from professional sources.

Liens and Encumbrances

ValueScope will give no consideration to liens or encumbrances except as specifically stated. We will assume that all required licenses and permits are in full force and effect, and we make no independent on-site tests to identify the presence of any potential environmental risks. We assume no responsibility for the acceptability of the valuation approaches used in our Fairness Opinion as legal evidence in any particular court or jurisdiction.

Information Provided by Others

Information furnished by others is presumed to be reliable; no responsibility, whether legal or otherwise, is assumed for its accuracy and cannot be guaranteed as being certain. All financial data, operating histories and other data relating to income and expenses attributed to the business have been provided by management or its representatives and have been accepted without further verification except as specifically stated in the Fairness Opinion.

Prospective Financial Information

Fairness opinions may contain prospective financial information, estimates or opinions that represent reasonable expectations at a particular point in time, but such information, estimates or opinions are not offered as forecasts, prospective financial statements or opinions, predictions or as assurances that a particular level of income or profit will be achieved, that events will occur or that a particular price will be offered or accepted. Actual results achieved during the period covered by our prospective financial analysis will vary from those described in our Fairness Opinion, and the variations may be material.

Any use of Management’s projections or forecasts in our analysis will not constitute an examination, review, or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (AICPA). We will not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines.

Regulatory and Environmental Considerations

The Fairness Opinion assumes all required licenses, certificates of occupancy, consents, or legislative or administrative authority from any local, state, or national government, or private entity or organization have been or can be obtained or reviewed for any use on which the opinion contained in the Fairness Opinion are based.

Annex D-2-23

ValueScope is not an environmental consultant or auditor, and it takes no responsibility for any actual or potential environmental liabilities. Any person entitled to rely on this Fairness Opinion, wishing to know whether such liabilities exist, or the scope and their effect on the value of the property, is encouraged to obtain a professional environmental assessment. ValueScope does not conduct or provide environmental assessments and has not performed one for the subject property.

ValueScope has not determined independently whether the Partnership is subject to any present or future liability relating to environmental matters (including, but not limited to CERCLA/Superfund liability) or the scope of any such liabilities. ValueScope’s valuation takes no such liabilities into account, except as they have been reported to ValueScope by the Company or by an environmental consultant working for the Company, and then only to the extent that the liability was reported to us in an actual or estimated dollar amount. Such matters, if any, are noted in the Fairness Opinion. To the extent such information has been reported to us, ValueScope has relied on it without verification and offers no warranty or representation as to its accuracy or completeness.

Unless otherwise stated, no effort has been made to determine the possible effect, if any, on the subject business due to future federal, state, or local legislation, including any environmental or ecological matters or interpretations thereof.

ValueScope has not made a specific compliance survey or analysis of the subject property to determine whether it is subject to, or in compliance with, the American Disabilities Act of 1990, and this valuation does not consider the effect, if any, of noncompliance.

ValueScope expresses no opinion for matters that require legal or other specialized expertise, investigation, or knowledge beyond that customarily employed by business appraisers.

Indemnification by the Company

The following indemnifications apply only to the extent that any losses, claims, damages, judgments, or liabilities are not caused by fraud, bad faith, gross negligence, or willful malfeasance on the part of ValueScope.

The Company agrees to indemnify and hold harmless ValueScope, and its respective principals, affiliates, agents, and employees (“Indemnified Party”) against any losses, claims, damages, judgments, or liabilities arising out of or based upon any professional advisory services rendered pursuant to this agreement. Furthermore, the Company agrees to indemnify ValueScope and any Indemnified Party against any losses, claims, damages, judgments, or liabilities incurred as a result of a third party initiating a lawsuit against any Indemnified Party based upon any consulting services rendered to the Partnership pursuant to this agreement. In consideration for this indemnification agreement, ValueScope will provide professional advisory services.

The Company agrees to reimburse ValueScope and any Indemnified Party for any necessary and reasonable expenses, attorneys’ fees or costs incurred in the enforcement of any part of the indemnity agreement 30 days after receiving written notice from ValueScope.

The obligations of ValueScope under this agreement are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person in ValueScope shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

Annex D-2-24

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of directors and officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime.

Under the PubCo A&R M&A that will become effective immediately prior to the completion of Business Combination, to the fullest extent permissible under Cayman Islands law every director and officer of our company shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer of our company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.     Exhibits and Financial Statements Schedules(a) Exhibits.

Exhibit Number	Description
2.1

Business Combination Agreement, dated as of August 21, 2023, by and among Finnovate Acquisition Corp., Scage Future, Hero 1, Hero 2 and Scage International Limited (included as Annex A-1 to this proxy statement/prospectus)

2.2

First Amendment to the Business Combination Agreement, dated as of June 18, 2024, by and among Finnovate Acquisition Corp., Scage Future, Hero 1, Hero 2 and Scage International Limited (included as Annex A-2 to this proxy statement/prospectus)

2.3

Second Amendment to the Business Combination Agreement, dated as of October 31, 2024, by and among Finnovate Acquisition Corp., Scage Future, Hero 1, Hero 2 and Scage International Limited (included as Annex A-3 to this proxy statement/prospectus)

3.1†	Memorandum and Articles of Association of Scage Future, as currently in effect
3.2	Form of Amended and Restated Memorandum and Articles of Association of Scage Future (included as Annex C to this proxy statement/prospectus)
3.3	Amended and Restated Certificate of Incorporation of Finnovate (incorporated by reference to Exhibit 3.1 of Finnovate’s Current Report on Form 8-K filed with the SEC on November 8, 2021)
3.4	First Amendment to Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 of Finnovate’s Current Report on Form 8-K filed with the SEC on May 24, 2023)
3.5

Second Amendment to the Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 of Finnovate’s Current Report on Form 8-K filed with the SEC on May 8, 2024)

3.6

Third Amendment to the Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 of Finnovate’s Current Report on Form 8-K filed with the SEC on November 12, 2024)

4.1†	Specimen American Depositary Receipt (included in Exhibit 4.2)
4.2†

Form of Deposit Agreement among PubCo, the depositary named therein, and holders and beneficial owners of American Depositary Shares issued thereunder which may be evidenced by American Depositary Receipts

4.3	Specimen Unit Certificate of Finnovate (incorporated by reference to Exhibit 4.1 of Finnovate’s Registration Statement on Form S-1 filed with the SEC on October 15, 2021)
4.4	Specimen Class A Ordinary Share Certificate of Finnovate (incorporated by reference to Exhibit 4.2 of Finnovate’s Registration Statement on Form S-1 filed with the SEC on October 15, 2021)
4.5	Specimen Warrant Certificate of Finnovate (incorporated by reference to Exhibit 4.3 of Finnovate’s Registration Statement on Form S-1 filed with the SEC on October 15, 2021)

Exhibit Number	Description
4.6†	Specimen Ordinary Share Certificate of PubCo
4.7†	Specimen Warrant Certificate of PubCo
4.8

Warrant Agreement, dated November 8, 2021, between Finnovate and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of Finnovate’s Current Report on Form 8-K filed with the SEC on November 8, 2021)

4.9

Form of Assignment, Assumption and Amendment to Warrant Agreement to be entered into by and among Finnovate Acquisition Corp., Scage Future and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.7 of Finnovate’s Current Report on Form 8-K filed with the SEC on August 25, 2023)

4.10†	Acting-in-concert agreement
4.11†	Assignment, Assumption and Amendment to Warrant Agreement dated October 18, 2024 by and among Finnovate Acquisition Corp., Scage Future and Continental Stock Transfer & Trust Company
5.1†	Opinion of Ogier as to the validity of the PubCo Ordinary Shares to be issued
5.2†	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation as to the validity of the warrants to be issued by PubCo
8.1†	Form of opinion of Ellenoff Grossman & Schole LLP as to certain tax matters
10.1

Investment Management Trust Agreement, dated November 8, 2021, by and between Finnovate and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.2 of Finnovate’s Current Report on Form 8-K filed with the SEC on November 8, 2021)

10.2

Letter Agreement, dated November 8, 2021, by and between Finnovate and its officers, directors and the Sponsor (incorporated by reference to Exhibit 10.1 of Finnovate’s Current Report on Form 8-K filed with the SEC on November 8, 2021)

10.3

Registration Rights Agreement, dated November 8, 2021, between Finnovate and certain security holders (incorporated by reference to Exhibit 10.3 of Finnovate’s Current Report on Form 8-K filed with the SEC on November 8, 2021)

10.4

Administrative Services Agreement dated November 8, 2021 between Finnovate and the Sponsor (incorporated by reference to Exhibit 10.5 of Finnovate’s Current Report on Form 8-K filed with the SEC on November 8, 2021)

10.5

Sponsor Support Agreement, dated as of August 21, 2023, by and among Scage International, Scage Future, Finnovate and the Sponsor (incorporated by reference to Exhibit 10.4 of Finnovate’s Current Report on Form 8-K filed with the SEC on August 25, 2023)

10.6

Form of Shareholder Support Agreement, dated as of August 21, 2023, by and among Finnovate Acquisition Corp., Scage International Limited and the Key Company Shareholders of Scage International Limited (incorporated by reference to Exhibit 10.3 of Finnovate’s Current Report on Form 8-K filed with the SEC on August 25, 2023)

10.7

Form of Key Seller Lock-Up Agreement, dated as of August 21, 2023, by and among Scage International Limited, Scage Future, Finnovate Acquisition Corp. and the Key Company Shareholders of Scage International Limited (incorporated by reference to Exhibit 10.1 of Finnovate’s Current Report on Form 8-K filed with the SEC on August 25, 2023)

10.8

Form of Seller Lock-Up Agreement, dated as of August 21, 2023, by and among Scage International Limited, Scage Future, Finnovate Acquisition Corp. and the certain shareholders of Scage International Limited (incorporated by reference to Exhibit 10.2 of Finnovate’s Current Report on Form 8-K filed with the SEC on August 25, 2023)

10.9

Form of Non-Competition Agreement, dated as of August 21, 2023, by and among Scage Future, Finnovate Acquisition Corp. Scage International Limited, Finnovate Sponsor L.P. and certain shareholders of Scage International Limited (incorporated by reference to Exhibit 10.6 of Finnovate’s Current Report on Form 8-K filed with the SEC on August 25, 2023)

10.10†	Form of Amendment to Registration Rights Agreement
10.11†	Form of Director and Officer Indemnification Agreement
10.12	Promissory Note issued to Sunorange Limited, dated June 2, 2023 (incorporated by reference to Exhibit 10.1 of Finnovate’s Current Report on Form 8-K filed with the SEC on June 5, 2023)
10.13	Joinder to Insider Letter, dated June 2, 2023 (incorporated by reference to Exhibit 10.2 of Finnovate’s Current Report on Form 8-K filed with the SEC on June 5, 2023)
10.14	Form of Indemnity Agreement, dated June 2, 2023 (incorporated by reference to Exhibit 10.3 of Finnovate’s Current Report on Form 8-K filed with the SEC on June 5, 2023)
10.15	Promissory Note issued to Sunorange Limited, dated November 8, 2023 (incorporated by reference to Exhibit 10.1 of Finnovate’s Current Report on Form 8-K filed with the SEC on November 15, 2023)

Exhibit Number	Description
10.16

Investment Agreement dated as of April 27, 2023, by and among Finnovate Acquisition Corp., Finnovate Sponsor, L.P. and Sunorange Limited (incorporated by reference to Exhibit 10.1 of Finnovate’s Current Report on Form 8-K filed with the SEC on May 3)

10.17†	English translation of Strategic Collaboration Agreement entered between Nanjing Scage Auto Technology Co., Ltd. and C&C Trucks Co., Ltd.
10.18†	Amended and Restated Finders Agreement, dated as of October 13, 2024, by and between Finnovate Acquisition Corp. and 3A Partners Limited
10.19	Promissory Note issued to Scage International, dated January 26, 2024 (incorporated by reference to Exhibit 10.1 of Finnovate’s Current Report on Form 8-K filed with the SEC on February 1, 2024)
10.20	Promissory Note, dated May 15, 2024, issued to Finnovate Sponsor, L.P. (incorporated by reference to Exhibit 10.2 of Finnovate’s Quarterly Report on Form 8-K filed with the SEC on May 20, 2024)
10.21†	Form of Subscription Agreement
10.22	Promissory Note issued to Finnovate Sponsor, L.P., dated November 11, 2024 (incorporated by reference to Exhibit 10.1 of Finnovate’s Current Report on Form 8-K filed with the SEC on November 12, 2024)
21.1†	List of subsidiaries of Scage International
23.1*	Consent of Marcum Asia CPAs LLP, an independent registered accounting firm for Scage International
23.2*	Consent of Marcum Asia CPAs LLP, an independent registered accounting firm for Scage Future
23.3*	Consent of Marcum LLP, an independent registered accounting firm for Finnovate
23.4†	Consent of Ogier (included in Exhibit 5.1)
23.5†	Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.2)
23.6†	Consent of Jingtian & Gongcheng
24.1†	Power of Attorney (included on signature page to the initial filing of this Registration Statement)
99.1†	Form of Proxy for the Extraordinary General Meeting
99.2†	Code of Business Conduct and Ethics of Scage Future
99.3†	Consent of Yuanchi Guo to be Named as a Director Nominee of Scage Future
99.4†	Consent of Ziqian Guan to be Named as a Director Nominee of Scage Future
99.5†	Consent of Qiuliang Peng to be Named as a Director Nominee of Scage Future
99.6†	Consent of Kevin Chen to be Named as a Director Nominee of Scage Future
99.7†	Consent of Calvin Kung to be Named as a Director Nominee of Scage Future
99.8†	Consent of Yixian Wang to be Named as a Director Nominee of Scage Future
99.9†	Consent of Frost & Sullivan
99.10†	Consent of ValueScope, Inc.
107*	Filing Fee Table

____________

*        Filed herewith

†        Previously filed

Item 22.     Undertakings

The undersigned registrant hereby undertakes:

•        to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

•        to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•        to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

•        to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

•        that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

•        to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

•        to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (1)(d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•        any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•        any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•        the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•        any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Nanjing, China, on November 19, 2024.

By:	/s/ Chao Gao
Name: Chao Gao
Title: Chairman and chief executive officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on November 19, 2024.

Signature	Title
/s/ Chao Gao	Director and Chief Executive Officer
Chao Gao	(principal executive officer)
*	Chief Financial Officer
Yu Xiang	(principal financial and accounting officer)
*By:	/s/ Chao Gao
Name: Chao Gao
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the co-registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Nanjing, China, on November 19, 2024.

By:	/s/ Chao Gao
Name: Chao Gao
Title: Director and chief executive officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on November 19, 2024.

Signature	Title
/s/ Chao Gao	Director and Chief Executive Officer
Chao Gao	(principal executive officer)
*	Chief Financial Officer
Yu Xiang	(principal financial and accounting officer)
*	Director
Jimin An
*	Director
Yuanchi Guo
*	Director
Ziqian Guan
*	Director
Qiuliang Peng
*	Director
Zhenliang Xie
*	Director
Xiang Long
*	Director
Guanwen Li
*	Director
Yan Huang
*By:	/s/ Chao Gao
Name: Chao Gao
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Scage Future, has signed this registration statement or amendment thereto in New York, on November 19, 2024.

Authorized U.S. Representative
By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice-President on behalf of Cogency Global Inc.